Exhibit 99.1

REGISTRATION DOCUMENT

ISSUER

CELL THERAPEUTICS INC.

Registration Document filed with CONSOB on September 29, 2009, following authorization to the publication thereof communicated by means of CONSOB note no. 9083536 of September 24, 2009

The fulfillment of the publication of this Registration Document does not entail any opinion of CONSOB as to the opportunity of the proposed investment and the merit of the data and information related thereto.

1.1	Risks related to future losses

Cell Therapeutics, Inc., a Washington (U.S.) corporation (the “Company”) was incorporated in 1991 and has incurred a net operating loss every year. As of June 30, 2009, the Company had an accumulated deficit of approximately $1.4 billion. The Company has not declared or paid any dividends on shares of its common stock and does not currently expect to do so in the future.

Please refer to the risk factor in Chapter 4, Paragraph 4.1.1, “Risks related to the Company’s ability to continue its operations, to its financial situation, to future losses and to high costs for raising additional funds” of this Registration Document for more information.

1.2	Risks related to a substantial amount of debt

The Company has a substantial amount of debt outstanding, and its annual interest expense with respect to its debt is significant. The Company does not have any approved drugs on the market and therefore has no significant income from sales to repay its debt or the interest, liquidated damages or other payments with respect to its debt. The net financial indebtedness as of June 30, 2009 was $58.145 million.

Please refer to the risk factor in Chapter 4, Paragraph 4.1.2, “Risks Related to a Substantial Amount of Debt” of this Registration Document for more information.

1.3	Risks related to assets and shareholder deficit

As of June 30, 2009, the Company had a total shareholder deficit of approximately $57.6 million, and total assets of approximately $43.2 million.

Please refer to the risk factor in Chapter 4, Paragraph 4.1.3, “Risks Related to Assets and Shareholder Deficit” of this Registration Document for more information.

1.4	Risks related to undertakings in the 2003 listing prospectus

In the Listing Prospectus filed by the Company in 2003 (the “2003 Listing Prospectus”), the Company stated in Chapter 12, Paragraph 12.6, “Shareholders’ Meetings” that all of the Company’s shareholders would be able to exercise their voting rights pursuant to certain modalities (including by phone or over the Internet), but, due to certain legal restrictions and in spite of the Company’s effort to provide for remedies, such modalities are not available to the Company’s shareholders who hold shares in Italy through Monte Titoli (the “Italian Shareholders”).

Please refer to the risk factor in Chapter 4, Paragraph 4.1.8, “Risks Related to Undertakings in 2003 Listing Prospectus” of this Registration Document for more information.

1.5	Risks related to the voting procedures and delivery of the meeting documentation

Due to certain restrictions under Italian law which prohibit identifying individual Italian Shareholders, the Italian Shareholders may be limited in their ability to receive information about the Company. For example, the Italian Shareholders are generally not able to receive the Company’s shareholder meeting notifications and documents at the Italian Shareholder’s address and to avail themselves of certain voting modalities such as the Internet and phone. These limitations do not apply to the Company’s shareholders who hold their shares in the Company directly or through a U.S. intermediary.

Please refer to the risk factor in Chapter 4, Paragraph 4.1.13, “Risks Related to the Voting Procedures and Delivery of the Meeting Documentation” of this Registration Document for more information.

1.6	Risks related to the Company’s ability to continue its operations and financial situation of the Company

The Company’s independent registered public accounting auditor has included an explanatory paragraph in their audit reports on the Company’s December 31, 2008 and 2007 consolidated financial statements and in their limited review report on the Company’s financial statements concerning the six-month period ended June 30, 2009, regarding its substantial doubt as to the Company’s ability to continue as a going concern. This may have a negative impact on the trading price of the Company’s common stock and as a result, the Company may have a difficult time obtaining necessary financing.

Net financial indebtedness

The following table reports the estimated and unaudited net debt financial indebtedness of the Company as of June 30, 2009, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion).

NET FINANCIAL STANDING
JUNE 30, 2009
(IN THOUSANDS US DOLLARS)
CASH AND CASH EQUIVALENTS	11,980
LONG TERM OBLIGATIONS, CURRENT PORTION	(1,560)
NET FINANCIAL STANDING, CURRENT PORTION	10,420

SENIOR SUBORDINATED NOTES	(43,363)
LONG TERM OBLIGATIONS, LESS CURRENT PORTION	(2,174)
CONVERTIBLE SENIOR NOTES	(23,028)
NET FINANCIAL STANDING, LESS CURRENT PORTION	(68,565)
NET FINANCIAL INDEBTEDNESS	(58,145)

The total estimated and unaudited net financial position of the Company as of June 30, 2009 is approximately a negative $58,145,000. No portions of the convertible senior subordinated and convertible senior notes come due within the next twelve months.

Overall face value of outstanding notes of the company

The Company has a substantial amount of debt outstanding. The aggregate principal balance of the Company’s convertible notes as of June 30, 2009 is approximately $66 million in convertible notes with interest rates ranging from 4% to 7.5%.

Costs of the financing obtained by means of the issuance of convertible securities

In 2008 the Company issued approximately $244.8 million in convertible senior notes and received a $19.5 million premium for warrants issued in connection with one of the notes. All the notes were issued without an issue disagio. The notes had coupon rates ranging from 9% to 18.33% and interest-make-whole provisions which entitled the holders of the notes to receive the coupon interest upon conversion of the notes.

The gross proceeds deriving from the issuance by the Company of convertible senior notes in 2008 were equal to $ 264,297,542 and the relevant net proceeds were equal to $ 80,438,338, for a total cost of $ 183,859,204 (which, includes, nevertheless the amount regarding the repurchase of part of the convertible bonds) corresponding indicatively to an average impact of the financial resources raised through the above issuance of about 70%.

Corporate interest for the recent issuance of notes

The Company believes the use of coupon make-whole convertible notes was the only viable source of funding for the Company in 2008 given the global credit and capital market crisis. The interest make-whole provisions of such convertible notes entitle the holders of the notes to receive all interest payable through scheduled maturity, less any interest paid before conversion. The whole amount of such interest is held in escrow until conversion of the notes. While these convertible notes came at an expensive price with a 30% to 45% coupon make whole provision, the ultimate cost to the Company’s shareholders was inferior to the alternatives the Company was facing. The Company believes that the alternative to the issuance of the aforementioned convertible notes was filing for insolvency under U.S. Federal Bankruptcy laws (chapter 11) which would have had a more deleterious impact on shareholder equity.

Company burn rate

The Company estimates its average cash burn-rate for the remainder of 2009 to be between $5.5 million and $6.5 million per month. Nevertheless, the company is reviewing alternative options to reduce its burn rate.

Please refer to the risk factor in chapter 4, paragraph 4.1.1, “Risks related to the Company’s ability to continue its operations, to its financial situation, to future losses and to high costs for raising additional funds” of this Registration Document for more information.

INDEX

INDEX		5

GLOSSARY		8

SECTION I	REGISTRATION DOCUMENT	17

CHAPTER 1	PERSONS RESPONSIBLE FOR THIS PROSPECTUS	17

CHAPTER 2	AUDITORS	18

CHAPTER 3	SELECTED FINANCIAL INFORMATION	19

CHAPTER 4	RISK FACTORS	23

CHAPTER 5	COMPANY INFORMATION	59

CHAPTER 6	BUSINESS OVERVIEW	78

CHAPTER 7	ORGANIZATIONAL STRUCTURE	110

CHAPTER 8	PROPERTY, PLANT AND EQUIPMENT	112

CHAPTER 9	OPERATING AND FINANCIAL REVIEW	114

CHAPTER 10	CAPITAL RESOURCES	129

CHAPTER 11	RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES	150

CHAPTER 12	TREND INFORMATION	152

CHAPTER 13	PROFIT FORECASTS OR ESTIMATES	156

CHAPTER 14	ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT	157

CHAPTER 15	REMUNERATION AND BENEFIT	168

CHAPTER 16	PRACTICES OF THE BOARD OF DIRECTORS	175

CHAPTER 17	EMPLOYEES	180

CHAPTER 18	MAJOR SHAREHOLDERS	184

CHAPTER 19	RELATED PARTY TRANSACTIONS	185

CHAPTER 20	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES	188

CHAPTER 21	ADDITIONAL INFORMATION	302

CHAPTER 22	MATERIAL CONTRACTS	355

CHAPTER 23	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST	365

CHAPTER 24	DOCUMENTS AVAILABLE TO THE PUBLIC	366

CHAPTER 25	INFORMATION ON HOLDING	367

DEFINITIONS

The important terms and definitions used in this Registration Document are listed below. These definitions and terms shall have the meaning set out below unless otherwise provided.

Auditors:	Stonefield Josephson, Inc., a company with its registered office in Los Angeles, California.

Authorized Common Shares:	The total number of shares of the Common Stock that the Company is permitted to issue (800,000,000 as of the date of the Registration Document, including the issued and outstanding Common Shares) without obtaining stockholder approval (except as may be required by the NASDAQ Marketplace Rules).

Authorized Preferred Shares:	The total number of shares of the Company’s preferred stock that the Company is permitted to issue (10,000,000 as of the date of the Registration Document, including the issued and outstanding Preferred Shares) without obtaining stockholder approval (except as may be required by the NASDAQ Marketplace Rules). The Board of Directors may determine the terms of the preferred shares in its sole discretion.

Borsa Instructions:	The Istruzioni al Regolamento dei Mercati organizzati e gestiti da Borsa Italiana S.p.A. effective as of June 22, 2009.

Borsa Italiana:	Borsa Italiana S.p.A. with registered office in Milan, Piazza Affari 6.

Borsa Regulation:	The Regolamento dei Mercati organizzati e gestiti da Borsa Italiana S.p.A. effective as of June 22, 2009.

Business Day:	Each day between Monday and Friday, inclusive, of any given week in which banks are open and stock exchanges are open for trading in Italy and the United States.

Common Stock:	The shares of common stock of the Company (ISIN Code US1509345039), no par value per share, listed on the NASDAQ Capital Market and on MTA.

CONSOB:	Commissione Nazionale per le Societa e la Borsa (Italian National Commission for Companies and the Stock Exchange).

CONSOB Regulation:	Regulations implementing Italian Legislative Decree No 58 of February 24, 1998, regarding issuers regulation (adopted by CONSOB with resolution No 11971 dated May 14, 1999 as subsequently amended).

CTI Europe:	The Company’s branch in Milan, Italy (formerly known as Cell Therapeutics Europe S.r.l., which was merged into the Company in November 2007) with registered office in Via Vittor Pisani n. 23, Milan.

CTI or the Issuer or the Company:	Cell Therapeutics, Inc. having its registered office located in the State of Washington at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 (U.S.).

Date of the Registration Document:	The date on which the Registration Document has been published.

EBITDA	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP metric that can be used to evaluate a company’s profitability.

Exchange Act:	The U.S. Securities Exchange Act of 1934, as amended.

Group:	The Company and the Company’s Subsidiaries.

Italian Shareholders	The Company’s shareholders who hold shares in Italy through Monte Titoli.

Italian Stock Exchange:	Borsa Italiana S.p.A.

Issuance:	Any issuance, from time to time, which will be authorized by the Board of Directors prior to the commencement thereof and which will be described in detail in one more securities notes to be disclosed to the public, together with the relevant summaries and the possible updated information, according to the applicable laws and regulations.

Monte Titoli:	Monte Titoli S.p.A., having its registered office in Milan, via Mantegna, 6.

MTA:	MTA, Standard 1, organized and managed by Borsa Italiana.

NASDAQ:	National Association of Securities Dealers Automated Quotations system and the NASDAQ Capital Market (the U.S. exchange on which the Company’s stock is listed)

New Common Shares:	The newly issued Common Shares pursuant to the Share Capital Increase.

NASDAQ Marketplace Rules	The rules of the NASDAQ Capital Market

Preferred Shares:	Shares of 3% Convertible Preferred Series A, Series B and Series C Stock, shares of 7% Convertible Preferred Series D Stock, shares of Series 1 Preferred Stock and shares of Convertible Preferred Series F Stock. As of the date of this Registration Document there were no shares of any series of the Company’s Preferred Stock remaining outstanding.

RIT Oncology:	RIT Oncology, LLC, a joint venture formed by the Company and Spectrum Pharmaceuticals, Inc. in December 2008 for the marketing and commercialization of Zevalin; all Zevalin-specific assets owned by the Company (including the supplemental biologics license application submitted on October 2, 2008 for the use of Zevalin as consolidation therapy after remission induction in previously untreated patients with follicular non-Hodgkin’s lymphoma) were transferred to RIT Oncology in connection with this formation. The Company subsequently sold its interest in RIT Oncology to Spectrum Pharmaceuticals, Inc. in March 2009, although it will continue to perform transition services for Zevalin through May 31, 2009.

Share Capital Increase:	The share capital increase resolved upon for the purposes of the Issuances that may be made under this Registration Document.

SEC:	The U.S. Securities and Exchange Commission.

Subscriber:	A single purchaser, a limited number of purchasers, underwriters or dealers of the Offer.

2003 Listing Prospectus	Listing Prospectus filed by the Company with CONSOB in 2003.

Unified Financial Act or TUF:	Italian Legislative Decree No 58 of February 24, 1998, as amended and supplemented.

US GAAP:	U.S. generally accepted accounting principles.

GLOSSARY OF THE MEDICAL AND TECHNICAL TERMS USED IN THIS REGISTRATION DOCUMENT

In consideration of the activity that the Company carries out in the biotechnology sector, it has been deemed convenient to prepare the following glossary of the technical terms which will be most frequently used in this Registration Document.

Anthracyclines	Antibiotics which act to inhibit tumor growth by causing damage to DNA.

Biologic Products	Biologic products, like other drugs, are used for the treatment, prevention or cure of disease in humans. In contrast to chemically synthesized small molecular weight drugs, which have a well-defined structure and can be thoroughly characterized, biological products are generally derived from living material – human, animal, or microorganism – are complex in structure, and thus are usually not fully characterized.

Bisplatinates	Bisplatinates are new analogues of the dinuclear-platinum complex that is more potent than cisplatin. Cisplatin is a platinum-based chemotherapy drug used to treat a wide variety of cancers. The Company is currently researching bisplatinates.

BLA	Biologics License Application, the method by which the FDA reviews and approves biological products for marketing in the U.S.

Chemotherapy	The treatment of a tumor through the use of various chemical compounds, especially cytotoxic agents, which prevent cellular proliferation and reduce tumor growth.

CHOP-R	A chemotherapy regimen used in the treatment of non-Hodgkin’s lymphoma. CHOP-R stands for cyclophosphamide, doxorubicin, vincristine, prednisone, rituximab.

CPOP-R	CPOP-R is the acronym for a chemotherapy regimen. CPOP-R stands for cyclophosphamide, pixantrone, vincristine, prednisone, rituximab and differs from the standard regimen as pixantrone is substituted for doxorubicin.

cGMP/GLP/GCP (current good manufacturing practice/good laboratory practice/ good clinical practice)	International rules aimed at ensuring the quality of, respectively: (i) the pharmaceutical production processes; (ii) the carrying out of non-clinical trials for regulatory purposes; and (iii) the trials on humans and the definition of trial guidelines.

Clinical data	Patient and other information collected and recorded during and as part of an ongoing clinical trial.

Clinical development (or clinical experimentation)	Series of consequential studies regulated by the regulatory health authorities involving the trials of experimental drugs on humans with the aim of their possible introduction to the market. Clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage, (ii) identify possible adverse effects and safety risks, and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population.

Confirmed Complete Remission (CR)	The total disappearance of all evidence of disease using physical examination, laboratory studies and radiologic imaging and a criterion for evaluating the efficacy of a particular anti-cancer therapy.

Corporate Integrity Agreement	An agreement with the federal government whereby the Company’s actions with respect to promotion and sales practices are reviewed and reported to the federal government for a period of time.

Cytotoxic agents	Chemicals or compounds that are directly toxic to cells, preventing their reproduction or growth.

Data Safety Monitoring Board, or DSMB	The Data Safety Monitoring Board, or DSMB, is a group consisting of external investigators and company personnel which periodically reviews safety data from an ongoing clinical trial. The DSMB may make recommendations with regard to an ongoing study based on their review of the safety data and their knowledge of treatment of the disease.

Data Monitoring Committee	See Data Safety Monitoring Board

EMEA	European Medicines Evaluation Agency. The inter-governmental agency responsible for approving drug candidates for marketing in the European Union.

Endpoint	In a clinical research trial, a clinical endpoint refers to occurrence of a disease, symptom, sign or laboratory abnormality that constitutes one of the target outcomes of the trial. The results of a clinical trial generally indicate the number of people enrolled who reached the pre-determined clinical endpoint during the study interval, compared with the overall number of people who were enrolled.

EORTC	European Organization for Research and Treatment of Cancer.

Fast Track	Fast track designation is granted to expedite the review process of applications for approval of new drugs intended to treat serious or life-threatening conditions where potential to address an unmet medical need is demonstrated.

FDA	U.S. Food and Drug Administration, the governmental agency in the United States responsible for approving new drug applications.

First-line	Preferred treatment for the diagnosed illness.

Formulation	Pharmaceutical preparation which enables the administration of a drug’s active principles (i.e., of the components of a drug with pharmacological activity) in the desired manner, due to the use of excipients; the final preparation is ready for clinical use.

GOG	The Gynecologic Oncology Group is a non-profit organization with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of gynecologic malignancies.

Hazard ratio	The relative likelihood of experiencing a particular event. In a survival study, this is the relative likelihood of death. A hazard ratio (HR) of 0.5 indicates that one group has half the risk of the other group.

HIF-1/P300	HIF-1 (hypoxia-inducible factor 1) is a transcription factor that senses the low oxygen concentration and activates a series of genes which helps the tumor survive these conditions

“Intent to treat” analysis	Intent to treat analysis means including all patients randomized to an arm of a clinical trial, regardless of their adherence to the entry criteria, regardless of the treatment they actually received, and regardless of the subsequent withdrawal from treatment or deviation from the protocol.

Investigational New Drug	An application that a drug sponsor must submit to FDA before beginning tests of a new drug on humans. The IND contains the plan for the study and is supposed to give a complete picture of the drug, including its structural formula, animal test results, and manufacturing information.

In vitro	Activities performed outside the living body and in an artificial environment.

In vivo	Experimentation carried out on animals or humans, (meaning, “in the living body”).

Leucopenia	A low white blood cell count, or leucopenia, is a decrease in disease-fighting cells (leukocytes) circulating in your blood.

Log rank	Log rank describes a standard statistical method for testing the null hypothesis that there is no difference between the populations in the probability of an event at any given time point. A log rank test is most likely to detect a difference between groups when the risk of an event is consistently greater for one group than another.

Marker	Indicator of the presence of a specific kind of tumor, identifiable by means of specific laboratory tests.

Metastatic	Spread of a tumor by cells migrating from a primary site (primary tumor) to a secondary site where a new tumor develops (metastatic secondary tumor).

Mitoxantrone	Intercalating cancer drug with a high level of activity on leukemia and lymphoma, but also used in the combined treatment of breast, prostate and ovarian cancer.

Milestone	A scheduled event that is used to measure progress toward a final set target.

MAA or Marketing authorization application	An application submitted to the EMEA for review and approval to begin marketing a drug in Europe. An MAA is similar to the NDA in the U.S.

NDA or New drug application	When the sponsor of a new drug believes that enough evidence on the drug’s safety and effectiveness has been obtained to meet FDA’s requirements for marketing approval, the sponsor submits to FDA a new drug application (NDA). The application must contain data from specific technical viewpoints for review, including chemistry, pharmacology, medical, biopharmaceutics, and statistics. If the NDA is approved, the product may be marketed in the United States.

Neutropenia	An abnormally low count of neutrophils, white blood cells that protect your body from bacteria and fungi. Neutrophils usually constitute about 45 to 75% of all white blood cells in the bloodstream.

Non-Hodgkin’s lymphoma, or NHL	A particular type of malignant tumor that starts in the lymphoid tissue (also called lymph or lymphatic tissue).

Non-small cell lung cancer, or NSCLC

Non-small cell lung cancer, or NSCLC, is one of two main types of lung cancer. There are three sub-types of NSCLC. The cells in these sub-types differ in size, shape, and chemical make-up.

•     squamous cell carcinoma: linked to smoking and tend to be found near the bronchus.

•     adenocarcinoma: usually found in the outer part of the lung.

•     large-cell undifferentiated carcinoma: tends to grow and spread quickly.

NSCLC	Non-small cell lung cancer.

Off-label	Use of a drug for a disease or condition other than the indication for which it was approved by a regulatory authority, such as the FDA or EMEA.

Oncology	Branch of medicine which studies the characteristics of tumors, their classification, diagnosis and therapy.

OPAXIO	Paclitaxel poliglumex, previously referred as XYOTAX. In May 2008 the European Medecines Agency (EMEA) expressed a positive opinion for the brand name OPAXIO which replaces XYOTAX as the brand name.

Partial Remission (PR)	A decrease in the size of a tumor, or in the extent of cancer in the body, in response to treatment.

Patients Ps2	Patients with poor performance status.

Pivotal study or Pivotal trial	Clinical trial on which a drug’s safety and efficacy is based and which provides the data that the FDA uses to decide whether or not to approve a drug. A pivotal study will generally be a phase III, well-controlled, randomized trial.

Pixantrone	A novel anthracycline derivative, BBR 2778, for the treatment of non-Hodgkin’s lymphoma, or NHL, and various other hematologic malignancies, solid tumors and immunological disorders.

Pharmacokinetics	Branch of pharmacology which studies the behavior of compounds in living organisms by means of the evaluation of ADME (absorption, distribution, metabolism and elimination) of the drug in a living organism. If the tests are carried out using toxic doses, the appropriate term is toxicokinetics.

Pharmacology	Science of the study of drugs, their preparation, their effects and their action mechanisms.

Phase I, Phase II, Phase III	See “Clinical Development”.

PolaRx	PolaRx, a single product company that owned the rights to TRISENOX.

Polyglutamate	A biodegradable polymer of glutamic acid, a naturally occurring amino acid.

Pooled analysis	Pooled analysis means combining analyses from more than one clinical trial.

Preclinical data	Data collected from studies performed in the laboratory or in animals, which is used to predict the potential safety, tolerability, and activity of a potential drug before it has entered clinical trials in humans. (See also preclinical development).

Preclinical development	Laboratory tests (in vitro and in vivo) before testing on humans. This phase involves in vitro and in vivo experimentation to evaluate the activity and toxicity of the compounds and the first stages in the study of the formulation.

Product	Depending on the context, (i) a pharmaceutical or biopharmaceutical substance which is already on the market; or (ii) a pharmaceutical or biopharmaceutical substance which is potentially marketable (potential product or product in clinical development).

Product candidate	A pharmaceutical or biopharmaceutical substance in any phase of research and development between initial research and the completion of the clinical trials and market approval.

Progression-free survival	The time interval during which a patient’s disease is determined to be stable until the time when the disease is determined to be progressing.

PS2 Patient	A poor performance status patient. Performance status (PS) is a measure of disease symptoms defined by the Eastern Cooperative Oncology Group. It is rated on a scale from PS0 to PS5. Patients who are considered “good performance status” or PS0 or PS1 have minimal or no symptoms of disease and are able to maintain their activities of daily living. Patients with performance status 2 or greater are considered “poor performance status.” PS2 patients are ambulatory and capable of self care and up and about more than 50% of their waking hours, but are unable to carry out work activities.

Radiopharmaceutical	A radioactive compound used in radiotherapy or diagnosis.

Randomized study	A clinical trial, typically conducted at several different centers, in which patients have been randomly assigned to receive either the study drug or control drug.

Refractory	Not responsive to the relevant treatment.

Regulatory health authorities	The authorities which regulate the various stages of experimentation (pre-clinical and clinical) of potential pharmaceutical products and grant/revoke the relative authorization for marketing and sale of the products. In Italy the relevant authority is the Ministry of Health (Ministero della Sanità) and the Superior Institute of Health (Istituto Superiore della Sanità), in Europe, the European Agency for the Valuation of Medicinal Products (Agenzia Europea per la Valutazione dei Prodotti Medicinali) (EMEA) and, in the U.S., the Food and Drug Administration (FDA).

Resistance (to anti-tumor compounds)	Capability of cancer cells to become less sensitive to the effect of compounds which are intended to weaken them.

sBLA	Supplemental Biologics License Application; the process for approval by the FDA of additional marketed uses for a biologic product which already has an approved BLA from the FDA for another indication.

Second-line	Treatment following first-line treatment; used if the initial treatment is unsuccessful or if the disease re-occurs.

Shelf registration statement	A registration statement that allows an issuer in the United States to offer securities from time to time, provided that the securities have been described in the registration statement and the registration statement has been declared effective by the SEC.

Special Protocol Assessment, or SPA	The SPA process allows for an agreement between companies and the FDA on the design of a study, including clinical drug supply, pivotal trial design, clinical endpoints, conduct, data analysis, and other clinical trial issues, and is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of an NDA.

STELLAR clinical trials 2, 3, and 4	Clinical studies for OPAXIO.

Taxol	Anti-cancer agent very effective on numerous forms of solid tumors such as breast, ovarian and lung cancers.

TRISENOX	Arsenic trioxide, a commercial product the Company divested in 2005.

Unconfirmed complete remission (CRu)	The patient has achieved a complete remission, but may not have a completely clean bone marrow test.

United States Attorney’s Office or USAO	The principal litigators of the United States, under the U.S. Attorney General.

United States Public Company Accounting Oversight Board	A private-sector, non-profit corporation, created by the U.S. Sarbanes-Oxley Act of 2002, to oversee the auditors of U.S. public companies in order to protect the interests of investors and further the public interest in the preparation of informative, fair, and independent audit reports.

Zevalin	Ibritumomab Tiuxetan, a CD20-directed, radiotherapeutic antibody indicated as part of the therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma. The Company acquired the U.S. sales, marketing and development rights to Zevalin from Biogen Idec in December 2007 and subsequently transferred those rights, along with all assets owned or licensed to the Company specific to Zevalin (including the supplemental biologics license application submitted on October 2, 2008 for the use of Zevalin as consolidation therapy after remission induction in previously untreated patients with follicular non-Hodgkin’s lymphoma), to RIT Oncology in December 2008. As of March 15, 2009, the Company no longer owns any interest, directly or indirectly, in Zevalin, although it will continue to provide transition services for Zevalin through May 31, 2009.

CHAPTER 1 PERSONS RESPONSIBLE FOR THIS REGISTRATION DOCUMENT

1.1	Persons responsible for this Registration Document

Cell Therapeutics Inc, a company incorporated in 1991 under the laws of the State of Washington (U.S.), with its registered office located in the State of Washington at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 (U.S.) (the “Company”), is responsible, in its quality as the issuer, for the completeness and truthfulness of the information contained in this Registration Document.

1.2	Statement of responsibility for this Registration Document

The Company declares that this Registration Document is consistent with the copy filed with CONSOB on September 29, 2009, following the communication of the release of the relevant nulla-osta by means of notice no. 9083536 of September 24, 2009.

Having adopted all reasonable diligence for such purposes, the Company declares that the information contained herein is—so far as it is aware—in accordance with the facts and there is no omission that may change the import hereof.

CHAPTER 2 AUDITORS

2.1	Auditors appointed by the Company to audit the financial statements contained in this Registration Document

The Company’s financial statements for the years ended December 31, 2006, December 31, 2007 and December, 31 2008 were audited by Stonefield Josephson, Inc., a company with its registered office in Los Angeles, California (U.S.) and a certified independent public accounting firm registered with the United States Public Company Accounting Oversight Board (the “Auditors”). Moreover the Auditor performed a limited review of the unauditet condensed consolidated financial statements of the Company for the six-month period ended June 30, 2009.

The external auditor opinion for the financial statements for the year ended December 31, 2006 is included in the Company’s Annual Report on Form 10-K filed on March 16, 2007, and the external auditor opinion for the financial statements for the years ended December 31, 2007 and 2008 are included in the Company’s Annual Report on Form 10-K filed on March 16, 2009. The external auditor limited review report for the financial information regarding the six-month period ended June 30, 2009 is included in the Company’s Quarterly Report on Form 10-Q filed on August 6, 2009. The aforesaid Reports can be found on the Company’s website at http://investors.celltherapeutics.com.

The external auditor opinions for the Company’s 2006, 2007 and 2008 financial statements and the external auditor limited review for the financial information regarding the six-month period ended June 30, 2009 are also attached to this Registration Document as Appendix A.

Stonefield Josephson, Inc.’s address is 2049 Century Park East, Suite 400, Los Angeles, CA 90067.

CHAPTER 3 SELECTED FINANCIAL INFORMATION

3.1	Introduction

The selected financial information contained in this Chapter 3 is taken from the Company’s financial statements for the periods ended December 31, 2008, 2007 and 2006 as well as the Company’s reports for the six-month periods ended June 30, 2009 and 2008.

The information in this Chapter must be read alongside the information provided in other parts of this Prospectus and in the documents incorporated by reference.

3.2	Financial information selected from the condensed consolidated balance sheets for the years ended December 31, 2008, 2007 and 2006, and for the six-month period ended June 30, 2009

	Year ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2008	Six-month period ended June 30, 2009
	(in thousands of U.S. dollars)
ASSETS
Current assets	64,538	22,637	28,161	14,778
Property and equipment, net	7,915	6,025	4,324	3,628
Goodwill	17,064	17,064	17,064	17,064
Other intangibles, net	1,663	15,957	—	—
Investment in joint venture	—	—	5,830	—
Other assets	10,641	11,830	8,864	7,760

Total assets	$101,821	$73,513	$64,243	$43,230

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities	34,372	53,546	42,302	29,912
Deferred revenue, less current portion	478	398	319	279
Long-term obligations, less current portion	4,667	9,879	2,907	2,174
Convertible notes	163,908	117,579	142,373	66,391
Preferred stock, no par value	—	26,236	8,403	—
Shareholders’ deficit:
Series F preferred stock, no par value	—	—	—	—
Common Stock, no par value	860,691	979,295	1,188,071	1,303,612
Accumulated other comprehensive income (loss)	(1,187)	(4,007)	(7,812)	(8,265)
Accumulated deficit	(961,108)	(1,109,413)	(1,312,320)	(1,352,870)

Total CTI shareholders’ deficit	(101,604)	(134,125)	(132,061)	(57,523)
Noncontrolling interest	—	—	—	(107)

Total shareholders’ deficit	(101,604)	(134,125)	(132,061)	(57,630)

Total liabilities and shareholders’ deficit	$101,821	$73,513	$64,243	$43,230

3.3	Financial information selected from the condensed consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006, and for the six-month periods ended June 30, 2008 and 2009, including the disclosure of the EBITDA for the relevant financial periods

	Year ended December 31, 2006 (1)	Year ended December 31, 2007 (1)	Year ended December 31, 2008 (1)	Six-month period ended June 30, 2008 (1)	Six-month period ended June 30, 2009 (1)
	(in thousands of U.S. dollars)
Net Revenue	$80	$127	$11,432	$6,284	$40
Operating expense (excl. depreciation and amortization)	92,250	128,158	83,487	53,991	27,358

Loss from operations (excl. depreciation and amortization)	(92,170)	(128,031)	(72,055)	(47,707)	(27,318)

Other income (expenses), net	7,363	9,627	42,460	33,400	10,013
Preferred Stock:
Gain on restructuring of Preferred Stock	—	—	—	—	2,116
- Beneficial conversion feature	—	(9,549)	(1,067)	—	—
- Dividend	—	(648)	(662)	(468)	(24)
- Deemed Dividends on Conversion of Preferred Stock	—	—	(21,149)	(17,265)	(9,648)

EBITDA (2)	(84,807)	(128,601)	(52,473)	(32,040)	(24,861)
Depreciation and amortization	(6,430)	(4,955)	(5,228)	(3,040)	(948)
Make-whole interest expense	(24,753)	(2,310)	(70,243)	(33,377)	(6,345)
Amortization of debt discount and issuance costs	(10,977)	(4,280)	(66,530)	(41,146)	(5,348)
Interest expense	(8,852)	(8,237)	(8,559)	(4,380)	(3,200)
Non controlling interest	—	78	126	63	152

Net loss attributable to CTI common shareholders	(135,819)	(148,305)	(202,907)	(113,920)	(40,550)
Basic and diluted net loss per common share	$(48.39)	$(32.75)	$(7.00)	$(12.28)	$(0.11)
Shares used in calculation of basic and diluted net loss per common share	2,807	4,529	28,967	9,277	366,293

(1)	The Company’s financial information was retroactively restated to reflect a one-for-four reverse stock split that occurred on April 15, 2007 and a one-for-ten reverse stock split that occurred on August 31, 2008. Shares outstanding and per share information has been adjusted to reflect these reverse stock splits.
(2)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP metric that can be used to evaluate a company’s profitability. EBITDA differs from the operating cash flow in a cash flow statement primarily by excluding payments for taxes or interest as well as changes in working capital. EBITDA also differs from free cash flow because it excludes cash requirements for replacing capital assets.

3.4	Net financial standing for the years ended December 31, 2008, 2007 and 2006, and for the six-month period ended June 30, 2009

Net Financial Standing	Year ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2008	Six-month period ended June 30, 2009 (4)
	(in thousands of U.S. dollars)
Cash and cash equivalents	(17,129)	(15,798)	(10,072)	(11,980)
Restricted cash	—	—	(6,640)	—
Securities available-for-sale (3)	(36,708)	(2,548)	(599)	—
Long term obligations, current portion	2,816	1,020	757	1,560
Current portion of derivative liability	2,270	—	—	—
Convertible senior subordinate notes, current portion	—	16,907	—	—
Convertible subordinate notes, current portion	—	2,910	—	—
Net Financial Standing, current portion	(48,751)	2,491	(16,554)	(10,420)

Convertible senior subordinated notes	82,557	55,150	55,150	43,363
Convertible subordinated notes	28,490	—	—	—
Long term obligations, less current portion	4,667	9,879	2,907	2,174
Convertible senior notes, less current portion	52,861	62,429	87,223	23,028
Net Financial Standing, less current portion	168,575	127,458	145,280	68,565

Net Financial Indebtedness	119,824	129,949	128,726	58,145

(3)	Securities available-for-sale consist of the following debt securities as of December 31, 2008 (in thousands of U.S. dollars):

	Year ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2008	Six period ended June 30, 2009
Type of Security

Corporate obligations	30,437	1,802	599	—

U.S.government obligations	6,271	746	—	—

Total	36,708	2,548	599	—

As of December 31, 2008, 2007, and 2006, all securities available-for-sale had contractual maturities of less than one year. Gross realized gains and losses to date were not material. As of these dates there were no impairment provisions on securities available-for-sale and all securities available-for-sale were held in the United States and were denominated in U.S. dollars.

There were no securities outstanding as of June 30, 2009. As of December 31, 2008, the securities outstanding had a fixed interest rate of 7.5%. As of December 31, 2007, the securities outstanding had fixed interest rates ranging from 2.3% to 7.0%. As of December 31, 2006, the securities outstanding had fixed interest rates ranging from 2.5% to 8.8%.

(4)	Not reviewed by the Company’s auditors.

3.5	Financial information selected from the consolidated statements of cash flows for the years ended December 31, 2008, 2007 and 2006, and for the six-month periods ended June 30, 2009 and 2008

	Year ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2008	Six-month period ended June 30, 2008	Six-month period ended June 30, 2009
	(in thousands of U.S. dollars)
Net cash used in operating activities	(116,606)	(103,618)	(80,207)	(47,831)	(50,705)

Net cash provided by (used in) investing activities	(17,882)	21,477	4,408	(6,390)	22,244

Net cash provided by financing activities	102,738	84,700	73,726	40,876	30,707

Effect of exchange rate changes on cash and cash equivalents	(1,143)	(3,890)	(3,653)	2,251	(338)

Net increase (decrease) in cash and cash equivalents	(32,893)	(1,331)	(5,726)	(11,094)	1,908

CHAPTER 4 RISK FACTORS

4.1	RISK FACTORS RELATING TO THE ISSUER AND ITS GROUP

THE REGISTRATION DOCUMENT DISCLOSES RISKS AND ESSENTIAL CHARACTERISTICS CONNECTED TO THE COMPANY. THE INVESTMENT IN FINANCIAL INSTRUMENTS OF THE COMPANY IMPLIES THE TYPICAL RISKS OF AN INVESTMENT IN FINANCIAL INSTRUMENTS. POTENTIAL INVESTORS SHOULD READ THE WHOLE REGISTRATION DOCUMENT AND THE SECURITIES NOTE FROM TIME TO TIME PUBLISHED.

FOR THE PURPOSES OF A CORRECT ASSESSMENT OF THE INVESTMENTS, INVESTORS ARE INVITED TO EVALUATE THE SPECIFIC RISK FACTORS RELATING TO THE COMPANY, TO ITS GROUP, TO THE INDUSTRY IN WHICH IT CARRIES OUT ITS ACTIVITIES AND TO THE ISSUANCE. THE RISK FACTORS BELOW SHOULD BE READ TOGETHER WITH THE OTHER INFORMATION INCLUDED IN THIS REGISTRATION DOCUMENT.

ANY REFERENCE TO CHAPTER AND PARAGRAPH SHALL BE UNDERSTOOD AS REFERENCE TO CHAPTERS AND PARAGRAPHS OF THIS REGISTRATION DOCUMENT.

4.1.1	RISKS RELATED TO THE COMPANY’S ABILITY TO CONTINUE ITS OPERATIONS, TO ITS FINANCIAL SITUATION, TO FUTURE LOSSES AND TO HIGH COSTS FOR RAISING ADDITIONAL FUNDS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING AUDITOR HAS INCLUDED AN EXPLANATORY PARAGRAPH IN THEIR REPORTS ON THE COMPANY’S DECEMBER 31, 2008 AND 2007 CONSOLIDATED FINANCIAL STATEMENTS AND IN THEIR LIMITED REVIEW REPORT ON THE COMPANY’S FINANCIAL STATEMENTS CONCERNING THE SIX-MONTH PERIOD ENDED ON JUNE 30, 2009, REGARDING ITS SUBSTANTIAL DOUBT AS TO THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN. THIS MAY HAVE A NEGATIVE IMPACT ON THE TRADING PRICE OF THE COMPANY’S COMMON STOCK AND AS A RESULT, THE COMPANY MAY HAVE A DIFFICULT TIME OBTAINING NECESSARY FINANCING.

NET FINANCIAL INDEBTEDNESS

THE FOLLOWING TABLE REPORTS THE ESTIMATED AND UNAUDITED NET DEBT FINANCIAL INDEBTEDNESS OF THE COMPANY AS OF JUNE 30, 2009, INCLUDING THE SEPARATE INDICATION OF THE TOTAL FINANCIAL NEEDS, REGARDING DEBTS EXPIRING LESS THAN 12 MONTHS AHEAD (CURRENT PORTION). (AMOUNTS IN THOUSANDS OF U.S. DOLLARS).

Net Financial Standing
June 30, 2009
(in thousands US Dollars)
Cash and cash equivalents	11,980
Long term obligations, current portion	(1,560)
Net Financial Standing, current portion	10,420

Senior subordinated notes	(43,363)
Long term obligations, less current portion	(2,174)
Convertible senior notes	(23,028)
Net Financial Standing, less current portion	(68,565)
Net Financial Indebtedness	(58,145)

THE TOTAL ESTIMATED AND UNAUDITED NET FINANCIAL POSITION OF THE COMPANY AS OF JUNE 30, 2009 IS APPROXIMATELY A NEGATIVE $ 58,145,000. NO PORTIONS OF THE CONVERTIBLE SENIOR SUBORDINATED AND CONVERTIBLE SENIOR NOTES COME DUE WITHIN THE NEXT TWELVE MONTHS.

OVERALL FACE VALUE OF OUTSTANDING NOTES OF THE COMPANY

THE COMPANY HAS A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING. THE AGGREGATE PRINCIPAL BALANCE OF THE COMPANY’S CONVERTIBLE NOTES AS OF JUNE 30, 2009 IS APPROXIMATELY $66 MILLION IN CONVERTIBLE NOTES WITH INTEREST RATES RANGING FROM 4% TO 7,5%.

COSTS OF THE FINANCING OBTAINED BY MEANS OF THE ISSUANCE OF CONVERTIBLE SECURITIES

IN 2008 THE COMPANY ISSUED APPROXIMATELY $244.8 MILLION IN CONVERTIBLE SENIOR NOTES AND RECEIVED A $19.5 MILLION PREMIUM FOR WARRANTS ISSUED IN CONNECTION WITH ONE OF THE NOTES. ALL THE NOTES WERE ISSUED WITHOUT AN ISSUE DISAGIO. THE NOTES HAD COUPON RATES RANGING FROM 9% TO 18.33% AND INTEREST-MAKE-WHOLE PROVISIONS WHICH ENTITLED THE HOLDERS OF THE NOTES TO RECEIVE THE COUPON INTEREST UPON CONVERSION OF THE NOTES.

THE GROSS PROCEEDS DERIVING FROM THE ISSUANCE BY THE COMPANY OF CONVERTIBLE SENIOR NOTES IN 2008 WERE EQUAL TO $ 264,297,542 AND THE RELEVANT NET PROCEEDS WERE EQUAL TO $ 80,438,338, FOR A TOTAL COST OF $ 183,859,204 (WHICH, INCLUDES NEVERTHELESS THE AMOUNT REGARDING THE REPURCHASE OF PART OF THE CONVERTIBLE BONDS) CORRESPONDING INDICATIVELY TO AN AVERAGE IMPACT OF THE FINANCIAL RESOURCES RAISED THROUGH THE ABOVE ISSUANCE OF ABOUT 70%.

CORPORATE INTEREST FOR THE RECENT ISSUANCE OF NOTES

THE COMPANY BELIEVES THE USE OF COUPON MAKE-WHOLE CONVERTIBLE NOTES WAS THE ONLY VIABLE SOURCE OF FUNDING FOR THE COMPANY IN 2008 GIVEN THE GLOBAL CREDIT AND CAPITAL MARKET CRISIS. THE INTEREST MAKE-WHOLE PROVISIONS OF SUCH CONVERTIBLE NOTES ENTITLE THE HOLDERS OF THE NOTES TO RECEIVE ALL INTEREST PAYABLE THROUGH SCHEDULED MATURITY, LESS ANY INTEREST PAID BEFORE CONVERSION. THE WHOLE AMOUNT OF SUCH INTEREST IS HELD IN ESCROW UNTIL CONVERSION OF THE NOTES. WHILE THESE CONVERTIBLE NOTES CAME AT AN EXPENSIVE PRICE WITH A 30% TO 45% COUPON MAKE WHOLE PROVISION, THE ULTIMATE COST TO THE COMPANY’S SHAREHOLDERS WAS INFERIOR TO THE ALTERNATIVES THE COMPANY WAS FACING. THE COMPANY BELIEVES THAT THE ALTERNATIVE TO THE ISSUANCE OF THE AFOREMENTIONED CONVERTIBLE NOTES WAS FILING FOR INSOLVENCY UNDER U.S. FEDERAL BANKRUPTCY LAWS (CHAPTER 11) WHICH WOULD HAVE HAD A MORE DELETERIOUS IMPACT ON SHAREHOLDER EQUITY.

COMPANY BURN RATE

THE COMPANY ESTIMATES ITS AVERAGE CASH BURN-RATE FOR THE REMAINDER OF 2009 TO BE BETWEEN $5.5 MILLION AND $6.5 MILLION PER MONTH. NEVERTHELESS, THE COMPANY IS REVIEWING ALTERNATIVE OPTIONS TO REDUCE ITS BURN RATE.

FUTURE LOSSES AND DIVIDENDS

THE COMPANY WAS INCORPORATED IN 1991 AND HAS INCURRED A NET OPERATING LOSS EVERY YEAR. AS OF JUNE 30, 2009, THE COMPANY HAD AN ACCUMULATED NET DEFICIT OF APPROXIMATELY $1.4 BILLION. THE COMPANY IS PURSUING REGULATORY APPROVAL FOR PIXANTRONE, OPAXIO AND BROSTALLICIN. THE COMPANY WILL NEED TO CONDUCT RESEARCH, DEVELOPMENT, TESTING AND REGULATORY COMPLIANCE ACTIVITIES AND UNDERTAKE MANUFACTURING AND DRUG SUPPLY ACTIVITIES, EXPENSES WHICH, TOGETHER WITH PROJECTED GENERAL AND ADMINISTRATIVE EXPENSES, WILL RESULT IN OPERATING LOSSES FOR THE FORESEEABLE FUTURE. THE COMPANY’S ABILITY TO REACH PROFITABILITY IS DEPENDENT UPON ALL OF THESE FACTORS, AND THE COMPANY CANNOT PREDICT WHEN IT MAY REACH PROFITABILITY. FURTHER, THE COMPANY MAY NEVER BECOME PROFITABLE, EVEN IF IT IS ABLE TO COMMERCIALIZE PRODUCTS CURRENTLY IN DEVELOPMENT OR OTHERWISE. THE COMPANY NEEDS TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO CONTINUE TO FUND ITS OPERATIONS AS ITS CURRENT CASH RESOURCES WOULD NOT FUND THE COMPANY THROUGH THE END OF JANUARY 2010.

THE COMPANY HAS NOT DECLARED OR PAID ANY DIVIDENDS ON SHARES OF COMMON STOCK AND DOES NOT CURRENTLY EXPECT TO DO SO IN THE FUTURE. IN ADDITION, PURSUANT TO THE COMPANY’S ARTICLES OF INCORPORATION, THE COMPANY HAS AGREED NOT TO PAY CASH DIVIDENDS OR DISTRIBUTIONS ON ANY SECURITIES OF THE COMPANY JUNIOR TO THE SERIES A AND SERIES D PREFERRED STOCK WITHOUT THE APPROVAL OF AT LEAST 67% IN STATED VALUE OF THE THEN OUTSTANDING SHARES OF SERIES A AND SERIES D PREFERRED STOCK.

PRODUCTS

THE COMPANY, FOLLOWING THE TRANSFER TO SPECTRUM PHARMACEUTICAL OF ITS INTEREST IN THE JOINT VENTURE RIT ONCOLOGY RELATED TO THE DRUG PHARMACEUTICAL PRODUCT ZEVALIN, OCCURRED IN MARCH 2009, DOES NOT CURRENTLY HAVE ANY PRODUCTS APPROVED FOR SALE IN THE MARKET.

WITH RESPECT TO OPAXIO THE COMPANY, ON THE ONE HAND, SUBMITTED ON MARCH 2008, A MAA FOR NON-SMALL CELL LUNG CANCER (SUPPORTED BY THE RESULTS OF STELLAR 3 AND STELLAR 4 STUDIES AS DESCRIBED UNDER, CHAPTER 6, PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT) THAT HAS BEEN WITHDRAWN ON SEPTEMBER 2008 IN ORDER TO ALLOW THE COMPANY TO FOCUS ITS RESOURCES ON THE FUTURE AND POTENTIAL APPROVAL OF OPAXIO AS DRUG FOR OVARIAN CANCER AND/OR RADIATION-SENSITIZER IN THE TREATMENT OF ADVANCED ESOPHAGEAL CANCER, ON THE OTHER HAND (AS REPORTED IN THE SCHEDULE “CTI’S ONGOING CLINICAL TRIALS” THAT CAN BE CONSULTED UNDER PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT) IS PRESENTLY CARRYING ON PHASE III TRIALS FOR THE TREATMENT OF OVARIAN CANCER AND OF NON-SMALL CELL LUNG CANCER FOR WOMAN WHO HAVE PRE-MENOPAUSAL ESTROGEN LEVELS.

WITH RESPECT TO PIXANTRONE, THE COMPANY ON JUNE 2009 COMPLETED THE SUBMISSION OF THE NDA TO THE FDA, THAT ON SEPTEMBER 4, 2009, HAS NOTIFIED THE COMPANY THAT THE DATE OF APRIL 23, 2010 HAS BEEN ESTABLISHED AS ACTION DATE REGARDING THE TRADING AUTHORIZATION OF PIXANTRONE AS TREATMENT FOR RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA (NHL) (FOR FURTHER INFORMATION ABOUT THE PRINCIPAL STEPS OF THE PROCESS FOR THE TRADING AUTHORIZATION OF PIXANTRONE STARTED AT THE FDA, PLEASE REFER TO THE SECTION OF THE PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT RELATIVE TO PIXANTRONE, IN PARTICULAR TO THE TABLE REPORTED AT THE END OF THE SUBSECTION HEADED “PIXANTRONE FOR RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA”).

IF NOVARTIS DOES NOT ELECT TO EXERCISE ITS OPTION WITH REGARD TO PIXANTRONE OR TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF OPAXIO (AS DESCRIBED IN RISK FACTOR 4.1.6 OF THIS REGISTRATION DOCUMENT), THE COMPANY MAY NOT BE ABLE TO FIND ANOTHER SUITABLE PARTNER FOR THE COMMERCIALIZATION AND DEVELOPMENT OF THOSE PRODUCTS, WHICH MAY HAVE AN ADVERSE EFFECT ON THE COMPANY’S ABILITY TO BRING THOSE DRUGS TO MARKET. IN ADDITION, THE COMPANY WOULD NEED TO OBTAIN A RELEASE FROM NOVARTIS PRIOR TO ENTERING INTO ANY AGREEMENT TO DEVELOP AND COMMERCIALIZE PIXANTRONE OR OPAXIO WITH A THIRD PARTY. THE COMPANY MAY NEVER RECEIVE THE NECESSARY REGULATORY APPROVALS AND THE COMPANY’S PRODUCTS MAY NOT REACH THE NECESSARY SALES LEVELS TO GENERATE ROYALTY OR MILESTONE PAYMENTS EVEN IF NOVARTIS ELECTS TO EXERCISE ITS OPTION WITH REGARD TO PIXANTRONE OR TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF OPAXIO. NOVARTIS HAS THE RIGHT UNDER THE AGREEMENT IN ITS SOLE DISCRETION TO TERMINATE SUCH AGREEMENT AT ANY TIME ON WRITTEN NOTICE TO US.

COMPANY’S ABILITY TO RAISE ADDITIONAL FUNDS

TO CONTINUE ITS OPERATIONS THE COMPANY NEEDS TO RAISE ADDITIONAL FUNDS AND EXPECTS THAT IT WILL NEED TO CONTINUE TO RAISE FUNDS IN THE FUTURE, AND ADDITIONAL FUNDS MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL; THE FAILURE TO RAISE SIGNIFICANT ADDITIONAL FUNDS MAY CAUSE THE COMPANY TO CEASE DEVELOPMENT OF OUR PRODUCTS AND OPERATIONS. THE COMPANY EXPECTS THAT ITS EXISTING CASH AND CASH EQUIVALENTS, SECURITIES AVAILABLE-FOR-SALE, INTEREST RECEIVABLE AS WELL AS PROCEEDS RECEIVED FROM THE COMPANY’S OFFERINGS TO DATE WILL NOT PROVIDE SUFFICIENT WORKING CAPITAL TO FUND THE COMPANY’S PRESENTLY ANTICIPATED OPERATIONS BEYOND JANUARY 2010 AND THE COMPANY THEREFORE NEEDS TO RAISE ADDITIONAL CAPITAL. THE COMPANY MAY SEEK TO RAISE SUCH CAPITAL THROUGH PUBLIC OR PRIVATE EQUITY FINANCINGS, PARTNERSHIPS, JOINT VENTURES, DISPOSITIONS OF ASSETS, DEBT FINANCINGS OR RESTRUCTURINGS, BANK BORROWINGS OR OTHER SOURCES. HOWEVER, ADDITIONAL FUNDING MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL. IF ADEQUATE FUNDS ARE NOT OTHERWISE AVAILABLE, THE COMPANY WILL FURTHER CURTAIL OPERATIONS SIGNIFICANTLY, INCLUDING THE DELAY, MODIFICATION OR CANCELLATION OF OPERATIONS AND PLANS

RELATED TO PIXANTRONE, OPAXIO AND BROSTALLICIN, AND MAY BE FORCED TO CEASE OPERATIONS, LIQUIDATE OUR ASSETS AND POSSIBLY SEEK BANKRUPTCY PROTECTION. TO OBTAIN ADDITIONAL FUNDING, THE COMPANY MAY NEED TO ENTER INTO ARRANGEMENTS THAT REQUIRE THE COMPANY TO RELINQUISH RIGHTS TO CERTAIN TECHNOLOGIES, DRUG CANDIDATES, PRODUCTS AND/OR POTENTIAL MARKETS, SUCH AS THE COMPANY’S TRANSFER OF ZEVALIN ASSETS TO RIT ONCOLOGY AND ITS SUBSEQUENT SALE OF OUR 50% INTEREST IN RIT ONCOLOGY. IN ADDITION, SOME FINANCING ALTERNATIVES MAY REQUIRE THE COMPANY TO MEET ADDITIONAL REGULATORY REQUIREMENTS IN ITALY AND THE UNITED STATES, WHICH MAY INCREASE THE COMPANY’S COSTS AND ADVERSELY AFFECT ITS ABILITY TO OBTAIN FINANCING. TO THE EXTENT THAT ADDITIONAL CAPITAL IS RAISED THROUGH THE SALE OF EQUITY, OR SECURITIES CONVERTIBLE INTO EQUITY, SHAREHOLDERS MAY EXPERIENCE DILUTION OF THEIR PROPORTIONATE OWNERSHIP OF THE COMPANY.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 6, 9 AND 20 OF THIS REGISTRATION DOCUMENT. PLEASE ALSO REFER TO RISK FACTORS 4.1.5 OF THIS REGISTRATION DOCUMENT.

4.1.2	RISKS RELATED TO A SUBSTANTIAL AMOUNT OF DEBT

THE COMPANY HAS A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING, AND ITS ANNUAL INTEREST EXPENSE WITH RESPECT TO ITS DEBT IS SIGNIFICANT. THE COMPANY DOES NOT CURRENTLY HAVE ANY PRODUCTS APPROVED FOR SALE IN THE MARKET. THE COMPANY NEEDS TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO CONTINUE TO FUND ITS OPERATIONS AS ITS CURRENT CASH RESOURCES WOULD NOT FUND THE COMPANY BEYOND JANUARY 2010. UNLESS THE COMPANY RAISES SUBSTANTIAL ADDITIONAL CAPITAL, IT WILL NOT BE ABLE TO PAY ITS OPERATING EXPENSES OR REPAY ITS DEBT OR THE INTEREST, LIQUIDATED DAMAGES OR OTHER PAYMENTS WITH RESPECT TO ITS DEBT.

THE CONSOLIDATED NET FINANCIAL INDEBTEDNESS OF THE GROUP JUNE 30, 2009 IS $58.145 MILLION AS COMPARED TO THE CONSOLIDATED ASSETS AND LIABILITIES OF THE GROUP OF $43.2 MILLION AND $98.76 MILLION, RESPECTIVELY, AS OF JUNE 30, 2009.

THE FOLLOWING TABLE SHOWS THE CONSOLIDATED NET FINANCIAL INDEBTEDNESS OF THE GROUP AS OF DECEMBER 31, 2008 AND THE THREE MONTHS ENDED JUNE 30, 2009 AND THE SHAREHOLDER DEFICIT AS OF DECEMBER 31, 2008 AND THE THREE MONTHS ENDED JUNE 30, 2009 (IN THOUSANDS OF US DOLLARS):

	JUNE 30, 2009	DECEMBER 31, 2008
NET FINANCIAL INDEBTEDNESS	58,145	128,726
SHAREHOLDER DEFICIT	57,630	132,061

AS INDICATED IN 4.1.1, CTI WAS INCORPORATED IN 1991 AND HAS INCURRED A NET OPERATING LOSS EVERY YEAR. AS OF JUNE 30, 2009, CTI HAD AN ACCUMULATED NET DEFICIT OF APPROXIMATELY $1.4 BILLION. THE SHAREHOLDER DEFICIT AS OF JUNE 30, 2009 WAS $57.6 MILLION AND THE NET FINANCIAL INDEBTEDNESS AS OF JUNE 30, 2009 WAS $58.1 MILLION. REVENUES AND INTEREST EXPENSE FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2009 AND 2008 ARE SUMMARIZED IN THE TABLE BELOW (IN THOUSANDS OF US DOLLARS).

	SIX MONTHS ENDED JUNE 30, 2009	SIX MONTHS ENDED JUNE 30, 2008
REVENUES	40	6,284
INTEREST EXPENSE	9,545	37,757

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 10 AND 20 OF THIS REGISTRATION DOCUMENT.

4.1.3	RISKS RELATED TO ASSETS AND SHAREHOLDER DEFICIT

AS OF JUNE 30, 2009, CTI HAD A TOTAL SHAREHOLDER DEFICIT OF APPROXIMATELY $57.6 MILLION, AND TOTAL ASSETS OF APPROXIMATELY $43.2 MILLION. THERE ARE NO PROVISIONS UNDER US LAW THAT GOVERN THE INTEGRITY OF THE COMPANY’S SHARE CAPITAL AND THEREFORE, THE COMPANY’S SHAREHOLDER DEFICIT MAY CONTINUE AND MAY INCREASE WITHOUT THE NEED FOR SHARE CAPITAL TO BE ADJUSTED.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 9 AND 20 OF THIS REGISTRATION DOCUMENT.

4.1.4	RISKS RELATED TO THE NEED TO REDUCE EXPENSES

THE COMPANY NEEDS TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO FUND ITS OPERATIONS. HOWEVER, EVEN IF THE COMPANY IS ABLE TO SECURE ADDITIONAL FINANCING ON ACCEPTABLE TERMS IN THE NEAR FUTURE, THE COMPANY EXPECTS TO IMPLEMENT A NUMBER OF COST REDUCTION INITIATIVES, SUCH AS FURTHER REDUCTIONS IN THE COST OF THE COMPANY’S WORKFORCE AND THE DISCONTINUATION OF A NUMBER OF BUSINESS INITIATIVES TO FURTHER REDUCE ITS RATE OF CASH UTILIZATION AND EXTEND THE COMPANY’S EXISTING CASH BALANCES. THE COMPANY BELIEVES THAT THESE ADDITIONAL COST REDUCTION INITIATIVES, IF UNDERTAKEN, WILL PROVIDE IT WITH ADDITIONAL TIME TO CONTINUE ITS PURSUIT OF ADDITIONAL FINANCING SOURCES AND STRATEGIC ALTERNATIVES. IN THE EVENT THE COMPANY IS UNABLE TO OBTAIN FINANCING ON ACCEPTABLE TERMS AND REDUCE ITS EXPENSES, IT MAY BE REQUIRED TO LIMIT OR CEASE OPERATIONS, PURSUE A PLAN TO SELL ITS OPERATING ASSETS OR OTHERWISE MODIFY ITS BUSINESS STRATEGY, WHICH COULD MATERIALLY HARM ITS FUTURE BUSINESS PROSPECTS. IN NOVEMBER 2007, THE COMPANY CONVERTED ITS BRESSO, ITALY SUBSIDIARY INTO A CORPORATE BRANCH TO REDUCE EXPENSES RELATED TO HAVING A SUBSIDIARY IN ITALY. IN FEBRUARY 2009, IN AN EFFORT TO CURTAIL THE EXPENSES RELATED TO ITS PRECLINICAL DRUG DEVELOPMENT OPERATIONS IN BRESSO, ITALY, THE COMPANY ENGAGED A STRATEGIC ADVISORY CONSULTING FIRM TO ASSIST IT WITH DEVELOPING STRATEGIC OPTIONS FOR A PARTNERSHIP, ASSET DIVESTMENT OR JOINT VENTURE FOR ITS ITALIAN BRANCH. HOWEVER, TO DATE THE COMPANY HAS BEEN UNABLE TO FIND AN APPROPRIATE BUYER OR PARTNER FOR THE BRESSO FACILITY, THEREFORE THE BOARD HAS APPROVED TAKING THE APPROPRIATE STEPS TO CLOSE THAT FACILITY AND CEASE THE COMPANY’S

OPERATIONS IN EUROPE. IN FEBRUARY 2009, THE COMPANY NOTIFIED ITS EMPLOYEES AT THE BRESSO FACILITY THAT IT WOULD COMMENCE A COLLECTIVE DISMISSAL PROCEDURE UNDER ITALIAN LAW, WHICH GIVES THE COMPANY 75 DAYS TO CONSULT WITH THE TRADE UNIONS IN ITALY REGARDING SOLUTIONS THAT MAY REDUCE THE SOCIAL IMPACT OF THE DISMISSAL.

4.1.5	RISKS RELATED TO THE NEED TO RAISE ADDITIONAL FUNDS IN THE NEAR FUTURE

CTI HAS SUBSTANTIAL OPERATING EXPENSES ASSOCIATED WITH THE DEVELOPMENT OF ITS PRODUCT CANDIDATES AND AS OF JUNE 30, 2009 CTI HAD APPROXIMATELY $12.0 MILLION IN CASH AND CASH EQUIVALENTS. IN ADDITION, CTI RECEIVED PROCEEDS OF APPROXIMATELY $41.7 MILLION, NET OF UNDERWRITING DISCOUNTS AND COMMISSIONS, IN JULY 2009 FOLLOWING THE ISSUANCE OF CTI COMMON STOCK AND WARRANTS IN FAVOUR OF THIRD PARTIES.

AS OF JUNE 30 2009, CTI’S TOTAL CURRENT LIABILITIES WERE APPROXIMATELY $29.9 MILLION. CTI HAS ALSO A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING. THE AGGREGATE PRINCIPAL BALANCE OF CTI’S CONVERTIBLE NOTES AS OF JUNE 30, 2009 WAS APPROXIMATELY $66.0 MILLION IN CONVERTIBLE NOTES WITH INTEREST RATES RANGING FROM 4% TO 7.5%.

THE COMPANY EXPECTS THAT ITS EXISTING CASH AND CASH EQUIVALENTS, SECURITIES AVAILABLE-FOR-SALE AND INTEREST RECEIVABLE, INCLUDING PROCEEDS RECEIVED TO DATE, WILL NOT PROVIDE SUFFICIENT WORKING CAPITAL TO FUND ITS PRESENTLY ANTICIPATED OPERATIONS BEYOND JANUARY 2010, AND THE COMPANY WILL THEREFORE NEED TO RAISE ADDITIONAL CAPITAL.

THE COMPANY MAY RAISE SUCH CAPITAL THROUGH PUBLIC OR PRIVATE EQUITY FINANCINGS, PARTNERSHIPS, JOINT VENTURES, DISPOSITION OF ASSETS, DEBT FINANCINGS OR RESTRUCTURINGS, BANK BORROWINGS OR OTHER SOURCES. HOWEVER, ADDITIONAL FUNDING MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 10, 20, AND 22 OF THIS REGISTRATION DOCUMENT.

4.1.6	RISKS RELATED TO THE LICENSE AND CO-DEVELOPMENT AGREEMENT ENTERED INTO WITH NOVARTIS PHARMACEUTICAL COMPANY LTD.

ON SEPTEMBER 15, 2006, THE COMPANY ENTERED INTO A LICENSE AND CO-DEVELOPMENT AGREEMENT RELATED TO OPAXIO AND PIXANTRONE WITH NOVARTIS PURSUANT TO WHICH THE COMPANY GRANTED TO NOVARTIS AN EXCLUSIVE WORLDWIDE LICENSE FOR THE DEVELOPMENT AND COMMERCIALIZATION OF OPAXIO AND AN OPTION TO ENTER INTO AN EXCLUSIVE WORLDWIDE LICENCE TO DEVELOP AND COMMERCIALIZE PIXATRONE ON AGREED UPON TERMS. THE PRIMARY ENDPOINT FOR THE PIX301 STUDY IS COMPLETE REMISSION (CR) AND UNCONFIRMED COMPLETE REMISSION (UCR) IN PATIENTS RECEIVING EITHER PIXANTRONE OR ANOTHER SINGLE AGENT CHEMOTHERAPEUTIC DRUG.

WITH REGARD TO PIXANTRONE, NOVARTIS HAS THE EXCLUSIVE OPTION, EXERCISABLE IN ITS SOLE DISCRETION, TO ENTER INTO AN EXCLUSIVE WORLDWIDE LICENSE TO DEVELOP AND COMMERCIALIZE PIXANTRONE (THE “PIXANTRONE OPTION”). THE PIXANTRONE OPTION IS EXERCISABLE, IN NOVARTIS’ SOLE DISCRETION, AT ANY TIME UNTIL THE LATER TO OCCUR OF (I)

THREE HUNDRED AND SIXTY-FIVE (365) DAYS AFTER THE DATABASE ON THE COMPANY’S ONGOING PHASE III STUDY OF PIXANTRONE IS LOCKED OR (II) THIRTY (30) DAYS AFTER THE EXPIRATION OF THE OPAXIO PARTICIPATION PERIOD (DEFINED BELOW). ON NOVEMBER 3, 2008, THE COMPANY NOTIFIED TO NOVARTIS THAT IT HAD CLOSED THE DATA SET FOR PRELIMINARY ANALYSIS OF THE PRIMARY ENDPOINT IN THE PHASE III EXTEND (PIX 301) TRIAL OF PIXANTRONE FOR PATIENTS WITH RELAPSED DIFFUSE LARGE B CELL NON-HODGKIN’S LYMPHOMA AND, PURSUANT TO ITS OBLIGATIONS UNDER SECTION 2.4(a) OF THE LICENSE AND CO-DEVELOPMENT AGREEMENT EXECUTED ON SEPTEMBER 15, 2006, PROVIDED NOTICE TO NOVARTIS THAT THE DATA SET HAS BEEN CLOSED, THEREBY TRIGGERING THE 365-DAY PERIOD DESCRIBED ABOVE. IF NOVARTIS EXERCISES THE PIXANTRONE OPTION, THEN THE COMPANY AND NOVARTIS ARE OBLIGATED TO USE COMMERCIALLY REASONABLE EFFORTS TO NEGOTIATE IN GOOD FAITH THE DETAILS OF A DEFINITIVE AGREEMENT BASED ON CERTAIN AGREED TERMS. THE AGREED FINANCIAL TERMS VARY DEPENDING ON WHETHER OR NOT NOVARTIS HAS ALSO MADE THE OPAXIO ELECTION. IN GENERAL, IF NOVARTIS HAS DECIDED NOT TO MAKE THE OPAXIO ELECTION (DEFINED BELOW), THEN THE COMPANY WOULD BE ELIGIBLE TO RECEIVE (I) A CUSTOMARY ROYALTY ON PIXANTRONE WORLDWIDE SALES AND (II) UP TO $71 MILLION IN MILESTONE PAYMENTS (IF ALL MILESTONES WERE ACHIEVED). IF NOVARTIS DECIDES TO EXERCISE ITS PIXANTRONE OPTION AND AT SUCH TIME HAS EXERCISED, OR HAS NOT GIVEN UP, ITS RIGHTS WITH RESPECT TO OPAXIO, THEN THE COMPANY WOULD BE ELIGIBLE TO RECEIVE (I) UP TO $104 MILLION OF MILESTONE PAYMENTS (IF ALL MILESTONES WERE ACHIEVED), (II) A $7.5 MILLION LICENSE FEE, (III) A CUSTOMARY ROYALTY ON WORLDWIDE PIXANTRONE SALES, AND (IV) EXPENSE REIMBURSEMENT AND FUTURE EXPENSE SHARING ON TERMS SIMILAR TO THOSE RELATED TO THE OPAXIO ELECTION. MILESTONE PAYMENTS UNDER THE PIXANTRONE OPTION ARE ALSO BASED ON A MIX OF TARGETS REGARDING SALES LEVELS AND REGULATORY APPROVALS. IN APRIL 2009 THE COMPANY ANNOUNCED THAT IT BEGAN A ROLLING SUBMISSION OF A NDA TO THE FDA FOR PIXANTRONE TO TREAT RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA (NHL).

WITH RESPECT TO PIXANTRONE, THE COMPANY ON JUNE 2009 COMPLETED THE SUBMISSION OF THE NDA TO THE FDA, THAT ON SEPTEMBER 4, 2009, HAS NOTIFIED THE COMPANY THAT THE DATE OF APRIL 23, 2010 HAS BEEN ESTABLISHED AS ACTION DATE REGARDING THE TRADING AUTHORIZATION OF PIXANTRONE AS TREATMENT FOR RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA (NHL) (FOR FURTHER INFORMATION ABOUT THE PRINCIPAL STEPS OF THE PROCESS FOR THE TRADING AUTHORIZATION OF PIXANTRONE STARTED AT THE FDA, PLEASE REFER TO THE SECTION OF THE PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT RELATIVE TO PIXANTRONE, IN PARTICULAR TO THE TABLE REPORTED AT THE END OF THE SUBSECTION HEADED “PIXANTRONE FOR RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA”).

THERE CAN BE NO ASSURANCES THAT THE COMPANY WILL HAVE SUFFICIENT RESOURCES TO CONTINUE TO PURSUE FDA APPROVAL OF PIXANTRONE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT NOVARTIS WOULD ELECT TO EXERCISE ITS OPTION FOR PIXANTRONE AT SUCH TIME OR WITHIN THE SPECIFIED TIME PERIOD FOR DOING SO.

WITH REGARD TO OPAXIO, NOVARTIS HAS THE RIGHT TO ELECT TO PARTICIPATE IN AND CONTROL THE FUTURE DEVELOPMENT AND COMMERCIALIZATION OF OPAXIO (THE “OPAXIO ELECTION”) AT ANY TIME UNTIL THIRTY (30) DAYS AFTER THE APPROVAL OF OPAXIO IN THE U.S. OR EUROPE WHICH SATISFIES CERTAIN CONDITIONS (THE “OPAXIO PARTICIPATION PERIOD”). NOVARTIS IS UNDER NO OBLIGATION TO MAKE SUCH ELECTION, AND THERE IS NO GUARANTEE THAT THE COMPANY WILL EVER RECEIVE APPROVAL OF OPAXIO. IF THE OPAXIO PARTICIPATION PERIOD LAPSES BEFORE NOVARTIS HAS MADE THE OPAXIO ELECTION, THEN ALL RIGHTS TO OPAXIO REVERT BACK TO THE COMPANY. IF NOVARTIS DOES MAKE THE OPAXIO ELECTION, THEN IT WOULD BE OBLIGATED TO PAY 100% OF THE DEVELOPMENT AND COMMERCIALIZATION COSTS INCURRED AFTER THE ELECTION PROVIDED THAT THE COMPANY WOULD REIMBURSE NOVARTIS FOR 20% OF THE DEVELOPMENT COSTS ASSOCIATED WITH LABEL EXPANSION OR REGULATORY REQUIRED POST-APPROVAL TRIALS. ADDITIONALLY, IF NOVARTIS MAKES THE OPAXIO ELECTION, THEN SUBJECT TO CERTAIN CONDITIONS, THE COMPANY WOULD (I) HAVE THE RIGHT TO DEVOTE UP TO 35 FULL TIME EMPLOYEES TO OPAXIO COMMERCIALIZATION EFFORTS, (II) RECEIVE A ROYALTY ON OPAXIO WORLDWIDE NET SALES, AND (III) BE ELIGIBLE TO RECEIVE UP TO $270 MILLION OF MILESTONE PAYMENTS IF ALL MILESTONES ARE ACHIEVED. MILESTONE PAYMENTS ARE BASED ON A MIX OF TARGET LEVELS REGARDING SALES LEVELS (DOLLAR THRESHOLDS) AND REGULATORY APPROVALS FOR VARIOUS INDICATIONS.

THE COMPANY WILL NOT RECEIVE ANY ROYALTY OR MILESTONE PAYMENTS UNDER THIS AGREEMENT UNLESS NOVARTIS ELECTS TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF OPAXIO OR IF NOVARTIS EXERCISES ITS OPTION RELATED TO PIXANTRONE AND IS ABLE TO REACH A DEFINITIVE AGREEMENT WITH NOVARTIS REGARDING PIXANTRONE. NOVARTIS IS UNDER NO OBLIGATION TO MAKE SUCH ELECTION OR EXERCISE SUCH RIGHT AND MAY NEVER DO SO. IN ADDITION, EVEN IF NOVARTIS EXERCISES SUCH RIGHTS, ANY ROYALTIES AND MILESTONE PAYMENTS THE COMPANY MAY BE ELIGIBLE TO RECEIVE FROM NOVARTIS ARE SUBJECT TO THE RECEIPT OF THE NECESSARY REGULATORY APPROVALS AND THE ATTAINMENT OF CERTAIN SALES LEVELS. IN THE EVENT NOVARTIS DOES NOT ELECT TO PARTICIPATE IN THE DEVELOPMENT OF OPAXIO OR PIXANTRONE, THE COMPANY MAY NOT BE ABLE TO FIND ANOTHER SUITABLE PARTNER FOR THE COMMERCIALIZATION AND DEVELOPMENT OF THOSE PRODUCTS, WHICH MAY HAVE AN ADVERSE EFFECT ON THE COMPANY’S ABILITY TO BRING THOSE DRUGS TO MARKET. IN ADDITION, THE COMPANY WOULD NEED TO OBTAIN A RELEASE FROM NOVARTIS PRIOR TO ENTERING INTO ANY AGREEMENT TO DEVELOP AND COMMERCIALIZE PIXANTRONE OR OPAXIO WITH A THIRD PARTY. THE COMPANY MAY NEVER RECEIVE THE NECESSARY REGULATORY APPROVALS AND THE COMPANY’S PRODUCTS MAY NOT REACH THE NECESSARY SALES LEVELS TO GENERATE ROYALTY OR MILESTONE PAYMENTS EVEN IF NOVARTIS ELECTS TO EXERCISE ITS OPTION WITH REGARD TO PIXANTRONE OR TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF OPAXIO. NOVARTIS HAS THE RIGHT UNDER THE AGREEMENT IN ITS SOLE DISCRETION TO TERMINATE SUCH AGREEMENT AT ANY TIME ON WRITTEN NOTICE TO US.

FOR MORE INFORMATION CONCERNING THE ABOVE MENTIONED AGREEMENT, PLEASE REFER TO CHAPTER 22, PARAGRAPH 22.1.1 OF THIS REGISTRATION DOCUMENT.

4.1.7	RISKS RELATED TO DILUTION RESULTING FROM ISSUANCES OF NEW COMMON SHARES PURSUANT TO THE SECURITIES NOTES WHICH WILL BE DRAFTED, TOGETHER WITH THE RELEVANT SUMMARIES AND THE POSSIBLE UPDATED INFORMATION, ACCORDING TO THIS REGISTRATION DOCUMENT

TO THE EXTENT THAT THE COMPANY RAISES ADDITIONAL CAPITAL THROUGH THE SALE OF NEW COMMON SHARES PURSUANT TO AN ISSUANCE IN CONNECTION WITH THE SECURITIES NOTES WHICH WILL BE DRAFTED, TOGETHER WITH THE RELEVANT SUMMARIES AND THE POSSIBLE UPDATED INFORMATION, ACCORDING TO THIS REGISTRATION DOCUMENT, THE OWNERSHIP INTEREST OF THE COMPANY’S SHAREHOLDERS MAY BE DILUTED, AS THE CURRENT SHAREHOLDERS OF THE COMPANY DO NOT POSSESS PREEMPTIVE RIGHTS, AND THE PRICE OF THE NEW COMMON SHARES SOLD TO SUBSCRIBERS IN SUCH AN ISSUANCE MAY BE AT A PRICE THAT IS DISCOUNTED COMPARED TO THE MARKET VALUE OF THE STOCK.

4.1.8	RISKS RELATED TO UNDERTAKINGS IN 2003 LISTING PROSPECTUS

SECTIONS 12.5 AND 12.6 OF THE COMPANY’S LISTING PROSPECTUS PUBLISHED IN 2003 (THE “2003 LISTING PROSPECTUS”), DESCRIBED THE MODALITIES PURSUANT TO WHICH THE SHAREHOLDERS’ MEETINGS WOULD HAVE BEEN CALLED AND HELD.

IN THE 2003 LISTING PROSPECTUS, THE COMPANY MENTIONED IN SECTION 12.6, “SHAREHOLDERS’ MEETINGS”, THAT “[…] CTI SHAREHOLDERS ARE ENTITLED TO VOTE […] BY SENDING VIA MAIL TO THE COMPANY A PROXY CARD CONTAINED IN THE PROXY STATEMENT OR BY VOTING ON THE INTERNET OR BY TELEPHONE”. ALSO FOR THE PURPOSES OF REACHING THE SHAREHOLDERS MEETING QUORUM, THE COMPANY HAS BEEN TRYING TO FACILITATE THE VOTING BY ITS ITALIAN SHAREHOLDERS, BUT ITALIAN LAWS (IN PARTICULAR, PRIVACY LAW) PREVENT THE COMPANY (OR THE SERVICE AGENT THAT DELIVERS THE MEETING DOCUMENTATION TO THE SHAREHOLDERS) FROM KNOWING THE NAMES OF ALL ITS SHAREHOLDERS (AS CONFIRMED IN A LEGAL OPINION REQUESTED AND OBTAINED BY THE COMPANY) AND, SINCE THE IDENTIFICATION OF EACH SHAREHOLDER IS A CONDITION TO ALLOW SHAREHOLDERS TO VOTE OVER THE INTERNET OR BY PHONE, SO FAR THE COMPANY HAS NOT BEEN IN A POSITION TO PROVIDE SUCH FACILITY TO ITS ITALIAN SHAREHOLDERS.

NEVERTHELESS, FOR THE FUTURE, ITALIAN SHAREHOLDERS WILLING TO VOTE OVER THE INTERNET OR BY PHONE WILL BE ALLOWED TO DO SO IF THEY FOLLOW THE PROCEDURES DESCRIBED IN CHAPTER 21, PARAGRAPH 21.2.5 OF THIS REGISTRATION DOCUMENT.

4.1.9	RISKS RELATED TO MAINTAINING THE LISTING OF THE COMPANY’S COMMON STOCK ON THE NASDAQ CAPITAL MARKET

EFFECTIVE WITH THE OPENING OF TRADING ON JANUARY 8, 2009, THE U.S. LISTING OF CTI’S COMMON STOCK WAS TRANSFERRED TO THE NASDAQ CAPITAL MARKET, SUBJECT TO MEETING A MINIMUM MARKET VALUE OF LISTED SECURITIES OF $35 MILLION. THE NASDAQ LISTING QUALIFICATIONS PANEL (THE “PANEL”) APPROVED THIS TRANSFER AFTER THE COMPANY’S MARKET CAPITALIZATION DID NOT COMPLY WITH THE MINIMUM MARKET CAPITALIZATION REQUIRED FOR COMPANIES LISTED ON THE NASDAQ GLOBAL MARKET, AND THE COMPANY PRESENTED A PLAN TO THE PANEL FOR REGAINING COMPLIANCE WITH THE NASDAQ MARKETPLACE RULES. ON JANUARY 23, 2009, THE COMPANY RECEIVED AN ADDITIONAL STAFF DETERMINATION LETTER (THE “DETERMINATION LETTER”) FROM THE NASDAQ STOCK MARKET (“NASDAQ”) THAT STATED THE NASDAQ STAFF HAD

CONCLUDED THAT THE COMPANY HAD VIOLATED MARKETPLACE RULE 4350(I)(1)(C), WHICH REQUIRES SHAREHOLDER APPROVAL IN CONNECTION WITH AN ACQUISITION IF THE ISSUANCE OR POTENTIAL ISSUANCE IS GREATER THAN 20% OF THE PRE-ACQUISITION SHARES OUTSTANDING, AND THAT THE COMPANY HAD AT TIMES NOT COMPLIED WITH MARKETPLACE RULE 4310(C)(17) REGARDING SUBMISSION OF A “LISTING OF ADDITIONAL SHARES” FORM. ON FEBRUARY 18, 2009, THE COMPANY UPDATED THE PANEL ON ITS PLAN FOR REGAINING COMPLIANCE AND REQUESTED AN EXTENSION OF THE DEADLINE TO REGAIN COMPLIANCE WITH THE MINIMUM MARKET CAPITALIZATION REQUIREMENT FOR THE NASDAQ CAPITAL MARKET. ON MARCH 6, 2009, THE COMPANY WAS NOTIFIED BY NASDAQ THAT THE PANEL HAD DETERMINED TO CONTINUE THE LISTING OF ITS COMMON STOCK ON THE NASDAQ CAPITAL MARKET, SUBJECT TO THE CONDITION THAT, ON OR BEFORE APRIL 6, 2009, IT DEMONSTRATE COMPLIANCE WITH ALL APPLICABLE STANDARDS FOR CONTINUED LISTING ON THE NASDAQ CAPITAL MARKET, INCLUDING THE $35 MILLION MINIMUM MARKET CAPITALIZATION REQUIREMENT. THE PANEL ALSO ADVISED THAT THE NASDAQ MARKETPLACE RULES DO NOT ALLOW FOR AN EXTENSION FOR COMPLIANCE BEYOND APRIL 6, 2009. IN ADDITION, THE PANEL ISSUED A PUBLIC REPRIMAND FOR CTI’S PRIOR FAILURES TO COMPLY WITH THE SHAREHOLDER APPROVAL REQUIREMENTS AND LATE FILING OF “LISTING OF ADDITIONAL SHARES” FORMS. ON APRIL 2, 2009, FOLLOWING CTI’S COMPLIANCE FOR A MINIMUM OF TEN CONSECUTIVE TRADING DAYS WITH THE NASDAQ REQUIREMENT THAT THE MARKET VALUE OF LISTED SECURITIES EXCEED $35 MILLION, NASDAQ NOTIFIED THE COMPANY THAT IT HAD REGAINED COMPLIANCE WITH ALL APPLICABLE REQUIREMENTS FOR CONTINUED LISTING ON THE NASDAQ CAPITAL MARKET.

AS OF JULY 17, 2009, CTI’S STOCK PRICE WAS $1.38. ALTHOUGH NASDAQ HAS SUSPENDED THE $1.00 MINIMUM BID PRICE REQUIREMENT THROUGH JULY 31, 2009, THERE CAN BE NO ASSURANCES THAT THE COMPANY’S STOCK PRICE WILL BE ABOVE $1.00 WHEN THE MINIMUM BID PRICE REQUIREMENT IS REINSTATED, NOR CAN THERE BE ANY ASSURANCE THAT NASDAQ WILL FURTHER EXTEND THE SUSPENSION OF SUCH REQUIREMENT. AT THE SPECIAL MEETING OF CTI’S SHAREHOLDERS HELD ON MARCH 24, 2009, THE PROPOSAL TO ALLOW THE BOARD, IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT OF CTI’S COMMON STOCK WAS NOT APPROVED BY THE SHAREHOLDERS. IN THE EVENT THAT THE COMPANY’S STOCK PRICE IS BELOW $1.00 WHEN THE MINIMUM BID PRICE REQUIREMENT IS REINSTATED, THE COMPANY MAY NOT BE ABLE TO EFFECT A REVERSE STOCK SPLIT TO INCREASE ITS STOCK PRICE IF IT IS UNABLE TO OBTAIN SHAREHOLDER APPROVAL OF A REVERSE STOCK SPLIT IN THE FUTURE.

EVEN THOUGH THE COMPANY CURRENTLY SATISFIES THE REQUIREMENTS TO BE LISTED ON THE NASDAQ CAPITAL MARKET, TRADING IN ITS COMMON STOCK MAY BE HALTED OR SUSPENDED DUE TO MARKET CONDITIONS OR IF NASDAQ, CONSOB OR THE BORSA ITALIANA DETERMINES THAT TRADING IN ITS COMMON STOCK IS INADVISABLE. TRADING IN CTI’S COMMON STOCK WAS HALTED BY THE BORSA ITALIANA ON FEBRUARY 10, 2009, AND, AS A CONSEQUENCE, TRADING IN THE COMPANY’S COMMON STOCK WAS HALTED BY NASDAQ. AFTER THE COMPANY PROVIDED CONSOB WITH ADDITIONAL INFORMATION AND CLARIFICATION ON THE COMPANY’S BUSINESS OPERATIONS AND FINANCIAL CONDITION AS REQUESTED AND PUBLISHED A PRESS RELEASE CONTAINING SUCH INFORMATION IN ITALY, BORSA ITALIANA AND NASDAQ LIFTED THE TRADING HALT ON CTI’S STOCK.

IN ADDITION, ON MARCH 23, 2009, THE BORSA ITALIANA ALSO HALTED TRADING OF CTI’S COMMON STOCK ON THE MTA STOCK MARKET AND RESUMED TRADING PRIOR TO OPENING OF THE MTA THE NEXT DAY AFTER THE COMPANY FILED A PRESS RELEASE REGARDING THE EXPLANATORY PARAGRAPH IN THE COMPANY’S AUDITOR’S REPORTS ON CTI’S DECEMBER 31, 2008 AND 2007 CONSOLIDATED FINANCIAL STATEMENTS REGARDING THE AUDITOR’S SUBSTANTIAL DOUBT AS TO CTI’S ABILITY TO CONTINUE AS A GOING CONCERN. AS A CONSEQUENCE, NASDAQ ALSO HALTED TRADING IN CTI’S COMMON STOCK ON MARCH 23, 2009 BUT RE-INITIATED TRADING LATER THAT DAY. CONSOB MAY MAKE ADDITIONAL INQUIRIES ABOUT THE COMPANY’S BUSINESS AND FINANCIAL CONDITIONS AT ANY TIME, AND THERE CAN BE NO GUARANTEE THAT CONSOB OR NASDAQ WILL NOT HALT TRADING IN CTI’S SHARES AGAIN IN THE FUTURE.

IF CTI’S COMMON STOCK CEASES TO BE LISTED FOR TRADING ON NASDAQ, THE MTA, OR BOTH FOR ANY REASON OR IF TRADING IN CTI’S STOCK IS HALTED OR SUSPENDED ON NASDAQ, THE MTA, OR BOTH, IT MAY HARM CTI’S STOCK PRICE, INCREASE THE VOLATILITY OF ITS STOCK PRICE AND MAKE IT MORE DIFFICULT FOR INVESTORS TO BUY OR SELL SHARES OF THE COMPANY COMMON STOCK. MOREOVER, IF THE COMPANY’S COMMON STOCK CEASES TO BE LISTED FOR TRADING ON NASDAQ OR IF TRADING IN ITS STOCK IS HALTED OR SUSPENDED ON NASDAQ, THE COMPANY MAY BECOME SUBJECT TO OBLIGATIONS TO REDEEM CERTAIN SHARES OF PREFERRED STOCK AT A PREMIUM AND/OR REPAY ON AN ACCELERATED BASIS CERTAIN CONVERTIBLE NOTES. IN ADDITION, IF THE COMPANY IS NOT LISTED ON NASDAQ AND/OR IF ITS PUBLIC FLOAT FALLS BELOW $75 MILLION (THAT IS THE AMOUNT ESTABLISHED BY SEC RULES FOR A COMPANY TO BE ELIGIBLE TO FILE SHELF REGISTRATION STATEMENTS ON SEC FORM S-3), THE COMPANY WILL BE LIMITED IN ITS ABILITY TO FILE NEW SHELF REGISTRATION STATEMENTS ON SEC FORM S-3 AND/OR TO FULLY USE ONE OR MORE REGISTRATION STATEMENTS ON SEC FORM S-3. THE COMPANY HAS RELIED SIGNIFICANTLY ON SHELF REGISTRATION STATEMENTS ON SEC FORM S-3 FOR MOST OF ITS FINANCINGS IN RECENT YEARS, SO ANY SUCH LIMITATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY’S ABILITY TO RAISE THE CAPITAL IT NEEDS.

4.1.10	RISKS RELATED TO THE GLOBAL FINANCIAL CRISIS

THE CONTINUED CREDIT CRISIS AND RELATED TURMOIL IN THE GLOBAL FINANCIAL SYSTEM HAS HAD AND MAY CONTINUE TO HAVE AN IMPACT ON THE COMPANY’S BUSINESS AND FINANCIAL CONDITION. THE COMPANY MAY FACE SIGNIFICANT CHALLENGES IF CONDITIONS IN THE FINANCIAL MARKETS DO NOT IMPROVE OR CONTINUE TO WORSEN. IN PARTICULAR, THE COMPANY’S ABILITY TO ACCESS THE CAPITAL MARKETS AND RAISE FUNDS REQUIRED FOR ITS OPERATIONS MAY BE SEVERELY RESTRICTED AT A TIME WHEN THE COMPANY WOULD LIKE, OR NEED, TO DO SO. SUCH RESTRICTION COULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MEET OUR CURRENT AND FUTURE FUNDING REQUIREMENTS AND ON OUR FLEXIBILITY TO REACT TO CHANGING ECONOMIC AND BUSINESS CONDITIONS.

4.1.11	RISKS RELATED TO THE VOTING PROCEDURES AND DELIVERY OF THE MEETING DOCUMENTATION

DUE TO CERTAIN RESTRICTIONS UNDER ITALIAN LAW WHICH PROHIBIT IDENTIFYING INDIVIDUAL THE COMPANY SHAREHOLDERS WHO HOLD SHARES IN ITALY THROUGH MONTE TITOLI (THE “ITALIAN SHAREHOLDERS”), THE ITALIAN SHAREHOLDERS MAY BE LIMITED IN THEIR ABILITY TO RECEIVE INFORMATION ABOUT THE COMPANY (FOR INSTANCE, ITALIAN SHAREHOLDERS ARE GENERALLY NOT ABLE TO RECEIVE THE SHAREHOLDER MEETING DOCUMENTATION AT THEIR OWN

ADDRESS) AND TO AVAIL THEMSELVES OF CERTAIN VOTING MODALITIES SUCH AS INTERNET AND PHONE. THESE LIMITATIONS DO NOT APPLY TO SHAREHOLDERS WHO HOLD THEIR SHARES IN THE COMPANY DIRECTLY OR THROUGH A U.S. INTERMEDIARY.

SHAREHOLDERS’ MEETING DOCUMENTATION

AN ITALIAN SHAREHOLDER WISHING TO RECEIVE THE MEETING DOCUMENTATION AT HIS/HER OWN ADDRESS (PROVIDED HE/SHE DOES NOT ALREADY HAVE AN AGREEMENT IN PLACE WITH HIS/HER ITALIAN DEPOSITORY BANK AIMED AT ALLOWING THE ITALIAN SHAREHOLDER TO RECEIVE THE SHAREHOLDER MEETING DOCUMENTATION AT HIS/HER ADDRESS OR ALLOWING THE TRANSMISSION OF HIS/HER PERSONAL DETAILS TO THE COMPANY OR TO ANOTHER APPOINTED INTERMEDIARY), SHOULD REQUEST TO TRANSFER (AT HIS OR HER OWN EXPENSE) HIS OR HER SECURITIES TO A U.S. INTERMEDIARY/BROKER PRIOR TO THE RECORD DATE OR REQUEST TO BE REGISTERED IN THE COMPANY’S SHAREHOLDERS BOOK (WHICH WOULD IMPLY THAT THE SHARES ARE HELD WITH COMPUTERSHARE IN THE UNITED STATES) IN ORDER TO BE TREATED AS A U.S. SHAREHOLDER.

VOTING PROCEDURES

AN ITALIAN SHAREHOLDER WISHING TO AVAIL HIMSELF/HERSELF OF THE SPECIFIC VOTING MODALITIES VIA INTERNET OR PHONE, SHOULD REQUEST TO TRANSFER (AT HIS OR HER OWN EXPENSE) HIS OR HER SECURITIES TO A U.S. INTERMEDIARY/BROKER PRIOR TO THE RECORD DATE OR REQUEST TO BE REGISTERED IN THE COMPANY’S SHAREHOLDERS BOOK.

THE CUSTODY TRANSFER PROCEDURE AS DESCRIBED IN DETAIL UNDER CHAPTER 21, PARAGRAPH 21.2.5 BELOW PERMITS U.S AFFILIATE BROKER-DEALERS TO EXERCISE THEIR DISCRETIONARY AUTHORITY IN VOTING TO THE EXTENT THAT THE ITALIAN SHAREHOLDER: (I) DID NOT EXPLICITLY STATED HIS INTENTION TO OBJECT TO THE TRANSFER OF THE SHARES AND, ONCE THE SHARES WERE TRANSFERRED, (II) DID NOT EXERCISE THE RIGHT TO VOTE PURSUANT TO THE MODALITIES PROVIDED IN THE PROXY STATEMENT; (III) DID NOT INSTRUCT U.S AFFILIATE BROKER-DEALERS, THROUGH HIS/HER DEPOSITORY BANK, TO VOTE OR (IV) DID NOT INSTRUCT U.S. AFFILIATE BROKER-DEALERS, THROUGH THEIR DEPOSITORY BANK, TO ABSTAIN FROM TAKING ANY ACTION IN RELATION TO THE SHARES, INCLUDING THE ATTENDANCE AT THE MEETING AND THE EXERCISE OF VOTING RIGHTS.

THE PROCEDURES CONCERNING THE APPLICATION OF NYSE RULE 452, WHICH PERMIT AFFILIATE BROKER-DEALERS TO EXERCISE THEIR DISCRETIONARY AUTHORITY, ARE DIFFERENT DEPENDING ON WHETHER THE SHAREHOLDER’S SHARES ARE TRANSFERRED FROM ITALIAN ACCOUNTS TO U.S ACCOUNTS OR ARE ALREADY HELD ON U.S ACCOUNTS; IN SUCH RESPECT, IN THE FIRST CASE SHAREHOLDERS DO NOT RECEIVE, AT THEIR ADDRESS, THE PROXY STATEMENT, WHICH INCLUDES DISCLOSURE REGARDING THE MATTERS TO BE DISCUSSED DURING THE SHAREHOLDERS’ MEETING ON WHICH AFFILIATE BROKER-DEALERS ARE ALLOWED TO EXERCISE DISCRETIONARY AUTHORITY (AS DESCRIBED UNDER CHAPTER 21, PARAGRAPH 21.5.2 LETT. C3), ALTHOUGH SUCH PROXY STATEMENT WOULD BE OTHERWISE PUT AT DISPOSAL OF THE SHAREHOLDER ACCORDING TO THE MODALITIES DESCRIBED UNDER CHAPTER 21, PARAGRAPH 21.5.2 LETT. B. FURTHERMORE, THE APPLICATION OF THE NYSE RULE 452 TO THE SHAREHOLDER NOT HOLDING THE SHARES ON U.S ACCOUNTS REQUIRES THE COMPLIANCE WITH CERTAIN REQUIREMENTS TO BE FULFILLED IN ORDER TO TRANSFER THE SHARES ON THE U.S ACCOUNT AS FULLY DESCRIBED IN CHAPTER 21, PARAGRAPH 21.2.5, LETT. C3 AND C4 AND THE CORRESPONDING PAYMENT BY THE COMPANY OF RELATED COSTS.

AN ITALIAN SHAREHOLDER WHOSE DEPOSITORY BANK DECIDES TO TAKE PART IN THE CUSTODY TRANSFER RECEIVES (AS BETTER DESCRIBED UNDER CHAPTER 21, PARAGRAPH 21.2.5) THROUGH HIS BANK, A LETTER FROM THE COMPANY PROVIDING INFORMATION ON THE COMING SHAREHOLDERS’ MEETING. AN ITALIAN SHAREHOLDER WHOSE DEPOSITORY BANK REFUSES, INSTEAD, TO TAKE PART IN THE CUSTODY TRANSFER, WILL NOT RECEIVE SUCH LETTER AND WILL BE INFORMED OF THE MEETING ONLY FOLLOWING PUBLICATION OF THE TWO SHAREHOLDERS MEETING CALL NOTICES ON A NATIONAL NEWSPAPER. PRIOR TO EACH SHAREHOLDERS’ MEETING THE COMPANY HAS PUBLISHED TWO NOTICES (ONE BEFORE THE RECORD DATE AND ONE BEFORE THE MEETING) PROVIDING CERTAIN INFORMATION, INCLUDING THE DATE OF THE SHAREHOLDERS’ MEETING AND WHERE TO FIND INFORMATION ON SUCH MEETING. IN PREPARATION FOR SUCH SHAREHOLDERS’ MEETING THE COMPANY HAS CONTACTED EACH AND EVERY DEPOSITORY BANK (ALSO OFFERING TO SUSTAIN ANY APPLICABLE COST), AND WHETHER AN ITALIAN SHAREHOLDER EVENTUALLY RECEIVES THE COMPANY’S LETTER WILL ULTIMATELY DEPEND ON WHETHER THE DEPOSITORY BANK ADHERES TO SUCH PROCEDURE OF CUSTODY TRANSFER.

THE COMPANY USED THIS TRANSFER PROCEDURE FOR THE EXTRAORDINARY SHAREHOLDER MEETING HELD ON JANUARY 28, 2008, FOR THE SHAREHOLDERS’ MEETING HELD ON JUNE, 19 2008 AND FOR THE EXTRAORDINARY SHAREHOLDER MEETING HELD ON MARCH 24, 2009 FOR THE PROPOSALS IN CONNECTION WITH WHICH IT IS POSSIBLE TO APPLY THE CUSTODY TRANSFER. IN PREPARATION FOR THIS MEETING, THE COMPANY CONTACTED ALL OF THE ITALIAN BANKS WHOSE LISTS WERE PROVIDED BY MONTE TITOLI’S BOOKS AS HOLDERS OF THE COMPANY SHARES, ALTHOUGH ONLY A PORTION OF THEM AGREED TO THE CUSTODY TRANSFER PROCEDURE.

AT THE SHAREHOLDERS’ MEETING ON JUNE 19, 2008, THE COMPANY’S SHAREHOLDERS APPROVED AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO LOWER THE QUORUM REQUIREMENT FROM A MAJORITY OF ALL OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING TO ONE-THIRD OF SHARES SO ENTITLED TO VOTE. HOWEVER, EVEN WITH THE LOWER QUORUM REQUIREMENT, THE COMPANY MAY NOT BE ABLE TO ACHIEVE QUORUM FOR ITS SHAREHOLDER MEETINGS WITHOUT USING THE CUSTODY TRANSFER PROCEDURE BECAUSE THE VAST MAJORITY OF THE COMPANY’S SHARES ARE HELD IN ITALY. THE COMPANY IS CONTINUING TO EXPLORE ALTERNATIVE SOLUTIONS TO FACILITATE THE PARTICIPATION IN SHAREHOLDERS’ MEETINGS (INCLUDING THE EXERCISE OF VOTING RIGHTS) BY ITALIAN SHAREHOLDERS AND THE REACHING OF QUORUM TO VALIDLY CONDUCT BUSINESS AT ITS SHAREHOLDERS’ MEETINGS. FOR THE TIME BEING AND FAILING THE FINDING OF ANY ALTERNATIVE SOLUTION, THE COMPANY HAS NOT RULED OUT USING THE CUSTODY TRANSFER PROCEDURES DESCRIBED ABOVE, SUBJECT TO THE COOPERATION OF THE BANKS HOLDING THE COMPANY SHARES VIS-À-VIS MONTE TITOLI.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2.5 OF THIS REGISTRATION DOCUMENT.

4.1.12	RISKS RELATED TO THE COMPANY’S NEED TO OBTAIN A QUORUM FOR ITS MEETINGS OF SHAREHOLDERS

CTI’S ARTICLES REQUIRE THAT A QUORUM, CONSISTING OF ONE-THIRD OF THE OUTSTANDING SHARES OF VOTING STOCK, BE REPRESENTED IN PERSON OR BY PROXY IN ORDER TO TRANSACT BUSINESS AT A MEETING OF ITS SHAREHOLDERS. IN ADDITION, AMENDMENTS TO CTI’S ARTICLES, SUCH AS AN AMENDMENT TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL STOCK, REQUIRE THE APPROVAL OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY. A SUBSTANTIAL MAJORITY OF CTI’S COMMON SHARES ARE HELD BY ITALIAN INSTITUTIONS AND UNDER ITALIAN LAWS AND REGULATIONS, IT IS DIFFICULT FOR THE COMPANY TO COMMUNICATE WITH THE BENEFICIAL HOLDERS OF THOSE SHARES TO OBTAIN VOTES. IN 2006, WHEN A QUORUM REQUIRED A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY VOTING STOCK BE REPRESENTED IN PERSON OR BY PROXY, THE COMPANY SCHEDULED TWO ANNUAL MEETINGS OF SHAREHOLDERS BUT WAS UNABLE TO OBTAIN QUORUM AT EITHER MEETING. FOLLOWING THAT FAILURE TO OBTAIN QUORUM, THE COMPANY CONTACTED CERTAIN DEPOSITORY BANKS IN ITALY WHERE SIGNIFICANT NUMBERS OF CTI’S COMMON STOCK WERE HELD AND ASKED THEM TO COOPERATE BY MAKING A BOOK ENTRY TRANSFER OF THEIR SHARE POSITIONS AT MONTE TITOLI TO THEIR U.S. CORRESPONDENT BANK, WHICH WOULD THEN TRANSFER THE SHARES TO AN ACCOUNT OF THE ITALIAN BANK AT A U.S. AFFILIATE BROKER-DEALER. CERTAIN OF THE BANKS CONTACTED AGREED TO PARTICIPATE IN THE CUSTODY TRANSFER PURSUANT TO THESE ARRANGEMENTS AS OF THE RECORD DATE, SUBJECT TO THE RELEVANT BENEFICIAL OWNER TAKING NO ACTION TO DIRECT THE VOTING OF SUCH SHARES. UNDER RULE 452 OF THE NYSE, THE U.S. AFFILIATE BROKER-DEALER MAY VOTE SHARES ABSENT DIRECTION FROM THE BENEFICIAL OWNER ON CERTAIN MATTERS, SUCH AS THE UNCONTESTED ELECTION OF DIRECTORS, AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES THAT ARE TO BE USED FOR GENERAL CORPORATE PURPOSES, AND THE RATIFICATION OF THE COMPANY’S AUDITORS. AS A RESULT OF THE CUSTODY TRANSFER ARRANGEMENT, THE COMPANY WAS ABLE TO HOLD SPECIAL MEETINGS OF THE SHAREHOLDERS IN APRIL 2007, JANUARY 2008 AND MARCH 2009, AND ANNUAL MEETINGS OF THE SHAREHOLDERS IN SEPTEMBER 2007 AND JUNE 2008.

AT THE MEETING IN JUNE 2008, CTI’S SHAREHOLDERS APPROVED A PROPOSAL TO REDUCE THE QUORUM REQUIREMENT FROM A MAJORITY OF OUTSTANDING VOTING SHARES TO ONE-THIRD OF OUTSTANDING VOTING SHARES. HOWEVER, OBTAINING A QUORUM AT FUTURE MEETINGS, EVEN AT THE LOWER THRESHOLD, WILL DEPEND IN PART UPON THE WILLINGNESS OF ITALIAN DEPOSITORY BANKS TO CONTINUE PARTICIPATING IN THE CUSTODY TRANSFER ARRANGEMENT, AND THERE IS NO ASSURANCE THAT THOSE BANKS THAT HAVE PARTICIPATED IN THE PAST WILL CONTINUE TO PARTICIPATE IN CUSTODY TRANSFER ARRANGEMENTS IN THE FUTURE. THE COMPANY IS EXPLORING OTHER ALTERNATIVES TO OBTAIN QUORUM AT ITS MEETINGS, HOWEVER, THERE IS NO GUARANTEE THAT IT WILL BE ABLE TO FIND AN ALTERNATE METHOD IF THE COMPANY IS UNABLE TO CONTINUE USING THE CUSTODY TRANSFER ARRANGEMENT. AS A RESULT, THE COMPANY MAY BE UNABLE TO GET A QUORUM AT FUTURE ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS OR OBTAIN SHAREHOLDER APPROVALS OF PROPOSALS WHEN NEEDED. IF THE COMPANY IS UNABLE TO OBTAIN A QUORUM AT FUTURE SHAREHOLDER MEETINGS AND THUS FAILS TO GET SHAREHOLDER APPROVAL OF CORPORATE ACTIONS, SUCH FAILURE COULD HAVE A MATERIALLY ADVERSE EFFECT ON THE

COMPANY. IN ADDITION, BROKERS MAY ONLY VOTE ON THOSE MATTERS FOR WHICH BROKER DISCRETIONARY VOTING IS ALLOWED UNDER RULE 452. THE COMPANY MAY NOT BE ABLE TO OBTAIN THE REQUIRED NUMBER OF VOTES TO APPROVE CERTAIN PROPOSALS THAT REQUIRE A MAJORITY OF ALL OUTSTANDING SHARES TO APPROVE DUE TO CTI’S RELIANCE ON BROKER DISCRETIONARY VOTING. THEREFORE IT IS POSSIBLE THAT EVEN IF THE COMPANY IS ABLE TO OBTAIN A QUORUM FOR ITS FUTURE SHAREHOLDER MEETINGS, IT STILL MAY NOT RECEIVE ENOUGH VOTES TO APPROVE CERTAIN PROXY PROPOSALS PRESENTED AT SUCH MEETING AND, DEPENDING ON THE PROPOSAL IN QUESTION, SUCH FAILURE COULD HAVE A MATERIALLY ADVERSE EFFECT ON THE COMPANY. FOR EXAMPLE, A PROPOSAL TO APPROVE A REVERSE STOCK SPLIT FAILED TO RECEIVE SUFFICIENT VOTES TO PASS AT THE MARCH 2009 SHAREHOLDERS MEETING.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2.5 OF THIS REGISTRATION DOCUMENT.

4.1.13	RISKS OF FAILURE IN FINANCING EFFORTS FOR FAILURE TO RECEIVE SHAREHOLDER APPROVAL WHEN NEEDED

THE COMPANY IS REQUIRED UNDER THE NASDAQ MARKETPLACE RULES TO OBTAIN SHAREHOLDER APPROVAL FOR ANY ISSUANCE OF ADDITIONAL EQUITY SECURITIES THAT WOULD COMPRISE MORE THAN 20% OF ITS TOTAL SHARES OF COMMON STOCK OUTSTANDING BEFORE THE ISSUANCE OF THE SECURITIES AT A DISCOUNT TO THE GREATER OF BOOK OR MARKET VALUE IN AN OFFERING THAT IS NOT DEEMED TO BE A “PUBLIC OFFERING” BY NASDAQ. FUNDING OF ITS OPERATIONS IN THE FUTURE MAY REQUIRE ISSUANCE OF ADDITIONAL EQUITY SECURITIES THAT WOULD COMPRISE MORE THAN 20% OF CTI’S TOTAL SHARES OF COMMON STOCK OUTSTANDING, BUT THE COMPANY MAY NOT OBTAIN THE SHAREHOLDER APPROVAL FOR PURPOSES OF COMPLYING WITH THE NASDAQ MARKETPLACE RULES, PARTICULARLY IN LIGHT OF THE DIFFICULTIES THE COMPANY HAS HAD OBTAINING QUORUM AND HOLDING SHAREHOLDER MEETINGS AS OUTLINED ABOVE. IF THE COMPANY IS NOT ABLE TO OBTAIN FINANCING DUE TO SHAREHOLDER APPROVAL DIFFICULTIES, SUCH FAILURE MAY HAVE AN ADVERSE EFFECT ON ITS ABILITY TO CONTINUE OPERATIONS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2 OF THIS REGISTRATION DOCUMENT.

4.1.14	RISKS RELATED TO COMPLIANCE WITH THE REGULATORY STRUCTURE OF ITALY, WHICH COULD RESULT IN ADMINISTRATIVE CHALLENGES

CTI’S STOCK IS TRADED ON THE MTA MARKET AND IT IS REQUIRED TO ALSO COMPLY WITH THE RULES AND REGULATIONS OF CONSOB AND BORSA ITALIANA, WHICH COLLECTIVELY REGULATE COMPANIES LISTED ON ITALY’S PUBLIC MARKETS. CONDUCTING CTI’S OPERATIONS IN A MANNER THAT COMPLIES WITH ALL APPLICABLE LAWS AND RULES REQUIRES IT TO DEVOTE ADDITIONAL TIME AND RESOURCES TO REGULATORY COMPLIANCE MATTERS. FOR EXAMPLE, THE PROCESS OF SEEKING TO UNDERSTAND AND COMPLY WITH THE LAWS OF EACH COUNTRY, INCLUDING TAX, LABOR AND REGULATORY LAWS, MIGHT REQUIRE IT TO INCUR THE EXPENSE OF ENGAGING ADDITIONAL OUTSIDE COUNSEL, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AND MIGHT RESULT IN DELAYED BUSINESS INITIATIVES AS IT SEEKS TO ENSURE THAT EACH NEW INITIATIVE

WILL COMPLY WITH ALL REGULATORY REGIMES. COMPLIANCE WITH ITALIAN LISTING REQUIREMENTS MAY DELAY ADDITIONAL ISSUANCES OF CTI’S COMMON STOCK AND IT IS TAKING APPROPRIATE STEPS TO CONFORM TO THE REQUIREMENTS OF THE ITALIAN STOCK EXCHANGE AND CONSOB TO ALLOW SUCH ADDITIONAL ISSUANCES.

IN ADDITION, UNDER ITALIAN LAW, THE COMPANY MUST PUBLISH A LISTING PROSPECTUS THAT HAS BEEN APPROVED BY CONSOB PRIOR TO ISSUING COMMON STOCK IN ANY TWELVE-MONTH PERIOD THAT EXCEEDS 10% OF THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AT THE BEGINNING OF THAT PERIOD. IF THE COMPANY IS UNABLE TO MAINTAIN A LISTING PROSPECTUS TO COVER GENERAL FINANCING EFFORTS UNDER ITALIAN LAW, IT MAY BE REQUIRED TO RAISE MONEY USING ALTERNATIVE FORMS OF SECURITIES WHICH ARE NOT SUBJECT TO THE LISTING PROSPECTUS REQUIREMENTS, INCLUDING CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE DEBT NOT ISSUED ON AN EU REGULATED MARKET, IN LIEU OF COMMON STOCK. SUCH CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE DEBT MIGHT ALSO BE CONVERTED INTO COMMON STOCK WITHOUT THE PREVIOUS PUBLICATION OF A LISTING PROSPECTUS UNDER SECTION 57, PARAGRAPH 1, LETT. G) OF THE CONSOB REGULATION.

FOR MORE INFORMATION CONCERNING THE APPLICATION OF THE ITALIAN LAW TO THE COMPANY, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.6 AND CHAPTER 16, PARAGRAPH 16.4 OF THIS REGISTRATION DOCUMENT.

4.1.15	RISKS RELATED TO THE COMPANY’S INTERNAL CONTROL OVER FINANCIAL REPORTING

A MATERIAL WEAKNESS IS A CONTROL DEFICIENCY, OR A COMBINATION OF CONTROL DEFICIENCIES, OVER FINANCIAL REPORTING THAT RESULTS IN MORE THAN A REMOTE LIKELIHOOD THAT A MATERIAL MISSTATEMENT OF THE ANNUAL OR INTERIM FINANCIAL STATEMENTS WILL NOT BE PREVENTED OR DETECTED. THE COMPANY IDENTIFIED THAT AS OF DECEMBER 31, 2006, IT HAD MATERIAL WEAKNESSES RELATIVE TO THE EFFECTIVENESS OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING WHICH WERE REMEDIED IN 2007.

THE EXISTENCE OF A MATERIAL WEAKNESS IS AN INDICATION THAT THERE IS MORE THAN A REMOTE LIKELIHOOD THAT A MATERIAL MISSTATEMENT OF CTI’S FINANCIAL STATEMENTS WILL NOT BE PREVENTED OR DETECTED IN THE CURRENT OR ANY FUTURE PERIOD. IF IT FAILS TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, THE COMPANY MAY NOT BE ABLE TO REPORT ITS FINANCIAL RESULTS ACCURATELY, WHICH MAY DEPRIVE MANAGEMENT OF IMPORTANT FINANCIAL INFORMATION NEEDED TO MANAGE THE COMPANY EFFECTIVELY, AND MAY CAUSE INVESTORS TO LOSE CONFIDENCE IN ITS REPORTED FINANCIAL INFORMATION AND HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF ITS COMMON STOCK.

FOR MORE INFORMATION CONCERNING THE AUDIT COMMITTEE, PLEASE REFER TO CHAPTER 14, PARAGRAPH 14.1.1 OF THIS REGISTRATION DOCUMENT.

4.1.16	RISKS RELATED TO RELIANCE ON THIRD PARTY FOR CONTRACTUAL PAYMENTS

BECAUSE WE DO NOT CURRENTLY HAVE ANY MARKETED PRODUCTS PRODUCING REVENUE, OUR BUSINESS IS DEPENDENT ON THE PERFORMANCE BY CONTRACTUAL COUNTERPARTIES OF THEIR RESPONSIBILITIES UNDER CONTRACTUAL RELATIONSHIPS. IF THIRD PARTIES DEFAULT ON THEIR PERFORMANCE OF THEIR CONTRACTUAL OBLIGATIONS, WE COULD SUFFER SIGNIFICANT FINANCIAL LOSSES AND OPERATIONAL PROBLEMS, WHICH COULD IN TURN ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE, CASH FLOWS OR RESULTS OF OPERATIONS AND MAY JEOPARDIZE OUR ABILITY TO MAINTAIN OUR OPERATIONS.

4.1.17	RISKS RELATED TO THE FACT THAT CTI’S THREE STELLAR PHASE III CLINICAL TRIALS FOR THE TREATMENT OF NON-SMALL CELL LUNG CANCER DID NOT MEET THEIR PRIMARY ENDPOINTS

THERE ARE NO GUARANTEES THAT THE COMPANY WILL OBTAIN REGULATORY APPROVAL TO MANUFACTURE OR MARKET ANY OF ITS DRUG CANDIDATES. OBTAINING REGULATORY APPROVAL TO MARKET DRUGS TO TREAT CANCER IS EXPENSIVE, DIFFICULT AND RISKY. PRECLINICAL AND CLINICAL DATA CAN BE INTERPRETED IN DIFFERENT WAYS, WHICH COULD DELAY, LIMIT OR PRECLUDE REGULATORY APPROVAL. NEGATIVE OR INCONCLUSIVE RESULTS OR ADVERSE MEDICAL EVENTS DURING A CLINICAL TRIAL COULD DELAY, LIMIT OR PREVENT REGULATORY APPROVAL.

CTI’S FUTURE FINANCIAL SUCCESS DEPENDS IN LARGE PART ON OBTAINING REGULATORY APPROVAL OF OPAXIO. IN MARCH 2005, THE COMPANY ANNOUNCED THE RESULTS OF STELLAR 3, AND IN MAY 2005, IT ANNOUNCED THE RESULTS OF STELLAR 2 AND 4, IT’S PHASE III CLINICAL TRIALS OF OPAXIO IN NON-SMALL CELL LUNG CANCER. ALL THREE TRIALS DID NOT ACHIEVE THEIR PRIMARY ENDPOINTS OF SUPERIOR OVERALL SURVIVAL COMPARED TO CURRENT MARKETED AGENTS FOR TREATING NSCLC, WHICH MEANS THE RESULTS OF THE TRIALS WERE NOT IN LINE WITH WHAT THE COMPANY HAD ANTICIPATED.

IN DECEMBER 2006, THE COMPANY CLOSED THE PIONEER CLINICAL TRIAL AND IN 2007, INITIATED A NEW STUDY IN THE UNITED STATES, PGT307, WHICH FOCUSES ON THE PRIMARY EFFICACY ENDPOINT OF SURVIVAL IN WOMEN WITH NSCLC AND PRE-MENOPAUSAL ESTROGEN LEVELS. TO CONSERVE LIMITED RESOURCES, THE COMPANY HAS DECIDED NOT TO INITIATE AN ADDITIONAL STUDY, THE PGT306 TRIAL, FOR WHICH IT SUBMITTED A SPECIAL PROTOCOL ASSESSMENT, (a “SPA”). THE COMPANY ALSO BELIEVES THAT COMPELLING EVIDENCE FROM THE PGT307 TRIAL, ALONG WITH SUPPORTING EVIDENCE FROM EARLIER CLINICAL TRIALS, MAY BE ADEQUATE TO SUBMIT AN NDA FOR OPAXIO EVEN THOUGH THE FDA HAS ESTABLISHED A REQUIREMENT THAT TWO ADEQUATE AND WELL-CONTROLLED PIVOTAL STUDIES DEMONSTRATING A STATISTICALLY SIGNIFICANT IMPROVEMENT IN OVERALL SURVIVAL WOULD BE REQUIRED FOR APPROVAL OF OPAXIO IN THE NSCLC SETTING. THE COMPANY MAY NOT RECEIVE POSITIVE COMPELLING EVIDENCE OR ANY POSITIVE RESULTS FROM THE PGT307 TRIAL, WHICH WOULD PRECLUDE ITS PLANNED SUBMISSION OF AN NDA AND WOULD PRECLUDE IT FROM MARKETING OPAXIO IN THE UNITED STATES.

BASED ON DISCUSSIONS WITH THE EMEA SCIENTIFIC ADVICE WORKING PARTY, ON MARCH 4, 2008 THE COMPANY SUBMITTED AN MAA IN EUROPE FOR NON-SMALL CELL LUNG CANCER BASED ON RESULTS OF THE STELLAR TRIALS, SPECIFICALLY THE STELLAR 4 TRIAL. ON SEPTEMBER 2009, THIS MAA HAS BEEN WITHDRAWN IN ORDER TO ALLOW THE COMPANY TO FOCUS ITS RESOURCES ON THE FUTURE AND POTENTIAL APPROVAL OF OPAXIO AS DRUG FOR OVARIAN CANCER AND/OR RADIATION-SENSITIZER IN THE TREATMENT OF ADVANCED ESOPHAGEAL CANCER.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT.

4.1.18	RISKS RELATED TO RELIANCE ON THIRD PARTIES’ INTELLECTUAL PROPERTY

THE COMPANY HAS LICENSED INTELLECTUAL PROPERTY, INCLUDING PATENT APPLICATIONS RELATING TO INTELLECTUAL PROPERTY FOR PIXANTRONE AND BROSTALLICIN. THE COMPANY HAS ALSO IN-LICENSED THE INTELLECTUAL PROPERTY RELATING TO ITS DRUG DELIVERY TECHNOLOGY RELATING TO OPAXIO THAT USES POLYMERS THAT ARE LINKED TO DRUGS, KNOWN AS POLYMER-DRUG CONJUGATES. SOME OF CTI’S PRODUCT DEVELOPMENT PROGRAMS DEPEND ON ITS ABILITY TO MAINTAIN RIGHTS UNDER THESE LICENSES. EACH LICENSOR HAS THE POWER TO TERMINATE ITS AGREEMENT WITH THE COMPANY IF IT FAILS TO MEET ITS OBLIGATIONS UNDER THESE LICENSES. THE COMPANY MAY NOT BE ABLE TO MEET ITS OBLIGATIONS UNDER THESE LICENSES. IF THE COMPANY DEFAULTS UNDER ANY LICENSE AGREEMENTS, IT MAY LOSE ITS RIGHT TO MARKET AND SELL ANY PRODUCTS BASED ON THE LICENSED TECHNOLOGY.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS REGISTRATION DOCUMENT.

4.1.19	RISKS RELATED TO PURCHASING NECESSARY MATERIALS

THE COMPANY MAY NOT BE ABLE TO CONTINUE TO PURCHASE THE MATERIALS NECESSARY TO PRODUCE OPAXIO, INCLUDING PACLITAXEL, IN ADEQUATE VOLUME AND QUALITY. PACLITAXEL IS DERIVED FROM CERTAIN VARIETIES OF YEW TREES AND THE SUPPLY OF PACLITAXEL IS CONTROLLED BY A LIMITED NUMBER OF COMPANIES. PACLITAXEL IS AVAILABLE AND THE COMPANY HAS PURCHASED IT FROM SEVERAL SOURCES. THE COMPANY PURCHASES THE RAW MATERIALS PACLITAXEL AND POLYGLUTAMIC ACID FROM A SINGLE SOURCE ON A PURCHASE ORDER BASIS. SHOULD THE PACLITAXEL OR POLYGLUTAMIC ACID PURCHASED FROM ITS SOURCES PROVE TO BE INSUFFICIENT IN QUANTITY OR QUALITY, SHOULD A SUPPLIER FAIL TO DELIVER IN A TIMELY FASHION OR AT ALL, OR SHOULD THESE RELATIONSHIPS TERMINATE, THE COMPANY MAY NOT BE ABLE TO OBTAIN A SUFFICIENT SUPPLY FROM ALTERNATE SOURCES ON ACCEPTABLE TERMS, OR AT ALL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4.3 OF THIS REGISTRATION DOCUMENT.

4.1.20	RISKS RELATED TO DEPENDENCE ON THIRD-PARTY MANUFACTURERS

THE COMPANY DOES NOT CURRENTLY HAVE INTERNAL ANALYTICAL LABORATORY OR MANUFACTURING FACILITIES TO ALLOW THE TESTING OR PRODUCTION OF DRUG PRODUCTS IN COMPLIANCE WITH CGMPS. BECAUSE THE COMPANY DOES NOT DIRECTLY CONTROL ITS SUPPLIERS, THESE VENDORS MAY NOT BE ABLE TO PROVIDE THE COMPANY WITH FINISHED PRODUCT WHEN THE COMPANY NEEDS IT.

THE COMPANY WILL BE DEPENDENT UPON THESE THIRD PARTIES TO SUPPLY IT IN A TIMELY MANNER WITH PRODUCTS MANUFACTURED IN COMPLIANCE WITH CGMPS OR SIMILAR MANUFACTURING STANDARDS IMPOSED BY FOREIGN REGULATORY AUTHORITIES WHERE ITS PRODUCTS WILL BE TESTED AND/OR MARKETED. WHILE THE FDA AND OTHER REGULATORY AUTHORITIES MAINTAIN OVERSIGHT FOR CGMP COMPLIANCE OF DRUG MANUFACTURERS, CONTRACT MANUFACTURERS MAY AT TIMES VIOLATE CGMPS. THE FDA AND OTHER REGULATORY AUTHORITIES MAY TAKE ACTION AGAINST A CONTRACT MANUFACTURER WHO VIOLATES CGMPS. ONE OF CTI’S PRODUCTS UNDER DEVELOPMENT, OPAXIO, HAS A COMPLEX MANUFACTURING PROCESS, WHICH MAY PREVENT THE COMPANY FROM OBTAINING A SUFFICIENT SUPPLY OF DRUG PRODUCT FOR THE CLINICAL TRIALS

AND COMMERCIAL ACTIVITIES CURRENTLY PLANNED OR UNDERWAY ON A TIMELY BASIS, IF AT ALL. THE ACTIVE PHARMACEUTICAL INGREDIENT AND FINISHED PRODUCT FOR PIXANTRONE AND BROSTALLICIN ARE BOTH MANUFACTURED BY A SINGLE VENDOR

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1 OF THIS REGISTRATION DOCUMENT.

4.1.21	RISKS RELATED TO THE SUCCESSFUL DEVELOPMENT OF ADDITIONAL PRODUCTS

THE COMPANY DIVESTED ITS COMMERCIAL PRODUCT TRISENOX IN JULY 2005 AND FULLY DIVESTED ITS COMMERCIAL PRODUCT ZEVALIN IN MARCH 2009. CURRENTLY, THE COMPANY DOES NOT HAVE A MARKETED PRODUCT, AND UNLESS IT IS ABLE TO DEVELOP ONE OF ITS PRODUCT CANDIDATES SUCH AS PIXANTRONE INTO AN APPROVED COMMERCIAL PRODUCT, IT WILL NOT GENERATE SIGNIFICANT REVENUES FROM PRODUCT SALES, ROYALTY PAYMENTS, LICENSE FEES OR OTHERWISE. OPAXIO, PIXANTRONE AND BROSTALLICIN ARE CURRENTLY IN CLINICAL TRIALS; THESE CLINICAL TRIALS MAY NOT BE SUCCESSFUL AND EVEN IF THEY ARE, THE COMPANY MAY NOT BE SUCCESSFUL IN DEVELOPING ANY OF THEM INTO A COMMERCIAL PRODUCT. FOR EXAMPLE, CTI’S STELLAR PHASE III CLINICAL TRIALS FOR OPAXIO FOR THE TREATMENT OF NON-SMALL CELL LUNG CANCER FAILED TO MEET THEIR PRIMARY ENDPOINTS. A NUMBER OF COMPANIES IN THE PHARMACEUTICAL INDUSTRY, INCLUDING CTI, HAVE SUFFERED SIGNIFICANT SETBACKS IN ADVANCED CLINICAL TRIALS, EVEN AFTER REPORTING PROMISING RESULTS IN EARLIER TRIALS. THE COMPANY WILL NEED TO COMMIT SIGNIFICANT TIME AND RESOURCES TO DEVELOP THIS AND ADDITIONAL PRODUCT CANDIDATES. CTI’S PRODUCT CANDIDATES WILL BE SUCCESSFUL ONLY IF:

•	ITS PRODUCT CANDIDATES ARE DEVELOPED TO A STAGE THAT WILL ENABLE IT TO COMMERCIALIZE THEM OR SELL RELATED MARKETING RIGHTS TO PHARMACEUTICAL COMPANIES;

•	IT IS ABLE TO COMMERCIALIZE PRODUCT CANDIDATES IN CLINICAL DEVELOPMENT OR SELL THE MARKETING RIGHTS TO THIRD PARTIES; AND

•	ITS PRODUCT CANDIDATES, IF DEVELOPED, ARE APPROVED BY THE REGULATORY AUTHORITIES.

THE COMPANY IS DEPENDENT ON THE SUCCESSFUL COMPLETION OF THESE GOALS IN ORDER TO GENERATE REVENUES. THE FAILURE TO GENERATE SUCH REVENUES MAY PRECLUDE IT FROM CONTINUING ITS RESEARCH AND DEVELOPMENT OF THESE AND OTHER PRODUCT CANDIDATES.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPHS 6.1.1 AND 6.1.2 OF THIS REGISTRATION DOCUMENT.

4.1.22	RISKS RELATED TO THE NEED TO IN-LICENSE DRUG COMPOUNDS

ONE COMPONENT OF CTI’S BUSINESS STRATEGY IS IN-LICENSING DRUG COMPOUNDS DEVELOPED BY OTHER PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES OR ACADEMIC RESEARCH LABORATORIES. SUBSTANTIALLY ALL OF CTI’S COMPOUNDS IN CLINICAL DEVELOPMENT ARE IN-LICENSED FROM A THIRD-PARTY, INCLUDING PIXANTRONE, OPAXIO AND BROSTALLICIN.

COMPETITION FOR NEW PROMISING COMPOUNDS AND COMMERCIAL PRODUCTS CAN BE INTENSE. IF THE COMPANY IS NOT ABLE TO IDENTIFY FUTURE IN-LICENSING OPPORTUNITIES AND ENTER INTO FUTURE LICENSING ARRANGEMENTS ON ACCEPTABLE TERMS, ITS FUTURE PRODUCT PORTFOLIO AND POTENTIAL PROFITABILITY COULD BE HARMED.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4.2 OF THIS REGISTRATION DOCUMENT.

4.1.23	RISKS RELATED TO THIRD-PARTY COLLABORATIONS

THE COMPANY HAS ENTERED INTO COLLABORATIVE ARRANGEMENTS WITH THIRD-PARTIES TO DEVELOP AND/OR COMMERCIALIZE PRODUCT CANDIDATES AND IS CURRENTLY SEEKING ADDITIONAL COLLABORATIONS. FOR EXAMPLE, THE COMPANY ENTERED INTO AN AGREEMENT WITH THE GYNECOLOGIC ONCOLOGY GROUP TO PERFORM A PHASE III TRIAL OF OPAXIO IN PATIENTS WITH OVARIAN CANCER. ADDITIONAL COLLABORATIONS MIGHT BE NECESSARY IN ORDER FOR THE COMPANY TO FUND ITS RESEARCH AND DEVELOPMENT ACTIVITIES AND THIRD-PARTY MANUFACTURING ARRANGEMENTS, SEEK AND OBTAIN REGULATORY APPROVALS AND SUCCESSFULLY COMMERCIALIZE ITS EXISTING AND FUTURE PRODUCT CANDIDATES. IF THE COMPANY FAILS TO ENTER INTO ADDITIONAL COLLABORATIVE ARRANGEMENTS OR FAILS TO MAINTAIN ITS EXISTING COLLABORATIVE ARRANGEMENTS, THE NUMBER OF PRODUCT CANDIDATES FROM WHICH IT COULD RECEIVE FUTURE REVENUES WOULD DECLINE. FOR EXAMPLE, IN 2005 THE COMPANY SOLD TRISENOX TO CEPHALON AND, PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT UNDER WHICH TRISENOX WAS SOLD, THE COMPANY IS ENTITLED TO RECEIVE MILESTONE PAYMENTS UPON THE APPROVAL BY THE FDA OF NEW LABELLED USES FOR TRISENOX, HOWEVER, CEPHALON MAY DECIDE NOT TO SUBMIT ANY ADDITIONAL INFORMATION TO THE FDA TO APPLY FOR LABEL EXPANSION OF TRISENOX, IN WHICH CASE THE COMPANY WOULD NOT RECEIVE A MILESTONE PAYMENT UNDER THE AGREEMENT.

CTI’S DEPENDENCE ON COLLABORATIVE ARRANGEMENTS WITH THIRD-PARTIES WILL SUBJECT IT TO A NUMBER OF RISKS THAT COULD HARM ITS ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS, INCLUDING THAT:

•	COLLABORATIVE ARRANGEMENTS MAY NOT BE ON TERMS FAVORABLE TO CTI;

•	DISAGREEMENTS WITH PARTNERS MAY RESULT IN DELAYS IN THE DEVELOPMENT AND MARKETING OF PRODUCTS, TERMINATION OF CTI’S COLLABORATION AGREEMENTS OR TIME CONSUMING AND EXPENSIVE LEGAL ACTION;

•

THE COMPANY CANNOT CONTROL THE AMOUNT AND TIMING OF RESOURCES PARTNERS DEVOTE TO PRODUCT CANDIDATES OR THEIR PRIORITIZATION OF PRODUCT CANDIDATES AND PARTNERS MAY NOT ALLOCATE SUFFICIENT FUNDS OR RESOURCES TO THE DEVELOPMENT, PROMOTION OR MARKETING OF OUR PRODUCTS, OR MAY NOT PERFORM THEIR OBLIGATIONS AS EXPECTED;

•	PARTNERS MAY CHOOSE TO DEVELOP, INDEPENDENTLY OR WITH OTHER COMPANIES, ALTERNATIVE PRODUCTS OR TREATMENTS, INCLUDING PRODUCTS OR TREATMENTS WHICH COMPETE WITH CTI’S;

•	AGREEMENTS WITH PARTNERS MAY EXPIRE OR BE TERMINATED WITHOUT RENEWAL, OR PARTNERS MAY BREACH COLLABORATION AGREEMENTS WITH CTI;

•	BUSINESS COMBINATIONS OR SIGNIFICANT CHANGES IN A PARTNER’S BUSINESS STRATEGY MIGHT ADVERSELY AFFECT THAT PARTNER’S WILLINGNESS OR ABILITY TO COMPLETE ITS OBLIGATIONS TO CTI; AND

•	THE TERMS AND CONDITIONS OF THE RELEVANT AGREEMENTS MAY NO LONGER BE SUITABLE.

THE OCCURRENCE OF ANY OF THESE EVENTS COULD ADVERSELY AFFECT THE DEVELOPMENT OR COMMERCIALIZATION OF CTI’S PRODUCTS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4 OF THIS REGISTRATION DOCUMENT.

4.1.24	RISKS RELATED TO INTERNATIONAL BUSINESS

A PORTION OF CTI’S BUSINESS IS CURRENTLY BASED IN ITALY, ALTHOUGH THE COMPANY IS SEEKING TO DIVEST ITS ITALIAN OPERATIONS OR, ALTERNATIVELY, SHUT DOWN ITS ITALIAN OPERATIONS. HOWEVER, SO LONG AS THE COMPANY HAS OPERATIONS IN ITALY, IT IS SUBJECT TO DUTIES AND RISKS ARISING FROM CARRYING OUT BUSINESS IN COUNTRIES OTHER THAN ITS HOME COUNTRY, IN PARTICULAR:

•	EMPLOYMENT LAW, INCLUDING COLLECTIVE BARGAINING AGREEMENTS NEGOTIATED AT THE NATIONAL LEVEL AND OVER WHICH THE COMPANY HAS NO CONTROL;

•

EUROPEAN DATA PROTECTION REGULATIONS, UNDER WHICH THE COMPANY WILL BE UNABLE TO SEND PRIVATE PERSONAL DATA, INCLUDING MANY EMPLOYMENT RECORDS AND SOME CLINICAL TRIAL DATA, FROM ITS ITALIAN OFFICES TO ITS U.S. OFFICES UNTIL ITS U.S. OFFICES SELF-CERTIFY THEIR ADHERENCE TO THE SAFE HARBOR FRAMEWORK ESTABLISHED BY THE U. S. DEPARTMENT OF COMMERCE IN CONSULTATION WITH THE EUROPEAN COMMISSION;

•	TARIFFS, CUSTOMS, DUTIES AND OTHER TRADE BARRIERS; AND

•	CAPITAL CONTROLS, TERRORISM AND OTHER POLITICAL RISKS.

THE COMPANY IS ALSO SUBJECT TO THE FOLLOWING OPERATIONAL CHALLENGES, AMONG OTHERS, AS A RESULT OF HAVING A PORTION OF ITS BUSINESS AND OPERATIONS BASED IN ITALY:

•	EFFECTIVELY PURSUING THE CLINICAL DEVELOPMENT AND REGULATORY APPROVALS OF ALL PRODUCT CANDIDATES;

•	SUCCESSFULLY COMMERCIALIZING PRODUCTS UNDER DEVELOPMENT;

•	COORDINATING RESEARCH AND DEVELOPMENT ACTIVITIES TO ENHANCE INTRODUCTION OF NEW PRODUCTS AND TECHNOLOGIES;

•	COALESCING THE ITALIAN BUSINESS CULTURE WITH ITS OWN AND MAINTAINING EMPLOYEE MORALE; AND

•

MAINTAINING APPROPRIATE UNIFORM STANDARDS, CONTROLS, PROCEDURES AND POLICIES RELATING TO FINANCIAL REPORTING AND EMPLOYMENT-RELATED MATTERS, AND THE CONDUCT OF DEVELOPMENT ACTIVITIES THAT COMPLY WITH BOTH U.S. AND ITALIAN LAWS AND REGULATIONS.

THE COMPANY MAY NOT SUCCEED IN ADDRESSING THESE CHALLENGES, RISKS AND DUTIES, ANY ONE OF WHICH MAY BE EXACERBATED BY THE GEOGRAPHIC SEPARATION OF ITS OPERATIONS IN THE UNITED STATES AND IN ITALY. THESE RISKS RELATED TO DOING BUSINESS IN ITALY COULD HARM THE RESULTS OF THE COMPANY’S OPERATIONS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.6 OF THIS REGISTRATION DOCUMENT.

4.1.25	RISKS RELATED TO THE ACHIEVEMENT OF THE FULL POTENTIAL OF THE MERGER WITH NOVUSPHARMA

NOTWITHSTANDING THE COMPANY IS COMPLETING THE CLOSING OF ITS RESEARCH ACTIVITIES IN ITALY, THE COMPANY IS STILL PARTIALLY SUBJECT TO THE FOLLOWING OPERATIONAL CHALLENGES, AMONG OTHERS, AS A RESULT OF ITS MERGER WITH NOVUSPHARMA AND HAVING A PORTION OF ITS BUSINESS AND OPERATIONS STILL BASED IN ITALY:

•	EFFECTIVELY PURSUING THE CLINICAL DEVELOPMENT AND REGULATORY APPROVALS OF ALL PRODUCT CANDIDATES;

•	SUCCESSFULLY COMMERCIALIZING PRODUCTS UNDER DEVELOPMENT;

•	COORDINATING RESEARCH AND DEVELOPMENT ACTIVITIES TO ENHANCE INTRODUCTION OF NEW PRODUCTS AND TECHNOLOGIES;

•	COALESCING THE ITALIAN BUSINESS CULTURE WITH ITS OWN AND MAINTAINING EMPLOYEE MORALE; AND

•

MAINTAINING APPROPRIATE UNIFORM STANDARDS, CONTROLS, PROCEDURES AND POLICIES RELATING TO FINANCIAL REPORTING AND EMPLOYMENT RELATED MATTERS, AND THE CONDUCT OF DEVELOPMENT ACTIVITIES THAT COMPLY WITH BOTH U.S. AND ITALIAN LAWS AND REGULATIONS.

ALTHOUGH THE MERGER AND THE INTEGRATION OF NOVUSPHARMA IS COMPLETE, THE COMPANY MAY NOT SUCCEED IN ADDRESSING THESE CHALLENGES, RISKS AND DUTIES TO ACHIEVE THE FULL POTENTIAL OF THE MERGER. ANY OF THESE CHALLENGES, RISKS AND DUTIES MAY BE EXACERBATED BY THE GEOGRAPHIC SEPARATION OF OUR OPERATIONS IN THE UNITED STATES AND IN ITALY. THESE RISKS RELATED TO DOING BUSINESS IN ITALY COULD HARM THE RESULTS OF CTI’S OPERATIONS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 5, PARAGRAPH 5.1.5 OF THIS REGISTRATION DOCUMENT.

4.1.26	RISKS RELATED TO FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR RELATIVE TO THE EURO

AS A RESULT OF OPERATIONS IN ITALY, THE COMPANY IS EXPOSED TO RISKS ASSOCIATED WITH FOREIGN CURRENCY TRANSACTIONS INSOFAR AS IT USES U.S. DOLLARS TO MAKE CONTRACT PAYMENTS DENOMINATED IN EUROS OR VICE VERSA. AS THE NET POSITIONS OF CTI’S FOREIGN CURRENCY TRANSACTIONS MIGHT FLUCTUATE, ITS EARNINGS MIGHT BE NEGATIVELY AFFECTED. IN ADDITION, THE COMPANY IS EXPOSED TO RISKS ASSOCIATED WITH THE TRANSLATION OF EURO- DENOMINATED FINANCIAL RESULTS AND ACCOUNTS INTO U.S. DOLLARS. CTI’S REPORTING

CURRENCY WILL REMAIN AS THE U.S. DOLLAR; HOWEVER, A PORTION OF ITS CONSOLIDATED FINANCIAL OBLIGATIONS WILL ARISE IN EUROS. IN ADDITION, THE CARRYING VALUE OF SOME OF CTI’S ASSETS AND LIABILITIES WILL BE AFFECTED BY FLUCTUATIONS IN THE VALUE OF THE U.S. DOLLAR AS COMPARED TO THE EURO. CHANGES IN THE VALUE OF THE U.S. DOLLAR AS COMPARED TO THE EURO MIGHT HAVE AN ADVERSE EFFECT ON CTI’S REPORTED RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 9, PARAGRAPH 9.2.1 AND CHAPTER 20 OF THIS REGISTRATION DOCUMENT.

4.1.27	RISKS RELATED TO ANTI-TAKEOVER PROVISIONS

PROVISIONS OF CTI’S ARTICLES OF INCORPORATION AND BYLAWS MAY HAVE THE EFFECT OF DETERRING OR DELAYING ATTEMPTS BY ITS SHAREHOLDERS TO REMOVE OR REPLACE MANAGEMENT, TO COMMENCE PROXY CONTESTS, OR TO EFFECT CHANGES IN CONTROL. THESE PROVISIONS INCLUDE:

•	A CLASSIFIED BOARD SO THAT ONLY APPROXIMATELY ONE THIRD OF THE BOARD OF DIRECTORS IS ELECTED EACH YEAR;

•	ELIMINATION OF CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS;

•	PROCEDURES FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS;

•	THE ABILITY OF CTI’S BOARD OF DIRECTORS TO AMEND ITS BYLAWS WITHOUT SHAREHOLDER APPROVAL; AND

•

THE ABILITY OF CTI’S BOARD OF DIRECTORS TO ISSUE SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL UPON THE TERMS AND CONDITIONS AND WITH THE RIGHTS, PRIVILEGES AND PREFERENCES AS THE BOARD OF DIRECTORS MAY DETERMINE.

IN ADDITION, AS A WASHINGTON CORPORATION, THE COMPANY IS SUBJECT TO WASHINGTON LAW WHICH IMPOSES RESTRICTIONS ON SOME TRANSACTIONS BETWEEN A CORPORATION AND CERTAIN SIGNIFICANT SHAREHOLDERS.

THESE PROVISIONS, ALONE OR TOGETHER, COULD HAVE THE EFFECT OF DETERRING OR DELAYING CHANGES IN INCUMBENT MANAGEMENT, PROXY CONTESTS OR CHANGES IN CONTROL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2 OF THIS REGISTRATION DOCUMENT.

4.1.28	RISKS RELATING TO THE DEPENDENCE ON MANAGEMENT PERSONNEL

THE COMPANY DEPENDS HEAVILY ON KEY PERSONNEL, AND THE LOSS OF KEY EMPLOYEES AND SENIOR MANAGEMENT COULD HARM THE COMPANY’S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE COMPANY’S FUTURE SUCCESS DEPENDS IN SIGNIFICANT PART UPON THE CONTINUED CONTRIBUTIONS OF ITS SENIOR MANAGEMENT PERSONNEL, INCLUDING JAMES A. BIANCO,

M.D., THE COMPANY’S CHIEF EXECUTIVE OFFICER, AND MR. CRAIG PHILIPS, THE COMPANY’S PRESIDENT. IT ALSO DEPENDS IN SIGNIFICANT PART UPON THE COMPANY’S ABILITY TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED MANAGEMENT, TECHNICAL, SALES AND MARKETING AND SUPPORT PERSONNEL FOR OUR OPERATIONS.

COMPETITION FOR SUCH PERSONNEL IS INTENSE AND THE COMPANY MAY FAIL TO RETAIN OUR KEY PERSONNEL OR FAIL TO ATTRACT, ASSIMILATE OR RETAIN OTHER HIGH-QUALIFIED PERSONNEL IN THE FUTURE. IF THE COMPANY LOSES A KEY EMPLOYEE, IF A KEY EMPLOYEE FAILS TO PERFORM IN HIS OR HER CURRENT POSITION OR IF THE COMPANY ARE NOT ABLE TO ATTRACT AND RETAIN SKILLED EMPLOYEES AS NEEDED, THE COMPANY’S BUSINESS COULD SUFFER.

TURNOVER IN THE COMPANY’S SENIOR MANAGEMENT COULD SIGNIFICANTLY DEPLETE INSTITUTIONAL KNOWLEDGE HELD BY THE COMPANY’S EXISTING SENIOR MANAGEMENT TEAM AND IMPAIR THE COMPANY’S OPERATIONS, WHICH COULD HARM ITS BUSINESS.

4.1.29	RISKS RELATING TO EXECUTIVE COMPENSATION

THE FOLLOWING TABLE SETS FORTH INFORMATION CONCERNING COMPENSATION EARNED FOR SERVICES RENDERED TO THE COMPANY BY THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER, AND THE COMPANY’S NEXT FOUR MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS FOR FISCAL YEAR 2008, 2007 AND 2006, INCLUDING MR. STROMATT WHO WAS NOT SERVING AS AN EXECUTIVE OFFICER OF THE COMPANY AS OF DECEMBER 31, 2008, NOTWITHSTANDING THE LACK OF ANY POSITIVE ECONOMICAL OUTCOME OBTAINED BY THE COMPANY FROM THE DATE OF ITS INCORPORATION TO THE DATE OF THIS REGISTRATION DOCUMENT.

Name	Principal position	Fiscal Year	Total compensation
James A. Bianco, M.D.	Chief Executive Officer	2008 2007 2006	2,065,322 1,515,783 2,124,371
Louis A. Bianco	Chief Financial Officer	2008 2007 2006	699,846 583,039 814,120
Dan Eramian	Executive Vice President	2008 2007 2006	669,428 564,887 548,605
Craig W. Philips	President of the Company	2008	282,142
Jack W. Singer, M.D.	Executive Vice President	2008 2007 2006	728,122 636,286 861,413
Scott Stromatt, M.D.	Executive Vice President	2008 2007 2006	435,711 532,802 697,936

THE TOTAL COMPENSATIONS DISCLOSED IN THE ABOVE TABLE FOR EACH FISCAL YEAR INCLUDES, INTER ALIA, SALARY, BONUS, STOCK AWARDS, OPTION AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION.

MOREOVER IT IS OBSERVED THAT THE COMPANY’S PROFITABILITY AND FINANCIAL PERFORMANCE COULD DECREASE DUE TO SEVERANCE PAYMENTS THE COMPANY MAY OWE SUCH MANAGEMENT PERSONNEL, NOTWITHSTANDING THE LACK OF ANY POSITIVE ECONOMICAL OUTCOME OBTAINED BY THE COMPANY FROM THE DATE OF ITS INCORPORATION TO THE DATE OF THIS REGISTRATION DOCUMENT, UPON THE EMPLOYEES TERMINATION OR EXIT FROM THE COMPANY PURSUANT TO THE COMPANY’S EMPLOYMENT CONTRACTS.

IN RELATION TO WHAT HAS BEEN REPORTED UNDER PREVIOUS PARAGRAPH 4.1.28, THE COMPANY HAS HISTORICALLY ATTRACTED AND RETAINED, AND CONTINUES TO ATTRACT AND RETAIN, KEY EMPLOYEES THROUGH COMPENSATION ARRANGEMENTS AS APPROVED AS DESCRIBED IN CHAPTER 15 OF THIS REGISTRATION DOCUMENT, WHICH ALSO INCLUDES A DESCRIPTION OF THE COMPANY’S COMPENSATION ARRANGEMENTS WITH SENIOR MANAGEMENT IN THE PAST THREE YEARS. IN PARTICULAR, THE COMPANY INTERNALLY ESTABLISHED A COMPENSATION COMMITTEE COMPOSED BY THREE INDEPENDENT DIRECTORS THAT EVALUATE AND APPROVE THE COMPENSATION ARRANGEMENTS FOR THE EXECUTIVE OFFICERS AFTER (I) APPOINTING EXTERNAL CONSULTANTS TO PROVIDE RECOMMENDATIONS ABOUT COMPARABLE MARKET PRACTICES; (II) EVALUATING, ALSO WITH THE ASSISTANCE OF SUCH CONSULTANTS, THE COMPENSATIONS GRANTED TO THE MANAGERS OF COMPANIES COMPARABLE TO CTI; AND (III) CONSIDERING SPECIFIC PARAMETERS SUCH AS THE PERFORMANCE OF THE COMPANY. WITH SPECIFIC RESPECT TO THIS LAST PARAMETER, IT HAS TO BE CONSIDERED THAT ANNUAL CASH INCENTIVES FOR OUR EXECUTIVE OFFICERS ARE DESIGNED TO REWARD PERFORMANCE FOR ACHIEVING KEY CORPORATE GOALS, WHICH WE BELIEVE IN TURN SHOULD INCREASE SHAREHOLDER VALUE. THE MAIN PERFORMANCE METRICS AGAINST WHICH THE EXECUTIVES ARE EVALUATED BY THE COMPENSATION COMMITTEE ARE THE FINANCIAL PERFORMANCE OF THE COMPANY, THE DRUG DEVELOPMENT AND THE INDIVIDUAL PERFORMANCE.

PLEASE REFER TO CHAPTER 15, PARAGRAPH 15.1, TO REVIEW THE LIST OF ALL COMPONENTS CONSIDERED BY THE COMPENSATION COMMITTEE TO DETERMINE THE “PERFORMANCE” PARAMETER FOR THE APPROVAL OF BONUS TO EXECUTIVE OFFICERS FOR FISCAL YEAR 2008. MOREOVER PLEASE REFER TO CHAPTER 16, PARAGRAPH 16.2, FOR DETAILED INFORMATION ABOUT SEVERANCE PAYMENTS ESTABLISHED IN FAVOUR OF EXECUTIVE OFFICERS.

4.1.30	RISKS RELATING TO FORWARD-LOOKING STATEMENTS

THIS REGISTRATION DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE BASED ON CURRENT EXPECTATIONS REGARDING THE COMPANY, THE GROWTH OF ITS BUSINESS, ITS FINANCIAL PERFORMANCE AND THE DEVELOPMENT OF THE INDUSTRY IN WHICH THE COMPANY OPERATES. SINCE THESE FORWARD-LOOKING STATEMENTS REFLECT CTI’S CURRENT ESTIMATES REGARDING FUTURE EVENTS, THEY INVOLVE RISKS AND UNCERTAINTIES.

THEREFORE, NO UNDUE RELIANCE SHOULD BE PLACED ON ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS REGISTRATION DOCUMENT AS THEY SPEAK ONLY AS OF THE DATE ON WHICH SUCH STATEMENTS WERE MADE. IN EVALUATING THESE FORWARD-LOOKING STATEMENTS, INVESTORS SHOULD ALSO CONSIDER THE OTHER RISK FACTORS CONTAINED IN THIS REGISTRATION DOCUMENT.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6 OF THIS REGISTRATION DOCUMENT.

4.2	RISK FACTORS RELATING TO THE INDUSTRY IN WHICH THE ISSUER OPERATES

4.2.1	RISKS RELATED TO EXTENSIVE GOVERNMENT REGULATION

THE COMPANY IS SUBJECT TO RIGOROUS AND EXTENSIVE REGULATION BY THE FDA IN THE UNITED STATES AND BY COMPARABLE AGENCIES IN OTHER STATES AND COUNTRIES. FAILURE TO COMPLY WITH REGULATORY REQUIREMENTS COULD RESULT IN VARIOUS ADVERSE CONSEQUENCES, INCLUDING POSSIBLE DELAY IN APPROVAL OR REFUSAL TO APPROVE A PRODUCT, WITHDRAWAL OF APPROVED PRODUCTS FROM THE MARKET, PRODUCT SEIZURES, INJUNCTIONS, MONETARY PENALTIES, OR CRIMINAL PROSECUTION.

CTI’S PRODUCTS MAY NOT BE MARKETED IN THE UNITED STATES UNTIL THEY HAVE BEEN APPROVED BY THE FDA AND MAY NOT BE MARKETED IN OTHER COUNTRIES UNTIL THEY HAVE RECEIVED APPROVAL FROM THE APPROPRIATE AGENCIES. NONE OF ITS CURRENT PRODUCT CANDIDATES HAVE RECEIVED APPROVAL FOR MARKETING IN ANY COUNTRY. IN MARCH 2008, THE COMPANY SUBMITTED AN MAA TO THE EMEA FOR OPAXIO, WHICH HAS BEEN SUBSEQUENTLY WITHDRAWN ON SEPTEMBER 2009, IN ORDER TO ALLOW THE COMPANY TO FOCUS ITS RESOURCES ON THE FUTURE AND POTENTIAL APPROVAL OF OPAXIO AS DRUG FOR OVARIAN CANCER AND/OR RADIATION-SENSITIZER IN THE TREATMENT OF THE ADVANCED ESOPHAGEAL CANCER. IN APRIL 2009, THE COMPANY ANNOUNCED THAT IT BEGAN A ROLLING SUBMISSION OF AN NDA TO FDA FOR PIXANTRONE TO TREAT RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA (NHL). THE COMPANY ON JUNE 2009 COMPLETED THE SUBMISSION OF THE NDA TO THE FDA, THAT ON SEPTEMBER 4, 2009 HAS NOTIFIED THE COMPANY THAT THE DATE OF APRIL 23, 2010 HAS BEEN ESTABLISHED AS ACTION DATE REGARDING THE TRADING AUTHORIZATION OF PIXANTRONE AS TREATMENT FOR RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA (NHL) (FOR FURTHER INFORMATION ABOUT THE PRINCIPAL STEPS OF THE PROCESS FOR THE TRADING AUTHORIZATION OF PIXANTRONE STARTED AT THE FDA, PLEASE REFER TO THE SECTION OF THE PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT RELATIVE TO PIXANTRONE, IN PARTICULAR TO THE TABLE REPORTED AT THE END OF THE SUBSECTION HEADED “PIXANTRONE FOR RELAPSED OR REFRACTORY AGGRESSIVE NON-HODGKIN’S LYMPHOMA”). OBTAINING REGULATORY APPROVAL REQUIRES SUBSTANTIAL TIME, EFFORT AND FINANCIAL RESOURCES, AND THE COMPANY MAY NOT BE ABLE TO OBTAIN APPROVAL OF ANY OF ITS PRODUCTS ON A TIMELY BASIS, OR AT ALL. IF CTI’S PRODUCTS ARE NOT APPROVED QUICKLY ENOUGH TO PROVIDE NET REVENUES TO DEFRAY ITS DEBT AND OPERATING EXPENSES, ITS BUSINESS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

IN THE EVENT THE COMPANY RECEIVES MARKETING APPROVAL FOR ANY OF ITS PRODUCT CANDIDATES THE COMPANY WILL BE SUBJECT TO NUMEROUS REGULATIONS AND STATUTES REGULATING THE MANNER OF SELLING AND OBTAINING REIMBURSEMENT FOR THOSE PRODUCTS. FOR EXAMPLE, FEDERAL STATUTES GENERALLY PROHIBIT PROVIDING CERTAIN DISCOUNTS AND PAYMENTS TO PHYSICIANS TO ENCOURAGE THEM TO PRESCRIBE PRODUCTS. VIOLATIONS OF SUCH REGULATIONS OR STATUTES MAY RESULT IN TREBLE DAMAGES, CRIMINAL OR CIVIL PENALTIES, FINES OR EXCLUSION OF THE COMPANY OR ITS EMPLOYEES FROM PARTICIPATION IN FEDERAL AND STATE HEALTH CARE PROGRAMS. ALTHOUGH THE COMPANY HAS POLICIES PROHIBITING VIOLATIONS OF RELEVANT REGULATIONS AND STATUTES, UNAUTHORIZED ACTIONS OF ITS EMPLOYEES OR CONSULTANTS, OR UNFAVORABLE INTERPRETATIONS OF SUCH REGULATIONS OR STATUTES MAY RESULT IN THIRD PARTIES OR REGULATORY AGENCIES BRINGING LEGAL PROCEEDINGS OR ENFORCEMENT ACTIONS AGAINST CTI. BECAUSE THE COMPANY WILL LIKELY NEED TO DEVELOP A NEW SALES FORCE FOR ANY FUTURE MARKETED PRODUCTS, IT MAY HAVE A GREATER RISK OF SUCH VIOLATIONS FROM LACK OF ADEQUATE TRAINING OR EXPERIENCE. THE EXPENSE TO RETAIN AND PAY LEGAL COUNSEL AND CONSULTANTS TO DEFEND AGAINST ANY SUCH PROCEEDINGS WOULD BE SUBSTANTIAL, AND TOGETHER WITH THE DIVERSION OF MANAGEMENT’S TIME AND ATTENTION TO ASSIST IN ANY SUCH DEFENSE, MAY NEGATIVELY AFFECT THE COMPANY’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

IN ADDITION, BOTH BEFORE AND AFTER APPROVAL, CTI’S CONTRACT MANUFACTURERS AND ITS PRODUCTS ARE SUBJECT TO NUMEROUS FDA REQUIREMENTS COVERING, AMONG OTHER THINGS, TESTING, MANUFACTURING, QUALITY CONTROL, LABELING, ADVERTISING, PROMOTION, DISTRIBUTION AND EXPORT. MANUFACTURING PROCESSES MUST CONFORM TO CURRENT GOOD MANUFACTURING PRACTICE, OR CGMPS. THE FDA AND OTHER REGULATORY AUTHORITIES PERIODICALLY INSPECT MANUFACTURING FACILITIES TO ASSESS COMPLIANCE WITH CGMPS. ACCORDINGLY, MANUFACTURERS MUST CONTINUE TO EXPEND TIME, MONEY AND EFFORT TO MAINTAIN COMPLIANCE. FAILURE TO COMPLY WITH FDA, EMEA OR OTHER APPLICABLE REGULATIONS MAY CAUSE US TO CURTAIL OR STOP THE MANUFACTURE OF SUCH PRODUCTS UNTIL WE OBTAINED REGULATORY COMPLIANCE.

THE MARKETING AND PROMOTION OF PHARMACEUTICALS IS ALSO HEAVILY REGULATED, PARTICULARLY WITH REGARD TO PROHIBITION ON THE PROMOTION PRODUCTS FOR OFF-LABEL USES. IN APRIL 2007, THE COMPANY PAID A CIVIL PENALTY OF $ 10-5 MILLION AND ENTERED INTO A SETTLEMENT AGREEMENT WITH THE UNITED STATES ATTORNEY’S OFFICE, OR USAO, FOR THE WESTERN DISTRICT OF WASHINGTON ARISING OUT OF THEIR INVESTIGATION INTO CERTAIN OF CTI’S PRIOR MARKETING PRACTICES RELATING TO TRISENOX, WHICH WAS DIVESTED TO CEPHALON INC. IN JULY 2005. AS PART OF THAT SETTLEMENT AGREEMENT, AND IN CONNECTION WITH THE ACQUISITION OF ZEVALIN, A COMMERCIALLY APPROVED DRUG, THE COMPANY ALSO ENTERED INTO A CORPORATE INTEGRITY AGREEMENT WITH THE HHS-OIG THAT REQUIRES THE COMPANY TO ESTABLISH A COMPLIANCE COMMITTEE AND COMPLIANCE PROGRAM AND ADOPT A FORMAL CODE OF CONDUCT.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 20, PARAGRAPH 20.8 OF THIS REGISTRATION DOCUMENT.

4.2.2	RISKS RELATED TO POTENTIAL LITIGATION

PLEASE REFER TO CHAPTER 20, PARAGRAPH 20.8 OF THIS REGISTRATION DOCUMENT.

4.2.3	RISKS RELATED TO COMPETITION AND RAPID TECHNOLOGICAL CHANGES

COMPETITION IN THE ONCOLOGY MARKET IS INTENSE AND IS ACCENTUATED BY THE RAPID PACE OF TECHNOLOGICAL DEVELOPMENT. THE COMPANY ANTICIPATES THAT IT WILL FACE INCREASED COMPETITION IN THE FUTURE AS NEW COMPANIES ENTER THE MARKET. CTI’S COMPETITORS IN THE UNITED STATES AND ELSEWHERE ARE NUMEROUS AND INCLUDE, AMONG OTHERS, MAJOR MULTINATIONAL PHARMACEUTICAL COMPANIES, SPECIALIZED BIOTECHNOLOGY COMPANIES AND UNIVERSITIES AND OTHER RESEARCH INSTITUTIONS. SPECIFICALLY:

•

BECAUSE PIXANTRONE IS INTENDED TO PROVIDE LESS TOXIC TREATMENT TO PATIENTS WHO HAVE FAILED STANDARD CHEMOTHERAPY TREATMENT, IF PIXANTRONE IS BROUGHT TO MARKET, IT IS NOT EXPECTED TO COMPETE DIRECTLY WITH MANY EXISTING CHEMOTHERAPIES. HOWEVER, PIXANTRONE WILL FACE COMPETITION FROM CURRENTLY MARKETED ANTHRACYCLINES, SUCH AS MITOXANTRONE (NOVANTRONE®), AND NEW ANTI-CANCER DRUGS WITH REDUCED TOXICITY THAT MAY BE DEVELOPED AND MARKETED.

•

IF THE COMPANY IS SUCCESSFUL IN BRINGING OPAXIO TO MARKET, IT WILL FACE DIRECT COMPETITION FROM ONCOLOGY-FOCUSED MULTINATIONAL CORPORATIONS. OPAXIO WILL COMPETE WITH OTHER TAXANES. MANY ONCOLOGY-FOCUSED MULTINATIONAL CORPORATIONS CURRENTLY MARKET OR ARE DEVELOPING TAXANES, EPOTHILONES, AND OTHER CYTOTOXIC AGENTS, WHICH INHIBIT CANCER CELLS BY A MECHANISM SIMILAR TO TAXANES, OR SIMILAR PRODUCTS INCLUDING, AMONG OTHERS, BRISTOL-MYERS SQUIBB CO., WHICH MARKETS PACLITAXEL AND OTHER COMPANIES THAT MANUFACTURE GENERIC FORMS OF PACLITAXEL; AVENTIS, WHICH MARKETS DOCETAXEL; GENENTECH AND OSI PHARMACEUTICALS, WHICH MARKETS TARCEVA™; GENENTECH AND ROCHE, WHICH MARKETS AVASTIN™, ELI LILLY, WHICH MARKETS ALIMTA®, AND AMERICAN PHARMACEUTICAL PARTNERS, WHICH MARKETS ABRAXANE™. IN ADDITION, SEVERAL COMPANIES SUCH AS NEOPHARM INC. AND TELIK, INC. ARE ALSO DEVELOPING PRODUCTS WHICH COULD COMPETE WITH OPAXIO.

•

IF THE COMPANY IS SUCCESSFUL IN BRINGING BROSTALLICIN TO MARKET, IT WILL FACE DIRECT COMPETITION FROM OTHER MINOR GROOVE BINDING AGENTS INCLUDING YONDELIS®, WHICH IS CURRENTLY DEVELOPED BY PHARMAMAR AND HAS RECEIVED AUTHORIZATION OF COMMERCIALIZATION FROM THE EUROPEAN COMMISSION FOR SOFT TISSUE SARCOMA.

MANY OF CTI’S COMPETITORS, EITHER ALONE OR TOGETHER WITH THEIR COLLABORATORS AND IN PARTICULAR, THE MULTINATIONAL PHARMACEUTICAL COMPANIES, HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES AND DEVELOPMENT AND MARKETING TEAMS THAN CTI. IN ADDITION, MANY

OF CTI’S COMPETITORS, EITHER ALONE OR TOGETHER WITH THEIR COLLABORATORS, HAVE SIGNIFICANTLY GREATER EXPERIENCE THAN THE COMPANY DOES IN DEVELOPING, MANUFACTURING AND MARKETING PRODUCTS. AS A RESULT, THESE COMPANIES’ PRODUCTS MIGHT COME TO MARKET SOONER OR MIGHT PROVE TO BE MORE EFFECTIVE, LESS EXPENSIVE, HAVE FEWER SIDE EFFECTS OR BE EASIER TO ADMINISTER THAN CTI’S. IN ANY SUCH CASE, SALES OF CTI’S PRODUCTS OR EVENTUAL PRODUCTS WOULD LIKELY SUFFER AND IT MIGHT NEVER RECOUP THE SIGNIFICANT INVESTMENTS IT IS MAKING TO DEVELOP THESE PRODUCT CANDIDATES.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.2 OF THIS REGISTRATION DOCUMENT.

4.2.4	RISKS RELATED TO REIMBURSEMENT AND HEALTHCARE COST CONTAINMENT INITIATIVES

THE ONGOING EFFORTS OF GOVERNMENTAL AND THIRD-PARTY PAYORS TO CONTAIN OR REDUCE THE COST OF HEALTHCARE MAY AFFECT CTI’S ABILITY TO COMMERCIALIZE ITS PRODUCTS SUCCESSFULLY. GOVERNMENTAL AND OTHER THIRD-PARTY PAYORS CONTINUE TO ATTEMPT TO CONTAIN HEALTHCARE COSTS BY:

•	CHALLENGING THE PRICES CHARGED FOR HEALTH CARE PRODUCTS AND SERVICES,

•	LIMITING BOTH COVERAGE AND THE AMOUNT OF REIMBURSEMENT FOR NEW THERAPEUTIC PRODUCTS,

•	DENYING OR LIMITING COVERAGE FOR PRODUCTS THAT ARE APPROVED BY THE FDA BUT ARE CONSIDERED EXPERIMENTAL OR INVESTIGATIONAL BY THIRD-PARTY PAYORS,

•	REFUSING IN SOME CASES TO PROVIDE COVERAGE WHEN AN APPROVED PRODUCT IS USED FOR DISEASE INDICATIONS IN A WAY THAT HAS NOT RECEIVED FDA MARKETING APPROVAL, AND

•	DENYING COVERAGE ALTOGETHER.

THE TREND TOWARD MANAGED HEALTHCARE IN THE UNITED STATES, THE GROWTH OF ORGANIZATIONS SUCH AS HEALTH MAINTENANCE ORGANIZATIONS, AND LEGISLATIVE PROPOSALS TO REFORM HEALTHCARE AND GOVERNMENT INSURANCE PROGRAMS COULD SIGNIFICANTLY INFLUENCE THE PURCHASE OF HEALTHCARE SERVICES AND PRODUCTS, RESULTING IN LOWER PRICES AND REDUCING DEMAND FOR CTI’S PRODUCTS. IN ADDITION, IN ALMOST ALL EUROPEAN MARKETS, PRICING AND CHOICE OF PRESCRIPTION PHARMACEUTICALS ARE SUBJECT TO GOVERNMENTAL CONTROL. THEREFORE, THE PRICE OF CTI’S PRODUCTS AND THEIR REIMBURSEMENT IN EUROPE WILL BE DETERMINED BY NATIONAL REGULATORY AUTHORITIES.

EVEN IF THE COMPANY SUCCEEDS IN BRINGING ANY OF ITS PROPOSED PRODUCTS TO THE MARKET, THEY MAY NOT BE CONSIDERED COST-EFFECTIVE AND THIRD-PARTY REIMBURSEMENT MIGHT NOT BE AVAILABLE OR SUFFICIENT. IF ADEQUATE THIRD-PARTY COVERAGE IS NOT AVAILABLE, THE COMPANY MAY NOT BE ABLE TO MAINTAIN PRICE LEVELS SUFFICIENT TO REALIZE AN APPROPRIATE RETURN ON ITS INVESTMENT IN RESEARCH AND PRODUCT DEVELOPMENT. IN ADDITION, LEGISLATION AND REGULATIONS AFFECTING THE PRICING OF PHARMACEUTICALS MAY CHANGE IN WAYS ADVERSE TO THE COMPANY BEFORE OR AFTER ANY OF ITS PROPOSED PRODUCTS ARE APPROVED FOR MARKETING.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.2 OF THIS REGISTRATION DOCUMENT.

4.2.5	RISKS RELATED TO COMMERCIALIZATION OF THE COMPANY’S DRUG CANDIDATES

SINCE CTI’S INCEPTION IN 1991, THE COMPANY HAS DEDICATED SUBSTANTIALLY ALL OF ITS RESOURCES TO THE RESEARCH AND DEVELOPMENT OF ITS TECHNOLOGIES AND RELATED COMPOUNDS. ALL OF ITS COMPOUNDS CURRENTLY ARE IN RESEARCH OR DEVELOPMENT, AND HAVE NOT RECEIVED MARKETING APPROVAL.

PRIOR TO COMMERCIALIZATION, EACH PRODUCT CANDIDATE REQUIRES SIGNIFICANT RESEARCH, DEVELOPMENT AND PRECLINICAL TESTING AND EXTENSIVE CLINICAL INVESTIGATION BEFORE SUBMISSION OF ANY REGULATORY APPLICATION FOR MARKETING APPROVAL. THE DEVELOPMENT OF ANTI-CANCER DRUGS, INCLUDING THOSE THE COMPANY IS CURRENTLY DEVELOPING, IS UNPREDICTABLE AND SUBJECT TO NUMEROUS RISKS. POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT MAY NOT REACH THE MARKET FOR A NUMBER OF REASONS INCLUDING THAT THEY MAY:

•	BE FOUND INEFFECTIVE OR CAUSE HARMFUL SIDE EFFECTS DURING PRECLINICAL TESTING OR CLINICAL TRIALS,

•	FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS,

•	BE DIFFICULT TO MANUFACTURE ON A SCALE NECESSARY FOR COMMERCIALIZATION,

•	BE UNECONOMICAL TO PRODUCE,

•	FAIL TO ACHIEVE MARKET ACCEPTANCE, OR

•	BE PRECLUDED FROM COMMERCIALIZATION BY PROPRIETARY RIGHTS OF THIRD PARTIES.

THE OCCURRENCE OF ANY OF THESE EVENTS COULD ADVERSELY AFFECT THE COMMERCIALIZATION OF CTI’S PRODUCTS. PRODUCTS, IF INTRODUCED, MAY NOT BE SUCCESSFULLY MARKETED AND/OR MAY NOT ACHIEVE CUSTOMER ACCEPTANCE. IF THE COMPANY FAILS TO COMMERCIALIZE PRODUCTS OR IF ITS FUTURE PRODUCTS DO NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE, IT WILL NOT LIKELY GENERATE SIGNIFICANT REVENUES OR BECOME PROFITABLE.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 11, PARAGRAPH 11.2 OF THIS REGISTRATION DOCUMENT.

4.2.6	RISKS RELATED TO PROTECTION OF INTELLECTUAL PROPERTY OF CTI

DEVELOPMENT AND PROTECTION OF CTI’S INTELLECTUAL PROPERTY ARE CRITICAL TO ITS BUSINESS. IF THE COMPANY DOES NOT ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY, COMPETITORS MAY BE ABLE TO PRACTICE ITS TECHNOLOGIES. CTI’S SUCCESS DEPENDS IN PART ON ITS ABILITY TO:

•	OBTAIN PATENT PROTECTION FOR ITS PRODUCTS OR PROCESSES BOTH IN THE UNITED STATES AND OTHER COUNTRIES,

•	PROTECT TRADE SECRETS, AND

•	PREVENT OTHERS FROM INFRINGING ON ITS PROPRIETARY RIGHTS.

WHEN POLYMERS ARE LINKED, OR CONJUGATED, TO DRUGS, THE RESULTS ARE REFERRED TO AS POLYMER-DRUG CONJUGATES. THE COMPANY IS DEVELOPING DRUG DELIVERY TECHNOLOGY THAT LINKS CHEMOTHERAPY TO BIODEGRADABLE POLYMERS. FOR EXAMPLE, OPAXIO IS PACLITAXEL, THE ACTIVE INGREDIENT IN TAXOL®, ONE OF THE WORLD’S BEST SELLING CANCER DRUGS, LINKED TO POLYGLUTAMATE. THE COMPANY MAY NOT RECEIVE A PATENT FOR ALL OF ITS POLYMER-DRUG CONJUGATES AND IT MAY BE CHALLENGED BY THE HOLDER OF A PATENT COVERING THE UNDERLYING DRUG AND/OR METHODS FOR ITS USE OR MANUFACTURE.

THE PATENT POSITION OF BIOPHARMACEUTICAL FIRMS GENERALLY IS HIGHLY UNCERTAIN AND INVOLVES COMPLEX LEGAL AND FACTUAL QUESTIONS. THE U.S. PATENT AND TRADEMARK OFFICE HAS NOT ESTABLISHED A CONSISTENT POLICY REGARDING THE BREADTH OF CLAIMS THAT IT WILL ALLOW IN BIOTECHNOLOGY PATENTS. IF IT ALLOWS BROAD CLAIMS, THE NUMBER AND COST OF PATENT INTERFERENCE PROCEEDINGS IN THE UNITED STATES AND THE RISK OF INFRINGEMENT LITIGATION MAY INCREASE. IF IT ALLOWS NARROW CLAIMS, THE RISK OF INFRINGEMENT MAY DECREASE, BUT THE VALUE OF OUR RIGHTS UNDER CTI’S PATENTS, LICENSES AND PATENT APPLICATIONS MAY ALSO DECREASE. PATENT APPLICATIONS IN WHICH THE COMPANY HAS RIGHTS MAY NEVER ISSUE AS PATENTS AND THE CLAIMS OF ANY ISSUED PATENTS MAY NOT AFFORD MEANINGFUL PROTECTION FOR ITS TECHNOLOGIES OR PRODUCTS. IN ADDITION, PATENTS ISSUED TO THE COMPANY OR OUR LICENSORS MAY BE CHALLENGED AND SUBSEQUENTLY NARROWED, INVALIDATED OR CIRCUMVENTED. LITIGATION, INTERFERENCE PROCEEDINGS OR OTHER GOVERNMENTAL PROCEEDINGS THAT THE COMPANY MAY BECOME INVOLVED IN WITH RESPECT TO ITS PROPRIETARY TECHNOLOGIES OR THE PROPRIETARY TECHNOLOGY OF OTHERS COULD RESULT IN SUBSTANTIAL COST TO IT. PATENT LITIGATION IS WIDESPREAD IN THE BIOTECHNOLOGY INDUSTRY, AND ANY PATENT LITIGATION COULD HARM CTI’S BUSINESS. COSTLY LITIGATION MIGHT BE NECESSARY TO PROTECT A PATENT POSITION OR TO DETERMINE THE SCOPE AND VALIDITY OF THIRD-PARTY PROPRIETARY RIGHTS, AND THE COMPANY MAY NOT HAVE THE REQUIRED RESOURCES TO PURSUE ANY SUCH LITIGATION OR TO PROTECT ITS PATENT RIGHTS. ANY ADVERSE OUTCOME IN LITIGATION WITH RESPECT TO THE INFRINGEMENT OR VALIDITY OF ANY PATENTS OWNED BY THIRD-PARTIES COULD SUBJECT THE COMPANY TO SIGNIFICANT LIABILITIES TO THIRD-PARTIES, REQUIRE DISPUTED RIGHTS TO BE LICENSED FROM THIRD-PARTIES OR REQUIRE IT TO CEASE USING A PRODUCT OR TECHNOLOGY.

THE COMPANY ALSO RELIES UPON TRADE SECRETS, PROPRIETARY KNOW-HOW AND CONTINUING TECHNOLOGICAL INNOVATION TO REMAIN COMPETITIVE. THIRD-PARTIES MAY INDEPENDENTLY DEVELOP SUCH KNOW-HOW OR OTHERWISE OBTAIN ACCESS TO ITS TECHNOLOGY. WHILE THE COMPANY REQUIRES its EMPLOYEES, CONSULTANTS AND CORPORATE PARTNERS WITH ACCESS TO PROPRIETARY INFORMATION TO ENTER INTO CONFIDENTIALITY AGREEMENTS, THESE AGREEMENTS MAY NOT BE HONORED

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS REGISTRATION DOCUMENT.

4.2.7	RISKS RELATED TO INFRINGEMENT OF THIRD PARTIES’ INTELLECTUAL PROPERTY

THE COMPANY ATTEMPTS TO MONITOR PATENT FILINGS FOR PATENTS THAT MAY BE RELEVANT TO ITS PRODUCTS AND PRODUCT CANDIDATES IN AN EFFORT TO GUIDE THE DESIGN AND DEVELOPMENT

OF ITS PRODUCTS TO AVOID INFRINGEMENT BUT HAS NOT CONDUCTED AN EXHAUSTIVE SEARCH. THE COMPANY MAY NOT BE ABLE TO SUCCESSFULLY CHALLENGE THE VALIDITY OF THESE PATENTS AND COULD HAVE TO PAY SUBSTANTIAL DAMAGES, POSSIBLY INCLUDING TREBLE DAMAGES, FOR PAST INFRINGEMENT AND ATTORNEYS’ FEES IF IT IS ULTIMATELY DETERMINED THAT ITS PRODUCTS INFRINGE A THIRD-PARTY’S PATENTS. FURTHER, THE COMPANY MAY BE PROHIBITED FROM SELLING ITS PRODUCTS BEFORE IT OBTAINS A LICENSE, WHICH, IF AVAILABLE AT ALL, MAY REQUIRE IT TO PAY SUBSTANTIAL ROYALTIES. MOREOVER, THIRD PARTIES MAY CHALLENGE THE PATENTS THAT HAVE BEEN ISSUED OR LICENSED TO CTI. EVEN IF INFRINGEMENT CLAIMS AGAINST THE COMPANY ARE WITHOUT MERIT, OR IF THE COMPANY CHALLENGES THE VALIDITY OF ISSUED PATENTS, LAWSUITS TAKE SIGNIFICANT TIME, MAY BE EXPENSIVE AND MAY DIVERT MANAGEMENT ATTENTION FROM OTHER BUSINESS CONCERNS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4. AND CHAPTER 11, PARAGRAPH 11.1 OF THIS REGISTRATION DOCUMENT.

4.2.8	RISKS RELATED TO CLINICAL TRIALS

BEFORE REGULATORY APPROVAL FOR ANY POTENTIAL PRODUCT CAN BE OBTAINED, THE COMPANY MUST UNDERTAKE EXTENSIVE CLINICAL TESTING ON HUMANS TO DEMONSTRATE THE SAFETY AND EFFICACY OF THE PRODUCT. ALTHOUGH FOR PLANNING PURPOSES THE COMPANY FORECASTS THE COMMENCEMENT AND COMPLETION OF CLINICAL TRIALS, THE ACTUAL TIMING OF THESE EVENTS CAN VARY DRAMATICALLY DUE TO A NUMBER OF FACTORS. FOR EXAMPLE:

•	THE COMPANY MAY NOT OBTAIN AUTHORIZATION TO PERMIT PRODUCT CANDIDATES THAT ARE ALREADY IN PRECLINICAL DEVELOPMENT PHASE TO ENTER THE HUMAN CLINICAL TESTING PHASE;

•	AUTHORIZED PRECLINICAL OR CLINICAL TESTING MAY REQUIRE SIGNIFICANT TIME, RESOURCES OR EXPERTISE TO THOSE ORIGINALLY EXPECTED TO BE NECESSARY;

•	CLINICAL TESTING MAY NOT SHOW POTENTIAL PRODUCTS TO BE SAFE AND EFFICACIOUS AND, AS WITH MANY DRUGS, MAY FAIL TO DEMONSTRATE THE DESIRED SAFETY AND EFFICACY CHARACTERISTICS IN HUMAN CLINICAL TRIALS;

•	CLINICAL TESTING MAY SHOW THAT POTENTIAL PRODUCTS ARE NOT APPROPRIATE FOR THE SPECIFIC INDICATION FOR WHICH THEY ARE BEING TESTED;

•	THE RESULTS FROM PRECLINICAL STUDIES AND EARLY CLINICAL TRIALS MAY NOT BE INDICATIVE OF THE RESULTS THAT WILL BE OBTAINED IN LATER-STAGE CLINICAL TRIALS;

•	THE COMPANY OR REGULATORY AUTHORITIES MAY SUSPEND CLINICAL TRIALS AT ANY TIME ON THE BASIS THAT THE PARTICIPANTS ARE BEING EXPOSED TO UNACCEPTABLE HEALTH RISKS OR FOR OTHER REASONS; AND

•

COMPLETION OF CLINICAL TRIALS DEPENDS ON, AMONG OTHER THINGS, THE NUMBER OF PATIENTS AVAILABLE FOR ENROLLMENT IN A PARTICULAR TRIAL, WHICH IS A FUNCTION OF MANY FACTORS, INCLUDING THE NUMBER OF PATIENTS WITH THE RELEVANT CONDITIONS, THE NATURE OF THE CLINICAL TESTING, THE PROXIMITY OF PATIENTS TO CLINICAL TESTING CENTERS, THE ELIGIBILITY CRITERIA FOR TESTS AS WELL AS COMPETITION WITH OTHER CLINICAL TESTING PROGRAMS INVOLVING THE SAME PATIENT PROFILE BUT DIFFERENT TREATMENTS.

THE COMPANY HAS LIMITED EXPERIENCE IN CONDUCTING CLINICAL TRIALS. IT EXPECTS TO CONTINUE TO RELY ON THIRD-PARTIES, SUCH AS CONTRACT RESEARCH ORGANIZATIONS, ACADEMIC INSTITUTIONS AND/OR COOPERATIVE GROUPS, TO CONDUCT, OVERSEE AND MONITOR CLINICAL TRIALS AS WELL AS TO PROCESS THE CLINICAL RESULTS AND MANAGE TEST REQUESTS, WHICH MAY RESULT IN DELAYS OR FAILURE TO COMPLETE TRIALS, IF THE THIRD-PARTIES FAIL TO PERFORM OR TO MEET THE APPLICABLE STANDARDS.

IF THE COMPANY FAILS TO COMMENCE OR COMPLETE, NEEDS TO PERFORM MORE OR LARGER CLINICAL TRIALS THAN PLANNED OR EXPERIENCES DELAYS IN ANY OF ITS PRESENT OR PLANNED CLINICAL TRIALS, ITS DEVELOPMENT COSTS MAY INCREASE AND/OR ITS ABILITY TO COMMERCIALIZE ITS PRODUCT CANDIDATES MAY BE ADVERSELY AFFECTED. IF DELAYS OR COSTS ARE SIGNIFICANT, CTI’S FINANCIAL RESULTS AND ITS ABILITY TO COMMERCIALIZE ITS PRODUCT CANDIDATES MAY BE ADVERSELY AFFECTED.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPHS 6.1.1 AND 6.12 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS REGISTRATION DOCUMENT.

4.2.9	RISKS RELATED TO RELIANCE ON NOVEL TECHNOLOGIES

THE COMPANY BASES SEVERAL OF ITS PRODUCT CANDIDATES UPON NOVEL TECHNOLOGIES THAT IT IS USING TO DEVELOP DRUGS FOR THE TREATMENT OF CANCER. THESE TECHNOLOGIES HAVE NOT BEEN PROVEN. FURTHERMORE, PRECLINICAL RESULTS IN ANIMAL STUDIES MAY NOT PREDICT OUTCOMES IN HUMAN CLINICAL TRIALS. CTI’S PRODUCT CANDIDATES MAY NOT BE PROVEN SAFE OR EFFECTIVE. IF THESE TECHNOLOGIES DO NOT WORK, CTI’S DRUG CANDIDATES MAY NOT DEVELOP INTO COMMERCIAL PRODUCTS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPHS 6.1.1 AND 6.1.2 OF THIS REGISTRATION DOCUMENT.

4.2.10	RISKS RELATED TO PRODUCTS LIABILITY AND INSURANCE

CTI’S BUSINESS EXPOSES IT TO POTENTIAL PRODUCT LIABILITY RISKS INHERENT IN THE TESTING, MANUFACTURING AND MARKETING OF HUMAN PHARMACEUTICAL PRODUCTS, AND IT MAY NOT BE ABLE TO AVOID SIGNIFICANT PRODUCT LIABILITY EXPOSURE. WHILE IT HAS INSURANCE COVERING USE OF ITS PRODUCT CANDIDATES IN ITS CLINICAL TRIALS, IT IS POSSIBLE THAT THE COMPANY WILL NOT BE ABLE TO MAINTAIN SUCH INSURANCE ON ACCEPTABLE TERMS OR THAT ANY INSURANCE OBTAINED WILL PROVIDE ADEQUATE COVERAGE AGAINST POTENTIAL LIABILITIES. CTI’S INABILITY TO OBTAIN SUFFICIENT INSURANCE COVERAGE AT AN ACCEPTABLE COST OR OTHERWISE TO PROTECT AGAINST POTENTIAL PRODUCT LIABILITY CLAIMS COULD PREVENT OR LIMIT THE COMMERCIALIZATION OF ANY PRODUCTS IT DEVELOPS. IF A PRODUCT LIABILITY CLAIM WERE SUCCESSFUL AGAINST CTI AND THE JUDGMENT AGAINST CTI WAS IN EXCESS OF CTI’S INSURANCE COVERAGE AGAINST THE CLAIM, SUCH RESULT MAY HARM CTI’S FINANCIAL STATEMENTS AND RESULTS OF OPERATIONS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 OF THIS REGISTRATION DOCUMENT.

4.2.11	RISKS RELATED TO THE USE OF HAZARDOUS MATERIALS

CTI’S RESEARCH AND DEVELOPMENT ACTIVITIES INVOLVE THE CONTROLLED USE OF HAZARDOUS MATERIALS, CHEMICALS AND VARIOUS RADIOACTIVE COMPOUNDS. THE COMPANY IS SUBJECT TO INTERNATIONAL, FEDERAL, STATE, AND LOCAL LAWS AND REGULATIONS GOVERNING THE USE, MANUFACTURE, STORAGE, HANDLING AND DISPOSAL OF SUCH MATERIALS AND CERTAIN WASTE PRODUCTS. ALTHOUGH THE COMPANY BELIEVES THAT ITS SAFETY PROCEDURES FOR HANDLING AND DISPOSING OF SUCH MATERIALS COMPLY WITH THE STANDARDS PRESCRIBED BY STATE AND FEDERAL REGULATIONS, THE RISK OF ACCIDENTAL CONTAMINATION OR INJURY FROM THESE MATERIALS CANNOT BE ELIMINATED COMPLETELY. IN THE EVENT OF SUCH AN ACCIDENT, IT COULD BE HELD LIABLE FOR ANY DAMAGES THAT RESULT AND ANY SUCH LIABILITY NOT COVERED BY INSURANCE COULD EXCEED ITS RESOURCES. COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS MAY BE EXPENSIVE, AND CURRENT OR FUTURE ENVIRONMENTAL REGULATIONS MAY IMPAIR CTI’S RESEARCH, DEVELOPMENT OR PRODUCTION EFFORTS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS REGISTRATION DOCUMENT.

4.2.12	RISKS RELATED TO ANIMAL TESTING

CERTAIN OF CTI’S RESEARCH AND DEVELOPMENT ACTIVITIES INVOLVE ANIMAL TESTING. SUCH ACTIVITIES HAVE BEEN THE SUBJECT OF CONTROVERSY AND ADVERSE PUBLICITY. ANIMAL RIGHTS GROUPS AND OTHER ORGANIZATIONS AND INDIVIDUALS HAVE ATTEMPTED TO STOP ANIMAL TESTING ACTIVITIES BY PRESSING FOR LEGISLATION AND REGULATION IN THESE AREAS AND BY DISRUPTING ACTIVITIES THROUGH PROTESTS AND OTHER MEANS. TO THE EXTENT THE ACTIVITIES OF THESE GROUPS ARE SUCCESSFUL, CTI’S BUSINESS COULD BE MATERIALLY HARMED BY DELAYING OR INTERRUPTING ITS RESEARCH AND DEVELOPMENT ACTIVITIES

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS REGISTRATION DOCUMENT.

4.3	RISK FACTORS RELATING TO THE FINANCIAL INSTRUMENTS ISSUED

4.3.1	RISKS RELATED TO THE VOLATILITY OF CTI’S STOCK PRICE

THE MARKET PRICE FOR SECURITIES OF BIOPHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES, INCLUDING CTI’S, HISTORICALLY HAS BEEN HIGHLY VOLATILE, AND THE MARKET FROM TIME TO TIME HAS EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS THAT ARE UNRELATED TO THE OPERATING PERFORMANCE OF SUCH COMPANIES. FOR EXAMPLE, DURING THE TWELVE MONTH PERIOD ENDED JULY 17, 2009, CTI’S STOCK PRICE RANGED FROM A LOW OF $0.05 TO A HIGH OF $4.00 ON NASDAQ AND A LOW OF €0.04 AND A HIGH OF €2.50 ON MTA. FLUCTUATIONS IN THE TRADING PRICE OR LIQUIDITY OF CTI’S COMMON STOCK MAY ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN ITS COMMON STOCK.

FACTORS THAT MAY HAVE A SIGNIFICANT IMPACT ON THE MARKET PRICE AND MARKETABILITY OF CTI’S SECURITIES INCLUDE:

•	ANNOUNCEMENTS BY THE COMPANY OR OTHERS OF RESULTS OF PRECLINICAL TESTING AND CLINICAL TRIALS AND REGULATORY ACTIONS;

•	ANNOUNCEMENTS OF TECHNOLOGICAL INNOVATIONS OR NEW COMMERCIAL THERAPEUTIC PRODUCTS BY CTI, ITS COLLABORATIVE PARTNERS OR ITS PRESENT OR POTENTIAL COMPETITORS;

•	THE ISSUANCE OF ADDITIONAL DEBT, EQUITY OR OTHER SECURITIES WHICH NEED TO BE PURSUED IN 2009 TO GENERATE ADDITIONAL FUNDS TO COVER OUR CURRENT DEBT AND OPERATING EXPENSES;

•	CTI’S QUARTERLY OPERATING RESULTS;

•	DEVELOPMENTS OR DISPUTES CONCERNING PATENT OR OTHER PROPRIETARY RIGHTS;

•	DEVELOPMENTS IN CTI’S RELATIONSHIPS WITH COLLABORATIVE PARTNERS;

•	ACQUISITIONS OR DIVESTITURES;

•	LITIGATION AND GOVERNMENT PROCEEDINGS;

•	ADVERSE LEGISLATION, INCLUDING CHANGES IN GOVERNMENTAL REGULATION;

•	THIRD-PARTY REIMBURSEMENT POLICIES;

•	CHANGES IN SECURITIES ANALYSTS’ RECOMMENDATIONS;

•	SHORT SELLING;

•	CHANGES IN HEALTH CARE POLICIES AND PRACTICES;

•	ECONOMIC AND OTHER EXTERNAL FACTORS; AND

•	GENERAL MARKET CONDITIONS.

IN THE PAST, FOLLOWING PERIODS OF VOLATILITY IN THE MARKET PRICE OF A COMPANY’S SECURITIES, SECURITIES CLASS ACTION LITIGATION HAS OFTEN BEEN INSTITUTED. FOR EXAMPLE, IN THE CASE OF CTI, BEGINNING IN MARCH 2005, SEVERAL CLASS ACTION LAWSUITS WERE INSTITUTED AGAINST THE COMPANY AND CERTAIN OF ITS DIRECTORS AND OFFICERS AND A DERIVATIVE ACTION LAWSUIT WAS FILED AGAINST CTI’S FULL BOARD OF DIRECTORS. WHILE THESE LAWSUITS WERE DISMISSED WITH PREJUDICE, AS A RESULT OF THESE TYPES OF LAWSUITS, THE COMPANY COULD INCUR SUBSTANTIAL LEGAL FEES AND ITS MANAGEMENT’S ATTENTION AND RESOURCES COULD BE DIVERTED FROM OPERATING ITS BUSINESS AS THE COMPANY RESPONDS TO THE LITIGATION.

THE COMPANY MAINTAINS SIGNIFICANT INSURANCE TO COVER THESE RISKS FOR THE COMPANY AND ITS DIRECTORS AND OFFICERS, BUT ITS INSURANCE IS SUBJECT TO HIGH DEDUCTIBLES TO REDUCE PREMIUM EXPENSE, AND THERE IS NO GUARANTEE THAT THE INSURANCE WILL COVER ANY SPECIFIC CLAIM THAT THE COMPANY MAY FACE IN THE FUTURE, OR THAT IT WILL BE ADEQUATE TO COVER ALL POTENTIAL LIABILITIES AND DAMAGES.

FOR MORE INFORMATION ON THE SHARE VALUE, PLEASE REFER TO CHAPTER 20, PARAGRAPHS 20.1.3 AND 20.8 OF THIS REGISTRATION DOCUMENT.

CHAPTER 5 COMPANY INFORMATION

5.1	History and Development of the Company

5.1.1	The legal and commercial name of the Company

The Company’s name is Cell Therapeutics, Inc.

5.1.2	The place of registration of the Company and its registration number

The registered and the principal administrative offices of the Company are located in the State of Washington at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 (U.S.).

The Company is not registered with any companies’ register or any other registers having a legal relevance under the laws and regulations applicable to it.

5.1.3	Date of incorporation and the length of life of the Company, except where indefinite

The Company was incorporated on September 4, 1991 under the laws of the State of Washington (U.S.). Pursuant to its Amended and Restated Articles of Incorporation, the Company is to have perpetual existence.

5.1.4	The domicile and legal form of the Company, the legislation under which the Company operates, its country of incorporation, and the address and telephone number of its registered office (or principal place of business if different from its registered office)

As regards the domicile of the Company and its registered address, please see Chapter 5, Paragraph 5.1.2, “The place of registration of the Company and its registration number” of this Registration Document.

The Company (a U.S. corporation) is incorporated in the United States under, and governed by the laws of, the State of Washington (U.S.). In case of disputes, the courts of the State of Washington and the courts of the United States shall have jurisdiction thereon.

The telephone number of the Company’s registered offices is (206) 282-7100.

5.1.5	Important events in the development of the Company’s business.

The Company is a biopharmaceutical company incorporated in 1991 under the laws of the State of Washington (U.S.), which focuses on the development, acquisition and commercialization of novel treatments for cancer. One of the Company’s principal founders was James A. Bianco, who has been its Chief Executive Officer since February 1992 and one of its directors since September 1991. Dr. Bianco also served as the Company’s President from inception until August 2008.

A)	Important events from the incorporation of the Company until the end of 2006

In 1992, the Company completed a private placement of 55,628 shares of Common Stock generating net proceeds of $35.1 million. In 1993, the Company concluded a second equity financing through a private offering of Common Stock and warrants generating net proceeds of $12.3 million. In 1994, the Company sold additional units of Common Stock and warrants under terms equivalent to those of the second round of equity financing, generating net proceeds of $702,000. In 1995, the Company concluded a third round of equity financing through a private offering of the Company’s Series A convertible preferred stock generating net proceeds of $30.5 million. In 1996, the Company concluded two rounds of equity financing through private offerings of Series A convertible preferred stock generating net proceeds of $16.9 million. In 1996, the Company also completed a placement of Series B convertible preferred stock to Johnson & Johnson Development Corporation generating net proceeds of $5.0 million.

On March 18, 1997, the Company’s registration statement on Form S-1 was declared effective for its initial public offering of 75,000 shares of Common Stock at an offering price of $400.00 per share, which resulted in net proceeds of $26.8 million. Concurrent with the closing of the IPO, the Company sold 7,500 shares of Common Stock to Johnson & Johnson Development Corporation at a price of $400.00 per share, resulting in net proceeds of $3.0 million. The Common Stock has been listed on NASDAQ in the U.S. since March 21, 1997.

On October 27, 1997, the Company completed a follow-on public offering of 57,500 shares of Common Stock at an offering price of $640.00 per share, resulting in net proceeds of $34.3 million.

In June 1998, the Company entered into an agreement with PG-TXL Company, L.P. and scientists at the M.D. Anderson Cancer Center, granting it an exclusive worldwide license to the rights to polyglutamated paclitaxel, and to all potential uses of PG-TXL’s polymer technology.

In November 1999, the Company completed a $10 million private placement of 10,000 shares of Series D convertible preferred stock and warrants to acquire 38,095 shares of Common Stock, resulting in net proceeds of approximately $9.3 million. The Company also issued warrants to purchase 1,250 shares of Common Stock to the placement agent of the Series D preferred stock. All of the shares of the Series D preferred stock have been converted into Common Stock. All remaining unexercised warrants expired in November 2004.

In January 2000, the Company acquired TRISENOX (arsenic trioxide) (“TRISENOX”) upon its acquisition of PolaRx, a single product company that owned the rights to TRISENOX.

In February 2000, the Company completed a $40 million private placement of 83,333 shares of Common Stock at an offering price of $480.00 per share, resulting in net proceeds of approximately $37.1 million. In connection with the offering, the Company issued 4,250 warrants to purchase shares of Common Stock to a placement agent and finder. All remaining unexercised warrants expired in August 2003.

In September 2000, the Company received approval of its NDA by the FDA for TRISENOX, and also completed a public offering of 90,000 shares of Common Stock at $1,520.00 per share, which generated net proceeds of $127.5 million.

In October 2000, the Company commenced sales of TRISENOX.

In June 2001, the Company issued $150.0 million principal amount of 5.75% convertible subordinated notes due June 15, 2008. In September 2001, the Company issued an additional $25.0 million principal amount of these notes. Net proceeds to the Company were approximately $168.0 million.

In September 2001, the Company entered into a supply agreement with Natural Pharmaceuticals, Inc. for paclitaxel, a key starting material for its OPAXIO drug candidate. For more information, see Chapter 6, Paragraph 6.4.3.

In October 2001, the Company entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd. for the development and commercialization of OPAXIO. For more information, see Chapter 6, Paragraph 6.4.2.

In March 2002, the Company received from the EMEA approval to market TRISENOX in the EU and commenced the launch and sale of TRISENOX in the EU during the second quarter of 2002.

In the fourth quarter of 2002, the Company initiated three pivotal OPAXIO phase III clinical trials. These include one phase III trial for the second-line treatment of NSCLC, and two phase III trials of OPAXIO in the front-line treatment of PS2 patients with NSCLC.

In December 2002, the Company entered into a distribution agreement with Nippon Shinyaku Co. Ltd. for TRISENOX in Asia. Also in December 2002, the Company exchanged $145.4 million aggregate principal amount of its existing convertible subordinated notes for $85.5 million in new convertible senior subordinated notes due June 15, 2008.

On June 2003, the Company issued $75 million principal amount of 4% convertible senior subordinated notes due July 1, 2010. Net proceeds to the Company were approximately $72.1 million.

On June 16, 2003, the Company entered into a merger agreement with Novuspharma, and on October 23 2003, the shareholders of the Company approved the merger at a special meeting. The merger with Novuspharma was effective starting from January 1, 2004, and the Company’s shares were admitted to listing in Italy starting from January 2, 2004.

In April 2004, the Company and the Gynecologic Oncology Group (“GOG”), signed a clinical trials agreement for the GOG to sponsor and conduct a phase III clinical trial of OPAXIO in patients with ovarian cancer. The GOG submitted an IND to the FDA, including a SPA, for the trial in July 2004.

In August 2004, the Company received approximately $49.2 million in gross proceeds from a public offering of 258,750 shares of Common Stock, including 225,000 shares initially sold and an additional 33,750 shares following the underwriter’s exercise of their over-allotment option. These shares were sold under a shelf registration statement filed in February 2004 at a public offering price of $190 per share. There was approximately $3.5 million in expenses, including underwriter’s discounts and commissions related to this offering.

In December 2004, the Company received approximately $18.4 million in gross proceeds from a direct registered offering of 64,647 shares of Common Stock to several institutional investors. These shares were sold under the same registration statement filed in February 2004 at a price of $284.00 per share. the Company incurred expenses of approximately $0.1 million related to this offering.

In March 2005, the Company announced that the phase III study of OPAXIO in combination with carboplatin, known as STELLAR 3, missed its primary endpoint; however, it met statistical significance for non-inferiority of survival compared to paclitaxel in combination with carboplatin.

Also in March 2005, the GOG initiated the phase III clinical trial examining the ability of OPAXIO to maintain remission and prolong the survival of ovarian cancer patients.

In May 2005, the Company announced the results of its phase III clinical studies of OPAXIO in NSCLC, known as STELLAR 2 and 4. The studies were designed to determine if OPAXIO could increase the overall survival of patients while reducing serious side effects associated with the treatment of first-line or second line NSCLC. Although both trials missed their primary endpoints of superior overall survival, they demonstrated equivalent survival with significant reductions in serious side effects when compared to either docetaxel or gemcitabine/vinorelbine.

In July 2005, the Company divested TRISENOX and certain proteasome assets to Cephalon, Inc. (“Cephalon”) for approximately $32.5 million net proceeds, including proceeds from transition services provided and after repayment of the PharmaBio agreement for TRISENOX. In addition, the Company may receive in the future up to an additional $100 million in cash if certain sales and regulatory milestones are achieved. The divestiture included all TRISENOX assets, including the capital stock of two of the Company’s wholly owned subsidiaries, Cell Therapeutics (UK) Limited, a United Kingdom corporation, and PolaRx Pharmaceuticals, Inc., a Delaware corporation. Cephalon is unrelated third party, and the transaction was done on an arms’ length basis.

In November 2005, the Company issued $82 million principal amount of 6.75% convertible senior notes, (the “6.75% notes”), due October 31, 2010. Net proceeds to the Company were approximately $77.7 million. In conjunction with this issuance, the Company entered into a Conversion and Placement Agreement (the “CAP Agreement”), with two existing holders of approximately $18.5 million of the Company’s outstanding 5.75% convertible senior subordinated notes (the “5.75% notes”), and approximately $19.9 million of the Company’s outstanding 4% convertible senior subordinated notes or (the “4% notes”). Pursuant to the CAP Agreement, the CAP holders agreed to exercise their right to convert their 5.75% notes and 4% notes into approximately 83,084 shares of Common Stock. In connection with the conversion, the Company also issued to the CAP holders a $23.6 million conversion inducement, which consisted of 84,448 shares of Common Stock and 162,500 shares issuable upon exercise of zero strike price warrants. The Company issued 162,500 shares of Common Stock upon exercise of these warrants during 2006.

In December 2005, the Company launched a clinical trial, known as the PIONEER trial, in women of OPAXIO versus paclitaxel chemotherapy for the treatment of poor performance status (“PS2”) patients with chemotherapy-naïve advanced stage NSCLC.

In April 2006, the Company issued $66.3 million aggregate principal amount of 7.5% convertible senior notes (the “7.5% notes”), approximately $33.2 million of which was issued in a registered offering for cash with net proceeds of approximately $31.2 million. Approximately $33.2 million was issued in a private exchange for approximately $39.5 million aggregate principal amount of our 5.75% convertible senior subordinated notes and approximately $1.2 million aggregate principal amount of our 5.75% convertible subordinated notes.

On June 21, 2006, the Company entered into a Step-Up Equity Financing Agreement with Société Générale. For further information see Chapter 22, Paragraph 22.1.2.1 “Société Générale Step-Up Equity Financing Agreement”of this Registration Document.

In September 2006, the Company entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., for the development and commercialization of OPAXIO and pixantrone. Please refer to Chapter 22, Paragraph 22.1.1, “Agreements with Novartis” of this Registration Document for a detailed description of this transaction.

In September 2006, the Company received $40 million in gross proceeds from an offering of 578,034 shares of Common Stock. The shares were sold under an existing shelf registration statement filed in April 2006 at an offering price of $69.20 per share. The Company also issued to the purchasing investors warrants to purchase an additional 144,508 shares at $69.20 per share if exercised within 90 days. There was approximately $2.2 million in expenses related to this offering. In October 2006, the Company was notified by NASDAQ that this offering did not comply with the shareholder approval requirements set forth in NASDAQ Marketplace Rule 4350(i)(1)(D). This rule requires shareholder approval for transactions other than “public offerings” that exceed 20% of the outstanding shares at a price less than market value. In response to this notification, the Company repurchased 27,350 shares of Common Stock and 141,508 warrants for an aggregate price of $3,024,691 thereby reducing the number of shares below the 20% threshold. Subsequent to this, the NASDAQ confirmed that the Company had regained compliance with NASDAQ Marketplace Rule 4350(i)(1)(D) and the matter was closed.

In December 2006, the Company announced that the Company and the Data Safety Monitoring Board (DSMB) agreed to close the PGT305 PIONEER lung cancer clinical trial and take patients off both treatment arms. the Company’s decision was due, in part, to the diminishing utility of the current trial given its plans to submit a new protocol to the FDA and in light of the aberrantly low rate of deaths in the control group.

B)	Important events occurred in 2007

In early 2007, the Company submitted two new protocols under a Special Protocol Assessment (“SPA”), to the FDA. These new trials, known as PGT306 and PGT307, focus exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where OPAXIO demonstrated the greatest potential survival advantage in the STELLAR trials. Based on discussions related to the SPA for the PGT306 phase III study, the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of OPAXIO in the NSCLC setting.

In February 2007, the Company received $20 million in gross proceeds upon the issuance of 20,000 shares of its Series A 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 149,476 shares of Common Stock, no par value at an exercise price of $64.40 per share.

The Company held a special meeting of its shareholders on April 10, 2007 and obtained the approval of an increase in the number of its authorized shares. On April 15, 2007, the Company effected a one-for-four reverse stock split that was approved by the Company’s Board of Directors in January 2007.

In April 2007, the Company received $37.2 million in gross proceeds upon the issuance of 37,200 shares of its Series B 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 276,373 shares of Common Stock, no par value at an exercise price of $64.80 per share.

In May 2007, the Company formed Aequus Biopharma, Inc., and contributed a license to develop the Company’s Genetic Polymer ™ technology in exchange for 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology was created at the Company to speed the manufacture, development and commercialization of novel biopharmaceuticals.

In July 2007, the Company received $20.25 million in gross proceeds upon the issuance of 20,250 shares of its Series C 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 259,614 shares of Common Stock, no par value at an exercise price of $45.30 per share.

In July 2007, the Company acquired Systems Medicine, Inc., a privately held oncology company, through a stock-for-stock merger valued at $20 million. Systems Medicine Inc. stockholders can also receive a maximum of $15 million in additional consideration (payable in cash or stock at the Company’s election, subject to certain NASDAQ limitations on issuance of stock) upon the achievement of certain FDA regulatory milestones. Please refer to Paragraph 22.1.3 of this Registration Document for a detailed description of the transaction.

In August 2007, the Company entered into an asset purchase agreement with Biogen Idec Inc. (“Biogen”), for the purchase of Zevalin (ibritumomab tiuxetan), a radiopharmaceutical product, for development, marketing and sale in the United States. On December 21, 2007, the Company closed the acquisition of Zevalin. Pursuant to the terms of the Asset Purchase

Agreement, the Company paid $10 million to Biogen upon closing, and agree to make additional royalty payments based on net sales related to Zevalin from the date the transaction closed until the latest of (a) the expiration date of the last to expire of any patents related to Zevalin, (b) the first date on which any third person lawfully sells a biosimilar product in the United States or (c) December 31, 2015. Under that agreement, the Company could also be required pay Biogen two additional future payments of $10 million each upon the achievement of certain FDA milestones. In connection with the closing of the Zevalin acquisition, the Company entered into a supply agreement with Biogen, as well as a security agreement for the benefit of Biogen. The Purchase Agreement was amended in December 2008 and assigned to RIT Oncology LLC, a joint venture formed and owned 50/50 by the Company and Spectrum. In March 2009, the Company sold its interest in RIT Oncology to Spectrum and in the event the Company is obligated to pay any further amounts to Biogen under these Agreements, for instance, in the event of default by RIT Oncology, Spectrum is obligated to reimburse the Company for any such payment.

In December 2007, the Company received $6.5 million in gross proceeds upon the issuance of 6,500 shares of its Series D 7% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 124,401 shares of Common Stock, no par value at an exercise price of $25.50 per share.

In December 2007, the Company exchanged approximately $36.08 million of its existing 5.75% convertible subordinated notes due in 2008 for approximately $23.25 million of a new series of 5.75% senior convertible notes due in 2011 and also issued 545,957 shares of Common Stock, no par value in that debt cancellation and exchange. The Company did not receive any proceeds from the exchange but it reduced its overall indebtedness and extended the maturity date on the remaining portion tendered. As of December 31, 2007, approximately $19.8 million of convertible notes remain outstanding and mature in June 2008 together with additional outstanding indebtedness.

In December 2007, the Company received $7 million in gross proceeds upon the issuance of 346,999 shares of Common Stock, no par value, at an issue price of $20.20, and warrants to purchase an additional 346,999 shares of Common Stock, no par value, at an exercise price of $20.20. The proceeds of the offering were aimed at, in particular, completing the purchase of Zevalin.

C)	Important events occurred in 2008

In January 2008, the Company sold 80,000 shares of Common Stock to Société Générale under the Step-Up Equity Financing Agreement which the Company had in place with Société Générale. The 80,000 shares of Common Stock were sold at a price of € 10.70, or approximately $15.90, per share, which raised $1,272,000 (€ 856,000) in aggregate gross proceeds. In June 2008, the Company received notice from counsel for Société Générale asserting that the agreement was terminated by Société Générale effective June 6, 2008 on the basis of a going concern statement included in the Company’s Annual Report on Form 10-k as well as a notice received by the Company from NASDAQ on April 16, 2008 regarding the Company’s failure to comply with the minimum price requirements under the listing requirements of the NASDAQ Global Market. The agreement with Société Générale expired in January 2009. For more information, see Chapter 22, Paragraph 22.1.2, “Equity Financing Agreements” of this Registration Document.

On January 30, 2008, the Company announced a plan to refocus its resources on late-stage and marketed products, which involved increasing sales of Zevalin in the United States and preparing the marketing applications for OPAXIO and pixantrone, while advancing the clinical development of brostallicin. This plan was intended to reduce operating expenses throughout the company by approximately 35% and reduce the company’s projected net cash operating expenses to a forecasted $77 million in 2008. As part of these refocusing efforts, approximately 30 of the Company’s U.S. employees were terminated.

On March 3, 2008, the Company issued approximately $51.7 million of its 9% convertible senior notes due 2012 plus warrants to purchase 732,695 shares of Common Stock at an exercise price of $14.10 per share. The notes will bear interest at an annual rate of 9% and be convertible into Common Stock at an initial rate of approximately 70.922 shares per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $14.10. Upon conversion of the notes, the Company will be required to pay a make-whole amount to the holders of the converted notes equal to $270 per $1,000 principal amount of the converted notes less any interest paid on such notes prior to the conversion date, or make-whole payment. An amount adequate to pay the make-whole payments on all outstanding notes will be held in escrow for a period of one year. As of December 3, 2008, $46.07 million of these notes had been converted or otherwise cancelled.

In connection with this debt issuance, certain existing holders of the Company’s series A, B, C, and D convertible preferred stock converted their shares of preferred stock into Common Stock. These conversions included 6,300, 10,162, 2,000 and 3,000 shares of series A, B, C and D convertible preferred stock, respectively. To induce these conversions, the Company paid aggregate cash payment of approximately $16.2 million.

On March 4, 2008, the Company submitted a Marketing Approval Application (a “MAA”) for OPAXIO to the EMEA based on discussions with the EMEA Scientific Advice Working Party. Subsequently, this MAA has been withdrawn on September 2009, in order to allow the Company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of advanced esophageal cancer.

In April, 2008, the Company announced that Craig W. Philips would serve as a Special Consultant to the Board of Directors commencing on April 26, 2008 and continuing through July 31, 2008, and that beginning on August 1, 2008, Mr. Philips would become an employee and serve as President of the Company from that date. Dr. Bianco stepped down as President upon Mr. Phillip’s assumption of that role, however, Dr. Bianco remains the Chief Executive Officer of the Company. Prior to his engagement with the Company, Mr. Philips served as Vice President and General Manager, Bayer Oncology for Bayer HealthCare, Vice President and General Manager, Berlex Oncology, Vice President Marketing, Berlex Oncology and General Manager, Schering-Plough Australasia. Mr. Philips received his MBA from the Ohio State University.

On April 29, 2008, the Company entered into a Securities Purchase Agreement by and between the Company and a single institutional investor. Pursuant to the Purchase Agreement, the Company issued to the investor units consisting of $36 million aggregate principal amount of the Company’s 13.5% Convertible Senior Notes due 2014, 9,000 shares of the Company’s Series E 13.5% Convertible Exchangeable Preferred Stock with an aggregate stated value of $9,000,000, warrants to purchase 2,848,101 shares of Common Stock, no par value at an exercise price of $9.50 per share and a warrant to purchase additional debt and derivative securities. This transaction was completed on April 30, 2008. The Investor also exchanged $5.25 million aggregate principal amount of the Company’s existing 9% Convertible Senior Notes due 2012, along with all warrants issued in connection with such 9% notes, as part of the consideration paid for the securities, and that note and related warrants were cancelled.

The total purchase price for the securities was $64,580,696. Of this amount, $5.25 million was credited to the Investor upon surrender of the Investor’s 9% note, as described above, and $36.46 million was deposited into an escrow account to be used to make interest payments and make-whole payments, as described below. The remaining $22.9 million, before fees and expenses, was used to retire the remaining balance of the Company’s 2008 senior and junior convertible notes due in June 2008 of approximately $10.7 million, to acquire access to Bayer-Schering’s phase III “FIT” trial data to submit an sBLA for label expansion of Zevalin in the Unites States, and for working capital and general corporate purposes. As of December 3, 2008 all of these notes had been converted or repurchased.

On June 12, 2008, the Company announced that a single institutional investor had agreed to purchase, for $23 million, newly issued 15% Convertible Senior Notes due 2011, with an initial conversion price of $7.90 per share, and a warrant to purchase approximately 1.46 million shares of Common Stock with an exercise price of $9.50 per share. As of December 5, 2008, all of these notes had been repurchased.

On June 15, 2008, the Company repaid the remaining balance, including accrued interest, of its 2008 Convertible Notes upon maturity through a cash payment of approximately $10.7 million.

On June 18, 2008, the Company announced an agreement with Bayer Schering Pharma to gain access to Bayer’s phase III Zevalin(R) (90Y-ibritumomab tiuxetan) First-line Indolent Trial, FIT data. The Company used the data from the trial to begin discussions with the FDA and to ultimately submit a supplemental Biologics License Application (a “sBLA”) in October 2008 for Zevalin based on Bayer’s trial results. The sBLA was accepted for review by the FDA in November 2008 and was granted priority review status with a target date of April 2, 2009 for an FDA decision regarding approval. As discussed below, in December 2008, the Company transferred all of its assets related to Zevalin including the sBLA to RIT Oncology, a joint venture formed by the Company and Spectrum, and in March 2009, the Company sold its entire interest in RIT Oncology to Spectrum.

On June 19, 2008, the Company held a Special Meeting in lieu of the Annual Meeting of Shareholders at its headquarters in Seattle. At the meeting, shareholders approved, among other things, a proposal to increase the number of shares of authorized stock (including an increase in the number of shares of authorized Common Stock), the reduction of quorum for future shareholder meetings to one-third of the outstanding shares entitled to vote and a proposal to allow the Board of Directors to implement a reverse stock split if and when the Board deemed such action appropriate.

In July 2008, the Company amended its agreement of April 29, 2008 with a single institutional investor; the amendment resulted in the sale and issuance to such investor of an additional $44.5 million in newly issued 18.33% Convertible Senior Notes due 2011, with a conversion price of $7.90 per share, and a warrant to purchase approximately 2.8 million shares of Common Stock with an exercise price of $7.90 per share. $22.25 million of the total amount was purchased in July 2008 and the remaining $22.25 million was funded in August 2008. Additionally, the parties further amended the original warrant right such that the warrant for debt and derivative securities would be exercisable for an additional $44.5 million of units to the investor under the same terms if both parties agree to the exercise. A portion of the proceeds from the issuance of $44.5 million principal of the 18.33% notes issued under this agreement were used to repurchase the remaining outstanding amount of $17.5 million of the Company’s 13.5% notes as well as 1,101,265 of warrants related to those notes. As of December 5, 2008, all of these notes had been converted or repurchased.

Also in July 2008, the Company entered into an equity line of credit agreement with Midsummer Investment, Ltd. for the sale of up to the lesser of $12 million of Common Stock or the number of shares of Common Stock equal to 19.9% of its outstanding Common Stock on July 29, 2008 (2,781,260 shares). Such shares were to be purchased and issued over time upon exercise of a warrant pursuant to the terms of the credit agreement. In August 2008, the Company issued 1,544,946 shares of Common Stock and received gross proceeds of approximately $4.0 million under the line of credit before suspending the line on August 26, 2008. In March 2009, the equity line of credit agreement was terminated by mutual agreement of the parties. For more information, see Chapter 22, Paragraph 22.1.2.2, “Midsummer Securities Purchase Agreement” of this Registration Document.

On August 12, 2008, the Company’s subsidiary Systems Medicine announced that planned enrollment was complete in the European Organization for Research and Treatment of Cancer (the “EORTC”) randomized phase II clinical trial of brostallicin in patients with newly diagnosed advanced or metastatic soft tissue sarcoma who have had no prior chemotherapy. The primary endpoint of the trial is progression-free survival at six months. Patients are randomized in a 2:1 ratio either to receive brostallicin or the standard therapy, doxorubicin. The EORTC designed the study to enroll a total of 108 eligible and treated (evaluable) patients and plans to conduct the final data analysis in early 2009.

On August 31, 2008, the Company instituted a one-for-ten reverse stock split of its outstanding shares of Common Stock. The stock split did not effect the number of authorized shares that the Company may issue under its Articles of Incorporation.

On September 5, 2008, the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “NASDAQ Staff”) indicating that the Company was not in compliance with the $50 million minimum market value of listed securities requirement set forth in NASDAQ Marketplace Rule 4450(b)(1)(A) and was therefore had 30 days to regain compliance or it would be subject to delisting. On October 7, 2008, the Company received a letter from the NASDAQ Staff stating that because the Company had failed to regain compliance with Marketplace Rule 4450(b)(1)(A), the Company would be subject to delisting, although such delisting would be stayed if a meeting was requested with the NASDAQ Listing Qualifications Panel (the “Panel”). In November 2008, the Company had a hearing before the Panel and presented a plan for regaining compliance with the listing standards, including a request by the Company to have its Common Stock transferred to the NASDAQ Capital Market, which has a market capitalization requirement of $35 million instead of the $50 million required for the NASDAQ Global Market, even though the current market capitalization of the Company at that time was below $35 million. The Company also discussed expected clinical and regulatory advancements, potential partnerships, joint ventures and financings. On January 6, 2009 the Company received notification that the Panel had granted the Company’s request to transfer the listing of its Common Stock to the NASDAQ Capital Market effective as of January 8, 2009, although the Company’s continued listing on the NASDAQ Capital Market was made subject to the Company evidencing compliance with all applicable requirements for continued listing on the NASDAQ Capital Market, including the $35 million market value of listed securities requirements or its alternatives as set forth in NASDAQ Marketplace Rule 4310(c)(3), by February 12, 2009. The Company subsequently requested, and the Panel approved, an extension of the deadline for compliance to April 6, 2009. The Panel has discretion to grant an extension not to exceed 180 days from the date of the Staff notification, therefore if the Company is not in compliance with the requirements for continued listing on the NASDAQ Capital Market by April 6, 2009, the Panel is not authorized to grant any additional extensions. In the event the Company is not able to continue its listing on NASDAQ (including the NASDAQ Capital Market), the Company expects to apply for listing of its Common Stock on the OTC BB or “pink sheets”. The Company believes that the notice and any decision by the Panel will have no effect on the ability to trade the securities on the Borsa Italiana.

On September 15, 2008, the Company sold to a single institutional investor $9 million in newly issued 10% Convertible Senior Notes due 2012 with a conversion price of $1.27 per share. Under the purchase agreement relating to that issuance, the Company also had a put right subject to price, volume and other requirements exercisable no later than October 15, 2008 for the same institutional investor to purchase an additional $9 million of 10% Series B Convertible Senior Notes due in 2012. On September 29, 2008, the agreement was amended to increase the principal amount and interest rate of the notes subject to the put right and to allow the Company to exercise that put right early without satisfying certain preconditions. The Company then exercised the put right on September 26, 2008 and on September 29, 2008 the investor purchased an additional $14.2 million in newly issued 15.5% convertible senior notes due 2012, with a conversion price of $1.27 per share. In addition, pursuant to the original purchase agreement, the Company made a $150,000 payment to the investor and its affiliates to induce them to convert 1,000 shares of the Company’s Series C Preferred Stock into Common Stock and paid the investor and its affiliates $1,225,000 in exchange for the prospective satisfaction of 50% of any final judgment which may ever be rendered on any and all claims for any relief whatsoever that have been alleged, or that could have been alleged, in Enable Growth Partners, LP, et al. v. Cell Therapeutics, Inc., N.Y. Sup. Ct., Index No. 600206-08 (the “Enable Claims”), against the Company. Upon exercise of its put right, the Company additional similar payments of $150,000 and $1,225,000, the investor’s remaining 1,000 shares of Series C Preferred Stock were converted into Common Stock and the balance of the Enable Claims were extinguished. As of December 3, 2008, all of these notes had been converted.

On September 25, 2008, the Company announced that it had received a letter from NASDAQ confirming that it had regained compliance with the minimum bid price requirement for continued listing on The NASDAQ Global Market under Marketplace Rule 4450(a)(5) and that the matter was now closed.

On October 2, 2008, the Company announced that it submitted a sBLA with the FDA for use of Zevalin (90Y-ibritumomab tiuxetan) as consolidation therapy after remission induction in previously untreated patients with follicular non-Hodgkin’s lymphoma. The sBLA was accepted for review by the FDA in November 2008 and granted priority review status with a target date of April 2, 2009 for the FDA to make a decision regarding approval. As discussed below, in December 2008, the Company transferred all of its assets related to Zevalin including the sBLA to RIT Oncology, a joint venture formed by the Company and Spectrum, and in March 2009, the Company sold its entire interest in RIT Oncology to Spectrum.

On October 3, 2008, the Company announced that Christina A. Waters, Ph.D., M.B.A., most recently President and Chief Operating Officer of a Tyr Pharma and formerly Director of Scientific Development at Genomics Institute of the Novartis Research Foundation, has been named President of CTI Europe.

On October 22, 2008, the Company issued to a single institutional investor $24.7 million in principal amount of the Company’s newly issued 9.66% Convertible Senior Notes due 2011, with a conversion price of $0.38 per share. The notes feature a make-whole provision entitling the holder, upon any conversion of the Notes, to receive the interest payable through scheduled maturity, less any interest paid before conversion. The Company has also agreed to repurchase from the investor an aggregate amount of approximately $18.2 million of outstanding 15% Convertible Senior Notes that were issued in June 2008. For such repurchase, the Company used $10 million of the proceeds from the offering, plus funds to be released to the Company from the escrow account that was established to pay the make-whole and interest payments on the 15% Convertible Senior Notes. Warrants to purchase approximately 1.15 million shares of Common Stock which were issued in connection with the approximately $18.2 million of repurchased notes were also surrendered to the Company and cancelled. The Company received net proceeds of approximately $14.7 million from the offering, before payment of fees and expenses and prior to depositing approximately $7.2 million in escrow for the make-whole provision. The notes rank equal in right of payment with all existing and future unsecured senior indebtedness of the Company. As of December 5, 2008, all of these notes had been converted or repurchased.

On November 11, 2008, the Company announced that it achieved the primary efficacy endpoint of its phase III EXTEND (PIX301) trial of pixantrone for patients with advanced, relapsed aggressive non-Hodgkin’s lymphoma (NHL) based on a preliminary intent to treat efficacy analysis. The preliminary data indicated patients on the pixantrone arm of the study achieved a higher confirmed and unconfirmed complete remissions than those in the control group and had increased overall response rates. Complete safety information is not yet available for the study, however, the study was monitored on an ongoing basis by an independent Data Safety Monitoring Committee and no serious concerns were raised. The Company plans to submit complete study data for presentation at a major scientific conference.

In November 2008, the Company entered into an agreement with Spectrum to form a 50/50 owned joint venture, RIT Oncology LLC, to commercialize and develop Zevalin in the United States. Upon closing the transaction in December 2008, assets related to Zevalin, including the sBLA, were transferred to RIT Oncology and under the terms of the agreement, Spectrum paid the Company an initial payment of $7.5 million at the closing and an additional $7.5 million January 5, 2009. In addition, the Company had the potential to receive an additional $15 million in milestone payments if certain revenue thresholds are achieved. Under the terms of the joint venture, Spectrum would be responsible for 50% of expenses related to the development and commercialization of Zevalin and the Company and Spectrum will share equally in net profits from the sales of Zevalin in the United States. At the closing, the Company made an initial capital contribution of $1.8 million. As discussed below, the Company sold its 50% ownership of RIT Oncology to Spectrum in March 2009 and in connection with that transaction, the Company agreed to forego the right to receive milestone payments based on revenue thresholds of RIT Oncology.

On December 5, 2008, the Company issued to a single institutional investor $32.65 million in principal amount of the Company’s newly issued 10% Convertible Senior Notes due 2011, with a conversion price of approximately $0.137 per share. The notes feature a make-whole provision entitling the holder, upon any conversion of the Notes, to receive the interest payable through scheduled maturity, less any interest paid before conversion. The Company has also agreed to repurchase from the investor an aggregate amount of approximately $30 million of outstanding 15% Convertible Senior Notes, 18.33% Convertible Senior Notes and 9.66% Convertible Senior Notes that were issued in June 2008, August 2008 and October 2008, respectively, for approximately $29 million. For such repurchase, the Company used $16.4 million of the proceeds from the offering, plus funds to be released to the Company from the escrow account that was established to pay the make-whole and interest payments on the 15% Convertible Senior Notes, 18.33% Convertible Senior Notes and 9.66% Convertible Senior Notes. Warrants to purchase approximately 5.15 million shares of Common Stock which were held by the investor were also surrendered to the Company and cancelled. The Company received net proceeds of approximately $6.5 million from the offering, before payment of fees and expenses and after depositing approximately $9.8 million in escrow for the make-whole provision. The notes rank equal in right of payment with all existing and future unsecured senior indebtedness of the Company.

In addition, under the Purchase Agreement for the December 5, 2008 offering, the institutional investor also granted the Company a conditional put option right to issue and sell to the investor an additional $3 million of Series C 10% Convertible Senior Notes of the Company (the “C Notes”) if the Company makes a convertible notes repurchase tender offer and receives tenders (which are not withdrawn) of at least $62 million principal amount of convertible notes, or to issue and sell to the Investor an additional $6 million of C Notes if the Company makes a convertible notes repurchase tender offer and receives tenders (which are not withdrawn) of at least $93 million principal amount of convertible notes. The C Notes would have substantially the same terms as the Notes. The put option right expired on March 31, 2009.

D)	Important events occurred in 2009

In January 2009, following a meeting with the FDA regarding the results of the phase III EXTEND (PIX 301) trial of pixantrone, the FDA provided a Pre-NDA communication on that trial that is the basis for supporting submission by the Company of an NDA for pixantrone.

In January and February 2009, the Company entered into agreements with certain holders of its Series A, Series B and Series C 3% Convertible Preferred Stock to exchange their outstanding shares of preferred stock for shares of the Company’s newly issued Series F Preferred Stock. Each share of Series F preferred stock was convertible into 7,143 shares of Common Stock, at a conversion price of $0.14 per share. The Series F Preferred Stock became convertible into Common Stock on April 1, 2009 and as of April 2, 2009, all shares of Series F Preferred Stock were converted and no shares of Series F Preferred Stock remain outstanding. The Series F Preferred Stock did not provide redemption rights and did not have a fixed dividend rate.

In February 2009, the Company engaged a management consulting firm, Adjuvent Global Advisors, to assist in developing strategic options for partnership, asset divestment or joint venture opportunities for the Company’s branch in Bresso, Italy. On February 27, 2009, the Company announced that it has started a collective dismissal procedure pursuant to Law 223/1991 concerning all 62 employees at the branch in Bresso, and that if an appropriate buyer or partner for the Company’s European operations could not be found, the Company would proceed to shut down its Italian branch in order to save operating costs. The Company expects that divesting or closing its Italian branch could save the Company $14 million annually in operating costs. With respect to the dismissal procedure, please also refer to the additional information provided hereinafter with respect to the date May 13, 2009.

Also in February 2009, the Company announced that it had entered into an agreement with IDIS to manage pixantrone as an investigational drug on a named patient basis in Europe. Under the agreement, pixantrone will be supplied by IDIS to healthcare professionals for the treatment of individual patients with relapsing aggressive non-Hodgkin’s lymphoma. The program initiated in May 2009.

The Company exercised in March 2009 a put option under the agreement governing RIT Oncology, pursuant to which Spectrum purchased the Company’s 50% ownership of RIT Oncology for approximately $16.5 million.The Company received an initial payment of $6.5 million in cash on March 2, 2009, and the remaining $10 million of the purchase price was placed in an escrow account on March 16, 2009. Of that $10 million, $6.5 million was paid to the Company on April 3, 2009 while the installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. As part of the agreement, the Company agreed to forego the potential $15 million in milestone payments based on sales revenues and agreed to provide transition services for the Zevalin business until May 31, 2009. Also in connection with that sale of the Company’s interest in Zevalin, the Company assigned the Amended and Restated Security Agreement between the Company and Biogen to Spectrum and Spectrum agreed to reimburse the Company for any liability incurred by the Company under any contract associated with Zevalin, including the Amended and Restated Security Agreement. As part of the divestiture of the Company’s interest in RIT Oncology, the Company announced an immediate reduction in force of 20 employees directly and indirectly involved in the sales and marketing, medical affairs and other operations related to Zevalin and the reduction in force of an additional 14 employees following the termination of transition services to RIT Oncology. Since Spectrum disputed the amount of the abovementioned adjustment and the final installment of $3.5 million was not released to the Company, on April 10, 2009 the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. On April 22, 2009, Spectrum filed a cross-claim alleging that Spectrum was entitled to the entire amount held in escrow and that Spectrum was owed additional amounts by the Company. The arbitration was held on May 14, 2009. On May 21, 2009, the arbitrator ordered that the final installment of $3.5 million be released from the escrow account and distributed to Spectrum; additionally, the Company was ordered to pay $776,454 to Spectrum. Of these amounts, $3,203,671 was determined by the arbitrator to be outstanding “Excluded Liabilities.” Accordingly, Spectrum is responsible for paying certain liabilities incurred or to be incurred by the Company totaling $3,203,671, including an obligation payable to Bayer for a clinical trial. On May 22, 2009, the Company requested that the arbitrator reconsider the award and reduce the amount due to reflect certain liabilities that had been paid already or were not owed. The Company’s request for reconsideration before the arbitrator is still pending. On May 26, 2009, the Company paid Spectrum $776,454. For the six months ended June 30, 2009, we recorded in our financial statements $3.2 million in settlement expense related to the arbitrators decision. This amount includes the $3.5 escrow amount released to Spectrum, our $776,454 payment to Spectrum and approximately $0.9 million in receivables that we recognized in prior periods and were owed to us by RIT Oncology. The settlement amount is also net of approximately $2.0 million in payables assumed by Spectrum on our behalf.

On March 24, 2009, the Company held a special meeting of the shareholders at its headquarters in Seattle. At the meeting, shareholders approved, among other things, an increase in the number of shares of authorized stock, including an increase in the number of shares of authorized Common Stock.

On April 2, 2009, the Company announced that it received notice from NASDAQ (“NASDAQ”) indicating that the Company had evidenced full compliance with all applicable requirements for continued listing on The NASDAQ Capital Market. The notice followed the Company ‘s compliance with the minimum $35 million market value of listed securities requirement for a minimum of ten consecutive trading days, as required by NASDAQ Marketplace Rule 4310(c)(3).On April 13, 2009 the Company sold $15 million of Series 1 Preferred Stock and warrants in a registered offering to a single institutional investor. Such Investor initially purchased, for $15 million cash, 15,000 shares of Series 1 Preferred Stock with a stated value of $15 million (therefore each of such preferred share has a stated value of $1,000) and certain associated common stock warrants. Each share of Series 1 Preferred Stock is convertible, at any time during all their existence, into approximately 3,333.33 shares of common stock at a conversion price of $0.30 for a total impact of approximately 50,000,000 common shares. The investor received warrants to purchase 22.5 million shares of common stock in connection with the initial $15 million purchase. The warrants have an exercise price of $0.41 per share, for total potential additional proceeds of approximately $9 million and were split in two classes: a) Class A warrants to purchase an additional 9,183,562 shares of Common Stock, and b) Class B warrants to purchase an additional 13,316,438 shares of Common Stock. Class A warrants are exercisable at any time after issuance and until April 13, 2014, while Class B warrant can be exercised at any time on or after October 14, 2009 and until October 14, 2014 if the investor purchases any of the additional 5,000 shares of Series 1 Preferred Stock, whose right is stated below, or are exercisable on or after June 14, 2009 if the investor does not purchase any additional Series 1 Preferred Stock and until June 14, 2014. In fact the Investor was also granted with the right, within 60 days from the date of the purchase of the first stake of 15,000 shares of Series 1 Preferred Stock, to purchase for an additional $5 million cash an additional 5,000 shares of Series 1 Preferred Stock, with a stated value of $5 million with no additional warrants, that will be convertible into a total number of approximately 16,666,67 common shares.

In April 2009, the investor who subscribed the Series 1 Preferred Stock exercised the right to purchase the additional 5,000 shares of the Company’s Series 1 preferred stock and the Company received an additional $5.0 million in gross proceeds. All 20,000 shares of the Company’s Series 1 preferred stock issued were converted into 66.7 million shares of Common Stock. In addition, in May 2009, all Class A warrants were exercised for 9.2 million shares of Common Stock. The Company received gross proceeds of approximately $3.8 million related to this exercise.

The Company entered into an Exchange Agreement dated April 7, 2009 with Milfam I L.P. Pursuant to such Exchange Agreement, on April 7, 2009 the Company issued to Milfam I L.P. 288,517 shares of newly-issued Common Stock in exchange for 100 shares of outstanding Series A 3% Convertible Preferred Stock and outstanding warrants to purchase 747 shares of Common Stock.

In addition, in a separate transaction, the Company entered into an Exchange Agreement dated April 8, 2009 with CD Investment Partners, Ltd. Pursuant to such Exchange Agreement, on April 17, 2009 the Company issued to CD Investment Partners, Ltd. 3,452,493 shares of newly-issued Common Stock in exchange for 1,000 shares of outstanding Series D 7% Convertible Preferred Stock and outstanding warrants to purchase 19,138 shares of Common Stock. The number of shares issued was derived by a formula, set forth in such Exchange Agreement, based on the average of the volume-weighted average prices of the Company’s Common Stock for the three trading days following the Company’s public announcement of an issuance of securities pursuant to its Form S-3 shelf registration statement as filed with the SEC, which resulted in using the trading prices of the Company’s Common Stock on April 14, 15 and 16, 2009.

On May 11, 2009, the Company entered into a letter agreement with Rodman & Renshaw, LLC, as placement agent (the “Engagement Letter”), relating to the proposed offering of securities of the Company. On May 11, 2009, the Company also entered into a Securities Purchase Agreement (the “Rodman Purchase Agreement”) by and between the Company and the purchaser named therein (the “Rodman”). Pursuant to the Rodman Purchase Agreement, the Company agreed to issue to the Rodman in a registered offering 16,000,000 shares of its common stock, no par value (the “Rodman Common Stock”), and warrants to purchase up to 4,800,000 shares of Common Stock. The purchase price for one share of Common Stock and a warrant exercisable for 0.30 shares of Common Stock is $1.25. Each warrant to purchase shares of Common Stock has an exercise price of $1.40 per share. The warrants are immediately exercisable and will terminate on May 11, 2014. The offer and sale of the Rodman Common Stock and warrants (and the shares of Common Stock issuable upon exercise of the warrants) are registered under the Securities Act of 1933, as amended, on a registration statement on Form S-3 (File No. 333-158272) as filed with the SEC. The sale of the Rodman Common Stock and warrants was consummated at a closing immediately after the signing of the Rodman Purchase Agreement. The Company received net proceeds of approximately $18.75 million after deducting estimated expenses of $1,250,000, including placement agent fees.

On May 13, 2009, the Company entered into an agreement (the “Severance Agreement”) with the unions representing the employees of its Bresso, Italy operations in connection with the previously announced closure of the Company’s Bresso facilities. The Severance Agreement relates to a reduction in force of 56 positions at the Bresso facility. In addition, the Company has sent notices of termination to the six managers of the Bresso facility and will endeavor to enter into separate severance arrangements with these managers. The Bresso facility was used for pre-clinical research and was underutilized due to the Company’s focused business model on the development of late stage compounds and their commercialization. The Company expects to complete the closure of the Bresso facility by October 2009. In connection with the reduction in force and closure of the Bresso facility, the Company currently estimates that it will incur restructuring charges related to severance costs between $2.3 million and $3.1 million (which includes an estimate of the amounts payable to the managers of the Bresso facility) during the second quarter of 2009. These estimated costs will be paid over 42 months from the date of termination, with the majority paid throughout the first 13 months. The Company expects restructuring costs related to operating leases and clean-up activities of the Bresso facility’s laboratories, excluding proceeds from the liquidation of the physical assets, will range from $1.3 million to $1.6 million. The preceding amounts are estimates and the actual amounts and timing of such costs may vary materially as the closure plans are finalized and implemented. For further information about the closure of the Company’s Bresso facilities and the relevant costs, please refer to Paragraph 20.6.3, section “B. Liabilities”, point 8.

Between May and june 2009 the Company performed tender offers to exchange a considerable portion of its outstanding notes. In particular, on May 12, 2009, the Company announced that it had commenced a the tender offer to exchange a variable amount of shares of Common Stock and cash for an aggregate of up to $89.2 million principal amount representing 75% of the Company’s outstanding notes. The initial terms and conditions of this exchange offer were amended on May 18, 2009, and then again on June 2, 2009. Following this last amendment the single exchange offer was replaced by five fixed price exchange offer for any and all of the outstanding principal amount of the five series of its convertible notes that jointly represented approximately an amount of $118.9 million. On June 19, 2009, the Company announced that in accordance with the terms and conditions of the aforesaid fix priced exchange offers, and based on the final count by U.S. Bank National Association, the depositary for the Exchange Offers, the Company accepted for exchange approximately $52.9 million aggregate principal amount of the Notes for the previously announced exchange consideration of (i) $134.50 cash, and (ii) 458 shares of Common Stock per $1,000 principal amount of notes validly tendered and not withdrawn in each exchange offer, for a total amount of exchange consideration (excluding interest, fees and other expenses in connection with the Exchange Offers) of approximately $7.1 million cash and approximately 24.2 million shares of Common Stock. For further information and a comprehensive description of the whole transaction, please refer to Chapter 21, Paragraph 21.1.4 “The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription”, section “B) Tender offer for outstanding notes”, of this Registration Document.

On June 24, 2009, the Company announced that it has completed the submission of an NDA to the FDA for pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL). The beginning of the aforesaid submission was announced on April 14, 2009.

On July 28, 2009, the Company announced the closing of a public offering with firm commitment by a single institutional investor (Rodman & Renshaw, LLC), previously announced on July 22, 2009, which caused the issuance of 33,731,923 shares of its common stock and warrants to purchase up to 8,432,981 shares of its common stock. All the aforesaid 33,731,923 shares of the Company’s common stock where subsequently listed on the Nasdaq. The Company received approximately $40.3 million in net proceeds from this public offering, after deducting underwriting discounts and commissions and estimated offering expenses. Each warrant issued in the context of such public offering has an exercise price of $1.70 per warrant share, for total potential additional gross proceeds to the Company of approximately $14.3 million upon exercise of the warrants. The warrants are exercisable immediately upon their date of issuance and will expire nine months thereafter.

On August 19, 2009, the Company entered into a letter agreement with Rodman & Renshaw, LLC, as placement agent (the “Placement Agent”), relating to a proposed offering of securities of the Company. In connection with the Offering and as partial non-monetary compensation for the Placement Agent’s services, the Company issued to the Placement Agent a warrant to purchase up to 565,593 shares of Common Stock at an exercise price of $1.989 per share (such warrant is still owned by Rodman & Renshaw, LLC or its affiliates and has not been, partially or totally, exercised). On the same August 19, 2009, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the purchaser thereunder (the “Purchaser”). Pursuant to the Purchase Agreement, the Company agreed to issue to the Purchaser in a registered offering (i) 30,000 shares of the Company’s Series 2 Preferred Stock, no par value per share (such shares, the “Preferred Shares”), initially convertible into 18,853,103 shares of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) warrants to purchase up to 4,713,276 shares of Common Stock (the “Warrants”), for an aggregate offering price of $30 million (the “Offering”). Each Warrant has an exercise price of $1.70 per share of Common Stock. The Warrants are exercisable immediately upon the date of issuance and expire nine months after the date of issuance (the Company is not aware of the fact that the Warrants are still owned by the Purchaser or if the latter has sold, partially ort totally, the Warrants to third parties; as of today no Warrant has been exercised). All Preferred Shares and Warrants, and the shares of Common Stock issuable upon conversion or exercise of the Preferred Shares and Warrants, as the case may be, were offered and sold by the Company under its registration statement on Form S-3 (File No. 333-160969), as supplemented by the prospectus supplement dated August 19, 2009 and filed with the U.S. Securities and Exchange Commission on August 20, 2009. Again on August 19, 2009, the Company filed Articles of Amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington, establishing the Series 2 Preferred Stock and designating the rights, preferences and privileges thereof. Each share of Series 2 Preferred Stock is entitled to a liquidation preference equal to the stated value of such share of Series 2 Preferred Stock plus any accrued and unpaid dividends before the holders of Common Stock or any other junior securities of the Company receive any payments upon such liquidation. The Series 2 Preferred Stock is not entitled to dividends except to share in any dividends actually paid on the Common Stock or any pari passu or junior securities. The Series 2 Preferred Stock is convertible into Common Stock, at the option of the holder, at an initial conversion price of $1.59125 per share, subject to a 10% blocker provision. The Series 2 Preferred Stock has no voting rights except for limited protective provisions and except as is otherwise required by law. On August 20, 2009, the Purchaser elected to convert all of the Preferred Shares and to receive the 18,853,103 shares of Common Stock issuable upon such conversion at the closing. All the aforesaid 18,853,103 shares of Common Stock are listed on the Nasdaq . On August 21, 2009, the Company closed the Offering. The Company received approximately $28.2 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses.

* * *

As of June 30, 2009 the Company had cash and cash equivalents, securities available-for-sale and interest receivable of approximately $12 million, and total current liabilities of $29.9 million. The Company does not currently have any marketed products, therefore the Company is not currently generating any sales revenue. As a result, the Company will need to continue to raise additional capital to fund its operations in 2009 and beyond.

The number of outstanding shares of CTI common stock is equal to 541.165.832 as of July 31, 2009 and to 560,000,935 as of August 31, 2009.

5.2	INVESTMENTS

5.2.1	Investments made by the Company for the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006

On December 15, 2008, the Company closed its transaction with Spectrum to form a 50/50 owned joint venture, RIT Oncology, to commercialize and develop Zevalin in the United States. The Company originally acquired the U.S. rights to develop, market and sell Zevalin from Biogen on December 21, 2007. At the closing of the joint venture transaction, the Company contributed to RIT Oncology all assets exclusively related to Zevalin in exchange for a 50% membership interest in RIT Oncology, an initial payment from RIT Oncology of $7.5 million upon closing of the transaction and an additional payment of $7.5 million in early January 2009. Also at closing, RIT Oncology issued to Spectrum a 50% membership interest in exchange for its capital contribution, a portion of which funded the purchase price paid to the Company by RIT Oncology, and the Company made an initial $1.8 million cash capital contribution.

Under the equity method of accounting, the Company recorded its initial investment in RIT Oncology at cost and adjusted for equity in earnings (loss) and cash contributions and distributions. As of December 31, 2008, the Company’s investment in its joint venture balance on the Company’s consolidated balance sheet was $5.8 million. In March 2009, the Company completed the sale of its 50% interest for $16.5 million and no longer had an investment in the joint venture.

The table below states the balance of the tangible and intangible assets at June 30, 2009 and December 31, 2008, 2007, and 2006.

Fixed Assets	June 30, 2009 (thousands $) (unaudited)%		December 31, 2008 (thousands $)%		December 31, 2007 (thousands $)%		December 31, 2006 (thousands $)%
Intangible assets	17,064	82.5%	17,064	80%	33,021	85%	18,727	70%
Tangible fixed assets	3,628	17.5%	4,324	20%	6,025	15%	7,915	30%

Total fixed assets	20,692	100%	21,388	100%	39,046	100%	26,642	100%

In accordance with U.S. GAAP, the Company does not capitalize non-acquisition research and development costs related to its products and there are currently no capitalized investment costs related to its products. These costs are expensed as incurred as research and development expense as described further in our Research and Development discussion in Chapter 20.1.4.

Further details concerning investments, including additions to tangible and intangible fixed assets, are presented here below and in Chapter 20 of this Registration Document. For further information about the accounting items “Tangible fixed assets” and “Intangible assets”, please refer to the information disclosed in Chapter 20.

5.2.1.1	Intangible assets

The change in the value of other intangible assets, including acquisitions of new assets, is as follows (in thousands of US dollars) and shows the changes (including the investments carried out, or additions to intangible assets) for each year:

	Developed and Core Technologies	Manufacturing Intangible Asset	Assembled Workforce	Total Intangible Assets
Balance as of January 1, 2006	$—	$—	$2,239	$2,239
Amortization	—	—	(792)	(792)
Increase due to exchange date	—	—	216	216

Balance as of December 31, 2006	—	—	1,663	1,663
Increase due to acquisitions	11,306	3,712	68	15,086
Amortization	(28)	(16)	(869)	(913)
Increase due to exchange rate	—	—	121	121

Balance as of December 31, 2007	11,278	3,696	983	15,957
Increase due to acquisition cost adjustments	138	45	—	183
Amortization	(111)	(558)	(927)	(1,596)
Disposition of Zevalin to RIT Oncology	(11,305)	(3,183)	—	(14,488)

Decrease due to exchange rate	—	—	(56)	(56)

Balance as of December 31, 2008	$—	$—	$—	$—

Intangible assets with finite lives are carried at cost less accumulated amortization.

PLEASE REFER TO CHAPTER 20 OF THIS REGISTRATION DOCUMENT FOR A DESCRIPTION OF INTANGIBLE ASSETS RELATIVE TO THE GOODWILL.

5.2.1.2	Tangible fixed assets

Investments carried out, or purchases, of tangible fixed assets (also shown as purchases of property and equipment in our consolidated statements of cash flows in Chapter 20) were $0.3 million, $1.9 million, $1.8 million and $0.5 million for the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, respectively.

5.2.2	Information on current investments as at the date of the Registration Document and related sources of financing

Other than research and development activities, the Company has no investments that are in progress as of the date of the Registration Document.

Please see the section entitled “Research and development expenses” in Chapter 9, Paragraph 9.2.1 of this Registration Document for information regarding the Company’s investment in research and development activities for the six months ended June 30, 2009.

5.2.3	Information on major future investments as a part of commitment undertaken by the Company management

As of the date of this Registration Document, the Company management has not entered into any significant commitments for investments in tangible or intangible assets.

CHAPTER 6 BUSINESS OVERVIEW

Introduction

The Company develops, acquires and commercializes novel treatments for cancer. The Company’s goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. CTI’s research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer.

6.1	Principal activities

6.1.1	Business Model: Description of main business and products of the Company

The following table illustrates the Company’s development pipeline for pixantrone, brostallicin and OPAXIO, which are further described in the section below.

La tabella seguente illustra la pipeline della Società per lo sviluppo di Pixantrone, Brostallicina e OPAXIO, i che verrà ulteriormente descritta nei successivi paragrafi.

(1)	The application for marketing approval in the United States (NDA) for Pixantrone is still under review by the FDA and therefore this product is not marketed yet.
(2)	The application for marketing approval in Europe (MAA) for OPAXIO (first-line treatment of patients with advanced NSCLC who are PS2), submitted on March 4, 2008, has been subsequently withdrawn on September 2009 in order to allow the company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of advanced esophageal cancer.

It is specified that the application for marketing approval in Europe for OPAXIO has been filed only for the first-line treatment of patients with advanced non-small cell lung cancer (NSCLC) who are PS2 (i.e. patients with poor performance status).

The information disclosed in the chart above must be read together with the information reported hereinafter and, in particular, with the information included in the following table about “CTI’s Ongoing Clinical Trials” at the end of this Paragraph.

Hereinafter is a summary of the principal products of the Company and of their development. Each product will be then analysed in more details in specific individual sections at the end of this Paragraph.

The Company is developing pixantrone (BBR 2778), a novel DNA major groove binder with aza-anthracenedione molecular structure, differentiating it from anthracycline chemotherapy agents. A new chemical compound for the treatment of non-Hodgkin’s lymphoma, or NHL, and various other hematological malignancies, solid tumors and immunological disorders, pixantrone is being developed to improve activity and safety in treating cancers currently treated with the anthracycline family of anti-cancer agents. Based on the outcome of CTI’s phase III EXTEND, or PIX 301, clinical trial, as described below, and on the basis of a pre-NDA communication the Company received from the Food and Drug Administration, or FDA, relating to that phase III trial, the Company on April 14, 2009 announced that it began a rolling submission of an NDA to the FDA for pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL). On June 24, 2009 the Company announced that it has completed the submission of the NDA to the FDA, that on September 4, 2009, notified the Company that the date of April 23, 2010 has been established as action date regarding the trading authorization of pixantrone as treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL) (for further information about the principal steps of the process for the trading authorization of pixantrone started at the FDA, please refer to the following section of the this paragraph relative to pixantrone, in particular to the table reported at the end of the subsection headed “Pixantrone for relapsed or refractory aggressive non-Hodgkin’s lymphoma”).

Pixantrone was studied in the EXTEND, or PIX301, clinical trial which is a phase III single-agent trial of pixantrone for patients with relapsed, aggressive NHL who received two or more prior therapies and who were sensitive to treatment with anthracyclines. An interim analysis of the EXTEND study was performed by the independent Data Monitoring Committee in the third quarter of 2006 and the study was continued based on that review. The trial enrolled 140 patients who were randomized to receive either pixantrone or another single-agent drug currently used for the treatment of this patient population, as selected by the physician. In November 2008, we announced that this trial achieved the primary efficacy endpoint. Patients randomized to treatment with pixantrone achieved a significantly higher rate of confirmed and unconfirmed complete remissions compared to patients treated with standard chemotherapy, had a significantly increased overall response rate, experienced a statistically significant improvement in median progression-free survival and had a low incidence of certain side effect, including severe neutropenia complicated by either fever or documented infections, severe vomiting or diarrhea and hair loss, a very common side effect of other drugs in this class. Overall, the incidence of serious adverse events was similar between pixantrone and the control arm. The pixantrone patients had a higher incidence of leucopenia and neutropenia and numerically more severe cardiac events than in the control arm. Disease progression reported as an adverse event was less frequent in the pixantrone arm than in the control arm.

In February 2009, we entered into an agreement with IDIS Limited, or IDIS, to manage pixantrone as an investigational drug on a named patient basis in Europe. Pixantrone will be supplied by IDIS to healthcare professionals for the treatment of individual patients with relapsing aggressive non-Hodgkin’s lymphoma. The program initiated in May 2009.

We also conducted the RAPID, or PIX203, phase II study (CHOP-R vs. CPOP-R) in which pixantrone is substituted for doxorubicin in the CHOP-R regimen compared to the standard CHOP-R regimen in patients with aggressive NHL. An interim analysis of the RAPID study, reported in July 2007, showed that to date a majority of patients on both arms of the study achieved a major objective anti-tumor response (complete response or partial response). Patients on the pixantrone arm of the study had clinically significant less left ventricular ejection fraction (LVEF) drops, infections, and thrombocytopenia (a reduction in platelets in the blood) as well as significant reduction in febrile neutropenia. In early 2008, we closed enrollment on the RAPID trial because we had adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. We expect to report results from this trial in the fourth quarter of 2009.

The Company launched a phase III trial of pixantrone in indolent NHL, the PIX303 trial, in September 2007, which was designed to evaluate the combination of fludarabine, pixantrone and rituximab versus fludarabine and rituximab in patients who have received at least one prior treatment for relapsed or refractory indolent NHL. We closed the PIX303 trial in early 2008 based on, among other considerations, our plans to refocus the Company’s resources on obtaining pixantrone approval based on the EXTEND phase III trial before making additional substantive investments in alternative indications for pixantrone as well as the changing competitive landscape in second line follicular NHL. In May 2007, we received fast track designation from the FDA for pixantrone for the treatment of relapsed or refractory aggressive NHL.

The Company is developing paclitaxel poliglumex, or OPAXIO, which the Company had previously referred to as XYOTAX, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. While CTI’s STELLAR 2, 3, and 4 phase III clinical studies for OPAXIO, completed in the first half of 2005, did not meet their primary endpoints of superior overall survival, the Company believes that the reduction in toxicities coupled with superior convenience and less supportive care demonstrated in the STELLAR 4 phase III clinical trial merits consideration for approval as single-agent therapy for patients with advanced NSCLC who have poor performance status, or PS2. Currently there are no drugs approved for PS2 NSCLC patients. In March 2008, the Company submitted a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMEA, for first-line treatment of patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile which the Company believes was demonstrated in its STELLAR clinical trials. The application is based on a positive opinion the Company received from the EMEA’s Scientific Advice Working Party, or SAWP; the EMEA agreed that switching the primary endpoint from superiority to noninferiority is feasible if the retrospective justification provided in the marketing application is adequate. The discussions with the SAWP focused on using the STELLAR 4 study as primary evidence of non-inferiority and the STELLAR 3 study as supportive of the MAA. Subsequently, this MAA has been withdrawn on September 2009, in order to allow the Company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of advanced esophageal cancer.

The Company is also developing OPAXIO for women with pre-menopausal levels of estrogen, regardless of age, who have advanced NSCLC with normal or poor performance status. The Company believes the lack of safe and effective medical treatment for women with advanced first-line NSCLC who have pre-menopausal estrogen levels represents an unmet medical need. Based on a pooled analysis of STELLAR 3 and 4 phase III trials for treatment of first-line NSCLC PS2 patients, the Company believes that there is a demonstrated statistically significant survival advantage among women receiving OPAXIO when compared to women or men receiving standard chemotherapy. A survival advantage for women over men was also demonstrated in a first-line phase II clinical trial of OPAXIO and carboplatin, known as the PGT202 trial, supporting the potential benefit observed in the STELLAR 3 and 4 trials. In December 2005, the Company initiated a phase III clinical trial, known as the PIONEER, or PGT305, study for OPAXIO as first-line monotherapy in PS2 women with NSCLC, however the Company agreed with the recommendation of the Data Safety Monitoring Board and closed the PIONEER lung cancer clinical trial due, in part, to the diminishing utility of the PIONEER trial given CTI’s plans to submit a new protocol to the FDA.

In early 2007, the Company submitted two new protocols under a Special Protocol Assessment, or SPA, to the FDA. The new trials, known as PGT306 andPGT307, focus exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where OPAXIO demonstrated the greatest potential survival advantage in the STELLAR trials. The Company initiated the PGT307 trial in September 2007. Although the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of OPAXIO in the NSCLC setting, the Company believes that compelling results from a single trial, PGT307, along with supporting evidence from prior clinical trials, may enable it to submit an NDA in the United States. In early 2008, we limited enrollment on the PGT307 study to U.S. sites only, until positive results from the GOG0212 trial of OPAXIO for first-line maintenance therapy in ovarian cancer, as discussed below, are reported.

The Company is also developing OPAXIO as potential maintenance therapy for women with advanced stage ovarian cancer who achieve a complete remission following first-line therapy with paclitaxel and carboplatin. This study, known as GOG0212, is under the control of the Gynecologic Oncology Group (“GOG”), and is expected to enroll 1,100 patients by early 2012. Based on the number of events in the database, the Company is requesting an interim analysis be conducted by the GOG in late 2009. If the GOG agrees to this timing and the interim analysis is successful, it could lead to an NDA filing in 2010.On March 15, 2009, the Company completed the divestiture of its interest in the radiopharmaceutical product Zevalin (ibritumombab tiuxetan), a form of cancer therapy called radioimmunotherapy which is indicated for treatment of relapsed or refractory, low-grade or follicular B-cell NHL, including patients with rituximab refractory follicular NHL. Zevalin was approved by the FDA in February 2002 as the first radioimmunotherapeutic agent for the treatment of NHL. The Company acquired the rights to Zevalin from Biogen Idec Inc., or Biogen, pursuant to an asset purchase agreement in December 2007. For further information, please refer to Chapter 5, Paragraph 5.1.5 of this Registration Document. In December 2008, CTI formed a 50/50 owned joint venture with Spectrum and RIT Oncology to commercialize and develop Zevalin in the United States. The Company contributed all assets owned by the Company and related exclusively to Zevalin to that joint venture and received an initial payment of $7.5 million at the closing of the initial formation of the joint venture in December 2008 and an additional $7.5 million in early January 2009. Additionally, the Company was granted a right to receive up to an additional $15 million in product sale milestone payments upon achievement of certain revenue targets. Also at the closing, the Company made an initial capital contribution of $1.8 million to RIT Oncology.

Under the terms of the amended and restated operating agreement for the joint venture, the LLC Agreement, the Company held an option to sell to Spectrum its remaining 50% interest in RIT Oncology (the “Interest”). The Company’s board of directors made a strategic decision to focus the Company’s resources on developing pixantrone and other products, and because the option provided the most viable source for non-dilutive financing, in February 2009, The Company exercised the option to sell the Interest to Spectrum and in March 2009 closed the transaction to fully divest the Company’s ownership in Zevalin for approximately $16.5 million. In consideration for the Interest, on March 2, 2009, the Company received gross proceeds of $6.5 million (less the amount of a consent fee paid to Biogen), and following the closing, on March 16, 2009, Spectrum funded into escrow $10 million. On April 3, 2009, $6.5 million was released to the Company from this escrow account and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. For further information regarding the arbitration please refer to Chapter 20, Paragraph 20.8 of this Registration Document. As part of the transaction, the Company also agreed to forego the right to receive $15 million in product sales milestone payments provided to it in connection with the original transaction establishing the joint venture. Additionally, as part of the closing, the Company extended the terms of the existing master services agreement with RIT Oncology and has agreed to perform transition services for the benefit of the Zevalin business until May 31, 2009. As a result of the sale option transaction, the Company has transferred all ownership and control of Zevalin to Spectrum.

The Company is developing brostallicin through its wholly owned subsidiary Systems Medicine, LLC, or SM, which holds worldwide rights to use, develop, import and export brosallicin, a synthetic DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials in which more than 230 patients have been treated to date. SM currently uses a genomic-based platform to guide development of brostallicin. The Company expects to use that platform to guide development of the Company’s licensed oncology products in the future. The Company also has a strategic affiliation with the Translational Genomics Research Institute, or TGen, and has the ability to use TGen’s extensive genomic platform and high throughput capabilities to target a cancer drug’s context of vulnerability, which is intended to guide clinical trials toward patient populations where the highest likelihood of success should be observed, thereby potentially lowering the risk and shortening time to market

A phase II study of brostallicin in relapsed/refractory soft tissue sarcoma met its pre-defined activity and safety hurdles and resulted in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer, or EORTC. Planned enrollment for this study was completed in August 2008 and the EORTC plans to conduct final data analysis in 2009. Brostallicin has also demonstrated synergy with new targeted agents as well as established treatments in preclinical trials; consequently, the Company began a multi-arm combination study with brostallicin and other agents, including Avastin (bevacizumab) which was substantially completed in the fourth quarter of 2008.

The Company acquired its rights to brostallicin through its acquisition of Systems Medicine Inc. in July 2007. Please refer to Paragraph 22.1.3 of this Registration Document for a detailed description of the transaction.

CTI is currently focusing its efforts on pixantrone, OPAXIO, brostallicin and, as it will be hereinafter analysed, bisplatinates too.

* * *

Pixantrone

Date of the beginning of the research activity	The Company acquired pixantrone and began the Company’s research activity related to pixantrone in connection with the Company’s merger with Novuspharma in January 2004.

Development of the product	Please refer to the information disclosed below as well as to the table “CTI’s Ongoing Clinical Trial” disclosed at the end of this paragraph where in particular is reported that Phase III trials are closed.

Expect date of the final approval of the product	The Company cannot speculate as to the date of final approval of the product (for further information about the principal steps of the process for the trading authorization of pixantrone started at the FDA, please refer to the table reported at the end of the subsequent subsection headed “Pixantrone for relapsed or refractory aggressive non-Hodgkin’s lymphoma”).

Investments carried out with respect to the product and costs incurred since the beginning of the research activity	In accordance with US GAAP, the Company does not capitalize non-acquisition research and development costs related to its products and there are currently no capitalized investment costs related to its products. These costs are expensed as incurred as research and development costs as described further in the Company’s Research and Development discussion in Chapter 20.1.4.

The Company is developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL, and various other hematologic malignancies, solid tumors and immunological disorders. Anthracyclines are one of the most potent classes of anti-cancer agents used in first-line treatment of aggressive NHL, leukemia, and breast cancer. For these diseases, anthracycline-containing regimens can often produce long-term cancer remissions and cures. However, the currently marketed anthracyclines can cause severe, permanent and life threatening cardiac toxicity when administered beyond widely recognized cumulative lifetime doses. This toxicity often prevents repeat use of anthracyclines in patients who relapse after first-line anthracycline treatment. In addition, the cardiac toxicity of anthracyclines prevents their use in combination with other drugs, such as trastuzumab, that also can cause cardiac toxicity. As a result, chemotherapy regimens that do not include anthracyclines often are used for the second-line treatment of relapsed NHL. There are no drugs approved in the United States for second- or third-line treatment for patients with relapsed aggressive NHL.

CTI believes a next-generation anthracycline with better ease of administration, greater anti-tumor activity and less cardiac toxicity could gain a significant share of the anthracycline market. CTI also believes that such a drug could allow repeat therapy in relapsed patients and could allow combination therapy with a broader range of chemotherapies. Pixantrone is being developed to improve the activity and safety in treating cancers usually treated with anthracycline family of anti-cancer agents. It is a novel DNA major groove binder with an aza-antracenedione molecular structure, differentiating it from anthracycline chemotherapy agents. Pixantrone has been studied in both indolent and aggressive NHL, and recent clinical results suggest the compound also may be synergistic with other agents commonly used in combination therapy.

Preclinical data and phase I and phase II clinical studies in approximately 410 patients indicate that pixantrone is easy to administer, may exhibit significantly lower potential for cardiac toxicity and may have more potent anti-tumor activity than marketed anthracyclines.

Pixantrone for relapsed or refractory aggressive non-Hodgkin’s lymphoma

CTI has initiated several clinical trials, including a pivotal phase III single-agent trial known as the EXTEND, or PIX301, trial of pixantrone (BBR2778) for the treatment of patients with relapsed aggressive NHL, a condition for which there are no chemotherapy drugs approved in the United States, who received two or more prior therapies and who were sensitive to treatment with anthracyclines. This study is an international, randomized trial comparing pixantrone to a single agent of the treating physician’s choice. The primary endpoint of the study is complete response rate. The trial enrolled 140 patients and patients were randomized to receive either pixantrone or another single-agent drug currently used for the treatment of this patient population, as selected by the physician. CTI announced in November 2008 that it had achieved the primary efficacy endpoint of the PIX301 trial. Patients randomized to treatment with pixantrone achieved a high rate of confirmed and unconfirmed complete remissions compared to patients treated with standard chemotherapy (the control arm): in particular 14/70 (20.0%) for pixantrone arm compared to 4/70 (5.7%) for the standard chemotherapy arm, p=0.02). No patient (0%) in the standard chemotherapy arm achieved a confirmed complete remission compared to 8/70 (11%) of pixantrone recipients. Pixantrone treatment also significantly increased the overall response rate (which can be calculated by means of the formula CR/CRu+PR, where CR=Confirmed Complete Remission, Cru=Uncorfirmed Complete Remission and PR=Partial Remission) with 26/70 (37.1%) for pixantrone arm compared with 10/70 (14.3%) for the control arm, p=0.003. On an intent-to-treat analysis, pixantrone recipients who achieved a complete remission did so during the first 2 cycles of therapy, compared to 4 cycles among standard chemotherapy recipients (1.9 months vs. 3.6 months, pixantrone vs. standard chemotherapy). The duration of response in patients was similar in the 37% of pixantrone patients who had either a partial or complete response compared to the 14% of comparator patients with a major response. However, the overall progression-free survival (PFS) results that show patients treated with pixantrone experienced a statistically significant improvement in median progression-free survival, compared with other single-agent chemotherapeutic (4.7 months vs. 2.6 months, hazard tation =0.6; p=0.0074, pixantrone vs. standard chemotherapy) based on an intent-to-treat analysis. Progression-free survival, CR/CRu and ORR were determined by an independent assessment panel that was blinded to the treatment assignments. Pixantrone recipients had a low incidence of sever neutropenia complicated by either fever or documented infections, or sever vomiting or diarrhea and a low incidence of hair loss, a very common side effect of other drugs in this class. Overall, the incidence of serious adverse events was similar between pixantrone and the control arm. The pixantrone patients had a higher incidence of leucopenia and neutropenia and numerically more severe cardiac events (5 vs. 2) than the control arm. Disease progression reported as an adverse event was less frequent in the pixantrone arm than in the control arm (1.5% vs 13.4%).

CTI also conducted the RAPID, or PIX203, phase II study (CHOP-R vs CPOP-R) in which pixantrone is substituted for doxirubicin in the CHOP-R regimen compared to the standard CHOP-R regimen in patients with aggressive NHL. Preliminary results of this trial were reported at the 49th Annual Meeting of the American Society of Hematology, or ASH, in December 2007. The interim analysis, in which 78 patients were evaluated for safety and 40 of the 78 patients were evaluated for efficacy, was reported in July 2007 and showed that to date, a majority of patients on both arms of the study achieved a major objective anti-tumor response (complete response or partial response). Patients on the pixantrone arm of the study had clinically significant less left ventricular ejection fraction (LVEF) drops, infections, and thrombocytopenia (a reduction in platelets in the blood), as well as significant reduction in febrile neutropenia. The FDA agreed that the randomized safety data from the RAPID study could be used to support the EXTEND results in an NDA submission for pixantrone. In early 2008, CTI closed enrollment on the RAPID trial because CTI had adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. CTI expects to report results from this trial in the fourth quarter of 2009.

In February 2009, CTI entered into an agreement with IDIS Limited, or IDIS, to manage pixantrone as an investigational drug on a named patient basis in Europe. Pixantrone will be supplied by IDIS to healthcare professionals for the treatment of individual patients with relapsing aggressive non-Hodgkin’s lymphoma. The program was initiated in May 2009.

On April 14, 2009, the Company announced that, based on the outcome of the EXTEND trial and on the basis of pre-NDA communication the Company received from the FDA relating to this phase III trial, it began a rolling submission of an NDA to FDA for pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL). On June 24, 2009 the Company announced that it has completed the submission of the NDA to the FDA, that on September 4, 2009, has notified the Company that the date of April 23, 2010 has been established as action date regarding the trading authorization of pixantrone as treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

The following table describes the principal steps of the process for the trading authorization of pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

May 2007	CTI received fast track (1) designation from the FDA for pixantrone for the treatment of relapsed or refractory aggressive NHL.

April 14, 2009	CTI began a rolling submission (2) of a New Drug Application (NDA) to the FDA for pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

June 24, 2009	CTI completed the submission of the NDA to the FDA for pixantrone to treat relapsed or refractory, aggressive non-Hodgkin’s lymphoma (NHL).

August 24, 2009	The FDA accepted and filed for standard review (3) the Company’s NDA for pixantrone as treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

September 4, 2009	FDA notified CTI that a Prescription Drug User Fee Act (PDUFA) (4) action date of April 23, 2010 under standard review has been established regarding CTI’s NDA for pixantrone as potential treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

April 23, 2009	FDA action data, i.e. the deadline by which the FDA must provide a decision about the trading authorization for pixantrone as treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

(1)	The FDA’s fast track programs are intended to expedite the review of drugs that treat serious or life-threatening conditions and demonstrate the potential to address unmet medical needs.

(2)	The rolling submission process enables companies that have been granted fast track designation to submit sections of the NDA to the FDA as they become available, allowing the review process to begin before the complete dossier has been submitted.
(3)	The standard review of a NDA establishes the undertaking by the FDA of taking a decision about the trading authorisation of a new drug within 10 months from the completion of the NDA submission to the FDA, therefore, with respect to Pixantrone, within 10 months from June 24, 2009. The Company, when it began the submission of the NDA on April 14, 2009, requested to the FDA the priority review of such NDA that, if granted, would have lead to an approval decision about pixantrone by the FDA within 6 months from the completion of the submission of the relevant NDA. Nevertheless, it is point out that such priority review has not been granted by the FDA.
(4)	The Prescription Drug User Fee Act (PDUFA) is a law the U.S. Congress enacted by which drug companies that submit new drug applications must pay a fee to the food and drug administration (FDA) to review the entire application.

Pixantrone for other indications

Other clinical data suggest pixantrone may be useful in treating indolent NHL, a less rapidly progressive but ultimately fatal form of NHL. In November 2005, CTI presented results from a multi-center randomized trial, known as AZA302. This trial, evaluating pixantrone plus rituximab versus rituximab alone among patients with relapsed or refractory indolent NHL, was modified and reduced, as announced in CTI’s annual filing on Form 10-K in 2004, as a result of its strategy to conduct a pivotal phase III trial in aggressive NHL, which CTI believes provides the fastest route to registration for pixantrone. Of the 38 patients evaluable for response, patients receiving the combination of rituximab and pixantrone had an 87% overall improvement in time to progression, or TTP, compared to rituximab alone. The median TTP estimate for the pixantrone/rituximab recipients was 13.2 months compared to 8.1 months for rituximab alone (hazard ratio 0.13, log rank p <0.001). The one- and two-year progression-free survival estimates were 66% and 44% for the pixantrone/rituximab recipients compared to 0% for the rituximab patients for both measurement intervals (p <0.001 and 0.003, respectively). The study also demonstrated a significant improvement in major objective responses (≥ 50% shrinkage in tumor size). The pixantrone-rituximab combination produced a complete response (CR) in seven patients (35%), with eight patients (40%) experiencing a partial response (PR) and four patients (20%) with stable disease (SD). Rituximab monotherapy produced a CR in two patients (11%), PR in four patients (22%) with six patients having SD (33%). This corresponds to a major objective response rate of 75% in the combination therapy arm compared to 33% in the rituximab group (p=0.021). Side effects on pixantrone were generally mild to moderate (grade 1 or 2) with the exception of three cases of serious neutropenia associated with the pixantrone/rituximab arm. The median cumulative dose of pixantrone administered was 1014 mg/m²; no cases of treatment-related grade 3 or 4 cardiac toxicity were reported.

In May 2007, CTI received SPA approval for a new protocol designed to evaluate the combination of fludarabine, pixantrone, and rituximab versus fludarabine and rituximab in patients who have received at least one prior treatment for relapsed or refractory indolent NHL, and CTI received fast track designation from the FDA for pixantrone for the treatment of relapsed or refractory indolent NHL. The protocol, which became our phase III PIX303 trial, was launched in September 2007. However, CTI closed the trial in January 2008 based on, among other considerations, the plans to refocus the Company’s resources on obtaining pixantrone approval based on the EXTEND phase III trial before making additional substantive investments in alternative indications for pixantrone as well as the changing landscape in second line follicular NHL.

OPAXIO (paclitaxel poliglumex)

Date of the beginning of the research activity	The Company acquired OPAXIO and began the Company’s research activity related to OPAXIO in connection with the Company’s license agreement with PG-TXL Company L.P. in June 1998.

Development of the product	Please refer to the information disclosed below as well as to the table “CTI’s Ongoing Clinical Trial” disclosed at the end of this paragraph where in particular is reported that Phase III trials are presently on-going for specific typologies of cancer and therapy.

Expect date of the final approval of the product	The Company cannot speculate as to the date of final approval of the product.

Investments carried out with respect to the product and costs incurred since the beginning of the research activity	In accordance with US GAAP, the Company does not capitalize non-acquisition research and development costs related to its products and there are currently no capitalized investment costs related to its products. These costs are expensed as incurred as research and development costs as described further in the Company’s Research and Development discussion in Chapter 20.1.4.

OPAXIO (paclitaxel poliglumex, CT-2103) is CTI’s novel biologically enhanced chemotherapeutic agent that links paclitaxel to a biodegradable polyglutamate polymer, resulting in a new chemical entity. CTI is developing OPAXIO for the potential treatment of NSCLC and ovarian and other cancers.

OPAXIO was designed improve the delivery of paclitaxel to tumor tissue while protecting normal tissue from toxic side effects. Unlike vessels in healthy tissue, those in tumor tissue have openings that make them porous. Due to the larger size of OPAXIO compared to standard paclitaxel, OPAXIO leaks through the pores in tumor blood vessels and is preferentially trapped and distributed to the tumor tissue. Once in the tumor tissue, OPAXIO is taken up by the tumor cells through a cellular process called endocytosis. Because the bipolymer OPAXIO is made up of biodigestible amino acids, it is slowly metabolized by te lysosomal engines (principallycathepsin B) inside the lysosome of the tumor cell This metabolism releases the active chemotherapy agent, paclitaxel. The activity of this enzyme and thus the rate of release of OPAXIO is increased in the presence of estrogen.

Because the polymer is water-soluble, OPAXIO can be administered without solvents or other routine pre-medications (such as steroids or antihistamines) generally used to prevent sever allergic reactions, and can be infused over a period of 10 to 20 minutes. Patients can drive themselves to and from their treatment centers. OPAXIO remains stable in the bloodstream for several days after administration; this prolonged circulation allows the passive accumulation of OPAXIO in tumor tissue.

Taxanes, including paclitaxel (Taxol®) and docetaxel (Taxotere®), currently are widely used for the treatment of various solid tumors, including non small-cell lung, ovarian, breast and prostate cancers. Paclitaxel is considered a standard of care in lung and ovarian cancers, where it is most widely used. Because taxanes are small, hydrophobic agents, their therapeutic potential is limited by unfavorable pharmokinetic properties. Solvents (such as Cremaphor) are needed for administration, and these solvents are often extremely irritating to blood vessels and requires surgical placement of a large catheter for administration and a minimum of three hours for infusion. They also can cause severe life threatening allergic reactions that typically require pre-medications with steroids and antihistamines. Patients usually require transportation patients to and from their treatment location. Taxanes exhibit high peak levels of drug immediately following the administration that expose normal tissues to toxic effects. Rapid elimination of the drug from blood limits tumor exposure.

The distribution and metabolism of OPAXIO to tumor tissue and subsequent release of active paclitaxel chemotherapy appears to be enhanced by estrogen allowing for superior effectiveness in women with pre-menopausal estrogen levels. This gender targeted benefit could also be exploited in post-menopausal women or men through estrogen supplementation. Preclinical data presented at the 2006 European Organization for Research and Treatment of Cancers, National Cancer Institute and American Association for Cancer Research or EORTC-NCA-AACR, meeting demonstrated that the efficacy of OPAXIO is enhanced in certain human tumors when mice are given additional estrogen. In subsequent clinical studies, more than 1,900 patients were treated in CTI’s four pivotal phase III trials of OPAXIO for the treatment of NSCLC. While the STELLAR 2, 3 and 4 trials completed in the first half of 2005 missed their primary endpoint of superior overall survival, women treated with OPAXIO for newly diagnosed advanced NSCLC in STELLAR 3 and 4 had a significant improvement in their overall survival compared to women or men treated with standard chemotherapy and the Company believes that the reduction in toxicities coupled with superior convenience and less supportive care demonstrated in the STELLAR 4 phase III clinical trial merits consideration for approval as single-agent therapy for patients with advanced NSCLC who have poor performance status, or PS2.. In addition, with single-agent OPAXIO, the Company has observed a significant reduction in most of the severe toxic side effects associated with the standard chemotherapy agents studied in the STELLAR trials.

As reported in the press release dated September 21, 2009, clinical trials carried out in order to evaluate OPAXIO as a potential drug for the treatment of the advanced esophageal cancer produced encouraging results of such treatment, which will be reported at the upcoming International Society of Gastrointestinal Oncology Annual Meeting, CTI plans on meeting with the Food and Drug Administration (FDA) to discuss an additional registration study utilizing OPAXIO as a radiation sensitizer in the treatment of advanced esophageal cancer.

OPAXIO for non-small cell lung cancer

The cancer drug most commonly used to treat NSCLC in the United States is paclitaxel. The American Cancer Society, or ACS, estimated that 185,000 new cases of NSCLC would be diagnosed in the United States in 2008 and approximately 128,000 of these patients would be expected to receive chemotherapy. Of the estimated 128,000 NSCLC patients who would receive chemotherapy, approximately 32,000 are classified as PS2. These patients tolerate chemotherapy poorly and have a significantly shorter median survival than healthier patients.

In March 2005, CTI announced that its OPAXIO phase III pivotal trial, known as STELLAR 3, for the potential use in combination with platinum as front-line treatment of PS2 patients with NSCLC missed its primary endpoint of superior overall survival. However, in the STELLER 3 trial, OPAXIO had a reduction in certain side effects, including hair loss, muscle and joint pain, and cardiac symptoms. In May 2005, CTI announced that both the STELLAR 2 and 4 clinical trials missed their primary endpoints of superior overall survival, but had significant reductions in certain severe side effects compared to the comparator agents. The STELLAR 2 pivotal trial was evaluating OPAXIO for potential use as second-line single agent treatment for patients with NSCLC, and the STELLAR 4 pivotal trial was evaluating OPAXIO for potential use as front-line single agent treatment for PS2 patients with NSCLC.

In July 2005, at the 11th World Conference on Lung Cancer, CTI announced that in a pooled analysis of its STELLAR 3 and 4 pivotal trials the 97 women who received OPAXIO had a significant increase in median and overall survival (9.5 months vs. 7.7 months, hazard ratio 0.70, log rank p=0.03) and in 1 year survival (40% vs. 25%, p=0.013) compared to 101 women who received comparator control agents. These results pooled data from all women randomized on the STELLAR 3 and 4 trials (a so-called “intent to treat” analysis). Individually, neither study reached statistical significance for overall survival for women, although a positive trend was observed in both trials, with a strong trend in the STELLAR 4 trial (p=0.069). While analysis of survival by gender was pre-specified in the analysis plans for the trials, a gender specific survival advantage for women over men was not a pre-specified endpoint in either trial.

In September 2005, CTI presented results from a phase II clinical trial, known as PGT202, of OPAXIO in the first-line treatment of men and women with advanced NSCLC which demonstrated a survival advantage for women receiving OPAXIO as first-line therapy for NSCLC when compared to men. In this single arm study, the 35 women who received OPAXIO plus carboplatin had a 36 percent probability of living at least 1 year compared to 16 percent in the 39 men receiving the same regimen. A pooled analysis of the 463 patients treated with OPAXIO in the STELLAR 3, STELLAR 4 and PGT202 trials demonstrated a statistically significant survival advantage for women treated when compared to men, with women having a 39 percent probability of surviving at least 1 year compared to 25 percent for men (hazard ratio 0.63, log rank p=0.014).

In December 2005, CTI initiated the PIONEER, or PGT305, study comparing OPAXIO to paclitaxel in the first-line treatment of PS2 women with advanced NSCLC. In addition, CTI initiated preclinical studies on the effect of gender/hormonal status on OPAXIO biodistribution, cellular uptake and metabolism to support the hypothesis for survival improvement in women.

In February 2006, CTI presented results that confirm the observation of enhanced efficacy in the presence of estrogen seen in the STELLAR first-line trials. In the three first-line trials of OPAXIO (PGT202, STELLAR 3 and STELLAR 4), women of pre-menompausal age or with normal estrogen levels had the strongest survival advantage over their counterparts. In an analysis of the 113 of 198 women in the pooled STELLAR 3 and 4 trial data who are of pre-menopausal age or have normal estrogen levels, women treated with OPAXIO had a highly significant prolongation in the 1-year and overall survival estimates compared to women treated with standard chemotherapy, with the OPAXIO patients having a 44% reduction in the overall risk of dying (log rank p=0.008) and a 42% 1-year survival estimate compared to 19% for women on standard chemotherapy (p=0.003). CTI believes these data indicate a potential favorable alternative to women with normal estrogen levels who have NSCLC.

In addition, CTI’s phase III trials demonstrated that, with the exception of neuropathy known to be associated with taxane therapy, single agent OPAXIO (175-210mg/m2) has a significantly reduced incidence of severe side effects, including a reduction in severe neutropenia, febrile neutropenia, infection and anemia when compared to patients receiving standard chemotherapy agents gemcitabine, vinrelbine or docetaxel. OPAXIO also resulted in less severe allergic reactions, less hair loss and significant reduction in the requirement for transfusions and the use of hematopoietic growth factor support, such as Neuopgen®, Neulasta®, Aranesp® and/or Epogen® compared to patients receiving standard chemotherapy.

In November 2006, at the 18th Annual EORTC-NCI-AACR meeting, CTI scientists presented new preclinical data on the effect of circulating estrogen levels on tumor growth and levels of cathepsin B in tumor tissue. The study showed that when additional estrogen was given, it substantially increased the tumor growth rate in colon cancer (HT-29) and NSCLC (H460) models. In addition, cathepsin B activity in the tumors increased by 35 to 40 percent in the presence of estrogen. The study also found that in estradiol-supplemented female mice, OPAXIO demonstrated a nearly two-fold increase in anti-tumor activity compared to non-supplemented animals in the colon cancer tumor model. Studies are ongoing to evaluate the effect of estrogen on OPAXIO activity in the NSCLC tumor model.

In December 2006, CTI agreed with the recommendation of the Data Safety Monitoring Board to close the PIONEER lung cancer trial due, in part, to the diminishing utility of the PIONEER trial given its plans to submit a new protocol to the FDA. In January 2007, CTI submitted two new protocols under a SPA to the FDA. These new trials, known as PGT306 and PGT307, focus exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where OPAXIO has demonstrated the greatest potential survival advantage in the STELLAR trials. CTI believes the lack of safe and effective treatment for women with advanced first-line NSCLC who have pre-menopausal estrogen levels represents an unmet medical need. CTI initiated enrollment on the PGT307 clinical trial in September 2007. Although the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of OPAXIO in the NSCLC setting, we believe that compelling results from a single trial, PGT307, along with supporting evidence from prior clinical trials, may enable the Company to submit an NDA in the United States.

In early 2008, CTI limited enrollment on the PGT307 study to U.S. sites only, until either approval of an MAA for paclitaxel poliglumex by the EMEA or until positive results from the GOG212 trial of paclitaxel poliglumex for first-line maintenance therapy in ovarian cancer are reported.

Currently there are no drugs approved for PS2 NSCLC patients. CTI submitted an MAA in Europe for paclitaxel poliglumex on March 4, 2008 for first-line treatment of patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile which CTI believes was demonstrated in its STELLAR clinical trials. Subsequently, on September 2009, this MAA has been withdrawn in order to allow the company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of advanced esophageal cancer.

OPAXIO for ovarian cancer

CTI is also developing OPAXIO for women with pre-menopausal levels of estrogen, regardless of age, who have advanced NSCLC with normal or poor performance status. The ACS estimated that approximately 22,000 new cases of ovarian cancer would be diagnosed in the United States in 2008. The standard of care for first-line treatment of ovarian cancer is paclitaxel and carboplatin. CTI believes that the lack of safe and effective treatment for women with advanced first-line NSCLC, who have pre-menopausal estrogen levels, represents an unmet medical need. In April 2004, CTI announced that it entered into a clinical trials agreement with the Gynecologic Oncology Group, or GOG, to perform a phase III trial of OPAXIO as maintenance therapy in patients with ovarian cancer. In July 2004, the GOG submitted an Investigational New Drug application, or IND, along with the protocol for a SPA to the FDA. The GOG reached agreement with the FDA regarding the SPA in December 2004 and initiated the phase III study in March 2005. This study is expected to enroll 1,100 patients by 2012. Based on the number of events in the database, CTI is requesting an interim analysis to be conducted by the GOG in late 2009. If the GOG agrees to this timing and the clinical trial is successful, it could lead to an NDA filing 2010. The primary endpoint of this trial is overall survival. Progression-free survival, safety and side effect profile are secondary endpoints.

Based on a pooled analysis of STELLAR 3 and 4 phase III trials for treatment of first-line NSCLC PS2 patients, CTI believes that there is a demonstrated statistically significant survival advantage among women receiving OPAXIO when compared to women or men receiving standard chemotherapy. A survival advantage for women over men was also demonstrated in a first-line phase II clinical trial of OPAXIO and carboplatin, known as the PGT202 trial, supporting the potential benefit observed in the STELLAR 3 and 4 trials. In September 2007, CTI initiated our PGT307 trial which focuses exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where OPAXIO demonstrated the greatest potential survival advantage in the STELLAR trials. Although the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of OPAXIO in the NSCLC setting, CTI believes that compelling results from PGT307, along with supporting evidence from prior clinical trials, may enable CTI to submit an NDA in the United States. In early 2008, CTI limited enrollment on the PGT307 study to sites in the United States only, until positive results from the GOG0212 trial of OPAXIO for first-line maintenance therapy in ovarian cancer are reported.

Brostallicin

Date of the beginning of the research activity	The Company acquired brostallicin and began the Company’s research activity related to brostallicin in connection with the Company’s acquisition of Systems Medicine LLC in July 2007.

Development of the product	Please refer to the information disclosed below as well as to the table “CTI’s Ongoing Clinical Trial” disclosed at the end of this paragraph where in particular is reported that Phase I and II are closed with respect to specific typologies of cancer and therapy.

Expect date of the final approval of the product	The Company cannot speculate as to the date of final approval of the product.

Investments carried out with respect to the product and costs incurred since the beginning of the research activity	In accordance with US GAAP, the Company does not capitalize non-acquisition research and development costs related to its products and there are currently no capitalized investment costs related to its products. These costs are expensed as incurred as research and development costs as described further in the Company’s Research and Development discussion in Chapter 20.1.4.

CTI is developing brostallicin, which is a small molecule, anti-cancer drug with a novel, unique mechanism of action and composition of matter patent coverage. Data in more than 230 patients treated with brostallicin in phase I/II clinical trials reveal evidence of activity in patients with refractory cancer and patient/physician-friendly dosage and administration. A phase II study of brostallicin in relapsed/refractory soft tissue sarcoma met its pre-defined activity and safety hurdles and resulted in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer (EORTC). Planned enrollment for this study was completed in August 2008 and the EORTC plans to conduct the first data analysis in 2009. Brostallicin also has demonstrated synergism with new targeted agents as well as established treatments in pre-clinical trials; consequently, we began a multi-arm combination study with brostallicin and other agents, including Avastin (bevacizumab) which was substantially completed in the fourth quarter of 2008.

CTI is developing brostallicin through CTI’s wholly-owned subsidiary Systems Medicine LLC, or SM, which holds worldwide rights to use, develop, import and export brostallicin, a synthetic DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials in which more than 230 patients have been treated to date. SM currently uses a genomic-based platform to guide development of brostallicin. CTI expect sto use that platform to guide development of its licensed oncology products in the future. CTI also has a strategic affiliation with the Translational Genomics Research Institute, or TGen, and has the ability to use TGen’s extensive genomic platform and high throughput capabilities to target a cancer drug’s context-of-vulnerability, which is intended to guide clinical trials toward patient populations where the highest likelihood of success should be observed, thereby potentially lowering risk and shortening time to market.

Bisplatinates

Date of the beginning of the research activity	The Company acquired bisplatinates and began the Company’s research activity related to bisplatinates in connection with the Company’s merger with Novuspharma in January 2004.

Development of the product	Please refer to the information disclosed below in this paragraph

Expect date of completion of the research activity	The Company cannot speculate as to the date of final approval of the product.

Investments carried out with respect to the product and costs incurred since the beginning of the research activity	In accordance with US GAAP, the Company does not capitalize non-acquisition research and development costs related to its products and there are currently no capitalized investment costs related to its products. These costs are expensed as incurred as research and development costs as described further in the Company’s Research and Development discussion in Chapter 20.1.4.

Zevalin

Zevalin is a form of cancer therapy called radioimmunotherapy and is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell NHL, including patients with rituximab refractory follicular NHL. It was approved by the FDA in February 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

CTI developed Zevalin from its acquisition of the U.S. rights to that product line in December 2007 until the transfer of CTI’s rights to Zevalin to RIT Oncology in December 2008; in March 2009, CTI sold its remaining 50% interest in RIT Oncology to Spectrum, thereby divesting its remaining interest in Zevalin.

Please see Chapter 9, Paragraph 9.2.1 of this Registration Document for information regarding the Company’s investment in research and development activities.

*        *        *

CTI’s Ongoing Clinical Trials

The following table lists the Company’s active clinical trials (indicated by a status of “open”) and trials that have recently closed to enrollment.

Product Candidate	Indication/Intended Use	Phase/Status	Next Steps
Pixantrone	Aggressive NHL, > 3 relapses, single-agent (PIX301)	III / closed	Enrollment closed in March 2008. Trial successful in achieving primary endpoint. It is specified that the FDA accepted and filed for review pixantrone NDA and that such NDA is currently under review by the FDA.

	Aggressive NHL, first-line, CPOP-R (PIX203)	II / closed	Interim analysis reported in July 2007. Enrollment closed in January 2008. Patients are being followed up and data cleaning is ongoing.

OPAXIO (paclitaxel poliglumex) (CT-2103)	NSCLC, first-line, doublet therapy, PS0-2, females with pre-menopausal estrogen levels (PGT307)	III / open	PGT307 clinical trial initiated in 2H07. Ongoing trial, currently being conducted only in US. First patient dosed in December 2007. It is specified that the EMEA accepted and filed for review OPAXIO MAA. Such MAA has been filed with EMEA on March 4, 2008, and subsequently withdrawn on September 2009 in order to allow the Company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of the advanced esophageal cancer..

	Ovarian first-line maintenance (GOG0212)	III / open	Perform interim analysis.

Brostallicin	Advanced or metastatic soft tissue sarcoma, first-line, single agent (EORTC 62061)	II / closed	Study currently being conducted by EORTC; enrollment completed August 2008.

	Myxoid liposarcoma with specific genomic translocations (BRS202)	I / closed	Database lock, Clinical Study Report, Site Closure

	Combination with other anti-cancer drugs (BRS101)	I / closed	Database lock, Clinical Study Report, Site Closure

6.1.2	DEVELOPMENT PROCESS

CTI’s business strategy is to target development and registration/marketing approval of drug products in the United States and Europe that take advantage of the ability to accelerate approval, either because there is an unmet medical need or because our product profiles demonstrate significant improvement in the efficacy, toxicity or safety over competitive drugs. In addition, CTI actively explores opportunities to in-license or acquire complementary products, technologies or companies.

The following defines the general process for gaining marketing approval of oncology drugs both in the United States and in the European Union.

Overall, it generally takes between ten to twelve years to develop a product and gain marketing approval. The first step is to perform pre-clinical (laboratory and animal) studies which can take up to eight years to show safety and biological activity of the compound against the targeted disease. After completing pre-clinical testing, the Company must file an application to begin testing the drug in clinical (human) studies. For example in the United States, this is an IND, or Investigational New Drug Application and if the FDA does not have any questions or does not disapprove the application, the IND becomes effective within 30 days of filing.

Generally, both in the United States and in the European Union, clinical studies are conducted in three sequential phases. Phase I clinical studies can take up to three years are done to determine (i) how a drug is absorbed, distributed, metabolized and excreted, (ii) the duration of its action, and (iii) its short-term safety and safe dosage range. If possible, Phase I clinical studies are also used to get an early indication of the drug’s effectiveness. Phase II studies can take up to four years and are done in a limited number of patients who have the disease of interest. Phase II studies evaluate dosage tolerance and establish the appropriate dosage, identify adverse effects and safety risks, and also evaluate the effectiveness of the drug. Phase III clinical studies can take up to five years and further evaluate the safety and effectiveness of the drug in its final form and dosage in a larger number of patients who have the disease of interest. Clinical trial protocols are subject to review by the appropriate regulatory body, such as the FDA in the United States and the EMEA in the European Union, and by Institutional Review Boards at hospitals or clinics in which the clinical trials are performed.

Specific progress reports on clinical trials must be periodically submitted to the competent authorities (FDA and/or EMEA), and the Company is required to report to such authorities serious adverse events as they happen. Clinical trials may be suspended at any time during the conduct of the trial if trial participants are being exposed to unacceptable health risks.

If the clinical studies are completed and the results meet the pre-specified endpoints, CTI may submit a marketing approval request, which includes details on the preclinical and clinical studies as well as the manufacturing and quality processes, to the appropriate regulatory body.

In the United States, this application is known as an NDA, or New Drug Application. NDAs can be up to 100,000 pages or more. The FDA may take six to ten months to review an NDA. Once the FDA approves the NDA, the new drug can be marketed.

In the European Union, this application is known as a MAA, or Marketing Authorization Application. The regulatory approval process for a MAA can take up to ten months plus additional time if further review and additional data analysis is requested by the regulatory authorities. Once the EMEA approves the MAA, the new drug can be marketed.

Both in the United States and in the European Union, the Company must continue to submit periodic reports to the regulatory authorities, including any manufacturing/quality records and reports of adverse reactions. In some cases, the regulatory authorities may require additional studies of the drug for additional evaluation. These are called Phase IV studies.

6.1.3	Turnover resulting from product sales for the years 2006, 2007 and 2008

CTI considers its operations to be a single operating segment, focused in the development, acquisition and commercialization of novel treatments for cancer.

Product sales from Zevalin’s major customers were as follows (in thousands of US dollars):

	Year Ended December 31,
	2008	2007
Customer A	77%	67%
Customer B	5%	33%

All sales of Zevalin during 2007 and 2008 were to customers North America.

Please also see Chapter 20, Paragraph 20.1.4 “Notes to the Statements of Operations”, point “A. Revenues”.

6.1.4	Challenges and Opportunities

A. Challenges and Opportunities

Challenges (External Factors)

Competition

The biotechnology and pharmaceutical industries in which the Company operates are intensely competitive and are subject to regulatory changes/requirements as well as rapid and significant technological change. The Company’s competitors, including major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions (many with greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than the Company) may succeed in developing, licensing or marketing technologies and drugs that are more effective or less costly and obtain regulatory approvals for drug candidates before the Company does.

Improvement of other therapies

The improvement of surgical therapy and/or radiotherapy (alternative or complementary therapies in the treatment of cancer), as a result of the continuous evolution of technology, could reduce the recourse to pharmaceutical therapy.

Regulations

The continuous changes in the regulations governing the registration and marketing of drugs and the differences among different countries might cause delays in the approvals, including approvals from the FDA and/or the EMEA and/or considerable increases in development costs. In addition, uncertainty regarding third-party reimbursement and health care cost containment initiatives may limit the Company’s returns.

Opportunities (External Factors)

Oncological drug market

People’s aging in industrialized countries will entail an ever higher incidence of cancer. This will determine a considerable growth of the oncological drug market aimed at finding increasingly effective pharmaceutical solutions to fight cancer or at least reduce its effects, allowing the patient to live longer and improving life conditions.

Improvement of diagnostic systems

The improvement of diagnostic systems will allow the extension of both the number of patients who may be treated with anti-cancer pharmaceutical agents and techniques used in order for patients to be treated.

B. Weaknesses (internal factors)

Uncertainties connected with the development of products

The Company’s capability to generate revenues will mainly depend on its ability to discover, develop and market products. Many of CTI’s drug candidates are still in research and pre-clinical development, which means that they have not yet been tested on humans. Clinical trials of drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if the Company’s drugs progress successfully through initial human testing, they may fail in later stages of development. In addition, data obtained from clinical trials are susceptible to varying interpretations. Government regulators and the Company’s collaborators may not agree with the Company’s interpretation of its future clinical trial results. The Company will need to commit significant time and resources to develop these and additional product candidates. There cannot be any assurance that:

•	the Company’s product candidates will be developed to a stage that will enable it to commercialize them or sell related marketing rights to pharmaceutical companies;

•	the Company will be able to commercialize product candidates in clinical development or sell the marketing rights to third parties; or

•	product candidates, if developed, will be approved.

Additional funding

As disclosed in the Company’s second quarter earnings release on August 6, 2009, as of june 30, 2009 the Company had approximately $12.0 million in cash and cash equivalents, securities available-for-sale, and interest receivable as of December 31, 2008. This does not include $41.7 million in proceeds, net of underwriting discounts and commissions, received in july 2009 following the issuance of further cti common stock and warrants. Even with this additional financing, the Company will need to raise additional capital this year and is currently exploring alternatives to do so, which may include potential partnerships or joint ventures, public or private equity financings, debt financings or restructurings, dispositions of assets or through other means in order to fund its continued operations.

Uncertainty in connection with intellectual property

Development and protection of the Company’s intellectual property are critical to its business. If the Company does not adequately protect its intellectual property, competitors may be able to practice the Company’s technologies. The Company’s success depends in part on its ability to obtain patent protection for its products and processes in the U.S., Italy and other countries, protect its trade secrets and prevent others from infringing on its proprietary rights. Further, the patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. Patents issued to third parties may cover the Company’s products as ultimately developed, causing the Company to seek licenses, and third parties may challenge the patents that have been issued or licensed to the Company resulting in potential liability for infringement.

Dependence on insurance and risk of product liability

The Company’s business exposes it to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and it may not be able to avoid significant product liability exposure. While the Company intends to maintain insurance covering product use in its clinical trials, it is possible that the Company will not be able to maintain such insurance on acceptable terms or that any insurance obtained will not provide adequate coverage against potential liabilities. The Company’s inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products the Company develops. If a product liability claim were successful against CTI and the judgment against CTI was in excess of CTI’s insurance coverage against the claim, such result may harm CTI’s financial statements and results of operations

C. Strength (Internal Factors)

Projects and products of the Company

The Company has a considerable and innovative range of research projects and products already in clinical trials.

Experienced management team

The Company’s executive officers have strong backgrounds and experience in the Company’s market.

Relationships with other companies

The Company has partnered with other companies, such as Novartis, to promote the development and commercialization of its products. The Company will continue to evaluate other strategic relationships to promote the development and commercialization of its products.

6.1.5	Suppliers

In regards to the production of OPAXIO, CTI purchases the raw materials paclitaxel and polyglutamic acid key intermediate from a single source. Should the purchase of these raw materials prove to be insufficient in quantity or quality, should the supplier fail to deliver in a timely fashion or at all, or should this relationship terminate, the Company may not be able to obtain a sufficient supply from alternate sources on acceptable terms, or at all.

Additionally, the manufacturing of the OPAXIO drug substance and product is also conducted by a single source. CTI is dependent upon these third party manufacturers to supply it in a timely manner with product manufactured in compliance with cGMPs or similar manufacturing standards imposed by foreign regulatory authorities where its product will be tested and/or marketed.

The active pharmaceutical ingredient and finished product for pixantrone are both manufactured by a single vendor. Should the purchase of these raw materials prove to be insufficient in quantity or quality, should the supplier fail to deliver in a timely fashion or at all, or should this relationship terminate, the Company may not be able to obtain a sufficient supply from alternate sources on acceptable terms, or at all.

The Company pays 100% of its costs for the raw materials and manufacture of OPAXIO and pixantrone to the suppliers described above.

6.1.6	Legal Regulatory Framework

The research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of CTI’s products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. Failure to comply with applicable U.S. requirements may subject CTI to administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution.

Drug Approval Process. None of CTI’s drugs may be marketed in the United States until the drug has received FDA approval. The steps required before a drug may be marketed in the United States include:

•	preclinical laboratory tests, animal studies and formulation studies;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMPs; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. CTI cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage, (ii) identify possible adverse effects and safety risks, and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, CTI or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits the FDA and IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as special protocol assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances. The existence of an SPA, however, does not assure approval of a product candidate.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort and financial resources. The FDA will review the application and may deem it to be inadequate to support the registration, and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also seek the advice of an advisory committee, typically a panel of clinicians practicing in the field for which the drug is intended, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs and/or provide for approval on the basis of surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life threatening conditions, those with the potential to address unmet medical needs and those that provide meaningful benefit over existing treatments. CTI cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced or that the product will be approved.

Before approving an NDA, the FDA usually will inspect the facility or the facilities where the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter. An approvable letter contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes or making certain additional labeling claims, are subject to further FDA review and approval. Obtaining approval for a new indication generally requires that additional clinical studies be conducted.

Post-Approval Requirements. Holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. We use and will continue to use third-party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market.

Marketing of prescription drugs is also subject to significant regulation through federal and state agencies tasked with consumer protection and prevention of medical fraud, waste and abuse. If we, or our future collaborators, are able to obtain FDA approval to market any of our product candidates, we must comply with restrictions on off-label use promotion, anti-kickback, ongoing clinical trial registration, and limitations on gifts and payments to physicians. In addition, we have entered into a corporate integrity agreement, or CIA, with the Office of the Inspector General, Health and Human Services, or OIG-HHS, as part of our settlement agreement with the United States Attorney’s Office, or USAO, for the Western District of Washington arising out of their investigation into certain of our prior marketing practices relating to TRISENOX, which was divested to Cephalon Inc. in July 2005. The CIA, which became effective in December 2007 upon our acquisition of a commercially marketed drug, Zevalin, requires us to establish a compliance committee and compliance program and adopt a formal code of conduct.

Non-U.S. Regulation. Before CTI’s products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union members’ states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

Environmental Regulation

In connection with CTI’s research and development activities, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although CTI believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, CTI may be required to incur significant costs to comply with environmental and health and safety regulations in the future. CTI’s research and development involves the controlled use of hazardous materials, including, but not limited to, certain hazardous chemicals and radioactive materials. Although CTI believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, CTI could be held liable for any damages that result and any such liability could exceed our resources.

For information on U.S. corporate governance requirements, please see Chapter 16, Paragraph 16.4, “Compliance by the Issuer with the corporate governance regime to which it is subject” of this Registration Document.

Regulations applicable to the Company’s activities in Italy

The Company’s research and development activities, facilities and equipment and the production and marketing of its pharmaceutical products are subject to numerous laws and regulations issued by government authorities in the EU and Italy.

The Company’s research and development activities involve the use of dangerous materials. The Company will be subject to national and regional laws, regulations and procedures which govern the use, production, storage, containment conditions, manipulation and elimination of toxic and harmful substances.

The principal regulatory areas which concern the Company’s activities and products in the EU and Italy are the following:

(a) Italian and foreign laws and regulations governing the research, experimentation, production and marketing of new pharmaceutical products.

In particular Legislative Decree No. 219 dated 24 April 2006, implementing EU Directive 2001/83 (as subsequently modified) and EU Directive 2003/94, governs the registration, production and marketing of medicinal products for human application. At the Italian level, the authorizations necessary for manufacturing and marketing medicinal products are granted by AIFA (Agenzia Italiana del Farmaco), an entity set up by the Italian Ministry of Health. This authorization, which upon certain circumstances may be limited or revoked, shall be valid for 5 years and may be renewed on the basis of the risk benefit balance. Medicinal products may also be registered in Italy pursuant to a passporting procedure whereby the relevant product has already been authorized in another EU member State.

At the EU level, the regulatory authority is the EMEA. Based in London, EMEA is responsible for coordinating scientific resources in EU countries and evaluates and supervises the manufacturing and marketing of medicinal products for use across the EU. The European Commission may authorize the marketing of new products pursuant to a centralized procedure.

As far as the research activity is concerned, Ministerial Decree of July 15, 1997 sets forth guidelines for clinical experimentation and Legislative Decree No. 211 dated 24 June 2003 implements EU Directive dated 2001/20/EC relating to the fair practices of the clinical trials of drugs. Moreover Legislative Decree No. 200 dated 6 November 2007 has implemented the EU Directive 28/2005 setting forth guidelines for fair practices in clinical experimentation for human use. The Ministerial Decree of August 5, 1999, provides also for the inspection and verification of good laboratory practices. Relevant are also the laws and regulations of other countries where the Company’s potential products are intended to be produced or marketed.

Italy and the EU have adopted high standards of review for new pharmaceutical products, which are typically reviewed at each of the following stages:

underlying research;

preclinical studies;

clinical trials;

registration of the product;

production of the product; and

marketing of the product.

Consequently, the entire approval process for new pharmaceutical and /or medicinal products is typically lengthy.

(b) Italian and foreign laws and regulations governing intellectual property rights.

There are a series of national and international regulations that are relevant here. In Italy, these include the Italian Code of Industrial Property Rights (Legislative Decree No. 30/2005), which has repealed previous national laws on patents and inventions, designs, trademarks, plant breeders’ rights and semiconductor topographies, most of which dated back to the years between 1939 and 1942. At the EU level, the relevant provisions are the European Patent Convention of October 1973, as modified by subsequent decisions of the Administrative Council of the European Patent Organization and Council Regulation (EEC) No. 1768/92 of 18 June 1992 concerning the creation of a supplementary protection certificate for medicinal products. At the international level, the Paris Convention on the Protection of Intellectual Property and the Patent Cooperation Treaty, as supplemented and amended, are relevant.

(c) Italian and foreign laws and regulations governing reimbursement for the purchase of pharmaceutical products.

Pursuant to Italian laws and regulations, some medical products in Italy are subject to reimbursement from the Italian National Health System. In particular, pursuant also to Law No. 388 dated 23 December 2000 and Law No. 405 dated 16 November 2001, drugs bought by end users may fall either under (i) Class A which are reimbursed by the Italian National Health System (although, local entities may provide for a ticket to be paid by end-users) and (ii) Class C and C-bis whose costs are borne exclusively by end-users. Increase of the price on medicinal of Class C are subject to given restrictions pursuant to Law No. 149 dated 26 July 2005.

The medicinal products of Class A are determined by the Italian Ministry of Health in a list which is updated on a regular basis. Also AIFA publishes a so-called “transparency list” which is a list including medicinal products equivalent to Class A drugs and relevant reference price. Reference prices represent the maximum amount that can be reimbursed by the Italian National Health System for medicinal having given “active components” on the reference packaging.

(d) Italian regulations concerning safety and hygiene in the workplace and environmental protection.

Legislative Decree No. 81/2008 sets forth provisions on safety and hygiene in the workplace. Also relevant are Legislative Decree No. 206/2001, concerning the use of genetically modified microorganisms, Legislative Decree No. 230/95, as subsequently amended, concerning ionized radiation, Legislative Decree No. 152/2006 concerning waste management and Legislative Decree No. 334/1999, as subsequently amended, concerning accidents in the workplace and work related illnesses.

(e) Italian regulations on products liability

To the extent that the Group carries out manufacturing activity, the same could be exposed to product liability. Product liability in Italy is governed by Section 102 and subsequent sections of Legislative Decree No. 206 dated 6 September 2005 (“Consumer Code”). Pursuant to such provisions, inter alia, the producer is liable for the damages caused by the defects of his products; if the producer cannot be singled out, the distributor is subject to the same liability unless it disclose the identity and address of producer/supplier within three month from the consumer’s request. A product is defective when it does not provide the safety which a person is entitled to expect, taking all circumstances into account, including: (i) the modalities with which is put into circulation, the presentation of the product, its manifest features, the instructions and the warning; (ii) the use to which it could reasonably be expected that the product would be put; (iii) the time when the product was put into circulation. The right to damages is subject to forfeiture after three years from the consumer knowledge (or potential knowledge) of the damage, defects and identity of the responsible. Moreover, rights to damages expire after 10 years from the date on which the producer or the distributor has put the relevant product into circulation.

For the application of Italian disclosure requirements for listed companies, please make reference to Chapter 16, Section 16.4, “Compliance by the Issuer with the corporate governance regime to which it is subject” of this Registration Document.

6.1.2	New products and services

Although CTI does not currently have any products approved for sale in the market, CTI is working on a number of drug targets in discovery research. Among these programs are bisplatinum agents, HIF-1/p300 inhibitors, and proteasome inhibitors with indirect inhibition properties. In early 2008, CTI initiated a cost savings program, including the closure of CTI’s facilities in Bresso, Italy, in an effort to refocus corporate resources on drug candidates that were later stage and closer to entering the approval process. As a result, CTI is focusing on late stage drug approvals and commercialization and is no longer expending significant resources on developing new products and services. CTI continues to conduct research in the United States as part of CTI’s acquisition of Systems Medicine. In addition to discovery research, preclinical activities are focused on product lifecycle management, including the development of alternative dosage forms and routes of administration for existing products in the development pipeline. The continuous changes in the regulations governing the registration and marketing of drugs and the differences among different countries might cause delays in the approvals, including approvals from the FDA and/or the EMEA and/or considerable increases in development costs and CTI’s future marketing costs are uncertain.

6.2	Principal markets

6.2.1	The Oncology Market

Overview.

According to the American Cancer Society, or ACS, cancer is the second leading cause of death in the United States, resulting in close to 570,000 deaths annually. The National Cancer Institute estimates that approximately 10.1 million people in the United States with a history of cancer were alive in January 2002, and it is estimated that one in three American women, and one in two American men will develop cancer in their lifetime. Approximately 1.5 million new cases of cancer were expected to be diagnosed in 2007 in the United States. The most commonly used methods for treating patients with cancer are surgery, radiation and chemotherapy. Patients usually receive a combination of these treatments depending upon the type and extent of their disease. At the time of diagnosis, 70% of patients have tumors that have already spread to other parts of the body. Therefore, almost all receive systemic therapy such as chemotherapy during the course of their disease.

Despite recent advances in sequencing the human genome and the introduction of new biologic therapies for the treatment of cancer, almost all patients with advanced cancer will receive chemotherapy at some point during the treatment of their disease. Four classes of chemotherapy agents, anthracyclines, camptothecins, platinates and taxanes, account for more than 90% of all chemotherapy usage. Unfortunately, there are significant limitations and complications associated with these agents that result in a high rate of treatment failure. The principal limitations of chemotherapy include:

•	treatment-related toxicities,

•	inability to selectively target tumor tissue, and

•	the development of resistance to the cancer-killing effects of chemotherapy.

CTI believes developing agents which improve on these cornerstone chemotherapy classes fills a significant unmet need for cancer patients. CTI’s cancer drug development pipeline includes a next-generation drug candidate for each of the four leading classes of chemotherapeutic agents.

Treatment-related toxicities.

The majority of current chemotherapy agents kill cancer cells by disrupting the cell division and replication process. Although this mechanism often works in cancer cells, which grow rapidly through cell division, non-cancerous cells are also killed because they too undergo routine cell division. This is especially true for cells that line the mouth, stomach and intestines, hair follicles, blood cells and reproductive cells (sperm and ovum). Because the mechanism by which conventional cancer drugs work is not limited to cancer cells, their use is often accompanied by toxicities. These toxicities limit the effectiveness of cancer drugs and seriously impact the patient’s quality of life.

Inability to selectively target tumor tissue.

When administered, chemotherapy circulates through the bloodstream, reaching both tumor and normal tissues. Normal dividing tissues are generally as sensitive as tumor cells to the killing effects of chemotherapy and toxic side effects limit the treatment doses that can be given to patients with cancer.

Chemotherapy resistance.

Resistance to the cancer killing effects of conventional chemotherapy is a major impediment to continued effective treatment of cancer. Approximately 70% of all cancer patients undergoing chemotherapy ultimately develop resistance to one or more chemotherapy agents and eventually die from their disease. Because many chemotherapies share similar properties, when a tumor develops resistance to a single drug, it may become resistant to many other drugs as well. Drugs that work differently from existing chemotherapies and are less susceptible to the same mechanisms of resistance have consequently begun to play an important role in treating resistant tumors.

CTI believes developing agents which improve on the cornerstone chemotherapy classes, in addition to novel drugs designed to treat specific types cancer and cancer patients, fills a significant unmet need for cancer patients. Our cancer drug development pipeline includes a taxane, a modified anthracycline, a DNA minor groove binding agent, and a radioimmunotherapy; each of which has the potential to treat a variety of cancer types.

6.2.2	Barriers to Entry

The oncology market is competitive and difficult for companies to penetrate. The market is highly regulated by the FDA and international regulatory agencies, and dominated by large pharmaceutical and biotechnology companies with vast resources, as described in the section entitled “Competition” below. These large companies can also provide funding and resources to smaller companies. Companies in the oncology market that produce products that have already obtained regulatory approval or have been through a significant amount of clinical testing have an advantage over newer companies with fewer financial, technical, clinical and human resources.

6.2.3	Competition

Competition in the pharmaceutical and biotechnology industries is intense. CTI faces competition from a variety of companies focused on developing oncology drugs. CTI competes with large pharmaceutical companies and with other specialized biotechnology companies worldwide, including but not limited to Genentech, Biogen Idec, GlaxoSmithKline, Eli Lilly, Cephalon, Genta, Genmab, Favrille, and Genitope for Zevalin, Bristol-Myers Squibb Co., Aventis, Genentech, OSI Pharmaceuticals, Eli Lilly, American Pharmaceutical Partners, Neopharm Inc., and Telik Inc. for OPAXIO and PharmaMar for brostallicin. Many of CTI’s existing or potential competitors have substantially greater financial, technical and human resources and may be better equipped to develop, manufacture and market products. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have products that have been approved or are in development and operate large, well-funded research and development programs. CTI does not have the adequate resources in order to carry out comparative evaluations between itself and its competitors for purposes of analyzing its position in the market.

CTI expects to encounter significant competition for the principal pharmaceutical products it plans to develop. Companies that complete clinical trials obtain required regulatory approvals and commence commercial sales of their products before CTI may achieve a significant competitive advantage if their products work through a similar mechanism as CTI’s products and if the approved indications are similar. CTI does not believe competition is as intense among products that treat cancer through novel delivery or therapeutic mechanisms where these mechanisms translate into a clinical advantage in safety and/or efficacy. A number of biotechnology and pharmaceutical companies are developing new products for the treatment of the same diseases being targeted by CTI. In some instances, such products have already entered late-stage clinical trials or received FDA approval. However, cancer drugs with distinctly different mechanisms of action are often used together in combination for treating cancer, allowing several different products to target the same cancer indication or disease type. Such combination therapy is typically supported by clinical trials that demonstrate the advantage of combination therapy over that of a single-agent treatment.

CTI believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for our products, obtain required regulatory approvals and manufacture and successfully market our products either alone or through outside parties. CTI will continue to seek licenses with respect to technology related to its field of interest and may face competition with respect to such efforts.

For an analysis of CTI’s product revenues related to Zevalin in 2007 and through December 15, 2008, please see Paragraph 6.1.1 above.

6.2.4	Customer and Geographic Concentrations

All product sales for the years ended December 31, 2008 and 2007 related to Zevalin. There were no products sales for the year ended December 31, 2006 or the six months ended June 30, 2009 as Zevalin was acquired in December 2007 and sold to CTI’s 50/50 owned joint venture, RIT Oncology, in December 2008.

Product sales from Zevalin’s major customers as a percentage of total product sales were as follows:

	Year Ended December 31,
	2008	2007
Customer A	77%	67%
Customer B	5%	33%

All sales of Zevalin during 2008 and 2007 were to North America. The following table depicts long-lived assets based on the following geographic locations (in thousands):

	Year Ended December 31,
	2008	2007
United States	$22,966	39,777
Europe	7,286	11,099

	$30,252	50,876

6.3	Exceptional factors

Except as described under Chapter 5, Paragraph 5.1.5, “Important events in the development of the Issuer’s business” no information pursuant to Chapter 6, Paragraph 6.1, “Principal activities” or 6.2, “Development Process” has been influenced by exceptional factors or occurrences.

6.4	Business profitability dependence

6.4.1.	Patents

CTI dedicates significant resources to protecting its intellectual property, which is important to its business.

CTI transferred licenses for 45 pending and issued U.S. patents applications directed to Zevalin to RIT Oncology in December 2008. CTI has exclusive rights to six issued U.S. patents and 126 U.S. and foreign pending or issued patent applications relating to its polymer drug delivery technology. There are six issued U.S. patents, two granted European patents and 72 pending or issued U.S. and foreign patent applications directed to OPAXIO. Of the six issued U.S. patents, two of them and another 20 pending U.S. and foreign patent applications are directed to CT-2106. Additionally, CTI has four issued U.S. patents and 71 foreign pending and issued patents directed to pixantrone.

CTI intends to file additional patent applications when appropriate, with respect to improvements in its core technology and to specific products and processes that it develops. Patents may not issue from any present or future applications or, if patents do issue, such patents may not be issued on a timely basis or claims allowed on issued patents may not be sufficient to protect CTI’s technology. In addition, the patents issued to CTI may be challenged, invalidated or circumvented or the rights granted thereunder may not provide proprietary protection or commercial advantage to CTI. With respect to such issued U.S. patents or any patents that may issue in the future, they may not effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

CTI has sought and intends to aggressively seek patent protection in the United States, Canada, Mexico, Europe and Japan to protect any products that it may develop. CTI also intends to seek patent protection or rely upon trade secrets to protect certain of its enabling technologies that will be used in discovering and evaluating new drugs that could become marketable products. However, such steps may not effectively protect the technology involved. To protect any such trade secrets and other proprietary information, CTI relies on confidentiality and material transfer agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may be breached, CTI may not have adequate remedies for breach or its trade secrets may otherwise become known or independently discovered by competitors. CTI also has its clinical advisors, its consultants and, in most cases, its employees enter into agreements requiring disclosure to it of ideas, developments, discoveries or inventions conceived during employment or consulting and assignment to CTI of proprietary rights to such matters related to CTI’s business and technology.

6.4.2	License and Collaborative Agreements

6.4.2.1 Spectrum Pharmaceuticals, Inc. In November 2008, CTI entered into an agreement with Spectrum to form a 50/50 owned joint venture, RIT Oncology LLC, to commercialize and develop Zevalin in the United States. Upon closing the transaction in December 2008, assets related to Zevalin, including the sBLA, were transferred to RIT Oncology. Under the terms of the agreement, Spectrum paid CTI an initial payment of $7.5 million at the closing and an additional $7.5 million on January 5, 2009, and CTI made an initial capital contribution of $1.8 million. Under the amended and restated operating agreement governing the joint venture, Spectrum was to be responsible for 50% of expenses related to the development and commercialization of Zevalin and CTI and Spectrum would share equally in net profits from the sales of Zevalin in the United States. In February 2009, CTI exercised its put option under the agreement governing the joint venture, pursuant to which Spectrum purchased CTI’s interest in RIT Oncology for approximately $16.5 million. The sale of CTI’s interest closed in March 2009, with Spectrum paying $6.5 million on March 2, 2009 and depositing $10 million into an escrow account at closing. Of that $10 million, $6.5 million was automatically released to CTI on April 3, 2009 and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. For further information regarding the arbitration please refer to Chapter 20, Paragraph 20.8 of this Registration Document.

The sale of CTI’s interest in RIT Oncology effectively transferred the remainder of CTI’s interest in Zevalin. In the event CTI is required to pay any obligations under the contracts related to Zevalin that were transferred to RIT Oncology (for instance, in the event of a default by RIT Oncology), Spectrum would be obligated to reimburse CTI for such amounts. CTI’s right to receive up to $15 million in product sales milestone payments based on revenue thresholds was forfeited as part of the agreement on the sale of its interest in RIT Oncology.

6.4.2.2 Biogen Idec Inc. In December 2007, CTI acquired the U.S. sales, marketing and distribution rights to Zevalin from Biogen pursuant to an asset purchase agreement. CTI made an upfront payment of $10.1 million at the time of closing and was obligated to make additional milestone payments of up to $20 million, contingent on positive trial outcomes and FDA approval for label expansion. CTI also assumed royalty obligations and agreed to additional royalty obligations to be paid to Biogen based on net sales of Zevalin. Additionally, CTI entered into a supply agreement with Biogen as well as a security agreement providing Biogen a first security interest in the assets purchased in the transaction. The Purchase Agreement, and Security Agreement were amended in December 2008 in connection with the transfer of Zevalin to RIT Oncology. In connection with this amendment, RIT Oncology made a payment of $2 million to Biogen; in the event Zevalin is approved for use by the FDA for indolent NHL prior to December 31, 2011, RIT Oncology will be required to deliver to Biogen a reduced milestone payment ranging from $5.5 million to $9 million, depending on when the milestone is actually achieved. In March 2009, CTI sold its interest in RIT Oncology to Spectrum; in the event CTI is required to make any payment on obligations to Biogen assumed by RIT Oncology, Spectrum is required to reimburse CTI for such payments.

6.4.2.3 Systems Medicine, Inc. In July 2007, CTI completed the acquisition of Systems Medicine Inc., or SM, in a stock for stock merger. Under the agreement, SM became Systems Medicine LLC and operates as a wholly owned subsidiary of CTI. SM holds worldwide rights to use, develop, import and export brostallicin. CTI is obligated to make additional milestone payments of up to $15 million to the stockholders of SM, to be paid in either cash or Common Stock at CTI’s election, upon the completion of certain regulatory milestones relating to the FDA approval process in the development of brostallicin.

6.4.2.4 Cephalon Inc. In July 2005, CTI completed the divestiture of TRISENOX and certain proteasome assets to Cephalon Inc. for aggregate consideration of $71.9 million, net of broker fees. In connection with the divestiture, CTI was required to repay its royalty obligation to PharmaBio and after this repayment, CTI’s net proceeds from both transactions were approximately $32.5 million. In addition, CTI may receive up to an additional $100 million in payments upon achievement by Cephalon of specified sales and development milestones. However, achievement of such milestones is uncertain.

6.4.2.5 Novartis International Pharmaceutical Ltd. In September 2006, CTI entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., or Novartis, for the development and commercialization of OPAXIO. Total product registration and sales milestones due from Novartis for OPAXIO under the agreement could reach up to $270 million. The agreement also provides Novartis with an option to develop and commercialize pixantrone based on agreed terms. If Novartis exercises its option on pixantrone under certain conditions, Novartis would pay CTI a $7.5 million license fee, up to $104 million in registration and sales related milestones and a royalty on pixantrone worldwide net sales as well as reimbursement for certain expenses. In connection with the licensing agreement, CTI also entered into a securities purchase agreement with Novartis, under which it agreed to sell and Novartis agreed to purchase an aggregate of 216,763 shares of Common Stock for a total purchase price of $15 million. In October 2006, both the co-development and securities purchase agreements became effective upon the receipt of antitrust regulatory clearance, and accordingly, CTI closed the sale of the shares of Common Stock to Novartis.

6.4.2.6 Chugai Pharmaceutical Co., Ltd. In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd., or Chugai, for the development and commercialization of OPAXIO. This agreement grants an exclusive license to Chugai to develop and commercialize OPAXIO in several Asian markets. Upon execution of the agreement, Chugai paid CTI an initial payment and CTI received and recognized as revenue a milestone payment in 2002. In 2005, CTI was in discussions with Chugai about the relinquishing by Chugai of its rights to certain Asian markets while retaining our development and commercialization rights of OPAXIO in these territories. In October 2005, CTI received a letter from Chugai proposing the termination of the License Agreement. This agreement was terminated effective March 2006.

6.4.2.7 PG-TXL Company, L.P. In June 1998, CTI entered into an agreement, as amended in February 2006, with PG-TXL Company, L.P. granting it an exclusive worldwide license for the rights to PG-TXL, known as OPAXIO, and to all potential uses of PG-TXL Company’s polymer technology. Under the terms of the agreement, CTI acquired the rights to fund the research, development, manufacture, marketing and sale of anti-cancer drugs developed using this polymer technology. CTI is obligated to make payments upon the attainment of significant development milestones, as defined in the agreement. CTI also granted warrants to purchase 8,750 shares of Common Stock to PG-TXL Company, L.P., which became exercisable in 2001 upon its entering a license agreement for OPAXIO with Chugai Pharmaceutical Co., Ltd. The milestone payments set forth in the agreement may become due upon the achievement of goals, such as trial commencements and completions, filings and regulatory approvals.

6.4.3 Suppliers

CTI currently uses, and expects to continue to be dependent upon, contract manufacturers to manufacture each of its product candidates. CTI has established a quality control and quality assurance program, including a set of standard operating procedures and specifications, designed to ensure that its products are manufactured in accordance with current Good Manufacturing Procedures, or cGMPs, and other applicable domestic and foreign regulations. CTI will need to invest in additional manufacturing resources, and may seek to enter into additional collaborative arrangements with other parties that have established manufacturing capabilities. It is likely that CTI will continue to rely on third-party manufacture of its development and commercial products on a contract basis. Currently, CTI has agreements with third-party vendors to furnish OPAXIO and pixantrone drug supply for clinical studies. CTI will be dependent upon these third parties to supply it in a timely manner with products manufactured in compliance with cGMPs or similar standards imposed by foreign regulatory authorities where CTI’s products are tested and/or marketed.

In September 2001, CTI entered into a purchase agreement with Natural Pharmaceuticals, Inc., or NPI, to purchase $6.0 million of paclitaxel, a starting material for OPAXIO, which was to be delivered by NPI over several years. This material was intended to be used primarily for research and development activities. CTI paid for the entire purchase upon execution of the agreement in 2001 and recorded the amount as a prepaid asset. As CTI had adequate supply of paclitaxel on hand to support its validation campaigns and clinical activities, it amended its supply agreement with NPI to reduce the amount of material it would receive and it was refunded $0.8 million of its prepayment. In addition, the agreement, as amended, granted NPI the exclusive right to purchase up to 5 kilograms of CTI’s paclitaxel supply at CTI’s original cost through September 1, 2007. The amended agreement also allows NPI the right to sell some or all of the paclitaxel supply to its customers and replace the material within 60 days with newer material having a longer expiration date.

6.5	Basis for the Company statements with regard to its competitive position

The Company’s statements regarding competition above are based on senior management’s knowledge of the oncology industry.

CHAPTER 7 ORGANIZATIONAL STRUCTURE

7.1	Description of the Company and its subsidiaries (the “Group”)

As of June 30, 2009, the consolidated financial statements are composed of the accounts of Cell Therapeutics, Inc. and its wholly owned subsidiaries, which include CTI Corporate Development, Inc., Systems Medicine LLC, CTI Commercial LLC (from the date of formation in July 2008) and CTI Life Sciences Limited (from the date of formation in March 2009). In addition, Cell Therapeutics Inc.—Sede Secondaria, or CTI (Europe), was merged into Cell Therapeutics, Inc. on November 30, 2007 and now operates as an Italian branch of the Company. CTI Technologies was liquidated in the fourth quarter of 2007, Cell Therapeutics (Ireland) Holding Limited was liquidated in the fourth quarter of 2006.

As of June 30, 2009, the Company had a 69% ownership and voting interest in its majority owned subsidiary, Aequus Biopharma, Inc. In accordance with our fiscal 2009 adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Statements, an amendment of ARB No. 51, noncontrolling interest in Aequus (previously shown as minority interest) is now reported as noncontrolling interest.

Additionally, from the date of its formation in December 2008, CTI held a 50% interest in RIT Oncology which was accounted for using the equity method of accounting. CTI finalized the sale of its interest in RIT Oncology in March 2009.

CTI is not a controlled company of any wider group.

All intercompany transactions and balances are eliminated in consolidation.

Reverse Stock-Split

On April 15, 2007, CTI effected a one-for-four reverse stock split of its Common Stock and on August 31, 2008, CTI effected a one-for-ten reverse stock split of its outstanding Common Stock. All impacted amounts included in the consolidated financial statements and notes thereto have been retroactively adjusted for the stock split. Impacted amounts include shares of Common Stock authorized and outstanding, share issuances, shares underlying stock options and warrants, shares reserved and loss per share.

7.2	Subsidiaries

The following chart sets forth the structure of the Group as of June 30, 2009.

(1)	Includes Cell Therapeutics Inc. – Sede Secondaria, or CTI (Europe), a branch of Cell Therapeutics, Inc., which was merged into Cell Therapeutics, Inc. on November 30, 2007.
(2)	Formed in March 2009.
(3)	Formed in July 2008.

The Group headed by the Company is made up of the following wholly owned subsidiaries:

•

Systems Medicine, LLC, or SM, is a Delaware (U.S.) limited liability company that was acquired in July 2007. SM develops brostallicin, which is a small molecule, anti-cancer drug with a novel, unique mechanism of action and composition of matter patent coverage. Share capital at June 30, 2009 was $20,499, 204 issued and fully paid.

•	CTI Life Sciences Limited was incorporated in the United Kingdom and was formed to assist the Company with the EMEA filing for OPAXIO. There was no share capital at June 30, 2009.

•	CTI Commercial LLC is a Nevada (U.S.) limited liability company that was formed in July 2008 to facilitate the Company’s insurance reimbursements. There was no share capital June 30, 2009.

•

CTI Corporate Development, Inc. is an Oregon (U.S.) corporation, which held the lease for the airplane used by the Company for corporate travel. This airplane lease was terminated in November 2005 and this subsidiary is inactive. There was no share capital at June 30, 2009.

•	The Company’s wholly owned subsidiaries, CTI Technologies, Inc. and Cell Therapeutics (Ireland) Holding Limited were liquidated in the fourth quarter of 2007 and 2006, respectively.

In addition, with regard to CTI’s majority-owned significant subsidiary:

•

Aequus Biopharma, or Aequus, is a Washington (U.S.) corporation that was formed in May 2007 to develop our Genetic Polymer™ technology which may speed the manufacture, development and commercialization of follow-on and novel protein-based therapeutics. As of June 30, 2009, the Company held a 69% ownership in Aequus which had share capital at December 31, 2008 of $513,767 issued and fully paid.

In addition, please note that:

•

Cell Therapeutics Inc.-Sede Secondaria, or Cell Therapeutics Europe S.r.l., was merged into Cell Therapeutics, Inc. in November 2007 and now operates as an Italian branch of the Company. The Company is in the process of closing the Italian branch of the Company and expects this to be completed by the end of 2009.

CHAPTER 8 PROPERTY, PLANT AND EQUIPMENT

8.1	Property, plant and equipment

8.1.1	Property owned

Property, plant and equipment are composed of the following (in thousands of US dollars) as of June 30, 2009 and December 31, 2008, 2007 and 2006:

	June 30,		December 31,
	2009		2008	2007	2006
	(unaudited	)
Leasehold improvements	$6,450		$6,512	$11,644	$11,208
Lab equipment	7,288		7,240	7,452	6,311
Furniture and office equipment	19,353		19,252	18,300	17,878

	33,091		33,004	37,396	35,397
Less: accumulated depreciation and amortization	(29,463)		(28,680)	(31,371)	(27,482)

	$3,628		$4,324	$6,025	$7,915

We have one capital lease agreement related to our European branch to finance lab equipment which has a rate of 6.0% and terminates in May 2010 and does not automatically renew. Additionally, a second capital lease terminated in February 2008. The net book value of assets under these capital leases was approximately $30,000 and $0.4 million as of December 31, 2008 and 2007, respectively.

8.1.2	Property used

CTI leases approximately 77,000 square feet of space at 501 Elliott Avenue West in Seattle, Washington under an amended lease for its executive offices and administrative operations. The lease expires in July 2012 and does not automatically renew. The Company’s European offices also lease approximately 60,000 square feet of office and laboratory space in Bresso (Milan), Italy. CTI estimates that it will terminate this lease in September 2009 in connection with the closure of its Italian operations. CTI’s wholly owned subsidiary SM, acquired in July 2007, leases approximately 4,000 square feet of office and laboratory space in Scottsdale, Arizona. CTI terminated a portion of this lease in April 2009 and the remaining portion expires in November 2009 and does not automatically renew. CTI believes its existing and planned facilities are adequate to meet its present requirements. CTI anticipates that additional space will be available, when needed, on commercially reasonable terms.

8.1.3	Guarantees

The Company has no guarantees or liens on any of the tangible assets described under Paragraphs 8.1.1 and 8.1.2 above.

8.2	Environmental issues that may affect the Company’s use of the tangible fixed assets

In connection with CTI’s research and development activities, CTI is subject to international, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although CTI believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, CTI may be required to incur significant costs to comply with environmental and health and safety regulations in the future. CTI’s research and development involves the controlled use of hazardous materials, including, but not limited to, certain hazardous chemicals and radioactive materials. Although CTI believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, CTI could be held liable for any damages that result and any such liability could exceed CTI’s resources.

CHAPTER 9 OPERATING AND FINANCIAL REVIEW

9.1	Financial situation

The following table provides a description of the issuer’s financial condition as of June 30, 2009 and December 31 2008, 2007 and 2006. The amounts are derived from the Company’s consolidated balance sheet for the respective period. Please also refer to Chapter 10, “Capital Resources” of this Registration Document.

	June 30,	December 31,
Net Financial Standing	2009	2008	2007	2006
Cash and cash equivalents	(11,980)	(10,072)	(15,798)	(17,129)
Restricted cash	—	(6,640)	—	—
Securities available-for-sale	—	(599)	(2,548)	(36,708)
Long term obligations, current portion	1,560	757	1,020	2,816
Current portion of derivative liability	—	—	—	2,270
Convertible senior subordinated notes, current portion	—	—	16,907	—
Convertible subordinated notes, current portion	—	—	2,910	—
Convertible senior notes, current portion	—	—	—	—
Net Financial Standing, current portion	(10,420)	(16,554)	2,491	(48,751)

Convertible senior subordinated notes	43,363	55,150	55,150	82,557
Convertible subordinated notes	—	—	—	28,490
Long term obligations, less current portion	2,174	2,907	9,879	4,667
Convertible senior notes, less current portion	23,028	87,223	62,429	52,861
Net Financial Standing, less current portion	68,565	145,280	127,458	168,575

Net Financial Indebtedness	58,145	128,726	129,949	119,824

As shown in the above table, the net financial indebtedness, which is calculated as current assets less long term obligations, decreased as of June 30, 2009 as compared to December 31, 2008 due to a decrease in convertible senior notes relating to conversions of the Company’s 9% notes and 10% notes due 2011 and the exchange of approximately $52.9 million aggregate principal amount of convertible notes completed in June 2009, offset by a decrease in the Company’s restricted cash held for make-whole payments on certain of its convertible notes. Net financial indebtedness decreased as of December 31, 2008 as compared to December 31, 2007 primarily due to an increase in convertible senior notes relating to issuances of the Company’s 9% and 10% notes due 2011, offset in part by an increase in restricted cash as well as repayment of current portion of long term obligation, convertible senior subordinates and convertible subordinated notes. Net financial indebtedness decreased in 2007 in comparison to 2006 primarily due to a decrease in convertible senior notes due to conversions of the Company’s 7.5% notes offset in part by a decrease in cash and securities available-for-sale.

9.2	Operating Results

9.2.1	Key factors for the years ended December 31, 2008, 2007 and 2006

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Product sales	$11,352	$47	$
License and contract revenue	80	80		80

Total revenues	11,432	127		80

Operating expenses:
Cost of product sold	3,244	49		—
Research and development	51,614	72,019		61,994
Selling, general and administrative	41,607	35,517		35,894
Amortization of purchased intangibles	1,658	913		792
Gain on sale of Zevalin	(9,444)	—		—
Acquired in-process research and development	36	24,615		—

Total operating expenses	88,715	133,113		98,680

Loss from operations	(77,283)	(132,986)		(98,600)
Other income (expense):
Investment and other income, net	549	2,430		2,866
Interest expense	(8,559)	(8,237)		(8,852)
Amortization of debt discount and issuance costs	(66,530)	(4,280)		(10,977)
Foreign exchange gain	3,637	4,657		1,877
Make-whole interest expense	(70,243)	(2,310)		(24,753)
Gain on derivative liabilities	69,739	3,672		6,024
Gain (loss) on exchange of convertible notes	(25,103)	(972)		7,978
Write-off of financing arrangement costs	(2,846)	—		—
Equity loss from investment in joint venture	(123)	—		—
Settlement expense	(3,393)	(160)		(11,382)

Other expense, net	(102,872)	(5,200)		(37,219)

Loss before minority interest	(180,155)	(138,186)		(135,819)
Minority interest in net loss of subsidiary	126	78		—

Net loss	(180,029)	(138,108)		(135,819)
Preferred stock beneficial conversion feature	(1,067)	(9,549)		—
Preferred stock dividends	(662)	(648)		—

Deemed dividends on conversion of preferred stock	(21,149)
Net loss attributable to common shareholders	$(202,907)	$(148,305)		$(135,819)

Basic and diluted net loss per common share	$(7.00)	$(32.75)		$(48.39)

Shares used in calculation of basic and diluted net loss per common share	(28,967)	4,529		2,807

Product sales. Product sales for the year ended December 31, 2008 and 2007 relate to Zevalin and increased due to the fact that we did not acquire Zevalin from Biogen until December 2007.

License and contract revenue. License and contract revenue for the year ended December 31, 2008 and 2007 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

Cost of product sold. Cost of product sold for the years ended December 31, 2008 and 2007 relates to sales of Zevalin and consists primarily of contractual royalties on product sales in addition to cost of product sold to customers. The increase in cost of product sold is consistent with the increase in product sales.

Research and development expenses. The Company’s research and development expenses for compounds under development and discovery research are as follows (in thousands):

	2008	2007
Compounds under development:
Pixantrone	$8,238	$16,630
Zevalin	5,271	143
OPAXIO	4,145	20,751
Brostallicin	3,860	4,205
Other compounds	391	813
Operating expenses	27,878	27,156
Discovery research	1,831	2,321

Total research and development expenses	$51,614	$72,019

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 20, PARAGRAPHS 20.1.2 AND 20.1.4.4 OF THIS REGISTRATION DOCUMENT.

The Company’s products will be successful and we will be able to generate revenues only if:

•	the Company’s product candidates are developed to a stage that will enable us to commercialize, sell, or license related marketing rights to third parties; and

•	the Company’s product candidates, if developed, are approved.

Failure to generate such revenues may preclude us from continuing the Company’s research, development and commercial activities for these and other product candidates. The Company also entered into collaboration agreements for the development and commercialization of the Company’s product candidates. The Company cannot control the amount and timing of resources the Company’s collaborators devote to product candidates, which may also result in delays in the development or marketing of products.

Because of these risks and uncertainties, we cannot accurately predict when or whether we will successfully complete the development of the Company’s product candidates or the ultimate product development cost. We submitted an MAA for OPAXIO in Europe in March 2008 based on the results of the STELLAR trials. This MAA has been subsequently withdrawn on September 2009, in order to allow the Company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radio-sensitizer in the treatment of advanced esophageal cancer .

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 20, PARAGRAPHS 20.1.2 AND 20.1.4.4 OF THIS REGISTRATION DOCUMENT.

Selling, general and administrative expenses.

Selling, general and administrative expenses consist of the following as of 31 December 2008, 2007 and 2006 (in thousands of US dollars):

	December 31,
Selling, general and administrative expenses (In thousands of US dollars)	2008	2007	2006
CTI	$156,343	$28,893	$30,498
Subsidiaries	(114,736)	6,624	5,396

Total selling, general and administrative	$41,607	$35,517	$35,894

Selling, general and administrative expenses increased to approximately $41.6 million for the year ended December 31, 2008, from approximately $35.5 million for the year ended December 31, 2007. This is primarily attributed to a $4.8 million increase in sales and marketing expenses due to the acquisition of Zevalin in December 2007 and subsequent expansion of the Company’s sales force. In addition, we incurred approximately $1.2 million in legal and consulting fees associated with the potential spin-off, asset divestment, or creation of a joint venture with regard to certain of the Company’s operations and assets. We also had an increase in the Company’s stock-based compensation expense of approximately $1.8 million as well as an increase in the Company’s legal expenses of approximately $0.9 million primarily due to the Company’s claim against the Lash Group, Inc. and Documedics Acquisition Co., Inc. Compensation and benefits also increased approximately $0.6 million in part due to key executive personnel hired in 2008. These increases were offset by a $1.3 million decrease in finance and administration and human resources expenses in the Company’s Italian operations due to a reduced level of activities. In addition, corporate development expenses decreased approximately $0.8 million primarily related to a reduction in travel costs. Finance and administration expenses also decreased approximately $0.8 million primarily due to a decrease in expenses associated with the Company’s shareholder meetings as well as a decrease in certain taxes and insurance premiums. We expect selling, general and administrative expenses to decrease in 2009 as compared to 2008 due to the divestiture of Zevalin to Spectrum as well as the divestiture or closure of the Company’s Bresso facility in the first quarter of 2009.

The large fluctuation from December 31, 2007 and December 31, 2008 between CTI standalone and its subsidiaries (from about 28.9 USD/mln. to about 156.3 USD/mln. for CTI and from about 6.6 USD/mln. to about 114.7 USD/mln.) is primarily due to an intercompany transaction to record (for accounting purposes) the change of CTEU’s legal status as it relates to the parent company, CTI. In fact in November 2007 CTEU was merged into the Company and the relevant accounting effects were recoreded in 2008. From an exclusive accounting point of view this change of CTEU from a subsidiary of CTI to a branch of CTI resulted in a loss of approximately $119.7 million on CTI’s books due to the write-off of CTI’s investment in CTEU (in particular, in order to write–off this investment that was reported in the “Assets” of CTI’s balance sheets, the account “Selling, general and administrative expenses” included in CTI’s statements of operations has been debited) and a corresponding gain of approximately $119.7 on CTEU’s books (in particular, in order to write–off the corporate capital of CTEU that was reported in the “Liabilities and shareholders’ deficit” of CTEU’s balance sheets, the account “Selling, general and administrative expenses” included in CTEU’s statements of operations has been credited). This intercompany transaction did not have any impact on CTI’s cash flow and the relevant amounts, recorded only for accounting purposes, eliminate on a consolidated level and, as such, are not reflected in CTI’s consolidated statement of operations for the periods.

FOR MORE INFORMATIONPLEASE REFER TO CHAPTER 20, PARAGRAPHS 20.1.2 AND 20.1.4.5 OF THIS REGISTRATION DOCUMENT.

Amortization of purchased intangibles. Amortization for the year ended December 31, 2008 increased to approximately $1.7 million from approximately $0.9 million for the year ended December 31, 2007 primarily due to the amortization of intangible assets acquired in connection with the Company’s acquisition of Zevalin in December 2007.

Gain on sale of Zevalin. The gain on sale of Zevalin for the year ended December 31, 2008 related to the gain recognized, net of transaction costs, on the sale of Zevalin to RIT Oncology, the 50/50 joint venture we formed with Spectrum. Due to the fact that we received cash for assets contributed, we recorded a gain based on the difference between the book value of the assets contributed and the fair value of these assets as recorded under the joint venture.

Acquired in-process research and development. Acquired in-process research and development for the year ended December 31, 2008 relates to adjustments to the Company’s one-time charge recorded in connection with the Company’s acquisition of Zevalin in December 2007. These adjustments resulted from changes in the estimated acquisition costs used in determining the total estimated purchase price of the acquisition. The amount for the year ended December 31, 2007 relates to one-time charges of $21.4 million and $3.2 million recorded in connection with the Company’s acquisitions of SM and Zevalin, respectively.

Investment and other income, net. Investment and other income for the year ended December 31, 2008 decreased to approximately $0.5 million as compared to $2.4 million for the year ended December 31, 2007 primarily due to a lower average securities available-for-sale balance.

Interest expense. Interest expense increased to approximately $8.6 million for the year ended December 31, 2008 from approximately $8.2 million for the year ended December 31, 2007. This was primarily due to increases of approximately $3.0 million related to interest on the Company’s 5.75% convertible senior notes issued in December 2007 as well as interest on the Company’s 9% notes, 15% notes, 18.33% notes, 9.66% notes and 10% notes due 2012 which were all issued during 2008. These increases were offset by a decrease of $2.8 million in interest expense on the Company’s 5.75% convertible subordinated and senior subordinated notes due to the exchange of approximately $36.1 million of these notes for the Company’s 5.75% senior notes in December 2007, the cancellation of $9.1 million of these notes in exchange for shares of Common Stock in February 2008 and repayment of the remaining amount upon maturity in June 2008.

Amortization of debt discount and issuance costs. Amortization of debt discount and issuance costs increased to $66.5 million for the year ended December 31, 2008 as compared to $4.3 million for the year ended December 31, 2007. This increase was primarily due to the accelerated amortization of debt discount and issuance costs related to conversions of certain of the Company’s convertible notes issued in 2008. For the year ended December 31, 2008, amortization of the debt discount related to the Company’s 13.5% notes, 9% notes, 15.5% notes, 18.33% notes, 10% notes due 2012, 10% notes due 2011 and 9.66% notes was approximately $23.4 million, $13.2 million, $8.6 million, $5.6 million, $3.4 million, $2.2 million and $1.8 million, respectively, and the amortization of debt issuance costs was approximately $2.0 million, $1.9 million, $0.3 million, $0.5 million, $0.4 million, $0.2 million and $0.3 million, respectively. This amortization was primarily due to conversions of these notes during the year ended December 31, 2008. These increases were offset by a decrease of $2.9 million in amortization of debt discount and issuance costs on the Company’s 7.5% notes primarily related to conversions of these notes during the year ended December 31, 2007.

Foreign exchange gain. Foreign exchange gains for the years ended December 31, 2008 and 2007 are due to fluctuations in foreign currency exchange rates, primarily related to payables and receivables in the Company’s European branch denominated in foreign currencies.

Make-whole interest expense. Make whole interest expense of $70.2 million for the year ended December 31, 2008 is related to $22.4 million in payments made upon the conversion of $27.6 million of the Company’s 13.5% notes, $15.5 million in payments made upon conversion of $28.3 million of the Company’s 18.33% notes, $11.0 million in payments made upon conversion of $40.8 million of the Company’s 9% notes, $8.8 million in payments made upon conversion of $14.2 million of the Company’s 15.5% notes, $4.5 million in payments made upon conversion of $15.7 million of the Company’s 9.66% notes, $4.4 million in payments made upon conversion of $14.7 million of the Company’s 10% notes due 2011 and $3.6 million in payments made upon conversion of $9.0 million of the Company’s 10% notes due 2012. Make-whole interest expense of $2.3 million for the year ended December 31, 2007 is due to payments made related to the conversion of $13.6 million of the Company’s 7.5% notes.

Gain on derivative liabilities. The gain on derivative liabilities of $69.7 million for the year ended December 31, 2008 is primarily due to gains of $22.3 million, $12.0 million, $8.6 million, $6.9 million, $4.6 million, $3.4 million, $2.4 million and $2.2 million resulting from the change in the estimated fair value of the derivative liabilities related to the embedded conversion options on the Company’s 13.5% notes, 9% notes, 15.5% notes, 18.33% notes, 15% notes, 10% notes due 2012, 9.66% notes and 10% notes due 2011, respectively. There was also a gain of $7.3 million due to the change in the estimated fair value of the derivative liability related to the Series B Unit Warrant that was issued in connection with the issuance of the Company’s 13.5% notes and Series E preferred stock financing and modified in connection with the issuance of the Company’s 15% and 18.33% notes. The gain on derivative liabilities of $3.7 million for the year ended December 31, 2007 primarily represents the change in the estimated fair value of the derivative liabilities related to the interest make-whole provisions on the Company’s 7.5% notes.

Gain (loss) on exchange of convertible notes. The loss on exchange of convertible notes of $25.1 million for the year ended December 31, 2008 is due to the repurchase of certain of the Company’s convertible notes in exchange for new convertible notes or Common Stock. In July and August 2008, we recorded a $10.3 million loss due to the repurchase of approximately $17.5 million aggregate principal of the Company’s 13.5% notes in connection with the issuance of the Company’s 18.33% notes. A loss of $5.5 million was due to the repurchase of $18.2 million of the Company’s 15% notes in connection with the issuance of the Company’s 9.66% notes in October 2008. In addition, we repurchased the remaining $4.8 million of the Company’s 15% notes, $16.3 million of the Company’s 18.33% and $9.0 million of the Company’s 9.66% in connection with the issuance of the Company’s 10% notes due 2011 and recorded a $3.7 million loss. We also recorded a $3.3 million loss due to the exchange of $5.3 million of the Company’s 9% notes for units of the Company’s 13.5% notes, Series E preferred stock and related warrants issued in April 2008 and a loss of $2.3 million due to the extinguishment of approximately $9.1 million aggregate principal amount of the Company’s 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately 0.7 million shares of Common Stock in February 2008.

The loss of approximately $1.0 million during the year ended December 31, 2007 is due to the extinguishment of approximately $36.1 million aggregate principal amount of the Company’s 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $23.3 million aggregate principal amount of the Company’s 5.75% convertible senior notes and approximately 5.5 million shares of Common Stock in the fourth quarter of 2007.

Write-off of financing arrangement costs. The write-off of financing arrangement costs is a loss of $2.8 million for the year ended December 31, 2008 and primarily relates to a $2.4 million write-off of offering costs associated with the Step-Up Equity Financing Agreement with Société Générale, including costs related to the Italian Listing Prospectus that was published in January 2008 as an Italian regulatory requirement to issue shares under this agreement. The write-off was primarily due to significant uncertainty regarding the Company’s ability to pursue further financings under this agreement which terminated in January 2009. In addition, we wrote-off $0.5 million in expenses associated with the Company’s equity line of credit with Midsummer Investment, Ltd., or Midsummer, based on the Company’s plans to terminate the agreement; that termination occurred in March 2009.

Equity loss from investment in joint venture. The loss for the year ended December 31, 2008 relates to the Company’s 50% interest in RIT Oncology, which we account for using the equity method of accounting.

Settlement expense. Settlement expense of $3.4 million for the year ended December 31, 2008 was primarily related to $2.9 million in payments accrued or made to certain of the Company’s preferred stock holders for the release of all claims against us in connection with the Company’s alleged breach of contract related to their preferred stock held. In addition, we recorded expense of $0.5 million for the settlement of attorney’s fees and costs related to claims brought against us by a private party plaintiff in connection with the Company’s litigation with the United States Attorney’s Office, or USAO, as discussed in Legal Proceedings.

Settlement expense for the year ended December 31, 2007 relates to interest accrued on the $10.5 million payment to the USAO for release of all claims in connection with the investigation of the Company’s marketing practices relating to TRISENOX and related matters. Interest was accrued from the date of reaching an agreement in principle with the USAO in the fourth quarter of 2006 and the payment was made in April 2007.

Minority interest in net loss of subsidiary. Minority interest in net loss of subsidiary was approximately $0.1 million for the years ended December 31, 2008 and 2007, and represents the minority owner’s pro rata allocation of the losses in Aequus Biopharma, Inc.

Years ended December 31, 2007 and 2006.

Product sales. Product sales for the year ended December 31, 2007 relate to Zevalin. We had no product sales during the comparable period in 2006.

License and contract revenue. License and contract revenue for the year ended December 31, 2007 and 2006 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

Cost of product sold. Cost of product sold for the year ended December 31, 2007 relates to sales of Zevalin and consists primarily of contractual royalties on product sales in addition to cost of product sold to customers. There was no cost of product sold for the year ended December 31, 2006 as we did not acquire Zevalin until December 2007.

Research and development expenses. The Company’s research and development expenses for compounds under development and discovery research are as follows (in thousands):

	2007	2006
Compounds under development:
OPAXIO	$20,751	$24,722
Pixantrone	16,630	10,404
Brostallicin	4,205	—
Other compounds	956	848
Operating expenses	27,156	24,545
Discovery research	2,321	1,475

Total research and development expenses	$72,019	$61,994

Research and development expenses increased to approximately $72.0 million for the year ended December 31, 2007, from approximately $62.0 million for the year ended December 31, 2006. Costs for the Company’s OPAXIO program decreased primarily due to reduced costs associated with our PIONEER trial which was suspended and closed in the fourth quarter of 2006. This decrease was partially offset by start-up costs associated with our PGT307 trial as well as an increase in manufacturing costs. Pixantrone costs increased primarily due to start-up costs associated with our PIX303 trial, as well as an increase in costs associated with the Company’s RAPID trial, mainly due to an increase in patient enrollment and costs for comparator drug. In early 2008, we closed enrollment on the RAPID trial based on adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. We also closed the PIX303 trial based on, among other considerations, the Company’s plans to refocus its resources on obtaining pixantrone approval based on the EXTEND phase III trial before making additional substantial investments in alternative indications for pixantrone as well as the changing competitive landscape in second line follicular NHL. These increases in pixantrone costs were partially offset by a decrease in costs associated with the Company’s EXTEND trial primarily related to a reduction in contract research organization costs and investigator fees due to a decrease in patient enrollment. Costs incurred for brostallicin resulted from the Company’s acquisition of SM in July 2007 and primarily relate to a license payment due under a development agreement, as well as an increase in clinical development activities related to phase I and phase II studies. Operating expenses increased primarily due to an increase in personnel costs.

Selling, general and administrative expenses. Selling, general and administrative expenses remained consistent at approximately $35.3 million for the years ended December 31, 2007, and 2006. The increase in the Company’s corporate development and compliance activities was approximately $2.6 million, including an increase in strategic and compliance consulting services as well as an increase in travel expenses related to corporate development activities. Expense for shareholder relations increased approximately $1.2 million primarily related to costs for the Company’s shareholder meetings held in 2007 as well as certain financial reporting activities. We also had an increase in compensation and benefits primarily of $0.6 million due to the acquisition of SM and the formation of Aequus as well as additional general and administrative expenses of approximately $0.5 million related to these two new subsidiaries. These increases were offset by decreases of $1.6 million in the Company’s stock based compensation expense, $1.2 million in depreciation and amortization expense related to assets becoming fully depreciated in 2006, $1.0 million in insurance costs due to decreased premiums and $0.9 million in legal expenses primarily associated with the Company’s litigation with Micromet which was settled in April 2006.

Amortization of purchased intangibles. Amortization for the years ended December 31, 2007 and 2006 is primarily related to the amortization of the Company’s assembled workforce asset in its European branch.

Acquired in-process research and development. Acquired in-process research and development for the year ended December 31, 2007 relates to one-time charges of $21.4 million and $3.2 million recorded in connection with the Company’s acquisitions of SM and Zevalin, respectively.

Investment and other income, net. Investment and other income for the year ended December 31, 2007 and 2006 was approximately $2.4 million and $2.9 million, respectively. This decrease is primarily due to lower prevailing interest rates on the Company’s investments during the year ended December 31, 2007 as compared to the year ended December 31, 2006. In addition, other income decreased approximately $0.2 million due to a decrease in interest income on the Company’s VAT receivable balance in its European branch.

Interest expense. Interest expense decreased to approximately $8.2 million for the year ended December 31, 2007 from approximately $8.9 million for the year ended December 31, 2006. This change is primarily due to a decrease in interest expense on the Company’s 5.75% convertible subordinated and senior subordinated notes of approximately $0.8 million due to exchanges of these notes for the Company’s 7.5% notes in April 2006. Interest expense on the Company’s 7.5% notes also decreased approximately $0.2 million due to conversions of these notes during 2006 and 2007. These decreases were offset by an increase in interest expense on the Company’s 6.75% notes of approximately $0.4 million.

Amortization of debt discount and issuance costs. Amortization of debt discount and issuance costs decreased to approximately $4.3 million for the year ended December 31, 2007 from approximately $11.0 million for the year ended December 31, 2006. This change is primarily due to a $4.2 million decrease in the amortization of debt issuance costs and a $3.9 million decrease in the amortization of the debt discount related to the conversion of the Company’s 6.75% notes during the year ended December 31, 2006. These decreases were offset by an increase in amortization of the debt discount of $1.5 million on the Company’s 7.5% notes primarily due to the conversion of $13.6 million of these notes during the year ended December 31, 2007. These conversions resulted in accelerated accretion of the additional debt discount that had been recorded in December 2006.

Foreign exchange gain. Foreign exchange gains for the years ended December 31, 2007 and 2006 are due to fluctuations in foreign currency exchange rates, primarily related to payables in the Company’s European branch denominated in foreign currencies.

Make-whole interest expense. Make-whole interest expense of $2.3 million for the year ended December 31, 2007 is due to payments made related to the conversion of $13.6 million of the Company’s 7.5% notes. This compares to $24.8 million for the year ended December 31, 2006 which is related to payments of $23.1 million made upon the conversion of $69.3 million of the Company’s 6.75% notes and $1.7 million made upon conversion of $7.4 million of the Company’s 7.5% notes.

Gain on derivative liabilities, net. The gain on derivative liabilities of $3.7 million for the year ended December 31, 2007 represents the change in the estimated fair value of the derivative liabilities related to the interest make-whole provisions on the Company’s 7.5% and 6.75% notes of $3.6 million and $0.1 million, respectively. The amount of $6.0 million for the year ended December 31, 2006 represents the change in the estimated fair value of the Company’s derivative liabilities on the Company’s 6.75% and 7.5% notes of $4.1 million and $1.9 million, respectively.

Gain (loss) on exchange of convertible notes. We recorded a loss of approximately $1.0 million during the year ended December 31, 2007 due to the extinguishment of approximately $36.1 million aggregate principal amount of the Company’s 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $23.3 million aggregate principal amount of the Company’s 5.75% convertible senior notes and approximately 5.5 million shares of Common Stock in the fourth quarter of 2007. The loss includes a $0.1 million write-off of unamortized issuance costs attributed to the extinguished notes. We recorded a gain of $8.0 million during the year ended December 31, 2006 due to the extinguishment of approximately $40.7 million aggregate principal amount of the Company’s 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $33.2 million aggregate principal amount of the Company’s 7.5% notes in the second quarter of 2006. The gain is net of accrued interest of $0.9 million and issuance costs of $0.4 million attributable to the exchanged notes.

Settlement expense. Settlement expense for the year ended December 31, 2007 relates to interest accrued on the $10.5 million payment to the USAO for release of all claims in connection with the investigation of the Company’s marketing practices relating to TRISENOX and related matters. Interest was accrued from the date of reaching an agreement in principle with the USAO in the fourth quarter of 2006 and the payment was made in April 2007. Settlement expense for the year ended December 31, 2006 is due to $10.5 million accrued for the pending settlement of the USAO litigation and approximately $0.9 million related to the settlement of the Company’s dispute with Micromet AG in May 2006 and was net of payables previously due to Micromet.

Minority interest in net loss of subsidiary. Minority interest in net loss of subsidiary was approximately $0.1 million for the year ended December 31, 2007, and represents the minority owner’s pro rata allocation of the losses in Aequus Biopharma, Inc.

9.2.2	Key factor for the six months ended June 30, 2009 and 2008

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Revenues:
Product sales	$—	$6,244
License and contract revenue	40	40

Total revenues	40	6,284

Operating expenses, net:
Cost of product sold	—	1,657
Research and development	15,276	31,712
Selling, general and administrative	19,330	22,728
Amortization of purchased intangibles	—	934
Restructuring charges	3,944	—
Gain on sale of investment in joint venture	(10,244)	—

Total operating expenses, net	28,306	57,031

Loss from operations	(28,266)	(50,747)
Other income (expense):
Investment and other income, net	71	353
Interest expense	(3,200)	(4,380)
Amortization of debt discount and issuance costs	(5,348)	(41,146)
Foreign exchange gain (loss)	95	(2,161)
Make-whole interest expense	(6,345)	(33,377)
Gain on derivative liabilities, net	7,218	43,177
Gain (loss) on exchange of convertible notes	7,201	(5,608)
Equity loss from investment in joint venture	(1,204)	—
Settlement expense, net	(3,368)	—
Write-off of financing arrangement costs	—	(2,361)

Other expense, net	(4,880)	(45,503)

Net loss before noncontrolling interest	(33,146)	(96,250)
Noncontrolling interest	152	63

Net loss attributable to CTI	(32,994)	(96,187)
Gain on restructuring of preferred stock	2,116	—
Preferred stock dividends	(24)	(468)
Deemed dividends on preferred stock	(9,648)	(17,265)

Net loss attributable to CTI common shareholders	$(40,550)	$(113,920)

Basic and diluted net loss per common share	$(0.11)	$(12.28)

Shares used in calculation of basic and diluted net loss per common share	366,293	9,277

Product sales. Product sales for the six months ended June 30, 2008 relate to sales of Zevalin.

License and contract revenue. License and contract revenue for the six months ended June 30, 2009 and 2008 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

Cost of product sold. Cost of product sold for the six months ended June 30, 2008 relates to sales Zevalin and consists primarily of contractual royalties on product sales in addition to cost of product sold to customers.

Research and development expenses. Our research and development expenses for compounds under development and discovery research are as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Compounds under development:
Pixantrone	$3,285	$6,133
OPAXIO	2,244	3,258
Brostallicin	794	3,089
Zevalin	987	2,175
Operating expenses	7,655	15,781
Discovery research	311	1,276

Total research and development expenses	$15,276	$31,712

Research and development expenses decreased to approximately $15.3 million for the six months ended June 30, 2009, from approximately $31.7 million for the six months ended June 30, 2008. Pixantrone costs decreased primarily due to a decrease in clinical development activity mainly related to the discontinuance of patient enrollment during 2008 in our RAPID and EXTEND trials. In early 2008, we closed enrollment on the RAPID trial based on adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. Additionally, we closed enrollment on the EXTEND trial during 2008 as we believed that the current accrual rate would not contribute substantially to the trial’s chance of success. In addition, manufacturing activity for pixantrone decreased during the period. These decreases were partially offset by an increase in regulatory activities primarily related to the filing fee for the NDA submission to the FDA. Costs for our OPAXIO program decreased primarily due to a decrease in regulatory and quality activities as well as investigator-sponsored trial costs mainly due to patient enrollment. These decreases were partially offset by an increase in clinical development activity related to our PGT307 trial, which was partially offset by a decrease in the GOG0212 study related a reduction in patient enrollment between periods. Costs for brostallicin decreased primarily due to a decrease in clinical development activities related to phase I and phase II studies. Zevalin costs decreased primarily due to the contribution of the product to RIT Oncology, the joint venture we formed with Spectrum on December 15, 2008 which assumed all related Zevalin expenses subsequent to that date. The decrease related to the divestiture of the Zevalin product was partially offset by a change in estimate of our costs associated with clinical studies prior to the divestiture of Zevalin. Our operating expenses decreased primarily due to a reduction in personnel and overhead costs associated with the closure of our Bresso, Italy facility as well as external consulting costs. Discovery research also decreased due to the planned closing of the Bresso, Italy operations as we shift focus to other products closer to commercialization.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased to approximately $19.3 million for the six months ended June 30, 2009, from approximately $22.7 million for the six months ended June 30, 2008. This is primarily due to a $2.8 million decrease in sales and marketing expenses related to the divestiture of Zevalin to RIT Oncology in December 2008 and the subsequent sale of our investment in RIT Oncology in March 2009. In addition, our compensation and benefits decreased for our general and administrative activities primarily due to a reduced headcount.

Amortization of purchased intangibles. Amortization of purchased intangibles for the six months ended June 30, 2008 was due to amortization of our workforce intangible related to our Italian operations and amortization of intangible assets acquired in connection with our acquisition of Zevalin.

Restructuring charges. Restructuring charges of $3.9 million for the six months ended June 30, 2009 primarily relate to activities associated with the closure of our Bresso, Italy operations, including approximately $2.4 million in employee termination benefits and approximately $1.4 million in contract termination and clean-up charges related to the Bresso facilities. We also incurred approximately $0.1 million in restructuring charges related to employee separation costs associated with the termination of Zevalin-related employees in connection with the sale of our 50% interest in RIT Oncology to Spectrum.

Gain on sale of investment in joint venture. During the six months ended June 30, 2009, we recorded a $10.2 million one-time gain on the sale of our 50% interest in RIT Oncology in March 2009. This amount was based on the difference between $16.5 million in gross proceeds and the approximately $4.6 million book value of our investment in RIT Oncology at the time of sale, net of approximately $1.6 million in transaction costs.

Investment and other income. Investment and other income for the six months ended June 30, 2009 decreased to approximately $71,000 as compared to $353,000 for the six months ended June 30, 2008 primarily due to a lower average securities available-for-sale balance.

Interest expense. Interest expense decreased to approximately $3.2 million for the six months ended June 30, 2009 from approximately $4.4 million for the six months ended June 30, 2008. This was primarily due to a decrease of approximately $0.6 million related to our 13.5% and 15% notes which were issued in April and June 2008 and were entirely converted or exchanged by the end of 2008. There was also a decrease of approximately $0.3 million in interest expense on our 5.75% convertible subordinated and senior subordinated notes due to their maturity in June 2008 as well as a decrease of approximately $0.1 million related to our 9% notes primarily due to the conversion of $17.3 million and $5.3 million principal amount of these notes into common stock in the second quarter of 2008 and the first quarter of 2009. During the six months ended June 30, 2009, we also reversed approximately $0.1 million in interest expense accrued at December 31, 2008 for our 10% convertible senior notes due 2011, or 10% notes, as the remaining outstanding principal balance of these notes was converted into common stock during the first quarter of 2009.

Amortization of debt discount and issuance costs. Amortization of debt discount and issuance costs decreased to approximately $5.3 million for the six months ended June 30, 2009 from approximately $41.1 million for the six months ended June 30, 2008. This was primarily due to the accelerated amortization of issuance costs and debt discount in 2008 related to conversions of our 13.5% and 9% notes. For the six months ended June 30, 2009 as compared to the same period in 2008, the decrease in the amortization of the debt discount related to our 13.5% and 9% notes was approximately $23.5 million and $11.6 million, respectively, while the decrease in the amortization of debt issuance costs was approximately $1.7 million and $1.7 million, respectively. This was offset by an increase of $2.8 million in accelerated amortization of issuance costs and debt discount related to the conversion of our 10% notes during the first quarter of 2009.

Foreign exchange gain (loss). The foreign exchange gain or loss for the six months ended June 30, 2009 and 2008 is due to fluctuations in foreign currency exchange rates, primarily related to payables and receivables in our European branch denominated in foreign currencies.

Make-whole interest expense. Make-whole interest expense of $6.3 million for the six months ended June 30, 2009 is related to $5.4 million in payments made upon the conversion of $18.0 million of our 10% notes and $0.9 million in payments made upon the conversion of $5.3 million of our 9% notes. The amount of $33.4 million for the six months ended June 30, 2008 is related to $22.4 million in payments made upon the conversion of $27.6 million of our 13.5% notes and $11.0 million in payments made or accrued upon the conversion of $40.9 million of our 9% notes.

Gain on derivative liabilities, net. The gain on derivative liabilities of $7.2 million for the six months ended June 30, 2009 is primarily due to a gain of $4.4 million resulting from the change in the estimated fair value of the derivative liability related to the embedded conversion option on our 10% notes as well as a gain of $2.8 million due to the change in the estimated fair value of the derivative liability related to the Series B Unit Warrant. The gain of $43.2 million for the six months ended June 30, 2008 is primarily due to gains resulting from the change in the estimated fair value of the derivative liabilities related to the embedded conversion options on our 13.5% and 9% notes of $22.3 million and $11.8 million, respectively, as well as a gain of $9.2 million due to the change in the estimated fair value of the derivative liability related to the Series B Unit Warrant.

Gain (loss) on exchange of convertible notes. The $7.2 million gain on exchange of convertible notes for the six months ended June 30, 2009 is due the exchange of $52.9 million principal amount of our convertible notes for $7.1 million in cash and approximately 24.2 million shares of common stock, net of related transaction costs. The loss on exchange of convertible notes of $5.6 million for the six months ended June 30, 2008 consists of a $3.3 million loss due to the exchange of $5.3 million of our 9% notes for units of our 13.5% notes, Series E preferred stock and related warrants issued in April 2008 and a loss of $2.3 million due to the extinguishment of approximately $9.1 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately 6.8 million shares of our common stock.

Equity loss from investment in joint venture. The loss of $1.2 million for the six months ended June 30, 2009 relates to our 50% interest in RIT Oncology, prior to the sale of this interest in March 2009, which we accounted for using the equity method of accounting.

Settlement expense. Settlement expense of $3.4 million for the six months ended June 30, 2009 is primarily due to $3.2 million related to amounts paid to Spectrum for the settlement of the final installment payment related to our sale of our 50% interest in RIT Oncology based on the outcome of arbitration proceedings. This amount includes the $3.5 million escrow amount released to Spectrum, our $0.8 million payment to Spectrum based on arbitration proceedings and approximately $0.9 million in receivables recognized in prior periods and owed to us by RIT Oncology. The settlement amount is also net of approximately $2.0 million in payables assumed by Spectrum on our behalf. We also incurred $0.2 million in settlement expense related to payments made to RHP Master Fund, Ltd, or RHP, for the release of all claims against us in connection with our alleged breach of contract related to RHP’s Series A preferred stock.

Write-off of financing arrangement costs. The write-off of financing arrangement costs of $2.4 million for the six months ended June 30, 2008 is attributed to a write-off of offering costs associated with the Step-Up Equity Financing Agreement with Société Générale, including costs related to the Italian Listing Prospectus that was published in January 2008 as an Italian regulatory requirement to issue shares under this agreement. The write-off was primarily due to significant uncertainty regarding our ability to pursue further financings under the agreement which terminated in January 2009.

9.2.3	Material changes in net sales or revenues.

Because CTI sold its only previous commercial product, TRISENOX, to Cephalon on July 18, 2005, there were no product sales from July 2005 until the Company acquired Zevalin in December 2007. Product sales of $11.4 million for the year ended December 31, 2008 are due to sales of Zevalin. There were no product sales subsequent to the divestiture of Zevalin to RIT Oncology in December 2008. The Company subsequently sold its 50% interest in RIT Oncology in March 2009.

9.2.4	Information regarding any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations.

The Company carries out its activities around the world and such activities may be subject to different risks, including inflation, political, social and economic instability, changes in the applicable legal framework as well as changes in the license or tax regime, barriers to entry or foreign exchange controls. Each of these changes may affect the operations and results of the Company. These macroeconomic and regulatory aspects may also affect the decision to carry out investments in the field in which the Company operates and therefore may also affect the operations and results of the Company.

For further information related to governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the Company’s operations, refer to Chapter 4, Risk Factors of this Registration Document.

CHAPTER 10 CAPITAL RESOURCES

10.1	Information concerning the Company’s capital resources

The Company’s accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these financials. However, the Company has incurred losses since inception and, unless it executes a partnership agreement for pixantrone with terms adequate to cover its operating expenses, the Company expects to generate losses from operations through at least 2009 primarily due to research and development costs for pixantrone, OPAXIO and brostallicin. The Company’s available cash and cash equivalents are approximately $12 million as of June 30, 2009. In addition, the Company received 41.7 million in proceeds, net of underwriting discounts and commissions, upon the issuance of further cti common stock and warrants in July 2009. The Company has also implemented cost savings initiatives to reduce operating expenses, including the reduction of employees related to Zevalin operations and the closure of its operations in Italy and the Company continues to seek additional areas for cost reductions. The Company will also need to raise additional funds and is currently exploring alternative sources of equity or debt financing. The Company may seek to raise such capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources. Additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If the Company fails to obtain additional capital when needed, it may be required to delay, scale back, or eliminate some or all of its research and development.

Please also refer to Chapter 9, Paragraph 9.1, “Financial Situation” of this Registration Document.

10.2.1.	Sources, amounts and description of the Company’s cash flows for the years ended December 31, 2006, 2007 and 2008

As detailed in the subsequent cash flow table below which sets forth the Company’s operating, investing and financing activities, the primary sources of the Company’s cash proceeds are as follows for the years ended December 31, 2008, 2007 and 2006.

In particular, as a result of the Company’s financing and investing activities:

a)	during the year ended December 31, 2006, the Company received $37.8 million in net proceeds from the sale of Common Stock, $3.0 million of which was used to repurchase a portion of these shares and related warrants in October 2006. It also received net proceeds of $31.2 million from the issuance of its 7.5% convertible notes. Furthermore, after April 30 2006, $24.6 million held in escrow to fund mandatory redemptions of the Company’s 6.75% convertible senior notes was released;

b)	during the year ended December 31, 2007, the Company received $18.6 million in net proceeds from the sale of 20,000 shares of its Series A 3% convertible preferred stock and Common Stock warrants in February 2007, $34.8 million in net proceeds from the sale of 37,200 shares of its Series B 3% convertible preferred stock and Common Stock warrants in April 2007, $18.9 million in net proceeds from the sale of 20,250 shares of its Series C 3% convertible preferred stock and Common Stock warrants in July 2007, $6.1 million in net proceeds from the sale of 6,500 shares of its Series D 7% convertible preferred stock and Common Stock warrants in December 2007, and $7.0 million in net proceeds from the sale of its Common Stock and Common Stock warrants in December 2007;

c)	during the year ended December 31, 2008, the Company received a net amount of approximately $99.4 million related to issuances and exchanges of its convertible notes. In addition, it received net cash of approximately $6.8 million in connection with its disposition of Zevalin to RIT Oncology in exchange for a 50% interest in RIT Oncology and also received approximately $0.1 million in net proceeds from the sale of Common Stock under equity financing agreements.

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Operating activities
Net loss	(180,029)	$(138,108)	$(135,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	66,530	4,280	10,977
Non-cash gain on derivative liabilities	(69,739)	(3,672)	(6,024)
Acquired in-process research and development	36	24,615	—
Non-cash loss (gain) on exchange of convertible notes	25,103	972	(7,978)
Gain on disposition of Zevalin to the JV	(9,444)	—	—
Equity loss from investment in JV	123	—	—
Depreciation and amortization	5,228	4,955	6,430
Equity-based compensation expense	3,995	1,588	4,150
Minority interest in net loss of subsidiary	(126)	(78)	—
Other	(103)	(434)	162
Changes in operating assets and liabilities:
Restricted cash	71,608	—	1,054
Interest receivable	37	524	(383)
Accounts receivable, net	(932)	(51)	—
Inventory	291	(290)	—
Prepaid expenses and other current assets	1,438	6,431	2,283
Other assets	2,801	(1,216)	2,907
Accounts payable	2,786	4,297	(2,925)
Accrued expenses	779	(4,961)	11,476
Deferred revenue	(80)	(80)	(80)
Excess facilities obligations	(419)	(2,403)	(2,383)
Other long-term obligations	(90)	13	(453)

Total adjustments	99,822	34,490	19,213

Net cash used in operating activities	(80,207)	(103,618)	(116,606)

Investing activities
Cash received for disposition of Zevalin to joint venture, net	6,754	—	—
Cash paid for acquisition of Zevalin	(542)	(11,735)	—
Cash acquired in acquisition of Systems Medicine, Inc., net	—	555	—
Purchases of securities available-for-sale	(10,721)	(36,463)	(68,905)
Proceeds from sales of securities available-for-sale	11,550	48,431	36,353

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Proceeds from maturities of securities available-for-sale	1,074	22,442	14,665
Investment in joint venture	(1,800)	—	—
Purchases of property and equipment	(1,910)	(1,753)	(534)
Proceeds from sale of property and equipment	3	—	539

Net cash provided by (used in) investing activities	4,408	21,477	(17,882)

Financing activities
Proceeds from issuance of 9% convertible senior notes, net of issuance costs	49,317	—	—
Restricted cash from issuance of 9% convertible senior notes	(13,947)	—	—
Release of restricted cash in connection with exchange of 9% convertible senior notes	1,420	—	—
Proceeds from issuance of 13.5% convertible senior notes and Series E preferred stock, net of exchange of 9% convertible senior notes and issuance costs	56,069	—	—
Restricted cash from issuance of 13.5% convertible senior notes	(36,456)	—	—
Proceeds from issuance of 15% convertible senior notes, net of issuance costs	21,794	—	—
Restricted cash from issuance of 15% convertible senior notes	(10,350)	—	—
Proceeds from issuance of 18.33% convertible senior notes, net of repurchase of 13.5% convertible senior note and issuance costs	26,226	—	—
Restricted cash from issuance of 18.33% convertible senior notes	(24,471)	—	—
Release of restricted cash in connection with repurchase of 13.5% convertible senior notes	6,525	—	—
Proceeds from issuance of 10% convertible senior notes due 2012, net of issuance costs	8,635	—	—
Restricted cash from issuance of 10% convertible senior notes due 2012	(3,600)	—	—
Proceeds from issuance of 15.5% convertible senior notes, net of issuance costs	13,863	—	—
Restricted cash from issuance of 15.5% convertible senior notes	(8,811)	—	—
Proceeds from issuance of 9.66% convertible senior notes, net of repurchase of 15% convertible senior notes and issuance costs	6,053	—	—
Restricted cash from issuance of 9.66% convertible senior notes	(7,158)	—	—
Proceeds from issuance of 10% convertible senior notes due 2011, net of repurchase of 9.66%, 15% and 18.33% convertible senior notes and issuance costs	3,252	—	—
Restricted cash from issuance of 10% convertible senior notes due 2011	(9,795)	—	—
Release of restricted cash in connection with repurchase of 9.66% convertible senior notes	2,553	—	—
Release of restricted cash in connection with repurchase of 15% convertible senior notes	10,043	—	—
Release of restricted cash in connection with repurchase of 18.33% convertible senior notes	8,224	—	—
Deemed dividends on conversion of preferred stock	(18,149)	—	—
Repayment of 5.75% convertible subordinated and senior subordinated notes	(10,724)	—	—
Proceeds from sale of common stock, net of offering costs	5,080	—	—
Transaction costs related to exchange of convertible subordinated and senior subordinated notes	(304)	—	—
Proceeds from issuance of Series A 3% convertible preferred stock and warrants, net	—	18,607	—
Proceeds from issuance of Series B 3% convertible preferred stock and warrants, net	—	34,836	—
Proceeds from issuance of Series C 3% convertible preferred stock and warrants, net	—	18,938	—
Proceeds from issuance of Series D 7% convertible preferred stock and warrants, net	—	6,073	—
Payment of additional offering costs related to December 2007 issuance of common stock and warrants	(473)
Proceeds from sale of common stock and warrants, net	—	7,007	—
Sale of common stock, net of offering costs	—	—	37,764
Repurchase of common stock and warrants	—	—	(3,025)
Proceeds from issuance of 7.5% convertible senior notes, net	—	—	31,174
Proceeds from issuance of common stock to Novartis, net	—	—	14,837
Release of restricted cash related to 6.75% convertible senior notes	—	—	24,600
Mandatory redemptions of 6.75% convertible senior notes	—	—	(2,655)
Proceeds from common stock warrants exercised	—	—	164
Payment of dividends on preferred stock	(708)	(395)	—
Repayment of long-term obligations	(343)	(429)	(138)

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Other	(39)	63	17

Net cash provided by financing activities	73,726	84,700	102,738

Effect of exchange rate changes on cash and cash equivalents	(3,653)	(3,890)	(1,143)
Net decrease in cash and cash equivalents	(5,726)	(1,331)	(32,893)
Cash and cash equivalents at beginning of period	15,798	17,129	50,022

Cash and cash equivalents at end of period	10,072	$15,798	$17,129

Supplemental disclosure of cash flow information
Cash paid during the period for interest	77,499	$10,759	$34,177
Cash paid for taxes	—	$—	$—

Supplemental disclosure of non cash financing and investing activities
Conversion of Series A 3% convertible preferred stock to common stock	$4,771	$9,959	$—
Conversion of Series B 3% convertible preferred stock to common stock	$7,850	$16,855	$—
Conversion of Series C 3% convertible preferred stock to common stock	$3,008	$8,998	$—
Conversion of Series D 7% convertible preferred stock to common stock	$2,203	$1,836	$—
Conversion of series E 13.5% convertible preferred stock to 13.5% convertible senior notes	$9,118	$—	$—
Conversion of 18.33% convertible senior notes to common stock	$28,250	$—	$—
Conversion of 15.5% convertible senior notes to common stock	$14,211	$—	$—
Conversion of 13.5% convertible senior notes to common stock	$27,600	$—	$—
Conversion of 10% convertible senior notes due 2012 to common stock	$9,000	$—	$—
Conversion of 10% convertible senior notes due 2011 to common stock	$14,651	$—	$—
Conversion of 9.66% convertible senior notes to common stock	$15,700	$—	$—
Conversion of 9% convertible senior notes to common stock	$40,820	$—	$—
Conversion of 7.5% convertible senior notes to common stock	$—	$15,294	$17,560
Conversion of 6.75% convertible senior notes to common stock	$—	$—	$69,345
Conversion of 5.75% convertible senior notes to common stock	$250	$—	$—
Conversion of convertible senior subordinated notes to common stock, including accrued interest	$—	$—	$4
Issuance of common stock for acquisition of Systems Medicine, Inc.	$—	$19,872	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for common stock	$8,943	$—	$—
Extinguishment of 5.75% convertible subordinated notes in exchange for common stock	$150	$—	$—
Issuance of common stock in exchange for 5.75% convertible senior subordinated and convertible subordinated notes	$11,437	$13,704	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for 5.75% convertible senior notes and common stock	$—	$10,500	$—
Extinguishment of 5.75% convertible subordinated notes in exchange for 5.75% convertible senior notes and common stock	$—	$25,580	$—
Issuance of 5.75% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$23,250	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$—	$—	$39,518
Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$—	$—	$1,150
Issuance of 7.5% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$—	$33,156

A description of the above proceeds and uses of cash flows by activity (i.e., operating, investing and financing activities) are as follows:

Net cash used in operating activities totalled approximately $80.2 million in 2008, compared to approximately $103.6 million in 2007 and $116.6 million in 2006. The decrease in net cash used in operating activities for the year ended December 31, 2008 as compared to 2007 was primarily due to a decrease in the Company’s selling, general and administrative and research and development expenses as well as an increase in cash collected from its sales of Zevalin. The decrease in net cash used in operating activities for the year ended December 31, 2007 as compared to 2006 was primarily due to a decrease in cash paid for interest of approximately $23.4 million offset in part by a $10.6 million settlement payment in 2007 related to the Company’s litigation with the USAO. For the years ended December 31, 2008, 2007 and 2006 the Company’s net loss included $70.2 million, $2.3 million and $24.8 million in make-whole interest payments related to conversions of certain of its convertible notes. The Company’s make-whole payments for the year ended December 31, 2008 were paid with restricted cash held in escrow to fund these payments and, therefore, did not affect cash used in operating activities for 2008.

Net cash provided by investing activities totalled approximately $4.4 million in 2008 as compared to $21.5 million in 2007 and net cash used in investing activities of $17.9 million in 2006. Net cash provided by investing activities during the year ended December 31, 2008 was primarily due to $6.8 million in net cash received in December 2008 in connection with the Company’s disposition of Zevalin to RIT Oncology in exchange for a 50% interest in RIT Oncology as well as proceeds from sales and maturities of securities available-for-sale, offset by purchases of securities available-for-sale, purchases of property and equipment and cash paid for acquisition costs related to the Company’s purchase of Zevalin in December 2007. Net cash provided by investing activities during the year ended December 31, 2007 was primarily due to the net amount of cash received from sales, maturities and purchases of securities available-for-sale offset by cash paid for the acquisition of Zevalin. The net cash used in investing activities in 2006 was primarily due to the net amount of cash paid from purchases, sales and maturities of securities available-for-sale.

Net cash provided by financing activities totalled approximately $73.7 million in 2008, $84.7 million in 2007 and $102.7 million in 2006. Net cash provided by financing activities for the year ended December 31, 2008 was primarily due to issuances of the Company’s convertible senior notes. Proceeds from the issuance of the Company’s 9% notes were approximately $35.4 million, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. The Company also made a deemed dividend payment of approximately $16.2 million to induce existing holders of its Series A, B, C and D convertible preferred stock to convert their shares of preferred stock into Common Stock in connection with this issuance. Proceeds from the issuance of the Company’s 13.5% notes and Series E preferred stock were approximately $19.6 million, net of issuance costs, restricted cash placed in escrow to fund make-whole payments and the cancellation of $5.3 million of the Company’s 9% notes. Upon cancellation of these notes, $1.4 million was released to the Company from the amount placed in escrow to fund make-whole payments. Proceeds from the issuance of the Company’s 15% notes were approximately $11.4 million, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. The Company received approximately $1.8 million in proceeds from the issuance of the Company’s 18.33% notes, net of issuance costs, restricted cash placed in escrow to fund make-whole payments and the repurchase of approximately $17.5 million of the Company’s 13.5% notes and warrants. Upon cancellation of the 13.5% notes and warrants, $6.5 million was released to the Company from the amount placed in escrow to fund make-whole payments. The Company received proceeds of approximately $10.1 million from the issuance of the Company’s 10% notes due 2012 and 15.5% notes, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. In connection with these issuances, the Company made another deemed dividend payment of approximately $2.0 million to induce an existing holder of the Company’s Series C preferred stock to convert its shares of preferred stock into Common Stock. The Company made a net payment of $1.1 million for the issuance of its 9.66% notes and the cancellation of $18.2 million of its 15% notes, net of issuance costs and a net payment of $6.5 million for the issuance of its 10% notes due 2011 and the cancellation of $16.3 million of its 18.33% notes, $9.0 million of its 9.66% notes and $4.8 million of its 15% notes, net of issuance costs. In connection with the cancellations of these notes, $20.8 million was released to the Company from amounts placed in escrow to fund make-whole payments. The Company also received $5.1 million in net proceeds from the sale of its Common Stock under equity financing agreements. Cash received from these financings were offset by the repayment of the outstanding $10.7 million principal balance on the Company’s 5.75% convertible subordinated and senior subordinated notes upon their maturity in June 2008. Net cash provided by financing activities for the year ended December 31, 2007 was primarily due to net proceeds of $18.6 million received from the sale of 20,000 shares of the Company’s Series A 3% convertible preferred stock and Common Stock warrants in February 2007, net proceeds of $34.8 million received from the sale of 37,200 shares of the Company’s Series B 3% convertible preferred stock and Common Stock warrants in April 2007, net proceeds of $18.9 million received from the sale of 20,250 shares of the Company’s Series C 3% convertible preferred stock and Common Stock warrants in July 2007, net proceeds of $6.1 million received from the sale of 6,500 shares of the Company’s Series D 7% convertible preferred stock and Common Stock warrants in December 2007 and net proceeds of $7.0 million received from the sale of the Common Stock and Common Stock warrants in December 2007. Net cash provided by financing activities for the year ended December 31, 2006 was primarily due to net proceeds of $34.7 million received from the sale of the Common Stock in September 2006, including the repurchase of stock and warrants in October 2006, $31.2 million received from the issuance of its 7.5% notes, $24.6 million due to the release of restricted cash associated with the mandatory redemptions of the Company’s 6.75% notes and $14.8 million in net proceeds received from the sale of Common Stock to Novartis.

10.2.2	Sources, amounts and description of the Company’s cash flows for the six months ended June 30, 2008 and 2009

As detailed in the subsequent cash flow table below which sets forth the Company’s operating, investing and financing activities, the primary sources the Company’s cash proceeds are as follows for the six months ended June 30, 2008 and 2009:

During the six months ended June 30, 2008, the Company, as a result of the financing activities, received $19.2 million in net proceeds related to the issuance of its 9% convertible senior notes. This amount is net of $13.9 million in cash place in escrow to fun make-whole payments and $16.2 million in deemed dividends paid upon the conversion of preferred stock in connection with this issuance. The Company also received proceeds, net of restricted cash placed in escrow to fund make-whole payments, of $19.8 million and $11.5 million for the issuance of its 13.5% and 15% convertible senior notes.

During the six months ended June 30, 2009, the Company, as a result of investing activities, received $6.8 million in net proceeds from Spectrum in January 2009 related to the initial formation of RIT Oncology in December 2008 and $15.1 million in net proceeds from Spectrum related to the sale of our 50% interest in RIT Oncology in 2009. In the same period, as a result of financing activities, the Company received $19.0 million in net proceeds from the issuance of 16.0 million shares of its common stock and warrants to purchase 4.8 million shares of its common stock in May 2009, $18.8 million in net proceeds from the issuance of 20,000 shares of its Series 1 preferred stock and related Class A and Class B warrants in April 2009 as well as $3.8 million upon the exercise of the Class A warrants in May 2009.

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities
Net loss	$(32,994)	$(96,187)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	5,348	41,146
Non-cash gain on derivative liabilities	(7,218)	(43,177)
Gain on sale of equity investment in joint venture	(10,244)	—
(Gain) loss on exchange of convertible notes	(7,201)	5,608
Depreciation and amortization	948	3,040
Equity-based compensation expense	1,909	1,907
Equity loss from investment in joint venture	1,204	—
Non-cash settlement expense	70
Noncontrolling interest	(152)	(63)
Other	(133)	(31)
Changes in operating assets and liabilities:
Restricted cash	6,640	32,471
Interest receivable	9	(47)
Accounts receivable, net	982	(1,729)
Inventory	—	(302)
Prepaid expenses and other current assets	(999)	(1,588)
Other assets	(202)	2,407
Accounts payable	518	6,276
Accrued expenses	(9,412)	2,851
Other liabilities	222	(413)

Total adjustments	(17,711)	48,356

Net cash used in operating activities	(50,705)	(47,831)

Investing activities
Proceeds received from disposition of Zevalin to joint venture, net	6,844	—
Proceeds received from sale of investment in joint venture, net	15,075	—
Cash paid for acquisition of Zevalin	600	(542)
Purchases of securities available-for-sale	—	(10,721)
Proceeds from sales of securities available-for-sale	—	5,312
Proceeds from maturities of securities available-for-sale	—	290
Purchases of property and equipment	(275)	(729)

Net cash provided by (used in) investing activities	22,244	(6,390)

Financing activities
Proceeds from issuance of Series 1 preferred stock, net of issuance costs	18,847	—
Proceeds from issuance of common stock and warrants, net of issuance costs	18,966	—
Proceeds from exercise of Class A warrants	3,765	—
Cash paid for the exchange of convertible notes, net of transaction costs	(7,627)	—
Payment of deemed dividends on conversion of preferred stock	(3,000)	(16,198)

Proceeds from issuance of 13.5% convertible senior notes and Series E preferred stock, net of exchange of 9% convertible senior notes and issuance costs	—	56,290
Restricted cash from issuance of 13.5% convertible senior notes	—	(36,456)
Proceeds from issuance of 9% convertible senior notes, net of issuance costs	—	49,372
Restricted cash from issuance of 9% convertible senior notes	—	(13,947)
Release of restricted cash in connection with exchange of 9% convertible senior notes	—	1,420
Proceeds from issuance of 15% convertible senior notes, net of issuance costs	—	21,847
Restricted cash from issuance of 15% convertible senior notes	—	(10,350)
Repayment of 5.75% convertible subordinated and senior subordinated notes	—	(10,724)
Proceeds from sale of common stock net of offering costs	—	1,183
Transaction costs related to exchange of convertible subordinated and senior subordinated notes	—	(304)
Payment of additional offering costs related to December 2007 issuance of common stock and warrants	—	(473)
Payment of dividends on preferred stock	(111)	(493)
Repayment of long-term obligations	(68)	(251)
Other	(65)	(40)

Net cash provided by financing activities	30,707	40,876

Effect of exchange rate changes on cash and cash equivalents	(338)	2,251
Net decrease in cash and cash equivalents	1,908	(11,094)
Cash and cash equivalents at beginning of period	10,072	15,798

Cash and cash equivalents at end of period	$11,980	$4,704

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11,293	$35,998

Cash paid for taxes	$—	$—

Supplemental disclosure of noncash financing and investing activities
Exchange of Series A 3% convertible preferred stock for Series F preferred stock	$151	$—

Exchange of Series B 3% convertible preferred stock for Series F preferred stock	$1,713	$—

Exchange of Series C 3% convertible preferred stock for Series F preferred stock	$3,221	$—

Issuance of Series F preferred stock for Series A, B and C convertible preferred stock	$3,931	$—

Conversion of Series F preferred stock to common stock	$3,866	$—

Conversion of Series 1 preferred stock to common stock	$18,537	$—

Issuance of common stock in exchange for convertible notes	$35,193	$—

Conversion of Series A 3% convertible preferred stock to common stock	$—	$4,771

Conversion of Series B 3% convertible preferred stock to common stock	$2,317	$7,850

Conversion of Series C 3% convertible preferred stock to common stock	$—	$1,504

Conversion of Series D 7% convertible preferred stock to common stock	$—	$2,203

Conversion of 9% convertible senior notes to common stock	$5,250	$40,820

Issuance of common stock in exchange for Series A 3% convertible preferred stock	$688	$—

Issuance of common stock in exchange for Series D 7% convertible preferred stock	$1,793	$—

Conversion of 10% convertible senior notes due 2011 to common stock	$18,000	$—

Conversion of 13.5% convertible senior notes to common stock	$—	$27,600

Conversion of Series E convertible preferred stock to 13.5% convertible senior notes	$—	$9,118

Conversion of 5.75% convertible senior notes to common stock	$—	$250

Extinguishment of 5.75% convertible senior subordinated notes in exchange for common stock	$—	$8,943

Extinguishment of 5.75% convertible subordinated notes in exchange for common stock	$—	$150

Issuance of common stock in exchange for 5.75% convertible senior subordinated and convertible subordinated notes	$—	$11,437

A description of the above proceeds and uses of cash flows by activity are as follows:

Net cash used in operating activities increased to approximately $50.7 million during the six months ended June 30, 2009, compared to approximately $47.8 million for the same period during 2008 primarily due to cash paid for settlement expense in 2009 and a decrease in cash received from sales of Zevalin offset by a decrease in cash paid for interest. In addition, our selling, general and administrative and research and development expenses decreased, however this was substantially offset by an increase in cash used to decrease in our accounts payable and accrued expenses for the six months ended June 30, 2009 as compared to an increase in these liability amounts during the comparable period in 2008.

Net cash provided by investing activities of approximately $22.2 million for the six months ended June 30, 2009 was primarily due to $6.8 million in net proceeds from Spectrum in January 2009 related to the initial formation of RIT Oncology in December 2008 and $15.1 million in net proceeds from Spectrum related to the sale of our 50% interest in RIT Oncology in 2009. Net cash used in investing activities of approximately $6.4 million for the six months ended June 30, 2008 was due to purchases of securities available-for-sale, purchases of property and equipment and cash paid for acquisition costs related to our purchase of Zevalin in December 2007 offset by proceeds from sales and maturities of securities available-for-sale.

Net cash provided by financing activities of approximately $30.7 million for the six months ended June 30, 2009 was primarily due to $19.0 million in net proceeds from the issuance of 16.0 million shares of our common stock and warrants to purchase 4.8 million shares of our common stock May 2009. We also received $18.8 million in net proceeds from the issuance of 20,000 shares of our Series 1 preferred stock and related Class A and Class B warrants in April 2009 as well as $3.8 million upon the exercise of the Class A warrants in May 2009. These proceeds were offset by $7.6 million in cash paid, net of transaction costs and in addition to 24.2 million shares of our common stock, for the exchange of $52.9 million principal amount of our convertible notes. We also made a $3.0 million deemed dividend payment in connection with our settlement with Tang Capital Partners LP for full release of all claims against us in connection with our alleged breach of contract related to Tang’s Series B preferred stock. This amount was accrued as of December 31, 2008 and paid in January 2009. Net cash provided by financing activities of approximately $40.9 million for the six months ended June 30, 2008 was primarily due to the issuance of our 9% notes, our 13.5% notes and Series E preferred stock and our 15% notes. Proceeds from our 9% notes were approximately $35.4 million, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. We also made a deemed dividend payment of approximately $16.2 million to induce existing holders of our Series A, B, C and D convertible preferred stock to convert their shares of preferred stock into common stock in connection with this issuance. Proceeds from the issuance of our 13.5% notes and Series E preferred stock were approximately $19.8 million, net of issuance costs, restricted cash placed in escrow to fund make-whole payments and the cancellation of $5.3 million of our 9% notes and related warrants. Upon cancellation of these notes and warrants, $1.4 million was released to us from the amount placed in escrow to fund make-whole payments. We also received proceeds of approximately $11.5 million from the issuance of our 15% notes, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. Cash received from these financings were offset by the repayment of the outstanding $10.7 million principal balance on our 5.75% convertible subordinated and senior subordinated notes upon their maturity in June 2008.

10.3	Information on the borrowing requirements and funding structure of the issuer

In order to complete the development of OPAXIO and the Company’s other product candidates, the Company will need to raise additional capital to fund clinical trials, perform research and development activities and eventually market and sell the products. Because the time to complete clinical trials and the resources necessary to perform the requisite research and development is dependent on many factors beyond the Company’s control, the Company cannot predict how much additional funding will be necessary to complete development of its products, or if the development will ever be completed.

The Company estimates its average cash burn rate for the remainder of 2009 to be between $5.5 million and $6.5 million per month.

Moreover, the Company has a substantial amount of debt outstanding. The aggregate principal balance of the Company’s convertible notes as of June 30, 2009 is approximately $66 million in convertible notes with interest rates ranging from 4% to 7.5%.

Please also refer to Chapter 9, Paragraph 9.1, “Financial Situation” of this Registration Document.

10.3.1	Net financial indebtedness

The following table reports the estimated and unaudited net debt financial indebtedness of the Company as of June 30, 2009, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion).

NET FINANCIAL STANDING	JUNE 30, 2009
(IN THOUSANDS US DOLLARS)
CASH AND CASH EQUIVALENTS	11,980
LONG TERM OBLIGATIONS, CURRENT PORTION	(1,560)
NET FINANCIAL STANDING, CURRENT PORTION	10,420

SENIOR SUBORDINATED NOTES	(43,363)
LONG TERM OBLIGATIONS, LESS CURRENT PORTION	(2,174)
CONVERTIBLE SENIOR NOTES	(23,028)
NET FINANCIAL STANDING, LESS CURRENT PORTION	(68,565)
NET FINANCIAL INDEBTEDNESS	(58,145)

The total estimated and unaudited net financial position of the Company as of June 30, 2009 is approximately a negative $58,145,000. No portions of the convertible senior subordinated and convertible senior notes come due within the next twelve months.

10.3.2	Information relating to the Companh’s contractual obligations

The following table includes information relating to the Company’s contractual obligations as of December 31, 2008 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
10% Convertible senior notes (1)	$18,000	$—	$18,000	$—	$—
9% Convertible senior notes (2)	5,585	—	—	5,585	—
7.5% Convertible senior notes (3)	33,458	—	33,458	—	—
6.75% Convertible senior notes (4)	7,000	—	7,000	—	—
5.75% Convertible senior notes (5)	23,000	—	23,000	—	—
4.0% Convertible senior subordinated notes (6)	55,150	—	55,150	—	—
Interest on convertible notes (7)	20,793	8,813	11,892	88	—
Operating leases:
Facilities	23,535	6,232	12,113	5,155	35
Long-term obligations (8)	1,636	401	879	356	—

	$188,157	$15,446	$161,492	$11,184	$35

(1)	The 10% convertible senior notes are convertible into shares of Common Stock at a conversion rate of 7,299.27 shares of Common Stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $0.137 per share.
(2)	The 9% convertible senior notes are convertible into shares of Common Stock at a conversion rate of 70.922 shares of Common Stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $14.10 per share.
(3)	The 7.5% convertible senior notes are convertible into shares of Common Stock at a conversion rate of 11.96298 shares of Common Stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $83.59 per share.
(4)	The 6.75% convertible senior notes are convertible into shares of Common Stock at a conversion rate of 9.50925 shares of Common Stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $105.16 per share.
(5)	The 5.75% convertible senior notes are convertible into shares of Common Stock at a conversion rate of 33.33333 shares of Common Stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $30.00 per share.
(6)	The 4.0% convertible senior subordinated notes are convertible into shares of Common Stock at a conversion rate of 1.85185 shares of Common Stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $540.00 per share.
(7)	$6.6 million of interest due on convertible notes is included in the Company’s restricted cash balance and is being held in an escrow account.
(8)	Long-term obligations does not include $1.1 million related to excess facilities charges and $0.9 million recorded as a long-term obligation for benefits owed to the Company’s Italian employees pursuant to Italian Law. The timing of the payments related to this obligation is unknown as the benefit is paid upon an employee’s separation from the Company.

The following table includes information relating to our contractual obligations as of June 30, 2009 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
7.5% Convertible senior notes (1)	$10,250	$—	$10,250	$—	$—
6.75% Convertible senior notes (2)	1,500	—	1,500	—	—
5.75% Convertible senior notes (3)	10,913	—	10,913	—	—
4.0% Convertible senior subordinated notes (4)	43,363	—	43,363	—	—
Interest on convertible notes	4,823	3,232	1,591	—	—
Operating leases:
Facilities	13,306	4,705	8,256	345	—
Long-term obligations (5)	2,745	1,205	1,461	79	—

	$86,900	$9,142	$77,334	$424	$—

(1)	The 7.5% convertible senior notes are convertible into shares of our common stock at a conversion rate of 11.96298 shares of our common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $83.59 per share.
(2)	The 6.75% convertible senior notes are convertible into shares of our common stock at a conversion rate of 9.50925 shares of our common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $105.16 per share.
(3)	The 5.75% convertible senior notes are convertible into shares of our common stock at a conversion rate of 33.33333 shares of our common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $30.00 per share.
(4)	The 4.0% convertible senior subordinated notes are convertible into shares of our common stock at a conversion rate of 1.85185 shares of our common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $540.00 per share.
(5)	Long-term obligations does not include $1.0 million related to excess facilities charges.

10.3.3	Convertible notes as of December 31, 2008

The following is a summarizing schedule of the characteristic elements of the convertible notes as of December 31, 2008.

	Balance at December 31, 2008 (in thousands)	Maturity Date	Interest Rate	Payment Timing (semi- annual)	Conversion Price	Number of potential shares of common stock which could result from the conversion of all the notes	Presence of a make- whole clause	Make- whole (per $1,000 principal)		Make-whole amount held in escrow at 12/31/08 (in thousands) (4)
10% convertible senior notes due 2011	$18,000	5-Dec-11	10%	May/Nov	$0.137	131,386,863	Yes	$300.00	(1)	$5,400
9% convertible senior notes	5,585	4-Mar-12	9%	Mar/Sep	$14.10	396,099	Yes	$270.00	(1)	1,240
7.5% convertible senior notes	33,458	30-Apr-11	7.5%	Apr/Oct	$83.59	400,257	Yes	$225.00	(2)	—
6.75% convertible senior notes	7,000	31-Oct-10	6.75%	Apr/Oct	$105.16	66,564	Yes	$337.50	(1)	—
5.75% convertible senior notes	23,000	15-Dec-11	5.75%	Jun/Dec	$30.00	766,666	Yes	$115.00	(3)	—
4.0% convertible senior subordinated notes	55,150	1-Jul-10	4%	Jan/Jul	$540.00	102,129	No	$0		—

Total	$142,193					133,118,578				$6,640

(1)	Amount due upon any conversion of the notes less interest paid prior to the conversion date.
(2)	This make-whole payment would only be due upon automatic conversion of the notes (the notes automatically convert if the closing price per share of Common Stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period) or if the holder exercises their right to require the Company to repurchase the notes in connection with a non-stock change of control.
(3)	This make whole-payment would only be due upon any automatic conversion of the 5.75% notes, or if the holders exercise their right to require the Company to repurchase the notes upon a change of control, or if the Company elects to redeem the notes, it shall be required to make a make-whole payment equal to $115 per $1,000 principal amount of the notes so converted, redeemed or repurchased, less any interest paid on such notes prior to the conversion date. Amount due would be less any interest paid prior to the conversion date.
(4)	This amount corresponds to the potential monetary disbursement by the Company in the event of conversion of the notes.

The following is a summary of the fair values of the Company’s convertible senior notes, convertible senior subordinated notes and convertible subordinated notes as of June 30, 2009 and December 31, 2008, 2007 and 2006 (in thousands of US dollars). Please note that the June 30, 2009 amounts below are estimates and have not been reviewed or audited by the Company’s independent auditors as such disclosure in not required in the Company’s Quarterly Report on Form 10-Q filed with the SEC:

	June 30,		December 31,
	2009		2008	2007	2006
10% convertible senior notes due 2011	$—		$21,810	—	—
9% convertible senior notes	$—		$4,580	—	—
7.5% convertible senior notes common shareholders	$10,045	*	$27,308	$29,756	$42,780
5.75% convertible senior notes	$11,483	*	$16,728	$26,650	$—
6.75% convertible senior notes common shareholders	$1,500	*	$5,875	$6,100	$6,549
5.75% convertible senior subordinated notes common shareholders	—		—	$16,907	$20,555
4.0% convertible senior subordinated notes	$37,963	*	$46,375	$45,403	$34,193
5.75% convertible subordinated notes	—		—	$2,910	$19,373

*	Such carrying value approximates the relative fair value as of June 30, 2009

Debt Covenants

The following are all of the debt covenants for each of the convertible notes described above:

Debt Covenant	5.75% Convertible Senior Notes	5.75% Convertible Subordinated Notes	5.75% Convertible Sr. Subordinated Notes	4% Convertible Sr. Subordinated Notes	6.75% Convertible Senior Notes	7.5% Convertible Senior Notes	10% Convertible Senior Notes Due 2011	9% Convertible Senior Notes
Payment of Principal, Premium and Interest	X	X	X	X	X	X	X	X

Maintenance of Offices or Agencies	X	X	X	X	X	X	X	X

Money for Security Payments to Be Held in Trust	X	X	X	X	X	X	X	X

Existence	X	X	X	X	X	X	X	X

Statement by Officers as to Default*	X	X	X	X	X	X	X	X

Delivery of Certain Information	X	X	X	X	X	X	X	X

Payment in registered common stock	X				X	X

Issuance of additional relevant securities					X			X

Incurrence of Indebtedness	X				X	X	X	X

Liquidated damages	X				X	X

*	Statement due within 120 days after the end of the fiscal year.

The covenants above are discussed in greater detail in each respective Indenture Agreement filed with the Securities and Exchange Commission in connection with the related convertible debt offering.

A roll-forward of the principle balances for the Company’s convertible debt is as follows for the years ended December 31, 2008, 2007 and 2006 and the six months ended June 30, 2009:

	Balance at January 1, 2006	Issued	Converted	Exchanged	Redeemed	Balance at December 31, 2006
7.5% convertible senior notes	$—	$66,312	$(17,560)	$—	$—	$48,752
6.75% convertible senior notes	79,000	—	(69,345)	—	(2,655)	7,000
5.75% convertible senior subordinated notes	66,929	—	(4)	(39,518)	—	27,407
5.75% convertible subordinated notes	29,640	—	—	(1,150)	—	28,490
4.0% convertible senior subordinated notes	55,150	—	—	—	—	55,150

Total	$230,719	$66,312	$(86,909)	$(40,668)	$(2,655)	$166,799

	Balance at January 1, 2007	Issued	Converted	Exchanged	Balance at December 31, 2007
7.5% convertible senior notes	$48,752	$—	$(15,294)	$—	$33,458
6.75% convertible senior notes	7,000	—	—	—	7,000
5.75% convertible senior notes	—	23,250	—	—	23,250
5.75% convertible senior subordinated notes	27,407	—	—	(10,500)	16,907
5.75% convertible subordinated notes	28,490	—	—	(25,580)	2,910
4.0% convertible senior subordinated notes	55,150	—	—	—	55,150

Total	$166,799	$23,250	$(15,294)	$(36,080)	$138,675

	Balance at January 1, 2008	Issued	Converted	Extinguished	Matured	Balance at December 31, 2008
18.33% convertible senior notes	$—	$44,500	$(28,250)	$(16,250)	$—	$—
15.5% convertible senior notes	—	14,211	(14,211)	—	—	—
15% convertible senior notes	—	23,000	—	(23,000)	—	—
13.5% convertible senior notes	—	45,118	(27,600)	(17,518)	—	—
10% convertible senior notes due 2011	—	32,651	(14,651)	—	—	18,000
10% convertible senior notes due 2012	—	9,000	(9,000)	—	—	—
9.66% convertible senior notes	—	24,700	(15,700)	(9,000)	—	—
9% convertible senior notes	—	51,655	(40,820)	(5,250)	—	5,585
7.5% convertible senior notes	33,458	—	—	—	—	33,458
6.75% convertible senior notes	7,000	—	—	—	—	7,000
5.75% convertible senior notes	23,250	—	(250)	—	—	23,000
5.75% convertible senior subordinated notes	16,907	—	—	(8,943)	(7,964)	—
5.75% convertible subordinated notes	2,910	—	—	(150)	(2,760)	—
4.0% convertible senior subordinated notes	55,150	—	—	—	—	55,150

Total	$138,675	$244,835	$(150,482)	$(80,111)	$(10,724)	$142,193

	Balance at January 1, 2009	Issued	Exchanged*	Converted	Extinguished	Matured	Balance at June 30, 2009
10% convertible senior notes due 2011	18,000	—		18,000	—	—	—
9% convertible senior notes	5,585	—	335	5,250	—	—	—
7.5% convertible senior notes	33,458	—	23,208	—	—	—	10,250
6.75% convertible senior notes	7,000	—	5,500	—	—	—	1,500
5.75% convertible senior notes	23,000	—	12,087	—	—	—	10,913
4.0% convertible senior subordinated notes	55,150	—	11,787	—	—	—	43,363

Total	$142,193		$52,917	$23,250			$66,026

*	Following the fixed price exchange offers in June 2009 (Please refer to the following Paragraph 10.3.6)

For a further description of the Company’s notes as of December 31, 2008, please refer to Chapter 21, Paragraph 21.1.4.

Embedded Features

As reported in the “summarizing schedule of the characteristic elements of the convertible notes as of December 31, 2008” at the beginning of this paragraph 10.3.3, the following categories of convertible notes include a make-whole clause: 1) 10% Convertible senior notes due 2011; 2) 9% Convertible senior notes due 2012; 3) 7.5% Convertible senior notes due 2011; 4) 6.75% Convertible senior notes due 2010; and 5) 5.75% Convertible senior notes due 2011. With respect to the convertibles notes outstanding as of December 31, 2009, only the 4% Convertible senior notes due 2010 have not a make-whole clause.

With respect to the nature and the mechanics of the make-whole provision, it is clarified that in general terms:

•	the interest-make-whole provisions entitle the holders of the notes to receive all interest payable through scheduled maturity, less any interest paid before conversion;

•

for the convertible senior notes issued in 2008, the whole amount of such interest is held in escrow until conversion of the notes or until the shorter period established by the relevant debenture agreement. Such operation (that is the moving of the relevant cash amount to an escrow account) has a financial evidence and the relative amount is reported as “restricted cash” in the Assets of the Company condensed consolidated balance sheet;

•

the Company did not execute derivative agreements for hedging the inner risk of the make-whole interest clause, that is the risk of the payment of a quota of interests (to be differently calculated with respect to each series of notes and as better described hereinafter) upon early conversion of the notes into shares;

•	the total amount of the make-whole interests paid by the Company in 2008 is $ 70,243,170.64.

With respect to the 10% Convertible senior notes due 2011 (as of the date of this Registration Document there are no more outstanding notes of this series), it has to be observed that, subject to certain conditions, the notes should automatically convert if, at any time after December 5, 2009 and on or prior to the maturity date, the closing price of our common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Moreover, upon a change of control, the holder could require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including the repurchase date. In addition, upon any conversion, we were required to pay the holder of the notes a make-whole payment equal to $300.00 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

With respect to the 9% Convertible senior notes due 2012 (as of the date of this Registration Document there are no more outstanding notes of this series), it has to be observed that the interest make-whole provision of the 9% notes represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 9% notes, the interest make-whole feature was estimated to have a fair value of approximately $13.0 million. The resulting discount is being accreted over the life of the notes as additional interest expense using the effective interest method. We recorded interest expense of $13.2 million for the year ended December 31, 2008 primarily related to accelerated accretion due to note conversions. The estimated fair value of the derivative liability will be adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the year ended December 31, 2008 was $12.0 million and is included in gain on derivative liabilities. At December 31, 2008, the fair value of the derivative was less than $1,000 and was recorded in 9% convertible senior notes. As of July 17, 2009, no aggregate principal amount of our 9% notes due 2012 remained outstanding.

With respect to the 7.5% Convertible senior notes due 2011, it has to be observed that the interest make-whole provision relative to such notes represents an embedded derivative which is required to be accounted for separate from the underlying notes. The interest make-whole provision of the 7.5% notes requires that upon any automatic conversion of the 7.5% notes, or if the holders exercise their right to require the Company to repurchase the notes upon a non-stock change of control, the Company shall pay the holder of the 7.5% notes so converted a make-whole payment equal to $225 per $1,000 principal amount of the 7.5% notes so converted or repurchased, less any interest paid on such 7.5% notes prior to the conversion date. At the issuance of the 7.5% notes, the interest make-whole feature was estimated to have a fair value of approximately $3.7 million and the initial recorded value of the 7.5% notes was reduced by this allocation. In addition, at December 31, 2006, the Company recorded an increase to the derivative balance of

$1.8 million which represents the changes in value as a result of the modification of the terms of the make-whole provision related to certain investors. The estimated fair value of the derivative liability is adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the years ended December 31, 2007 and 2006 was $3.6 million and $1.9 million, respectively, and is included in gain on derivative liabilities. At December 31, 2008 and 2007, no value was assigned to the fair value of the derivative liability. At December 31, 2006, the fair value of the derivative was $3.6 million, $2.3 of which is recorded in current portion of derivative liability and $1.3 million of which is recorded in 7.5% convertible senior notes.

With respect to the 6.5% Convertible senior notes due 2010, it has to be observed that the interest make-whole provision relative to such notes represents an embedded derivative which is required to be accounted for separate from the underlying notes and was recorded as a derivative liability and a discount to the carrying value of the notes. The interest make-whole provision of the 6.75% notes requires that, upon any conversion of the 6.75% notes, the Company shall pay the holders of the notes so converted a make-whole payment equal to $337.50 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. At the issuance of the 6.75% senior notes, the interest make-whole feature was estimated to have a fair value of approximately $4.5 million and the initial recorded value of the 6.75% senior notes was reduced by this allocation. The estimated fair value of the derivative liability is adjusted quarterly for changes in the estimated market value. Changes in the estimated fair value for the years ended December 31, 2008, 2007 and 2006 were $0.1 million, $0.1 million and $4.1 million, respectively, and included in gain on derivative liabilities. At December 31, 2007 and 2006, the fair value of the derivative was $0.1 million and $0.2 million and was recorded in 6.75% convertible senior notes.

With respect to the 5.75% Convertible senior notes due 2011, it has to be observed that the interest make-whole provision relative to such notes represents an embedded derivative. The interest make-whole provision of the 5.75% notes requires that, upon any automatic conversion of the 5.75% notes, or if the holders exercise their right to require the Company to repurchase the notes upon a change of control, or if the Company elects to redeem the notes, it shall be required to make a make-whole payment equal to $115 per $1,000 principal amount of the notes so converted, redeemed or repurchased, less any interest paid on such notes prior to the conversion date. At the issuance of the 5.75% notes, no value was assigned to the fair value of the interest make-whole feature. Accordingly, at December 31, 2008 and 2007, the fair value of the derivative liability was zero.

* * *

As of December 31, 2008, maturities of the convertible senior and convertible senior subordinated notes as well as other long-term obligations listed above, excluding the Company’s liability for excess facilities and the employee defined benefit plan as follows (in thousands of US dollars):

Years Ending December 31,
2009	401
2010	62,538
2011	74,949
2012	5,941
2013	—
Thereafter
$143,829

10.3.4	Costs of the financing obtained by means of the issuance of convertible securities

In 2008 the Company issued approximately $244.8 million in convertible senior notes and received a $19.5 million premium for warrants issued in connection with one of the notes. All the notes were issued without an issue disagio. The notes had coupon rates ranging from 9% to 18.33% and interest-make-whole provisions which entitled the holders of the notes to receive the coupon interest upon conversion of the notes.

The gross proceeds deriving from the issuance by the Company of convertible senior notes in 2008 were equal to $ 264,297,542 and the relevant net proceeds were equal to $ 80,438,338, for a total cost of $ 183,859,204 (which, includes nevertheless the amount regarding the repurchase of part of the convertible bonds) corresponding indicatively to an average impact of the financial resources raised through the above issuance of about 70%.

10.3.5	Corporate interest for the recent issuance of notes

The Company believes the use of coupon make-whole convertible notes was the only viable source of funding for the Company in 2008 given the global credit and capital market crisis. The interest make-whole provisions of such convertible notes entitle the holders of the notes to receive all interest payable through scheduled maturity, less any interest paid before conversion. The whole amount of such interest is held in escrow until conversion of the notes. While these convertible notes came at an expensive price with a 30% to 45% coupon make whole provision, the ultimate cost to the Company’s shareholders was inferior to the alternatives the Company was facing. The Company believes that the alternative to the issuance of the aforementioned convertible notes was filing for insolvency under U.S. Federal Bankruptcy laws (chapter 11) which would have had a more deleterious impact on shareholder equity.

10.3.6	Exchange offer for outstanding notes.

On May 12, 2009, the Company announced that it had commenced a the tender offer to exchange shares of Common Stock and cash for an aggregate of up to $89.2 million principal amount representing 75% of the outstanding Notes (the “Exchange Offer”). The Exchange Offer is conditioned on a minimum of $83.2 million aggregate principal amount of Notes being validly tendered and not withdrawn. For each $1,000 principal amount of Notes, holders were to receive consideration with a value not greater than $300 nor less than $250 (the “Exchange Consideration”), with such value determined by a “Modified Dutch Auction” procedure, plus accrued and unpaid interest to, but excluding, the settlement date payable in shares of Common Stock.

On May 18, 2009, the Company amended the Exchange Offer and announced that the Exchange Consideration has been amended to increase the range of Exchange Consideration to a value not greater than $600 nor less than $550 for each $1,000 principal amount of Notes validly tendered and not withdrawn, with such value determined by a “Modified Dutch Auction” procedure. On June 2, 2009, the Company announced that it has amended and restated its Exchange Offer to a fixed price tender offer for any and all of the outstanding principal amount of the five series of its convertible notes that were the object of the Tender offer. In particular the Company offered to exchange, in separate concurrent offers as set forth below, (i) $134.50 cash, and (ii) 458 shares of its Common Stock for each $1,000 principal amount of notes validly tendered and not withdrawn in each Exchange Offer.

On June 19, 2009, the Company announced that in accordance with the terms and conditions of fix priced Exchange Offers (as described above with respect of the date of June 2, 2009) for any and all of the approximately $118.9 million outstanding principal amount of five series of its convertible notes (the “Notes”), and based on the final count by U.S. Bank National Association, the depositary for the Exchange Offers, the Company accepted for exchange approximately $52.9 million aggregate principal amount of the Notes for the previously announced exchange consideration of (i) $134.50 cash, and (ii) 458 shares of Common Stock per $1,000 principal amount of Notes validly tendered and not withdrawn in each Exchange Offer, for a total amount of exchange consideration (excluding interest, fees and other expenses in connection with the Exchange Offers) of approximately $7.1 million cash and approximately 24.2 million shares of Common Stock.

Following the completion of the aforesaid exchange offers, hereinafter is a table disclosing the amounts of convertible notes still outstanding as of June 30, 2009.

Description	Maturity/ Redemption Date	Principal/ Aggregated Stated Value Outstanding as of June 30, 2009	Number of Common Stock Reserve as of June 30, 2009
4% Convertible Senior Subordinated Notes	1-Jul-10	43,363,000	80,301
6.75% Convertible Senior Notes	31-Oct-10	1,500,000	14,263
7.5% Convertible Senior Notes	30-Apr-11	10,250,000	122,260
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	363,766

Totals		66,026,000	580,950

For further information on the Exchange Offer, also about the mechanics of a “Modified Dutch Auction” procedure, please refer to Chapter 21, Paragraph 21.1.4 “The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription” of this Registration Document.

10.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations.

Currently, there are no restrictions on the use of the Company’s capital resources that have materially affected or could materially affect, directly or indirectly, the Company’s operations.

10.5	Information regarding the sources of funds which are planned to be required in order to fulfil the commitments referred to under items 5.2.3 and 8.1.

In regards to items 5.2.3 and 8.1, the Company does not currently have any material future commitments to purchase investments or property, plant and equipment.

CHAPTER 11 RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES

11.1	Patents and licenses

The Company dedicates significant resources to protecting its intellectual property, which is important to its business. The Company has exclusive rights to 12 issued U.S. patents and 123 U.S. and foreign pending or issued patent applications relating to its polymer drug delivery technology. There are 7 issued U.S. patents, 2 granted European patents and 88 pending or issued U.S. and foreign patent applications directed to OPAXIO. The Company also has 3 issued U.S. patents and another 19 pending or issued U.S. and foreign patent applications that are directed to CT-2106. Additionally, it has 4 issued U.S. patents and 75 U.S. and foreign pending and issued patents directed to pixantrone and has licensed 5 granted U.S. patents and 379 pending and issued U.S. and foreign patent applications directed to brostallicin.

The Company transferred licenses to 45 pending and issued U.S. patents applications directed to Zevalin to RIT Oncology in December 2008 in connection with the transfer of Zevalin-specific assets to that entity.

The Company intends to file additional patent applications when appropriate, with respect to improvements in its core technology and to specific products and processes that it develops. Patents may not issue from any present or future applications or, if patents do issue, such patents may not be issued on a timely basis or claims allowed on issued patents may not be sufficient to protect the Company’s technology. In addition, the patents issued to the Company may be challenged, invalidated or circumvented or the rights granted there under may not provide proprietary protection or commercial advantage to the Company. With respect to such issued U.S. patents or any patents that may issue in the future, they may not effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

The Company has sought and intends to aggressively seek patent protection in the United States, Canada, Mexico, Europe and Japan to protect any products that it may develop. The Company also intends to seek patent protection or rely upon trade secrets to protect certain of its enabling technologies that will be used in discovering and evaluating new drugs that could become marketable products. However, such steps may not effectively protect the technology involved. To protect any such trade secrets and other proprietary information, the Company relies on confidentiality and material transfer agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may be breached, the Company may not have adequate remedies for breach or its trade secrets may otherwise become known or independently discovered by competitors. The Company also has its clinical advisors, its consultants and, in most cases, its employees enter into agreements requiring disclosure to it of ideas, developments, discoveries or inventions conceived during employment or consulting and assignment to the Company of proprietary rights to such matters related to the Company’s business and technology.

11.2	Research and development activities

The Company’s laboratories are located at its Italian subsidiary in Bresso, Italy. As of March 31, 2009, the Company had 56 employees dedicated to research and development activities. The Company is in the process of closing its Bresso facilities and expects the Bresso facilities to be closed by August 2009. Please refer to Chapter 5, Paragraph 5.1.5, “Important events in the development of the Company’s business” of this Registration Document” for a description of the closures of the Bresso facilities.

Please refer to Chapter 6, Paragraph 6.1.1, “Business Model: Description of main business of the Company” for a description of the Company’s products included in research and development activities.

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to the Company’s research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 2, Accounting for Research and Development Costs, research and development costs are expensed as incurred. In instances where the Company enters into agreements with third parties for research and development activities the Company may prepay fees for services at the initiation of the contract. The Company recorded the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed in accordance with EITF 07-3, Accounting for Nonrefundable Advance Payment for Goods or Services to be Used in Future Research and Development Activities. Other types of arrangements with third parties may be fixed fee or fee for service, and may include monthly payments or payments upon the completion of milestones or receipt of deliverables.

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of NDAs or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe. Operating costs include personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. The Company does not allocate operating costs to the individual compounds under development as its accounting system does not track these costs by individual compound. As a result, the Company is not able to capture the total cost of each compound.

Research and development expenses for the years ended December 31, 2008, 2007 and 2006 were $51.6 million, $72.0 million and $62.0 million, respectively. Research and development expenses for the six months ended June 30, 2009 and 2008 were $15.3 million and $31.7 million, respectively.

See a further discussion of the Company’s research and development expenses for the years ended December 31, 2008, 2007 and 2006 and the six months ended June 30, 2009 and 2008 in Chapter 20, Paragraph 20.1.4., “Notes to the Statements of Operations” of this Registration Document.

CHAPTER 12 TREND INFORMATION

12.1	The most significant recent trends in production, sales and inventory, and costs and selling prices since the end of the last financial year to the date of the registration document

Following the transfer to Spectrum Pharmaceuticals of its interest in the joint venture RIT Oncology related to the drug pharmaceutical product Zevalin executed on March 15, 2009, starting from such date the Company does not have any product approved for sale in the market and therefore relevant trends did not occur in production, sales and inventory, as well as in costs and selling prices, capable to affect, positively or negatively, the activities of the Company.

More in general with respect to the oncology market, as already pointed out in Paragraph 6.1.4 of this Registration Document, people’s aging in industrialized countries will entail an ever higher incidence of cancer. This will therefore determine a considerable growth of the oncological drug market (with a likely increase in the aggregate production of such drugs, as well as in the relative sales and inventory), aimed at finding increasingly effective pharmaceutical solutions to fight cancer or at least reduce its effects, allowing the patient to live longer and improving life conditions. Nevertheless, presently it is not possible to determine how this evolution will affect the trend of costs and selling prices in the oncology market.”

12.2	Information on any known trends, uncertainties, demands, commitments or events that are likely to have a material effect on the issuer’s prospects for the current financial year.

The Company’s prospects depend in large part on the results of its clinical trials. For example, in early 2007, the Company submitted two new protocols under a Special Protocol Assessment to the FDA for PGT306 and PGT307, which focus on the primary efficacy endpoint of survival in women with pre-menopausal estrogen levels. The Company may not receive positive interim results from these trials, which would preclude the Company’s planned submission of an NDA based on such results with the results of the STELLAR 3 and 4 trials to support the filing. In early 2009, CTI initiated a cost savings program, including the closure of CTI’s facilities in Bresso, Italy, in an effort to refocus corporate resources on drug candidates that were later stage and closer to entering the approval process. As a result, CTI is focusing on late-stage drug approvals and commercialization and is no longer expending significant resources on developing new products and services. CTI continues to conduct research in the United States as part of CTI’s acquisition of Systems Medicine.

The Company’s prospects also depend in large part on receiving regulatory approval for its product candidates. Although the Company does not currently have any products approved for sale in the market, CTI is working on a number of drug targets in discovery research. The continuous changes in the regulations governing the registration and marketing of drugs and the differences among different countries might cause delays in the approvals, including approvals from the FDA and/or the EMEA and/or considerable increases in development costs and the Company’s future marketing costs are uncertain. Based on discussions with the EMEA Scientific Advice Working Party, in March 2008 the Company submitted an MAA in Europe based on results of the STELLAR trials, specifically the STELLAR 4 trial. Subsequently, this MAA has been withdrawn on September 2009, in order to allow the Company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of advanced esophageal cancer

In November 2008, the Company announced that it achieved the primary efficacy endpoint of its phase III EXTEND (PIX301) trial of pixantrone for patients with advanced, relapsed aggressive non-Hodgkin’s lymphoma (NHL) based on a preliminary intent to treat efficacy analysis. Patients randomized to treatment with pixantrone achieved a significantly higher rate of confirmed and unconfirmed complete remissions than those in the control group and had increased overall response rates, experienced a statistically significant improvement in median progression-free survival and had a low incidence of certain side effects, including severe neutropenia complicated by either fever or documented infection, severe vomiting or diarrhea and hair loss, a very common side effect of other drugs in this class. Overall, the incidence of serious adverse events was similar between pixantrone and the control arm. The pixantrone patients had a higher incidence of leucopenia and neutropenia and numerically more severe cardiac events than in the control arm. Disease progression reported as an adverse event was less frequent in the pixantrone arm than in the control arm. Based on a pre-NDA meeting with the FDA and related communications from the FDA, on April 14, 2009, the Company announced that it began a rolling submission of an NDA to the FDA for pixantrone to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL). On June 24, 2009 the Company announced that it has completed the submission of the NDA to the FDA, that on September 4, 2009, has notified the Company that the date of April 23, 2010 has been established as action date regarding the trading authorization of pixantrone as treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL) (for further information about the principal steps of the process for the trading authorization of pixantrone started at the FDA, please refer to the section of the paragraph 6.1.1 of this Registration Document relative to pixantrone, in particular to the table reported at the end of the subsection headed “Pixantrone for relapsed or refractory aggressive non-Hodgkin’s lymphoma”).

In November 2008, the Company entered into an agreement with Spectrum to form a 50/50 owned joint venture, RIT Oncology LLC, to commercialize and develop Zevalin in the United States. Upon closing the transaction in December 2008, assets related to Zevalin, including the sBLA, were transferred to RIT Oncology and under the terms of the agreement, RIT Oncology paid the Company an initial payment of $7.5 million at the closing and an additional $7.5 million on January 5, 2009. At the closing, the Company also made an initial capital contribution of $1.8 million. In March 2009, pursuant to a put option, the Company sold its 50% interest in RIT Oncology to Spectrum for approximately $16.5 million, $6.5 million of which was paid on March 2, 2009 and $10 million of which was placed in an escrow account at closing. On April 3, 2009, $6.5 million was released to the Company from this escrow account and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. For further information regarding the arbitration please refer to Chapter 20, Paragraph 20.8 of this Registration Document.

Please refer to Chapter 22, Paragraph 22.1.7 for a further description of the agreement with Spectrum. The sale of the Company’s interest in RIT Oncology effectively transfers its remaining interest in Zevalin to Spectrum.

The Company expects that its existing cash, cash equivalents and payments received to date will not be sufficient to fund its operations beyond January 2010. Accordingly, the Company will need to raise additional funds. The Company is exploring alternatives to raise additional capital through public or private equity financings, partnerships, debt financings, bank borrowings or other sources. In particular, the Company will need to raise additional funds to complete its pivotal clinical trials for OPAXIO and pixantrone.

The Company’s amended and restated articles were further amended at the 2008 Special Meeting in Lieu of Annual Meeting of the Shareholders in June 2008 to reduce the quorum requirement for shareholder meetings from a majority of shares outstanding and entitled to vote at such meeting to one-third of such shares. Therefore, pursuant to the amended and restated articles and the amended and restated bylaws currently in force a quorum, consisting of one-third of the outstanding shares of voting stock, must be represented in person or by proxy in order to transact business at a meeting of the Company’s shareholders. If the Company is unable to obtain a quorum at its meeting of shareholders, it may be unable to take corporate actions which require the prior approval of its shareholders, including but not limited to actions such as increasing the number of incentive options available for issuance and other matters. For further information, please refer to Chapter 20, Paragraph 20.1.3.B.7.c of this Registration Document. In addition, certain corporate actions require the approval of a majority of the shares outstanding and entitled to vote, even if the quorum requirement is lower, including but not limited to actions such as increasing the number of shares of authorized common stock, mergers and other matters. The failure to obtain the prior approval of the shareholders for any of these corporate actions could have a material adverse effect on the Company’s prospects.

Please also refer to Chapter 4 hereof for further discussion of the risks and uncertainties faced by the Company.

Lastly its is informed that the Company is expecting to hold its annual meeting of shareholders on October 20, 2009, at the Company’s Headquarters in Seattle, to discuss and resolve upon the following matters, as mentioned in the notice of call issued on August 28, 2009:

1.	To elect three Class III directors to the Company’s Board of Directors (the “Board”), each to serve until the 2012 Annual Meeting;

2.	To approve an amendment to the Company’s 2007 Equity Incentive Plan to increase the number of shares available for issuance under the plan by 45,000,000;

3.	To approve an amendment to the Company’s 2007 Employee Stock Purchase Plan to increase the number of shares available for the issuance under the plan by 500,000 shares;

4.	To ratify the selection of Stonefield Josephson, Inc. as the Company’s independent auditors for the year ending December 31, 2009;

5.	To approve the issuance of shares of the Company’s common stock as consideration under the Second Amendment to Acquisition Agreement, which amends the Acquisition Agreement with Systems Medicine, Inc. dated as of July 24, 2007, as amended by that certain First Amendment to Acquisition Agreement dated as of January 6, 2009 and that certain Cancellation Agreement dated as of January 23, 2009; (*)

6.	approval of any matter which may be required by Washington law or any listing authority whose regulations apply to the Company’s shares; (**)

7.	To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

(*)	In the event the Company’s shareholders approve such proposal, the Company will issue in favour of the former stockholders of Systems Medicine, Inc. that number of shares of the Company’s common stock equal to $6 million divided by the closing price of the Company’s common stock on the day of such approval. For further information please refer to the subsequent subparagraph 22.1.3 “Acquisition of Systems Medicine, Inc.”.
(**)	The Company is not aware of any additional matters required to be resolved upon at the Annual Meeting pursuant to Washington law or any listing authority whose regulations apply to the Company’s shares; as a result, no such proposal will be presented at the Annual Meeting.

CHAPTER 13 PROFIT FORECASTS OR ESTIMATES

The Company does not intend to provide any forecast or estimate regarding its profits, if any.

In the context of an interview reported by Reuters on July 7, 2009, the Company’s CEO made some considerations on the situation, the strategy and the plans of the Company, mentioning that the latter may reach the break-even point for the fourth quarter of 2009 and a profit in 2010 subject to the desired occurrence of some uncertain events.

It is specified, in particular, that such auspice is based on a number of factors, also out of the control of the Company, including but not limited to, successful clinical trials, regulatory approval by the appropriate regulatory authorities and adequate sales of approved products. Moreover it is specified that any or all of such factors may not occur by 2009 or 2010, if at all.

The considerations made by the Company’s CEO were and are not, therefore, valid as and should not be taken as forecasts or estimates of profits, but they rather represent comments on the desired development of the Company, as well as of the Company’s business, also in consideration of the sector in which the Company operates.

CHAPTER 14 ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR

MANAGEMENT

14.1	Names, addresses and role of the member of the Issuer’s Board of Directors, Audit Committee and Executive Officers

14.1.1	Board of Directors, Audit Committee and Executive Officers

Board of Directors

Pursuant to the current Articles of Incorporation and Bylaws, the board of directors of the Company shall carry out the management of all the affairs, property and interests of the Company. In particular, the Board of Directors of the Company may, inter alia:

(a)	fix from time to time the Issuer’s registered office within the State of Washington;

(b)	call at any time a shareholders’ special meeting;

(c)	authorize the issuance of any shares, specifying the number of shares to be issued, the consideration to be received and a statement regarding the adequacy of the consideration;

(d)	authorize the issue of any of the Company’s classes or series of shares without certificates;

(e)	resolve at any time upon the change of the number of directors;

(f)	by resolution adopted by a majority of the full board of directors, create one or more committees of directors which may exercise the authority of the same board of directors (with the exception of some powers as expressly indicated);

(g)	appoint annually and remove at any time the Company’s officers;

(h)	authorize the distributions of dividends to the shareholders in certain circumstances;

(i)	amend or repeal the bylaws of, or adopt new bylaws for, the Company;

(j)	adopt emergency bylaws, subject to repeal or change by action of the shareholders, which shall operative during any emergency in the conduct of the business of the Company resulting from an attack on the U.S., any state of emergency declared by the federal government or any subdivision thereof, or any other catastrophic event;

(k)	fix the designations and powers, preferences and rights, if any, and qualifications, limitations or other restrictions, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and

(l)	increase or decrease the number of shares of any series subsequent to the issue of shares of that series, not below the number of shares of such series then outstanding.

The Company’s Board of Directors (please see below for the names of the members) approved the issuance and eventual buy-back of the Company’s convertible notes and equity offerings, including the Company’s issuances of shares of preferred stock and Common Stock. The Company was advised by external legal counsel in each of these transactions. The

Audit Committee (please see below for the names of the members) of the Board of Directors approves the Company’s financial statements. The Company’s Chief Executive Officer (James A. Bianco, M.D.) and Chief Financial Officer (Mr. Louis A. Bianco) also certify that the information contained in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including the Company’s financial statements prepared by the Company’s Finance Department, fairly present in all material respects the financial condition and results of operations of the Company as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as required by U.S. federal securities laws.

Under the Company’s amended and restated bylaws currently in force, the number of directors constituting the entire board of directors may be decreased or increased by majority action of either the board of directors or the shareholders. Unless a director resigns or is removed for cause, no decrease in the number of directors may have the effect of shortening the term of any incumbent director. In the event of a vacancy on the board of directors, the Company’s bylaws permit a majority of the remaining directors in office to fill the vacancy, and the director then chosen will hold office until the next shareholders’ meeting at which directors are elected. At such meeting, the director will stand for election until the later of the term elected or until his or her successor is elected and qualified.

Currently, there are eight members of the board of directors.

The following table lists the Company’s members of its Board of directors as of June 30, 2009, including the year that they were appointed and their term expiration:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
CHAIRMAN OF THE BOARD	1994	ANNUAL MEETING TO BE HELD IN 2010	PHILLIP M. NUDELMAN, PH.D. (1)(2)(3)	OREGON, 12-13-35

DIRECTOR	1991	ANNUAL MEETING TO BE HELD IN 2011	JAMES A. BIANCO, M.D.	NEW YORK, 7-26-56

DIRECTOR	2005	ANNUAL MEETING TO BE HELD IN 2010	JOHN H. BAUER (2)	INDIANA, 12-23-40

DIRECTOR	2001	ANNUAL MEETING TO BE HELD IN 2011	VARTAN GREGORIAN, PH.D. (2)(3)	IRAN, 4-8-34

DIRECTOR	2007	ANNUAL MEETING TO BE HELD IN 2009	RICHARD L. LOVE (1)*	VIRGINIA, 7-29-43

DIRECTOR	1997	ANNUAL MEETING TO BE HELD IN 2009	MARY O. MUNDINGER, DRPH (3)	NEW YORK, 4-26-37

DIRECTOR	1991	ANNUAL MEETING TO BE HELD IN 2009	JACK W. SINGER, M.D.	NEW YORK, 11-9-42

DIRECTOR	2006	ANNUAL MEETING TO BE HELD IN 2011	FREDERICK W. TELLING, PH.D. (1)(2)	PENNSYLVANIA, 10-21-51

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and governance committee.

All the members of the Board of Directors are domiciled for their office at the Company’s registered offices. As provided by the Company’s Amended and Restated Bylaws, directors may serve on the Board of Directors for any number of consecutive terms. Unless a director dies, resigns or is removed, he or she shall hold office for the term elected or until his or her successor is elected and qualified, whichever is later.

Set forth below is a brief account of the business experience and education of the above directors as of December 31, 2008.

Dr. Bianco is the Company’s principal founder and served as the Company’s president and chief executive officer and director from February 1992 to July 2008. With the addition of Craig W. Philips as President in August 2008, Dr. Bianco now serves as the Company’s chief executive officer and director. Prior to founding the Company, Dr. Bianco was an assistant professor of medicine at the University of Washington, Seattle, and an assistant member in the clinical research division of the Fred Hutchinson Cancer Research Center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco currently serves on the board of directors of Seattle Police Foundation and Marsha Rivkin Center for Ovarian Cancer Research. Dr. Bianco received his B.S. degree in biology and physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco is the brother of Louis A. Bianco, our Executive Vice President, Finance and Administration.

Mr. Bauer was appointed to the Company’s board of directors in October 2005. Mr. Bauer serves as an executive advisor and Chief Financial Officer at DigiPen Institute of Technology. He was formerly Executive Vice President for Nintendo of America Inc. from 1994 to 2004. While at Nintendo of America Inc., he had direct responsibility for all administrative and finance functions, and since 2004, he has also served as a consultant to Nintendo of America Inc. Mr. Bauer is also a member of the board of directors of Zones, Inc., RIPL Corporation, and Caliber Data, Inc., and is Chairman of the Zones, Inc. audit committee. From 1963 to 1994, he worked for Coopers & Lybrand, including serving as the business assurance (audit) practice Partner. He was also a member of Coopers & Lybrand’s Firm Council, the senior policy making and governing board for the firm. Mr. Bauer received his B.S. degree in accounting from St Edward’s University and his law degree from South Texas College of Law.

Mr. Love has been one of the Company’s directors since September 2007. Mr. Love is presently the managing director of Translational Accelerators, LLC. Mr. Love is also a director of Parexel International and ImaRx Therapeutics, and, prior to its acquisition by the Company in July 2007, served as Chairman of the Board of Systems Medicine, Inc. He started two biopharmaceutical companies, Triton Biosciences Inc. and ILEX Oncology Inc; he served as CEO for Triton Biosciences from 1983 to 1991, and as CEO for ILEX Oncology 1994 to 2001. In addition, Mr. Love has served in executive positions at not-for-profit organizations, including the Cancer Therapy and Research Center, The San Antonio Technology Accelerator Initiative and the Translational Genomics Research Institute. Mr. Love received his B.S. and M.S. degrees in chemical engineering from Virginia Polytechnic Institute.

Dr. Gregorian has been one of the Company’s directors since December 2001. He is the twelfth president of Carnegie Corporation of New York, a grant-making institution founded by Andrew Carnegie in 1911. Prior to his current position, which he assumed in June 1997, Dr. Gregorian served for eight years as Brown University’s sixteenth president. He was awarded a Ph.D. in history and humanities from Stanford University. A Phi Beta Kappa and a Ford Foundation Foreign

Area Training Fellow, he is a recipient of numerous fellowships, including those from the John Simon Guggenheim Foundation, the American Council of Learned Societies, the Social Science Research Council, and the American Philosophical Society.

Dr. Mundinger has been one of the Company’s directors since April 1997. Since 1986, she has been a dean and professor at the Columbia University School of Nursing, and an associate dean on the faculty of medicine at Columbia University. Dr. Mundinger currently serves on the board of directors of Gentiva Health Services. Dr. Mundinger received her doctorate in public health from Columbia’s School of Public Health.

Dr. Nudelman has been one of the Company’s directors since March 1994. From 2000 to 2007, he served as the President and Chief Executive Officer of The Hope Heart Institute and is currently a member of the board of directors for Hope Heart Institute. From 1998 to 2000, he was the Chairman of the board of Kaiser/Group Health, retiring in 2000 as Chief Executive Officer Emeritus. From 1990 to 2000, Dr. Nudelman was the President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a health maintenance organization. He also currently serves on the board of directors of OptiStor Technologies, Inc. and Zynchros, Inc. Dr. Nudelman served on the White House Task Force for Health Care Reform from 1992 to 1994 and the President’s advisory Commission on Consumer Protection and Quality in Health Care from 1996 to 1998. He has also served on the Pew Health Professions Commission and the AMA Task Force on Ethics, the Woodstock Ethics Commission, and currently serves as Chairman of the American Association of Health Plans. Dr. Nudelman received his B.S. degree in microbiology, zoology and pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in health systems management from Pacific Western University.

Dr. Singer is one of the Company’s founders and directors and currently serves as our Executive Vice President, Chief Medical Officer. Dr. Singer has been one of the Company’s directors since its inception in September 1991. From July 1995 to January 2004, Dr. Singer was the Company’s Executive Vice President, Research Program Chairman and from April 1992 to July 1995, he served as the Company’s Executive Vice President, Research and Development. He also serves on the board of directors of DiaKine Therapeutics, Inc. Prior to joining the Company, Dr. Singer was a professor of medicine at the University of Washington and a full member of the Fred Hutchinson Cancer Research Center. From 1975 to 1992, Dr. Singer was the Chief of Medical Oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

Dr. Telling has been one of the Company’s directors since December 2006. Prior to his retirement in 2007, Dr. Telling was a corporate officer of Pfizer, most recently as Vice President of Corporate Policy and Strategic Management since 1994. He joined Pfizer in 1977 and was responsible for strategic planning and policy development throughout the majority of his career. He currently serves on the board of directors of Eisai N.A., Medex, and Aequus. Dr. Telling is also a member of the Committee for Economic Development, IBM’s Healthcare & Life Sciences Advisory Council, the March of Dimes National Foundation Board, ORBIS, the EAA, and the United Hospital Fund. Dr. Telling received his BA from Hamilton College and his Masters of Industrial and Labor Relations and Ph.D. in Economics and Public Policy from Cornell University.

Audit Committee

The Audit Committee’s role is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, assist the board of directors in oversight and monitoring of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors, and (e) the Company’s internal accounting and financial controls, prepare any report that the rules of the SEC require be included in the Company’s annual proxy statement, provide the Company’s board of directors with the results of its monitoring and recommendations derived therefrom, provide the board of directors with such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require its attention and undertake any other duties and responsibilities as the board of directors may from time to time prescribe.

The following table lists the members of the Company’s Audit Committee, including the year that they were appointed and their term expiration:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	2005	ANNUAL MEETING TO BE HELD IN 2010	JOHN H. BAUER	INDIANA, 12-23-40

MEMBER	2001	ANNUAL MEETING TO BE HELD IN 2011	VARTAN GREGORIAN, PH.D.	IRAN, 4-8-34

MEMBER	1994	ANNUAL MEETING TO BE HELD IN 2010	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

MEMBER	2006	ANNUAL MEETING TO BE HELD IN 2011	FREDERICK W. TELLING, PH.D.	PENNSYLVANIA, 10-21-51

All the members of the Audit Committee will be domiciled for their office at the Company’s registered offices.

Chief Executive Officer and principal executive officers

At the date of this Registration Document, the principal executive officers of the Company are as follows:

TITLE	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH	SENIORITY
Chief Executive Officer of the Company	James A. Bianco, M.D.	New York, 7-26-56	1992

President of the Company	Craig W. Phillips	Ohio, 3-31-60	2008

Executive Vice President of the Company, Finance and Administration	Louis A. Bianco	New York, 10-24-52	1992

Executive Vice President of the Company, Corporate Communications	Dan Eramian	Massachusetts, 7-30-48	2006

Executive Vice President of the Company, Chief Medical Officer	Jack W. Singer, M.D.	New York, 11-9-42	1992

As provided by the Company’s amended and restated bylaws, the Company’s President reports to the Company’s Chief Executive Officer and the President of the Company has such powers and discharge such duties as are incident to the office of President and such duties as may be assigned from time to time by the Board of Directors. Further, each Vice President has the powers and duties as may be assigned from time to time by the Board of Directors.

Set forth below is a brief account of the business experience and education of the persons named above who will serve as the executive officers of the Company indicated above.

Mr. Philips assumed his role as the Company’s president in August 2008. In that role, he manages the company’s day-to-day drug development and commercial operations. Mr. Philips provided services to the Company as a consultant from April 2008 until he assumed the position of president. Prior to joining the Company, Mr. Philips was Vice President and General Manager of Bayer Healthcare Oncology from December 2006 to April 2008. Prior to Bayer Healthcare, Mr. Philips was Vice President and General Manager of Berlex Oncology from October 2004 to December 2006. He was also with Schering Plough from 1989 to 2003 in a variety of commercial and general management positions in the U.S., Canada, Southeast Asia and Australia. From 1984 to 1989 he was with Bristol Myers in a variety of commercial roles. Mr. Philips has also served as a member and a chair of the alliance executive committees, which included Onyx, Novartis, Genzyme, and Favrille. Mr. Philips received his B.Sc. in marketing and M.B.A. from Ohio State University.

Mr. Bianco is one of the Company’s founders and has been the Company’s Executive Vice President, Finance and Administration since February 1, 1992. He was also a director from the Company’s inception in September 1991 to April 1992 and from April 1993 to April 1995. He currently serves on the board of directors of Hallock-Ryno Investments, Inc. From January 1989 through January 1992, Mr. Bianco was a Vice President at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

Mr. Eramian joined the Company as the Company’s Executive Vice President, Corporate Communications in March 2006. Prior to joining the Company, Mr. Eramian was Vice President of Communications at BIO, an industry organization representing more than 1,200 biotechnology companies, academic institutions, state biotechnology centers and related organizations. Prior to that, he was Assistant Administrator of Communications at the Small Business Administration and Director of Public Affairs at the Department of Justice and Chief Spokesman for the Attorney General of the United States of America.

With reference to James A. Bianco and Jack W. Singer, please make reference to the information above.

All the aforementioned officers shall be domiciled for purposes of their office at the Company’s registered office.

14.1.2	Family relationships among the persons indicated under Paragraph 14.1.1 above

None of the directors, members of the Audit Committee or principal executive officers has any family relationship with the others, except that James A. Bianco, M.D. is the brother of Louis A. Bianco.

14.1.3	Description of the main, pertinent achievements of the persons indicated under Paragraph 14.1.1 outside the Issuer in the last five years

The following table sets forth the principal activities carried out by the members of the Board of Directors and of the Audit Committee, as well as by the Chief Executive Officer and the other principal executive officers, outside the Company:

FIRST AND LAST NAME	ACTIVITIES (1)
John H. Bauer	Consultant for Nintendo of America Inc., executive advisor and chief financial officer at DigiPen Institute of Technology, member of the board of directors of: Zones Inc., JBW Corp., Rebound Sports Inc., RiPL Corporation and Caliber Data, Inc.

James A. Bianco, M.D.	Member of the board of directors of: Nakea, LLC, Jose Carreras International Leukemia Foundation, Arts Fund, and Seattle Police Foundation.

Louis A. Bianco	Member of the board of directors of Hallock-Ryno Investment Company. and Member of the board of trustees of the Greater Washington Chapter of the National Multiple Sclerosis Society and

Dan Eramian	Vice President of Communications of BIO, Assistant Administrator of Communications at the Small Business Administration, Director of Public Affairs at the U.S. Department of Justice, Chief Spokesman for the Attorney General of the United States of America.

Vartan Gregorian, Ph.D.	President of Carnegie Corporation of New York, Member of the board of directors of: Institute for Advanced Study at Princeton, Human Rights Watch, the Museum of Modern Art, McGraw-Hill and Providence Journal.

Richard L. Love	Member of the board of directors of: ImaRx Therapeutics, PAREXEL International, Molecular Profiling Institute and MedTrust-Online, LLC, Managing Director of TGen Accelerators LLC.

Mary O. Mundinger, DrPH	Dean and professor at the Columbia University School of Nursing, Member of the board of directors of: United Health Group, and Gentiva Health Services.

Phillip M. Nudelman, Ph.D.	President and chief executive officer of The Hope Heart Institute, Member of the board of directors of: The Hope Heart Institute, Optistor Technologies, Village Theater, UW Arboretum Foundation, SpaceLabs Medical, Inc., Personal Path Systems and Cytran Ltd.

Craig W. Philips	Vice President & General Manager, Bayer Healthcare, head of Berlex Oncology, Member of the board of directors of the Hope Heart Institute.

Jack W. Singer, M.D.	Member of the board of directors of Aequus and DiaKine Therapeutics, Inc.

Frederick W. Telling, Ph.D.	Member of the board of Eisai N.A., Inc., and Medex, Inc. Member of the board of directors of ORBIS, March of Dimes, EAA, United Hospital Fund, Smithsonian National Air and Space Museum-Director, Emeritus. Vice President of Corporate Policy and Strategic Management for Pfizer, Inc., the Alliance for Aging Research, Vice President of Corporate Policy and Strategic Management for Pfizer, Inc., Member of the board of the Alliance for Aging Research.

(1)	Roles covered as of July 17, 2009 are in bold.

14.1.4	Description of the qualified shareholdings in publicly traded companies of the persons indicated under Paragraph 14.1.1

None of the Company’s officers or directors indicated under Paragraph 14.1.4 has held a greater than 5% interest in any publicly held company in the United States for the past five years.

The Company’s officers and directors indicated under Paragraph 14.1.4 currently hold and have held the following interests in private companies for the past five years:

Name	Director	Officer	Ownership in U.S. private Companies
John H. Bauer	x

The current following ownership in real estate partnerships (none are related to the Company):

1. Pleasant Creek Corners Associates L. P.

Ownership of 1% acquired on May, 2006

2. NAP/Springman Fund XII (Woodbridge) L. P.

Ownership of 2.45% acquired on December 2000

3. Sherron Associates Loan Fund XX (Kendall) LLC

Ownership of 1.60% acquired on October 2006

4. Oates Creek Equity Fund LLC

Ownership of 1.60% acquired on January 2006

5. Cleveland Street Square

Ownership: 1.50% acquired on February 2006

6. Oak Glen (Sherron Associates) LLC

Ownership of 1.0% acquired September 2005

7. Carousel Information Management Solutions, Inc.

Ownership of 1.00% acquired on November 2006

8. RiPL Corporation

Ownership of less than 1.0% acquired in October 2008

9. Caliber Data, Inc.

Ownership of less than 1.0% acquired in March 2009

James A. Bianco, M.D.	x	X	1 million shares of restricted stock of Aequus granted May 10, 2007 (5% of Aequus outstanding common stock)

Vartan Gregorian, Ph.D	x		None

Mary O. Mundinger, Dr. PH	x	X	None

Phillip M. Nudelman, PH	x		None

Jack W. Singer, M.D.	x	X	1 million shares of restricted stock of Aequus granted May 10, 2007 (5% of Aequus outstanding common stock)

Frederick W. Telling, Ph.D	x		200,000 shares of restricted stock of Aequus granted August 29, 2007

Richard Love	x

1.      Acquired 969,064 shares (approximately 11%) of Systems Medicine, Inc. in November 2205 and April 2007. Shares were exchanged for Common Stock in July 2007 in connection with the acquisition of SMI by the Company.

2.      MedTrust-Online, LLC, ownership of 1.2%

3.      TRAC, LLC, ownership of 2.5%

4.      TVP Management, LLC, ownership of 30%

Louis A. Bianco		x	Owns approximately 1% of a private company called Hallock-Ryno Investment Company (not related to the Company). The investment was made for $100,000 in 2006. Mr. Bianco also sits on the board of this company.

Dan Eramian		x	None

Craig W. Philips		x	Quayle Associates LLC, ownership of 50%.

“Restricted Stock” as used in this Registration Document means shares of stock that has been granted to an Employee of the Company that is nontransferable, which may be subject to forfeiture under certain conditions and a vesting schedule set forth in the restricted stock plan such shares were granted pursuant to.

Additionally, material information regarding the securities holdings of the Company’s directors and executive officers is also included in Chapter 19 of this Registration Document, as such information discloses all relevant related party transactions.

14.1.5	Description of certain convictions, bankruptcy proceedings or incriminations possibly related to the persons indicated under Paragraph 14.1.1

During the last five years none of the members of the Board of Directors or of the Audit Committee nor any of the Issuer’s main executive officers indicated under Paragraph 14.1.1 has been:

a)	convicted in relation to fraudulent offences;

b)	associated with any bankruptcies, receiverships or liquidations, while acting as director, auditor or executive officer of the company concerned; or

c)	officially incriminated and/or sanctioned by statutory or regulatory authorities (including designated professional bodies) or disqualified by a court from acting as a member of the administrative, management or supervisory bodies or from acting in the management or conduct of the affairs of any issuer.

14.1.6	Relationships between directors

Pursuant to the Company’s Code of Business Conduct and Ethics and its Amended and Restated Charter for the Audit Committee of the Board of Directors, any potential related party transaction must be fully disclosed to the Company’s Executive Vice President, Finance and Administration (the “Chief Financial Officer”). Upon review, if the Chief Financial Officer determines that the transaction is material to the Company, then the Company’s Audit Committee must review and approve in writing in advance such related party transaction. The Company is required to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons. Other than the information disclosed under “Related Party Transactions” in Chapter 19 of this Registration Document, there are no relationships or related party transactions to which the Company is a party.

14.2	Possible conflict of interest among the Company and members of the Board of Directors, the Audit Committee and senior management

There is currently no conflict of interest among the Company and members of the Board of Directors, the Audit Committee and senior management. However, as the members of the Board of Directors, including the members of the Audit Committee, the Chief Executive Officer and the principal executive officers are appointed in companies that are not affiliated with the Company, as indicated in Paragraph 14.1.3 above, it is possible that the Company may transact business with such unaffiliated companies out of the ordinary course of business or in a transaction which may materially affect the operating or financial results of the Company. Any such transaction may give rise to a possible conflict of interest. As used in the Registration Document, the term “affiliate” of, or individual or entity “affiliated” with, a specified individual or entity means an individual or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the individual or entity specified.

14.2.1	Arrangement or understanding pursuant to which any person referred to in Paragraph 14.1 was selected as a member of the administrative, management or supervisory bodies or member of senior management.

The members of the Board of Directors have been elected by the Company’s shareholders. There are no agreements among the Company’s shareholders, with clients or other third parties regarding such election or appointment.

The members of the Audit Committee have been appointed or their appointment has been renewed by the Board of Directors. The members of the Audit Committee have been appointed in the absence of an agreement among the Company’s shareholders, with clients or other third parties.

14.2.2	Restrictions on the disposal of any holding in the issuer’s capital undertaken by any person referred to in Paragraph 14.1 for a certain period of time.

Pursuant to the Company’s Insider Trading Policy, all directors, officers and employees of the Company may engage in transactions in the Company’s securities only during authorized periods upon written notification from the Company’s Chief Financial Officer following the publication of the Company’s quarterly and annual financial results, unless pursuant to an approved 10b(5)-1 trading plan. A 10b(5)-1 trading plan is a contract, instruction or written plan for the purchase or sale of the Company’s Securities that meets the requirements of SEC Rule 10b(5)-1 and is approved by the Company’s Chief Financial Officer. An “approved Rule 10b(5)-1 trading plan” is a plan that has been approved by the Corporation in writing.

The Company is not aware of any existing lock-up agreement entered into by any directors or executive officers in connection with their holdings in the company.

CHAPTER 15 REMUNERATION AND BENEFIT

15.1	The amount of remuneration paid (including any contingent or deferred compensation), and benefits in kind granted in the period ended December 31, 2008 to the persons referred to under Chapter 14, Paragraph 14.1 by the Company and its subsidiaries for the services rendered to them under any role.

The Company’s Compensation Committee is comprised of three independent directors and the Compensation Committee oversees the Company’s Board of Directors responsibilities relating to the compensation of the Company’s Chief Executive Officer and all other executive officers of the Company with a title of Executive Vice President and above or who otherwise report directly to our CEO (referred to herein as our “executive officers”). In discharging this responsibility, the Compensation Committee evaluates and approves our compensation plans, policies and programs as they affect executive officers.

The Compensation Committee begins its process for deciding how to compensate the Company’s executive officers by considering competitive market data. As authorized by its charter, the Compensation Committee has engaged Milliman, Inc., an independent executive compensation consultant (“Milliman”), to review the Company’s compensation plans, policies and programs that affect executive officers and to provide advice and recommendations on competitive market practices and specific compensation decisions. Milliman has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, Milliman has not undertaken any projects for management.

For purposes of evaluating competitive market practices, the Compensation Committee, with assistance from Milliman, first identifies the Company’s peer group.

In late 2006, Milliman recommended a group of comparable companies based on line of business, company size measured by market value and number of employees, among other criteria, which the Compensation Committee reviewed when determining our peer group which was comprised of the following companies: Allos Therapeutics, Inc., Cell Gensys, Inc., Coley Pharmaceutical Group, Dendreon Corp., Exelixis, Inc. Favrille, Inc., Genitope Corporation, InterMune, Inc., Isis Pharmaceuticals, Kosan Biosciences Incorporated, Neurocrine Biosciences, Inc., Pharmacyclics, Inc., Rigel Pharmaceutical, Inc., Seattle Genetics, Inc., Sunesis Pharmaceuticals, Inc. and Telik Inc. This peer group was used for fiscal year 2007 and 2008 compensation decisions.

In late 2008, the Compensation Committee re-evaluated the Company’s peer group by focusing on organizations with which the Company competes for labor (which may or may not be the same organizations that the company competes with directly on a business level), taking into consideration the executive labor talent needed for the Company’s current organizational stage, as well as the talent needed to bring the organization to its projected near-term future stage. Further, the Compensation Committee, upon Milliman’s recommendation, focused most closely on industry type and organization size/complexity, with the best indicators of organization size in the Company’s industry being number of employees and enterprise value, although revenue and net income were also considered. Following this process, the Compensation Committee selected the following peer group for fiscal year 2009 compensation decisions, all of which are biotechnology organizations with an oncology focus and at a stage of company development that is comparable to the Company in the current or near-term stage: Arena Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., Array BioPharma, Inc., Cougar Biotechnology, Inc., Dendreon Corp., IDM Pharma, Inc., Intermune, Inc., Medviation, Inc., Progenics Pharmaceuticals Inc., Rigel Pharmaceutical, Inc., Seattle Genetics, Inc., Spectrum Pharmaceuticals, Inc., and ZymoGenetics, Inc.

Once the peer group is established, the Compensation Committee then reviews the base salaries, annual cash-incentive compensation, long-term equity incentive compensation and total compensation for the Company’s executive officers as compared to the compensation paid by the companies within the Company’s peer group, comparing each executive officer to their counterpart position within the Company’s peer group.

The Compensation Committee then considers the value of each item of compensation, both separately and in the aggregate, in light of Company performance, each executive officer’s position within the Company, the executive officer’s performance history and potential for future advancement, the CEO’s recommendations other than on his own compensation and, with respect to long-term equity incentive compensation, the value of existing vested and unvested outstanding equity awards. In setting compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and its executive officers, the accounting consequences and the impact on shareholder dilution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion and none of these factors by themselves will compel a particular compensation decision.

The following table summarizes director compensation during fiscal year 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
John H. Bauer	78,000	107,103	17,366	202,469
Vartan Gregorian	67,000	107,103	17,366	191,469
Richard L. Love	69,000	109,757	23,615	202,372
Mary O. Mundinger	56,000	107,171	17,366	180,537
Phillip M. Nudelman	113,500	108,921	17,366	239,787
Frederick W. Telling	95,000	107,103	17,366	219,469

(1)	The amounts in these columns reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for stock options and restricted stock awards granted in that fiscal year and in prior fiscal years, in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that CTI recognize as compensation expense the value of all stock-based awards, including stock options, granted in exchange for services over the requisite service period, which is typically the vesting period, without any reduction for risk of forfeiture related to service-based vesting. The stock and option awards included in this expense amount were granted from 2003 through 2008. These amounts reflect the Company’s accounting expense for these awards and do not represent the actual value that may be realized by the non-employee directors. There can be no assurance that these amounts will ever be realized. For each of the restricted stock awards, fair value is calculated using the closing price on the grant date multiplied by the number of shares. For more information, see Note 13 in the Notes to Financial Statements contained in CTI’s Annual Report on Form 10-K filed with the SEC on March 16, 2009.

The following table sets forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the Company’s next three most highly compensated executive officers for fiscal year 2008. including one individual who was not an officer as of December 31, 2008 but who would have been one of the Company’s three most highly compensated officers had he been at the Company on that date.. Collectively, these are the “Named Executive Officers”.

Name and Principal Position	Salary ($)	Bonus ($) (1)(2)(3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (6)	Total ($)
James A. Bianco, M.D. Chief Executive Officer	650,000	362,793	473,058	143,108	216,645	219,718	2,065,322
Louis A. Bianco Executive Vice President, Finance and Administration	330,000	99,000	151,580	36,794	66,000	16,472	699,846
Dan Eramian Executive Vice President, Corporate Communications	315,000	78,750	144,359	67,801	63,000	518	669,428
Craig W. Philips President	167,500	22,344	43,057	4,585	44,656	—	282,142
Jack W. Singer, M.D. Executive Vice President, Chief Medical Officer	340,000	85,000	151,580	36,794	68,000	46,748	728,122
Scott Stromatt, M.D. Executive Vice President, Clinical Development and Regulatory Affairs (5)	92,884	—	32,954	(18,224)	—	328,097	435,711

(1)	Amounts reflected in this column primarily represent cash incentive payments paid to our named executive officers based on fiscal year 2008 individual and corporate performance as approved by our Compensation Committee. In addition to the fiscal year performance bonuses, amounts in the Bonus Column include a $91,938 special cash bonus paid to Dr. Bianco in March 2008.

(2)	The following portion of each named executive officers’ cash incentive payments, representing 25% of the total 2008 cash incentive payment, will not be paid: Dr. Bianco $121,875, Mr. Bianco $41,250, Mr. Eramian $35,448, Dr. Singer $38,250 and Mr. Philips $16,750.
(3)	On December 31, 2008, the Compensation Committee approved bonuses to our named executive officers based upon accomplishments during 2008 including the following: successful filing of a supplemental Biologics License Application for use of Zevalin in first-line consolidation therapy in indolent non-Hodgkin’s lymphoma (NHL) and the acceptance of the filing for priority review by the FDA; formation of a 50/50 joint venture with Spectrum Pharmaceuticals, Inc. to market Zevalin in the United States; achievement of the primary efficacy endpoint in the phase III trial of pixantrone for relapsed aggressive NHL; submission of Marketing Authorization Application (MAA) for OPAXIO to the European Medicines Agency for non-small cell lung cancer with Eastern Cooperative Oncology Group (ECOG) performance status 2 (PS2); and raising the necessary capital to fund ongoing operations as well as progress in reducing cash used for operating expenses.
(4)	The amounts in these columns reflect amounts recognized for financial statement reporting purposes for the fiscal year for stock options and restricted stock awards granted in that fiscal year and in prior fiscal years, in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” (FAS 123R). However, these amounts do not include any reduction for risk of forfeiture related to service-based vesting. The restricted stock and option awards included in this expense amount were granted from 2003 through 2008. These amounts reflect the Company’s accounting expense for these awards and do not represent the actual value that may be realized by the named executive officers. There can be no assurance that these amounts will ever be realized. For each of the restricted stock awards, fair value is calculated using the closing price on the grant date multiplied by the number of shares. For information on the valuation assumptions with respect to stock option awards, refer to Note 13 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2009.
(5)	Dr. Stromatt resigned from CTI effective April 4, 2008. His compensation information is included in the summary compensation table as he would have been one of the Company’s three highest paid executive officers for the year ended December 31, 2008 had he continued employment with the Company through such date.

(6)	The table below shows the components of all other compensation. Personal benefits for Dr. Bianco, as accounted for in the chart below, include payments for health club dues, tax preparation services and other miscellaneous compensation related to gifts.

Name	Tax Gross-ups ($)		Insurance Premiums ($)	401(k) Match ($)	Employment Termination Payments		Other Personal Benefits ($)(7)		Total ($)
James A. Bianco, M.D.	106,056	(1)	49,584	—	—		64,078	(6)	219,718
Louis A. Bianco	5,601	(2)	7,421	3,450	—		—		16,472
Dan Eramian	518	(3)	—	—	—		—		518
Jack W. Singer, M.D.	16,748	(4)	26,550	3,450	—		—		46,748
Scott C. Stromatt, M.D.	—		—	—	328,097	(5)	—		328,097

(1)	This amount represents tax reimbursements for taxable compensation related to 2008 discretionary bonus, health, disability and life insurance premiums, family member’s use of chartered and commercial aircraft, health club dues and tax preparation fees.
(2)	This amount represents tax reimbursements for taxable compensation related to tax preparation fees and health, disability and life insurance premiums.
(3)	This amount represents tax reimbursements for taxable compensation related to family member’s use of chartered aircraft and tax preparation fees.
(4)	This amount represents tax reimbursements for taxable compensation related to tax preparation fees and health and disability insurance premiums.
(5)	Represents severance and vacation payout as a result of Dr. Stromatt’s resignation from CTI effective April 4, 2008.
(6)	This amount includes $49,667 for family member’s travel on commercial aircraft, $5,145 for life insurance loan interest, $4,656 for health club dues, and $4,610 for tax preparation services.
(7)	Certain named executive officers were accompanied by spouses or other family members on trips using chartered aircraft where the use of the chartered aircraft was primarily for business purposes. In those cases, the there was no incremental cost to the Company of having additional passengers on the chartered aircraft and, as a result, no amount is reflected in this table.

15.2	The total amounts set aside or accrued by the issuer or its subsidiaries in the period ended December 31, 2008 to provide pension, retirement or similar benefits.

In connection with CTI’s merger with Novuspharma, on January 1, 2004, CTI assumed a defined benefit plan and related obligation for benefits owed to its Italian employees who, pursuant to Italian law, are entitled to a lump sum payment upon separation from the Company. Related costs are accrued over the employees’ service periods based on compensation and years of service. In accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, CTI has elected to carry the obligation under the plan at the amount of the vested benefit obligation which is defined as the actuarial present value of the vested benefit to which the employee is entitled if the employee separates immediately. Benefits of approximately $0.5 million, $0.3 million and $0.8 million were paid to employees who separated from the Company during 2008, 2007 and 2006, respectively. As of December 31, 2008, 2007 and 2006, the vested benefit obligation was approximately $0.9 million, $1.0 million and $0.9 million, respectively.

CHAPTER 16 PRACTICES OF THE BOARD OF DIRECTORS

16.1	In relation to the persons referred to in Paragraph 14.1 above, date of expiration of the current term of office, if applicable, and the period during which the person has served in that office.

Please see Chapter 14, Paragraph 14.1 above.

16.2	Information about agreements entered into by and between a) any director or member of the Audit Committee and b) the issuer or any of its subsidiaries providing for benefits upon termination of the employment.

With the exception of severance provisions for Dr. Bianco and Dr. Singer contained in their employment agreements discussed below, there have been no agreements providing for benefits upon termination of employment entered into between any director or member of the Audit Committee and CTI or its subsidiaries.

In April 2005, the Compensation Committee approved a form of strategic management team severance agreement (“Severance Agreement”) which CTI’s executive officers other than Dr. Bianco (including Dr. Singer) have entered into. The Severance Agreements provide that in the event an executive officer is discharged from employment by the Company without cause or resigns for good reason (including upon a change of control) (each as defined in the Severance Agreements), he will be entitled to receive (i) acceleration of all then-existing unvested stock-based compensation (options shall remain exercisable for a period of twenty-one months following the severance date), (ii) severance pay based on the executive officer’s base salary in effect immediately prior to the severance date for a period of eighteen months, (iii) bonus pay equal to the greater of the average of the three prior years’ bonuses or 30% of base salary, (iv) continuation of or reimbursement for certain health benefits for a period of up to eighteen months, and (v) all accrued but unused vacation and certain other benefits for a severance period of eighteen months. The Severance Agreements further provide that if the executive officer is discharged from employment by the Company for cause, as a result of death or disability, or resigns without good reason, the executive officer is entitled only to (i) his base salary through and including the severance date and (ii) pay for all accrued but unused vacation as of the severance date. Under the Severance Agreements, if any severance payments are subject to an excise tax under U.S. tax laws governing severance payments to executives, the Company will make a gross up payment in an amount that covers the excise tax due plus the excise and income taxes payable on the gross up payment. The severance payments are conditioned upon the executive not breaching his or her inventions and proprietary information agreement with the Company.

On December 31, 2008, Dr. James Bianco entered into an employment agreement with us, superseding the agreement he had with us effective January 1, 2005. Pursuant to the employment agreement, if Dr. Bianco is terminated without cause or if he resigns for good reason, Dr. Bianco will receive (i) two years of base salary, (ii) acceleration of vesting of all then-existing unvested stock-based compensation, (iii) all outstanding stock options shall remain exercisable for a period of two years following the severance date, (iv) two years reimbursement for COBRA premiums to continue Dr. Bianco’s medical coverage and that of his dependents, (v) payment of his existing life insurance premiums for a period of two (2) years, and (vi) all accrued but unused vacation and sick leave. In the event of a change of control of the Company, if Dr. Bianco is terminated without cause or resigns for good reason, Dr. Bianco will receive the severance benefits (ii) through (vi) above and, instead of (i) above, Dr. Bianco shall receive a lump sum payment equal to two years of base salary, plus an amount equal to the greater of the average of the three prior years’ bonuses or thirty percent of base salary. Dr. Bianco’s severance payments are conditioned upon Dr. Bianco’s complying with all of the terms of his employment agreement, including the non-compete and non-solicit provisions. Further, if the Company is required to restate financials due to its material noncompliance with any financial reporting requirement under the U.S. securities laws during any period for which Dr. Bianco was CEO of the Company or Dr. Bianco acts in a manner that would have constituted cause had he been employed at the time of such act, Dr. Bianco will forfeit any portion of the severance which has not been paid, and will be required to repay any portion of the severance to the Company that has already been paid. The agreement further provides that (i) if there is a change of control of the Company during Dr. Bianco’s employment with the Company, all of his then-existing unvested stock-based compensation will fully vest and all outstanding stock options will remain exercisable for a period of two years following Dr. Bianco’s severance date, and (ii) if any payments are subject to the excise tax on parachute payments, we will make a gross up payment in an amount that covers the excise tax due plus the excise and income taxes payable on the gross up payment.

16.3	Information about the issuer’s Audit Committee and Compensation Committee, including the names of the members and a summary of the mandate under which the committees operate.

The Board of Directors has three standing committees, each of which will have certain delegated powers, as described below. Each committee customarily reports all of its material actions to the full Board at the next Board meeting. Each committee has a charter that describes its purpose, membership and responsibilities. Each committee is authorized to exercise only those powers that have been delegated to it by the Board.

16.3.1	Audit Committee.

With regard to the Audit Committee, please see information provided in Chapters 14 and 15 above.

16.3.2	Compensation committee

At the date of this Registration Document, the Compensation Committee of the Company is composed as follows:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	1994	ANNUAL MEETING TO BE HELD IN 2010	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

MEMBER	2006	ANNUAL MEETING TO BE HELD IN 2011	FREDERICK W. TELLING, PH.D.	PENNSYLVANIA, 10-21-51

MEMBER	2007	ANNUAL MEETING TO BE HELD IN 2009	RICHARD L. LOVE	VIRGINIA, 7-29-43

All the members of the Compensation Committee are domiciled for their office at the Company’s registered offices.

Pursuant to the Compensation Committee Charter, all of the members of the Compensation Committee must be “independent” within the meaning of the NASDAQ rules, must be non-employee directors pursuant to the rules and regulations of the SEC and must be “outside directors” as defined in the U.S. Internal Revenue Code of 1986, as amended.

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Issuer’s executive officers, oversees all compensation programs involving the use of the Issuer’s stock and produces an annual report on executive compensation for inclusion in the Issuer’s annual proxy statement. CTI’s board has delegated to the Compensation Committee the power to review and approve all compensation and bonuses for the Chief Executive Officer and other executive officers. The Board has also delegated to the Compensation Committee the non-exclusive power to oversee compensation programs involving the use of CTI’s stock (including the 2007 Equity Incentive Plan, the 1994 Equity Incentive Plan, the Novuspharma S.p.A. Stock Option Plan, and the 2007 Employee Stock Purchase Plan), including the power to determine stock option grants for employees, consultants, directors and other individuals. (These powers are also retained by the full Board.) In practice, both the Compensation Committee and the full Board approve grants of stock options. The Compensation Committee produces an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

16.3.3	The Nominating and Governance Committee

At the date of this Registration Document, the Nominating and Governance Committee of the Company is composed as follows:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	2001	ANNUAL MEETING TO BE HELD IN 2011	VARTAN GREGORIAN, PH. D.	IRAN, 4-8-34

MEMBER	1997	ANNUAL MEETING TO BE HELD IN 2009	MARY O. MUNDINGER, DRPH	NEW YORK, 4-26-37

MEMBER	1994	ANNUAL MEETING TO BE HELD IN 2010	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

All the members of the Nominating and Governance Committee are domiciled for their office at the Company’s registered offices.

The role of the Nominating and Governance Committee is to ensure that the board of directors of the Company is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate governance standards. To carry out these objectives, the Nominating and Governance Committee: (a) assists the board of directors by identifying prospective director nominees and recommends to the board of directors the director nominees for the each annual meeting of shareholders, (b) develops and recommends to the board of directors the governance principles applicable to the Company, (c) oversees the evaluation of the board of directors and management of the Company, and (d) recommends to the board of directors nominees for each committee of the board of directors.

16.4	Compliance by the Issuer with the corporate governance regime to which it is subject

16.4.1	U.S. corporate governance requirements

The Company is subject to the corporate governance requirements of the state of Washington, as well as the regulatory standards of NASDAQ and the SEC. These requirements primarily include, but are not limited to, the following:

•	a majority of independent directors on the Company’s board;

•	regular meetings (at least twice a year) of the independent directors of the Company’s board;

•	the adoption of a code of ethics applicable to all directors, officers and employees;

•

an audit committee of the board consisting of all independent directors, including one member who meets the definition of an “audit committee financial expert” with a charter which establishes the audit committee’s purpose as required under the NASDAQ and SEC rules;

•

a nominating/corporate governance committee consisting of all independent directors with a charter which establishes the nominating/corporate governance committee’s purpose as required under the NASDAQ and SEC rules; and

•	a compensation committee consisting of all independent directors with a charter which establishes the compensation committee’s purpose as required under the NASDAQ and SEC rules.

The Company believes it is compliant with all material requirements relating to these and all other corporate governance provisions.

For additional information regarding the compliance with law requirements, please refer to Annex C to this Registration Document “Section 12.5 of the 2003 Prospectus”, as amended in the light of the amended applicable law.

16.4.2	Italian disclosure requirements

As the Company has its common stock listed on an Italian regulated market, the same is subject in particular to the following disclosure requirements:

•

Disclosure requirements set forth under Section 114 and Section 115 of the TUF, including disclosure to the public of “privileged information” and disclosure to CONSOB and the public of “internal dealing” transactions carried out, inter alia, by the Company’s directors, executive officers and qualified shareholders.

•

Pursuant to Section 116, par. 1, of CONSOB Regulation, CONSOB is enabled to determine, upon the listing of a foreign issuer on a regulated market other than “borsa”, the information and documents to be circulated and the language to be adopted for the purposes thereof, having regard to the rules existing in the issuer’s country of origin. On the basis of such provision, at the time of the listing of the Company on the Nuovo Mercato in 2003, CONSOB established that CTI would also be subject to Sections 66, 67, 68, 69 and 84 (to be complied with in the Italian language), of Regulation 11971/1999, to the extent that information and documents provided for thereby exist in the case of the Company.

•

Following subsequent resolutions of Borsa Italiana S.p.A., Nuovo Mercato was first named MTAX and therefore merged with the MTA market as of 3 March 2008, therefore falling under the definition of “borsa” according to TUF and CONSOB Regulation. Being now listed on borsa, CTI is presently subject to the provisions of Section 113 of CONSOB Regulation, according to which issuers of financial instruments listed on borsa having their registered office abroad and the persons controlling them shall comply with Sections 66, 66-bis, 67 and 68 of the same CONSOB Regulation. Moreover the publication of recommendations by such issuers, authorized persons and persons in a control relationship with them shall be subject to Articles 69, 69-bis, 69-ter, 69-quater, 69-quinquies, 69-sexies, 69-septies and 69-novies of the CONSOB Regulation. All the corresponding information requirements shall be provided in Italian.

The Company is also subject to further obligations regarding continuing information, information on extraordinary transactions, as well as information concerning the exercise of rights by shareholders. In this respect, in the 2003 Listing Prospectus, CTI generally undertook to make available to the public any additional information supplied to the public in the U.S. if this is relevant for the purposes of evaluating the financial instruments listed on the Italian market in compliance with the principle of equivalence of information set forth by article 88 of the CONSOB Regulation. CTI will make this information public by filing it with the SEC; upon filing, it will be available on the SEC’s website over the Internet. In particular, CTI undertook a number of obligations which were published in Chapter 12.6 of the 2003 Listing Prospectus, attached to this Registration Document as Appendix B.

CHAPTER 17 EMPLOYEES

17.1	Organization chart of the issuer

The following table sets forth the number of employees of the Group registered as of December 31, 2008 2007 and 2006, including a breakdown of persons employed by main category of activity and geographic location.

	July 17, 2009	December 31,
		2008	2008	2006
United States
Research and development	44	62	91	82
Selling, general and administrative	43	65	68	47
Total United States	87	127	159	129

Europe
Research and development	—	56	60	57
Selling, general and administrative	13	11	11	11
Total Europe	13	67	71	68

The Company’s press release of February 27, 2009 stated that the Company would be dismissing 62 employees in connection with the closing of the Company’s operations in Bresso, Italy (the “Bresso Branch”). The Company’s press release on May 15, 2009 announced that the Company would be dismissing 56 positions under a severance agreement that was entered into with the union representing the employees of the Bresso Branch. In addition, the Compay sent notices of termination to six managers of the Bresso Branch for a total of 62 positions eliminated in connection with the closing of the Bresso Branch.

17.2	Shareholdings and stock options

The following table provides certain information regarding beneficial ownership of common stock as of March 9, 2009, by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock (including shares of common stock issuable on conversion of the Series A preferred stock, Series D preferred stock and, for voting purposes, the shares that would be issuable upon conversion of the Series F preferred stock if the Series F preferred stock were convertible on March 9, 2009; all of which vote with the common stock on an as-if-converted-to-common basis), (2) each of our directors, (3) each of our principle executive officer (PEO), principal financial officer (PFO), three most highly compensated executive officers other than the PEO and PFO who were still serving as executive officers as of December 31, 2008, and one additional person who would have been one of our of our three most highly compensated executive officers for 2008 but was not serving as executive officer as of December 31, 2008 and (4) all directors and executive officers as a group. :

FIRST AND LAST NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	SHARES SUBJECT TO OPTIONS (2)	PERCENTAGE OF THE SHARE CAPITAL (1)
John H. Bauer (4)	48,125	1,800	*
James A. Bianco, M.D. (3)(11)	279,194	42,369	*

FIRST AND LAST NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	SHARES SUBJECT TO OPTIONS (2)	PERCENTAGE OF THE SHARE CAPITAL (1)
Louis A. Bianco (5)(11)	114,577	16,427	*
Dan Eramian (6)(11)	101,356	5,925	*
Vartan Gregorian, Ph.D. (4)	49,375	2,925	*
Richard. L. Love (7)	81,800	1,200	*
Mary O. Mundinger, DrPH (8)	36,641	3,275	*
Phillip M. Nudelman, Ph.D. (9)	63,294	3,221	*
Craig W. Philips (10)	119,800	5,000	*
Jack W. Singer, M.D. (5)(11)	121,144	19,734	*
Frederick W. Telling, Ph.D. (4)	47,763	1,500	*

*	Less than 1%
(1)	Beneficial ownership generally includes voting or investment power with respect to securities and is calculated based on 321,839,696 shares of our common stock outstanding as of March 9, 2009. This table is based upon information supplied by officers, directors and other investors including information from Schedules 13D, 13G and 13F and Forms 3 and 4 filed with the SEC. Shares of common stock subject to options, warrants or other securities convertible into common stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of March 9, 2009, are deemed outstanding for computing the percentage of the person holding the option, warrant or convertible security but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of stock beneficially owned.
(2)	Shares subject to convertible securities included in this column reflects all options, warrants and convertible debt held by the holder exercisable within 60 days after March 9, 2009. These shares are also included in the column titled “Number of Shares Beneficially Owned”.
(3)	Number of shares beneficially owned includes 194,162 shares of unvested restricted stock, 44,162 of which have contingent vesting terms. Of these contingent shares, 12,000 shares will vest if the Company obtains FDA approval of OPAXIO prior to December 31, 2010, 12,000 shares will not vest due to the divestiture of Zevalin (such shares would have vested if the Company had obtained a specific annual net sales threshold for Zevalin prior to December 31, 2010) and 20,162 will vest based on the Company’s achievement of significant corporate goals as described in footnote (12) below.
(4)	Number of shares beneficially owned includes 40,900 shares of unvested restricted stock.
(5)	Number of shares beneficially owned includes 89,048 shares of unvested restricted stock, 14,048 of which have contingent vesting terms. Of these contingent shares, 4,000 shares will vest if the Company obtains FDA approval of OPAXIO prior to December 31, 2010, 4,000 will not vest due to the divestiture of Zevalin (such shares would have vested if the Company had obtained a specific annual net sales threshold for Zevalin prior to December 31, 2010) and 6,048 will vest based on the Company’s achievement of significant corporate goals as described in footnote (12) below.

(6)	Number of shares beneficially owned includes 88,040 shares of unvested restricted stock, 13,040 of which have contingent vesting terms. Of these contingent shares, 4,000 shares will vest if the Company obtains FDA approval of OPAXIO prior to December 31, 2010, 4,000 shares will not vest due to the divestiture of the Zevalin (such shares would have vested if the Company had obtained a specific annual net sales threshold for Zevalin prior to December 31, 2010) and 5,040 will vest based on the Company’s achievement of significant corporate goals as described in footnote (12) below.
(7)	Number of shares beneficially owned includes 26,100 shares of unvested restricted stock.
(8)	Number of shares beneficially owned includes 25,900 shares of unvested restricted stock.
(9)	Number of shares beneficially owned includes 50,900 shares of unvested restricted stock.
(10)	Number of shares beneficially owned includes 109,000 shares of unvested restricted stock.
(11)	Shares beneficially owned include unvested restricted stock which have contingent vesting terms based on the Company’s achievement of the following three key corporate goals on or before December 31, 2009, subject to the executive’s continued service to the Company: (a) approval from the FDA or EMEA for the sale of either OPAXIO or pixantrone or any other drug owned or exclusively licensed by the Company as of the date the grant was approved, (b) approval from the FDA or EMEA of a second such drug and (c) the closing share price for the Company’s common stock exceeding $350.00 (as equitably adjusted for any stock split, stock dividend or similar adjustment in the Company’s capitalization). In the event that one of the above-mentioned corporate goals is achieved prior to December 31, 2009, the following shares of restricted stock would vest as of the date of the achievement of such corporate goal:

In the event that one of the above-mentioned corporate goals is achieved prior to December 31, 2009, additional shares of restricted stock would vest as of the date of the achievement of such corporate goal as follows:

James. A. Bianco, M.D.	8,065
Louis. A. Bianco	2,419
Dan Eramian	2,016
Jack W. Singer, M.D.	2,419

In the event that two of the above mentioned corporate goals achieved prior to December 31, 2009, additional shares of restricted stock would vest as of the date of the second to occur of the two corporate goals as follows:

James. A. Bianco, M.D.	4,032
Louis. A. Bianco	1,210
Dan Eramian	1,008
Jack W. Singer, M.D.	1,210

In the event that all three of the above-mentioned corporate goals are achieved prior to December 31, 2009, additional shares of restricted stock would vest as of the date of the last to occur of the three corporate goals as follows:

James. A. Bianco, M.D.	8,065
Louis. A. Bianco	2,419
Dan Eramian	2,016
Jack W. Singer, M.D.	2,419

Please see Chapter 15 for information regarding the value of option grants to CTI’s directors and principal executive officers for the year ended December 31, 2008.

17.3	Description of any equity incentive plan devoted to the Issuer’s employees

17.3.1	Equity Incentive Plans

During 2003, shareholders approved the 2003 Equity Incentive Plan, which replaced the 1994 Equity Incentive Plan, or 1994 Plan. The 1994 Plan has since been terminated, except with respect to outstanding awards previously granted thereunder. The 2003 Equity Incentive Plan was amended and restated, renamed as the 2007 Equity Incentive Plan, or the 2007 Plan, and approved by the annual shareholders at the Company’s 2007 annual meeting. The 2007 Plan provides for (a) the grant of nonqualified and/or incentive stock options, stock appreciation rights, restricted stock, restricted stock units and cash awards, and (b) the award of stock-based or cash-based performance bonuses. There are 26,661,082 shares authorized under the 2007 Plan.

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan, or Novuspharma Plan, in connection with the merger between CTI and Novuspharma. The Novuspharma Plan expired on December 31, 2006. The Novuspharma Plan provided for the grant of nonqualified stock options and restricted stock to certain of our officers, employees, members of our Board of Directors and consultants. The plan administrator determined, on a grant-by-grant basis, what terms and conditions applied to options and restricted stock granted under the Novuspharma Plan (including vesting restrictions). The Novuspharma Plan permitted options to be exercised with cash or certain other legal forms of consideration. In the event of our change of control (including our merger with or into another corporation or our sale of substantially all of our assets), the Novuspharma Plan provided that we may determine, in our discretion, that each optionee may vest in his or her option or restricted stock award with respect to any or all of the shares subject to the award (including shares that were unvested prior to the change of control) and that such awards may otherwise be assumed or substituted for by the successor corporation. There were 8,750 shares of common stock reserved under the Plan. Due to the expiration of the plan, there were no shares available for future issuance as of December 31, 2006.

The Plans are administered by the Compensation Committee of the Board of Directors which has the discretion to determine which employees, consultants and directors shall be granted options. The options are typically exercisable ratably over a four-year period commencing one year from the date of grant, and expire not more than 10 years from the date of grant.

17.3.2	Employee Stock Purchase Plan

CTI maintains an Employee Stock Purchase Plan, or the Purchase Plan, under which eligible employees may purchase a limited number of shares of its common stock at 85% of the lower of the subscription date fair market value and the purchase date fair market value. This Purchase Plan was approved by the Company’s shareholders and adopted in September 2007. There are two six-month offerings per year and there are 1,025,000 shares authorized under the Purchase Plan.

CHAPTER 18 MAJOR SHAREHOLDERS

18.1	Major Shareholders

As of July 17, 2009, based on information publicly available, the Company is not aware of the any shareholders owning a percentage of shares of common stock (including shares of common stock issuable on conversion or exercise of derivative securities) in the Company’s capital higher than 2% thereof.

The share holdings of Dr. James A. Bianco, the Company’s President and Chief Executive Officer, have increased by 3,110,924 shares from January 1, 2006 through June 30, 2009 as a result of the following transactions:

•	Sale of 6,706 shares; of this amount, 1,303 shares were sold pursuant to a pre-established 10b5-1 plan

•	Gift of 1,375 shares

•	Forfeiture of 8,125 restricted shares resulting from contingencies on award not being met

•

Restricted stock grants totaling 28,225 shares from grants that were approved in December 2006, but were not effectively granted until September 25, 2007, the date CTI’s shareholders approved, among other things, an increase in the number of shares of common stock available for issuance under the 2007 plan.

•	Additional restricted stock grants totaling 3,082,557 shares

•	Purchase of 16,350 shares

18.2	Special voting rights

Not applicable.

18.3	Controlling entities

As of the date of the Registration Document, there is no shareholder who controls CTI pursuant to art. 93 of Legislative Decree no. 58 of February 24, 1998.

18.4	Arrangements, if any, which may result in a change in the control of the issuer after the publication of the Registration Document

There are currently no arrangements of which the Issuer is aware that may result in a change in control of CTI after the publication of the Registration Document.

CHAPTER 19 RELATED PARTY TRANSACTIONS

This chapter contains the information required by International Accounting Standards No. 24, Related Party Disclosures, as well as Item 404 of Regulation S-K under the United States Securities Act of 1933. Information required by Item 404 of Regulation S-K under the Securities Act of 1933, includes descriptions of any transactions since the beginning of the last fiscal year in which the Company was or is to be a participant where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of this disclosure, related person is defined as an executive officer, director, 5% or greater shareholder, any nominee for director and any family members of any such persons.

The chart below sets forth the structure of the Company and its subsidiaries as of June 30, 2009.

(1)	Includes Cell Therapeutics Inc. – Sede Secondaria, or CTI (Europe), a branch of Cell Therapeutics, Inc.
(2)	Formed in March 2009.
(3)	Formed in July 2008.
(4)	A majority owned (69%) subsidiary of Cell Therapeutics, Inc.
(5)	A wholly owned subsidiary of Cell Therapeutics, Inc.

All intercompany transactions between the Company and its subsidiaries are eliminated in the Company’s consolidated financial statements and other amounts included in this document and are publicly available in the Company’s public filings. None of the Company’s subsidiaries produce financial statements that are publicly available.

A.	In the case of termination, the Company has severance agreements with our executive officers that provide benefits for eighteen to twenty-four months. See Chapter 15, Paragraph 15.1, “The amount of remuneration paid (including any contingent or deferred compensation) and benefits in kind granted in the period ended December 31, 2008 to the persons referred to under Chapter 14, Paragraph 14.1 by the Company and its subsidiaries for the services rendered to them under any role” for further disclosure on remuneration of key management personnel.

B.	See Chapter 15, Paragraph 15.2, “The total amounts set aside or accrued by the issuer or its subsidiaries in the period ended December 31, 2008 to provide pension, retirement or similar benefits” for discussion on the Company’s post-employment benefit plan for the benefit of the Company’s employees.

C.

Mr. Love served in previous years in an executive position and was a consultant in the first quarter of 2008 at Translational Genomics Research Institute (TGen), a non-profit biomedical research institute, and was a consultant in the first quarter of 2008. The Company made payments to TGen throughout 2008 for services related to clinical trials for brostallicin. The sole basis for disclosing this transaction was to satisfy an SEC requirement to disclose any transaction not otherwise required to be disclosed pursuant to the rules and regulations of the SEC that was considered by the Board of Directors in evaluating the independence of the Company’s directors within NASDAQ prescribed limits.

D.	Dr. Nudelman serves on the Board of Directors of the Hope Heart Institute and Dr. Nudelman’s son, Mark Nudelman, serves as its President and Chief Executive Officer. The Company made a charitable donation to the Hope Heart Institute in 2008. The sole basis for disclosing this transaction was to satisfy an SEC requirement to disclose any transaction not otherwise required to be disclosed pursuant to the rules and regulations of the SEC that was considered by the Board of Directors in evaluating the independence of the Company’s directors within NASDAQ prescribed limits.

E.	Dr. Nudelman also serves on the Board of Directors of OptiStor Technologies, Inc. (OptiStor). The Company purchased hardware and software from OptiStor in 2008. The sole basis for disclosing this transaction was to satisfy an SEC requirement to disclose any transaction not otherwise required to be disclosed pursuant to the rules and regulations of the SEC that was considered by the Board of Directors in evaluating the independence of the Company’s directors within NASDAQ prescribed limits.

F.	In December 2004, the Company entered into a licensing agreement with DiaKine Therapeutics, Inc., or DiaKine, for the development and commercialization of Lisofylline. The Company received an upfront payment of $250,000 in 2004 and additional payments of $427,000 in 2005. These payments were recorded as deferred revenue and are being recognized as revenue over the estimated development term in the agreement of December 31, 2013. Jack W. Singer, M.D., is a member of the board of Directors for DiaKine.

G.	In May 2007, the Company formed Aequus Biopharma, Inc. (“Aequus”), a majority owned subsidiary of which our ownership was approximately 69% as of June 30, 2009. The Company entered into a license agreement with Aequus whereby Aequus gained rights to our Genetic Polymer™ technology which Aequus will continue to develop. The Genetic Polymer technology may speed the manufacture, development, and commercialization of follow-on and novel protein-based therapeutics. In May 2007, the Company also entered into an agreement to fund Aequus up to $2 million in cash in exchange for a convertible promissory note that becomes due and payable in five years and earns interest at a rate of 6% per annum. The note can be converted into equity at any time prior to its maturity upon the Company’s demand, or upon other triggering events. The number of shares of Aequus equity securities to be issued upon conversion of this note is equal to the quotient obtained by dividing (i) the outstanding balance of the note by (ii) 100% of the price per share of the equity securities. Following the issuance of the promissory note, the Company funded Aequus with an initial payment of $0.5 million during 2007 and $0.3 million in funding for operating expenses during the year ended December 31, 2008. The obligation to further fund Aequus is at the Company’s discretion. In addition, the Company entered into a services agreement to provide certain administrative and research and development services to Aequus. The amounts charged for these services, if unpaid by Aequus within 30 days, will be considered additional principal advanced under the promissory note. The Company’s President and Chief Executive Officer, James A. Bianco, M.D. and our Executive Vice President, Chief Medical Officer, Jack W. Singer, M.D. are both minority shareholders of Aequus, each owning approximately 4.9% of the equity in the company. Additionally, both Dr. Bianco and Dr. Singer are members of Aequus’ board of directors and each have entered into a consulting agreement with Aequus. Additionally, Frederick W. Telling, Ph.D., a member of our board of directors, owns approximately 1% of Aequus and is also a member of Aequus’ board of directors.

H.	In July 2007, the Company acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of the Company, utilizing its genomic-based platform to guide development of the Company’s oncology products, including brostallicin. Richard Love, a Director of the Company, previously owned shares of Systems Medicine. Mr. Love acquired 969,064 shares (approximately 11%) of Systems Medicine in November 2005 and April 2007. His shares were exchanged for shares of Common Stock in July 2007 in connection with the Company’s acquisition of Systems Medicine.

Except for the transactions described in this Chapter 19, during the period covered by the historical financial information and up to the date of this Registration Document, the Company has not entered into any other related party transactions subject to public disclosure pursuant to Item 404 of Regulation S-K under the United States Securities Act of 1933, as amended, or according to International Accounting Standards No. 24, Related Party Disclosures.

The cross-reference index at the end of this Chapter 19 discloses, for the related party transactions under letters C), D), E), F), G) and H) above, in which of the following documents (all publicly available at http://investors.celltherapeutics.com) and in which relative pages the information on the relevant transaction is available:

(i)	Form 10-K filed on March 16, 2007, which includes the audited financial statements for the year ended December 31, 2006 (hereinafter in this Chapter “Financial Statements 2006”);

(ii)	Form 10-K filed on March 26, 2008, which includes the audited financial statements for the year ended December 31, 2007 (hereinafter in this Chapter “Financial Statements 2007”).

(iii)	Form 10-K filed on March 16, 2009, which includes the audited financial statements for the year ended December 31, 2008 (hereinafter in this Chapter “Financial Statements 2008”).

	Financial Statements 2006	Financial Statements 2007	Financial Statements 2008
Transactions with Tgen (letter C above)			p. 149

Transactions with the Hope Heart Institute (letter D above)			pp. 126 and 149

Transactions with OptiStor (letter E above)			pp. 126 and 149

Licensing agreement with DiaKine Therapeutics, Inc. (letter F above)	p. 92	p. 112

Aequus Biopharma project (letter G above)	—	p. 69 p. 111	p. 71 p. 119

Acquisition of Systems Medicine, Inc. (letter H above)	—	p. 69 pp. 83-84	p. 71 p. 107

CHAPTER 20

FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES,

FINANCIAL POSITION AND PROFITS AND LOSSES

Introduction

This chapter is prepared according to Regulation 809/2004 CE and further amended as provided for by Regulation 1787/2006 CE December 4, 2006.

This chapter includes consolidated financial information for the Company as of December 31, 2008, 2007 and 2006 and June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 and for the six month periods ended June 30, 2009 and 2008. The financial information was prepared according to accounting principles generally accepted in the United States (US GAAP).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has substantial monetary liabilities in excess of monetary assets as of December 31, 2008. Accordingly the report of the independent auditors of the Company notes that CTI’s ability to satisfy these obligations upon maturity raises substantial doubt about the Company’s ability to continue as a going concern.

On April 15, 2007, the Company affected a one-for-four reverse stock split of its common stock and on August 31, 2008, the Company affected a one-for-ten reverse stock split of its outstanding common stock. All impacted amounts included in the consolidated financial statements and notes thereto have been retroactively adjusted for the stock splits. Impacted amounts include shares of common stock authorized and outstanding, share issuances, shares underlying stock options and warrants, shares reserved and loss per share.

Summary of contents

The following financial statements are present in this chapter 20:

1.	Consolidated Balance Sheets as of December 31, 2008, 2007 and 2006 prepared according to accounting principles generally accepted in the United States (US GAAP) (par.20.1);

2.	Consolidated Statements of Operations for the periods ended December 31, 2008, 2007 and 2006;

3.	Consolidated Statements of Shareholders’ Deficit and Other Comprehensive Loss for the same periods represented in point 1 (par 20.1);

4.	Consolidated Statements of Cash Flows for the periods ended December 31, 2008, 2007 and 2006 (par 20.1);

5.	Consolidated Balance Sheet as of June 30, 2009 prepared according to accounting principles generally accepted in the United States (US GAAP) (par. 20.2);

6.	Consolidated Statements of Operations for the period ended June 30, 2009 and 2008 (par. 20.2); and

7.	Consolidated Statements of Cash Flows for the periods ended June 30, 2009 and 2008

20.1	Historical financial information

Introduction

All financial information presented in this Paragraph has been prepared according to Regulation (EC) No 1606/2002, or if not applicable to a Member State national accounting standards for issuers from the Community.

For third country issuers (such as CTI), such financial information has been prepared according to the international accounting standards adopted pursuant to the procedure of Article 3 of Regulation (EC) No 1606/2002 or to a third country’s national accounting standards equivalent to these standards.

The last three years audited historical financial information had been presented and prepared in a form consistent with that which will be adopted in the issuer’s next published annual financial statements having regard to accounting standards and policies and legislation applicable to such annual financial statements.

The external auditor opinion for the financial statements for the year ended December 31, 2006 is included in the Company’s Annual Report on Form 10-K filed on March 16, 2007, and the external auditor opinion for the financial statements for the years ended December 31, 2007 and 2008 are included in the Company’s Annual Report on Form 10-K filed on March 16, 2009, both of which can be found on the Company’s website at http://investors.celltherapeutics.com. The external auditor opinions for the Company’s 2006, 2007 and 2008 financial statements and the external auditor limited review for the financial information regarding the six-month period ended June 30, 2009 are also attached to this Registration Document as Appendix A.

20.1.1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

CTI operates in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration, or FDA, in the United States, by the European Agency for Evaluation of Medicinal Products, or EMEA, in Europe and by comparable agencies in other countries. Obtaining approval for a new therapeutic product is never certain and may take many years and involve expenditure of substantial resources.

CTI operates in one business segment.

In January 2000, CTI acquired the rights to TRISENOX® (arsenic trioxide), an anti-cancer compound, from PolaRx Biopharmaceuticals, Inc., or PolaRx, and subsequently submitted an application for and received approval to market from the FDA and EMEA. In connection with the TRISENOX divestiture which was completed in July 2005, Cephalon assumed any liabilities for future milestone payments to PolaRx.

In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co. Ltd, or Nippon. This agreement grants an exclusive license to Nippon to market and distribute TRISENOX injection in Japan, South Korea and Taiwan. In October 2004, Nippon received approval from the Japanese Ministry of Health, or JMH, to market TRISENOX for patients with relapsed or refractory acute promyelocytic leukemia, or APL, in Japan. In December 2004, Nippon launched TRISENOX for the treatment of relapsed/refractory APL in Japan. Cephalon assumed the agreement with Nippon in connection with the TRISENOX divestiture.

On January 1, 2004, CTI completed its merger with Novuspharma S.p.A., a public biopharmaceutical company located in Italy, subsequently called Cell Therapeutics Europe S.r.l., or CTI (Europe). This provided CTI with worldwide rights to pixantrone, approximately $92.5 million of cash and cash equivalents upon closing of the acquisition, and a drug discovery organization and staff with an extensive track record in cancer drug development. The merger, including the addition of pixantrone to CTI’s pipeline, is consistent with the Company’s strategy of growth by strategic acquisition and its goal to develop improved cancer therapies. In November 2007, Cell Therapeutics Europe was merged into CTI and currently operates as a branch of CTI under the name Cell Therapeutics – Sede Secondaria.

In December 2004, CTI entered into a royalty interest financing agreement with PharmaBio for $25.0 million in financing and $5.0 million in services to be provided by PharmaBio and its affiliates and paid by PharmaBio.

On July 18, 2005, CTI completed the divestiture of TRISENOX and certain proteasome assets to Cephalon Inc., or Cephalon, for aggregate consideration of approximately $71.9 million, net of broker fees. In addition, CTI provided transition services related to TRISENOX and proteasome assets for approximately six months subsequent to the closing date. In connection with the divestiture, CTI was required to repay its royalty obligation to PharmaBio, and after this repayment, CTI’s net proceeds from both transactions were approximately $32.5 million. In addition, in the future CTI may potentially receive up to an additional $100 million if Cephalon is successful in achieving certain sales and development milestones, although achievement of such milestones is uncertain. Because TRISENOX was CTI’s only commercial product, CTI has had no revenues from product sales subsequent to its divestiture.

In July 2007, we completed our acquisition of Systems Medicine, Inc., or SM, a privately held oncology company, in a stock for stock merger. SM holds worldwide rights to use, develop, import and export brostallicin, a synthetic DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials in which more than 200 patients have been treated to date.

In December 2007, we completed our acquisition of the U.S. development, sales and marketing rights to the radiopharmaceutical product Zevalin® (Ibritumomab Tiuxetan), or Zevalin, from Biogen Idec Inc., or Biogen, pursuant to an Asset Purchase Agreement. Zevalin was the first FDA-approved radioimmunotherapy and was approved in 2002 to treat patients with relapsed or refractory low-grade, follicular, or B-cell non-Hodgkin’s lymphoma, or NHL.

In December 2008, the Company formed RIT Oncology as a 50/50 owned joint venture with Spectrum for the purpose of developing and commercializing Zevalin in the United States. We received gross proceeds of $7. 5 million at closing and an additional $7.5 million in January 2009 and contributed all of our assets related to Zevalin, including the sBLA, along with a capital contribution of approximately $1.8 million, to RIT Oncology at the closing in December 2008. In March 2009, we subsequently sold our interest in RIT Oncology to Spectrum for approximately $16.5 million, subject to certain adjustments based on among other things payables owed between us and RIT Oncology, thereby divesting our entire interest in Zevalin.

Consolidated Entity

The following chart sets forth the structure of the Group as of December 31, 2008

(1)	Includes Cell Therapeutics Inc. – Sede Secondaria, or CTI (Europe), a branch of Cell Therapeutics, Inc.
(2)	50% interest in joint venture, which we accounted for using the equity method of accounting
(3)	Formed in July 2008.
(4)	A majority owned subsidiary of the Company.

The Group headed by CTI is made up of the following wholly owned subsidiaries:

•

Systems Medicine LC, or SM, was acquired in July 2007. SM develops brostallicin, which is a small molecule, anti-cancer drug with a novel, unique mechanism of action and composition of matter patent coverage. Share capital at December 31, 2008 was $20,499,204 issued and fully paid.

•	CTI Commercial LLC was formed to facilitate the Company’s insurance reimbursements. There was no share capital at December 31, 2008.

•

CTI Corporate Development, Inc. held the lease for the airplane used by CTI for corporate travel. This airplane lease was terminated in November 2005 and this subsidiary is inactive. There was no share capital at December 31, 2008.

In addition, the Group includes the following majority owned subsidiaries:

•

Aequus Biopharma, or Aequus, was formed in May 2007 to develop our Genetic Polymer™ technology which may speed the manufacture, development and commercialization of follow-on and novel protein-based therapeutics. As of December 31, 2007, CTI held a 69% ownership in Aequus which had share capital at December 31, 2007 of $650,137 issued and fully paid.

In addition, CTI held a 50% interest in the following joint venture at December 31, 2008:

•

RIT Oncology was formed in December 2008 to commercialize and develop Zevalin in the United States. Spectrum holds the other 50% membership interest in RIT Oncology, which as of December 31, 2008, had contributed capital of $28.5 million.

CTI’s wholly owned subsidiaries CTI Technologies, Inc. and Cell Therapeutics (Ireland) Holding Limited were liquidated in the fourth quarter of 2007 and 2006, respectively.

The chart below represents the consolidated entity and its wholly owned subsidiaries for the periods presented (in thousands of US dollars):

	December 31,
	2008			2007			2006
	Capital Stock	Share- holders’ Equity (Deficit)	Owned %	Capital Stock	Share- holders’ Equity (Deficit)	Owned %	Capital Stock	Share- holders’ Equity (Deficit)	Owned %
Holding
Cell Therapeutics, Inc.	1,187,625	(87,802)		979,123	37,279		860,691	74,521
Cell Therapeutics Europe S.r.l (1)	—	2,232	100%	142,406	38,791	100%	142,406	(11,028)	100%
Subsidiaries
Systems Medicine, LLC (2)	20,499	(10,913)	100%	20,499	(6,440)	100%	—	—	N/A
CTI Corporate Development, Inc.	—	(13,823)	100%	—	(13,823)	100%	—	(13,823)	100%
CTI Commercial LLC (3)	—	—	100%
Aequus Biopharma, Inc. (4)	650	(1,256)	69%	250	(793)	69%	—	—	N/A
CTI Technologies, Inc.(5)	—	—	N/A	—	—	N/A	12,500	3,632	100%
Cell Therapeutics Ireland Holding Limited (6)	—	—	N/A	—	—	N/A	—	—	N/A

(1)	Branch of Cell Therapeutics, Inc.
(2)	Acquired in July 2007
(3)	Formed in July 2008
(4)	Formed in May 2007
(5)	Dissolved in 2007
(6)	Dissolved in 2006

The registered and the principal administrative offices of the Issuer and its subsidiaries are located as follows:

Cell Therapeutics, Inc.: 501 Elliott Avenue West Ste 400, Seattle, WA 98119

Cell Therapeutics Europe (branch of Cell Therapeutics, Inc.): Via Ariosto, 23, 20091 Bresso (MI), Italy

Systems Medicine, LLC: 4320 N. Campbell Ave., Ste. 226, Tucson, AZ 85718

CTI Corporate Development: 501 Elliott Avenue West Ste 400, Seattle, WA 98119

Aequus Biopharma, Inc.: 11042 Forest Lane NE, Bainbridge Island, WA 98110

CTI Commercial, LLC: 3370 Alpine Lily, Las Vegas, NV 89141

CTI Technologies, Inc.: 101 Convention Center Drive Ste 850, Las Vegas, NV 89109

Cell Therapeutics Ireland Holding Limited (prior to dissolution): 38 Main Street, Swords, Co. Dublin, Ireland

Principles of Consolidation and Significant Accounting Policies

Please refer to Paragraph 20.3 of this Chapter 20 for relevant information.

20.1.2	CONSOLIDATED BALANCE SHEETS, CONSOLIDATED STATEMENTS OF OPERATIONS, CONSOLIDATED STATEMENTS OF CASH FLOWS AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT) AND OTHER COMPREHENSIVE LOSS AS OF DECEMBER 31, 2008, 2007 AND 2006.

CELL THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share amounts)

	December 31,
	Notes	2008	2007	2006
ASSETS	A
Current assets:
Cash and cash equivalents	1	10,072	$15,798	$17,129
Restricted cash	2	6,640	—	—
Securities available—for—sale	3	599	2,548	36,708
Interest receivable		9	46	570
Accounts receivable, net	4	982	51	—
Inventory	5	—	290	—
Note receivable from joint venture	6	7,500
Prepaid expenses and other current assets	7	2,359	3,904	10,131

Total current assets		28,161	22,637	64,538
Property and equipment, net	8	4,324	6,025	7,915
Goodwill	9	17,064	17,064	17,064
Other intangibles, net	9	—	15,957	1,663
Investment in joint venture	10	5,830
Other assets	11	8,864	11,830	10,641

Total assets		$64,243	$73,513	$101,821

LIABILITIES AND SHAREHOLDERS’ DEFICIT	B
Current liabilities:
Accounts payable	1	9,327	$6,595	$639
Accrued expenses	2	29,308	26,034	28,567
Warrant liability		2,830
Current portion of deferred revenue	3	80	80	80
Current portion of long-term obligations	4	757	1,020	2,816
Current portion of derivative liability	5	—	—	2,270
Current portion of convertible senior subordinated notes	5	—	16,907	—
Current portion of convertible subordinated notes	5	—	2,910	—

Total current liabilities		42,302	53,546	34,372
Deferred revenue, less current portion	3	319	398	478
Long-term obligations, less current portion	4	2,907	9,879	4,667
10% convertible senior notes due 2011	5	19,784
9% convertible senior notes	5	4,104
7.5% convertible senior notes	5	32,601	32,220	45,916
6.75% convertible senior notes	5	6,926	6,922	6,945
5.75% convertible senior notes	5	23,808	23,287	—
Convertible senior subordinated notes	5	55,150	55,150	82,557

	December 31,
	Notes	2008	2007	2006
Convertible subordinated notes	5		—	28,490

Total liabilities		187,901	181,402	203,425
Commitments and contingencies
Minority interest in subsidiary		—	—	—
Preferred stock, no par value:	6
Authorized shares—10,000,000
Series A 3% Convertible Preferred Stock, $1,000 stated value, 20,000 shares designated; 550, 6,850 and 0 shares issued and outstanding at December 31, 2008, 2007 and 2006, respectively		417	5,188	—
Series B 3% Convertible Preferred Stock, $1,000 stated value, 37,200 shares designated; 5,218, 15,380 and 0 shares issued and outstanding at December 31, 2008, 2007 and 2006, respectively		4,031	11,881	—
Series C 3% Convertible Preferred Stock, $1,000 stated value, 20,250 shares designated; 4,284, 8,284 and 0 shares issued and outstanding at December 31, 2008, 2007 and 2006, respectively		3,221	6,229	—
Series D 7% Convertible Preferred Stock, $1,000 stated value, 6,500 shares designated; 1,000, 4,000 and 0 shares issued and outstanding at December, 2007 and 2006, respectively		734	2,938	—
Shareholders’ deficit:	7
Common Stock, NO PAR VALUE:
Authorized shares – 400,000,000
Issued and outstanding shares – 186,411,922, 6,244,423 and 3,639,723 at December 31, 2008, 2007 and 2006, respectively		1,188,071	979,295	860,691
Deferred stock-based compensation			—	—
Accumulated other comprehensive income (loss)		(7,812)	(4,007)	(1,187)
Accumulated deficit		(1,312,320)	(1,109,413)	(961,108)

Total shareholders’ deficit		(132,061)	(134,125)	(101,604)

Total liabilities and shareholders’ deficit		64,243	$73,513	$101,821

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except per share amounts)

	Year Ended December 31,
	Notes	2008	2007	2006
			(In thousands of US dollars)
Revenues:	A
Product sales	1	$11,352	$47	$—
License and contract revenue	2	80	80	80

Total revenues		11,432	127	80

Operating expenses:	B
Cost of product sold	3	3,244	49	—
Research and development	4	51,614	72,019	61,994
Selling, general and administrative	5	41,607	35,517	35,894
Amortization of purchased intangibles	6	1,658	913	792
Gain on sale of Zevalin	7	(9,444)	—	—
Acquired in-process research and development	8	36	24,615	—

Total operating expenses		88,715	133,113	98,680

Loss from operations		(77,283)	(132,986)	(98,600)
Other income (expense):	C
Investment and other income	9	549	2,430	2,866
Interest expense	10	(8,559)	(8,237)	(8,852)
Amortization of debt discount and issuance costs	11	(66,530)	(4,280)	(10,977)
Foreign exchange gain	12	3,637	4,657	1,877
Make-whole interest expense	13	(70,243)	(2,310)	(24,753)
Gain on derivative liabilities	14	69,739	3,672	6,024
Gain (loss) on exchange of convertible notes	15	(25,103)	(972)	7,978
Write-off of financing arrangement costs	16	(2,846)	—	—
Equity loss from investment in joint venture	17	(123)	—	—
Settlement expense	18	(3,393)	(160)	(11,382)

Other expense, net		(102,872)	(5,200)	(37,219)

Loss before minority interest		(180,155)	(138,186)	(135,819)
Minority interest in net loss of subsidiary	D	126	78	—

Net loss		(180,029)	(138,108)	$(135,819)
Preferred stock beneficial conversion feature		(1,067)	(9,549)	—
Preferred stock dividends		(662)	(648)	—
Deemed dividends on conversion of preferred stock		(21,149)	—	—

Net loss attributable to common shareholders		$(202,907)	$(148,305)	$(135,819)

Basic and diluted net loss per share		$(7.00)	$(32.75)	$(48.39)

Shares used in calculation and diluted net loss per common shares		28,967	4,529	2,807

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE

LOSS

(In thousands of US dollars)

	Common Stock		Deferred Stock-based Compensation	Accumulated Deficit	Other Comprehensive Income/(Loss)	Total Shareholders’ (Deficit)
	Shares	Amount
Balance at December 31, 2005	1,835	721,544	(1,669)	(825,289)	(1,683)	(107,097)
Conversion of 6.75% convertible senior notes to common stock	659	69,345	—	—	—	69,345
Proceeds from issuance of common stock, net	578	37,764	—	—	—	37,764
Repurchase of common stock and warrants	(27)	(3,025)	—	—	—	(3,025)
Conversion of 7.5% convertible senior notes to common stock	210	17,560	—	—	—	17,560
Exercise of warrants to common stock	165	164	—	—	—	164
Proceeds from issuance of common stock to Novartis, net	217	14,837	—	—	—	14,837
Conversion of convertible senior subordinated notes to common stock	—	4	—	—	—	4
Proceeds from stock options exercised and stock sold via employee stock purchase plan	—	17	—	—	—	17
Deferred compensation	—	(1,669)	1,669	—	—	—
Equity-based compensation expense	—	4,150	—	—	—	4,150
Conversion of restricted share rights to common stock	2	—	—	—	—	—
Comprehensive loss:
Foreign currency translation gain	—	—	—	—	419	419
Realized loss on liquidation of foreign subsidiary	—	—	—	—	41	41
Unrealized gains on securities available-for-sale	—	—	—	—	36	36
Net loss for the year ended December 31, 2006	—	—	—	(135,819)	—	(135,819)
Comprehensive loss						(135,323)

Balance at December 31, 2006	3,639	860,691	—	(961,108)	(1,187)	(101,604)
Conversion of convertible preferred stock to common stock	924	37,648	—	—	—	37,648
Proceeds from issuance of warrants in connection with issuance of convertible preferred stock, net	—	14,526	—	—	—	14,526
Value of beneficial conversion feature of preferred stock	—	9,549	—	(9,549)	—	—
Conversion of 7.5% convertible senior notes to common stock	183	15,294	—	—	—	15,294
Issuance of common stock in connection with SMI acquisition	421	19,872	—	—	—	19,872
Issuance of common stock in connection with exchange of 5.75% senior subordinated and subordinated notes	546	13,704	—	—	—	13,704
Proceeds from issuance of common stock and warrants, net	347	6,537	—	—	—	6,537
Equity-based compensation	185	1,588	—	—	—	1,588
Other	(1)	(114)	—	—	—	(114)
Dividends on preferred stock	—	—	—	(648)	—	(648)
Comprehensive loss:
Foreign currency translation gain	—	—	—	—	(2,807)	(2,807)
Unrealized losses on securities available-for-sale	—	—	—	—	(13)	(13)
Net loss for the year ended December 31, 2007	—	—	—	(138,108)	—	(138,108)
Comprehensive loss						(140,928)

Balance at December 31, 2007	6,244	$979,295	$—	$(1,109,413)	$(4,007)	(134,125)
Conversion of convertible preferred stock to common stock	463	17,832	—			17,832

Conversion of 18.33% convertible senior notes to common stock	3,576	28,250	—			28,250
Conversion of 15.5% convertible senior notes to common stock	11,189	14,210	—			14,210
Conversion of 13.5% convertible senior notes to common stock	3,494	27,600	—			27,600
Conversion of 10% convertible senior notes due 2012 to common stock	7,087	9,000	—			9,000
Conversion of 10% convertible senior notes due 2011 to common stock	106,944	14,651	—			14,651
Conversion of 9.66% convertible senior notes to common stock	41,316	15,700	—			15,700
Conversion of 9% convertible senior notes to common stock	2,895	40,820	—			40,820
Conversion of 5.75% convertible senior notes to common stock	8	250	—			250
Issuance of common stock in connection with exchange of 5.75% convertible subordinated and senior subordinated notes	685	11,133	—			11,133
Issuance of common stock in connection with financing agreement	80	1,183	—			1,183
Issuance of common stock under the Midsummer Equity Line	1,545	4,351	—			4,351
Premium on 15% convertible senior notes due to exercise of Series B warrant	—	11,158	—			11,158
Issuance of warrants in connection with the 9% convertible senior notes	—	3,358	—			3,358
Issuance of warrants in connection with the 13.5%, 15% and 18.33% convertible senior notes	—	7,491	—			7,491
Repurchase of warrants in connection with the issuance of 13.5% and 18.33% notes	—	(2,042)	—			(2,042)
Equity-based compensation	878	3,995	—			3,995
Minority interest	—	(126)	—			(126)
Other	8	(38)	—			(38)
Dividends on preferred stock	—	—	—	(662)		(662)
Preferred stock beneficial conversion feature	—	—	—	(1,067)		(1,067)
Deemed dividends on conversion of preferred stock	—	—		(21,149)		(21,149)
Comprehensive loss:
Foreign currency translation gains	—	—		—	(3,801)	(3,801)
Unrealized losses on securities available –for-sale	—	—		—	(4)	(4)
Net loss for the year ended December 31, 2008	—	—		(180,029)		(180,029)
Comprehensive loss						(183,834)

Balance at December 31, 2008	186,412	1,188,071	$—	(1,312,320)	$(7,812)	(132,061)

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Operating activities
Net loss	(180,029)	$(138,108)	$(135,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	66,530	4,280	10,977
Non-cash gain on derivative liabilities	(69,739)	(3,672)	(6,024)
Acquired in-process research and development	36	24,615	—
Non-cash loss (gain) on exchange of convertible notes	25,103	972	(7,978)
Gain on disposition of Zevalin to the JV	(9,444)	—	—
Equity loss from investment in JV	123	—	—
Depreciation and amortization	5,228	4,955	6,430
Equity-based compensation expense	3,995	1,588	4,150
Minority interest in net loss of subsidiary	(126)	(78)	—
Other	(103)	(434)	162
Changes in operating assets and liabilities:
Restricted cash	71,608	—	1,054
Interest receivable	37	524	(383)
Accounts receivable, net	(932)	(51)	—
Inventory	291	(290)	—
Prepaid expenses and other current assets	1,438	6,431	2,283
Other assets	2,801	(1,216)	2,907
Accounts payable	2,786	4,297	(2,925)
Accrued expenses	779	(4,961)	11,476
Deferred revenue	(80)	(80)	(80)
Excess facilities obligations	(419)	(2,403)	(2,383)
Other long-term obligations	(90)	13	(453)

Total adjustments	99,822	34,490	19,213

Net cash used in operating activities	(80,207)	(103,618)	(116,606)

Investing activities
Cash received for disposition of Zevalin to joint venture, net	6,754	—	—
Cash paid for acquisition of Zevalin	(542)	(11,735)	—
Cash acquired in acquisition of Systems Medicine, Inc., net	—	555	—
Purchases of securities available-for-sale	(10,721)	(36,463)	(68,905)
Proceeds from sales of securities available-for-sale	11,550	48,431	36,353
Proceeds from maturities of securities available-for-sale	1,074	22,442	14,665
Investment in joint venture	(1,800)	—	—
Purchases of property and equipment	(1,910)	(1,753)	(534)
Proceeds from sale of property and equipment	3	—	539

Net cash provided by (used in) investing activities	4,408	21,477	(17,882)

Financing activities
Proceeds from issuance of 9% convertible senior notes, net of issuance costs	49,317	—	—
Restricted cash from issuance of 9% convertible senior notes	(13,947)	—	—
Release of restricted cash in connection with exchange of 9% convertible senior notes	1,420	—	—

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Proceeds from issuance of 13.5% convertible senior notes and Series E preferred stock, net of exchange of 9% convertible senior notes and issuance costs	56,069	—	—
Restricted cash from issuance of 13.5% convertible senior notes	(36,456)	—	—
Proceeds from issuance of 15% convertible senior notes, net of issuance costs	21,794	—	—
Restricted cash from issuance of 15% convertible senior notes	(10,350)	—	—
Proceeds from issuance of 18.33% convertible senior notes, net of repurchase of 13.5% convertible senior note and issuance costs	26,226	—	—
Restricted cash from issuance of 18.33% convertible senior notes	(24,471)	—	—
Release of restricted cash in connection with repurchase of 13.5% convertible senior notes	6,525	—	—
Proceeds from issuance of 10% convertible senior notes due 2012, net of issuance costs	8,635	—	—
Restricted cash from issuance of 10% convertible senior notes due 2012	(3,600)	—	—
Proceeds from issuance of 15.5% convertible senior notes, net of issuance costs	13,863	—	—
Restricted cash from issuance of 15.5% convertible senior notes	(8,811)	—	—
Proceeds from issuance of 9.66% convertible senior notes, net of repurchase of 15% convertible senior notes and issuance costs	6,053	—	—
Restricted cash from issuance of 9.66% convertible senior notes	(7,158)	—	—
Proceeds from issuance of 10% convertible senior notes due 2011, net of repurchase of 9.66%, 15% and 18.33% convertible senior notes and issuance costs	3,252	—	—
Restricted cash from issuance of 10% convertible senior notes due 2011	(9,795)	—	—
Release of restricted cash in connection with repurchase of 9.66% convertible senior notes	2,553	—	—
Release of restricted cash in connection with repurchase of 15% convertible senior notes	10,043	—	—
Release of restricted cash in connection with repurchase of 18.33% convertible senior notes	8,224	—	—
Deemed dividends on conversion of preferred stock	(18,149)	—	—
Repayment of 5.75% convertible subordinated and senior subordinated notes	(10,724)	—	—
Proceeds from sale of common stock, net of offering costs	5,080	—	—
Transaction costs related to exchange of convertible subordinated and senior subordinated notes	(304)	—	—
Proceeds from issuance of Series A 3% convertible preferred stock and warrants, net	—	18,607	—
Proceeds from issuance of Series B 3% convertible preferred stock and warrants, net	—	34,836	—
Proceeds from issuance of Series C 3% convertible preferred stock and warrants, net	—	18,938	—
Proceeds from issuance of Series D 7% convertible preferred stock and warrants, net	—	6,073	—
Payment of additional offering costs related to December 2007 issuances of common stock and warrants	(473)
Proceeds from sale of common stock and warrants, net	—	7,007	—
Sale of common stock, net of offering costs	—	—	37,764
Repurchase of common stock and warrants	—	—	(3,025)
Proceeds from issuance of 7.5% convertible senior notes, net	—	—	31,174
Proceeds from issuance of common stock to Novartis, net	—	—	14,837
Release of restricted cash related to 6.75% convertible senior notes	—	—	24,600
Mandatory redemptions of 6.75% convertible senior notes	—	—	(2,655)
Proceeds from common stock warrants exercised	—	—	164
Payment of dividends on preferred stock	(708)	(395)	—
Repayment of long-term obligations	(343)	(429)	(138)

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Other	(39)	63	17
Net Cash provided by financing activities	73,726	84,700	102,738
Effect of exchange rate changes on cash and cash equivalents	(3,653)	(3,890)	(1,143)
Net decrease in cash and cash equivalents	(5,726)	(1,331)	(32,893)
Cash and cash equivalents at beginning of period	15,798	17,129	50,022

Cash and cash equivalents at end of period	10,072	$15,798	$17,129

Supplemental disclosure of cash flow information
Cash paid during the period for interest	77,499	$10,759	$34,177
Cash paid for taxes	—	$—	$—

Supplemental disclosure of non cash financing and investing activities
Conversion of Series A 3% convertible preferred stock to common stock	$4,771	$9,959	$—
Conversion of Series B 3% convertible preferred stock to common stock	$7,850	$16,855	$—
Conversion of Series C 3% convertible preferred stock to common stock	$3,008	$8,998	$—
Conversion of Series D 7% convertible preferred stock to common stock	$2,203	$1,836	$—
Conversion of series E 13.5% convertible preferred stock to 13.5% convertible senior notes	$9,118	$—	$—
Conversion of 18.33% convertible senior notes to common stock	$28,250	$—	$—
Conversion of 15.5% convertible senior notes to common stock	$14,211	$—	$—
Conversion of 13.5% convertible senior notes to common stock	$27,600	$—	$—
Conversion of 10% convertible senior notes due 2012 to common stock	$9,000	$—	$—
Conversion of 10% convertible senior notes due 2011 to common stock	$14,651	$—	$—
Conversion of 9.66% convertible senior notes to common stock	$15,700	$—	$—
Conversion of 9% convertible senior notes to common stock	$40,820	$—	$—
Conversion of 7.5% convertible senior notes to common stock	$—	$15,294	$17,560
Conversion of 6.75% convertible senior notes to common stock	$—	$—	$69,345
Conversion of 5.75% convertible senior notes to common stock	$250	$—	$—
Conversion of convertible senior subordinated notes to common stock, including accrued interest	$—	$—	$4
Issuance of common stock for acquisition of Systems Medicine, Inc.	$—	$19,872	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for common stock	$8,943	$—	$—
Extinguishment of 5.75% convertible subordinated notes in exchange for common stock	$150	$—	$—
Issuance of common stock in exchange for 5.75% convertible senior subordinated and convertible subordinated notes	$11,437	$13,704	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for 5.75% convertible senior notes and common stock	$—	$10,500	$—
Extinguishment of 5.75% convertible subordinated notes in exchange for 5.75% convertible senior notes and common stock	$—	$25,580	$—
Issuance of 5.75% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$23,250	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$—	$—	$39,518
Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$—	$—	$1,150
Issuance of 7.5% senior notes in exchange for 5.75% subordinated and senior subordinated notes			$33,156

20.1.3	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	ASSETS

1.	Cash and cash equivalents

The balance consists of the following as of December 31 (in thousands of US dollars):

Cash and cash equivalents (in thousands of US dollars)	December 31,
	2008	2007	2006
CTI	9,626	$9,677	$12,303
Subsidiaries	446	6,121	4,826

Total cash and cash equivalents	10,072	$15,798	$17,129

The decrease in cash from December 31, 2007 to December 31, 2008 is primarily due to $80.2 million in cash used for operating activities, $18.2 in cash paid for deemed dividends on preferred stock, $10.7 million in cash used for the purchase of securities available-for-sale, and $10.7 million in cash used for the repayment of convertible senior subordinates and convertible subordinated notes, offset in part by net proceeds of $99.4 million due to the issuances of our 9%, 13.5%, 15%, 18.33%, 15.5%, 9.66%, and 10% notes due 2011 and 2012, $5.1 million in proceeds from the sale of our common stock, proceeds from sales and maturities of securities available for sale of $12.6 million and $6.8 million of cash received for disposition of Zevalin to the joint venture.

The decrease in cash from December 31, 2006 to December 31, 2007 is primarily due to $103.6 million in cash used for operating activities, $36.5 million in cash used for the purchase of securities available-for-sale and $11.7 million in cash paid for our acquisition of Zevalin, offset in part by cash from proceeds of $78.5 million due to the issuance of our Series A, B, C and D convertible preferred stock and warrants, proceeds of sales and maturities of securities available-for-sale of $70.9 million and $7.0 million in proceeds from the sale of our common stock and warrants.

2.	Restricted Cash

The balance consists of the following as of December 31 (in thousands of US dollars):

Restricted Cash (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	6,640	$—	$—
Subsidiaries	—	—	—

Total restricted cash	6,640	$—	$—

The balance of restricted cash at December 31, 2008 represents $6.6 million of cash held in escrow to fund the potential make-whole payments on certain of our convertible senior notes.

3.	Securities Available-for-Sale

The balance consists of the following as of December 31 (in thousands of US dollars):

Securities Available-for-Sale (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	599	$2,548	$36,708
Subsidiaries	—	—	—

Total securities available-for-sale	599	$2,548	$36,708

The decrease in the balance of securities available-for-sale as of December 31, 2008 as compared to December 31, 2007 is primarily due to $12.6 million in sales and maturities of securities available-for-sale, offset by $10.7 million in purchases of securities available-for-sale during the year ended December 31, 2008.

The decrease in the balance of securities available-for-sale as of December 31, 2007 as compared to December 31, 2006 is primarily due to $70.9 million in sales and maturities of securities available-for-sale, offset by $36.5 million in purchases of securities available-for-sale during the year ended December 31, 2007.

Securities available-for-sale consist of the following debt securities as of December 31 (in thousands of US dollars):

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate obligations	$600	$—	$(1)	$599
	$600	$—	$(1)	$599

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate obligations	$1,001	$—	$(1)	$1,000
Municipal obligations	$799	$3	$—	$802
U.S. government obligations	745	1	—	746

	$2,545	$4	$(1)	$2,548

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate obligations	$22,980	$21	$(4)	$22,997
Municipal obligations	$7,442	$2	$(4)	$7,440
U.S. government obligations	6,270	2	(1)	6,271

	$36,692	$25	$(9)	$36,708

As of December 31, 2008, 2007, and 2006, all securities available-for-sale had contractual maturities of less than one year. Gross realized gains and losses to date have not been material.

4.	Accounts Receivable, net

The balance consists of the following as of December 31 (in thousands of US dollars):

Accounts Receivable (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	982	$51	$—
Subsidiaries	—	—	—

Total accounts receivable	982	$51	$—

CTI’s accounts receivable balance as of December 31, 2008 and 2007 consists of trade receivables related to Zevalin which was acquired in December 2007 and contributed to RIT Oncology, our 50/50 joint venture with Spectrum in December 2008. The amount as of December 31, 2008 relates to receivables remaining on sales prior to the divestiture.. Allowances for uncollectible accounts receivable and product returns, which are offset against the accounts receivable balance, totalled approximately $93,000 and $2,000 as of December 31, 2008 and 2007.

5.	Inventory

The balance consists of the following as of December 31 (in thousands of US dollars):

Inventory (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	—	$290	$—
Subsidiaries	—	—	—

Total inventory	—	$290	$—

All inventory as of December 31, 2007 consists of finished goods inventory for Zevalin which was acquired in December 2007.. All inventory was sold to RIT Oncology subsequent to its formation in December 2008.

6.	Note receivable from joint venture

The balance consists of the following as of December 31 (in thousands of US dollars):

Note receivable from joint venture (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	7,500	—	—
Subsidiaries	—	—	—

Total note receivable from joint venture	7,500	—	—

Total note receivable from joint venture as of December 31, 2008 relates to the initial payment to us from RIT Oncology upon the formation of the joint venture, RIT Oncology and was in exchange for our contribution of the Zevalin assets to the joint venture. This amount was funded by Spectrum and was the second of two $7.5 million payments and was received in January 2009.

7.	Prepaid expenses and other current assets

The balance consists of the following as of December 31 (in thousands of US dollars):

Prepaid expenses and other current assets (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	1,991	$2,522	$3,582
Subsidiaries	368	1,382	6,549

Total prepaid expenses and other current assets	2,359	$3,904	$10,131

The decrease in prepaid expenses and other current assets as of December 31, 2008 as compared to December 31, 2007 is primarily due to timing of prepayments, offset in part by an increase due to a receivable from RIT Oncology for services performed by CTI on behalf of RIT.

The decrease in prepaid expenses and other current assets as of December 31, 2007 as compared to December 31, 2006 is primarily due to the collection of VAT receivable and grants receivable in our European branch, a decrease in the PharmaBio prepaid service commitment due to the utilization of services and a decrease in CTI’s prepaid paclitaxel supply.

8.	Property and Equipment, net

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation commences at the time assets are placed in service. It is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years for assets other than leasehold improvements, which are amortized over the lesser of their useful life of 10 years or the applicable lease using the straight-line method.

Property and equipment are composed of the following as of December 31 (in thousands of US dollars):

	2008	2007	2006
Leasehold improvements	6,512	$11,644	$11,208
Lab equipment	7,240	7,452	6,311
Furniture and office equipment	19,252	18,300	17,878

	33,004	37,396	35,397
Less: accumulated depreciation and amortization	(28,680)	(31,371)	(27,482)

	4,324	$6,025	$7,915

Depreciation expense of $3.5 million, $4.1 million and $5.6 million was recognized during 2008, 2007 and 2006, respectively.

All sales of Zevalin during 2008 and 2007 were to customers in North America.

The following table depicts long-lived assets based on the following geographic locations (in thousands of US dollars):

	Year Ended December 31,
	2008	2007	2006
United States	22,966	$39,777	$24,663
Europe	7,286	11,099	12,620

	30,252	$50,876	$37,283

9.	Goodwill and Other Intangible Assets

Goodwill is not amortized but is tested for impairment at least annually or more frequently if indicators of impairment are present. If goodwill is impaired it is written down; however, no impairment of goodwill has been found to date.

There were no changes in the net carrying amount of goodwill during the years ended December 31, 2008, 2007 and 2006.

Other intangible assets consist of acquisition-related intangible assets. These other intangible assets have finite lives and are carried at cost less accumulated amortization.

As of December 31, 2008, we had no intangible asset balance remaining. Other intangible assets are composed of the following as of December 31 2007 and 2006 (in thousands):

	2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed and core technologies	11,306	(28)	11,278
Manufacturing intangible asset	3,712	(16)	3,696
Assembled workforce	5,699	(4,716)	983

Other intangibles assets	$20,717	$(4,760)	$15,957

	2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assembled workforce	$5,088	$(3,425)	$1,663

The change in the value of other intangible assets is as follows:

	Developed and Core Technologies	Manufacturing Intangible Asset	Assembled Workforce
Balance as of January 1, 2006	—	—	2,239
Amortization	—	—	(792)
Increase due to exchange rate	—	—	216

Balance as of December 31, 2006	—	—	1,663
Increase due to acquisitions	11,306	3,712	68
Amortization	(28)	(16)	(869)
Increase due to exchange rate	—	—	121

Balance as of December 31, 2007	$11,278	$3,696	$983

Increase due to acquisition cost adjustments	138	45	—
Amortization	(111)	(558)	(927)
Disposition of Zevalin to RIT Oncology	(11,305)	(3,183)	—
Decrease due to exchange rate	—	—	(56)
Balance as of December 31, 2008	—	—	—

Amortization of the assembled workforce intangible asset is computed using the straight-line method over the estimated useful life of the assembled workforce asset, which is approximately 5 years. As of December 31, 2008 all workforce intangibles had been fully amortized.

In 2007, we recorded certain intangible assets in connection with the acquisition of Zevalin. Developed and core technologies were amortized over the terms of the patents related to such technologies of approximately 11.2 years based on a method of amortization that reflected the pattern in which the economic benefit of the intangible assets were consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The manufacturing intangible asset was amortized straight-line over the term of the supply agreement, which was approximately 6.5 years. In connection with the formation of RIT Oncology in December 2008, our intangible asset balances related to Zevalin were included in the disposition of Zevalin to RIT Oncology.

10.	Investment in joint venture

The balance consists of the following as of December 31 (in thousands of US dollars):

Investment in joint venture (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	5,830	—	—
Subsidiaries	—	—	—

Total investment in joint venture	5,830	—	—

The balance of investment in joint venture as of December 31, 2008 equals our initial capital contribution in the joint venture offset by our equity loss in the joint venture

11.	Other assets

The balance consists of the following as of December 31 (in thousands of US dollars):

Other assets (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	2,539	$5,149	$4,926
Subsidiaries	6,325	6,681	5,715

Total other assets and deferred charges	8,864	$11,830	$10,641

The decrease in the balance of other assets as of December 31, 2008 as compared to December 31, 2007 is primarily due to a decrease in capitalized costs related to the previously filed Italian Listing Prospectus and a decrease in the long term portion of our VAT receivable.

The increase in the balance of other assets as of December 31, 2007 as compared to December 31, 2006 is primarily due to an increase in capitalized costs related to the previously filed Italian Listing Prospectus and an increase in the long-term portion of our VAT receivable, offset by a decrease due to the amortization of capitalized debt issue costs primarily related to conversions of our 7.5% notes as well as our 5.75% notes.

Value Added Tax Receivable

CTI’s European operations are subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The VAT receivable is approximately $6.3 million and $7.2 million as of December 31, 2008 and December 31, 2007, respectively, of which $6.2 million and $6.5 million is included in other assets and $0.1 million and $0.7 million is included in prepaid expenses and other current assets as of December 31, 2008 and December 31, 2007, respectively. This receivable balance relates to CTI’s Italian operations and typically has a three year collection period. CTI reviews its VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

B.	LIABILITIES

1.	Accounts Payable

The balance consists of the following as of December 31 (in thousands of US dollars):

Accounts Payable (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	7,095	$5,544	$51
Subsidiaries	2,232	1,051	588

Total accounts payable	9,327	$6,595	$639

The change in accounts payable as between December 31, 2008, 2007 and 2006 is due to fluctuations in the timing of expenses and payments.

2.	Accrued Expenses

Accrued expenses consisted of the following as of December 31 (in thousands of US dollars):

	2008	2007	2006
USAO litigation claim	$—	$—	$10,500
Clinical development and regulatory expense	7,768	11,936	8,855
Employee compensation and related expenses	5,920	4,738	4,261
Deemed dividend on conversion of preferred stock	3,000	—	—
Manufacturing expense	2,662	2,319	1,286
Settlement expenses	2,595	—	—
Insurance financing and accrued interest expense	2,032	689	917
Royalties and rebates	1,549	12	—
Corporate development and sales and marketing expense	641	1,924	911
Other research and development expenses	810	464	241
Other	2,331	3,952	1,596

	29,308	$26,034	$28,567

Accrued expenses increased as of December 31, 2008 as compared to December 31, 2007 primarily due to $3.0 million accrued for deemed dividends on conversion of our preferred stock, $2.6 million in settlement expenses as well as an increase in royalties and rebates, insurance financing and interest accruals, offset in part by a decrease in clinical, corporate development and sales and marketing accruals.

Accrued expenses decreased as of December 31, 2007 as compared to December 31, 2006 primarily due to $10.5 million accrued at December 31, 2006 to settle claims related to the USAO litigation matter, offset by an increase in general accruals due to the timing of expenses and payments as well as an increase in clinical and financial and accounting accruals.

3.	Deferred revenue

The balance consists of the following as of December 31 (in thousands of US dollars):

Deferred revenue (In thousands of US dollars)	December 31,
	2008	2007	2006
Current portion of deferred revenue	80	$80	$80
Deferred revenue, less current portion	319	398	478

Total deferred revenue	399	$478	$558

The decrease in deferred revenue as of December 31, 2008 as compared to December 31, 2007 and December 31, 2006 is due to recognition of deferred revenue related to CTI’s Lisofylline agreement.

4.	Long term Obligations

Other long-term obligations

Other long-term obligations consist of the following as of December 31 (in thousands of US dollars):

	2008	2007	2006
Capital lease equipment financing agreement, due May 2010, monthly payments of $1, including interest at 6.0%	26	44	63
Capital lease equipment financing agreement, due February 2008, monthly payments of $7, including interest at 5.1%	—	54	125
Excess facilities liability	1,128	1,547	3,951
Accrued rent	1,415	1,567	1,759
Employee defined benefit plan	899	1,034	923
European public loans	116	241	529
Other long-term obligations	80	6,412	133

	3,664	10,899	7,483
Less current portion	(757)	(1,020)	(2,816)

	2,907	$9,879	$4,667

5.	Convertible notes

Based on their respective trading prices, the fair values of CTI’s convertible senior notes, convertible senior subordinated notes and convertible subordinated notes are as follows as of December 31 (in thousands of US dollars):

	2008	2007	2006
10% convertible senior notes due 2011	21,810	—	—
9% convertible senior notes	4,580
7.5% convertible senior notes	27,308	$29,756	$42,780
6.75% convertible senior notes	5,875	$6,100	$6,549
5.75% convertible senior notes	16,728	$26,650	$—
4.0% convertible senior subordinated notes	46,375	$45,403	$34,193
5.75% convertible senior subordinated notes common shareholders	—	$16,907	$20,555
5.75% convertible subordinated notes	—	$2,910	$19,373

The following table summarizes the changes in the principal balances of CTI’s convertible notes during the years ended December 31, 2008 and 2007 (in thousands):

	Balance at January 1, 2008	Issued	Converted	Extinguished	Matured	Balance at December 31, 2008
18.33% convertible senior notes	$—	$44,500	$(28,250)	$(16,250)	$—	$—
15.5% convertible senior notes	—	14,211	(14,211)	—	—	—
15% convertible senior notes	—	23,000	—	(23,000)	—	—
13.5% convertible senior notes	—	45,118	(27,600)	(17,518)	—	—
10% convertible senior notes due 2011	—	32,651	(14,651)	—	—	18,000
10% convertible senior notes due 2012	—	9,000	(9,000)	—	—	—
9.66% convertible senior notes	—	24,700	(15,700)	(9,000)	—	—
9% convertible senior notes	—	51,655	(40,820)	(5,250)	—	5,585
7.5% convertible senior notes	33,458	—	—	—	—	33,458
6.75% convertible senior notes	7,000	—	—	—	—	7,000
5.75% convertible senior notes	23,250	—	(250)	—	—	23,000
5.75% convertible senior subordinated notes	16,907	—	—	(8,943)	(7,964)	—
5.75% convertible subordinated notes	2,910	—	—	(150)	(2,760)	—
4.0% convertible senior subordinated notes	55,150	—	—	—	—	55,150

Total	$138,675	$244,835	$(150,482)	$(80,111)	$(10,724)	$142,193

	Balance at January 1, 2007	Issued	Converted	Exchanged	Balance at December 31, 2007
7.5% convertible senior notes	$48,752	$—	$(15,294)	$—	$33,458
6.75% convertible senior notes	7,000	—	—	—	7,000
5.75% convertible senior notes	—	23,250	—	—	23,250
5.75% convertible senior subordinated notes	27,407	—	—	(10,500)	16,907
5.75% convertible subordinated notes	28,490	—	—	(25,580)	2,910
4.0% convertible senior subordinated notes	55,150	—	—	—	55,150

Total	$166,799	$23,250	$(15,294)	$(36,080)	$138,675

For a description of the Company’s notes and terms of the notes, including a description of those series of notes which have been completely converted as of the date of this Registration Document, please refer to Chapter 21, Paragraph 21.1.4 of this Registration Document. Pursuant to the indentures governing each series of notes, the Company is not obligated to keep a record of the individual holders of the notes, which are held in the form of a global note by The Depositary Trust Company.

6.	Convertible Preferred Stock

Convertible Preferred Stock (In thousands of US dollars)	December 31,
	2008	2007	2006
Series A 3% Convertible Preferred Stock	417	$5,188	$—
Series B 3% Convertible Preferred Stock	4,031	11,881	—
Series C 3% Convertible Preferred Stock	3,221	6,229	—
Series D 7% Convertible Preferred Stock	734	2,938	—

Total Convertible Preferred Stock	8,403	$26,236	$—

The following section provides a description of the Company’s convertible preferred stock. As of the date of this Registration Document, the Company had no shares of preferred stock outstanding.

Series A 3% Convertible Preferred Stock

In February 2007, we issued 20,000 shares of our Series A 3% Convertible Preferred Stock, or Series A preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series A preferred stock is convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is $66.90. The conversion price is subject to adjustment in certain events. The Series A preferred stock votes on an as-converted basis with the common stock.

In connection with the Series A preferred stock issuance, we issued warrants to purchase an additional 149,476 shares of our common stock at an exercise price of $64.40 per share. The warrants became exercisable on April 16, 2007 and will terminate two years from that date.

The holders of Series A preferred stock have the right to require us to redeem all or a portion of the Series A preferred stock shares, payable in common stock, upon the occurrence of certain triggering events, as discussed below, for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion and (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date, holders of Series A preferred stock have the right to require us to redeem any of their outstanding Series A preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. The initial stated value of the convertible preferred stock is $1,000 per share. Based on these redemption features, we have classified these shares as mezzanine equity.

We calculated a beneficial conversion feature charge related to the conversion price for the preferred stock to common stock of approximately $2.6 million. As the preferred stock could be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

During the year ended December 31, 2008, 6,300 shares of Series A preferred stock were converted into 94,170 shares of our common stock in connection with the issuance of our 9% convertible senior notes. During the year ended December 31, 2007, 13,150 shares of Series A preferred stock were converted into 196,561 shares of common stock. As of December 31, 2008, we had approximately $4,000 of Series A preferred stock dividends accrued which were paid in January 2009. In February 2009, 200 shares of Series A preferred stock were exchanged for shares of our newly issued Series F preferred stock. In addition, in February 2009, 250 shares of Series A preferred stock were exchanged in connection with our litigation settlement with RHP Master Fund, Ltd. After these exchanges, 100 shares of Series A preferred stock remained outstanding.

Series B 3% Convertible Preferred Stock

In April 2007, we issued 37,200 shares of our Series B 3% convertible preferred stock, or Series B preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series B preferred stock was convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which was initially $1,000 per share, by the conversion price, which was $67.30. The conversion price was subject to adjustment in certain events. The Series B preferred stock voted on an as-converted basis with the common stock.

In connection with the Series B preferred stock issuance, we issued warrants to purchase an additional 276,373 shares of our common stock at an exercise price of $64.80 per share. The warrants became exercisable on October 16, 2007 and will terminate two years from this date.

The holders of Series B preferred stock had the same redemption rights as the holders of the Series A preferred stock, therefore, we have classified these shares as mezzanine equity.

We calculated a beneficial conversion feature charge related to the conversion price for the Series B preferred stock to common stock of approximately $1.8 million. As the Series B preferred stock could be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

During the year ended December 31, 2008, 10,162 shares of Series B preferred stock were converted into 150,994 shares of our common stock in connection with the issuance of our 9% convertible senior notes. During the year ended December 31, 2007, 21,820 shares of Series B preferred stock were converted into 324,219 shares of common stock. As of December 31, 2008, we had approximately $34,000 of Series B preferred stock dividends accrued which were paid in January 2009. Also in January 2009, 3,000 shares of Series B preferred stock were converted into 44,576 shares of common stock in connection with our litigation settlement with Tang Capital Partners LP as discussed in Note 19, Legal Proceedings. In connection with this conversion and related litigation, we accrued $3.0 million of our payment to Tang as deemed dividends on conversion of preferred stock as this amount was deemed to be an inducement payment pursuant to the provisions of EITF Topic D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, or EITF Topic D-42. In addition, in February 2009, the remaining 2,218 shares of Series B preferred stock were exchanged for shares of our newly-issued Series F preferred stock.

Series C 3% Convertible Preferred Stock

In July 2007, we issued 20,250 shares of our Series C 3% convertible preferred stock, or Series C preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series C preferred stock was convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which was initially $1,000 per share, by the conversion price, which was $39.00. The conversion price was subject to adjustment in certain events. The Series C preferred stock had the right to the number of votes equal to the stated value, or $1,000 per share, divided by $45.30 in all matters as to which shareholders are required or permitted to vote with the common stock. As of February 5, 2009, there were no remaining shares of Series C preferred stock outstanding.

In connection with the Series C preferred stock issuance, we issued warrants to purchase an additional 259,614 shares of our common stock at an exercise price of $45.30 per share. The warrants became exercisable on January 27, 2008 and will terminate two years from that date.

The holders of Series C preferred stock had the same redemption rights as the holders of the Series A preferred stock, therefore, we have classified these shares as mezzanine equity.

We calculated a beneficial conversion feature charge related to the conversion price for the Series C preferred stock to common stock of approximately $3.9 million. As the Series C preferred stock could be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

During the year ended December 31, 2008, 2,000 shares of Series C preferred stock were converted into 51,282 share of our common stock in connection with the issuance of our 9% convertible senior notes. An additional 2,000 shares of Series C preferred stock were converted into 51,280 shares of our common stock in connection with the issuance of our 15.5% and 10% convertible senior notes. During the year ended December 31, 2007, 11,966 shares of Series C preferred stock were converted into 306,819 shares of common stock. As of December 31, 2008, we had approximately $32,000 of Series C preferred stock dividends accrued which were paid in January 2009. In February 2009, the remaining 4,284 shares of Series C preferred stock were exchanged for shares of our newly-issued Series F preferred stock.

Series D 7% Convertible Preferred Stock

In December 2007, we issued 6,500 shares of our Series D 7% convertible preferred stock, or Series D preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 7%, payable quarterly. The Series D preferred stock is convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which is initially $1,000 per share, by the conversion price, which is $26.13. The conversion price is subject to adjustment in certain events. The Series D preferred stock votes on an as-converted basis with the common stock.

In connection with the Series D preferred stock issuance, we issued warrants to purchase an additional 124,401 shares of our common stock at an exercise price of $25.50 per share. The warrants became exercisable on June 3, 2008 and will terminate two years from that date.

The holders of Series D preferred stock have the same redemption rights as the holders of the Series A preferred stock, therefore, we have classified these shares as mezzanine equity.

We calculated a beneficial conversion feature charge related to the conversion price for the Series D preferred stock to common stock of approximately $1.2 million. As the Series D preferred stock could be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

During the year ended December 31, 2008, 3,000 shares of Series D preferred stock were converted into 114,832 shares of our common stock in connection with the issuance of our 9% convertible senior notes. During the year ended December 31, 2007, 2,500 shares of Series D preferred stock were converted into 95,693 shares of common stock. As of December 31, 2008, we had approximately $18,000 of Series D preferred stock dividends accrued which were paid in January 2009.

Triggering Events

Triggering events that will cause the remaining Series A and D preferred stock to become redeemable are as follows:

•	We fail to provide an effective registration statement for the common stock issuable on conversion of the convertible preferred stock, subject to a grace period of 20 calendar days;

•	We fail to deliver stock certificates for the common stock issued on a conversion of the convertible preferred stock before the fifth trading day after the certificates are required to be delivered;

•	We provide notice to the holders or public notice that we do not intend to comply with requests for conversion of the convertible preferred stock;

•	We fail to have available a sufficient number of authorized and unreserved shares of common stock for issuance on conversion of the convertible preferred stock;

•

We fail to observe or perform a covenant, agreement or warranty contained in, or otherwise commit a breach, of the purchase agreement and related transaction documents under which the convertible preferred stock are being sold, and such failure or breach is not cured within 30 calendar days after we receive notice of such failure or breach;

•

We are a party to a change of control transaction which transfers control of greater than 33% of the legal or beneficial ownership of the company or which is a merger, consolidation, sale of assets or similar transaction following which our shareholders immediately prior to the transaction own less than 66% of the aggregate voting power of the surviving or acquiring entity;

•

We enter into voluntary or involuntary bankruptcy proceedings that are not dismissed within 60 days, are adjudicated bankrupt or insolvent, have a custodian appointed for any significant part of our assets, make a general assignment for the benefit of creditors, call a meeting of our creditors with a view to arranging a composition, adjustment or restructuring of our debts, or act or fails to act in such a manner that it expressly indicates our consent to, approval of or acquiescence in any such proceedings;

•	Our common stock is not listed or quoted for trading on the NASDAQ Global Market or NASDAQ Capital Market for more than 5 trading days, even if such days are not consecutive; or

•

any monetary judgment, writ or similar final process is entered or filed against the Company or a subsidiary or any of its property or assets for greater than $50,000 and such judgment, writ or similar final process is not vacated, bonded or stayed within 45 calendar days.

7.	Shareholders’ Deficit

a.	Analysis of shareholders’ deficit variation

Shareholders’ deficit (In thousands of US dollars)	December 31,
	2008	2007	2006
Common stock, no par value	$1,188,071	$979,295	$860,691
Accumulated other comprehensive income (loss)	(7,812)	(4,007)	(1,187)
Accumulated deficit	(1,312,320)	(1,109,413)	(961,108)

Total shareholders’ deficit	$(132,061)	$(134,125)	$(101,604)

Common Stock

For net common stock (deficit), please see Paragraph 20.1.5 of this Chapter 20.

The increase in common stock as of December 31, 2008 as compared to December 31, 2007 is primarily due to $17.8 million in conversions of convertible preferred stock to common stock, $150.5 million in conversions of convertible senior notes to common stock, $16.7 million in issuance of common stock, $10.9 million in issuance of warrants, and an $11.2 million premium on 15% convertible senior notes due to exercise of Series B warrant.

The increase in common stock as of December 31, 2007 as compared to December 31, 2006 is primarily due to $37.6 million in conversions of convertible preferred stock to common stock, $19.9 million of common stock issued in connection the acquisition of SM, $15.3 million related to the conversion of 7.5% convertible senior notes to common stock, $14.5 million related to the issuance of warrants in connection with the issuance of CTI’s convertible preferred stock, $13.7 million related to the issuance of common stock in connection with the exchange of CTI’s 5.75% senior subordinated and subordinated notes, $9.5 million related to the value of the beneficial conversion feature of the convertible preferred stock and $6.5 million due to the issuance of common stock and warrants.

Accumulated Other Comprehensive Loss

The change in accumulated other comprehensive loss as of December 31, 2008 as compared to December 31, 2007 is primarily due to a foreign currency translation loss of approximately $3.8 million

The change in accumulated other comprehensive loss as of December 31, 2007 as compared to December 31, 2006 is primarily due to a foreign currency translation loss of approximately $2.8 million.

Accumulated Deficit

The increase in accumulated deficit from December 31, 2006 to December 31, 2007 and from December 31, 2007 to December 31, 2008 is due to CTI’s net losses.

b.	Capital Stock and Warrants

Common Stock

We issued 176.5 million, 0.2 million and 0.9 million shares of common stock upon conversion of our convertible senior notes during 2008, 2007 and 2006, respectively.

During 2008 and 2007, we issued 0.5 million and 0.9 million shares of our common stock, respectively, upon conversion of our Series A, B, C and D convertible preferred stock.

In August 2008, we issued 1.5 million shares of our common stock under our Equity Line of Credit with Midsummer.

In February 2008, we issued 0.7 million shares of our common stock in exchange for the cancellation of $150,000 of our 5.75% convertible subordinated notes and approximately $8.9 million of our 5.75% convertible senior subordinated notes.

In January 2008, we issued 0.1 million shares of our common stock under our Step-Up Equity Financing Agreement with Société Générale.

In December 2007, we issued 0.4 million shares of common stock in a registered offering to institutional investors and received approximately $7.0 million in gross proceeds. We also issued to the purchasing investors warrants to purchase an additional 0.4 million shares at $20.20 per share. We incurred approximately $0.5 million in expenses related to this offering.

Also in December 2007, we issued 0.5 million shares of our common stock to retire $12.8 million aggregate principal of our 5.75% convertible subordinated and senior subordinated notes.

In July 2007, we issued an aggregate of 0.4 million shares of our common stock in exchange for outstanding SM common stock in a stock for stock merger.

In October 2006, in connection with our licensing and co-development agreement entered into with Novartis, we issued an aggregate of 0.2 million shares of our common stock for gross proceeds of $15 million. We incurred expenses of approximately $0.2 million related to this offering.

In September 2006, we issued 0.6 million shares of stock under a common stock offering and received $40 million in gross proceeds. We also issued to the purchasing investors warrants to purchase an additional 0.1 million shares at $69.20 per share. We incurred approximately $2.2 million in expenses related to this offering. In October 2006, we were notified by the NASDAQ that this offering did not comply with the shareholder approval requirements set forth in NASDAQ Marketplace Rule 4350(i)(1)(D). In response to this notification, we repurchased approximately 27,000 shares of common stock and warrants to purchase 0.1 million shares. In November 2006, warrants to purchase approximately 2,000 shares of common stock were exercised and the remaining warrants expired in December 2006.

Warrants

During 2008, we issued warrants to purchase shares of common stock in connection with certain issuances of our convertible senior notes. Most of these warrants were also repurchased in 2008 in connection with the repurchase of the related notes. As of December 31, 2008, no warrants had been exercised and warrants to purchase 0.7 million shares of common stock with an exercise price of $14.10 were still outstanding.

In December 2007, we issued warrants to purchase 0.3 million shares of common stock in connection with the issuance of 0.3 million shares of our common stock as discussed above. The warrants are exercisable at an exercise price of $20.20 per share of our common stock at any time on or after June 20, 2008, for a period of three years. In December 2008, we repurchased 0.2 million warrants in connection with the issuance of our 10% notes due 2011. As of December 31, 2008, no warrants have been exercised and 0.1 million remain outstanding.

During 2007, we issued warrants to purchase 0.8 million shares of our common stock in connection with the issuances of our Series A, B, C and D convertible preferred stock. In December 2008, we repurchased 0.1 million warrants in connection with the issuance of our 10% notes due 2011. As of December 31, 2008, no warrants have been exercised and 0.8 million remain outstanding.

In connection with our November 2005 6.75% convertible senior notes offering, we issued warrants to purchase approximately 9,000 shares of common stock within five years at an exercise price of $140.00 per share to the initial purchaser of these notes. The estimated fair value of the warrants of approximately $0.6 million was capitalized as a debt issuance cost and is being amortized over the life of the convertible senior notes of five years. No warrants have been exercised as of December 31, 2008.

In connection with the CAP agreement, in November 2005 we issued approximately 0.2 million zero strike price warrants as well as 0.1 million shares to two investors of our 6.75% convertible senior notes for an inducement to convert $38.4 million of our outstanding convertible senior subordinated notes. The conversion inducement was recorded as a debt conversion expense. All warrants were exercised during 2006.

In 1998, we issued contingently exercisable warrants to purchase approximately 9,000 shares of our common stock in connection with a license agreement with PG-TXL Company, L.P. at a per share exercise price of $800.00. No warrants were exercised and they expired in November 2008.

Common Stock Reserved

A summary of common stock reserved for issuance is as follows as of December 31, 2008:

Convertible senior notes	133,016,449
Convertible senior subordinated notes	102,129
Convertible preferred stock	233,879
Equity incentive plans	532,606
Common stock warrants	1,543,433
Equity line of credit	1,236,311
Employee stock purchase plan	16,600
Restricted share rights	391

136,681,798

c.	Stock-Based Compensation

Stock-Based Compensation Expense

On January 1, 2006, CTI adopted the fair value recognition provisions of SFAS 123(R). Prior to January 1, 2006, CTI accounted for share-based payments under the recognition and measurement provisions of APB 25, and related interpretations, as permitted by SFAS 123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. Under CTI’s plan, stock options are generally granted at fair market value.

CTI adopted SFAS 123(R) using the modified-prospective transition method. Under this transition method, beginning on the effective date, or January 1, 2006, compensation cost recognized includes (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, in accordance with the modified-prospective transition method, results for prior periods have not been restated to reflect the impact of SFAS 123(R). CTI uses the straight-line single-option method to recognize the value of stock-based compensation expense for all share-based payment awards granted after January 1, 2006. Expense is recognized using the graded-vesting multiple-option method for options granted prior to January 1, 2006.

Under SFAS 123(R), stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Based on this, CTI’s stock-based compensation is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In CTI’s pro forma information required under SFAS 123 for the periods prior to January 1, 2006, CTI accounted for forfeitures as they occurred.

Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was $4.0 million, $1.6 million and $4.1 million, which consisted of $0.7 million, $0.9 million and $2.5 million of stock-based compensation expense related to employee stock options and employee stock purchases and $3.3 million, $0.7 million and $1.6 million of stock-based compensation expense related to share awards, respectively.

The following table summarizes stock-based compensation expense related to employee and director stock options, employee stock purchases, and share awards under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006, which was allocated as follows (in thousands):

	2008	2007	2006
Research and development	$1,249	$772	$2,455
Selling, general and administrative	2,751	811	1,671
Stock-based compensation expense included in operating expenses	$4,000	$1,583	$4,126

Stock-based compensation had a $4.0 million, $1.6 million and $4.1 million effect on CTI’s net loss attributable to common shareholders and a $(0.14), $(0.035) and $(0.147) effect on basic and diluted net loss per common share for the years ended December 31, 2008, 2007 and 2006, respectively. There was no effect on cash flows from operations or financing activities for the periods presented.

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Year Ended December 31,
	2008	2007	2006
Risk-free interest rates	2.8%	3.9%	4.8%
Expected dividend yield	None	None	None
Expected life (in years)	2.7	3.0	2.8
Volatility	79%	76%	74%

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. CTI has not declared or paid any dividends on its common stock and does not currently expect to do so in the future. The expected term of options represents the period that CTI’s stock-based awards are expected to be outstanding and was determined based on historical weighted average holding periods and projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of CTI’s stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on the annualized daily historical volatility, including consideration of the implied volatility and market prices of traded options for comparable entities within CTI’s industry.

CTI’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. SFAS 123(R) also requires that CTI recognize compensation expense for only the portion of options expected to vest. Therefore, CTI applied estimated forfeiture rates ranging from 0% to 38% that were derived from historical employee termination behavior. If the actual number of forfeitures differs from CTI’s estimates, additional adjustments to compensation expense may be required in future periods.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123(R) and EITF 96-18 at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Stock Plans

During 2007, shareholders approved CTI’s amended and restated 2003 Equity Incentive Plan which was retitled as CTI’s 2007 Equity Incentive Plan, or 2007 Plan. In addition, CTI has its 1994 Equity Incentive Plan, or 1994 Plan, which has been terminated, except with respect to outstanding awards granted prior to termination of the 1994 Plan. The 2007 Plan provides for the grant of the following types of incentive awards: (1) stock options, including incentive stock options and nonqualified stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units and (5) cash awards. There are 1,661,082 shares authorized under the 2007 Plan including the authorization for issuance of an additional 1,000,000 and 500,000 shares of common stock approved by CTI’s shareholders at CTI’s 2008 and 2007 Annual Meeting of Shareholders, respectively.

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan, or 2004 Plan, in connection with the merger between CTI and Novuspharma. The Plan provided for the grant of nonqualified stock options and restricted stock to certain of our officers, employees, members of CTI’s Board of Directors and consultants. There were 8,750 shares of common stock authorized under the 2004 Plan which was terminated as of December 31, 2006 except with respect to outstanding awards granted prior to such termination.

The Plans are administered by the Compensation Committee of the Board of Directors which has the discretion to determine which employees, consultants and directors shall be granted incentive awards. Options are typically exercisable ratably over a four-year period commencing one year from the date of grant, and expire not more than 10 years from the date of grant. As of December 31, 2008, 234,000 shares of common stock were available for future grants.

Stock Options

The following table summarized stock option activity for all of the stock option plans is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Thousands)
Outstanding January 1, 2006 (91,000 exercisable)	154,000	$436.60
Granted	27,000	$70.10
Exercised	—	$—
Forfeited	(12,000)	$163.40
Cancelled and expired	(14,000)	$451.30

Outstanding December 31, 2006 (118,000 exercisable)	155,000	$392.30
Granted	96,000	$39.20
Exercised	—	$—
Forfeited	(7,000)	$134.70
Cancelled and expired	(20,000)	$284.30

Outstanding December 31, 2007 (127,000 exercisable)	224,000	$258.60
Granted	122,000	$4.90
Exercised	—	$—
Forfeited	(18,000)	$45.30
Cancelled and expired	(30,000)	$159.70

Outstanding December 31, 2008	298,000	$177.40	7.6	$—

Vested or expected to vest at December 31, 2008	260,000	$201.20	7.4	$—
Exercisable at December 31, 2008	147,000	$345.40	6.0	$—

The weighted average exercise price of shares exercisable at December 31, 2007 and 2006 was $420.10 and $474.50, respectively. The weighted average fair value of options granted was $2.00, $19.30 and $35.70 during 2008, 2007, and 2006, respectively.

In accordance with EITF 96-18, all equity instruments issued to non-employees are accounted for at the estimated fair value of the equity instruments. The value of the instrument is amortized to expense over the vesting period with final valuation measured on the vesting date. At December 31, 2008, 2007 and 2006, options to acquire approximately 16,000, 12,000 and 1,000 shares of common stock, respectively, were accounted for based on their estimated fair values. CTI reversed previously recorded compensation expense of $5,000 in 2008 and recorded compensation expense of $4,000 and $19,000 in 2007 and 2006, respectively related to non-employee stock options.

The following table summarizes information about common stock options outstanding at December 31, 2008:

	Options Outstanding			Exercisable Options Outstanding (Without Restriction)
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.18 – $5.10	57,000	9.7 Years	$2.60	—	$—
$5.11 – $15.20	62,000	9.2 Years	$7.00	6,000	$10.50
$15.21 – $58.50	66,000	8.6 Years	$31.90	41,000	$36.60
$58.51 – $152.50	64,000	6.5 Years	$92.50	51,000	$98.20
$152.51 – $1,721.30	49,000	3.4 Years	$896.63	49,000	$899.60

$0.18 – $1,721.30	298,000	7.6 Years	$177.40	147,000	$345.40

Restricted Stock

CTI issued 957,000, 197,000 and 3,000 shares of restricted common stock in 2008, 2007 and 2006, respectively. Additionally, 26,000, 12,000 and 3,000 shares of restricted stock were cancelled during 2008, 2007 and 2006, respectively. The weighted average fair value of restricted shares issued during 2008, 2007 and 2006 was $1.70, $18.60 and $70.50, respectively.

In 2006 CTI reversed all remaining deferred stock-based compensation in connection with CTI’s implementation of SFAS 123R.

A summary of the status of nonvested share awards as of December 31, 2008 and changes during the period then ended, is presented below:

	Nonvested Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested at December 31, 2007	194,000	$19.30
Granted	957,000	$1.70
Vested	(183,000)	$16.50
Forfeited	(26,000)	$23.10

Nonvested at December 31, 2008	942,000	$1.90

The total fair value of share awards vested during the year ended December 31, 2008, 2007 and 2006 was $0.4 million, $0.4 million and $1.5 million, respectively.

As of December 31, 2008, the total remaining unrecognized compensation cost related to unvested stock options and share awards amounted to $1.6 million, which will be amortized over the weighted-average remaining requisite service period of 1.0 years. This amount does not include unrecognized compensation cost related to 48,000 shares of contingent share awards granted during December 2007.

Employee Stock Purchase Plan

During 2007, shareholders approved CTI’s 2007 Employee Stock Purchase Plan, or 2007 Purchase Plan, which replaced CTI’s 2003 Employee Stock Purchase Plan, or 2003 Purchase Plan, which terminated in April 2006. Under the purchase plans, eligible employees may purchase a limited number of shares of CTI’s common stock at 85% of the lower of the subscription date fair market value and the purchase date fair market value. There are two six-month offerings per year. Under the 2003 Purchase Plan, CTI issued approximately 8,000 shares to employees in 2008. CTI did not issue any shares under a purchase plan during 2007 as the 2003 Purchase Plan terminated in April 2006 and the 2007 Purchase Plan was not approved until August 2007 which was after the July 1, 2007 start date of the six-month offering period. Under the 2003 Purchase Plan, CTI issued less than 1,000 shares to employees in 2006. There are 25,000 shares of common stock authorized under the 2007 Purchase Plan and approximately 17,000 are reserved for future purchases as of December 31, 2008.

d.	Net Loss per Share

Basic and diluted net loss per share is calculated using the weighted average number of shares outstanding as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2008	2007	2006
Net loss attributable to common shareholders	$(202,907)	$(148,305)	$(135,819)

Basic and diluted:
Weighted average shares out standing	29,383	4,564	2,839
Less weighted-average restricted shares outstanding	(416)	(35)	(32)

Shares used in calculation of basic and diluted net loss per common share	28,967	4,529	2,807

Net loss per common share:
Basic and diluted	$(7.00)	$(32.75)	$(48.39)

As of December 31, 2008, 2007 and 2006, options, warrants, unvested restricted share awards and rights, convertible debt, and convertible preferred stock aggregating 136,136,791, 3,676,951 and 1,033,827 common equivalent shares, respectively, prior to the application of the treasury stock method for options and warrants, were not included in the calculation of diluted net loss per share as their effects on the calculation are anti-dilutive.

e.	Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing compensation plans as of December 31, 2008, including the 2007 Equity Incentive Plan, Novuspharma S.p.A. Stock Option Plan, 1994 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		(d) Total of Securities Reflected in Columns (a) and (c)
Plans Approved by Shareholders	294,103	(1)	$178.11	250,766	(2)	544,869
Plan Not Approved by Shareholders (3)	4,337		$128.40	None		4,337

(1)	Consists of the 2007 Equity Incentive Plan and the 1994 Equity Incentive Plan.
(2)	Consists of 234,166 shares available for future issuance under the 2007 Equity Incentive Plan and 16,600 shares available for future issuance under the 2007 Employee Stock Purchase Plan.
(3)	Consists of the Novuspharma S.p.A. Stock Option Plan adopted in connection with the merger between CTI and Novuspharma which expired on December 31, 2006.

f.	Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Our common stock is traded on the NASDAQ Global Market under the symbol “CTIC”, and effective January 2, 2004, we commenced the trading of our common stock on MTA (formerly known as the MTAX and, prior to that, as the Nuovo Mercato) in Italy, also under the ticker symbol “CTIC”. The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the common stock as reported on the NASDAQ National Market, our principal trading market.

	High	Low
2007
First Quarter	72.40	56.40
Second Quarter	75.60	28.50
Third Quarter	49.70	30.00
Fourth Quarter	38.90	15.90
2008
First Quarter	19.90	4.70
Second Quarter	9.60	4.60
Third Quarter	4.90	0.58
Fourth Quarter	0.89	0.12

On March 9, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $0.06 per share. As of March 9, 2009, there were approximately 180 shareholders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock or our Series F Preferred Stock in the foreseeable future. Except for dividends payable on the Series A 3% Convertible Preferred Stock and Series D 7% Convertible Preferred Stock, we currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant

Sales of Unregistered Securities

Not Applicable.

Stock Repurchases in the Fourth Quarter

Not Applicable.

8.	Employee Benefit Plans

CTI’s U.S. employees participate in the Company’s 401(k) Plan whereby eligible employees may defer up to 80% of their compensation, up to the annual maximum allowed by the Internal Revenue Service. We may make a discretionary matching contributions based on certain plan provisions. We made contributions of approximately $0.1 million, during each of the years ended December 31, 2008, 2007 and 2006.

In connection with our merger with Novuspharma, on January 1, 2004, we assumed a defined benefit plan and related obligation for benefits owed to our Italian employees who, pursuant to Italian law, are entitled to a lump sum payment upon separation from the Company. Related costs are accrued over the employees’ service periods based on compensation and years of service. In accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, we have elected to carry the obligation under the plan at the amount of the vested benefit obligation which is defined as the actuarial present value of the vested benefit to which the employee is entitled if the employee separates immediately. Benefits of approximately $0.5 million, $0.3 million and $0.8 million were paid to employees who separated from the Company during 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, the vested benefit obligation was approximately $0.9 million and $1.0 million, respectively and was included in long-term obligations.

9.	Certain Concentrations

We are exposed to risks associated with foreign currency transactions to use U.S. dollars to make contract payments denominated in euros or vice versa. As the net positions of our unhedged foreign currency transactions fluctuate, our earnings might be negatively affected. In addition, we are exposed to risks associated with the translation of euro-denominated financial results and amounts into U.S. dollars. We currently do not utilize forward exchange contracts or any type of hedging instruments to hedge foreign exchange risk as we believe our overall exposure is relatively limited.

We are subject to concentration of credit risk primarily from our cash investments. Under our investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities. We do not require collateral or other security to support credit sales, but provide an allowance for bad debts when warranted.

If we are unable to obtain sufficient quantities of needed starting materials for the manufacture of our products in development from existing suppliers, or if we were unable to source these materials and services from other suppliers and manufacturers, certain research and development and sales activities may be delayed.

We are exposed to certain labor risks related to our European employees, who represent approximately 35% of our total employees as of December 31, 2008, and who are subject to a collective bargaining agreement as well as to local regulations governing employment.

10.	Contractual Arrangements and Commitments

Lease Agreements

Facilities

We lease our office and laboratory space under operating leases. Leases for our corporate office space contain an annual escalation clause of approximately 3% and the related rent expense is recognized on a straight-line basis over the term of the respective lease. In connection with a lease agreement, we have a $0.7 million irrevocable, unconditional standby letter of credit which is secured by a certificate of deposit classified in our consolidated balance sheet in other assets as of December 31, 2008 and 2007. Rent expense amounted to approximately $4.6 million, $4.0 million and $3.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. Rent expense is net of sublease income and amounts offset to excess facilities charges.

We entered into sublease agreements to sublet a portion of our facilities considered to be in excess of current requirements. These subleases expired in 2008 along with the related original lease. Total sublease rental income for fiscal years 2008, 2007 and 2006 was $0.1 million, $1.0 million and $0.9 million, respectively, recorded as an offset to lease expense.

Capital Leases

As of December 31, 2008, we have two capital lease agreements related to our European branch to finance lab equipment, which has a rate of 6.0% and terminates in May 2010. Additionally, a second capital lease terminated in February 2008. The net book value of assets under these capital leases was approximately $30,000 and $0.4 million as of December 31, 2008 and 2007, respectively.

Future Minimum Lease Payments

Future minimum lease commitments for noncancelable operating and capital leases at December 31, 2008 are as follows (in thousands):

	Capital Leases	Operating Leases
2009	$18	$6,232
2010	8	6,138
2011	—	5,975
2012	—	4,251
2013		904
Thereafter	—	35

Total minimum lease commitments	$26	$23,535

Less interest	(1)

Present value of lease obligation	25
Less current portion of long-term obligation	(17)

Long-term obligation	$8

As of December 31, 2008, 2007 and 2006, we had a liability of approximately $1.1 million, $1.5 million and $4.0 million, respectively, in charges for excess facilities under our current operating leases in accordance with SFAS 146. These charges included lease commitments, net of estimated sublease income.

Supply Agreements

Zevalin

In December 2007, in connection with our acquisition of Zevalin, we entered into a supply agreement with Biogen to manufacture Zevalin for sale in the United States pursuant to which we would purchase from Biogen, and Biogen would provide to us, kits to make Zevalin doses for sale to end-users in the United States at a “cost plus” manufacturing price. The supply agreement was amended and assumed by RIT Oncology upon our formation of the joint venture.

Also in December 2007, in connection with our acquisition of Zevalin, we assumed from Biogen a manufacturing and supply agreement with MDS (Canada) Inc., MDS Nordion Division, or MDS (Canada), for yttrium-90, a radioisotope used in connection with the administration of Zevalin. This agreement was also assumed by RIT Oncology.

Paclitaxel

In September 2001, we entered into a purchase agreement with Natural Pharmaceuticals, Inc., or NPI, to purchase $6.0 million of paclitaxel, a starting material for OPAXIO, which was to be delivered by NPI over several years. This material was intended to be used primarily for research and development activities. We paid for the entire purchase upon execution of the agreement in 2001 and recorded the amount as a prepaid asset. As we had adequate supply of paclitaxel on hand to support our validation campaigns and clinical activities, we amended our supply agreement with NPI in 2005 to reduce the amount of material we would receive and we were refunded $0.8 million of our prepayment. In addition, the agreement, as amended, granted NPI the exclusive right to purchase up to 5 kilograms of our paclitaxel supply at our original cost through September 1, 2007. The amended agreement also allows NPI the right to sell some or all of the paclitaxel supply to its customers and replace the material within 60 days with newer material having a longer expiration date. In August 2007, we entered into an additional amendment whereby NPI repurchased 3.7 kilograms of our prepaid paclitaxel which was currently in NPI’s possession. The amount paid by NPI would offset the cost of 5.3 kilograms of new paclitaxel supply that NPI originally agreed to provide us by November 1, 2007. We received a portion of this new paclitaxel supply in December 2007 and the remaining amount is expected to be delivered in 2009.

As of December 31, 2008 and 2007, we had paclitaxel supply of $0.6 million and $0.7 million, respectively, which is included in prepaid expenses and other current assets. The amount as of both December 31, 2008 and 2007 includes approximately $0.5 million in supply due from NPI. These costs have been capitalized since there is a ready market for this active pharmaceutical ingredient.

11.	Other Significant Events

a. Formation of Joint Venture

On December 15, 2008, we closed our transaction with Spectrum to form a 50/50 owned joint venture, RIT Oncology, to commercialize and develop Zevalin in the United States. We originally acquired the U.S. rights to develop, market and sell Zevalin from Biogen on December 21, 2007. At the closing of the joint venture transaction, we contributed to RIT Oncology all assets exclusively related to Zevalin in exchange for a 50% membership interest in RIT Oncology, an initial payment from RIT Oncology of $7.5 million upon closing of the transaction and an additional payment of $7.5 million in early January 2009. In addition, we may receive up to $15 million in product sales milestone payments upon RIT Oncology’s achievement of certain revenue targets. RIT Oncology also assumed from us all future liabilities and contingent milestone payments related to Zevalin. Also at closing, RIT Oncology issued to Spectrum a 50% membership interest in exchange for its capital contribution, a portion of which funded the purchase price paid to us by RIT Oncology, and we made an initial $1.8 million cash capital contribution.

CTI and Spectrum are the sole members of RIT Oncology whose sole purpose is to commercialize Zevalin in the United States. In connection with the formation of RIT Oncology, we entered into an amended and restated operating agreement, or LLC agreement, for RIT Oncology, setting forth the terms of governance, capital contributions and distributions and certain buy-out and put rights (as described further below), among other things. RIT Oncology was governed by a board of managers comprised of an equal number of members from each of CTI and Spectrum. Both parties were to equally provide for the future capital requirements of RIT Oncology and share equally in its profits and losses.

Under the terms of the LLC agreement, among other rights, we held a sale option exercisable in our sole discretion to sell all of our membership interest in RIT Oncology to Spectrum for $18.0 million, subject to adjustments for any amounts owed between us and RIT Oncology at the time of such sale. In February 2009, we exercised this sale option and in March 2009 we received $6.5 million (a portion of which was used to pay a consent fee to Biogen) in connection with the sale of our interest in RIT Oncology. As of March 9, 2009, we are engaged in the process of finalizing the transaction terms and expect to receive the remainder of the purchase price of approximately $10.0 million to $11.5 million no later than 90 days following the closing of the transaction.

In connection with our original acquisition of Zevalin from Biogen, we entered into a security agreement with Biogen pursuant to which we granted a first priority security interest to Biogen in all of our right, title and interest in certain assets, rights and agreements related to Zevalin, which agreement was subsequently amended and restated to include our 50% interest in RIT

Oncology. In connection with the formation of joint venture, we also entered into a guarantee agreement with Biogen in which we guaranteed the performance of all of RIT Oncology’s obligations to Biogen. Spectrum also entered into the same guarantee with Biogen and CTI and Spectrum have agreed to allocate any liability arising under such guarantees based upon their respective ownership in RIT Oncology. As of the closing of the sale of our 50% interest in RIT Oncology to Spectrum, all such liability will be allocated to Spectrum, and Spectrum will have an obligation to reimburse CTI for amounts paid for claims by Biogen.

Due to the fact that we received cash for the assets contributed, we recorded a one-time gain of $9.4 million, net of transaction costs, on the sale of Zevalin to RIT Oncology. This gain was based on the difference between the book value of the assets contributed and the fair value of these assets as recorded under the joint venture. Our continuing involvement with Zevalin through our joint venture interest (prior to the consummation of sale of that interest to Spectrum in March 2009) represented a significant continuing involvement in the Zevalin business. Accordingly, under EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, we determined that the gain on sale as well as the Zevalin operations should not be included in discontinued operations.

Under the equity method of accounting, we recorded our initial investment in RIT Oncology at cost and adjust for equity in earnings (loss) and cash contributions and distributions. Our investment in the joint venture is less than our underlying equity in the net assets of RIT Oncology due to the difference between our book value of the assets contributed and the revaluation of the assets to fair value by the joint venture. We are amortizing this difference over the life of the related assets and liabilities and such amortization is included in equity loss from investment in joint venture.

Condensed financial information for the Joint Venture

A summary of the unaudited condensed financial information for RIT Oncology as of December 31, 2008 and for the period from December 16, 2008 (inception) to December 31, 2008 is as follows (in thousands):

December 31, 2008
(unaudited)
Current assets	$9,084
Noncurrent assets	37,042
Current liabilities	9,697
Long-term liabilities	7,904
Stockholders’ equity	$28,525

Period from December 16, 2008 to December 31, 2008
(unaudited)
Product sales	$342
Cost of product sold	(87)
Net loss	$(5,075)

b. Restructuring Activities

During 2005, we reduced our workforce in the U.S. and Europe. In conjunction with this, we vacated a portion of our laboratory and office facilities and recorded excess facilities charges. For the years ended December 31, 2008, 2007 and 2006, restructuring and related asset impairment charges totalled approximately $0.2 million, $0.2 million and $0.6 million, respectively, which is included in selling, general and administrative expense and is comprised of the following:

	2008	2007	2006
Excess facilities charges	$162	$201	$667
Employee separation cost	—	—	(80)
Asset impairments	—	—	4

Total restructuring and related asset impairment charges	$162	$201	$591

Excess Facilities Charges

Charges for excess facilities relate to our lease obligation for excess laboratory and office space in the U.S. that we vacated as a result of the restructuring plan. Pursuant to SFAS 146, we recorded restructuring charges when we ceased using this space. The charges for excess facilities for the years ended December 31, 2008, 2007 and 2006 were due to changes in our estimate of the timing and amount of cash flows related to excess facilities charges booked in 2005 as well as adjustments due to the passage of time. As of December 31, 2008 we had approximately $1.1 million accrued related to excess facilities charges, of which approximately $0.3 million was included in current portion of long-term obligations and approximately $0.8 million of which was included in long-term obligations, less current portion. We will periodically evaluate our existing needs, the current and estimated future values of our subleases, and other future commitments to determine whether we should record additional excess facilities charges or adjustments to such charges.

Employee Separation Costs

The expense for the year ended December 31, 2006 relates to an adjustment to the 2005 expense recorded for employee separation costs and is due to changes in estimates of amounts due to employees as well as adjustments due to foreign currency fluctuations.

The following table summarizes the changes in the liability for restructuring activities during the years ended December 31, 2008 and 2007 (in thousands):

	Excess Facilities Charges	Employee Separation Costs
Balance at January 1, 2007	3,951	27
Charges	201	—
Foreign currency adjustments	—	1
Payments	(2,604)	(19)

Balance at December 31, 2007	$1,548	$9

Charges	161	—
Foreign currency adjustments	—	1
Payments	(581)	(10)

Balance at December 31, 2008	1,128	—

12.	Related Party Transactions

In the case of termination, we have severance agreements with our executive officers that provide benefits for eighteen to twenty-four months. For more information, please see Chapter 15, Paragraph 15.1.

In May 2007, we formed Aequus Biopharma, Inc., or Aequus, a majority owned subsidiary of which our ownership was approximately 69% as of December 31, 2007. We entered into a license agreement with Aequus whereby Aequus gained rights to our Genetic Polymer™ technology which Aequus will continue to develop. The Genetic Polymer technology may speed the manufacture, development, and commercialization of follow-on and novel protein-based therapeutics.

In May 2007, we also entered into an agreement to fund Aequus in exchange for a convertible promissory note that becomes due and payable in five years and earns interest at a rate of 6% per annum. The note can be converted into equity at any time prior to its maturity upon CTI’s demand, or upon other triggering events. The number of shares of Aequus equity securities to be issued upon conversion of this note is equal to the quotient obtained by dividing (i) the outstanding balance of the note by (ii) 100% of the price per share of the equity securities. We funded Aequus with an initial payment of $0.5 million during 2007. We also funded Aequus $0.3 million for operating expenses during the year ended December 31, 2008. In addition, we entered into a services agreement to provide certain administrative and research and development services to Aequus. The amounts charged for these services, if unpaid by Aequus within 30 days, will be considered additional principal advanced under the promissory note.

Our President and Chief Executive Officer, James A. Bianco, M.D. and our Executive Vice President, Chief Medical Officer, Jack W. Singer, M.D. are both minority shareholders of Aequus, each owning approximately 4.9% of the equity in the company. Additionally, both Dr. Bianco and Dr. Singer are members of Aequus’ board of directors and each have entered into a consulting agreement with Aequus. Additionally, Frederick W. Telling, Ph.D., one of our board of directors, owns approximately 1% of Aequus and is also a member of Aequus’ board of directors.

20.1.4	NOTES TO THE STATEMENTS OF OPERATIONS

A. Revenues

Revenues consist of the following as of December 31 (in thousands of US dollars):

Revenues (In thousands of US dollars)		December 31,
	Notes	2008	2007	2006
Product sales	1	11,352	$47	$—
License and contract revenue	2	80	80	80

Total revenues		11,432	$127	$80

1.	Product Sales

Product sales consist of the following as of December 31 (in thousands of US dollars):

Product Sales (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	11,352	$47	$—
Subsidiaries	—	—	—

Total product sales	11,352	$47	$—

Product sales for the year ended December 31, 2008 and 2007 relate to Zevalin and increased due to the fact that we did not acquire Zevalin from Biogen until December 2007.

Customer and Geographic Concentrations

We consider our operations to be a single operating segment focused on the development, acquisition and commercialization of novel treatments for cancer. Financial results of this reportable segment are presented in the accompanying consolidated financial statements.

Product sales from Zevalin’s major customers as a percentage of total product sales were as follows:

	Year Ended December 31,
	2008	2007
Customer A	77%	67%
Customer B	5%	33%

All sales of Zevalin during 2008 and 2007 were to North America. The following table depicts long-lived assets based on the following geographic locations (in thousands):

	Year Ended December 31,
	2008	2007
United States	$22,966	39,777
Europe	7,286	11,099

	$30,252	50,876

2.	License and Contract Revenue

License and contract revenue consists of the following as of December 31 (in thousands of US dollars):

	December 31,
License and contract revenue (In thousands of US dollars)	2008	2007	2006
CTI	$80	$80	$80
Subsidiaries	—	—	—

Total license and contract revenue	$80	$80	$80

We may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of non-refundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, we calculate the revenue recognition period based on our current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in our estimate of the research and development period, we will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

We evaluate multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables. For multiple element arrangements that have continuing performance obligations, we recognize contract, milestone or license fees together with any up-front payments over the term of the arrangement as we complete our performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB, No. 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

License and contract revenue for the year ended December 31, 2008, 2007 and 2006 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine

B. Operating expenses

Operating expenses consist of the following as of December 31 (in thousands of US dollars):

Operating expenses (In thousands of US dollars)		December 31,
	Notes	2008	2007	2006
Cost of product sold	3	$3,244	$49	$—
Research and development	4	51,614	72,019	61,994
Selling, general and administrative	5	41,607	35,517	35,894
Amortization of purchased intangibles	6	1,658	913	792
Gain on sale of Zevalin	7	(9,444)	—	—
Acquired in-process research and	8	36	24,615	—

Total operating expenses		$88,715	$133,113	$98,680

3.	Cost of Product Sold

Cost of product sold consists of the following as of December 31 (in thousands of US dollars):

Cost of product sold (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	$3,244	$49	$—
Subsidiaries	—	—	—

Total cost of product sold	$3,244	$49	$—

Cost of product sold for the years ended December 31, 2008 and 2007 relates to sales of Zevalin and consists primarily of contractual royalties on product sales in addition to cost of product sold to customers. The increase in cost of product sold is consistent with the increase in product sales.

4.	Research and Development

CTI’s research and development expenses for compounds under and discovery research are as follows (in thousands of US dollars):

	2008	2007	2006
Compounds under development:
pixantrone	$8,238	$16,630	$10,404
Zevalin	5,271	143	—
OPAXIO	4,145	20,751	24,722
Brostallicin	3,860	4,205	—
Other compounds	391	813	848
Operating expenses	27,878	27,156	24,545
Discovery research	1,831	2,321	1,475

Total research and development expenses	$51,614	$72,019	$61,994

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of NDAs or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe. Operating costs include our personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. We do not allocate operating costs to the individual compounds under development as our accounting system does not track these costs by individual compound. As a result, we are not able to capture the total cost of each compound. Direct external costs incurred to date for OPAXIO, pixantrone, brostallicin and Zevalin are approximately $217.3 million, $48.7 million, $8.1 million and $5.4 million, respectively. Costs for pixantrone prior to our merger with Novuspharma S.p.A in January 2004 and costs for brostallicin prior to our acquisition of SM in July 2007 are excluded from this amount. Costs for Zevalin prior to its acquisition in December 2007 and subsequent to its sale to RIT Oncology in December 2008 are also excluded from this amount.

Research and development expenses decreased to approximately $51.6 million for the year ended December 31, 2008, from approximately $72.0 million for the year ended December 31, 2007. Pixantrone costs decreased primarily due to a decrease in clinical development activity mainly related to the closure of our PIX303 clinical trial in the fourth quarter of 2007 as well as a discontinuance of patient enrollment during 2008 in our RAPID and EXTEND trials. We closed the PIX303 trial based on, among other considerations, our plans to refocus the Company’s resources on obtaining pixantrone approval based on the EXTEND phase III trial before making additional substantial investments in alternative indications for pixantrone as well as the changing competitive landscape in second line follicular NHL. In early 2008, we closed enrollment on the RAPID trial based on adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. Additionally, we closed enrollment on the EXTEND trial during 2008 as we believed that the current accrual rate would not contribute substantially to the trial’s chance of success. These decreases were partially offset by an increase in manufacturing activity for pixantrone. Costs for Zevalin increased due to our acquisition of the product in December 2007 and primarily relate to clinical development activity including $2.0 million in expense related to our payment to Bayer Schering for access to the data from the FIT trial. Our Zevalin product was contributed to RIT Oncology, a joint venture we formed with

Spectrum, on December 15, 2008 and all related expenses subsequent to this date have been assumed by the joint venture. In addition, as of March 9, 2009, we are engaged in the process of selling our interest in the joint venture to Spectrum. Costs for our OPAXIO program decreased primarily due to a decrease in clinical development activity related to our PGT307 trial, which was reduced in scope to U.S. sites only in early 2008, reduced costs associated with our PIONEER trial which was suspended and closed in the fourth quarter of 2006 and incurred certain wrap-up costs in the first half of 2007 and a decrease in the GOG0212 study related to the amendment to our contract with the GOG. Manufacturing activity for OPAXIO also decreased as we extended activities into 2009 in an effort to conserve cash in 2008. Costs for brostallicin decreased primarily due to a non-recurring license payment during 2007 related to a development agreement, partially offset by an increase in clinical development activities related to phase I and phase II studies. Our operating expenses remained fairly consistent in both years, while our discovery research decreased slightly due to a shift in focus to our commercial product Zevalin, which was transferred to the joint venture, as well as other products closer to commercialization.

Research and development expenses increased to approximately $72.0 million for the year ended December 31, 2007, from approximately $62.0 million for the year ended December 31, 2006. Costs for our OPAXIO program decreased primarily due to reduced costs associated with our PIONEER trial which was suspended and closed in the fourth quarter of 2006. This decrease was partially offset by start-up costs associated with our PGT307 trial as well as an increase in manufacturing costs. Pixantrone costs increased primarily due to start-up costs associated with our PIX303 trial, as well as an increase in costs associated with our RAPID trial, mainly due to an increase in patient enrollment and costs for comparator drug. In early 2008, we closed enrollment on the RAPID trial based on adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. We also closed the PIX303 trial based on, among other considerations, our plans to refocus the Company’s resources on obtaining pixantrone approval based on the EXTEND phase III trial before making additional substantial investments in alternative indications for pixantrone as well as the changing competitive landscape in second line follicular NHL. These increases in pixantrone costs were partially offset by a decrease in costs associated with our EXTEND trial primarily related to a reduction in contract research organization costs and investigator fees due to a decrease in patient enrollment. Costs incurred for brostallicin resulted from our acquisition of SM in July 2007 and primarily relate to a license payment due under a development agreement, as well as an increase in clinical development activities related to phase I and phase II studies. Operating expenses increased primarily due to an increase in personnel costs.

Our lead drug candidates, pixantrone, OPAXIO and brostallicin, are currently in clinical trials. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. Regulatory agencies, including the FDA and EMEA, regulate many aspects of a product candidate’s life cycle, including research and development and preclinical and clinical testing. We or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks. Completion of clinical trials depends on, among other things, the number of patients available for enrollment in a particular trial, which is a function of many factors, including the availability and proximity of patients with the relevant condition. We rely on third parties to conduct clinical trials, which may result in delays or failure to complete trials if the third parties fail to perform or meet applicable standards. We have drug candidates that are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates.

The Company’s products will be successful and we will be able to generate revenues only if:

•	the Company’s product candidates are developed to a stage that will enable us to commercialize, sell, or license related marketing rights to third parties; and

•	the Company’s product candidates, if developed, are approved.

Failure to generate such revenues may preclude us from continuing the Company’s research, development and commercial activities for these and other product candidates. The Company also entered into collaboration agreements for the development and commercialization of the Company’s product candidates. The Company cannot control the amount and timing of resources the Company’s collaborators devote to product candidates, which may also result in delays in the development or marketing of products.

Because of these risks and uncertainties, we cannot accurately predict when or whether we will successfully complete the development of the Company’s product candidates or the ultimate product development cost. We submitted an MAA for OPAXIO in Europe in March 2008 based on the results of the STELLAR trials. This MAA has been subsequently withdrawn on September 2009, in order to allow the Company to focus its resources on the future and potential approval of OPAXIO as drug for ovarian cancer and/or radiation-sensitizer in the treatment of advanced esophageal cancer.

5.	Selling, General and administrative expenses

Selling, general and administrative expenses consist of the following as of 31 December (in thousands of US dollars):

Selling, general and administrative expenses (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	$156,343	$28,893	$30,498
Subsidiaries	(114,736)	6,624	5,396

Total selling, general and administrative	$41,607	$35,517	$35,894

Selling, general and administrative expenses increased to approximately $41.6 million for the year ended December 31, 2008, from approximately $35.5 million for the year ended December 31, 2007. This is primarily attributed to a $4.8 million increase in sales and marketing expenses due to the acquisition of Zevalin in December 2007 and subsequent expansion of our sales force. In addition, we incurred approximately $1.2 million in legal and consulting fees associated with the potential spin-off, asset divestment, or creation of a joint venture with regard to certain of our operations and assets. We also had an increase in our stock-based compensation expense of approximately $1.8 million as well as an increase in our legal expenses of approximately $0.9 million primarily due to our claim against the Lash Group, Inc. and Documedics Acquisition Co., Inc. Compensation and benefits also increased approximately $0.6 million in part due to key executive personnel hired in 2008. These increases were offset by a $1.3 million decrease in finance and administration and human resources expenses in our Italian operations due to a reduced level of activities. In addition, corporate development expenses decreased approximately $0.8 million primarily related to a reduction in travel costs. Finance and administration expenses also decreased approximately $0.8 million primarily due to a decrease in expenses associated with our shareholder meetings as well as a decrease in certain taxes and insurance premiums. We expect selling, general and administrative expenses to decrease in 2009 as compared to 2008 due to the divestiture of Zevalin to Spectrum as well as the divestiture or closure of our Bresso facility in the first quarter of 2009. The large fluctuation from December 31, 2007 and December 31, 2008 between CTI standalone and its subsidiaries (from about 28.9 USD/mln. to about 156.3 USD/mln. for CTI and from about 6.6 USD/mln. to about 114.7 USD/mln.) is primarily due to an intercompany transaction to record (for accounting purposes) the change of CTEU’s legal status as it relates to the parent company, CTI. In fact in November 2007 CTEU was merged into the Company and the relevant accounting effects were recoreded in 2008. From an exclusive accounting point of view this change of CTEU from a subsidiary of CTI to a branch of CTI resulted in a loss of approximately $119.7 million on CTI’s books due to the write-off of CTI’s investment in CTEU (in particular, in order to write–off this investment that was reported in the “Assets” of CTI’s balance sheets, the account “Selling, general and administrative expenses” included in CTI’s statements of operations has been debited) and a corresponding gain of approximately $119.7 on CTEU’s books (in particular, in order to write–off the corporate capital of CTEU that was reported in the “Liabilities and shareholders’ deficit” of CTEU’s balance sheets, the account “Selling, general and administrative expenses” included in CTEU’s statements of operations has been credited). This intercompany transaction did not have any impact on CTI’s cash flow and the relevant amounts, recorded only for accounting purposes, eliminate on a consolidated level and, as such, are not reflected in CTI’s consolidated statement of operations for the periods.

Selling, general and administrative expenses decreased to approximately $35.5 million for the year ended December 31, 2007 from approximately $35.9 million for the year ended December 31, 2006.The increase in our corporate development and compliance activities was approximately $2.6 million, including an increase in strategic and compliance consulting services as well as an increase in travel expenses related to corporate development activities. Expense for shareholder relations increased approximately $1.2 million primarily related to costs for our shareholder meetings held in 2007 as well as certain financial reporting activities. We also had an increase in compensation and benefits primarily of $0.6 million due to the acquisition of SM and the formation of Aequus as well as additional general and administrative expenses of approximately $0.5 million related to these two new subsidiaries. These increases were offset by decreases of $1.6 million in our stock based compensation expense, $1.2 million in depreciation and amortization expense related to assets becoming fully depreciated in 2006, $1.0 million in insurance costs due to decreased premiums, $0.9 million in legal expenses primarily associated with our litigation with Micromet which was settled in April 2006. and $0.4 million in restructuring expenses.

6.	Amortization of purchased intangibles

Amortization of purchased intangibles consists of the following as of 31 December (in thousands of US dollars):

Amortization of purchased intangibles (In thousands of US dollars)	December 31,
	2008	2007	2006
CTI	$669	$43	$—
Subsidiaries	989	870	792

Total amortization of purchased intangibles	$1,658	$913	$792

Amortization for the year ended December 31, 2008 increased to approximately $1.7 million from approximately $0.9 million for the year ended December 31, 2007 primarily due to the amortization of intangible assets acquired in connection with our acquisition of Zevalin in December 2007.

Amortization for the years ended December 31, 2007 and 2006 is primarily related to the amortization of our assembled workforce asset in our European branch.

7.	Gain on sale of Zevalin

The gain on sale of Zevalin for the year ended December 31, 2008 related to the gain recognized, net of transaction costs, on the sale of Zevalin to RIT Oncology , to the 50/50 joint venture we formed with Spectrum. Due to the fact that we received cash for assets contributed, we recorded a gain based on the difference between the book value of the assets contributed and the fair value of these assets as recorded under the joint venture.

8.	Acquired in-process research and development

Acquired in-process research and development for the year ended December 31, 2008 relates to adjustments to our one-time charge recorded in connection with our acquisition of Zevalin in December 2007. These adjustments resulted from changes in the estimated acquisition costs used in determining the total estimated purchase price of the acquisition. The amount for the year ended December 31, 2007 relates to one-time charges of $21.4 million and $3.2 million recorded in connection with our acquisitions of SM and Zevalin, respectively.

Acquired in-process research and development for the year ended December 31, 2007 relates to one-time charges of $21.4 million and $3.2 million recorded in connection with our acquisitions of SM and Zevalin, respectively.

C. Other income (expense)

Other income (expense) consists of the following as of December 31 (in thousands of US dollars):

Other income (expense) (In thousands of US dollars)		December 31,
	Notes	2008	2007	2006
Investment and other income	9	$549	$2,430	$2,866
Interest expense	10	(8,559)	(8,237)	(8,852)
Amortization of debt discount and issuance costs	11	(66,530)	(4,280)	(10,977)
Foreign exchange gain	12	3,637	4,657	1,877
Make-whole interest expense	13	(70,243)	(2,310)	(24,753)
Gain on derivative liabilities	14	69,739	3,672	6,024
Gain (loss) on exchange of convertible notes	15	(25,103)	(972)	7,978
Write-off of financing arrangement costs	16	(2,846)	—	—
Equity loss from investment in joint venture	17	(123)	—	—
Settlement expense	18	(3,393)	(160)	(11,382)

Total other expense, net		$(102,872)	$(5,200)	$(37,219)

9.	Investment and other income

Investment and other income for the year ended December 31, 2008 decreased to approximately $0.5 million as compared to $2.4 million for the year ended December 31, 2007 primarily due to a lower average securities available-for-sale balance.

Investment and other income for the year ended December 31, 2007 and 2006 was approximately $2.4 million and $2.9 million, respectively. This decrease is primarily due to lower prevailing interest rates on our investments during the year ended December 31, 2007 as compared to the year ended December 31, 2006. In addition, other income decreased approximately $0.2 million due to a decrease in interest income on our VAT receivable balance in our European branch.

10.	Interest expense

Interest expense increased to approximately $8.6 million for the year ended December 31, 2008 from approximately $8.2 million for the year ended December 31, 2007. This was primarily due to increases of approximately $3.0 million related to interest on our 5.75% convertible senior notes issued in December 2007 as well as interest on our 9% notes, 15% notes, 18.33% notes, 9.66% notes and 10% notes due 2012 which were all issued during 2008. These increases were offset by a decrease of $2.8 million in interest expense on our 5.75% convertible subordinated and senior subordinated notes due to the exchange of approximately $36.1 million of these notes for our 5.75% senior notes in December 2007, the cancellation of $9.1 million of these notes in exchange for shares of our common stock in February 2008 and repayment of the remaining amount upon maturity in June 2008.

Interest expense decreased to approximately $8.2 million for the year ended December 31, 2007 from approximately $8.9 million for the year ended December 31, 2006. This change is primarily due to a decrease in interest expense on our 5.75% convertible subordinated and senior subordinated notes of approximately $0.8 million due to exchanges of these notes for our 7.5% notes in April 2006. Interest expense on our 7.5% notes also decreased approximately $0.2 million due to conversions of these notes during 2006 and 2007. These decreases were offset by an increase in interest expense on our 6.75% notes of approximately $0.4 million.

11.	Amortization of debt discount and issuance costs

Amortization of debt discount and issuance costs increased to $66.5 million for the year ended December 31, 2008 as compared to $4.3 million for the year ended December 31, 2007. This increase was primarily due to the accelerated amortization of debt discount and issuance costs related to conversions of certain of our convertible notes issued in 2008. For the year ended December 31, 2008, amortization of the debt discount related to our 13.5% notes, 9% notes, 15.5% notes, 18.33% notes, 10% notes due 2012, 10% notes due 2011 and 9.66% notes was approximately $23.4 million, $13.2 million, $8.6 million, $5.6 million, $3.4 million, $2.2 million and $1.8 million, respectively, and the amortization of debt issuance costs was approximately $2.0 million, $1.9 million, $0.3 million, $0.5 million, $0.4 million, $0.2 million and $0.3 million, respectively. This amortization was primarily due to conversions of these notes during the year ended December 31, 2008. These increases were offset by a decrease of $2.9 million in amortization of debt discount and issuance costs on our 7.5% notes primarily related to conversions of these notes during the year ended December 31, 2007.

Amortization of debt discount and issuance costs decreased to approximately $4.3 million for the year ended December 31, 2007 from approximately $11.0 million for the year ended December 31, 2006. This change is primarily due to a $4.2 million decrease in the amortization of debt issuance costs and a $3.9 million decrease in the amortization of the debt discount related to the conversion of our 6.75% notes during the year ended December 31, 2006. These decreases were offset by an increase in amortization of the debt discount of $1.5 million on our 7.5% notes primarily due to the conversion of $13.6 million of these notes during the year ended December 31, 2007. These conversions resulted in accelerated accretion of the additional debt discount that had been recorded in December 2006.

12.	Foreign exchange gain

Foreign exchange gains for the years ended December 31, 2008, 2007 and 2006 are due to fluctuations in foreign currency exchange rates, primarily related to payables and receivables in our European branch denominated in foreign currencies.

13.	Make-whole interest expense

Make whole interest expense of $70.2 million for the year ended December 31, 2008 is related to $22.4 million in payments made upon the conversion of $27.6 million of our 13.5% notes, $15.5 million in payments made upon conversion of $28.3 million of our 18.33% notes, $11.0 million in payments made upon conversion of $40.8 million of our 9% notes, $8.8 million in payments made upon conversion of $14.2 million of our 15.5% notes, $4.5 million in payments made upon conversion of $15.7 million of our 9.66% notes, $4.4 million in payments made upon conversion of $14.7 million of our 10% notes due 2011 and $3.6 million in payments made upon conversion of $9.0 million of our 10% notes due 2012.

Make-whole interest expense of $2.3 million for the year ended December 31, 2007 is due to payments made related to the conversion of $13.6 million of our 7.5% notes.

Make-whole interest expense of $24.8 million for the year ended December 31, 2006 is related to payments of $23.1 million made upon the conversion of $69.3 million of our 6.75% notes and $1.7 million made upon conversion of $7.4 million of our 7.5% notes.

Cash required for make-whole payments on the Company’s 9% notes and 10% notes due 2011 is held in escrow for a period of one year from their respective issuance dates. There are no derivative contracts entered into or executed by the Company.

14.	Gain on derivative liabilities

The gain on derivative liabilities of $69.7 million for the year ended December 31, 2008 is primarily due to gains of $22.3 million, $12.0 million, $8.6 million, $6.9 million, $4.6 million, $3.4 million, $2.4 million and $2.2 million resulting from the change in the estimated fair value of the derivative liabilities related to the embedded conversion options on our 13.5% notes, 9% notes, 15.5% notes, 18.33% notes, 15% notes, 10% notes due 2012, 9.66% notes and 10% notes due 2011, respectively. There was also a gain of $7.3 million due to the change in the estimated fair value of the derivative liability related to the Series B Unit Warrant that was issued in connection with the issuance of our 13.5% notes and Series E preferred stock financing and modified in connection with the issuance of our 15% and 18.33% notes.

The gain on derivative liabilities of $3.7 million for the year ended December 31, 2007 represents the change in the estimated fair value of the derivative liabilities related to the interest make-whole provisions on our 7.5% and 6.75% notes of $3.6 million and $0.1 million, respectively. The amount of $6.0 million for the year ended December 31, 2006 represents the change in the estimated fair value of our derivative liabilities on our 6.75% and 7.5% notes of $4.1 million and $1.9 million, respectively.

A derivative liability relates to the value of an embedded conversion option of the Company’s notes, which also considers the effect of the make-whole provision. The embedded conversion option relates to a note holder’s ability to convert notes into shares of the Company’s common stock at the holder’s option. The embedded conversion option and the make-whole provision are interrelated because make-whole payments are generally triggered upon conversion of the notes.

There are no derivative contracts entered into or executed by the Company.

For a description of the Company’s senior convertible notes, please refer to Chapter 20, Paragraph 20.1.3.B.5 of this Registration Document.

15.	Gain (loss) on exchange of convertible notes

The loss on exchange of convertible notes of $25.1 million for the year ended December 31, 2008 is due to the repurchase of certain of our convertible notes in exchange for new convertible notes or common stock. In July and August 2008, we recorded a $10.3 million loss due to the repurchase of approximately $17.5 million aggregate principal of our 13.5% notes in connection with the issuance of our 18.33% notes. A loss of $5.5 million was due to the repurchase of $18.2 million of our 15% notes in connection with the issuance of our 9.66% notes in October 2008. In addition, we repurchased the remaining $4.8 million of our 15% notes, $16.3 million of our 18.33% and $9.0 million of our 9.66% in connection with the issuance of our 10% notes due 2011 and recorded a $3.7 million loss. We also recorded a $3.3 million loss due to the exchange of $5.3 million of our 9% notes for units of our 13.5% notes, Series E preferred stock and related warrants issued in April 2008 and a loss of $2.3 million due to the extinguishment of approximately $9.1 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately 0.7 million shares of our common stock in February 2008.

We recorded a loss of approximately $1.0 million during the year ended December 31, 2007 due to the extinguishment of approximately $36.1 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $23.3 million aggregate principal amount of our 5.75% convertible senior notes and approximately 0.5 million shares of our common stock in the fourth quarter of 2007.

We recorded a gain of $8.0 million during the year ended December 31, 2006 due to the extinguishment of approximately $40.7 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $33.2 million aggregate principal amount of our 7.5% notes in the second quarter of 2006. The gain is net of accrued interest of $0.9 million and issuance costs of $0.4 million attributable to the exchanged notes.

13.	Write-off of financing arrangements costs

The write-off of financing arrangement costs of $2.8 million for the year ended December 31, 2008 primarily relates to a $2.4 million write-off of offering costs associated with the Step-Up Equity Financing Agreement with Société Générale, including costs related to the Italian Listing Prospectus that was published in January 2008 as an Italian regulatory requirement to issue shares under this agreement. The write-off was primarily due to significant uncertainty regarding our ability to pursue further financings under this agreement which terminated in January 2009. In addition, we wrote-off $0.5 million in expenses associated with our equity line of credit with Midsummer Investment, Ltd., or Midsummer, based on our plans to terminate the agreement; that termination occurred in March 2009.

14.	Equity loss from investment in joint venture

The loss for the year ended December 31, 2008 relates to our 50% interest in RIT Oncology, which we account for using the equity method of accounting.

16.	Settlement expense

Settlement expense of $3.4 million for the year ended December 31, 2008 was primarily related to $2.9 million in payments accrued or made to certain of our preferred stock holders for the release of all claims against us in connection with our alleged breach of contract related to their preferred stock held. In addition, we recorded expense of $0.5 million for the settlement of attorney’s fees and costs related to claims brought against us by a private party plaintiff in connection with our litigation with the United States Attorney’s Office, or USAO.

Settlement expense for the year ended December 31, 2007 relates to interest accrued on the $10.5 million payment to the USAO for release of all claims in connection with the investigation of our marketing practices relating to TRISENOX and related matters. Interest was accrued from the date of reaching an agreement in principle with the USAO in the fourth quarter of 2006 and the payment was made in April 2007. Settlement expense for the year ended December 31, 2006 is due to $10.5 million accrued for the pending settlement of the USAO litigation and approximately $0.9 million related to the settlement of our dispute with Micromet AG in May 2006 and was net of payables previously due to Micromet.

D. Minority interest in net loss of subsidiary

Minority interest in net loss of subsidiary consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Minority interest in net loss of subsidiary(In thousands of US dollars)	2008	2007	2006
Minority interest in net loss of subsidiary	$126	$78	$—

Minority interest in net loss of subsidiary was approximately $0.1 million for the year ended December 31, 2008 and 2007, and represents the minority owner’s pro rata allocation of the losses in Aequus Biopharma, Inc.

Income Taxes

As of December 31, 2008, we had net operating loss carryforwards of approximately $716.5 million, of which $57.7 million relates to stock compensation deductions, and research credit carryforwards of approximately $20 million. The carryforwards began to expire in 2007.

Due to our equity financing transactions, and other owner shifts as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, we incurred “ownership changes” pursuant to the Code. Accordingly, our use of net operating loss carryforwards is limited. We are currently studying the impact of Section 382 on the future realization of our various tax attributes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting and income tax reporting in accordance with SFAS No. 109, Accounting for Income Taxes. We have a valuation allowance equal to net deferred tax assets due to the uncertainty of realizing the benefits of the assets. Our valuation allowance increased $17.8 million, $34.6 million, and $27.2 million during 2008, 2007 and 2006, respectively.

We adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007 and we have analyzed filing positions in our tax returns for all open years. We are subject to U.S. federal and state, and Italian income taxes with varying statutes of limitations. Tax years from 1994 forward remain open to examination due to the carryover of net operating losses or tax credits. Our policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as operating expenses. As of December 31, 2008, we had no unrecognized tax benefits and therefore no accrued interest or penalties related to unrecognized tax benefits. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its consolidated financial position, results of operations and cash flows. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48.

We file income tax returns in the U.S. and in Italy. Due to substantial book and tax losses from our global operations, we have reported no income tax provision in any jurisdiction in which we file returns. Our domestic operations take place substantially in the State of Washington, which does not impose an income tax as that term is defined in SFAS 109. As such, our state income tax expense or benefit, if recognized, would be immaterial to our operations. We are not currently under examination by an income tax authority, nor have we been notified that an examination is contemplated.

Significant components of our deferred tax assets and liabilities as of December 31 are as follows (in thousands):

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$243,616	$219,975
Capitalized research and development	68,486	72,264
Research and development tax credit carryforwards	19,954	19,235
Stock based compensation	4,485	3,282
Intangible assets	1,808	1,103
Depreciation and amortization	1,026	2,392
Other deferred tax assets	3,389	7,045

Gross deferred tax assets	342,764	325,296
Less valuation allowance	(342,233)	(324,411)

	531	885
Deferred tax liabilities:
GAAP adjustments on Novuspharma merger	(208)	(540)
Deductions for tax in excess of financial statements	(323)	(345)

Gross deferred tax liabilities	(531)	(885)

Net deferred tax assets	$—	$—

The reconciliation between our effective tax rate and the income tax rate as of December 31 is as follows:

	2008	2007	2006
Federal income tax rate	(34)%	(34)%	(34)%
Research and development tax credits		(1)	(1)
Non-deductible debt/equity costs	20	4	12
In process research and development		5
Valuation allowance	9	23	20
Expired tax attribute carryforwards	4	2
Other	1	1	3

Net effective tax rate	—%	—%	—%

20.1.5	NOTES TO THE STATEMENT OF SHAREHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE LOSS

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE LOSS

(In thousands of US dollars)

	Common Stock		Deferred Stock- based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2005	1,835	721,544	(1,669)	(825,289)	(1,683)	(107,097)
Conversion of 6.75% convertible senior notes to common stock	659	69,345	—	—	—	69,345
Proceeds from issuance of common stock, net	578	37,764	—	—	—	37,764
Repurchase of common stock and warrants	(27)	(3,025)	—	—	—	(3,025)
Conversion of 7.5% convertible senior notes to common stock	210	17,560	—	—	—	17,560
Exercise of warrants to common stock	165	164	—	—	—	164
Proceeds from issuance of common stock to Novartis, net	217	14,837	—	—	—	14,837
Conversion of convertible senior subordinated notes to common stock	—	4	—	—	—	4
Proceeds from stock options exercised and stock sold via employee stock purchase plan	—	17	—	—	—	17
Deferred compensation	—	(1,669)	1,669	—	—	—
Equity-based compensation expense	—	4,150	—	—	—	4,150
Conversion of restricted share rights to common stock	2	—	—	—	—	—
Comprehensive loss:
Foreign currency translation gain	—	—	—	—	419	419
Realized loss on liquidation of foreign subsidiary	—	—	—	—	41	41
Unrealized gains on securities available-for-sale	—	—	—	—	36	36
Net loss for the year ended December 31, 2006	—	—	—	(135,819)	—	(135,819)
Comprehensive loss						(135,323)

Balance at December 31, 2006	3,639	860,691	—	(961,108)	(1,187)	(101,604)
Conversion of convertible preferred stock to common stock	924	37,648	—	—	—	37,648
Proceeds from issuance of warrants in connection with issuance of convertible preferred stock, net	—	14,526	—	—	—	14,526
Value of beneficial conversion feature of preferred stock	—	9,549	—	(9,549)	—	—
Conversion of 7.5% convertible senior notes to common stock	183	15,294	—	—	—	15,294
Issuance of common stock in connection with SMI acquisition	421	19,872	—	—	—	19,872
Issuance of common stock in connection with exchange of 5.75% senior subordinated and subordinated notes	546	13,704	—	—	—	13,704
Proceeds from issuance of common stock and warrants, net	347	6,537	—	—	—	6,537
Equity-based compensation	185	1,588	—	—	—	1,588
Other	(1)	(114)	—	—	—	(114)
Dividends on preferred stock	—	—	—	(648)	—	(648)
Comprehensive loss:
Foreign currency translation gain	—	—	—	—	(2,807)	(2,807)
Unrealized losses on securities available-for-sale	—	—	—	—	(13)	(13)
Net loss for the year ended December 31, 2007	—	—	—	(138,108)	—	(138,108)
Comprehensive loss						(140,928)

Balance at December 31, 2007	6,244	$979,295	$—	$(1,109,413)	$(4,007)	(134,125)
Conversion of convertible preferred stock to common stock	463	17,832	—	—	—	17,832
Conversion of 18.33% convertible senior notes to common stock	3,576	28,250	—	—	—	28,250
Conversion of 15.5% convertible senior notes to common stock	11,189	14,210	—	—	—	14,210
Conversion of 13.5% convertible senior notes to common stock	3,494	27,600	—	—	—	27,600
Conversion of 10% convertible senior notes due 2012 to common stock	7,087	9,000	—	—	—	9,000

	Common Stock		Deferred Stock- based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity (Deficit)
	Shares	Amount
Conversion of 10% convertible senior notes due 2011 to common stock	106,944	14,651	—	—	—	14,651
Conversion of 9.66% convertible senior notes to common stock	41,316	15,700	—	—	—	15,700
Conversion of 9% convertible senior notes to common stock	2,895	40,820	—	—	—	40,820
Conversion of 5.75% convertible senior notes to common stock	8	250	—	—	—	250
Issuance of common stock in connection with exchange of 5.75% convertible subordinated and senior subordinated notes	685	11,133	—	—	—	11,133
Issuance of common stock in connection with financing agreement	80	1,183	—	—	—	1,183
Issuance of common stock under the Midsummer Equity Line	1,545	4,351	—	—	—	4,351
Premium on 15% convertible senior notes due to exercise of Series B warrant	—	11,158	—	—	—	11,158
Issuance of warrants in connection with the 9% convertible senior notes	—	3,358	—	—	—	3,358
Issuance of warrants in connection with the 13.5%, 15% and 18.33% convertible senior notes	—	7,491	—	—	—	7,491
Repurchase of warrants in connection with the issuance of 13.5% and 18.33% notes	—	(2,042)	—	—	—	(2,042)
Equity-based compensation	878	3,995	—	—	—	3,995
Minority interest	—	(126)	—	—	—	(126)
Other	8	(38)	—	—	—	(38)
Dividends on preferred stock	—	—	—	(662)	—	(662)
Preferred stock beneficial conversion feature	—	—	—	(1,067)	—	(1,067)
Deemed dividends on conversion of preferred stock	—	—	—	(21,149)	—	(21,149)
Comprehensive loss:
Foreign currency translation gains	—	—	—	—	(3,801)	(3,801)
Unrealized losses on securities available-for-sale	—	—	—	—	(4)	(4)
Net loss for the year ended December 31, 2008	—	—	—	(180,029)	—	(180,029)
Comprehensive loss						(183,834)

Balance at December 31, 2008	186,412	1,188,071	—	(1,312,320)	(7,812)	(132,061)

Common Stock

The increase in common stock as of December 31, 2008 as compared to December 31, 2007 is primarily due to $17.8 million in conversions of convertible preferred stock to common stock, $150.5 million in conversions of convertible senior notes to common stock, $16.7 million in issuance of common stock, $10.9 million in issuance of warrants, and $11.2 million premium on 15% convertible senior notes due to exercise of Series B warrant.

The increase in common stock as of December 31, 2007 as compared to December 31, 2006 is primarily due to $37.6 million in conversions of convertible preferred stock to common stock, $19.9 million of common stock issued in connection the acquisition of SM, $15.3 million related to the conversion of 7.5% convertible senior notes to common stock, $14.5 million related to the issuance of warrants in connection with the issuance of CTI’s convertible preferred stock, $13.7 million related to the issuance of common stock in connection with the exchange of CTI’s 5.75% senior subordinated and subordinated notes, $9.5 million related to the value of the beneficial conversion feature of the convertible preferred stock and $6.5 million due to the issuance of common stock and warrants.

Deferred Stock-Based Compensation

In 2006 we reversed all remaining deferred stock-based compensation in connection with our implementation of SFAS 123R.

Accumulated Other Comprehensive Loss

The change in accumulated other comprehensive loss as of December 31, 2008 as compared to December 31, 2007 is primarily due to a foreign currency translation loss of approximately $3.8 million

The change in accumulated other comprehensive loss as of December 31, 2007 as compared to December 31, 2006 is primarily due to a foreign currency translation loss of approximately $2.8 million.

Accumulated Deficit

The increase in accumulated deficit for all periods shown is due to CTI’s net losses.

20.1.6	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Operating activities
Net loss	(180,029)	$(138,108)	$(135,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	66,530	4,280	10,977
Non-cash gain on derivative liabilities	(69,739)	(3,672)	(6,024)
Acquired in-process research and development	36	24,615	—
Non-cash loss (gain) on exchange of convertible notes	25,103	972	(7,978)
Gain on disposition of Zevalin to the JV	(9,444)	—	—
Equity loss from investment in JV	123	—	—
Depreciation and amortization	5,228	4,955	6,430
Equity-based compensation expense	3,995	1,588	4,150
Minority interest in net loss of subsidiary	(126)	(78)	—
Other	(103)	(434)	162
Changes in operating assets and liabilities:
Restricted cash	71,608	—	1,054
Interest receivable	37	524	(383)
Accounts receivable, net	(932)	(51)	—
Inventory	291	(290)	—
Prepaid expenses and other current assets	1,438	6,431	2,283

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Other assets	2,801	(1,216)	2,907
Accounts payable	2,786	4,297	(2,925)
Accrued expenses	779	(4,961)	11,476
Deferred revenue	(80)	(80)	(80)
Excess facilities obligations	(419)	(2,403)	(2,383)
Other long-term obligations	(90)	13	(453)

Total adjustments	99,822	34,490	19,213

Net cash used in operating activities	(80,207)	(103,618)	(116,606)

Investing activities

Cash received for disposition of Zevalin to joint venture, net	6,754	—	—
Cash paid for acquisition of Zevalin	(542)	(11,735)	—
Cash acquired in acquisition of Systems Medicine, Inc., net	—	555	—
Purchases of securities available-for-sale	(10,721)	(36,463)	(68,905)
Proceeds from sales of securities available-for-sale	11,550	48,431	36,353
Proceeds from maturities of securities available-for-sale	1,074	22,442	14,665
Investment in joint venture	(1,800)	—	—
Purchases of property and equipment	(1,910)	(1,753)	(534)
Proceeds from sale of property and equipment	3	—	539

Net cash provided by (used in) investing activities	4,408	21,477	(17,882)

Financing activities

Proceeds from issuance of 9% convertible senior notes, net of issuance costs	49,317	—	—
Restricted cash from issuance of 9% convertible senior notes	(13,947)	—	—
Release of restricted cash in connection with exchange of 9% convertible senior notes	1,420	—	—
Proceeds from issuance of 13.5% convertible senior notes and Series E preferred stock, net of exchange of 9% convertible senior notes and issuance costs	56,069	—	—
Restricted cash from issuance of 13.5% convertible senior notes	(36,456)	—	—
Proceeds from issuance of 15% convertible senior notes, net of issuance costs	21,794	—	—
Restricted cash from issuance of 15% convertible senior notes	(10,350)	—	—
Proceeds from issuance of 18.33% convertible senior notes, net of repurchase of 13.5% convertible senior note and issuance costs	26,226	—	—
Restricted cash from issuance of 18.33% convertible senior notes	(24,471)	—	—
Release of restricted cash in connection with repurchase of 13.5% convertible senior notes	6,525	—	—
Proceeds from issuance of 10% convertible senior notes due 2012, net of issuance costs	8,635	—	—
Restricted cash from issuance of 10% convertible senior notes due 2012	(3,600)	—	—
Proceeds from issuance of 15.5% convertible senior notes, net of issuance costs	13,863	—	—
Restricted cash from issuance of 15.5% convertible senior notes	(8,811)	—	—
Proceeds from issuance of 9.66% convertible senior notes, net of repurchase of 15% convertible senior notes and issuance costs	6,053	—	—
Restricted cash from issuance of 9.66% convertible senior notes	(7,158)	—	—
Proceeds from issuance of 10% convertible senior notes due 2011, net of repurchase of 9.66%, 15% and 18.33% convertible senior notes and issuance costs	3,252	—	—
Restricted cash from issuance of 10% convertible senior notes due 2011	(9,795)	—	—
Release of restricted cash in connection with repurchase of 9.66% convertible senior notes	2,553	—	—
Release of restricted cash in connection with repurchase of 15% convertible senior notes	10,043	—	—
Release of restricted cash in connection with repurchase of 18.33% convertible senior notes	8,224	—	—
Deemed dividends on conversion of preferred stock	(18,149)	—	—
Repayment of 5.75% convertible subordinated and senior subordinated notes	(10,724)	—	—
Proceeds from sale of common stock, net of offering costs	5,080	—	—
Transaction costs related to exchange of convertible subordinated and senior subordinated notes	(304)	—	—

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Proceeds from issuance of Series A 3% convertible preferred stock and warrants, net	—	18,607	—
Proceeds from issuance of Series B 3% convertible preferred stock and warrants, net	—	34,836	—
Proceeds from issuance of Series C 3% convertible preferred stock and warrants, net	—	18,938	—
Proceeds from issuance of Series D 7% convertible preferred stock and warrants, net	—	6,073	—
Payment of additional offering costs related to December 2007 issuance of common stock and warrants	(473)
Proceeds from sale of common stock and warrants, net	—	7,007	—
Sale of common stock, net of offering costs	—	—	37,764
Repurchase of common stock and warrants	—	—	(3,025)
Proceeds from issuance of 7.5% convertible senior notes, net	—	—	31,174
Proceeds from issuance of common stock to Novartis, net	—	—	14,837
Release of restricted cash related to 6.75% convertible senior notes	—	—	24,600
Mandatory redemptions of 6.75% convertible senior notes	—	—	(2,655)
Proceeds from common stock warrants exercised	—	—	164
Payment of dividends on preferred stock	(708)	(395)	—
Repayment of long-term obligations	(343)	(429)	(138)
Other	(39)	63	17

Net cash provided by financing activities	73,726	84,700	102,738

Effect of exchange rate changes on cash and cash equivalents	(3,653)	(3,890)	(1,143)
Net decrease in cash and cash equivalents	(5,726)	(1,331)	(32,893)
Cash and cash equivalents at beginning of period	15,798	17,129	50,022

Cash and cash equivalents at end of period	10,072	$15,798	$17,129

Supplemental disclosure of cash flow information

Cash paid during the period for interest	77,499	$10,759	$34,177
Cash paid for taxes	—	$—	$—

Supplemental disclosure of non cash financing and investing activities

Conversion of Series A 3% convertible preferred stock to common stock	$4,771	$9,959	$—
Conversion of Series B 3% convertible preferred stock to common stock	$7,850	$16,855	$—
Conversion of Series C 3% convertible preferred stock to common stock	$3,008	$8,998	$—
Conversion of Series D 7% convertible preferred stock to common stock	$2,203	$1,836	$—
Conversion of series E 13.5% convertible preferred stock to 13.5% convertible senior notes	$9,118	$—	$—
Conversion of 18.33% convertible senior notes to common stock	$28,250	$—	$—
Conversion of 15.5% convertible senior notes to common stock	$14,211	$—	$—
Conversion of 13.5% convertible senior notes to common stock	$27,600	$—	$—
Conversion of 10% convertible senior notes due 2012 to common stock	$9,000	$—	$—
Conversion of 10% convertible senior notes due 2011 to common stock	$14,651	$—	$—
Conversion of 9.66% convertible senior notes to common stock	$15,700	$—	$—
Conversion of 9% convertible senior notes to common stock	$40,820	$—	$—
Conversion of 7.5% convertible senior notes to common stock	$—	$15,294	$17,560
Conversion of 6.75% convertible senior notes to common stock	$—	$—	$69,345
Conversion of 5.75% convertible senior notes to common stock	$250	$—	$—
Conversion of convertible senior subordinated notes to common stock, including accrued interest	$—	$—	$4
Issuance of common stock for acquisition of Systems Medicine, Inc.	$—	$19,872	$—

	Year Ended December 31,
	2008	2007	2006
	(In thousands of US dollars)
Extinguishment of 5.75% convertible senior subordinated notes in exchange for common stock	$8,943	$—	$—
Extinguishment of 5.75% convertible subordinated notes in exchange for common stock	$150	$—	$—
Issuance of common stock in exchange for 5.75% convertible senior subordinated and convertible subordinated notes	$11,437	$13,704	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for 5.75% convertible senior notes and common stock	$—	$10,500	$—
Extinguishment of 5.75% convertible subordinated notes in exchange for 5.75% convertible senior notes and common stock	$—	$25,580	$—
Issuance of 5.75% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$23,250	$—
Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$—	$—	$39,518
Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$—	$—	$1,150
Issuance of 7.5% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$—	$33,156

20.2	PRO-FORMA FINANCIAL INFORMATION

No pro-forma financial information is provided due to the lack of significant changes relative to one or more indicators of the size of the issuer’s business.

20.3	Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Cell Therapeutics, Inc. and its wholly owned subsidiaries which include CTI Corporate Development, Inc., Systems Medicine LLC, or SM (from the date of acquisition on July 31, 2007), CTI Commercial LLC (from the date of formation in July 2008) and Cell Therapeutics Inc. – Sede Secondaria, or CTI (Europe), which was merged into Cell Therapeutics, Inc. on November 30, 2007 and now operates as a branch of the Company. In addition, CTI Technologies, Inc. was liquidated in the fourth quarter of 2007 and Cell Therapeutics (Ireland) Holding Limited was liquidated in the fourth quarter of 2006.

As of December 31, 2008, we also held a 50% interest in RIT Oncology which we accounted for using the equity method of accounting. Additionally, we have a 69% interest in our majority owned subsidiary, Aequus Biopharma, Inc. Stock ownership by outside and related parties in Aequus Biopharma, Inc. is recorded as minority interest in subsidiary and stated net after allocation of losses in the subsidiary.

All intercompany transactions and balances are eliminated in consolidation.

Reverse Stock-Split

We effected a one-for-ten and one-for-four reverse stock split of our common stock on August 31, 2008 and April 15, 2007, respectively. All impacted amounts included in the condensed consolidated financial statements and notes thereto have been retroactively adjusted for the stock splits. Impacted amounts include shares of common stock authorized and outstanding, share issuances, shares underlying preferred stock, convertible notes, warrants and stock options, shares reserved and loss per share.

Liquidity

Our accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these financials. However, we have incurred losses since inception and we expect to generate losses from operations for at least the next year primarily due to research and development costs for pixantrone, OPAXIO and brostallicin. Our available cash and cash equivalents, securities available-for-sale and interest receivable are approximately $10.7 million as of December 31, 2008. Additionally, in January 2009, we received a second payment of $7.5 million in gross proceeds from Spectrum in connection with the initial formation of RIT Oncology and we also received $6.5 million in gross proceeds in connection with the sale of our 50% interest in RIT Oncology to Spectrum in March 2009. On April 3, 2009, $6.5 million was released to the Company from this escrow account and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. For further information regarding the arbitration please refer to Chapter 20, Paragraph 20.8 of this Registration Document.

Our existing cash and cash equivalents, securities available-for-sale and interest receivable including proceeds from offerings to date as well as the additional funds of approximately $10.0 million to $11.5 million to be received from Spectrum is not sufficient to fund our presently anticipated operations beyond August 2009 which raises substantial doubt about our ability to continue as a going concern. Accordingly, we continue to seek additional areas for cost reductions, including the reduction of employees related to Zevalin operations and our planned divestiture or closure of our operations in Bresso, Italy. However, we will also need to raise additional funds and are currently exploring alternative sources of equity or debt financing. We may seek to raise such capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, estimates include assumptions used in calculating stock compensation expense, our allocation of purchase price to acquired assets and liabilities, our liability for excess facilities, the useful lives of fixed assets, the fair value of our derivatives, calculating our tax provision and related valuation allowance, determining potential impairment of goodwill and other intangible assets, our sales return reserve and any inventory obsolescence reserve. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of investment-grade corporate and government obligations, carried at cost, which approximates market value.

Securities Available-for-Sale

We determine the appropriate classification of debt securities at the time of purchase. We currently classify our investment portfolio as available-for-sale which consists of U.S. government, municipal and corporate obligations with maturities of up to one year and carry the securities at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Interest on securities available-for-sale and amortization and accretion of premiums and discounts are included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, if any, are included in investment income. The cost of securities sold is based on the specific identification method.

Certain Risks and Concentrations

We are exposed to risks associated with foreign currency transactions to use U.S. dollars to make contract payments denominated in euros or vice versa. As the net positions of our unhedged foreign currency transactions fluctuate, our earnings might be negatively affected. In addition, we are exposed to risks associated with the translation of euro-denominated financial results and amounts into U.S. dollars. We currently do not utilize forward exchange contracts or any type of hedging instruments to hedge foreign exchange risk as we believe our overall exposure is relatively limited.

We are subject to concentration of credit risk primarily from our cash investments. Under our investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities. We do not require collateral or other security to support credit sales, but provide an allowance for bad debts when warranted.

If we are unable to obtain sufficient quantities of needed starting materials for the manufacture of our products in development from existing suppliers, or if we were unable to source these materials and services from other suppliers and manufacturers, certain research and development and sales activities may be delayed.

We are exposed to certain labor risks related to our European employees, who represent approximately 35% of our total employees as of December 31, 2008, and who are subject to a collective bargaining agreement as well as to local regulations governing employment. We are seeking to negotiate with the Trade Unions in Italy regarding a collective dismissal action encompassing all of our 62 employees in Bresso, Italy in connection with the closing of our operations in Italy if we are not able to find a suitable buyer for those operations. We notified our Italian employees of this collective dismissal action under Italian law in February 2009. There is a possibility that those workers may elect to strike based on this collective dismissal action, which may delay or hinder our efforts to efficiently wind-up our operations in Italy.

Product Sales

All product sales consisted of sales of Zevalin prior the disposition of Zevalin to RIT Oncology in December 2008. Following the transfer of Zevalin, we no longer have a direct ownership in any commercial products generating product sales revenue. Prior to the disposition of Zevalin, we recognized revenue from product sales when there was persuasive evidence that an arrangement existed, title had passed and delivery had occurred, the price was fixed and determinable, and collectability was reasonably assured. Product sales were generally recorded upon shipment net of an allowance for estimated product returns and rebates. We analyzed historical return patterns for our products in determining an appropriate estimate for returns allowance. If customers had product acceptance rights or product return rights and we were unable to reasonably estimate returns related to that customer or market, we deferred revenue recognition until such rights have expired.

License and Contract Revenues

We may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, we calculate the revenue recognition period based on our current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in our estimate of the research and development period, we will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

We evaluate multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables. For multiple element arrangements that have continuing performance obligations, we recognize contract, milestone or license fees together with any up-front payments over the term of the arrangement as we complete our performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

Cost of Product Sold

Cost of product sold consists of the cost of the product sold to our customers, including any necessary allowances for excess inventory that may expire and become unsaleable. Prior to the transfer of Zevalin assets to RIT Oncology in December 2008, we purchased Zevalin from Biogen Idec Inc., or Biogen, pursuant to a supply agreement entered into in connection with the acquisition of this product. Contractual royalties based on product sales are also included in cost of product sold.

Inventory

Prior to our disposition of Zevalin to RIT Oncology in December 2008, inventory was stated at the lower of cost or market. We determined cost based on the specific identification method. If the cost of the inventory exceeded the expected market value, provisions were recorded for the difference between the cost and the net realizable value. When required, an allowance for excess inventory that may expire and become unsaleable was recorded. All inventory was sold to RIT Oncology subsequent to its formation in December 2008.

Accounts Receivable

Our accounts receivable balance includes trade receivables related to sales of Zevalin prior to the disposition of Zevalin to RIT Oncology in December 2008. As of December 31, 2008 and 2007 this balance is net of an allowance for product returns totalling approximately $93,000 and $2,000, respectively. We analyzed historical returns patterns for our products in determining an appropriate estimate for our returns allowance. This estimate was evaluated periodically and adjusted, if necessary. Actual returns were written off against the existing allowance. The allowance for doubtful accounts was based on estimates of losses related to customer receivable balances. We estimated the allowance based upon the age of the outstanding receivables and our historical experience of collections, adjusting for risk of loss for specific customer accounts. We periodically reviewed the estimation process and made changes to the estimates as necessary. When it was deemed probable that a customer account is uncollectible, that balance was written off against the existing allowance. As of December 31, 2008 and 2007, customer payments had generally been made in a timely manner and no allowance for doubtful accounts related to our remaining accounts receivable balance was deemed necessary.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to our research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 2, Accounting for Research and Development Costs, research and development costs are expensed as incurred. In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed in accordance with EITF 07-3, Accounting for Nonrefundable Advance Payment for Goods or Services to be Used in Future Research and Development Activities. Other types of arrangements with third parties may be fixed fee or fee for service, and may include monthly payments or payments upon the completion of milestones or receipt of deliverables.

Acquired in-process research and development

For transactions that occurred prior to December 31, 2008, costs to acquire in-process research and development, or IPRD, projects and technologies which have no alternative future use and which have not reached technological feasibility as of acquisition date have been expensed as incurred.

Value Added Tax Receivable

Our European operations are subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The VAT receivable is approximately $6.3 million and $7.2 million as of December 31, 2008 and December 31, 2007, respectively, of which $6.2 million and $6.5 million is included in other assets and $0.1 million and $0.7 million is included in prepaid expenses and other current assets as of December 31, 2008 and December 31, 2007, respectively. This receivable balance relates to our Italian operations and typically has a three year collection period. We review our VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation commences at the time assets are placed in service. It is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years for assets other than leasehold improvements which are amortized over the lesser of their useful life of 10 years or the term of the applicable lease using the straight-line method.

Impairment of Long-lived Assets

We review our long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on quoted fair market values.

Goodwill and Other Intangible Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company reviews goodwill for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In practice, we have been reviewing goodwill quarterly to ensure that it is not impaired. Goodwill is tested for impairment by comparing, at the same date, the fair value of the Company (corresponding to the market capitalization) to the underlying carrying value of the Company’s net book value, including goodwill. If the fair value of the company is greater than its carrying value (as it always resulted in the tests performed in the past), no goodwill impairment is recognized. Instead, if the carrying value of the Company exceeded its fair value, in order to calculate the extent of the impairment if any, the Company would engage the services of a valuation expert to arrive – according to the complex criteria and guidelines established by US GAAP and in particular by the aforesaid SFAS 142 – at the fair value of the Company’s goodwill. If such fair value of goodwill is less than its carrying value, an impairment charge would be recorded.

There were no changes in the net carrying amount of goodwill during the years ended December 31, 2008, 2007 and 2006.

Other intangible assets consisted of acquisition-related intangible assets. These intangible assets had finite lives and were carried at cost less accumulated amortization.

Amortization of our assembled workforce intangible was computed using the straight-line method over the estimated useful life of the assembled workforce asset, which was approximately 5 years. As of December 31, 2008 all workforce intangibles had been fully amortized.

In 2007, we recorded certain intangible assets in connection with the acquisition of Zevalin. Developed and core technologies were amortized over the terms of the patents related to such technologies of approximately 11.2 years based on a method of amortization that reflected the pattern in which the economic benefit of the intangible assets were consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The manufacturing intangible asset was amortized straight-line over the term of the supply agreement, which was approximately 6.5 years. In connection with the formation of RIT Oncology in December 2008, our intangible asset balances related to Zevalin were included in the disposition of Zevalin to RIT Oncology.

As of December 31, 2008, we had no intangible asset balance remaining. Other intangible assets are composed of the following as of December 31, 2007 (in thousands):

	2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed and core technologies	$11,306	$(28)	$11,278
Manufacturing intangible asset	3,712	(16)	3,696
Assembled workforce	5,699	(4,716)	983

Other intangibles assets	$20,717	$(4,760)	$15,957

The change in the value of other intangible assets is as follows:

	Developed and Core Technologies	Manufacturing Intangible Asset	Assembled Workforce
Balance as of January 1, 2006	$—	$—	$2,239
Amortization	—	—	(792)
Increase due to exchange rate	—	—	216

Balance as of December 31, 2006	—	—	1,663
Increase due to acquisitions	11,306	3,712	68
Amortization	(28)	(16)	(869)
Increase due to exchange rate	—	—	121

Balance as of December 31, 2007	11,278	3,696	983
Increase due to acquisition cost adjustments	138	45	—
Amortization	(111)	(558)	(927)
Disposition of Zevalin to RIT Oncology	(11,305)	(3,183)	—
Decrease due to exchange rate	—	—	(56)

Balance as of December 31, 2008	$—	$—	$—

Amortization of the assembled workforce intangible asset is computed using the straight-line method over the estimated useful life of the assembled workforce asset, which is approximately 5 years. As of December 31, 2008 all workforce intangibles had been fully amortized.

In 2007, we recorded certain intangible assets in connection with the acquisition of Zevalin. Developed and core technologies were amortized over the terms of the patents related to such technologies of approximately 11.2 years based on a method of amortization that reflected the pattern in which the economic benefit of the intangible assets were consumed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The manufacturing intangible asset was amortized straight-line over the term of the supply agreement, which was approximately 6.5 years. In connection with the formation of RIT Oncology in December 2008, our intangible asset balances related to Zevalin were included in the disposition of Zevalin to RIT Oncology.

Stock-Based Compensation

On January 1, 2006, we adopted Financial Accounting Standards Board, or FASB, Statement No. 123(R), Share-Based Payment (Revised 2004), or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, share awards, and employee stock purchases related to the Employee Stock Purchase Plan based on estimated fair values. Prior to January 1, 2006, we accounted for share-based payments under the recognition and measurement provisions of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and related interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, or SFAS 123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. We adopted SFAS 123(R) using the modified-prospective transition method, which required the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006.

Under SFAS 123(R), stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Based on this, our stock-based compensation is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under SFAS 123 for the periods prior to January 1, 2006, we accounted for forfeitures as they occurred.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123(R) and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Advertising Costs

The costs of advertising are expensed as incurred. We incurred advertising costs of $0.8 million, $0.6 million and $0.4 million in 2008, 2007, and 2006 respectively.

Net Loss per Share

Basic net loss per share is calculated based on the net loss divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested restricted stock awards and convertible securities. Diluted earnings per share assumes the conversion of all dilutive convertible securities, such as convertible subordinated debt using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and restricted stock using the treasury stock method.

Derivatives Embedded in Certain Debt Securities

We evaluate financial instruments for freestanding or embedded derivatives in accordance with SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, and related guidance. Derivative instruments are recorded at fair value with changes in value recognized in the period of change.

Except for our 5.75% and 7.5% notes, all of our convertible senior notes include a feature that calls for make-whole payments upon any conversion of these notes. Our 7.5% convertible senior notes include a feature that calls for make-whole payments in the event of automatic conversion or if the holder requires us to repurchase the notes upon certain non-stock changes in control. These make-whole features along with the conversion options on the notes represent embedded derivatives that must be accounted for separately from the related debt securities except where our convertible senior notes are recorded entirely at fair value pursuant to the guidance in EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, or EITF 96-19. The fair value of the derivative for our 6.75% convertible senior notes is calculated based on a discounted cash flow model. The fair value of the derivatives related to all other convertible senior notes is calculated using a Monte Carlo simulation model that incorporates factors such as the current price of our common stock, its volatility and estimated time to expiration of the make-whole feature.

An embedded conversion option of the Company’s notes, which also considers the effect of the make-whole provision, is accounted for as a derivative liability under U.S. GAAP. As make-whole payments are made and recorded as “make-whole interest expense”, the value of the derivative liability declines accordingly. This decline in liability represents a “gain on derivative liabilities” under U.S. GAAP.

Changes in the estimated fair value of the derivative liabilities related to the convertible senior notes are included in gain on derivative liabilities, net and will be remeasured at the end of each reporting period until the relevant feature expires or all of the relevant notes are converted or repurchased.

Other Financial Instruments

At December 31, 2008 and 2007, the carrying value of financial instruments such as receivables and payables approximated their fair values based on the short-term maturities of these instruments. The carrying value of other long-term liabilities approximated fair values because the underlying interest rates approximate market rates at the balance sheet dates.

The estimated fair values of our convertible preferred stock, convertible senior notes, convertible senior subordinated notes and convertible subordinated notes are determined using either discounted cash flow modeling techniques or, where practical, estimated trading prices. The carrying values of the respective notes are net of accretion of debt discount and changes in the fair value of derivative liabilities, if any.

The estimated fair values of our convertible senior notes, convertible senior subordinated notes, convertible subordinated notes and convertible preferred stock are determined using either discounted cash flow modeling techniques or, where practical, estimated trading prices. The carrying values of our convertible notes are net of accretion of debt discount and changes in the fair value of derivative liabilities, if any. The carrying values of our convertible preferred stock are net of issuance costs and the proceeds which were allocated to stock warrants based on a relative market value approach.

The following is a summary of the estimated fair value of our convertible senior notes, convertible senior subordinated notes and convertible subordinated notes as of December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
10% convertible senior notes due 2011	$21,810	$—
9% convertible senior notes	$4,580	$—
7.5% convertible senior notes	$27,308	$29,756
6.75% convertible senior notes	$5,875	$6,100
5.75% convertible senior notes	$16,728	$26,650
4.0% convertible senior subordinated notes	$46,375	$45,403
5.75% convertible senior subordinated notes	$—	$16,907
5.75% convertible subordinated notes	$—	$2,910

The estimated fair value of our convertible preferred stock as of December 31, 2008 and 2007 is as follows (in thousands):

	December 31,
	2008	2007
Series A 3% convertible preferred stock	$544	$6,231
Series B 3% convertible preferred stock	$5,024	$13,799
Series C 3% convertible preferred stock	$3,957	$7,744
Series D 7% convertible preferred stock	$919	$4,195

Foreign Currency Translation and Transaction Gains and Losses

We record foreign currency translation adjustments and transaction gains and losses in accordance with SFAS 52, Foreign Currency Translation. For our operations that have a functional currency other than the U.S. dollar, gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net loss but are accumulated in the cumulative foreign currency translation adjustment account as a separate component of shareholders’ deficit. The Company and its subsidiaries also have transactions in foreign currencies other than the functional currency. We record transaction gains and losses in our consolidated statements of income related to the recurring measurement and settlement of such transactions.

Income Taxes

We record a tax provision for the anticipated tax consequences of our reported results of operations. In accordance with SFAS No. 109, Accounting for Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income or loss. SFAS 130, Reporting Comprehensive Income, provides for unrealized gains and losses on our securities available-for-sale and net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries to be included in other comprehensive income or loss. Total comprehensive loss was $183.8 million, $140.9 million and $135.3 million as of December 31, 2008, 2007 and 2006, respectively.

Information regarding the components of accumulated other comprehensive loss is as follows (in thousands):

	2008	2007
Foreign currency translation adjustment	$(7,811)	$(4,010)
Net unrealized gain (loss) on securities available-for-sale	(1)	3

Total other accumulated comprehensive loss	$(7,812)	$(4,007)

Recently Adopted Accounting Pronouncements

On January 1, 2008, we adopted certain provisions of SFAS 157 which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued Staff Position No. 157-2 which delays the effective date of SFAS 157 one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. The partial adoption of SFAS 157 did not have a material impact on our financial statements. We will adopt the provisions of SFAS 157 as it relates to nonfinancial assets and liabilities that are not recognized or disclosed at fair value on a recurring basis on January 1, 2009 and we are evaluating the impact, if any, the full adoption will have on our financial statements.

On January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, or SFAS 159. This Statement permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. As we did not elect fair value treatment for qualifying instruments that existed as of January 1, 2008, the adoption of the Statement did not have an impact on our financial statements. We may elect to measure qualifying instruments at fair value in the future.

On January 1, 2008, we adopted EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, or EITF 07-3, which provides guidance on whether non-refundable advance payments for goods or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. Adoption of this standard did not have a material impact on our financial statements.

Recently Issued Accounting Pronouncements

On December 4, 2007, Statement of Financial Standard No. 141(R), Business Combinations, or SFAS 141(R), was issued. This standard will require an acquiring company to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, an acquiring company is required to capitalize IPR&D as an indefinite lived intangible asset and either amortize it over the life of the product, or write it off if the project is abandoned or impaired. The acquiring company will be required to expense the acquisition costs rather than be added to the cost of the acquisition. The standard is effective for transactions occurring on or after January 1, 2009. We are evaluating the impact this standard will have on our financial statements.

On December 4, 2007, Statement of Financial Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, or SFAS 160, was issued. This standard changes the accounting for and reporting of noncontrolling or minority interests in consolidated financial statements. The standard is effective January 1, 2009, however the presentation and disclosure requirements of SFAS 160 regarding noncontrolling interests shall be applied retrospectively. We are evaluating the impact, if any, this standard will have on our financial statements.

In November 2007, the EITF reached a consensus on Issue 07-1. EITF 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property, is focused on how the parties to a collaborative agreement should account for costs incurred and revenue generated on sales to third parties, how sharing payments pursuant to a collaborative agreement should be presented in the income statement and certain related disclosure questions. EITF 07-1 is effective for periods beginning after December 15, 2008. We are evaluating the requirements of these issues and have not yet determined the impact on the financial statements.

In March 2008, Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133, or SFAS 161, was issued. This standard enhances disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. The standard is effective for fiscal years beginning after November 15, 2008. This standard encourages but does not require comparative disclosures for earlier period at initial adoption. We are currently evaluating the impact this standard will have on our financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles, or SFAS 162. This standard identifies the source of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles. SFAS 162 directs the hierarchy to the entity, rather than the independent auditors. This standard is effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. We do not anticipate that the adoption of this standard will have an effect on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock, or EITF 07-5. EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact, if any, this standard will have on our financial statements.

In June 2008, the FASB issued EITF Issue No. 08-4, Transition Guidance for Conforming Changes to Issue No. 98-5, or EITF 08-4. The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios that result from EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and SFAS Issue No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. EITF is effective for financial statements issued for fiscal years ending after December 15, 2008 and early application is permitted. We are currently evaluating the impact of EITF 08-4 on the accounting for our convertible notes and related warrant transactions.

Reclassifications

Certain prior year items have been reclassified to conform to current year presentation.

20.4	INDICATION OF THE OTHER AUDITED INFORMATION CONTAINED IN THE REGISTRATION DOCUMENT

20.4.1	Statement attesting that the historical financial information has been audited

All December 31, 2008, 2007 and 2006 financial information has been audited by CTI’s external auditors.

	December 31, 2006	December 31, 2007	December 31, 2008
Auditor	Stonefield Josephson	Stonefield Josephson	Stonefield Josephson

Work	Audit	Audit	Audit

Opinion	Unqualified opinion	Unqualified modified opinion (1)	Unqualified modified opinion (1)

Internal Control Opinion	Adverse opinion	Unqualified opinion	Unqualified opinion

(1)	Due to substantial doubt about the Company’s ability to continue as a going concern.

The external auditor opinions for the financial statements for the years ended December 31, 2008 and 2007 are included in the Company’s Annual Report on Form 10-K, as amended, filed on March 16, 2009, and the external auditor opinion for the financial statements for the year ended December 31, 2006 is included on the Company’s Annual Report on Form 10-K filed on March 16, 2007, both which can be found on the Company’s website at http://investors.celltherapeutics.com. The external auditor opinions for the Company’s 2006, 2007 and 2008 financial statements and the external auditor limited review for the financial information regarding the six-month period ended June 30, 2009 are also attached to this Registration Document as Appendix A.

We have also included below the translation into Italian of the relation of our external auditors about the effectiveness of internal control over financial reporting for the year ended December 31, 2006, which expressed an adverse opinion, as well as the translation into Italian of the relations of our external auditors accompanying our audited financial statements for the years ended December 31, 2007 and 2008 that, even if they are defined as “Unqualified opinions”, express doubts of the auditors about the Company’s ability to continue to perform its activities as a going concern.

Stonefield Josephson Opinion Accompanying Audited Financial Statements for the Year Ended December 31, 2008 (Financial Statements Opinion issued on March 16, 2009)

We have audited the accompanying balance sheets of Cell Therapeutics, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and the schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cell Therapeutics, Inc. as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has sustained loss from operations over the audit periods, incurred an accumulated deficit, and has substantial monetary liabilities in excess of monetary assets as of December 31, 2008. Given the above factors and the Company’s inability to demonstrate its ability to satisfy the monetary liabilities raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2009 expressed an unqualified opinion.

Stonefield Josephson Opinion Accompanying Audited Financial Statements for the Year Ended December 31, 2007 (Financial Statements Opinion issued on March 26, 2008)

We have audited the accompanying balance sheets of Cell Therapeutics, Inc. as of December 31, 2007 and 2006, and the related statements of operations, shareholders’ deficit and other comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007. Our audits also included the consolidated financial statement schedule listed in the index at Item 15(a)(ii) as of and for the years ended December 31, 2007 and 2006. Cell Therapeutics Inc.’s management is responsible for these financial statements and schedule. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cell Therapeutics, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has substantial monetary liabilities in excess of monetary assets as of December 31, 2007, including approximately nineteen million, eight hundred thousand dollars of convertible subordinated notes and senior subordinated notes which mature in June 2008. The Company’s ability to satisfy these obligations upon maturity raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cell Therapeutics, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 26, 2008 expressed an unqualified opinion.

Stonefield Josephson Opinion Accompanying Audited Financial Statements for the Year Ended December 31, 2006 (Internal Control Opinion issued on March 16, 2007)

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Cell Therapeutics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of the material weaknesses identified in management’s assessment, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO). Cell Therapeutics, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

In December 2006, the Company discovered material inadvertent errors in accounting for accounts payable and accrued expenses related to their Italian subsidiary, Cell Therapeutics, Europe S.r.l., or CTI (Europe). As a result of the discovery of these errors, the Company restated its March 31, 2006, June 30, 2006 and September 30, 2006 interim condensed consolidated financial statements filed in Forms 10-Q/A. In connection with the restatements, the Company determined that it had the following material weaknesses:

•

The Company did not maintain an effective review and approval process in CTI (Europe) to ensure the accuracy of accounts payable and accrued expenses for certain activities shared by headquarters and CTI (Europe) in conformity with generally accepted accounting principles.

•	The Company did not maintain effective internal controls related to the financial reporting process to detect errors that are not identified by the process level controls in CTI (Europe).

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and this report does not affect our report dated March 16, 2007 on those consolidated financial statements.

In our opinion, management’s assessment that Cell Therapeutics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Cell Therapeutics, Inc. has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Cell Therapeutics, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity (deficit) and other comprehensive loss, and cash flows for the years ended December 31, 2006 and 2005 and our report dated March 16, 2007 expressed an unqualified opinion on those consolidated financial statements.

It is pointed out that the above relations have been signed by the external auditors exclusively in the English version and that the above translation has been prepared for informative purposes only. Therefore investors are invited to refer exclusively to the original copies of the declarations in English disclosed under Annex A to this Registration Document, since no reliance could be placed on such translation,

20.4.2	Indication of other information in the Registration Document which has been audited by the auditors.

This Registration Document does not include any other audited information except the financial statements as of December 31, 2008, 2007 and 2006.

20.4.3	Source of data and statement that are not audited

All financial information has been audited or is derived from audited information.

20.5	DATE OF THE LAST FINANCIAL INFORMATION

The latest financial information presented by the Company in this Registration Document is as of June 30, 2009. This unaudited six-month financial data is examined in the following Paragraph.

20.6	SIX-MONTH FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION

20.6.1	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Cell Therapeutics, Inc., or CTI or the Company, focuses on the development, acquisition and commercialization of drugs for the treatment of cancer. Our principal business strategy is focused on cancer therapeutics; an area with significant market opportunity that we believe is not adequately served by existing therapies. Our operations are primarily conducted in the United States and we are currently in the process of closing down our Italian operations. During 2008, we had one approved drug, Zevalin® (ibritumomab tiuxetan), or Zevalin, which we acquired in 2007, generating product sales. We contributed Zevalin to a joint venture, RIT Oncology, LLC, or RIT Oncology, upon its formation in December 2008 and in March 2009 we finalized the sale of our 50% interest in RIT Oncology to the other member, Spectrum Pharmaceuticals, Inc., or Spectrum. All of our current product candidates, including pixantrone, OPAXIO and brostallicin are under development.

Basis of Presentation

The accompanying unaudited financial information of CTI as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of our financial position at such date and the operating results and cash flows for such periods. Operating results for the six month period ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year.

Certain information and footnote disclosure normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the Securities and Exchange Commission, or SEC. These unaudited financial statements and the related notes should be read in conjunction with our audited annual financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K.

The consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.

Reverse Stock-Split

On August 31, 2008, we effected a one-for-ten reverse stock split of our common stock. All impacted amounts included in the condensed consolidated financial statements and notes thereto have been retroactively adjusted for the stock split. Impacted amounts include shares of common stock authorized and outstanding, share issuances, shares underlying preferred stock, convertible notes, warrants and stock options, shares reserved and loss per share.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of CTI and its wholly-owned subsidiaries, which include CTI Corporate Development, Inc., Systems Medicine LLC, or SM, CTI Commercial LLC (from the date of formation in July 2008), CTI Life Sciences Limited (from the date of formation in March 2009) and Cell Therapeutics Inc. – Sede Secondaria, or CTI (Europe), which operates as a branch of the Company.

As of June 30, 2009, we also had a 69% interest in our majority-owned subsidiary, Aequus Biopharma, Inc, or Aequus. In accordance with our fiscal 2009 adoption of Statement of Financial Accounting Standards, or SFAS, No. 160, Noncontrolling Interests in Consolidated Statements, an amendment of ARB No. 51, or SFAS 160, noncontrolling interest in Aequus (previously shown as minority interest) is reported below net income in noncontrolling interest in the consolidated income statement and shown as a component of equity in the consolidated balance sheet.

Additionally, from the date of its formation in December 2008, we held a 50% interest in RIT Oncology which we accounted for using the equity method of accounting. We finalized the sale of our interest in RIT Oncology in March 2009.

All intercompany transactions and balances are eliminated in consolidation.

Liquidity

Our accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these financials. However, we have incurred losses since inception and, unless we execute a partnership agreement for pixantrone with terms adequate to cover our operating expenses, we expect to generate losses from operations through at least 2009 primarily due to research and development costs for pixantrone, OPAXIO and brostallicin. Our available cash and cash equivalents are approximately $12.0 million as of June 30, 2009. In addition, we received proceeds of approximately $41.7 million, net of underwriting discounts and commissions, in connection with the issuance of approximately 33.7 million shares of our common stock and warrants to purchase up to 8.4 million shares of our common stock in July 2009. Even with these additional financings, we will not have sufficient cash to fund our planned operations beyond January 2010, which raises substantial doubt about our ability to continue as a going concern. Accordingly, we have implemented cost saving initiatives to reduce operating expenses, including the reduction of employees related to Zevalin operations and the closure of our operations in Italy, and we continue to seek additional areas for cost reductions. However, we will also need to raise additional funds and are currently exploring alternative sources of equity or debt financing. We may seek to raise such capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

License and Contract Revenue

We may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, we calculate the revenue recognition period based on our current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in our estimate of the research and development period, we will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

We evaluate multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables. For multiple element arrangements that have continuing performance obligations, we recognize contract, milestone or license fees together with any up-front payments over the term of the arrangement as we complete our performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of SEC Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to our research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. In accordance with SFAS No. 2, Accounting for Research and Development Costs, research and development costs are expensed as incurred. In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed in accordance with EITF 07-3, Accounting for Nonrefundable Advance Payment for Goods or Services to be Used in Future Research and Development Activities. Other types of arrangements with third parties may be fixed fee or fee for service, and may include monthly payments or payments upon completion of milestones or receipt of deliverables.

Restructuring Charges

We have recorded charges in connection with restructuring activities in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. The recognition of restructuring charges requires management to make certain judgments regarding the nature, timing and amount associated with the planned restructuring activities. At the end of each reporting period, we evaluate the appropriateness of the remaining accrued balances.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation commences at the time assets are placed in service. It is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years for assets other than leasehold improvements which are amortized over the lesser of their useful life of ten years or the term of the applicable lease using the straight-line method.

Impairment of Long-lived Assets

We review our long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on quoted fair market values.

Value Added Tax Receivable

Our European operations are subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The VAT receivable is approximately $6.5 million and $6.3 million as of June 30, 2009 and December 31, 2008, respectively, of which $6.5 and $6.2 million is included in other assets and $0 and $0.1 million is included in prepaid expenses and other current assets as of June 30, 2009 and December 31, 2008, respectively. This receivable balance relates to our Italian operations and typically has a three year collection period. We review our VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable. On March 26, 2009, the Italian Tax Authority, or ITA, issued a notice of assessment to CTI (Europe) based on their audit of VAT returns for the year 2003. The ITA audit concluded that CTI (Europe) did not collect and remit VAT on certain invoices issued to non-Italian clients for services performed by CTI (Europe). In addition, the ITA has issued a pre-assessment of VAT filings for the year 2005 noting findings similar to the 2003 year. The assessment for 2003 is approximately $0.7 million including interest and. We believe that the services were non-VAT taxable consultancy services and that the VAT returns are correct as originally filed. As such, we have not booked an impairment to the carrying amount of our VAT receivable and we intend to vigorously defend ourselves against the assessment and request a dismissal on procedural grounds and merits of the case.

Net Loss Per Share

Basic net loss per common share is calculated based on the net loss attributable to common shareholders divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted net loss per common share assumes the conversion of all dilutive convertible securities, such as convertible debt and convertible preferred stock using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and share awards using the treasury stock method. As of June 30, 2009 and 2008, options, warrants, unvested share awards and rights, convertible debt and convertible preferred stock aggregating 33.0 million and 13.9 million, common equivalent shares, respectively, prior to the application of the treasury stock method for options and warrants, were not included in the calculation of diluted net loss per share as they are anti-dilutive.

Derivatives Embedded in Certain Debt Securities

We evaluate financial instruments for freestanding or embedded derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and related guidance. Derivative instruments are recorded at fair value with changes in value recognized in the statement of operations in the period of change.

Except for our 5.75% and 7.5% convertible senior notes, all of our convertible senior notes include a feature that calls for make-whole payments upon any conversion of these notes. Our 7.5% convertible senior notes include a feature that calls for make-whole payments in the event of automatic conversion or if the holder requires us to repurchase the notes upon certain non-stock changes in control. These make-whole features along with the conversion options on the notes represent embedded derivatives that must be accounted for separately from the related debt securities except where our convertible senior notes are recorded entirely at fair value pursuant to the guidance in EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, or EITF 96-19. The fair value of the derivative for our 6.75% convertible senior notes is calculated based on a discounted cash flow model. The fair value of the derivatives related to all other convertible senior notes is calculated using a Monte Carlo simulation model that incorporates factors such as the current price of our common stock, its volatility and estimated time to expiration of the make-whole feature.

Changes in the estimated fair value of the derivative liabilities related to the convertible senior notes are included in gain on derivative liabilities, net and will be remeasured at the end of each reporting period until the relevant feature expires or all of the relevant notes are converted or repurchased.

Foreign Currency Translation and Transaction Gains and Losses

We record foreign currency translation adjustments and transaction gains and losses in accordance with SFAS 52, Foreign Currency Translation. For our operations that have a functional currency other than the U.S. dollar, gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net loss but are accumulated in the cumulative foreign currency translation adjustment account as a separate component of shareholders’ deficit. We and our subsidiaries also have transactions in foreign currencies other than the functional currency. We record transaction gains and losses in our consolidated statements of income related to the recurring measurement and settlement of such transactions.

Fair value measurements

We follow the provisions of SFAS No. 157, Fair Value Measurements, or SFAS 157, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In measuring fair value, we consider the hierarchy for inputs provided in SFAS 157 to determine appropriate valuation approaches. Generally, our valuations are based on quoted market prices for identical assets or liabilities which we have the ability to access, or for which significant inputs are observable either directly or indirectly. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires judgment. Our assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date; however, different judgments could yield different results. Our valuation pricing models consider time value, volatility factors, current market and contractual prices for the underlying financial instruments as well as other measurements.

New Accounting Standards

On April 1, 2009, the Financial Accounting Standards Board, or FASB, issued Staff Position FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Aries from Contingencies, or FSP 141(R)-1, which is effective January 1, 2009 and amends the guidance in SFAS No. 141(R), Business Combinations, to required that assets and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the acquisition date fair value of an asset acquired or a liability assumed that arises from a contingency cannot be determined, the contingency should be recognized in accordance with FASB No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss, if it meets the criteria for recognition in that guidance. The adoption of this provision did not have a material impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, or SFAS 165 which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. In addition, SFAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for annual and interim periods ending after June 15, 2009 and should be applied prospectively. We have evaluated subsequent events through the date of filing of this Quarterly Report on Form 10-Q.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162, or SFAS 168 which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles, or GAAP, in the United States. SFAS 168 establishes the FASB Accounting Standards Codification, or the Codification, as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries and equal level of authority. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of the standard will not have any impact on its consolidated financial statements but will require us to reference the new codification beginning in the third quarter of 2009.

Reclassifications

Certain prior year items have been reclassified to conform to current year presentation.

20.6.2	CONSOLIDATED BALANCE SHEET, CONSOLIDATED STATEMENT OF OPERATIONS, AND CONSOLIDATED STATEMENT OF CASH FLOWS AS OF June 30, 2009

All information as of June 30, 2009 and for the six months ending June 30, 2009 and 2008 is unaudited.

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Notes A	June 30, 2009	December 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	1	$11,980	$10,072
Restricted cash	2	—	6,640
Securities available-for-sale	3	—	599
Accounts receivable, net	4	—	982
Note receivable from joint venture	5	—	7,500
Prepaid expenses and other current assets	6	2,798	2,368

Total current assets		14,778	28,161
Property and equipment, net	7	3,628	4,324
Goodwill		17,064	17,064
Investment in joint venture	8	—	5,830
Other assets	9	7,760	8,864

Total assets		$43,230	$64,243

LIABILITIES AND SHAREHOLDERS’ DEFICIT	B
Current liabilities:
Accounts payable	1	$11,586	$9,327
Accrued expenses	2	16,686	29,308
Warrant liability	3	—	2,830
Current portion of deferred revenue	4	80	80
Current portion of long-term obligations	5	1,560	757

Total current liabilities		29,912	42,302
Deferred revenue, less current portion	4	279	319
Long-term obligations, less current portion	5	2,174	2,907
10% convertible senior notes due 2011	6	—	19,784
9% convertible senior notes	6	—	4,104
7.5% convertible senior notes	6	10,045	32,601
6.75% convertible senior notes	6	1,500	6,926
5.75% convertible senior notes	6	11,483	23,808
4% convertible senior subordinated notes	6	43,363	55,150

Total liabilities		98,756	187,901

Commitments and contingencies

Preferred stock, no par value:
Authorized shares - 10,000,000
Series A 3% convertible preferred stock, $1,000 stated value, 20,000 shares designated; 100 (unaudited) and 550 shares issued and March 31, 2009 outstanding at and December 31, 2008, respectively	7	—	417
Series B 3% convertible preferred stock, $1,000 stated value, 37,200 shares designated; 0 (unaudited) and 5,218 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	7	—	4,031
Series C 3% convertible preferred stock, $1,000 stated value, 20,250 shares designated; 0 (unaudited) and 4,284 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	7	—	3,221
Series D 7% convertible preferred stock, $1,000 stated value, 6,500 shares designated; 1,000 (unaudited) and 1,000 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	7	—	734
Common stock purchase warrants	7	2,104	—

Shareholders’ deficit:
Common stock, no par value:	8
Authorized shares - 800,000,000 Issued and outstanding shares - 502,342,652 (unaudited) and 186,411,922 at June 30, 2009 and December 31, 2008, respectively		1,303,612	1,188,071
Accumulated other comprehensive loss	8	(8,265)	(7,812)
Accumulated deficit	8	(1,352,870)	(1,312,320)

Total CTI shareholders’ deficit		(57,523)	(132,061)
Noncontrolling interest		(107)	—

Total shareholders’ deficit		(57,630)	(132,061)

Total liabilities and shareholders’ deficit		$43,230	$64,243

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Notes	Six Months Ended June 30,
		2009	2008
Revenues:	A
Product sales	1	$—	$6,244
License and contract revenue	2	40	40

Total revenues		40	6,284

Operating expenses, net:	B
Cost of product sold	3	—	1,657
Research and development	4	15,276	31,712
Selling, general and administrative	5	19,330	22,728
Amortization of purchased intangibles	6	—	934
Restructuring charges	7	3,944	—
Gain on sale of investment in joint venture	8	(10,244)	—

Total operating expenses, net		28,306	57,031

Loss from operations		(28,266)	(50,747)
Other income (expense):	C
Investment and other income, net		71	353
Interest expense		(3,200)	(4,380)
Amortization of debt discount and issuance costs		(5,348)	(41,146)
Foreign exchange gain (loss)		95	(2,161)
Make-whole interest expense		(6,345)	(33,377)
Gain on derivative liabilities, net		7,218	43,177
Gain (loss) on exchange of convertible notes		7,201	(5,608)
Equity loss from investment in joint venture		(1,204)	—
Settlement expense		(3,368)	—
Write-off of financing arrangement costs		—	(2,361)

Other expense, net		(4,880)	(45,503)

Net loss before noncontrolling interest		(33,146)	(96,250)
Non controlling interest		152	63

Net loss attributable to CTI		(32,994)	(96,187)
Gain on restructuring of preferred stock		2,116	—
Preferred stock dividends		(24)	(468)
Deemed dividends on preferred stock		(9,648)	(17,265)

Net loss attributable to CTI common shareholders		$(40,550)	$(113,920)

Basic and diluted net loss per common share		$(0.11)	$(12.28)

Shares used in calculation of basic and diluted net loss per common share		366,293	9,277

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities
Net loss	$(32,994)	$(96,187)
Adjustments to reconcile net loss to net cash used in operating activities:

Non-cash interest expense	5,348	41,146

Non-cash gain on derivative liabilities	(7,218)	(43,177)

Gain on sale of equity investment in joint venture	(10,244)	—

Gain (loss) on exchange of convertible notes	(7,201)	5,608
Depreciation and amortization	948	3,040

Equity-based compensation expense	1,909	1,907
Equity loss from investment in joint venture	1,204	—
Non-cash settlement expense	70	—

Noncontrolling interest	(152)	(63)

Other	(133)	(31)
Changes in operating assets and liabilities:

Restricted cash	6,640	32,471
Interest receivable	9	(47)
Accounts receivable, net	982	(1,729)
Inventory	—	(302)
Prepaid expenses and other current assets	(999)	(1,588)

Other assets	(202)	2,407
Accounts payable	518	6,276

Accrued expenses	(9,412)	2,851
Other liabilities	222	(413)

Total adjustments	(17,711)	48,356

Net cash used in operating activities	(50,705)	(47,831)

Investing activities
Proceeds received from disposition of Zevalin to joint venture, net	6,844	—
Proceeds received from sale of investment in joint venture, net	15,075	—
Cash paid for acquisition of Zevalin	600	(542)
Purchases of securities available-for-sale	—	(10,721)
Proceeds from sales of securities available-for-sale	—	5,312
Proceeds from maturities of securities available-for-sale	—	290

Purchases of property and equipment	(275)	(729)

Net cash provided by (used in) investing activities	22,244	(6,390)

Financing activities
Proceeds from issuance of Series 1 preferred stock, net of issuane costs	18,847	—
Proceeds from issuance of common stock and warrants, net of issuance costs	18,966	—
Proceeds from exercise of Class A warrants	3,765	—
Cash paid for the exchange of convertible notes, net of transaction costs	(7,627)	—

Payment of deemed dividends on conversion of preferred stock	(3,000)	(16,198)
Proceeds from issuance of 13.5% convertible senior notes and Series E preferred stock, net of exchange of 9% convertible senior notes and issuance costs	—	56,290
Restricted cash from issuance of 13.5% convertible senior notes	—	(36,456)
Proceeds from issuance of 9% convertible senior notes, net of issuance costs	—	49,372
Restricted cash from issuance of 9% convertible senior notes	—	(13,947)
Release of restricted cash in connection with the exchange of 9% convertible senior notes	—	1,420
Proceeds from issuance of 15% convertible senior notes, net of issuance costs	—	21,847
Restricted cash from issuance of 15% convertible senior notes	—	(10,350)
Repayment of 5.75% convertible subordinated and senior subordinated notes	—	(10,724)
Proceeds from sale of common stock net of offering costs	—	1,183
Transaction costs related to exchange of convertible subordinated and senior subordinated notes	—	(304)
Payment of additional offering costs related to December 2007 issuance of common stock and warrants	—	(473)

Payment of dividends on preferred stock	(111)	(493)

Repayment of long-term obligations	(68)	(251)

Other	(65)	(40)

Net cash provided by financing activities	(30,707)	40,876

Effect of exchange rate changes on cash and cash equivalents	(338)	2,251

Net decrease in cash and cash equivalents	1,908	(11,094)

Cash and cash equivalents at beginning of period	10,072	15,798

Cash and cash equivalents at end of period	$11,980	$4,704

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11,293	$35,998
Cash paid for taxes	$—	$—

Supplemental disclosure of noncash financing and investing activities
Exchange of Series A 3% convertible preferred stock for Series F preferred stock	$151	$—
Exchange of Series B 3% convertible preferred stock for Series F preferred stock	$1,713	$—
Exchange of Series C 3% convertible preferred stock for Series F preferred stock	$3,221	$—

Issuance of Series F preferred stock for Series A, B and C convertible preferred stock	$3,931	$—
Conversion of Series F preferred stock to common stock	$3,866	$—
Conversion of Series 1 preferred stock to common stock	$18,537	$—
Issuance of common stock in exchange for convertible notes	$35,193	$—
Conversion of Series A 3% convertible preferred stock to common stock	$—	$4,771
Conversion of Series B 3% convertible preferred stock to common stock	$2,317	$7,850
Conversion of Series C 3% convertible preferred stock to common stock	$—	$1,504
Conversion of Series D 7% convertible preferred stock to common stock	$—	$2,203
Conversion of 9% convertible senior notes to common stock	$5,250	$40,820
Issuance of common stock in exchange for settlement of Series A 3% convertible preferred stock	$688	$—
Issuance of common stock in exchange for Series D 7% convertible preferred stock	$1,793	$—
Conversion of 10% convertible senior notes due 2011 to common stock	$18,000	$—
Conversion of 13.5% convertible senior notes to common stock	$—	$27,600
Conversion of Series E convertible preferred stock to 13.5% convertible senior notes	$—	$9,118
Conversion of 5.75% convertible senior notes to common stock	$—	$250
Extinguishment of 5.75% convertible senior subordinated notes in exchange for common stock	$—	$8,943
Extinguishment of 5.75% convertible subordinated notes in exchange for common stock	$—	$150
Issuance of common stock in exchange for 5.75% convertible senior subordinated and convertible subordinated notes	$—	$11,437

20.6.3	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A.	ASSETS

1.	Cash and Cash equivalents

Cash and cash equivalents consists of the following (in thousands of US dollars):

Cash and cash equivalents (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$11,834	$9,626
Subsidiaries	146	446

Total cash and cash equivalents	$11,980	$10,072

Cash and cash equivalents increased slightly as of June 30, 2009 as compared to December 31, 2008 primarily due to $30.7 million in cash provided by financing activities, including $18.8 million in net proceeds received from the issuance of our Series 1 preferred stock, $19.0 million in net proceeds received from the issuance of common stock and warrants and $3.8 million in proceeds received from the exercise of Class A warrants, offset by $7.6 million in cash paid for the exchange of our convertible notes and $3.0 million in cash paid for deemed dividends on the conversion of preferred stock. We also received approximately $21.9 million in cash provided by investing activities related to net proceeds received from Spectrum in January 2009 related to the initial formation of RIT Oncology as well as net proceeds received from Spectrum in March and April 2009 related to the sale of our 50% interest in RIT Oncology. This was offset by $50.7 million in cash used in operating activities.

Our available cash and cash equivalents are approximately $12.0 million as of June 30, 2009. In addition, we received proceeds of approximately $41.7 million, net of underwriting discounts and commissions, in connection with the issuance of approximately 33.7 million shares of our common stock and warrants to purchase up to 8.4 million shares of our common stock in July 2009. Even with these additional financings, we will not have sufficient cash to fund our planned operations beyond January 2010, which raises substantial doubt about our ability to continue as a going concern. Accordingly, we have implemented cost saving initiatives to reduce operating expenses, including the reduction of employees related to Zevalin operations and our closure of our operations in Italy, and we continue to seek additional areas for cost reductions. However, we will also need to raise additional funds and are currently exploring alternative sources of equity or debt financing. We may seek to raise such capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

2.	Restricted Cash

Restricted cash consists of the following (in thousands of US dollars):

Restricted Cash (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$—	$6,640
Subsidiaries	—	—

Total restricted cash	$—	$6,640

Restricted cash decreased to zero as of June 30, 2009 as compared to $6.6 million as of December 31, 2008. This is due to a $5.4 million decrease in restricted cash for make-whole payments on our 10% notes due 2011 due to conversions of all of these notes and related make-whole payments. In addition, $1.2 million in restricted cash related to our 9% notes was released from escrow.

3.	Securities Available-for-Sale

Securities available-for-sale consists of the following (in thousands of US dollars):

Securities Available-for-Sale (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$—	$599
Subsidiaries	—	—

Total securities available-for-sale	$—	$599

Securities available-for-sale decreased to zero as of June 30, 2009 as compared to $0.6 million as of December 31, 2008 due to maturities.

4.	Accounts Receivable, net

Accounts receivable, net consists of the following (in thousands of US dollars):

Accounts Receivable, net (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$—	$982
Subsidiaries	—	—

Total accounts receivable, net	$—	$982

Accounts receivable, net as of December 31, 2008 related to receivables from the sale of Zevalin prior to its disposition to RIT Oncology in December 2008. There were no accounts receivable as of June 30, 2009 due to this disposition as well as the subsequent sale of our 50% interest in RIT Oncology in March 2009.

5.	Sale of Interest in Joint Venture

In February 2009, we exercised our option to sell all of our 50% membership interest in RIT Oncology to Spectrum and we completed the sale in March 2009 for $16.5 million. We received an initial payment of $6.5 million in gross proceeds in March 2009 and an additional $6.5 million on April 3, 2009. The remaining $3.5 million was subject to an adjustment for, among other things, payables determined to be owed between us and RIT Oncology, and was not released to us based on the outcome of an arbitration proceeding. We recorded $3.2 million in settlement expense related to this arbitration proceeding for the three and six months ended June 30, 2009 as discussed further below. For the six months ended June 30, 2009, we recorded a one-time gain on the sale of our interest in the joint venture of $10.2 million, net of transaction costs.

On February 20, 2009, we notified Spectrum that we had exercised our option to sell to Spectrum all of our membership interest in their 50/50 owned joint venture, RIT Oncology, and on March 2, 2009, Spectrum made the first payment totaling $6.5 million. The sale of our membership interest to Spectrum closed on March 15, 2009, and the remaining $10.0 million of the total $16.5 million purchase price was deposited into an escrow account to be paid to us in two additional installments. On April 3, 2009, $6.5 million was released to us from this escrow account and the final installment of $3.5 million, subject to an adjustment for certain operational liabilities and other obligations, was scheduled to be released to us on April 15, 2009. This final installment payment was not released to us because we and Spectrum disputed the amount of the adjustment. On April 10, 2009, we filed a demand for arbitration regarding Spectrum’s payment of the final installment. On April 22, 2009, Spectrum filed a cross-claim alleging that Spectrum was entitled to the entire amount held in escrow and that Spectrum was owed additional amounts by us. The arbitration hearing was held on May 14, 2009. On May 21, 2009, the arbitrator ordered that the final installment of $3.5 million be released from the escrow account and distributed to Spectrum; additionally, we were ordered to pay $0.8 million to Spectrum. Of these amounts, $3.2 million was determined by the arbitrator to be outstanding “Excluded Liabilities” under the Limited Liability Company Interest Assignment Agreement entered into between Spectrum and CTI, dated March 15, 2009, of which $2.0 million was included in our accounts payable balance as of the settlement date. Accordingly, Spectrum is responsible for paying certain liabilities incurred or to be incurred by us totaling $3.2 million, including an obligation payable to Bayer for a clinical trial. The arbitrator’s award to Spectrum also included $2.1 million related to expenses incurred by RIT Oncology. On May 26, 2009, we paid Spectrum $0.8 million. For the three and six months ended June 30, 2009, we recorded $3.2 million in settlement expense related to the arbitrators decision. This amount includes the escrow amount released to Spectrum, our payment to Spectrum and approximately $0.9 million in receivables that we recognized in prior periods and were owed to us by RIT Oncology. The settlement amount is also net of approximately $2.0 million in payables assumed by Spectrum on our behalf.

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands of US dollars):

Prepaid Expenses and Other Current Assets (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$2,382	$1,991
Subsidiaries	416	368

Total prepaid expenses and other current assets	$2,798	$2,359

Prepaid expenses and other current assets increased as of June 30, 2009 as compared to December 31, 2008 primarily due to receivables related to the outcome of the arbitration proceedings with Spectrum.

7.	Property and Equipment, net

Property and equipment, net consists of the following (in thousands of US dollars):

	June 30, 2009	December 31, 2008
Leasehold improvements	$6,450	$6,512
Lab equipment	7,288	7,240
Furniture and office equipment	19,353	19,252

	33,091	33,004
Less: accumulated depreciation and amortization	(29,463)	(28,680)

	$3,628	$4,324

Property and equipment, net decreased due to depreciation expense for the six months ended June 30, 2009 as well as fluctuations in foreign currency exchange rates.

8.	Investment in Joint Venture

Investment in joint venture consists of the following (in thousands of US dollars):

Investment in Joint Venture (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$—	$5,830
Subsidiaries	—	—

Total investment in joint venture	$—	$5,830

The balance of the investment in joint venture as of December 31, 2008 equals our initial capital contribution in the joint venture (RIT Oncology) offset by our equity loss in the joint venture. The balance as of June 30, 2009 was zero due to the sale of our 50% interest in RIT Oncology in March 2009.

9.	Other Assets

Other assets consists of the following (in thousands of US dollars):

Other Assets (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$1,222	$2,539
Subsidiaries	6,538	6,325

Total other assets	$7,760	$8,864

Other assets decreased as of June 30, 2009 as compared to December 31, 2008 primarily due to amortization of debt issuance costs mainly related to accelerated accretion due to conversions of convertible senior notes.

B.	LIABILITIES

1.	Accounts Payable

Accounts payable consists of the following (in thousands of US dollars):

Accounts Payable (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$10,800	$7,095
Subsidiaries	786	2,232

Total accounts payable	$11,586	$9,327

The increase in accounts payable as of June 30, 2009 as compared to December 31, 2008 is primarily related to the timing of expenses and payments.

2.	Accrued Expenses

Accrued expenses consists of the following (in thousands of US dollars):

Accrued Expenses (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$11,803	$26,525
Subsidiaries	4,883	2,783

Total accrued expenses	$16,686	$29,308

The decrease in accrued expenses as of June 30, 2009 as compared to December 31, 2008 is also primarily related to the timing of expenses and payments.

3.	Warrant Liability

Warrant liability consists of the following (in thousands of US dollars):

Warrant Liability (In thousands of US dollars)	June 30, 2009	December 31, 2008
CTI	$—	$2,830
Subsidiaries	—	—

Total warrant liability	$—	$2,830

The warrant liability balance is a derivative liability balance that relates to the B Unit Warrant that was issued with our 13.5% notes and other financial instruments in April 2008. The decrease in the balance as of June 30, 2009 as compared to December 31, 2008 relates to the change in fair value of this derivative liability. The zero balance as of June 30, 2009 is due to the fact that the warrant expired in the second quarter of 2009.

4.	Deferred Revenue

Deferred revenue consists of the following (in thousands of US dollars):

Deferred Revenue (In thousands of US dollars)	June 30, 2009	December 31, 2008
Current portion of deferred revenue	$80	$80
Deferred revenue, less current portion	279	319

Total deferred revenue	$359	$399

The decrease in deferred revenue as of June 30, 2009 as compared to December 31, 2008 is due to the amortization of CTI’s deferred revenue related to lysofylline.

5.	Long-term Obligations

Long-term obligations consists of the following (in thousands of US dollars):

Long-Term Obligations (In thousands of US dollars)	June 30, 2009	December 31, 2008
Current portion of long-term obligations	$1,560	$757
Long-term obligations, less current portion	2,174	2,907

Total long-term obligations	$3,734	$3,664

The slight increase in other long-term obligations as of June 30, 2009 as compared to December 31, 2008 is due to our European operations including a deferred tax liability as of June 30, 2009 offset by a decrease in CTI’s accrual for excess facilities due to rent payments made and a decrease in rent benefit related to the straight-line of rent expense.

6.	Convertible Notes

	Balance at January 1, 2009	Converted	Exchanged	Balance at June 30, 2009
10% convertible senior notes due 2011	18,000	18,000	—	—
9% convertible senior notes	5,585	5,250	335	—
7.5% convertible senior notes	33,458	—	23,208	10,250
6.75% convertible senior notes	7,000	—	5,500	1,500
5.75% convertible senior notes	23,000	—	12,087	10,913
4.0% convertible senior subordinated notes	55,150	—	11,787	43,363

Total	$142,193	$23,250	$52,917	$66,026

During the six months ended June 30, 2009 the remaining $18.0 million principal balance of our 10% convertible senior notes due 2011, or 10% notes, was converted into 131.4 million shares of our common stock. In addition $5.3 million principal balance of our 9% convertible senior notes, or 9% notes, was converted into 0.4 million shares of our common stock. In connection with these conversions we recorded make-whole interest expense of $5.4 million and $0.9 million for the 10% notes and the 9% notes, respectively.

In June 2009, we completed exchange offers whereby we issued $134.50 cash and 458 shares of common stock in exchange for each $1,000 principal amount of convertible notes exchanged. The exchange offers were open to any and all of the approximately $118.9 million balance of our convertible notes outstanding prior to exchange and the $52.9 million principal amount of convertible notes were exchanged.

In connection with the exchanges of these notes, we issued a total of approximately $7.1 million in cash and approximately 24.2 million shares of common stock. In accordance with SFAS 15, Accounting for Debtors and Creditors for Troubled Debt Restructurings, we recorded a $7.2 million gain on exchange of convertible notes for the three and six months ended June 30, 2009. This gain decreased our net loss attributable to common shareholders by $0.02 per share for the three and six months ended June 30, 2009. Total costs related to the transaction were approximately $2.8 million and were allocated on a pro rata basis between common stock and gain on exchange of convertible notes based on the cash and common stock consideration issued.

7.	Preferred Stock

Issuance of Series 1 Convertible Preferred Stock

In April 2009, we entered into a securities purchase agreement whereby we agreed to issue the following in a registered offering: (a) 15,000 shares of our Series 1 preferred stock, convertible into 50.0 million shares of our common stock at a conversion price of $0.30 per share for a purchase price of $1,000 per share of our Series 1 preferred stock and warrants described as follows, (b) Class A warrants to purchase an additional 9.2 million shares of our common stock at an exercise price of $0.41 per share and (c) Class B warrants to purchase an additional 13.3 million shares of our common stock at an exercise price of $0.41 per share. In addition, the original holder of the Series 1 preferred stock had the right to purchase up to 5,000 additional shares of our Series 1 preferred stock at $1,000 per share within 60 days of April 13, 2009. The transaction closed on April 13, 2009 and we received gross proceeds, of $15.0 million. Issuance costs related to this transaction were approximately $1.5 million which included $0.2 million related to the placement agent warrants as discussed below.

Each share of our Series 1 preferred stock is entitled to a liquidation preference equal to the stated value of such share of our Series 1 preferred stock plus any accrued and unpaid dividends. Our Series 1 preferred stock is not entitled to dividends except to share in any dividends actually paid on our common stock. It is convertible into our common stock, at the option of the holder, at a conversion of $0.30 per share, subject to a 10% exactly blocker provision. Our Series 1 preferred stock has no voting rights except for limited protective provisions and except as is otherwise required by law.

The Class A warrants are immediately exercisable, and the Class B warrants are not exercisable until six months and one day after the date of issuance if the original holder purchases any of the 5,000 additional shares of our Series 1 preferred stock or 61 days after the date of issuance if no additional shares of our Series 1 preferred stock are purchased. The Class A warrants and Class B warrants will terminate on the fifth anniversary of the date upon which such warrants become exercisable. As the Class A and Class B warrants include a redemption feature that may be triggered upon certain liquidation events that are outside of our control, we have classified these warrants as mezzanine equity pursuant to guidance in EITF Topic D-98, Classification and Measurement of Redeemable Securities. We estimated the fair value of the Class A and Class B warrants using the Black-Scholes pricing model and allocated approximately $1.5 million and $1.9 million of the $15.0 million gross proceeds to the Class A and Class B warrants, respectively pursuant to guidance in Derivative Implementation Group Statement 133 Implementation Issue No. B6, Embedded Derivatives: Allocating the Basis of a Hybrid Instrument to the Host Contract and the Embedded Derivative and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

In April 2009, the original holder exercised the right to purchase the additional 5,000 shares of our Series 1 preferred stock as discussed above and we received an additional $5.0 million in gross proceeds. All 20,000 shares of our Series 1 preferred stock issued were converted into 66.7 million shares of our common stock. In addition, in May 2009, all of the Class A warrants were exercised for 9.2 million shares of our common stock and we received gross proceeds of approximately $3.8 million related to this exercise.

For the three and six months ended June 30, 2009, we recognized $8.2 million in deemed dividends on preferred stock related to the above transactions, including approximately $3.4 million resulting from the allocation of net proceeds to the Class A and Class B warrants and approximately $4.9 million related to the beneficial conversion feature on the 20,000 shares of Series 1 preferred stock as the stock is convertible immediately.

In connection with this offering, we also issued warrants to purchase 1.0 million shares of our common stock to the placement agent which are classified as mezzanine equity due to the same redemption feature for the Class A and Class B warrants as described above. The warrants were estimated to have a fair value of $0.2 million using the Black-Scholes pricing model. These warrants have an exercise price of $0.45 per share, are exercisable in October 2009 and expire in October 2014.

Conversion and Exchange of Convertible Preferred Stock

In January 2009, 3,000 shares of our Series B convertible preferred stock, or Series B preferred stock, were converted into 44,576 shares of our common stock in connection with our litigation settlement with Tang Capital Partners LP, or Tang, as discussed in Note 10, Legal Proceedings. Also, in connection with this settlement, $3.0 million of our litigation payment to Tang was recorded as deemed dividends on preferred stock for the year ended December 31, 2008. This amount was accrued as of December 31, 2008 and paid in January 2009.

In February 2009, 250 shares of our Series A convertible preferred stock, or Series A preferred stock, were exchanged for $0.1 million and 4.0 million shares of our common stock in connection with our litigation settlement with RHP Master Fund, Ltd, or RHP, as discussed in Note 10, Legal Proceedings. In connection with this exchange we recorded $250,000 as deemed dividends on preferred stock and $170,000 as settlement expense for the six months ended June 30, 2009.

Also in February 2009, 200 shares of our Series A preferred stock, 2,218 shares of our Series B preferred stock and 4,284 of our Series C convertible preferred stock, or Series C preferred stock, were exchanged for 6,702 shares of our Series F preferred stock. We recorded a gain on this exchange of $2.1 million which is recorded in gain on restructuring of preferred stock for the six months ended June 30, 2009. In April 2009, all 6,702 shares of our Series F preferred stock were converted into 47.9 million shares of our common stock.

In April 2009, we entered into exchange agreements for our remaining outstanding Series A and Series D preferred stock. Pursuant to the Series A preferred stock exchange agreement, we issued 0.3 million shares of our common stock in exchange for 100 shares of our Series A preferred stock and related outstanding warrants to purchase 747 shares of our common stock. Pursuant to the Series D preferred stock exchange agreement, we issued 3.5 million shares of our common stock in exchange for 1,000 shares of our Series D preferred stock and related outstanding warrants to purchase 19,138 shares of our common stock. In accordance with EITF D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock and SFAS 84, Induced Conversions of Convertible Debt, we determined that these exchanges represented inducement offers for the Series A and Series D preferred stock and accordingly, we recorded $0.1 million and $1.1 million, respectively, as deemed dividends on preferred stock for the three and six months ended June 30, 2009.

As of June 30, 2009, all of our preferred stock had been converted or exchanged as discussed above.

8.	Shareholder’s Deficit

Shareholders’ deficit (In thousands of US Dollars)	June 30, 2009	December 31, 2008
Common stock, no par value:
Authorized shares – 800,000,000
Issued and outstanding shares – 502,342,652 (unaudited) and 186,411,922 at June 30, 2009 and December 31, 2008, respectively	$1,303,612	$1,188,071
Accumulated other comprehensive loss	(8,265)	(7,812)
Accumulated deficit	(1,352,870)	(1,312,320)

Total CTI shareholders’ deficit	(57,523)	(132,061)
Noncontrolling interest	(107)	—

Total shareholders’ deficit	$(57,630)	$(132,061)

a.	Analysis of Shareholders’ Deficit Variations

Common Stock

The increase in common stock as of June 30, 2009 as compared to December 31, 2008 is primarily due to the issuance of 131.4 shares of common stock of upon the conversion of our 10% notes due 2011, the issuance of 24.2 million shares of common stock in exchange for convertible notes as discussed above, the issuance of 66.7 shares of common stock upon the conversion of our Series 1 preferred stock and the issuance of 16.0 million shares of common stock and warrants.

Accumulated Other Comprehensive Loss

The increase in accumulated other comprehensive loss as of June 30, 2009 as compared to December 31, 2008 is primarily due to foreign currency translation losses.

Accumulated Deficit

The increase in accumulated deficit as of June 30, 2009 as compared to December 31, 2008 is due to CTI’s net losses for the period ended June 30, 2009.

Noncontrolling Interest

As of June 30, 2009, we had a 69% interest in our majority-owned subsidiary, Aequus Biopharma. In accordance with our fiscal 2009 adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Statements, an Amendment of ARB No. 51, noncontrolling interest in Aequus (previously shown as minority interest) is shown as a component of equity in the consolidated balance sheet.

b.	Stock-Based Compensation

The following table summarizes stock-based compensation expense related to employee stock options, employee stock purchases, and share awards under SFAS 123(R) for the six months ended June 30, 2009 and 2008, which was allocated as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Research and development	$342	$529
Selling, general and administrative	1,512	1,381

Stock-based compensation expense included in operating expenses	$1,854	$1,910

For the six months ended June 30, 2009 and 2008, stock option fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Six Months Ended June 30,	Six Months Ended June 30,
	2009	2008
Risk-free interest rates	1.3%	2.9%
Expected dividend yield	None	None
Expected life (in years)	3.5	2.8
Expected volatility	88%	79%

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. We have not declared or paid any dividends on our common stock and do not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on historical weighted average holding periods and projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on the annualized daily historical volatility, including consideration of the implied volatility and market prices of traded options for comparable entities within our industry.

Our stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. SFAS 123(R) also requires that we recognize compensation expense for only the portion of options expected to vest. Therefore, we applied an estimated forfeiture rate that we derived from historical employee termination behavior. If the actual number of forfeitures differs from our estimates, additional adjustments to compensation expense may be required in future periods.

9.	Other Significant Events

Restructuring Charges

Italian Operations

We are in the process of closing down our Bresso, Italy operations that were used primarily for pre-clinical research and were underutilized due to our current focused business model on the development of late-stage compounds and their commercialization. We have recorded restructuring charges related to this closure as discussed further below in accordance with SFAS 146, Accounting for Costs Associated with Exit and Disposal Activities, or SFAS 146. These costs are included in restructuring charges for the three and six months ended June 30, 2009.

In May 2009, we entered into a severance agreement with the unions representing the employees of our Bresso, Italy operations. This severance agreement relates to a reduction in force of 56 positions at the Bresso facility. Employee separation costs associated with the reduction in force primarily relate to severance payments that we are paying over 42 months, with the majority of these payments made through the first 15 months. For the three and six months ended June 30, 2009, we recorded approximately $2.4 million in employee termination benefits related to these Bresso employees of which $2.3 million was accrued as of June 30, 2009. Additionally, we have sent notices of termination to the six managers of the Bresso facility and are negotiating separate severance agreements with these managers, whose relative estimated amounts have been accrued for as of June 30, 2009. We may incur additional employee termination benefit expense related to Bresso; however, we expect additional amounts, if any, to be immaterial.

In connection with the closure of the Bresso operations, we have certain contract termination and clean-up charges related to the facility’s laboratories. For the three and six months ended June 30, 2009 we recorded $1.4 million for these charges, of which $1.0 million was accrued as of June 30, 2009. We expect the closure of the Bresso facility will be completed by October 2009.

We also have certain laboratory equipment related to the Bresso facility that we are currently preparing for sale. We continue to record this equipment as assets held for use as it has not met the criteria of assets held for sale in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We estimate that the fair value of these assets, less the cost to sell, is greater than their carrying value and, as such, we have not recorded an impairment related to these assets. We expect to liquidate these assets in the third quarter of 2009.

Zevalin Operations

In connection with the sale of our 50% interest in RIT Oncology to Spectrum, we terminated certain employees directly and indirectly involved in the operations of Zevalin. During the first half of 2009, we terminated 24 Zevalin-related employees. We recorded employee separation costs of $0.1 million in accordance with SFAS 146 for the six months ended June 30, 2009 which is included in restructuring charges. All amounts have been paid as of June 30, 2009 and we do not expect to incur additional restructuring charges related to this transaction.

Events Subsequent to June 30, 2009

In July 2009, we issued 33.7 million shares of our common stock and warrants to purchase up to 8.4 million shares of our common stock for aggregate proceeds of approximately $41.7 million, net of underwriting discounts and commissions, in a public offering of common stock and warrants. Included in the total amounts issued were 4.4 million shares of our common stock and warrants to purchase up to 1.1 million shares of our common stock that were issued upon the exercise of the underwriter’s overallotment option. The shares and warrants were issued at a price to the public of $1.30 per share of our common stock and warrant to purchase 0.25 shares of our common stock. Each warrant has an exercise price of $1.70 per warrant share, is exercisable immediately upon the date of issuance and will expire nine months thereafter. We subsequently registered the shares of common stock issuable upon exercise of the warrants pursuant to our registration statement on Form S-3 which we filed with the SEC on July 31, 2009.

In connection with this offering we issued a warrant to purchase up to 0.6 million shares of our common stock at an exercise price of $1.70 per share to the underwriter of the offering. This warrant is exercisable commencing on the date six months from the issuance date and expiring five years from the closing date of the offering. We also issued a warrant to purchase up to 0.3 million shares of our common stock at an exercise price of $1.56 per share for certain financial advisory services related to the offering. This warrant is exercisable beginning in January 2010 and expires in April 2010.

20.6.4	NOTES TO THE STATEMENT OF OPERATIONS

A.	Revenues

Revenues consist of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

		Six Months Ended June 30,
Revenues (In thousands of US dollars)	Notes	2009	2008
Product sales	1	$—	$6,244
License and contract revenue	2	40	40

Total revenues		$40	$6,284

1.	Product Sales

Product sales consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
Product Sales (In thousands of US dollars)	2009	2008
CTI	$—	$6,244
Subsidiaries	—	—

Total product sales	$—	$6,244

Product sales for the six months ended June, 2008 relate to Zevalin, our former commercial product acquired from Biogen in December 2007. We had no product sales during the six months ended June 30, 2009 due to our divestiture of Zevalin to our 50% owned joint venture, RIT Oncology, in December 2008. We subsequently sold our 50% interest in RIT Oncology to Spectrum in March 2009.

2.	License and Contract Revenue

License and contract revenue consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
License and Contract Revenue (In thousands of US dollars)	2009	2008
CTI	$40	$40
Subsidiaries	—	—

Total license and contract revenue	$40	$40

License and contract revenue for the six months ended June 30, 2009 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

B.	Operating Expenses

3.	Cost of Product Sold

Cost of product sold consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
Cost of Product Sold (In thousands of US dollars)	2009	2008
CTI	$—	$1,657
Subsidiaries	—	—

Total cost of product sold	$—	$1,657

Cost of product sold for the six months ended June 30, 2008 relates to sales of Zevalin and consists primarily of contractual royalties on product sales in addition to cost of product sold to customers. We had no cost of product sold during the three months ended March 31, 2009 due to our divestiture of Zevalin to our joint venture, RIT Oncology, in December 2008. We subsequently sold our 50% interest in RIT Oncology to Spectrum in March 2009.

4.	Research and development

Research and development expenses for compounds under development and discovery research are as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Compounds under development:
Pixantrone	$3,285	$6,133
OPAXIO	2,244	3,258
Brostallicin	794	3,089
Zevalin	987	2,175
Operating expenses	7,655	15,781
Discovery research	311	1,276

Total research and development expenses	$15,276	$31,712

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of NDAs or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe. Operating costs include our personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. We do not allocate operating costs to the individual compounds under development as our accounting system does not track these costs by individual compound. As a result, we are not able to capture the total cost of each compound. Direct external costs incurred to date for pixantrone, OPAXIO and brostallicin are approximately $52.0 million, $219.5 million and $8.9 million, respectively. Costs for pixantrone prior to our merger with Novuspharma S.p.A, a public pharmaceutical company located in Italy, or CTI (Europe), in January 2004 are excluded from this amount. Costs for brostallicin prior to our acquisition of SM in July 2007 are also excluded from this amount.

Research and development expenses decreased to approximately $15.3 million for the six months ended June 30, 2009, from approximately $31.7 million for the six months ended June 30, 2008. Pixantrone costs decreased primarily due to a decrease in clinical development activity mainly related to the discontinuance of patient enrollment during 2008 in our

RAPID and EXTEND trials. In early 2008, we closed enrollment on the RAPID trial based on adequate sample size to demonstrate differences in cardiac events and other clinically relevant side effects between pixantrone and doxorubicin. Additionally, we closed enrollment on the EXTEND trial during 2008 as we believed that the current accrual rate would not contribute substantially to the trial’s chance of success. In addition, manufacturing activity for pixantrone decreased during the period. These decreases were partially offset by an increase in regulatory activities primarily related to the filing fee for the NDA submission to the FDA. Costs for our OPAXIO program decreased primarily due to a decrease in regulatory and quality activities as well as investigator-sponsored trial costs mainly due to patient enrollment. These decreases were partially offset by an increase in clinical development activity related to our PGT307 trial, which was partially offset by a decrease in the GOG0212 study related a reduction in patient enrollment between periods. Costs for brostallicin decreased primarily due to a decrease in clinical development activities related to phase I and phase II studies. Zevalin costs decreased primarily due to the contribution of the product to RIT Oncology, the joint venture we formed with Spectrum on December 15, 2008 which assumed all related Zevalin expenses subsequent to that date. In addition, on March 15, 2009, we sold our interest in the joint venture to Spectrum. The decrease related to the divestiture of the Zevalin product was partially offset by a change in estimate of our costs associated with clinical studies prior to the divestiture of Zevalin. Our operating expenses decreased primarily due to a reduction in personnel and overhead costs associated with the closure of our Bresso, Italy facility as well as external consulting costs. Discovery research also decreased due to the planned closing of the Bresso, Italy operations as we shift focus to other products closer to commercialization.

5.	Selling, general and administrative

Selling, general and administrative consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
Selling, general and administrative (In thousands of US dollars)	2009	2008
CTI	$16,823	$19,943
Subsidiaries	2,507	2,785

Total selling, general and administrative	$19,330	$22,728

Selling, general and administrative expenses decreased to approximately $19.3 million for the six months ended June 30, 2009, from approximately $22.7 million for the six months ended June 30, 2008. This is primarily due to a $2.8 million decrease in sales and marketing expenses due to the divestiture of Zevalin to RIT Oncology in December 2008 and the subsequent sale of our investment in RIT Oncology in March 2009. Our Zevalin sales force, including related selling and marketing expenses were transferred to RIT Oncology in connection with the divestiture. In addition, our compensation and benefits decreased for our general and administrative activities primarily due to a decreased headcount.

6.	Amortization of purchased intangibles

Amortization of purchased intangibles consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
Amortization of Purchased Intangibles (In thousands of US dollars)	2009	2008
CTI	$—	$338
Subsidiaries	—	596

Total selling, general and administrative	$—	$934

Amortization of purchased intangibles for the six months ended June 30, 2008 was due to amortization of our workforce intangible related to our Italian operations, which became fully amortized during 2008, and amortization of intangible assets acquired in connection with our acquisition of Zevalin in December 2007, which were contributed to RIT Oncology in December 2008.

7.	Restructuring charges

Restructuring charges consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
Restructuring Charges (In thousands of US dollars)	2009	2008
CTI	$124	$—
Subsidiaries	3,820	—

Total gain on sale of investment in joint venture	$3,944	$—

Restructuring charges of $3.9 million for the six months ended June 30, 2009 relate to activities associated with the closure of our Bresso, Italy operations, including approximately $2.4 million in employee termination benefits and approximately $1.4 million in contract termination and clean-up charges related to the Bresso facilities. We also incurred approximately $0.1 million in restructuring charges related to employee separation costs associated with the termination of Zevalin-related employees in connection with the sale of our 50% interest in RIT Oncology to Spectrum.

8.	Gain on sale of investment in joint venture

Gain on sale of investment in joint venture consists of the following for the six months ended June 30, 2009 and 2008 (in thousands of US dollars):

	Six Months Ended June 30,
Gain on Sale of Investment in Joint Venture (In thousands of US dollars)	2009	2008
CTI	$10,244	$—
Subsidiaries	—	—

Total gain on sale of investment in joint venture	$10,244	$—

During the six months ended June 30, 2009, we recorded a $10.2 million one-time gain on the sale of our 50% interest in RIT Oncology in March 2009. This amount was based on the difference between $16.5 million in gross proceeds and the approximately $4.6 million book value of our investment in RIT Oncology at the time of sale, net of approximately $1.6 million in transaction costs.

i.	Other income (expense)

Other income(expense) consists of the following for the six months ended June 30, 2009 and 2008 (in thousands):

Other income (expense) (In thousands of US dollars)	Six Months Ended June 30,
	2009	2008
Investment and other income, net	$71	$353
Interest expense	(3,200)	(4,380)
Amortization of debt discount and issuance costs	(5,348)	(41,146)
Foreign exchange gain (loss)	95	(2,161)
Make-whole interest expense	(6,345)	(33,377)
Gain on derivative liabilities, net	7,218	43,177
Gain (loss) on exchange of convertible notes	7,201	(5,608)
Equity loss from investment in joint venture	(1,204)	—
Settlement expense	(3,368)	—
Write-off of financing arrangement costs	—	(2,361)

Total other income (expense), net	$(4,880)	$(45,503)

Investment and Other Income.

Investment and other income for the six months ended June 30, 2009 decreased to approximately $71,000 as compared to $353,000 for the six months ended June 30, 2008 primarily due to a lower average securities available-for-sale balance.

Interest Expense.

Interest expense decreased to approximately $3.2 million for the six months ended June 30, 2009 from approximately $4.4 million for the six months ended June 30, 2008. This was primarily due to a decrease of approximately $0.6 million related to our 13.5% and 15% notes which were issued in April and June 2008 and were entirely converted or exchanged by the end of 2008. There was also a decrease of approximately $0.3 million in interest expense on our 5.75% convertible subordinated and senior subordinated notes due to their maturity in June 2008 as well as a decrease of approximately $0.1 million related to our 9% notes primarily due to the conversion of $17.3 million and $5.3 million principal amount of these notes into common stock in the second quarter of 2008 and the first quarter of 2009. During the six months ended June 30, 2009, we also reversed approximately $0.1 million in interest expense accrued at December 31, 2008 for our 10% convertible senior notes due 2011, or 10% notes, as the remaining outstanding principal balance of these notes was converted into common stock during the first quarter of 2009.

Amortization of Debt Discount and Issuance Costs.

Amortization of debt discount and issuance costs decreased to approximately $5.3 million for the six months ended June 30, 2009 from approximately $41.1 million for the six months ended June 30, 2008. This was primarily due to the accelerated amortization of issuance costs and debt discount in 2008 related to conversions of our 13.5% and 9% notes. For the six months ended June 30, 2009 as compared to the same period in 2008, the decrease in the amortization of the debt discount related to our 13.5% and 9% notes was approximately $23.5 million and $11.6 million, respectively, while the decrease in the amortization of debt issuance costs was approximately $1.7 million and $1.7 million, respectively. This was offset by an increase of $2.8 million in accelerated amortization of issuance costs and debt discount related to the conversion of our 10% notes during the first quarter of 2009.

Foreign Exchange Gain (Loss).

The foreign exchange gain or loss for the six months ended June 30, 2009 and 2008 is due to fluctuations in foreign currency exchange rates, primarily related to payables and receivables in our European branch denominated in foreign currencies.

Make-Whole Interest Expense.

Make-whole interest expense of $6.3 million for the six months ended June 30, 2009 is related to $5.4 million in payments made upon the conversion of $18.0 million of our 10% notes and $0.9 million in payments made upon the conversion of $5.3 million of our 9% notes. The amount of $33.4 million for the six months ended June 30, 2008 is related to $22.4 million in payments made upon the conversion of $27.6 million of our 13.5% notes and $11.0 million in payments made or accrued upon the conversion of $40.9 million of our 9% notes.

Gain on Derivative Liabilities, net.

The gain on derivative liabilities of $7.2 million for the six months ended June 30, 2009 is primarily due to a gain of $4.4 million resulting from the change in the estimated fair value of the derivative liability related to the embedded conversion option on our 10% notes as well as a gain of $2.8 million due to the change in the estimated fair value of the derivative liability related to the Series B Unit Warrant. The gain of $43.2 million for the six months ended June 30, 2008 is primarily due to gains resulting from the change in the estimated fair value of the derivative liabilities related to the embedded conversion options on our 13.5% and 9% notes of $22.3 million and $11.8 million, respectively, as well as a gain of $9.2 million due to the change in the estimated fair value of the derivative liability related to the Series B Unit Warrant.

Gain (loss) on Exchange of Convertible Notes.

The $7.2 million gain on exchange of convertible notes for the six months ended June 30, 2009 is due the exchange of $52.9 million principal amount of our convertible notes for $7.1 million in cash and approximately 24.2 million shares of common stock, net of related transaction costs. The loss on exchange of convertible notes of $5.6 million for the six months ended June 30, 2008 consists of a $3.3 million loss due to the exchange of $5.3 million of our 9% notes for units of our 13.5% notes, Series E preferred stock and related warrants issued in April 2008 and a loss of $2.3 million due to the extinguishment of approximately $9.1 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately 6.8 million shares of our common stock.

Equity Loss From Investment in Joint Venture.

The loss of $1.2 million for the six months ended June 30, 2009 relates to our 50% interest in RIT Oncology, prior to the sale of this interest in March 2009, which we accounted for using the equity method of accounting.

Settlement Expense.

Settlement expense of $3.4 million for the six months ended June 30, 2009 is primarily due to $3.2 million related to amounts paid to Spectrum for the settlement of the final installment payment related to our sale of our 50% interest in RIT Oncology based on the outcome of arbitration proceedings. This amount includes the $3.5 million escrow amount released to Spectrum, our $0.8 million payment to Spectrum based on arbitration proceedings and approximately $0.9 million in receivables recognized in prior periods and owed to us by RIT Oncology. The settlement amount is also net of approximately $2.0 million in payables assumed by Spectrum on our behalf. We also incurred $0.2 million in settlement expense related to payments made to RHP Master Fund, Ltd, or RHP, for the release of all claims against us in connection with our alleged breach of contract related to RHP’s Series A preferred stock.

Write-off of financing arrangment costs.

The write-off of financing arrangement costs of $2.4 million for the six months ended June 30, 2008 is attributed to a write-off of offering costs associated with the Step-Up Equity Financing Agreement with Société Générale, including costs related to the Italian Listing Prospectus that was published in January 2008 as an Italian regulatory requirement to issue shares under this agreement. The write-off was primarily due to significant uncertainty regarding our ability to pursue further financings under the agreement which terminated in January 2009.

20.6.5	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Net cash used in operating activities increased to approximately $50.7 million during the six months ended June 30, 2009, compared to approximately $47.8 million for the same period during 2008 primarily due to cash paid for settlement expense in 2009 and a decrease in cash received from sales of Zevalin offset by a decrease in cash paid for interest. In addition, our selling, general and administrative and research and development expenses decreased, however this was substantially offset by an increase in cash used to decrease our accounts payable and accrued expenses for the six months ended June 30, 2009 as compared to an increase in these liability amounts during the comparable period in 2008.

Net cash provided by investing activities of approximately $22.2 million for the six months ended June 30, 2009 was primarily due to $6.8 million in net proceeds from Spectrum in January 2009 related to the initial formation of RIT Oncology in December 2008 and $15.1 million in net proceeds from Spectrum related to the sale of our 50% interest in RIT Oncology in 2009. Net cash used in investing activities of approximately $6.4 million for the six months ended June 30, 2008 was due to purchases of securities available-for-sale, purchases of property and equipment and cash paid for acquisition costs related to our purchase of Zevalin in December 2007 offset by proceeds from sales and maturities of securities available-for-sale.

Net cash provided by financing activities of approximately $30.7 million for the six months ended June 30, 2009 was primarily due to $19.0 million in net proceeds from the issuance of 16.0 million shares of our common stock and warrants to purchase 4.8 million shares of our common stock May 2009. We also received $18.8 million in net proceeds from the issuance of 20,000 shares of our Series 1 preferred stock and related Class A and Class B warrants in April 2009 as well as $3.8 million upon the exercise of the Class A warrants in May 2009. These proceeds were offset by $7.6 million in cash paid, net of transaction costs and in addition to 24.2 million shares of our common stock, for the exchange of $52.9 million principal amount of our convertible notes. We also made a $3.0 million deemed dividend payment in connection with our settlement with Tang Capital Partners LP for full release of all claims against us in connection with our alleged breach of contract related to Tang’s Series B preferred stock. This amount was accrued as of December 31, 2008 and paid in January 2009. Net cash provided by financing activities of approximately $40.9 million for the six months ended June 30, 2008 was primarily due to the issuance of our 9% notes, our 13.5% notes and Series E preferred stock and our 15% notes. Proceeds from our 9% notes were approximately $35.4 million, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. We also made a deemed dividend payment of approximately $16.2 million to induce existing holders of our Series A, B, C and D convertible preferred stock to convert their shares of preferred stock into common stock in connection with this issuance. Proceeds from the issuance of our 13.5% notes and Series E preferred stock were approximately $19.8 million, net of issuance costs, restricted cash placed in escrow to fund make-whole payments and the cancellation of $5.3 million of our 9% notes and related warrants. Upon cancellation of these notes and warrants, $1.4 million was released to us from the amount placed in escrow to fund make-whole payments. We also received proceeds of approximately $11.5 million from the issuance of our 15% notes, net of issuance costs and restricted cash placed in escrow to fund make-whole payments. Cash received from these financings were offset by the repayment of the outstanding $10.7 million principal balance on our 5.75% convertible subordinated and senior subordinated notes upon their maturity in June 2008.

20.7	Dividend policy

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

Under Section 23B.06.400 of the Revised Code of Washington, the Board of Directors is prohibited from authorizing the payment of dividends on any of our stock if following the payment of the dividend we would not be able to pay our liabilities as they become due in the usual course of business or if the total amount of our assets would be less than the sum of our total liabilities plus any amounts we would be required to pay to satisfy preferential rights of shareholders due on dissolution of the Company, if any, under our Articles of Incorporation at the time the dividend was paid. The statute allows the Board of Directors to base their determination that the assets are not less than liabilities plus preferential amounts due on dissolution on either the financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Each outstanding share of Series A, Series B and Series C Convertible Preferred Stock was entitled to quarterly payments of a dividend of 3% per annum of that stock’s stated value, which was initially $1,000 per share. The Series D Convertible Preferred Stock wasentitled to quarterly payments of a dividend of 7% of that stock’s stated value, which was also initially $1,000 per share. In the event we were not legally able to make those dividend payments, the amount of such dividend would have accreted to and increased the stated value of the stock. In addition, the terms of Series A, Series B, Series C and Series D Preferred Shares restricted the payment of dividends on the Common Shares unless the Company had paid or set aside the cumulative dividends then owed on the Preferred Shares. As of June 30, 2009, there are no longer any shares of Preferred Stock outstanding. For more information on the specific dividend rights of the Preferred Stock, please refer to Chapter 21, Paragraph 21.2.3 below.

Dividends on our Preferred Stock were paid each January 1, April 1, July 1 and October 1 for the dividends accrued in the prior quarter. In addition, we paid all accrued but unpaid dividends upon conversion of a holder of that holder’s the Preferred Stock to common stock. There were a significant number of conversions of our Preferred Stock, therefore the amount we paid in dividends on each series of Preferred Stock declined over time. From 2007, when the Series A was issued, until the date of this Registration Document we paid the following dividends on our Preferred Stock:

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009
Series A	$33,718	$51,375	$51,375	$51,375	$37,200	$4,125	$4,125	$4,125	$750
Series B	—	$96,125	$115,350	$115,350	$92,485	$39,135	$39,135	$34,410	—
Series C	—	—	$47,508	$62,130	$57,630	$47,130	$45,880	$32,130	—
Series D	—	—	—	$23,139	$54,250	$17,500	$17,500	$17,500	$17,500

Amounts for each quarter include quarterly dividends paid on preferred stock outstanding at the end of that quarter (in each case paid on the first business day following the end of such quarter), as well as any dividends paid on Preferred Stock converted to common stock during that quarter.

20.8	Legal Proceedings

On January 2, 2008, Tang Capital Partners LP (“Tang”) filed a civil action in the United States District Court for the Southern District of New York in which Tang alleged that the Company had breached a provision of a securities purchase agreement, executed on or about April 16, 2007 in connection with the issuance of Series B Preferred Stock. In December 2007, the Company had exchanged old debt for new debt and Tang viewed that exchange as a repurchase of debt, even though the debt was not retired, but replaced; in particular Tang alleged that the Company had breached a corresponding provision included in the securities purchase agreement that, in their opinion, prohibited such a repurchase. For this reason, Tang accused the Company of violating the agreement, although the Company viewed the transaction as an exchange. On January 3, 2009, the Company entered into a settlement agreement with Tang with respect to the civil action filed by Tang on January 2, 2008. As in most settlements, both parties recognized that they had a risk of losing the dispute and were incurring significant expenses. The parties chose to settle before the expenses related to the dispute increased. In exchange for the full release of all claims arising directly or indirectly out of or related to Tang’s purchase, acquisition, ownership, interest in or rights under Series B 3% Convertible Preferred Stock, the Company agreed to pay Tang $5.1 million which is included in accrued expenses as of December 31, 2008. Of the $5.1 million, $2.1 million was recorded to settlement expense and $3.0 million was recorded to deemed dividends on conversion of preferred stock for the year ended December 31, 2008. Final payment was completed on January 29, 2009.

A holder of Series C Convertible Preferred Stock, Enable Capital Management LLC (“Enable”), filed a lawsuit on January 23, 2008 in the Supreme Court of the State of New York with similar claims to the Tang action but with reference to a different securities purchase agreement; the Enable claims related to a securities purchase agreement, executed on or about July 25, 2007 in connection with the issuance of Series C Preferred Stock. In December 2007, the Company had exchanged old debt for new debt and Enable viewed that exchange as a repurchase of debt, even though the debt was not retired, but replaced; in particular Enable alleged that the Company had breached a corresponding provision included in the Enable securities purchase agreement, that, in their opinion, prohibited such a repurchase. For this reason Enable accused the Company of violating the agreement, although the Company viewed the transaction as an exchange. In September 2008, the Company issued $9.0 million aggregate principal amount of our 10% notes convertible senior notes due 2012 to Enable. Additionally, in connection with the issuance, Enable converted 1,000 shares of the Company’s Series C preferred stock into 25,640 shares of the Company’s common stock, induced by an aggregate cash payment of $150,000. The Company also paid to Enable and its affiliates approximately $1.2 million in exchange for the prospective satisfaction of 50% of any final judgment which may ever be rendered on any and all claims for any relief whatsoever that have been alleged, or that could have been alleged, in the Company’s litigation with Enable and on September 29, 2008, Enable entered into a release agreement with the Company to fully resolve this action. As in most settlements, both parties recognized that they had a risk of losing the dispute and were incurring significant expenses. The parties chose to settle before the expenses related to the dispute increased.

On May 5, 2008, RHP Master Fund, Ltd. (“RHP”), a holder of the Company’s Series A Preferred Stock filed suit in the United States District Court for the Southern District of New York alleging breach of contract and violation of Washington Business Corporation Act, and breach of fiduciary duty by certain officer and director defendants. On February 4, 2009, for $0.1 million and 4.0 million shares of Common Stock, the Company settled all claims that were filed or could have been filed by RHP.

On January 22, 2007, the Company filed a complaint in King County Washington Superior Court against The Lash Group, Inc. (the “Lash Group”) and Documedics Acquisition Co., Inc. (“Documedics”), the Company’s former third party reimbursement expert for TRISENOX, seeking recovery of damages, including losses incurred by the Company in connection with our investigation, defense and settlement of claims by the United States concerning Medicare reimbursement for TRISENOX. Documedics (later acquired by the Lash Group), advised doctors that they could prescribe TRISENOX for certain diseases and be reimbursed by the U.S. government. This advice to the doctors turned out to be faulty, and ultimately the Company reimbursed the U.S. government for the expenses it had incurred. The Company is seeking damages from Documedics and the Lash Group for having given this faulty advice and causing the Company to pay the U.S. government. On February 28, 2007, the Lash Group removed the case to federal court in the Western District of Washington. On June 19, 2008, the trial judge dismissed our claims and the Company filed a timely notice of appeal in the Ninth Circuit Court of Appeals. That appeal remains pending. If successful on appeal, the Company intends to return to the United States District Court for trial. There is no guarantee that the Company will prevail in the appeal or at trial.

On February 20, 2009, the Company notified Spectrum that the Company had exercised its option to sell to Spectrum all of the Comany’s membership interest in their 50/50 owned joint venture, RIT Oncology, and on March 2, 2009, Spectrum made the first payment totaling $6.5 million. The sale of the Company’s membership interest to Spectrum closed on March 15, 2009, and the remaining $10.0 million of the total $16.5 million purchase price was deposited into an escrow account to be paid to the Company in two additional installments. On April 3, 2009, $6.5 million was released to the Company from this escrow account and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. On April 22, 2009, Spectrum filed a cross-claim alleging that Spectrum was entitled to the entire amount held in escrow and that Spectrum was owed additional amounts by the Company. The arbitration was held on May 14, 2009. On May 21, 2009, the arbitrator ordered that the final installment of $3.5 million be released from the escrow account and distributed to Spectrum; additionally, the Company was ordered to pay $776,454 to Spectrum. Of these amounts, $3,203,671 was determined by the arbitrator to be outstanding “Excluded Liabilities.” Accordingly, Spectrum is responsible for paying certain liabilities incurred or to be incurred by the Company totaling $3,203,671, including an obligation payable to Bayer for a clinical trial. On May 22, 2009, the Company requested that the arbitrator reconsider the award and reduce the amount due to reflect certain liabilities that had been paid already or were not owed. The Company’s request for reconsideration before the arbitrator is still pending. On May 26, 2009, the Company paid Spectrum $776,454.

In April 2007, the Company entered into a settlement agreement with the United States Attorney’s Office (the “USAO”) for the Western District of Washington arising out of their investigation into certain of our prior marketing practices relating to TRISENOX® (arsenic trioxide). The Company made the settlement payment of $10.6 million in April 2007. The settlement agreement did not address separate claims brought against the Company by the private party plaintiff for his attorneys’ fees and expenses. After further litigation concerning attorneys’ fees and expenses, on January 28, 2009, all remaining claims were settled for approximately $0.5 million, and in consequence, the case has been fully and finally resolved. The settlement amount was recorded to settlement expense and included in accrued expenses as of December 31, 2008.

On May 1, 2008, i3, a contract research organization, sent a letter claiming that the Company owed i3 $2.2 million pursuant to clinical support work. The Company had hired i3 to assist in a clinical trial. i3 incurred expenses and fees without documentation that these expenses were actually incurred (e.g., plane tickets, hotel bills, etc.) or that the services were actually provided to the Company. All of these charges have been previously invoiced to CTI, but the invoices are being evaluated for the association of the work being billed to the contract assignments, as well as the relationship of the pass-through costs to approvable work. The Company was seeking documentation that the expenses and fees were incurred and truly related to the Company’s clinical trial before making payment. Rather than provide documentation, on November 6, 2008, i3 filed a demand for arbitration of this dispute with the American Arbitration Association, seeking damages of $2.2 million. That arbitration is pending. While it is probable that some money will be owed to i3, it is not possible at this time to estimate the amount, however, we previously recorded $0.2 million in research and development expense related to the invoiced i3 services, which is included in the Company’s accounts payable balance as of June 30, 2009.

On August 3, 2009, Sicor Italia, or Sicor, filed a lawsuit in the Court of Milan court to compel us to source pixantrone from Sicor according to the terms of a supply agreement executed between Sicor and NovusPharma on October 4, 2002. Sicor alleges that the agreement was not terminated according to its terms. We assert that the supply agreement in question was properly terminated and that we have no further obligation to comply with its terms. No estimate of a loss, if any, can be made at this time in the event that we do not prevail.

On December 23, 2008, CONSOB sent a notice to us requesting that we issue (i) immediately, a press release providing, among other things, information about our debt restructuring plan, the current state of compliance with the relevant covenants regulating our debt and the equity line of credit agreement we entered into with Midsummer Investment Ltd. on July 29, 2008, and (ii) by the end of each month and starting from the month of December 2008, a press release providing certain information relating to our management and financial situation, updated to the previous month, or the Monthly CONSOB Press Release. On July 31, 2009, CONSOB sent us a notice asserting three violations of the provisions of Section 114, paragraph 5 of the Italian Legislative Decree no. 58/98. The sanctions established by the Section 193, paragraph 1 of the Italian Legislative Decree no. 58/1998 for such violations are pecuniary administrative sanctions amounting to €5,000 to €500,000, applicable to each one of the three asserted violations. According to the applicable Italian legal provisions, CONSOB may impose such administrative sanctions by means of a decree stating the grounds of its decision only after evaluating our possible defenses to the alleged violations, which we expect to submit to CONSOB within 30 days from the notification of the relevant charges (i.e., within 30 days after July 31, 2009).

In addition to the litigation discussed above, the Company is from time to time subject to legal proceedings and claims arising in the ordinary course of business, some of which may be covered in whole or in part by insurance.

Besides the ones described above, currently there are no pending claims which may have relevant impacts on the economic and financial situation of the Company.

20.9	Significant change in the issuer’s financial or commercial position

Please see Chapter 3 of this Registration Document for the changes in the Company’s financial position during the year ended December 31, 2008. Other than the sale of Zevalin to RIT Oncology, the 50/50 joint venture the Company formed with Spectrum in December 2008, and the subsequent sale of the Company’s 50% interest in RIT Oncology to Spectrum in March 2009, there have been no significant change in the Company’s commercial position during the year ended December 31, 2008 or the six months ended June 30, 2009.

CHAPTER 21 ADDITIONAL INFORMATION

21.1	Share Capital

Below is a table detailing the number of authorized common stock and preferred stock as of August 31, 2009:

Authorized Common Shares	Authorized Preferred Shares
800,000,000 (400,000,000 as of December 31, 2008)	10,000,000

Below is a table detailing the number of shares of CTI common and preferred stock outstanding as of August 31, 2009:

Common Shares Outstanding	Series A Preferred Shares Outstanding	Series B Preferred Shares Outstanding	Series C Preferred Shares Outstanding	Series D Preferred Shares Outstanding	Series F Preferred Shares Outstanding
560,000,935	—	—	—	—	—

As of August 31, 2009 there is not any series of preferred stock outstanding.

CTI does not have any shares paid in kind. All shares outstanding are issued and fully paid, and all shares of CTI, common and preferred, have no par value. For a reconciliation of the number of shares common stock outstanding as of the beginning and end of 2008 and as of January 1, 2009 and June 30, 2009, please see Paragraph 21.1.7 of this Chapter 21 below.

21.1.2	If there are shares not representing capital, state the number and main characteristics of such shares.

CTI has not issued shares not representing the share capital.

21.1.3	Treasury stock.

There is no treasury stock of CTI outstanding.

21.1.4	The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription.

As of June 30, 2009, the following convertible securities and warrants were outstanding:

Convertible Notes

A.	Evolution and description

The following table summarizes the changes in the principal balances of CTI’s convertible notes during the years ended December 31, 2008, 2007 and 2006 and as of the six months ended June 30, 2009 (in thousands of U.S. dollars):

	Balance at January 1, 2006	Issued	Converted	Exchanged	Redeemed	Balance at December 31, 2006
7.5% convertible senior notes	$—	$66,312	$(17,560)	$—	$—	$48,752
6.75% convertible senior notes	79,000	—	(69,345)	—	(2,655)	7,000
5.75% convertible senior subordinated notes	66,929	—	(4)	(39,518)	—	27,407
5.75% convertible subordinated notes	29,640	—	—	(1,150)	—	28,490
4.0% convertible senior subordinated notes	55,150	—	—	—	—	55,150

Total	$230,719	$66,312	$(86,909)	$(40,668)	$(2,655)	$166,799

	Balance at January 1, 2007	Issued	Converted	Exchanged	Balance at December 31, 2007
7.5% convertible senior notes	$48,752	$—	$(15,294)	$—	$33,458
6.75% convertible senior notes	7,000	—	—	—	7,000
5.75% convertible senior notes	—	23,250	—	—	23,250
5.75% convertible senior subordinated notes	27,407	—	—	(10,500)	16,907
5.75% convertible subordinated notes	28,490	—	—	(25,580)	2,910
4.0% convertible senior subordinated notes	55,150	—	—	—	55,150

Total	$166,799	$23,250	$(15,294)	$(36,080)	$138,675

	Balance at January 1, 2008	Issued	Converted	Extinguished	Matured	Balance at December 31, 2008
18.33% convertible senior notes	$—	$44,500	$(28,250)	$(16,250)	$—	$—
15.5% convertible senior notes	—	14,211	(14,211)	—	—	—
15% convertible senior notes	—	23,000	—	(23,000)	—	—
13.5% convertible senior notes	—	45,118	(27,600)	(17,518)	—	—
10% convertible senior notes due 2011	—	32,651	(14,651)	—	—	18,000
10% convertible senior notes due 2012	—	9,000	(9,000)	—	—	—
9.66% convertible senior notes	—	24,700	(15,700)	(9,000)	—	—
9% convertible senior notes	—	51,655	(40,820)	(5,250)	—	5,585
7.5% convertible senior notes	33,458		—	—	—	33,458
6.75% convertible senior notes	7,000		—	—	—	7,000
5.75% convertible senior notes	23,250	—	(250)	—	—	23,000
5.75% convertible senior subordinated notes	16,907		—	(8,943)	(7,964)	—
5.75% convertible subordinated notes	2,910		—	(150)	(2,760)	—
4.0% convertible senior subordinated notes	55,150		—	—	—	55,150

Total	$138,675	$244,835	$(150,482)	$(80,111)	$(10,724)	$142,193

	Balance at January 1, 2009	Converted	Tendered	Balance at June 30, 2009
10% convertible senior notes due 2011	18,000	18,000	—	—
9% convertible senior notes	5,585	5,250	335	—
7.5% convertible senior notes	33,458	—	23,208	10,250
6.75% convertible senior notes	7,000	—	5,500	1,500
5.75% convertible senior notes	23,000	—	12,087	10,913
4.0% convertible senior subordinated notes	55,150	—	11,787	43,363

Total	$142,193	$23,250	$52,917	$66,026

The following is a description of the Company’s notes and terms of the notes, including a description of those series of notes which have been completely converted as of the date of this Registration Document. Pursuant to the indentures governing each series of notes, the Company is not obligated to keep a record of the individual holders of the notes, which are held in the form of a global note by The Depositary Trust Company. The convertible debt of the Company was issued through agents/brokers and the Company does not know the names of the individual noteholders.

1.	Outstanding Convertible Notes

7.5% Convertible Senior Notes due 2011

In April 2006, we issued approximately $66.3 million aggregate principal amount of our 7.5% convertible senior notes, or 7.5% notes, approximately $33.2 million of which was issued in a registered offering for cash with net proceeds of approximately $31.2 million, after deducting expenses and the initial purchaser’s discounts and commissions. Approximately $33.2 million was issued in a private exchange for approximately $39.5 million aggregate principal amount of our 5.75% convertible senior subordinated notes and approximately $1.2 million aggregate principal amount of our 5.75% convertible subordinated notes. We recognized a net gain of $8.0 million on the early extinguishment and exchange of these notes which is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $0.4 million and accrued interest of $0.9 million attributable to the exchanged notes.

The notes are due April 30, 2011 with interest payable semi-annually in April and October. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at a conversion rate of 11.963 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $83.59 per share. On or after April 30, 2009, we have the option to redeem all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest up to but not including the redemption date. Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. In addition, upon certain non-stock changes in control, the holder can require us to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. Upon any automatic conversion of the notes, or if the holder exercises their right to require us to repurchase notes in connection with a non-stock change of control, we will pay the holder of the notes a make-whole interest payment equal to $225 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

The interest make-whole provision, along with the conversion option of the 7.5% notes, represents an embedded derivative which is required to be accounted for separate from the underlying notes and was recorded as a derivative liability and a discount to the carrying value of the notes. The resulting discount to the notes is being accreted over the life of the notes as additional interest expense using the effective interest method. Accordingly, we recorded interest expense of $0.4 million, $2.9 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, the majority of which represents accelerated accretion due to note conversions. The estimated fair value of the derivative liability is adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the years ended December 31, 2007 and 2006 was $3.6 million and $1.9 million, respectively, and is included in gain on derivative liabilities, net. As of December 31, 2008 and 2007, no value was assigned to the fair value of the derivative liability, therefore, there was no change in the estimated fair value for the year ended December 31, 2008.

For the years ended December 31, 2007 and 2006, $15.3 million and $17.6 million of our 7.5% notes were converted into 0.2 million and 0.2 million shares of common stock, respectively. There were no conversions during the year ended December 31, 2008. During the six months ended June 30, 2009, approximately $23.2 million of these notes were extinguished in connection with the Company’s Exchange Offers. In connection with the conversion of $13.6 million of these notes in 2007, we made discretionary interest make-whole payments of approximately $2.3 million which is included in make-whole interest expense for the year ended December 31, 2007. In connection with the conversion of $7.4 million of these notes in May 2006, we made a discretionary interest make-whole payment of approximately $1.7 million which is included in make-whole interest expense for the year ended December 31, 2006. As of August 10, 2009, approximately $10.3 million aggregate principal amount of our 7.5% notes due 2011 remained outstanding.

6.75% Convertible Senior Notes due 2010

Our 6.75% convertible senior notes, or 6.75% notes, are due October 31, 2010 with interest payable semi-annually in April and October. The 6.75% notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at a conversion rate of 9.509 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $105.16 per share. We also issued warrants to purchase 8,750 shares of common stock within five years at an exercise price of $140.00 per share to the initial purchaser of these notes. We have the option to redeem all of the notes if the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. The redemption price will be par including accrued and unpaid interest up to but not including the redemption date. Upon any conversion of the notes, we will pay the holder of the notes a make-whole interest payment equal to $337.50 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

The interest make-whole provision, along with the conversion option of the 6.75% notes, represents an embedded derivative which is required to be accounted for separate from the underlying notes and was recorded as a derivative liability and a discount to the carrying value of the notes. The resulting discount to the notes is being accreted over the life of the notes as additional interest expense using the effective interest method. Accordingly, we recorded interest expense of approximately $0.1 million, $0.1 million and $4.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. The expense recorded for 2006 was primarily related to accelerated accretion due to note conversions. The estimated fair value of the derivative liability is adjusted quarterly for changes in the estimated market value. Changes in the estimated fair value for the years ended December 31, 2008, 2007 and 2006 were $0.1 million, $0.1 million and $4.1 million, respectively, and included in gain on derivative liabilities. At December 31, 2008 and 2007, the fair value of the derivative was $0.1 million and was recorded in 6.75% convertible senior notes.

On April 30, 2006, holders of the notes had the right to cause us to redeem in cash up to 30% of the aggregate amount of the notes, or approximately $24.6 million, on a pro-rata basis, excluding any accrued and unpaid interest. Certain holders of the notes exercised their right and we redeemed approximately $2.7 million in aggregate principal of these notes. For the year ended December 31, 2006, $69.3 million of the 6.75% notes were converted into 0.7 million shares of common stock which resulted in make-whole interest payments of $23.1 million. There were no conversions of 6.75% notes for the years ended December 31, 2008 and 2007. During the six months ended June 30, 2009, approximately $5.5 million of these notes were extinguished in connection with the Company’s Exchange Offers. As of August 10 26, 2009, $1.5 million aggregate principal amount of our 6.75% notes due 2010 remained outstanding.

5.75% Convertible Senior Notes due 2011

In December 2007, we issued approximately $23.3 million aggregate principal amount of our 5.75% convertible senior notes, or 5.75% senior notes, and approximately 0.5 million shares of our common stock in exchange for $10.5 million of our 5.75% convertible senior subordinated notes and $25.6 million of our 5.75% convertible subordinated notes. The exchange resulted in a loss of approximately $1.0 million including a write-off of $0.1 million of unamortized issuance costs attributed to the extinguished notes. The resulting discount from the exchange is being accreted over the life of the notes as additional interest expense using the effective interest method. Accordingly, we recorded interest expense of approximately $0.8 million and $37,000 for the years ended December 31, 2008 and 2007, respectively.

The notes are due December 15, 2011 with interest payable semi-annually in June and December. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at a conversion rate of 33.3333 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $30.00 per share. On or after December 15, 2009, we have the option to redeem all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest up to but not including the redemption date. Subject to certain conditions, the notes will automatically convert if, at any time after December 15, 2009 and prior to maturity, the closing price per share of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change in control, the holder can require us to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest and any other amounts due up to, but not including, the repurchase date. In addition, upon any of these occurrences (redemption, automatic conversion, or repurchase) we will pay the holder of the notes a make-whole interest payment equal to $115 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. During the six months ended June 30, 2009, approximately $12.1 million of these notes were extinguished in connection with the Company’s Exchange Offers. As of August 10, 2009, approximately $10.9 million aggregate principal amount of our 5.75% notes due 2011 remained outstanding.

4% Convertible Senior Subordinated Notes due 2010

Our 4% convertible senior subordinated notes, or 4% notes, are due July 1, 2010 with interest payable semi-annually in January and July. The 4% notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 1.85185 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $540.00 per share. Prior to maturity, we may redeem the notes upon certain conditions, the most significant of which is that the closing price of our common stock must exceed 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days. Upon such redemption, we would make an additional payment of $280.00 per $1,000 note, less any interest previously paid on the notes. The holder may elect to convert their notes prior to any such redemption. During the six months ended June 30, 2009, approximately $11.8 million of these notes were extinguished in connection with the Company’s Exchange Offers. As of August 10, 2009, approximately $43.4 million aggregate principal amount of our 4% notes due 2010 remained outstanding.

2.	Convertible Notes No Longer Outstanding

9% Convertible Senior Notes due 2012

In March 2008, we issued approximately $51.7 million aggregate principal amount of our 9% notes. We recorded issuance costs related to the 9% notes of approximately $2.3 million which are recorded in other assets and are being amortized to interest expense using the effective interest method over the four-year life of the notes. We also issued warrants, connected to the notes in issue, to purchase a maximum amount of 0.7 million shares of common stock at an exercise price of $14.10 per share. The warrants were not exercisable until July 2, 2008 and will expire on the third anniversary of the date on which they became exercisable. Additionally, in connection with the issuance, certain existing holders of our Series A, B, C, and D convertible preferred stock converted their shares of preferred stock into approximately 0.4 million shares of common stock, induced by an aggregate cash payment of approximately $16.2 million, which is recorded as deemed dividends in the current period pursuant to the provisions of EITF D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. Net proceeds from the 9% notes issuance were approximately $33.1 million after deducting the cash inducement, related expenses and commissions. In addition, $13.9 million of this amount was restricted and held in escrow to fund potential make-whole payments as described below.

The notes are due March 4, 2012 with interest payable semi-annually in March and September. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or repurchase at a conversion rate of 70.922 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $14.10 per share. Subject to certain conditions, the notes will automatically convert if, at any time after March 4, 2009 and prior to maturity, the closing price per share of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including, the repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole interest payment equal to $270 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

As of December 31, 2008, a total of $40.8 million of our 9% notes had been converted into approximately 2.9 million shares of common stock. In connection with the conversion of the notes, we made make-whole interest payments of approximately $11.0 million. In addition, in connection with the issuance of our 13.5% notes in April 2008, $5.3 million of our 9% notes and 74,468 of related warrants were extinguished and approximately $1.4 million of restricted cash related to the notes was released to us from escrow. As of December 31, 2008, approximately $1.2 million is included in restricted cash and is being held in an escrow account to fund any potential remaining make-whole payments related to the 9% notes.

The interest make-whole provision of the 9% notes represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 9% notes, the interest make-whole feature was estimated to have a fair value of approximately $13.0 million. The resulting discount is being accreted over the life of the notes as additional interest expense using the effective interest method. We recorded interest expense of $13.2 million for the year ended December 31, 2008 primarily related to accelerated accretion due to note conversions. The estimated fair value of the derivative liability will be adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the year ended December 31, 2008 was $12.0 million and is included in gain on derivative liabilities. At December 31, 2008, the fair value of the derivative was less than $1,000 and was recorded in 9% convertible senior notes. As of August 10, 2009, no 9% notes due 2012 remained outstanding.

9.66% Convertible Senior Notes

In October 2008, we issued $24.7 million aggregate principal amount of our 9.66% convertible senior notes, or 9.66% notes, under a securities purchase agreement. Additionally, in connection with this issuance, we repurchased approximately $18.2 million of our 15% notes and related warrants to purchase approximately 1.2 million shares of common stock. We recorded issuance costs of approximately $0.5 million related to the issuance of our 9.66% notes which are recorded in other assets and are being amortized to interest expense using the effective interest method over the three-year life of the notes. In connection with the repurchase of the 15% notes, $8.2 million was released to us from the escrow account established to pay the make whole and interest payments on the 15% notes and was used as part of the repurchase payment for these notes. In addition, $7.2 million of the proceeds from the 9.66% notes was placed in an escrow account for a period of one year to fund potential make-whole payments on the 9.66% notes as describe below. After these transactions, net proceeds from the issuance were approximately $7.1 million.

The 9.66% notes are due on October 22, 2011 and interest is payable semi-annually in May and November. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or repurchase at an initial conversion price of $0.38 per share, which is subject to adjustments in certain circumstances. This conversion price is equivalent to 2,631.5789 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after October 22, 2009 and on or prior to the maturity date, the closing price of our common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash plus accrued and unpaid interest due up to, but not including the repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole payment equal to $289.80 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

The conversion option of the 9.66% notes represents an embedded derivative in accordance with SFAS 133.

The repurchase of our 15% notes in connection with the issuance of our 9.66% notes was deemed an extinguishment and, as such, the 9.66% notes were recorded at a fair value of $25.0 million at issuance pursuant to the guidance in EITF 96-19.

In December 2008, in connection with the issuance of our 10% convertible senior notes due 2011, or 10% notes due 2011, the remaining $9.0 million balance of the 9.66% notes was repurchased using proceeds from the issuance of our 10% notes and the funds released from escrow that was established to make potential make-whole payments on the 9.66% notes. The repurchase was accounted for as debt exchange pursuant to the provisions of EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, or EITF-96-19. The 9.66% notes were deemed extinguished since the exchange resulted in substantially different cash flows. We recognized a loss of approximately $1.0 million on the repurchase which is included in loss on exchange of convertible notes.

Prior to the 9.66% notes repurchase, $15.7 million of our 9.66% notes were converted into 41.3 million shares of common stock. As of August 10, 2009, on connection with the conversion of these 9.66% notes, we made interest make-whole payments of approximately $9.8 million which are included in make-whole interest expense for the year ended December 31, 2008. In addition, we recorded a gain of approximately $0.3 million related to the change in the fair value of the 9.66% notes due to the conversion, which was included in gain on derivative liabilities, net. Approximately $2.6 million of the remaining restricted cash was released from escrow and applied towards the repurchase of the 9.66% notes as discussed above. As such, there was no restricted cash balance remaining related to the 9.66% notes as of December 31, 2008. As of August 10, 2009, no 9.66% notes due 2011 remain outstanding.

10% Convertible Senior Notes due 2011

In December 2008, we issued approximately $32.7 million aggregate principal amount of our 10% notes due 2011 under a securities purchase agreement, pursuant to which we also repurchased, for a total repurchase price of approximately $29.0 million, approximately $4.8 million, $16.3 million, and $9.0 million principal amounts of our 15%, 18.33%, and 9.66% notes respectively as well as warrants to purchase approximately 5.2 million shares of common stock. We recorded issuance costs of approximately $0.4 million related to the issuance of our 10% notes due 2011 which are recorded in other assets and are being amortized to interest expense using the effective interest method over the three-year life of the notes. In connection with the repurchased notes, $12.6 million of funds were released from the escrow account established to pay the make-whole and interest payments on the repurchased notes. Net proceeds from these transactions were approximately $15.9 million. In addition, $9.8 million of this amount was restricted and held in escrow to fund potential make-whole payments as described below.

The 10% notes due 2011 are due on December 5, 2011 and interest is payable semi-annually in May and November. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or repurchase at an initial conversion price of $0.137 per share, which is subject to adjustments in certain circumstances. This conversion price is equivalent to approximately 7,299.27 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after December 5, 2009 and on or prior to the maturity date, the closing price of our common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including the repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole payment equal to $300.00 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

The agreement also gave us a conditional put option right to issue and sell to the holder of the 10% notes due 2011 either (i) an additional $3.0 million of our Series C 10% notes if we make a convertible notes repurchase tender offer and receives tenders (which are not withdrawn) of at least $62.0 million principal amount of convertible notes, or to (ii) an additional $6 million of our Series C

10% notes if we make a convertible notes repurchase tender offer and receives tenders (which are not withdrawn) of at least $93.0 million principal amount of convertible notes. The Series C 10% notes would have substantially the same terms as the 10% notes. Pursuant to guidance in SFAS 133, we determined that the put option was an embedded derivative which requires to be separately accounted from the 10% notes due 2011. The put option was valued using a Black-Scholes option pricing model and the inputs relating to the preconditions were derived based on 1,000 Monte Carlo simulation runs.

The conversion option of the 10% notes due 2011 represents an embedded derivative liability in accordance with SFAS 133.

At the issuance of the 10% notes due 2011, as the repurchased notes were deemed extinguished, our 10% notes due 2011 issued in exchange for the repurchased notes were recorded at a fair value of $34.5 million pursuant to the guidance in EITF 96-19.

As of December 31, 2008, approximately $14.7 million of our 10% notes due 2011 had been converted into 106.9 million shares of our common stock. In connection with the conversion of the notes, we made make-whole interest payments of approximately $4.4 million which is included in make-whole interest expense for the year ended December 31, 2008. In addition, we recorded a gain of approximately $0.8 million related to the change in the fair value of the 10% notes due 2011 due to the conversions, which was included in gain on derivative liabilities, net. As of December 31, 2008, we had $5.4 million of restricted cash held in escrow to fund any potential make-whole payments and interest payments related to these notes. In January and February 2009, the remaining $18.0 million of our 10% notes due 2011 were converted into 131.4 million shares of our common stock. In connection with these conversions, the remaining restricted cash held in escrow was used to fund make-whole interest payments of $5.4 million. As of August 10, 2009, no 10% notes due 2011 remain outstanding.

10% Convertible Senior Notes due 2012

In September 2008, we issued $9.0 million aggregate principal amount of our 10% notes convertible senior notes due 2012, or 10% notes due 2012, under a securities purchase agreement. Additionally in connection with the issuance, the holder of the 10% notes due 2012 converted 1,000 shares of our Series C preferred stock into 25,640 shares of our common stock, induced by an aggregate cash payment of $150,000. We also paid to the holder of the notes and its affiliates approximately $1.2 million in exchange for the prospective satisfaction of 50% of any final judgment which may ever be rendered on any and all claims for any relief whatsoever that have been alleged, or that could have been alleged, in our litigation with Enable Capital Management LLC (the holder of the notes).

We recorded issuance costs of approximately $0.4 million related to the issuance of our 10% notes due 2012 which are recorded in other assets and are being amortized to interest expense using the effective interest method over the four-year life of the notes. Net proceeds from the issuance were approximately $7.3 million after deducting the $1.2 million litigation related payment, the $150,000 conversion inducement and related expenses and commissions. In addition, $3.6 million of this amount was restricted and held in escrow to fund potential make-whole payments as described below.

Since the holders of the Series C preferred stock had an option to redeem the stated value of their preferred stock for cash at any time after the two-year anniversary of the original issue date in July 2007, we concluded that the inducement of $150,000 was not representative of a sufficient inducement to Enable to convert their Series C preferred stock given the value underlying the common stock issued upon conversion. Accordingly, we allocated our total payment of $1.4 million and determined that $1.0 million and $0.4 million pertained to the inducement and to the settlement expense, respectively. The inducement payment of $1.0 million is recorded as a deemed dividend in the current period pursuant to the provisions of EITF Topic D-42.

The 10% notes due 2012 are due on September 15, 2012 and interest is payable semi-annually in May and November. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or repurchase at an initial conversion price of $1.27 per share, which is subject to adjustments in certain circumstances. This conversion price is equivalent to approximately 787.40 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after September 15, 2009 and on or prior to the maturity date, the closing price of our common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including the repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole payment equal to $400.00 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

This agreement also gave us the right, subject to certain stock price, trading volume and milestone preconditions, to require the holder of the 10% notes due 2012 to purchase an additional $9.0 million aggregate principal amount of our 10% notes pursuant to an all-or-none issuer put option which would expire no later than October 15, 2008. If we exercised our put option for the second $9.0 million of 10% notes, additional similar payments of $150,000 and $1.2 million would be made and an additional 1,000 shares of our Series C preferred stock would be converted into 25,640 shares of our common stock by the holder of the 10% notes. Pursuant to guidance in SFAS 133, we determined that the put option was an embedded derivative which requires to be separately accounted from the 10% notes due 2012. The put option was valued using a Black-Scholes option pricing model and the inputs relating to the preconditions were derived based on 1,000 Monte Carlo simulation runs.

In September 2008, the agreement was amended to provide for an increase in the principal amount of the notes pursuant to the put option to approximately $14.2 million and an increase in the interest rate to 15.5% as described below. In addition, we were able to exercise our put option immediately without being subject to the preconditions included in the original agreement. This amendment constituted a modification of terms related to the put option and the increase in its fair value of approximately $2.5 million was taken into earnings and is included in gain on derivative liabilities, net for year ended December 31, 2008.

The conversion option of the 10% notes due 2012 represents an embedded derivative liability which requires to be separately accounted from the underlying notes in accordance with SFAS.

The embedded conversion option, along with the put option as discussed above, was fairly valued in accordance with guidance in Derivative Implementation Group Statement 133 Implementation Issue No. B15, Embedded Derivatives: Separate Accounting for Multiple Derivative Features Embedded in a Single Hybrid Instrument. At the issuance of the 10% notes, the embedded derivative was estimated to have a fair value of approximately $3.4 million. The resulting debt discount of approximately $3.4 million is being accreted over the four year life of the notes as additional interest expense using the effective interest method. We recorded interest expense of approximately $3.4 million for the year ended December 31, 2008 which is included in amortization of debt discount and issuance costs and relates to accelerated accretion due to note conversions. At December 31, 2008, there was no derivative liability outstanding due to note conversions and the change in derivative liability of $3.4 million is included in gain on derivative liabilities, net for the year ended December 31, 2008.

As of August 10, 2009, all $9.0 million of our 10% notes due 2012 had been converted into 7.1 million shares of our common stock. In connection with the conversion of the notes, we made make-whole interest payments of approximately $3.6 million which is included in make-whole interest expense for the year ended December 31, 2008. As of August 10, 2009, no 10% notes due 2012 remain outstanding.

15.5% Convertible Senior Notes due 2012

Also in September 2008, we issued approximately $14.2 million of our 15.5% notes under an amendment to the securities purchase agreement for our 10% notes as described above. Similar to the 10% notes and also as described above, we made payments of $150,000 and $1.2 million and an additional 1,000 shares of our Series C preferred stock were converted into 25,640 shares of our common stock.

We recorded issuance costs of approximately $0.3 million related to the issuance of our 15.5% notes which are recorded in other assets and are being amortized to interest expense using the effective interest method over the four-year life of the notes. Net proceeds from the issuance were approximately $12.5 million after deducting the $1.2 million litigation related payment, the $150,000 conversion inducement, related expenses and commissions. In addition, $8.8 million of this amount was restricted and held in escrow to fund potential make-whole payments as described below.

Similar to the allocation described for the 10% notes above, we determined that $1.0 million and $0.4 million of our payment to Enable pertained to the inducement and to the settlement expense, respectively. The inducement payment of $1.0 million is recorded as a deemed dividend in the current period pursuant to the provisions of EITF Topic D-42.

The notes are due on September 29, 2012 and interest is payable semi-annually in May and November. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or repurchase at an initial conversion price of $1.27 per share, which is subject to adjustments in certain circumstances. This conversion price is equivalent to approximately 787.4 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after September 29, 2009 and on or prior to the maturity date, the closing price of our common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including the repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole payment equal to $620 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

The conversion option of the 15.5% notes represents an embedded derivative which requires to be separately accounted from the underlying notes in accordance with SFAS 133. At the issuance of the 15.5% notes, the embedded conversion option was estimated to have a fair value of approximately $8.6 million. The resulting debt discount of approximately $8.6 million was being accreted over the four year life of the notes as additional interest expense using the effective interest method. We recorded interest expense of approximately $8.6 million for the year ended December 31, 2008 which is included in amortization of debt discount and issuance costs and relates to accelerated accretion due to note conversions. At December 31, 2008, there was no derivative liability outstanding due to note conversions and the change in the derivative liability of $8.6 million is included in gain on derivative liabilities, net for the year ended December 31, 2008.

As of December 31, 2008, all $14.2 million of our 15.5% notes had been converted into 11.2 million shares of our common stock. In connection with the conversion of the notes, we made make-whole interest payments of approximately $8.8 million which is included in make-whole interest expense for the year ended December 31, 2008. As of August 10, 2009, no 15.5% notes due 2012 remain outstanding.

13.5% Convertible Senior Notes due 2014

In April 2008, we issued $36.0 million aggregate principal amount of our 13.5% convertible senior notes, or 13.5% notes, and $9.0 million aggregate principal amount of our Series E 13.5% convertible exchangeable preferred stock, or Series E preferred stock, which was subsequently exchanged for our 13.5% notes as described below. We also issued warrants to purchase approximately 2.8 million shares of our common stock, or A Warrants, at an exercise price of $9.50 per share and a Series B Unit Warrant, or B Unit Warrant, to purchase up to $67.5 million aggregate principal of 12.5% convertible senior notes, or 12.5% notes, and additional A Warrants. The B Warrant was amended in June and July 2008 and included a reduction to $7.90 in the exercise price of the warrants issued in connection with the 13.5% notes as well as certain A Warrants issued on exercise of the B Unit Warrant. The amendments also provided an increase in the interest rates on the notes to be issued upon exercise of the B Unit Warrant.

All of the securities were issued to a single institutional investor for the total purchase price of approximately $64.6 million in gross proceeds, of which approximately $5.3 million aggregate principal amount of our 9% notes and the related warrants issued with the 9% notes, or 9% warrants, were credited towards the purchase price. Additionally, approximately $36.5 million of cash was restricted and held in escrow to fund potential make-whole payments. After taking these credits into account, as well as issuance costs of approximately $3.3 million, net proceeds from the 13.5% notes issuance were approximately $19.6 million.

The credit of $5.3 million aggregate principal amount of our 9% notes and 9% warrants towards the total purchase price of $64.6 million was deemed a debt exchange. The portion exchanged for our 13.5% notes and related securities was accounted for as an extinguishment of debt pursuant to the provisions of EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, since the exchange resulted in substantially different cash flows. The portion exchanged for our Series E preferred stock and related securities was accounted for as an extinguishment of debt pursuant to FASB Technical Bulletins, or FTB, 80-1 Early Extinguishment of Debt through Exchange for Common or Preferred Stock. We recognized a loss of approximately $3.3 million including a write-off of $0.2 million of unamortized issuance costs related to the extinguished notes.

The total proceeds of $64.6 million and the fair value of the reacquired 9% warrants of $0.5 million were allocated among the A Warrants, the B Unit Warrant, the 13.5% notes and the Series E preferred stock. Since the B Unit Warrant is a liability instrument that is marked to fair value as described further in Note 9, Other Long-Term Obligations, approximately $21.3 million of the proceeds were first allocated to the B Unit Warrant pursuant to guidance in Derivative Implementation Group Statement 133 Implementation Issue No. B6, Embedded Derivatives: Allocating the Basis of a Hybrid Instrument to the Host Contract and the Embedded Derivative. The remaining proceeds of $43.8 million were then allocated among the other three financial instruments using a relative market value approach based on Accounting Principles Board, or APB, Opinion 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. The allocations made to the A Warrants, the 13.5% notes and the Series E preferred stock were approximately $3.9 million, $32.0 million and $7.9 million, respectively. The resulting debt discount was approximately $31.7 million, which arose from approximately $29.0 million, $3.9 million and $21.3 million of allocations made to the embedded conversion option, the A Warrants and the B Unit Warrant, respectively. These amounts were offset by $20.1 million premium on the issuance of the 13.5%, Series E preferred stock and related securities and a $2.4 million discount attributed to the exchange with the 9% notes and 9% warrants as described above. Additionally, we recorded beneficial conversion feature charges of approximately $1.1 million related to the conversion price for our Series E preferred stock. The resulting discount of $1.1 million was fully recognized as a dividend through the date of the Series E preferred stock exchange and included in preferred stock beneficial conversion feature as described below pursuant to the provisions of EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, or EITF 00-27.

The 13.5% notes are due on April 30, 2014 with interest payable semi-annually in May and November. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity at a conversion price of $7.90, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to approximately 126.582 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after April 30, 2009 and on or prior to maturity, the closing price per share of our common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including, the repurchase date. In addition, upon any conversion or upon exercise by the holder of a one-time right to require early redemption of the 13.5% notes which may be exercised in May 2011, we are required to pay the holder of the notes a make-whole interest payment equal to $810 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

In June 2008, our Series E preferred stock and its accrued and unpaid dividend was exchanged by the holder for an additional $9.1 million aggregate principal of our 13.5% notes pursuant to the provision in our Articles of Amendment to Amended and Restated Articles of Incorporation which allows the holder to exchange all of the Series E preferred stock for our 13.5% notes. There were no conversions of Series E preferred stock into common stock prior to this exchange. At issuance, the Series E preferred stock was classified as mezzanine equity in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities since it becomes redeemable at the option of the holder in April 2011; however, due to the quasi-liability nature of our Series E preferred stock which had similar terms to those of our 13.5% notes, the exchange was accounted for pursuant to the provisions of EITF 96-19. The exchange did not result in an extinguishment of our Series E preferred stock in substance and accordingly, an increase in the fair value of the embedded conversion option of approximately $0.4 million was recorded as a reduction of the carrying value of the 13.5% notes through the debt discount pursuant to the provision of EITF 06-6, Debtor’s Accounting for a Modification or Exchange of Convertible Debt Instruments. Upon exchange, the additional embedded derivative related to the conversion option of approximately $7.0 million, inclusive of $1.1 million which was initially recorded in equity as a beneficial conversion feature, and the resulting debt discount of $5.9 million were recorded.

In July 2008, we entered into a Second Amendment of the Securities Purchase Agreement and Series B Unit Purchase Warrant with the holder, pursuant to which the remaining original exercise amount of $44.5 million of the B Unit Warrant was exercised in July and August 2008 and a portion of the proceeds from the issuance of $44.5 million principal of our 18.33% notes thereunder were used to repurchase the remaining outstanding amount of $17.5 million of our 13.5% notes as well as 1.1 million of warrants related to these notes. In addition, the remaining amount held in escrow related to the 13.5% notes was distributed whereby we received approximately $6.5 million and the holder of the 13.5% notes received approximately $7.6 million.

The repurchase of our 13.5% notes using the proceeds from the issuance of our 18.33% notes was accounted for as a debt exchange pursuant to the provisions of EITF 96-16, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. The 13.5% notes were deemed extinguished since the exchange resulted in substantially different cash flows. We recognized a loss of approximately $10.3 million on the exchange which is included in loss on exchange of convertible notes for the year ended December 31, 2008.

The conversion option of the 13.5% notes represents an embedded derivative which requires to be separately accounted from the underlying notes in accordance with SFAS 133.

The total estimated fair value of the conversion option derivative liability of $34.1 million was adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the year ended December 31, 2008 was $34.1 million, of which $20.0 million is included in gain on derivative liabilities, net and $14.1 million is included in the loss on exchange of convertible notes. In addition, we recorded $2.3 million related to the change in the fair value component of the 13.5% notes which is also included in gain on derivative liabilities, net. At December 31, 2008, as all of the 13.5% notes had been converted or repurchased as discussed above, no value was assigned to the fair value of the derivative.

The total debt discount of $38.4 million, which includes an additional $0.4 million that was recorded in connection with the modification to the exercise price of the A Warrants in July 2008 as discussed above, was being accreted over the six-year life of the notes as additional interest expense using the effective interest rate method. We recorded a change in the debt discount of $38.4 million for the year ended December 31, 2008, of which $23.5 million was included in amortization of debt discount and issuance costs and $14.9 million was included in exchange of convertible notes.

A total of $27.6 million of our 13.5% notes were converted into approximately 3.5 million shares of common stock during the year ended December 31, 2008. In connection with the conversion of the notes, we made make-whole interest payments of approximately $22.4 million which is included in make-whole interest expense for the year ended December 31, 2008. As of August 10, 2009, no 13.5% notes due 2014 remain outstanding.

15% Convertible Senior Notes due 2011

In June 2008, following the first amendment of the B Unit Warrant to increase the interest rate on the notes to be issued thereunder and in connection with the exercise of the B Unit Warrant we issued $23.0 million aggregate principal amount of our 15% notes. We recorded issuance costs related to the 15% notes of approximately $1.2 million which are recorded in other assets and are being amortized to interest expense using the effective interest method over the three-year life of the notes. Upon exercise of the B Unit Warrant, we also issued additional A Warrants to purchase 1.5 million shares of common stock at an exercise price of $9.50 per share. The A warrants became exercisable and the 15% notes became convertible upon shareholders’ approval to increase the authorized shares of common stock in June 2008. The warrants will expire on June 19, 2013. Net proceeds from the 15% notes issuance were approximately $11.4 million after taking into account $10.4 million of restricted cash held in escrow to fund potential make-whole payments as described below.

The notes are due June 12, 2011 with interest payable semi-annually in May and November. The notes are convertible, at the option of the holder, into shares of our common stock at any time after the authorized share approval and on or prior to maturity or repurchase at a conversion price of $7.90 per share, which is subject to adjustments in certain circumstances. This conversion price is equivalent to 126.582 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after June 12, 2009 and on or prior to June 12, 2011, the closing price of the common stock has exceeded 200% of the conversion price then effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole interest payment equal to $450 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date. An amount adequate to pay the make-whole interest on all outstanding notes will be held in escrow for a period of one year.

In October 2008, in connection with the issuance of our 9.66% notes, approximately $18.2 million of our 15% notes and related warrants to purchase approximately 1.2 million shares of common stock were repurchased using a portion of the proceeds from the issuance of our 9.66% notes and the funds released from escrow that was established to make potential make-whole payments on the 15% notes. In December 2008, in connection with the issuance of our 10% notes, approximately $4.8 million of the remaining 15% notes and related warrants to purchase approximately 0.3 million shares of common stock were repurchased using a portion of proceeds from the issuance of our 10% notes and the funds released from escrow relating to the remaining 15% notes. The repurchases were accounted for as debt exchange pursuant to the provisions of EITF 96-19. The 15% notes were deemed extinguished since the exchanges resulted in substantially different cash flows. We recognized a total loss of approximately $6.7 million on these repurchases which is included in the loss on exchange of convertible notes.

As all of our 15% notes were repurchased, no make-whole payments were made for the year ended December 31, 2008. All of the $10.4 million of restricted cash to fund make-whole payments related to the 15% notes was released to us in connection with the repurchases of the notes.

The conversion option of the 15% notes represents an embedded derivative which requires to be separately accounted from the underlying notes in accordance with SFAS 133.

At the issuance of the 15% notes, the embedded conversion option was estimated to have a fair value of approximately $4.6 million. The resulting debt discount of approximately $4.6 million along with the discount resulting from allocation of proceeds to the A Warrants of approximately $1.4 million is being accreted over the three year life of the notes as additional interest expense using the effective interest method. We recorded interest expense of approximately $0.6 million for the year ended December 31, 2008. During the year ended December 31, 2008, the estimated fair value of the derivative liability decreased $4.6 million and is included in gain on derivative liabilities, net. In connection with the repurchase transactions discussed above, approximately $5.4 million of the unamortized debt discount and the $29,000 derivative liability fair value at the repurchase date were included in the loss on exchange of convertible notes. At December 31, 2008, as all of our 15% notes had been repurchased, no value was assigned to the fair value of the derivative. As of August 10, 2009, no 15% notes due 2011 remain outstanding.

18.33% Convertible Senior Notes due 2011

In connection with the exercise of $44.5 million of the B Unit Warrant in July and August 2008 as described above, we issued $44.5 million aggregate principal amount of our 18.33% notes. We recorded issuance costs related to the 18.33% notes of approximately $0.8 million which are recorded in other assets and are being amortized to interest expense using the effective interest method over the three-year life of the notes. In connection with the exercise of the B Unit Warrant, we also issued additional A Warrants to purchase 2.8 million shares of common stock at an exercise price of $7.90 per share which were exercisable immediately and expire on June 19, 2013. Net proceeds from the 18.33% notes issuance were approximately $1.8 million after taking into account issuance costs, approximately $24.5 million of restricted cash held in escrow to fund potential make-whole payments as described below and approximately $17.5 million used to repurchase the remaining outstanding principal amount of our 13.5% notes and 1.1 million of related warrants as discussed above. In addition to the $1.8 million in net proceeds, approximately $6.5 million of the remaining amount held in escrow related to our 13.5% notes was released to us upon our repurchase of these notes.

We issued $22.25 million aggregate principal amount of the 18.33% notes in July 2008 which are due on July 24, 2011 and $22.25 million aggregate principal amount of the 18.33% notes in August 2008 which are due on August 19, 2011. Interest is payable semi-annually in May and November for all notes. The notes are convertible, at the option of the holder, into shares of our common stock at any time on or prior to maturity or repurchase at an initial conversion price of $7.90 per share, which is subject to adjustments in certain circumstances. This conversion price is equivalent to approximately 126.582 shares of common stock per $1,000 principal amount of the notes. Subject to certain conditions, the notes will automatically convert if, at any time after July 24, 2009 (for the first $22.25 million issued) or August 19, 2009 (for the remaining $22.25 million issued) and on or prior to the maturity date, the closing price of the common stock has exceeded 200% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. Upon a change of control, the holder can require us to repurchase the notes at 100% of their principal amount for cash, plus accrued and unpaid interest due up to, but not including the repurchase date. In addition, upon any conversion, we are required to pay the holder of the notes a make-whole interest payment equal to $549.9 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

The total proceeds of $44.5 million and the $0.7 million fair value of the 1.1 million repurchased A Warrants discussed above were allocated between the 18.33% notes and the 18.33% A Warrants using a relative market value approach based on Accounting Principles Board, or APB, Opinion 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. The allocations made to the 18.33% notes and 18.33% A Warrants were approximately $43.4 million and $1.8 million, respectively. The resulting debt discount was approximately $6.9 million, which arose from approximately $9.4 million and $1.8 million of allocations made to the embedded conversion option and the 18.33% A warrant, respectively, offset by a $4.3 million discount attributed to the exchanges with the 13.5% notes. The debt discount is being accreted over the three year life of the notes as additional interest expense using the effective interest method. We recorded interest expense of approximately $5.6 million for the year ended December 31, 2008 primarily related to accelerated accretion due to note conversions.

The conversion option of the 18.33% notes represents an embedded derivative which requires to be separately accounted from the underlying notes in accordance with SFAS 133.

At the issuance of the 18.33% notes, the embedded conversion option was estimated to have a fair value of approximately $9.4 million, of which $3.6 million was included in approximately $18.9 million of the 18.33% notes fair value initially recorded in connection with the debt exchange transactions as described in 13.5% Convertible Senior Notes. During the year ended December 31, 2008, the estimated fair value of the derivative liability decreased approximately $5.8 million and the change is recorded in gain on derivative liabilities, net. In addition, we recorded approximately $1.2 million related to the change in the fair value component of the 18.33% notes which is also included in gain on derivative liabilities, net for the year ended December 31, 2008.

In December 2008, in connection with the issuance of our 10% notes, approximately $16.3 million of the 18.33% notes and related warrants to purchase approximately 2.8 million shares of common stock were repurchased using a portion of proceeds from the issuance of our 10% notes and the funds released from escrow relating to the remaining 18.33% notes. The repurchase was accounted for as debt exchange pursuant to the provisions of EITF 96-19. The 18.33% notes were deemed extinguished since the exchange resulted in substantially different cash flows. We recognized a loss of approximately $1.5 million on the repurchase which is recorded in the loss on exchange of convertible notes and which included approximately $1.3 million of the unamortized debt discount and approximately $0.2 million of the fair value component of the 18.33% notes. At December 31, 2008, as all of our 18.33% notes had been converted or repurchased, no value was assigned to the fair value of the derivative.

During the year ended December 31, 2008, approximately $28.3 million of 18.33% notes were converted into approximately 3.6 million shares of common stock. In connection with the conversion of the notes, we had make-whole interest payments of approximately $15.5 million which are included in make-whole interest expense for the year ended December 31, 2008. Approximately $8.2 million of the remaining restricted cash was released from escrow and applied towards the repurchase of the 18.33% notes as discussed above. As such, there was no restricted cash balance remaining related to the 18.33% notes as of December 31, 2008. As of August 10, 2009, no 18.33% notes due 2011 remain outstanding.

5.75% Convertible Senior Subordinated Notes

Our 5.75% convertible senior subordinated notes had terms that were similar to the 5.75% convertible subordinated notes as discussed below except for the conversion price and provisional redemption provision. The conversion rate for these notes was 2.5 shares per $1,000 principal notes, which is equivalent to a conversion price of $400.00 per share. We could redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices varied depending on the year redeemed and the holder could elect to convert their notes prior to any such redemption.

In December 2007, $10.5 million of 5.75% convertible senior subordinated notes were cancelled in exchange for approximately 0.2 million shares of our common stock and $4.8 million of our 5.75% convertible senior notes as described above. We recognized a net loss of $24,000 on the early extinguishment of these notes resulting from the acceleration of the remaining unamortized debt issuance costs.

In February 2008, approximately $8.9 million of the 5.75% convertible senior subordinated notes were cancelled in exchange for approximately 0.7 million shares of our common stock. We repaid the remaining outstanding balance of approximately $8.0 million upon the maturity of the notes in June 2008. As of August 10, 2009, no 5.75% convertible senior subordinated notes remain outstanding.

5.75% Convertible Subordinated Notes

Our 5.75% convertible subordinated notes were convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or redemption at a conversion rate of 0.7353 shares per each $1,000 principal note, subject to adjustment in certain circumstances. This was equivalent to a conversion price of $1,360.00 per share. We could redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices varied depending on the year redeemed and the holder could elect to convert their notes prior to any such redemption.

In December 2007, $25.6 million of 5.75% convertible subordinated notes were cancelled in exchange for approximately 0.3 million shares of our common stock and $18.5 million of our 5.75% convertible senior notes as described above. We recognized a net loss of $75,000 on the early extinguishment of these notes resulting from the acceleration of the remaining unamortized debt issuance costs.

In February 2008, $150,000 of the 5.75% convertible subordinated notes were cancelled in exchange for approximately 11,000 shares of our common stock. We repaid the remaining outstanding balance of approximately $2.8 million upon the maturity of the notes in June 2008. As of August 10, 2009, no 5.75% convertible subordinated notes remain outstanding.

*  *  *

As of December 31, 2008, maturities of the convertible senior, and convertible senior subordinated notes as well as other long-term obligations, excluding our liability for excess facilities and the employee defined benefit plan, are as follows (in thousands):

Years Ending December 31,
2009	401
2010	62,538
2011	74,949
2012	5,941
2013	—
Thereafter	—

$143,829

B) Tender offer for outstanding notes

On December 5, 2008, the Company announced that the Board of Directors had authorized a modified Dutch Auction (as described below) tender offer to repurchase or exchange up to $124 million of the Company’s outstanding (i) 4% convertible senior notes due 2010, (ii) 5.75% convertible senior notes due 2011, (iii) 6.75% convertible senior notes due 2010, (iv) 7.5% convertible senior notes due 2011 and (v) 9% convertible senior notes due 2012. The intention of the offer was to reduce the principal amount of the Company’s outstanding indebtedness and reduce its substantial interest payments on its outstanding debt while offering liquidity to the holders of its convertible debt that they might not otherwise have had. Pursuant to the terms and conditions of the authorized tender offer, the Company would have offere to purchase or exchange a portion or all of the outstanding principal amount of the tendered notes at a price expected to be no greater than $80 or less than $50 per $1,000 principal amount of the tendered notes, plus accrued and unpaid interest. It expected to use up to $10 million for the tender of these notes, with such funds to come from cash currently on hand, cash received or expected to be received in connection with the closing of the proposed joint venture with Spectrum and the subsequent sale of the Company’s 50% interest in RIT Oncology to Spectrum, and/or cash to be received in connection with the sale of certain convertible notes that could be issued to an institutional investor under a put option granted to the Company in connection with the offering of the Company’s 10% convertible senior notes due 2011 issued in December 2008. As of December 5, 2008, there were an aggregate of $124 million of Notes outstanding.

Pursuant to the aforesaid authorization dated December 5, 2008, by the Board of Directors, on May 12, 2009 the Company announced that it had commenced a the tender offer to exchange shares of Common Stock and cash for an aggregate of up to $89.2 million principal amount representing 75% of the outstanding Notes (the “Exchange Offer”). The Exchange Offer was conditioned on a minimum of $83.2 million aggregate principal amount of Notes being validly tendered and not withdrawn. For each $1,000 principal amount of Notes, holders were to receive consideration with a value not greater than $300 nor less than $250 (the “Exchange Consideration”), with such value determined by a “Modified Dutch Auction” procedure, plus accrued and unpaid interest to, but excluding, the settlement date payable in shares of Common Stock. A “Modified Dutch Auction” tender offer allows holders of the Notes to indicate the principal amount of Notes that such holders desire to tender and the consideration within the specified range at which they wish to tender such Notes. The mix of Exchange Consideration was to consist of (i) $200 in cash, and (ii) a number of shares of Common Stock with a value equal to the Exchange Consideration minus $200 (the “Common Stock Portion”, and such number of shares of our Common Stock being the “Common Stock Consideration”). The number of shares of Common Stock received by holders as part of the Exchange Consideration was equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 10 trading days from and including May 19, 2009 to and including June 2, 2009 (the “10-day VWAP”). Accrued and unpaid interest on Notes validly tendered and not withdrawn, up to, but not including, the settlement date were to be exchanged for that number of shares of Common Stock determined by dividing (1) the amount of accrued and unpaid interest on a Note, by (2) the 10-day VWAP. However, in no event could the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceed a maximum number of shares of the Company’s Common Stock (the “Common Stock Limit”) disclosed in the Schedule TO

(including the Offer to Exchange and related Letter of Transmittal) that was filed by the Company with the SEC on May 12, 2009. In the event the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceeded the Common Stock Limit, the Company would have terminate the Exchange Offer.

On May 18, 2009, the Company amended the Exchange Offer and announced that the Exchange Consideration has been amended to increase the range of Exchange Consideration to a value not greater than $600 nor less than $550 for each $1,000 principal amount of Notes validly tendered and not withdrawn, with such value determined by a “Modified Dutch Auction” procedure. Originally, the minimum value had been $250 per $1,000 principal amount and the maximum value had been $300 per $1,000 principal amount. The cash portion of the Exchange Consideration continued to be $200. Accrued and unpaid interest to, but excluding, the settlement date continued to be exchanged for shares of Common Stock. As a result of the increase in the portion of the Exchange Consideration consisting of shares of Common Stock, the Company has increased the maximum number of shares of Common Stock to be issued upon exchange of the Notes and to pay accrued and unpaid interest to 30.63 million shares of Common Stock.

On June 2, 2009, the Company announced that it has amended and restated its Exchange Offer to a fixed price tender offer for any and all of the outstanding principal amount of the five series of its convertible notes that were the object of the Tender offer. In particular the Company offered to exchange, in separate concurrent offers as set forth hereinafter, shares of Common Stock and cash for any and all of its: (i) $55,150,000 aggregate outstanding principal amount of 4% Convertible Senior Subordinated Notes due 2010; (ii) $23,000,000 aggregate outstanding principal amount of 5.75% Convertible Senior Notes due 2011; (iii) $7,000,000 aggregate outstanding principal amount of 6.75% Convertible Senior Notes due 2010; (iv) $33,458,000 aggregate outstanding principal amount of 7.5% Convertible Senior Notes due 2011; and (v) $335,000 aggregate outstanding principal amount of 9.0% Convertible Senior Notes due 2012 (hereinafter, the “Notes”, that jointly represented all the outstanding notes of the Company). Under the Exchange Offers, CTI was offering to exchange (i) $134.50 cash, and (ii) 458 shares of its Common Stock for each $1,000 principal amount of Notes validly tendered and not withdrawn in each Exchange Offer (the “Exchange Consideration”). The Exchange Consideration was the same for each Exchange Offer. Accrued and unpaid interest to, but excluding, the settlement date on Notes validly tendered and not withdrawn in the Exchange Offers were to be paid in cash. The Exchange Offers were conditioned upon the satisfaction of certain terms and conditions described in the Company’s Amended and Restated Offer to Exchange, dated June 2, 2009, the related Amended and Restated Letter of Transmittal, and other related offer materials.
On June 19, 2009, the Company announced that in accordance with the terms and conditions of fix priced Exchange Offers (as described above with respect of the date of June 2, 2009) for any and all of the approximately $118.9 million outstanding principal amount of the Notes. The Exchange Offers expired on June 16, 2009. In accordance with the terms and conditions of the Exchange Offers, and based on the final count by U.S. Bank National Association, the depositary for the Exchange Offers, the Company has accepted for exchange approximately $52.9 million aggregate principal amount of the Notes for the previously announced exchange consideration of (i) $134.50 cash, and (ii) 458 shares of common stock per $1,000 principal amount of Notes validly tendered and not withdrawn in each Exchange Offer, for a total amount of exchange consideration (excluding interest, fees and other expenses in connection with the Exchange Offers) of approximately $7.1 million cash and approximately 24.2 million shares of common stock. The $1.9 million reduction in the final aggregate principal amount of Notes accepted for exchange compared to the preliminary aggregate principal amount of Notes tendered for exchange announced by the Company on June 17, 2009 is due to the depositary’s receipt of separate notices of guaranteed delivery from two different brokers for the same Notes. As a result of this transaction, the

Company eliminated approximately $52.9 million of debt, reduced its annual interest expense by approximately $3.3 million, and increased its shareholder’s equity by approximately $43.7 million. In addition, the Company expects to book an estimated gain on the exchange of approximately $7.9 million. In particular, the Company has accepted for exchange the following approximate principal amount of each series of Notes: (i) $11,787,000, or 21.4%, of the $55,150,000 aggregate outstanding principal amount of 4% Convertible Senior Subordinated Notes due 2010; (ii) $12,087,000, or 52.6%, of the $23,000,000 aggregate outstanding principal amount of 5.75% Convertible Senior Notes due 2011; (iii) $5,500,000, or 78.6%, of the $7,000,000 aggregate outstanding principal amount of 6.75% Convertible Senior Notes due 2010; (iv) $23,208,000, or 69.4%, of the $33,458,000 aggregate outstanding principal amount of 7.5% Convertible Senior Notes due 2011; and (v) $335,000, or 100.0%, of the $335,000 aggregate outstanding principal amount of 9.0% Convertible Senior Notes due 2012. The aggregate principal amount of Notes that the Company has accepted for exchange in the Exchange Offers represents approximately 44.5% of the outstanding principal amount of Notes as of the date of June 16, 2009. The Company settled the Exchange Offers on June 22, 2009.

Warrants Outstanding at June 30, 2009

In connection with CTI’s November 2005 6.75% convertible senior notes offering, CTI issued warrants to purchase 8,750 shares of common stock within five years at an exercise price of $140.00 per share to the initial purchaser of these notes. None of these warrants have been exercised as of June 30, 2009.

In February 2007, CTI issued warrants to purchase 149,476 shares of common stock at an exercise price of $64.40 per share in connection with the issuance of its Series A convertible preferred stock. The warrants became exercisable on April 16, 2007 and will terminate two years after this date. These warrants expired on April 16, 2009, and none of these warrants remain outstanding as of June 30, 2009.

In April 2007, CTI issued warrants to purchase 276,373 shares of common stock at an exercise price of $64.80 per share in connection with the issuance of its Series B convertible preferred stock. The warrants became exercisable on October 16, 2007 and will terminate two years from this date. None of these warrants have been exercised as of June 30, 2009.

In July 2007, CTI issued warrants to purchase 259,614 shares of common stock at an exercise price of $45.30 per share in connection with the issuance of its Series C convertible preferred stock. The warrants became exercisable on January 27, 2008 and will terminate two years after this date. None of these warrants have been exercised as of June 30, 2009.

In December 2007, CTI issued warrants to purchase 124,401 shares of common stock at an exercise price of $25.50 per share in connection with the issuance of its Series D convertible preferred stock. The warrants became exercisable on June 3, 2008 and will terminate two years after this date. In December 2008, warrants to purchase 57,416 shares of common stock were cancelled in connection with the issuance of CTI’s 10% convertible senior notes due 2011. In April 2009, warrants to purchase 19,138 shares of common stock were cancelled in connection with our exchange of Series D convertible preferred stock. None of these warrants have been exercised as of June 30, 2009.

In December 2007, CTI issued warrants to purchase 346,999 shares of common at an exercise price of $20.20 per share stock in connection with its direct offering of common stock. In December 2008, warrants to purchase 222,990 shares of common stock were cancelled in connection with the issuance of CTI’s 10% convertible senior notes due 2011. The warrants became exercisable on June 20, 2008 and will terminate three years after this date. None of these warrants have been exercised as of June 30, 2009.

In March 2008, CTI issued warrants to purchase 732,696 shares of commons stock at an exercise price of $14.10 per share in connection with the issuance of its 9% convertible senior notes. The warrants became exercisable on July 2, 2008 and expire three years after this date. In connection with the issuance of CTI’s 13.5% notes in April 2008, 74,468 of these warrants were cancelled. As of June 30, 2009, none of these warrants have been exercised and 658,227 warrants are still outstanding.

In April 2008, CTI issued warrants to purchase 2,848,100 share of common stock at an exercise price of $9.50 per share (which was subsequently amended to $7.90 per share) in connection with the issuance of its 13.5% convertible senior notes and other financial instruments. In July, August, and December 2008, all of these warrants were repurchased in connection with the issuances of CTI’s 18.33% convertible senior notes and 10% convertible senior notes due 2011 . As of June 30, 2009, none of these warrants remain outstanding.

In June 2008, CTI issued warrants to purchase 1,455,696 shares of common stock at an exercise price of $9.50 per share in connection with the issuance of its 15% convertible senior notes. The warrants became exercisable on June 19, 2008 and will expire on June 19, 2013. In October and December 2008, all of these warrants were repurchased in connection with the issuances of CTI’s 9.66% convertible senior notes and 10% convertible notes due 2011. As of June 30, 2009, none of these warrants remain outstanding.

In July and August 2008, CTI issued warrants to purchase 2,816,455 shares of common stock at an exercise price of $7.90 per share in connection with its issuance of 18.33% convertible senior notes. The warrants were exercisable immediately and expire on June 19, 2013. In December 2008, all of these warrants were repurchased in connection with the issuances of CTI’s 10% convertible senior notes due 2011 . As of June 30, 2009, none of these warrants remain outstanding.

In April 2009, CTI issued warrants to purchase 9,183,562 shares of common stock (“Class A Warrant”) and 13,316,438 shares of common stock (“Class B Warrant”) at an exercise price of $0.41 per share, respectively, in connection with its issuance of Series 1 Preferred Stock. The Class A Warrant was exercisable immediately, and 9,183,562 shares of common stock were issued upon exercise. The Class B Warrant is exercisable on and after October 14, 2009 and will expire on October 14, 2014. None of the Class B Warrant has been exercised as of June 30, 2009.

In May 2009, CTI issued warrants to purchase 4,800,000 shares of common stock at an exercise price of $1.40 per share in connection with its offering of common stock and warrants. The warrants were exercisable immediately and will expire on May 11, 2014. None of the warrants have been exercised as of June 30, 2009.

Series B Unit Warrant

The Company issued a B Unit Warrant to BAM Opportunity Fund LP (“BAM”) with the Company’s 13.5% notes and other financial instruments in April 2008. At issuance, the B Unit Warrant consisted of a warrant to purchase 67,500 units consisting of 12.5% Convertible Senior Notes with an exercise price equal to $1,000 per unit and additional A Warrants at an exercise price of $9.50 per share.

In June 2008, the Company entered into an Amendment to the Securities Purchase Agreement and Series B Unit Purchase Warrant with BAM, which provided for an increase in interest rate of the convertible notes issuable upon exercise of the B Unit Warrant from 12.5% to 15% and also required $23.0 million of partial exercise of the B Unit Warrant. Subsequent to the modification, $23.0 million of the B Unit Warrant was exercised by BAM, resulting in the issuance to BAM of $23.0 million aggregate principal amount of our 15% notes and additional A Warrants to purchase 1,455,696 shares of common stock at an exercise price of $9.50 per share as discussed above.

In July 2008, the Company entered into a Second Amendment of Securities Purchase Agreement and Series B Unit Purchase Warrant, or Second Amendment, with BAM, which provided for an increase in the interest rate of the convertible notes issuable upon exercise of the B Unit Warrant from 15% to 18.33%. In addition, the July 2008 amendment also amended the exercise price of the A Warrants issued in connection with the 13.5% notes and certain of the A Warrants to be issued under the B Unit Warrant from the previous price of $9.50 per share initially established in April 2008 to a new price of $7.90 per share. The B Unit Warrant was also amended to increase its aggregate exercise price from $67.5 million to $112 million and to require the partial exercise in two closings of equal amounts of $22.25 million in July and August 2008. The remaining $44.5 million in aggregate exercise price can only be exercised by mutual agreement of BAM and the Company and is contingent on the satisfaction of certain regulatory requirements. It is clarified that the total number of common stock underlying Series A, that in turn are issued upon exercise of Series B Warrants, was equal to 7,088,607 (this amount already takes into account the one-for-ten reverse stock split that occurred on August 31, 2008); nevertheless it is pointed out that all the Series A Warrants effectively issued were repurchased in connection with the issuances of our 9.66% notes and 10% notes due 2011 and therefore they were never exercised.

The B Unit Warrant expired on April 30, 2009, and no amount remains outstanding as of June 30, 2009.

Equity Line of Credit

In July 2008, CTI entered into a Securities Purchase Agreement with Midsummer Investment, Ltd. (“Midsummer”). Pursuant to the purchase agreement, CTI issued to Midsummer a warrant to purchase up to the lesser of $12.0 million in shares of CTI common stock or the number of shares of common stock equal to 19.9% of our outstanding common stock on July 29, 2008 (2,781,260 shares), in order to effectuate an equity line of credit relationship. The warrant is a freestanding financial instrument, which is transferable upon the assignment of the corresponding rights of the holder under the Securities Purchase Agreement. Under the agreement, as amended on August 6, 2008, following a commencement notice by CTI, Midsummer has agreed (subject to customary conditions applicable to each respective closing) to exercise the warrant every three trading days for an amount of stock measured by a formula based on the trading volume of CTI common stock on the Milan stock exchange, or MTA, during the three trading days prior to the closing date, or the pricing period, with the issuance amount for each pricing period equal to the sum for the three prior trading days of 15% of our trading volume on the MTA for each respective trading day. CTI is able to suspend exercises of the warrant at its discretion and can choose to reactivate the equity line of credit following any such suspension until the warrant has been exercised in full. The price per share for each such issuance is 85% of the volume weighted average price of CTI’s shares on the MTA for the pricing period.

Pursuant to the purchase agreement, CTI was deemed to have issued a commencement notice upon the signing of the purchase agreement such that the first closing date under the agreement was August 4, 2008. Under the terms of the deemed commencement notice, additional closings occurred every three trading days until August 26, 2008 at which point CTI suspended exercises of the warrant and, as of November 3, 2008, has not reactivated the equity line.

As of December 31, 2008 CTI had issued 1,544,946 shares and received approximately $4.0 million in gross proceeds under this agreement. The line of credit was terminated in March 2009 by mutual agreement of CTI and Midsummer.

Preferred Stock Outstanding

3% Convertible Preferred Stock

Series A

In February 2007, CTI issued 20,000 shares of its Series A 3% Convertible Preferred Stock, or Series A preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series A preferred stock is convertible at any time into a number of shares of common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is $66.90. The conversion price is subject to adjustment in certain events. The Series A preferred stock votes on an as-converted basis with the common stock.

The holders of Series A preferred stock have the right to require CTI to redeem all or a portion of the Series A preferred stock shares, payable in common stock, upon the occurrence of certain triggering events, as discussed below, for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion and (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date, holders of Series A preferred stock have the right to require CTI to redeem any of their outstanding Series A preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. The initial stated value of the convertible preferred stock is $1,000 per share. Based on these redemption features, CTI has classified these shares as mezzanine equity.

During the three months ended March 31, 2009, 250 shares of Series A preferred stock were exchanged for $0.1 million and 4,0 million shares of Common Stock in connection with our litigation settlement with RHP Master Fund, Ltd. Further, 200 shares of remaining Series A preferred stock were exchanged for 200 shares of Series F preferred stock. During the year ended December 31, 2008, 6,300 shares of Series A preferred stock were converted into 94,170 shares of Common Stock in connection with the issuance of the Company’s 9% convertible senior notes. During the year ended December 31, 2007, 13,150 shares of Series A preferred stock were converted into 196,561 shares of Common Stock.

In April 2009, the Company entered into an exchange agreement for 100 shares of its remaining outstanding Series A preferred stock. Pursuant to the exchange agreement, the Company issued 288,517 shares of Common Stock in exchange for 100 shares of Series A preferred stock and related outstanding warrants to purchase 747 shares of Common Stock. During the year ended December 31, 2008, 6,300 shares of Series A preferred stock were converted into 94,170 shares of Common Stock in connection with the issuance of the Company’s 9% convertible senior notes. During the year ended December 31, 2007, 13,150 shares of Series A preferred stock were converted into 196,561 shares of Common Stock. As of August 10, 2009, there were no shares of Series A preferred stock outstanding. The Company cannot disclose to third parties the names of the initial investors due to the confidential nature of this information.

Series B

In April 2007, CTI issued 37,200 shares of its Series B 3% convertible preferred stock, or Series B preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series B preferred stock is convertible at any time into a number of shares of common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is $67.30. The conversion price is subject to adjustment in certain events. The Series B preferred stock votes on an as-converted basis with the common stock.

The holders of Series B preferred stock have the right to require CTI to redeem all or a portion of the Series B preferred stock shares, payable in common stock, upon the occurrence of certain triggering events, as discussed below, for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion multiplied by (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date and subject to the prior rights of the Series A preferred stock, holders of Series B preferred stock have the right to require CTI to redeem any of their outstanding Series B preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. Based on these redemption features, the Company has classified these shares as mezzanine equity.

During the three months ended March 31, 2009, 3,000 shares of Series B preferred stock were converted into 44,576 shares of Common Stock in connection with the Company’s litigation settlement with Tang Capital Partners LP. Further, 2,218 shares of remaining Series B preferred stock were exchange for 2,218 shares of Series F preferred stock. During the year ended December 31, 2008, 10,162 shares of Series B preferred stock were converted into 150,994 shares of Common Stock in connection with the issuance of the Company’s 9% convertible senior notes. During the year ended December 31, 2007, 21,820 shares of Series B preferred stock were converted into 324,219 shares of Common Stock. As of August 10, 2009, there were no shares of Series B preferred stock outstanding. The Company cannot disclose to third parties the names of the initial investors due to the confidential nature of this information.

Series C

In July 2007, the Company issued 20,250 shares of its Series C 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly.

The Series C preferred stock is convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is $39.00. The conversion price is subject to adjustment in certain events. The Series C preferred stock has the right to the number of votes equal to the stated value, or $1,000 per share, divided by $45.30 in all matters as to which shareholders are required or permitted to vote with the common stock.

The holders of Series C preferred stock have the right to require CTI to redeem all or a portion of the Series C preferred stock shares, payable in common stock, upon the occurrence of certain triggering events, as discussed below, for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion multiplied by (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date and subject to the prior rights of the Series A and B preferred stock, holders of Series C preferred stock have the right to require CTI to redeem any of their outstanding Series C preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. Based on these redemption features, the Company has classified these shares as mezzanine equity.

During the three months ended March 31, 2009, 4,284 shares of our remaining Series C preferred stock were exchanged for 4,284 shares of Series F preferred stock. During the year ended December 31, 2008, 2,000 shares of Series C preferred stock were converted into 51,282 share of common stock in connection with the issuance of CTI’s 9% convertible senior notes. An additional 2,000 shares of Series C preferred stock were converted into 51,280 shares of our common stock in connection with the issuance of our 15.5% and 10% convertible senior notes in September 2008. During the year ended December 31, 2007, 11,966 shares of Series C preferred stock were converted into 306,819 shares of common stock. As of August 10, 2009, there were no shares of Series C preferred stock outstanding. The Company cannot disclose to third parties the names of the initial investors due to the confidential nature of this information.

7% Convertible Preferred Stock

Series D

In December 2007, CTI issued 6,500 shares of its Series D 7% convertible preferred stock, or Series D preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 7% payable quarterly. The Series D preferred stock is convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which is initially $1,000 per share, by the conversion price, which is $26.125 which is subject to adjustment in certain events. The Series D preferred stock votes on an as-converted basis with the common stock.

The holders of Series D preferred stock have the right to require CTI to redeem all or a portion of the Series D preferred stock shares, payable in common stock, upon the occurrence of certain triggering events, as discussed below, for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion multiplied by (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date and subject to the prior rights of the Series A, B and C preferred stock, holders of Series D preferred stock have the right to require CTI to redeem any of their outstanding Series D preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. Based on these redemption features, the Company has classified these shares as mezzanine equity.

During the year ended December 31, 2008, 3,000 shares of Series D preferred stock were converted into 114,832 shares of common stock in connection with the issuance of CTI’s 9% convertible senior notes. During the year ended December 31, 2007, 2,500 shares of Series D preferred stock were converted into 95,693 shares of common stock.

In April 2009, the Company entered into an exchange agreement for 1,000 shares of our remaining outstanding Series D preferred stock. Pursuant to the exchange agreement, the Company issued 3,452,493 shares of Common Stock in exchange for 1,000 shares of Series D preferred stock and related outstanding warrants to purchase 19,138 shares of Common Stock. As of August 10, 2009, there were no shares of Series D preferred stock outstanding. The Company cannot disclose to third parties the names of the initial investors due to the confidential nature of this information.

Series F

In February 2009, the Company issued a total of 6,702 shares of our Series F preferred stock, in exchange for shares of the Company’s Series A, B, and C convertible preferred stock as discussed above. The participating investors were Midsummer Investment, Ltd., SCO Capital Partners, LLC, Context Opportunistic Master Fund, LP, Context Capital Management, LLC, ALTMA Fund SICAV PLC in Respect of the Grafton Sub Fund, Rockmore Investment Master Fund Ltd., TRUK Opportunity Fund, LLC, TRUK International Fund, LP, McMahan Securities Co. L.P., Tewksbury Investment Fund Ltd., Whitebox Hedged High Yield Partners, LP and Whitebox Combined Partners, LP. The Series F preferred stock has no fixed dividend rate and is convertible into a number of shares of Common Stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is initially $0.14. The initial conversion price is subject to adjustment for standard anti-dilution provisions. The Series F preferred stock became convertible on April 1, 2009 and votes on an as-converted basis with our common stock. The holders of Series F preferred stock do not have optional redemption rights, either event-based or time-based. The Company has the optional right to redeem all, but no less than all, of the Company’s Series F preferred stock for its stated value after December 31, 2009, or after the day the Company’s Common Stock has held a $0.28 market price for ten consecutive trading days, whichever comes earlier.

In April 2009, all 6,702 shares of the Company’s Series F preferred stock were converted into 47,871,425 shares of Common Stock.

21.1.5	Information about and terms of any acquisition rights and or obligations over authorized but unissued capital or an undertaking to increase the capital.

See discussion of the Company’s stock option plans in Chapter 17, Paragraph 17.3.1 and convertible securities in Chapter 21, Paragraph 21.1.4 of this Registration Document.

21.1.6	Information about any capital of a member of the group which is under option or agreed conditionally or unconditionally to be put under option and details of such options including those persons to whom such options relate.

Not applicable.

21.1.7	A history of the changes in the Issuer’s share capital, highlighting information about any changes for the period going from January 1, 2003 to June 30, 2009.

CTI’s share capital increased from 1,835,543 Common Shares as of December 31, 2005 to 3,639,723 Common Shares as of December 31, 2006 as a result of the following transactions:

•	the issuance of 659,418 Common Shares due to conversions of 6.75% convertible senior notes;

•	the issuance of 578,035 Common Shares through an offering of common stock and the subsequent repurchase of 27,350 of these shares;

•	the issuance of 216,763 Common Shares under a securities purchase agreement with Novartis;

•	the issuance of 210,070 Common Shares due to conversions of 7.5% convertible senior notes;

•	the issuance of 164,875 Common Shares for warrants exercised;

•	the issuance of 2,200 Common Shares due to the exercise of restricted share rights;

•	the issuance of 384 Common Shares for options exercised and stock sold via the employee stock purchase plan;

•	the issuance of 10 Common Shares due to the conversion of senior subordinated notes; and

•	the net cancellation of 225 shares of restricted stock due to 3,353 shares cancelled offset by 3,128 shares granted to employees.

CTI’s share capital increased from 3,639,723 Common Shares as of December 31, 2006 to 6,244,423 Common Shares as of December 31, 2007 as a result of the following transactions:

•	the issuance of 196,562 Common Shares upon conversion of 13,150 shares of Series A 3% Convertible Preferred Stock;

•	the issuance of 324,219 Common Shares upon conversion of 21,820 shares of Series B 3% Convertible Preferred Stock;

•	the issuance of 306,820 Common Shares upon conversion of 11,966 shares of Series C 3% Convertible Preferred Stock;

•	the issuance of 95,694 Common Shares upon conversion of 2,500 shares of Series D 7% Convertible Preferred Stock;

•	the issuance of 182,961 Common Shares due to the conversion of 7.5% convertible senior notes;

•	the issuance of 421,185 Common Shares in connection with the acquisition of Systems Medicine, Inc. on July 31, 2007;

•	the issuance of 545,957 Common Shares to retire a portion of CTI’s 5.75% convertible subordinated and senior subordinated notes;

•	the issuance of 347,000 Common Shares in a registered offering in December 2007; and

•	the issuance of 184,302 Common Shares due to 197,125 shares of restricted stock granted to employees, offset by 12,823 shares of restricted stock cancelled.

CTI’s share capital increased from 6,244,423 Common Shares as of December 31, 2007 to 186,411,922 Common Shares as of December 31, 2008 as a result of the following transactions:

•	the issuance of 94,170 Common Shares upon conversion of 6,300 shares of Series A 3% Convertible Preferred Stock;

•	the issuance of 150,994 Common Shares upon conversion of 10,162 shares of Series B 3% Convertible Preferred Stock;

•	the issuance of 102,562 Common Shares upon conversion of 4,000 shares of Series C 3% Convertible Preferred Stock;

•	the issuance of 114,832 Common Shares upon conversion of 3,000 shares of Series D 7% Convertible Preferred Stock;

•	the issuance of 80,000 Common Shares in January 2008 under the Step-Up Equity Financing Agreement with Société Générale;

•

the issuance of 684,868 Common Shares in exchange for the cancellation of $150,000 of 5.75% convertible subordinated notes and approximately $8.9 million of 5.75% convertible senior subordinated notes;

•	the issuance of 1,544,948 Common Share under the Equity Line of Credit with Midsummer Investment, Ltd;

•	the issuance of 3,575,947 Common Shares due to conversions of 18.33% convertible senior notes;

•	the issuance of 2,895,035 Common Shares due to conversions of 9% convertible senior notes;

•	the issuance of 3,493,670 Common Shares due to conversions of 13.5% convertible senior notes;

•	the issuance of 7,086,614 Common Shares due to conversions of 10% convertible senior notes due 2012;

•	the issuance of 8,333 Common Shares due to conversions of 5.75% convertible senior notes;

•	the issuance of 11,189,390 Common Shares due to conversions of 15% convertible senior notes;

•	the issuance of 41,315,779 Common Shares due to conversions of 9.66% convertible senior notes;

•	the issuance of 106,943,947 Common Shares due to conversions of 10% convertible senior notes due 2011;

•	the issuance of 8,400 Common Shares for options exercised and stock sold via the employee stock purchase plan; and

•	the issuance of 878,010 Common Shares due to 956,720 shares of restricted stock granted to employees, offset by 78,710 shares of restricted stock cancelled.

CTI’s share capital increased from 186,411,922 Common Shares as of December 31, 2008 to 502,342,652 Common Shares as of June 30, 2009 as a result of the following transactions:

•	the issuance of 4,000,000 Common Shares upon conversion of 100 shares of Series A 3% Convertible Preferred Stock in connection with our litigation settlement with RHP Master Fund, Ltd.;

•	the issuance of 44,576 Common Shares upon conversion of 3,000 shares of Series B 3% Convertible Preferred Stock in connection with our litigation settlement with Tang Capital Partners, LP.

•	the issuance of 131,386,860 Common Shares due to conversions of 10% convertible senior notes due 2011;

•	the issuance of 372,340 Common Shares due to conversions of 9% convertible senior notes; and

•	the issuance of 288,517 Common Shares in connection with our Series A 3% Convertible Preferred Stock exchange; and

•	the issuance of 3,452,493 Common Shares in connection with our Series D 7% Convertible Preferred Stock exchange; and

•	the issuance of 47,871,425 Common Shares due to conversions of Series F Convertible Preferred Stock; and

•	the issuance of 66,666,667 Common Shares due to conversions of Series 1 Preferred Stock; and

•	the issuance of 9,183,562 Common Shares due to exercise of Class A Warrant; and

•	the issuance of 16,000,000 Common Shares in connection with our offering of Common Stock and Warrants

•	the issuance of 24,235,986 Common Shares in connection with the settlement of the Exchange Offers.

•	the issuance of 5,600 Common Shares for options exercised and stock sold via the employee stock purchase plan; and

•	the issuance of 12,422,704 Common Shares due to 12,475,648 shares of restricted stock granted to employees, offset by 52,944 shares of restricted stock cancelled.

21.2	MEMORANDUM AND ARTICLES OF ASSOCIATION

21.2.1	A description of the issuer’s objectives and purposes and where they can be found in the memorandum and articles of association.

The Company’s Amended and Restated Articles of Incorporation currently in force do not address the Company’s objective and purposes. Pursuant to Washington law, the corporate purpose of the Company is to engage in any lawful business under the laws and regulations of the State of Washington.

21.2.2	A summary of any provisions of the issuer’s articles of association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies.

Washington law provides that a company must have at least one director. CTI’s bylaws sets the size of the board to be twelve, but the number of directors may be increased or decreased by resolution of either the shareholders or the directors at any annual, regular or special meeting. There are currently eight directors on the board.

The shareholders elect directors. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Any director may resign at any time by giving written notice to the company. Washington law provides that the shareholders may remove any or all directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. If one or more series or classes of shares elect the directors, only the holders of those shares may remove them. CTI’s amended and restated articles of incorporation currently in force provide that directors may be removed only for cause, and only if the number of votes cast to remove the director by holders of shares then entitled to vote in an election of directors exceeds the number of votes cast not to remove the director.

Vacancies on the board of directors and newly created directorships may be filled by a vote of the directors remaining in office, unless the articles of incorporation or bylaws provide otherwise.

Washington law provides that a company’s articles of incorporation may provide for the board of directors to be divided into up to three classes with staggered terms. CTI’s amended and restated articles of incorporation currently in force provide that the directors shall be divided into three approximately equal classes with staggered terms of three years for each class. The board of directors will remain classified in three classes with staggered terms.

With regard to the authority of the Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, please see Chapter 14 of this Registration Document.

CTI does not currently maintain and has no present intention to establish an Executive Committee of the board of directors.

21.2.3	A description of the rights, preferences and restrictions attaching to each class of the existing shares.

Common Shares

Pursuant to Article V, Section 2 of the Articles of Incorporation, each holder of Common Shares is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Shares are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of Common Shares have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Shares. All outstanding Common Shares are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that CTI may designate in the future.

Series A and D Preferred Shares

As of August 10, 2009, there were no shares of the Company’s Series A, Series B, Series C, Series D, Series F, or Series 1 Preferred Stock outstanding.

21.2.4	A description of what action is necessary to change the rights of holders of the shares, indicating where the conditions are more significant than is required by law.

The rights of holders of common stock of the Company cannot be changed without an affirmative vote of the holders of a majority of the outstanding shares of the Company. No separate meetings of the holders of Preferred Shares are required by the Company’s charter documents.

21.2.5	A description of the conditions governing the manner in which annual general meetings and special meetings of shareholders are called including the conditions of admission.

The modalities in which CTI’s annual general meetings and extraordinary general meetings of shareholders are called, are governed by U.S. law and CTI’s amended and restated bylaws. Moreover, at the time of its listing on the Nuovo Mercato (now MTA), CTI has undertaken certain obligations for the purposes of providing adequate disclosure to those shareholders who hold CTI shares vis-à-vis Monte Titoli S.p.A. (the “Italian Shareholders”), as described in the 2003 Listing Prospectus (the “2003 Listing Prospectus”).

Generally, all shareholders who hold shares of CTI stock on the record date set for the particular meeting have the right to vote at such meeting.

Generally, there are two ways that shareholders can hold shares in a U.S. public company: as record holders (these are the shareholders registered in the Company’s books), or through a nominee which is generally a broker, where they continue to remain as beneficial holders. The transfer agent (the Company’s transfer agent is Computershare at the date of this Registration Document) can provide to the Company, at its request, a list of record holders. In the U.S., the single largest record holder for most public companies is CEDE & Co., the nominee name for the Depository Trust Company (“DTC”).

As described in more detail below, the Company does not have direct access to information pertaining to all of the beneficial holders who hold shares through intermediaries, such as brokers or banks. Those beneficial holders are represented in the books of CTI under CEDE & Co. DTC is the depository that holds shares on behalf of underlying custodian participants, including brokerages and banks. Monte Titoli S.p.A., the central securities depository in Italy (“Monte Titoli”), is also a custodian participant under DTC. These custodian participants hold shares on behalf of the beneficial holders. These beneficial holders, or those that are not record holders, include individuals and Italian intermediary banks. Although the Company does not list the beneficial holders as record holders, they have the right to vote at each meeting, and DTC grants voting authority to the custodian participants who then pass this authority along to the beneficial holders. In the case of Monte Titoli, DTC provides an omnibus proxy as described under point B) below.

The following Paragraphs provide a description of A) U.S. laws and regulations governing shareholders’ meetings, B) disclosure requirements under Italian law regarding the exercise of voting rights in the context of the shareholders’ meeting and C) difficulties faced by CTI in conducting its shareholders’ meetings and prospective solutions going forward.

A)	U.S. laws and regulations

Calling of CTI’s shareholders’ meetings

Article II, Section 5 of CTI’s amended and restated bylaws currently in force provide that, for every shareholders’ meeting, a written notice of the time and place must be mailed to each shareholder entitled to vote at the meeting not more than sixty and not less than ten days before the meeting, unless such notice is waived by the shareholder pursuant to Article II, Section 13 of CTI’s amended and restated bylaws in writing or by the shareholder’s presence at the meeting.

In compliance with Washington state law and with Article II, Section 5 of its amended and restated bylaws currently in force, CTI shall call:

•	the annual shareholders’ meeting with a notice given not more than 60 days before the meeting and not less than 10 days before a meeting;

•

extraordinary shareholders’ meetings concerning a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the corporation with a notice given not more than 60 days and not less than 20 days before the meeting date; and

•	any other extraordinary shareholders’ meetings with a notice given not more than 60 days before the meeting and not less than 10 days before a meeting.

For the purposes of the meeting call, the CTI Board of Directors shall determine: (a) the meeting date and (b) the “record date” that is the reference date on which it is determined who are the shareholders entitled to vote at the meeting; as a matter of practice, the record date is usually fixed at the discretion of the Board of Directors approximately one month in advance of the meeting date, however, pursuant to Article II, Section 6 of CTI’s amended and restated bylaws, the record date may be any date not more than 70 days before the meeting and not less than ten days before the meeting.

CTI shall give notice of the meeting date in the U.S. in compliance with the U.S. applicable law by mailing to each shareholder a meeting call notice, as described above. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company in Seattle.

Shareholder proposals (including nominations of directors of CTI) may be considered at an annual meeting only if CTI receives written notice in a timely manner. In order to be timely, a shareholder’s notice must be delivered to the Secretary of CTI not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Under the rules of the SEC, if CTI changed the date of an annual meeting by more than thirty days from the date of the previous year’s meeting, the notice must be received by CTI a reasonable time before it begins to print and mail its proxy materials. A shareholder’s notice must set forth:

•	the name and address of the shareholder who intends to make the proposal;

•

a representation that the shareholder is a holder of record of CTI common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the proposal; and

•	such other information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

In addition, a nomination for a director of CTI must include:

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder; and

•	the consent of the nominee to serve as a director of CTI if so elected.

Washington law provides that the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting may call a special meeting if they deliver to the secretary an executed dated record for the meeting describing the purpose for which the meeting is to be held. The articles of incorporation or bylaws may require a higher percentage (not in excess of 25%), and the articles of incorporation may limit or deny this right.

Article II, Section 4 of CTI’s amended and restated bylaws currently in force provide that special meetings of shareholders may be held only upon notice given by or at the direction of the president, the board of directors or the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Such notice must state the time, place and purposes of the special meeting. In order to call a special meeting, the holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting must execute one or more demands to the secretary of CTI set forth in an executed and dated record describing the purpose for which it is to be held. CTI’s amended and restated articles of incorporation currently in force do not limit or deny the right of holders of at least 10% of the votes entitled to be cast on a matter to call a special meeting as provided by Washington law.

CTI has typically held its shareholders’ meetings in Seattle, Washington, however, shareholders’ meetings are not required to be held in Seattle, Washington, and from time to time have been held in Italy such as the annual meeting which was held at the Borsa Italiana in Milan on September 25, 2007.

Brief description of the mechanics concerning the annual shareholders meeting

The modalities of call and the voting procedures of CTI’s annual meeting of shareholders is described in the section above entitled “Calling of CTI’s shareholders’ meetings”. For the purposes of the annual meeting quorum, CTI is subject to the corporate laws under which it was incorporated. At the Company’s annual meeting held on June 19, 2008, the Company’s shareholders approved a proposal to reduce the quorum required for shareholder meetings from a majority to requiring that one-third (1/3) of outstanding shares entitled to vote must be represented at an annual meeting before the Company can take action on proposed items.

Proxy materials

CTI must file with the SEC and mail a proxy statement to shareholders at least ten days in advance of its annual shareholders’ meeting (or twenty business days if information is being incorporated by reference to other documents filed with the SEC, as permitted in certain circumstances) each year, which proxy statement includes material information (including the recommendation of the board of directors) about the matters to be considered at the annual shareholders’ meeting. The proxy statement must also include detailed disclosure about executive compensation.

SEC Requirements and Procedures

CTI must file with the SEC and mail a proxy statement to shareholders in advance of any special (extraordinary) shareholders meeting (final version is due to be filed with the SEC no later than twenty days in advance of the meeting), which proxy statement includes material information (including the recommendation of the board of directors) about the matters to be considered at the meeting. The proxy statement must supply all information required by Section 14 of the Exchange Act, which sets forth detailed requirements depending upon the type of proposals being considered at the meeting, including the recommendation of the board of directors on each proposal.

Pursuant to the above Section 14 of the Exchange Act, a proxy statement relating to an annual meeting may generally include:

•	information about the annual meeting (e.g., date, time and place and matters to be voted on);

•	information about each class of CTI’s voting securities (e.g., number of shares outstanding and number of votes per share);

•	any limitations or restrictions imposed on shareholders’ abilities to revoke proxies following the granting of the same to representatives of CTI;

•	information about any legal proceedings to which CTI’s directors and executive officers are a party;

•	information about material transactions between CTI and its directors and officers;

•

descriptions of the committees of CTI’s board of directors, including a list of each committee member, the number of committee meetings held by each committee during the last fiscal year and the functions performed by such committees;

•

additional information about CTI’s audit committee, including a report of the audit committee on CTI’s financial statements, a copy of the audit committee’s charter, if any, and disclosure as to whether the members of CTI’s audit committee are “independent” for purposes of NASDAQ’s listing standards;

•	the number of meetings of the board of directors held during the last full fiscal year and information on the attendance of the board members;

•	certain information about directors who resign or decline to stand for re-election to the board due to a disagreement with CTI on any matter related to CTI’s operations, policies or practices; and

•	information about the auditors selected or being recommended to shareholders for election, approval or ratification for the current year.

For annual meetings where the only proposals for shareholder action are routine proposals, such as election of directors, approval of equity compensation or employee stock purchase plans and ratification of the Company’s independent auditors, the Company will generally not need to file a preliminary proxy statement with the SEC and can file the final or “definitive” proxy statement with the SEC no later than the date that it mails such proxy statement to its shareholders. However, if the Company includes proposals in the proxy statement on extraordinary matters that require the filing of a preliminary proxy statement, such as an amendment to the articles of incorporation or a merger or other significant transaction, the Company must first file a preliminary proxy statement with the SEC and allow the SEC ten days to determine whether or not it wishes to review such proxy statement. If the SEC decides not to review or not to comment on the proxy statement, the Company may, not less than 10 calendar days after the filing of the preliminary proxy, file a definitive proxy statement and mail such definitive proxy statement to the shareholders. If the SEC chooses to comment on a preliminary proxy statement, then the comment process can take anywhere from approximately 30-90 days (or sometimes even longer), depending on the extent of the SEC comments and the amendments required in the proxy (as well as other public filings of the Company) as well as the subject matter of the special meeting (for example, a proxy statement to approve a merger will generally undergo a substantial greater review than a proposal to amend the charter to increase the authorized shares). Typically, a public company in the United States would not include the date of the meeting in the proxy statement until it had completed the SEC review process and filed its definitive proxy statement. However, because CTI will provide meeting information to its Italian shareholders in connection with the custody transfer process described below, CTI may need to set the meeting date prior to filing its definitive proxy statement. In the event that the SEC has comments that delays the filing of the definitive proxy statement, CTI may have to postpone the meeting. The SEC comment process is the means by which the SEC oversees the shareholder meeting process in advance of a meeting, however in certain circumstances the SEC may review a proxy statement subsequent to a meeting with respect to disclosure about executive compensation or otherwise with the general outcome that it will request that further information be provided on a future basis in the following year’s proxy statement. The decision whether or not to review a preliminary proxy statement and whether or not to provide comments on a preliminary proxy statement is solely in the discretion of the Securities and Exchange Commission.

If the shareholder listed in CTI’s records is a clearing agency such as DTC, which is the main centralized clearing system in the U.S., Rule 14a-13 of the Exchange Act promulgated by the SEC requires a company to make inquiry to the clearing agency at least twenty business days in advance of the record date of a meeting (or, if twenty business days is impracticable in the case of a special meeting, as soon as practicable in advance of the special meeting) in order to learn the identity of the brokerages (i.e., intermediaries) that hold shares on DTC’s records (and are obligated to provide to the shareholders’ the company’s materials as explained below). CTI must then arrange for a sufficient number of proxy statements to be provided to those brokerages (intermediaries) so that they can re-deliver the materials (through Broadridge) to the ultimate beneficial owners of the shares (as described in greater detail below). SEC rules (Exchange Act Rules 14b-1 and 14b-2) require U.S. intermediaries to forward the company’s materials to the persons shown on their records as holding the shares. The procedures described in this Paragraph are the modalities by which shareholders who are not registered in the Company’s books receive the shareholders meeting call because such shareholders would be listed in the Company’s records via the listing of the clearing agency, such as DTC.

The Company shall make available the proxy statement relating to the meeting on the both the Company’s and SEC’s Internet website which the Company does by filing the proxy statement electronically with the SEC at http://www.sec.gov/.

Beginning on July 1, 2007, public companies in the U.S. were able to begin using new proxy solicitation rules recently promulgated by the SEC, referred to as the “notice and access” model, under which proxy solicitation may be satisfied by sending notice to shareholders of how to access an electronic version of the required proxy materials rather than mailing out the full set of proxy materials. As part of the “notice and access” requirements, companies will need to post proxy materials on a website that does not track any information regarding visitors to that site (other than to log numeric IP addresses) and may not use any email addresses collected solely for the purpose of providing electronic copies of the proxy statement for any other reason (with the intent of such restrictions to maintain the privacy of those U.S. holders who hold their shares with intermediaries or brokerage firms and hold less than 5% of the outstanding shares of the Company). Beginning on January 1, 2008, certain large public companies in the U.S. were required to use the “notice and access” model, and beginning on January 1, 2009, all companies, including CTI, will be required to use the “notice and access” model, however, any company may voluntarily use the new rules at any time prior to that date. Under these new rules, the Company may either alternatively (a) mail written notice of the meeting, the proposals to be voted on at the meeting and instructions for accessing the proxy materials, along with information for shareholders on how to request printed copies of the proxy materials to be sent to them by first-class mail or electronic copies to be sent to them via electronic mail or (b) mail out the full set of proxy materials to shareholders as has been done in traditional mailings and additionally provide a website where the proxy material can be accessed electronically. In addition, companies that do not send a full set of soliciting material may choose to provide for proxies to be executed via the internet, a telephone number or on proxy cards that can be downloaded, printed and mailed to the company or the agent soliciting proxies on behalf of the company.

Distribution of proxy materials and exercise of voting rights

Pursuant to Washington State Law (the law to which CTI is subject), the individuals who are entitled to exercise their voting rights at the shareholders’ meetings are (i) those who at a given date (record date) are recorded in the shareholders’ books of CTI (including those shareholders who are clearing agencies, such as DTC) as CTI shareholders and (ii) those third parties to whom these shareholders have conferred an appropriate power of attorney, which includes, but is not limited to a proxy (through a U.S. intermediary holding the shares). A power of attorney is a legal instrument that is used to delegate legal authority to another. The power of attorney gives legal authority to another person to make property, financial and other legal decisions for the person who grants the power of attorney. The power of attorney can be granted in a number of ways, and as discussed above, would include the granting of a proxy.

When the Company holds a shareholder meeting, an entity acting as agent for banks and U.S. brokers who is legally obliged to distribute proxy materials to its customers (currently the Company utilizes Broadridge, an independent third party who provides, on a professional basis, shareholder meeting services to issuers) will (i) collect from U.S. brokers the personal data of CTI shareholders holding their interests with the same U.S. brokers, following the determination of the record date and of the meeting date (which data would include the numbers of shares held by such person as of the record date as well as their mailing address or email address if they have elected to receive communications electronically), and (ii) assign a security code (“security code”) to each shareholder for the purposes described below. The Company is responsible for paying Broadridge’s fee, which is in accordance with SEC rules. The Company also instructs its transfer agent to provide to Broadridge information concerning its registered shareholders (the registered holders are the record holders). This information is obtained for purposes of distributing material for the meeting. Once the material for the meeting is finalized, the Company provides the material to Broadridge, who works with the brokers to send the material to the beneficial holders; the information is directly sent to the record holders by either a third party agent such as Broadridge or by the transfer agent.

CTI shareholders are entitled to vote in person, by naming a substitute proxy (other than the proxy designated by CTI), by any other means permitted by Washington law and CTI’s bylaws, by the proxy designated by CTI, according to its amended and restated bylaws currently in force, by sending via mail to the Company a proxy card contained in the proxy statement (In Italy, an Italian shareholder must obtain a Certification – as defined below – from its Italian intermediary bank and present it along with a copy of the proxy card, in order to vote) or by voting on the Internet or by telephone.

Under the latter circumstance (voting on the Internet or by telephone), the security code (note that this number is a unique number for each shareholder – and changes with each meeting) assigned by Broadridge and included on the proxy statement which is sent by mail (or e-mail to those shareholders who elect to receive the proxy statements via e-mail) ad personam to each shareholder as included in Broadridge’s list, will allow such shareholder to vote on the Internet or by telephone, stating his/her security code.

The proxy statement sent to the shareholders generally includes a proxy card which permits each shareholder to designate in writing on the proxy card specified representatives of the company (which may be also members of the Board of Directors) as proxies and instructs the proxies to vote on the shareholder’s behalf for, against or abstaining on the proposals to be voted on at the meeting, in the manner directed by the shareholder in the proxy card. The proxy card may specify that if the relevant shareholder sends the proxy card without any specific voting instruction, the proxy may be voted in favor of the relevant proposal. CTI’s proxy cards always contain a designated proxy. Under U.S. federal law and Washington state law, a shareholder may designate anyone as a proxy; however, as a matter of practice, companies generally designate individuals affiliated with the company as the proxy.

Also, as an alternative modality of voting by proxy, the shareholders may name as a substitute proxy by any other means permitted by Washington law and our bylaws, any other person at their own discretion. Under Washington law, a shareholder or its agent or attorney-in-fact may name a substitute proxy by (i) executing a signed writing naming such proxy, (ii) affixing the shareholders signature to a proxy (including any manual, conformed, facsimile, or electronic signature), or (iii) transmitting or authorizing the transmission of a recorded telephone call, voice mail or other electronic transmission to the person or agent for the person who will be the holder of the proxy provided that such transmission either sets forth or is submitted with information, including any security or validation controls used, from which it can be reasonably determined that the transmission came from the shareholder. An appointment of proxy is revocable by the shareholder unless the proxy states that it is irrevocable and the proxy is coupled with an interest. CTI’s bylaws do not impose any additional requirements on naming a substitute proxy, however, pursuant to the bylaws such proxy is effective on receipt by the person authorized to tabulate votes and such proxy, if not revoked, will be deemed to be valid for eleven months unless a longer period is expressly provided for in the appointment form.

The tally procedures in connection with the voting are supervised by an inspector of elections, who is appointed by the Company. The Board of Directors can appoint the inspector for the meeting or can delegate the appointment of the inspector to one or more officers of the Company. The appointment of an inspector of elections is required under Washington law for a public company such as CTI. The inspector of elections is generally a third party, such as a representative from Broadridge or the transfer agent, having sufficient experience to carry out such role (although no specific professional requirements are required by law and the inspector may be an employee or officer of the Company). The inspector passes on the validity of proxies submitted for tally and certifies as to the accuracy of the tally (and the resulting quorum) and is granted the ability to do this by its appointment by the Board of the Company (including appointment by an officer to whom that duty has been delegated). In carrying out such activity, the Inspector of Elections will generally rely on the accuracy of the information received from Broadridge and the transfer agent and will attend the shareholders’ meeting to record the voting expressed therein.

B)	Disclosure obligations relating to the exercise of the voting rights on the part of the Italian Shareholders

Agreement between the Company and Monte Titoli

With reference to the shares held with Monte Titoli, in light of the fact that only Monte Titoli has a position in DTC register as holding such shares and in order to enable CTI shareholders to exercise their voting rights, at the time of the admission of CTI’s shares to listing on the MTA (previously, MTAX and prior to that, New Market), CTI and Monte Titoli set up an internal operational procedure aimed at providing rules for the compliance with the following obligations:

1)	CTI shall notify Monte Titoli of the date and of the time of each CTI shareholders’ meeting within the periods mentioned under Paragraph A “Calling of CTI Shareholders Meetings” above;

2)	DTC shall grant an Omnibus Proxy (i.e., a general proxy representing all CTI’s shares held by Monte Titoli vis-à-vis DTC) to Monte Titoli;

3)	Monte Titoli, in its turn, shall execute an Omnibus Proxy delegating the voting rights to the CTI beneficial shareholders who are named in the certification for attendance at the shareholder meetings issued by the intermediaries participating in Monte Titoli’s system upon CTI’s beneficial shareholders request (the “Certification”). This Certification certifies that the person named in the Certification is a CTI beneficial shareholder at the record date and, therefore, its production at the meeting entitles the persons named in the Certification or his/her proxy, on the basis of the Omnibus Proxy mechanism mentioned above, to vote at the meeting.

4)	Furthermore, Monte Titoli will transmit to CTI the executed Omnibus Proxy and the list of the intermediaries adhering to the centralized management System and holding CTI shares;

5)	Monte Titoli shall provide information to the brokers participating in the Monte Titoli System in relation to the meeting call and the grant to the intermediaries or to those named in the Certifications of the Omnibus Proxy sent to CTI; and

6)	CTI will send directly to the intermediaries adhering to the centralized management System, holding CTI shares and indicated by Monte Titoli (as above mentioned at point 4), the documentation (proxy statement included) in relation to the meeting that has been called and the relevant matter concerning the exercise of the voting rights. The intermediaries shall make such documentation and information available to CTI shareholders named in the Certifications upon request by the latter, except as described below.

In order to call a special meeting as described under Paragraph A) “Calling of CTI’s Shareholders Meeting” above, the holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, who are Italian holders, shall also send to CTI’s secretary adequate evidence of their ownership interests in the Company (including a certification of their ownership of CTI shares which may be provided by their Depository Bank), in addition to the other documentation required as described above under Paragraph A). While there is no specific statutory requirement to provide such a certification under Washington law and no requirement to do so under the Company’s bylaws, the Company would need to confirm that the shareholders seeking to call the meeting are actually shareholders of the Company. A certification from the Depository Bank would serve this purpose, or alternatively, the shareholders could provide an affidavit of ownership. However, the certification would still be required to vote.

Publication and availability of meeting documentation to Italian shareholders

On the basis of the procedure mentioned above and as indicated in the 2003 Listing Prospectus, in Italy, the meeting call notice is sent by CTI, together with a copy of the proxy statement in English, within the terms mentioned under Paragraph A “Calling of CTI Shareholders Meetings” (i.e., at least 20 days or 10 days in advance, according to whether the meeting which is being called is an annual or a special one), to Borsa Italiana S.p.A. and (through the centralized management system Monte Titoli as far as the meeting call notice only is concerned), to the authorized intermediaries adhering to the said system.

CTI will also publish the meeting call notice in an Italian newspaper. Please note that the publication deadline will be the same as its mailing commencement deadline (i.e., at least 10 or 20 days in advance of the meeting). The publication will state where the proxy statement is available and will instruct shareholders who wish to vote to contact their Depository Banks (as defined below) to receive the meeting documentation, including the proxy card, and instruct them regarding how to vote their shares.

For the purposes of facilitating the Internet/Phone Voting Procedure (as defined below), CTI will also publish (pursuant to the same modalities as those used for the publication of the meeting call notice) a preliminary notice in an Italian newspaper indicating CTI’s intention to call a shareholders’ meeting. Such preliminary notice will have to be published at least ten days before the relevant record date. This preliminary notice will facilitate the Internet/Phone Voting Procedure as well as remind Italian shareholders the possibility for the same to be registered in the Company’s shareholders books.

The Italian Shareholders may obtain a copy of the meeting notice and of the proxy statement in the following manner:

(i)	at the office of Borsa Italiana S.p.A.;

(ii)	at the office of CTI Europe in Via L. Ariosto 23, Bresso (MI)

(iii)	at the office of the intermediaries having CTI shares on their accounts (the “Depository Banks”). The Depository Banks shall make such documentation and information available to CTI shareholders named in the Certifications upon request by the latter. Whether the Italian Shareholder is entitled to directly obtain the relevant meeting documentation from the Depository Bank, on an on-going basis without any specific request by the former, depends upon the specific terms and conditions governing the contractual relationship between the relevant shareholder and its Depository Bank;

(iv)	on the SEC’s website (www.sec.gov);

(v)	on the Company’s website (www.celltherapeutics.com);

the meeting call notice is also published on an Italian newspaper as mentioned above.

The proxy statement will be available to Italian shareholders at least 20 days or 10 days in advance of the meeting, depending on which meeting is being called (i.e., annual or special).

Voting modalities

Italian Shareholders, after having requested and received the relevant Certification by their Depository Banks, may vote in the following manner:

1.	vote in person, presenting his/her Certification to the inspector of elections at the meeting together with an ID card;

2.	name another person as a substitute proxy by any other means permitted by Washington law and the Company’s bylaws (as described under A) above). Such person must provide at the meeting the relevant shareholder’s Certification (or a complete copy thereof) together with the relevant proxy. Please note that, with respect to the duties undertaken by the Italian intermediaries in connection with the custody of dematerialised securities, pursuant to art. 31 of the Italian Legislative Decree n. 213 of 1998, “the intermediary a) shall exercise the right relating to the securities, in the name and on behalf of the beneficial holder of the account, if the latter confer a mandate in this connection […]”. In connection with the substitute proxy, please also see Paragraph A “Distribution of Proxy Materials and Exercise of Voting Rights” above;

3.	by submitting the proxy card included with the proxy statement (as described under section A) above), as duly filled in and executed, to the Company (at the address shown on the proxy card), together with the Certification, via mail or via fax.

The voting modalities under item 1, 2 and 3 above are available to Italian shareholders without the need for the latter to set up a custody transfer to U.S. accounts.

Internet and telephone voting

With reference to the setting up of the voting modalities over the Internet and over the phone (“Internet/Phone Voting Procedure”), in the 2003 Listing Prospectus, the Company stated that voting modalities over the Internet and over the phone were available to Italian shareholders as well. The Company has been trying to facilitate the voting by its Italian shareholders in this manner, but Italian laws prevent the Company from knowing the names of all its shareholders (save in case and until such shareholders express their intention to participate to the meeting). Also, for the details of the shareholders to be accepted and taken into account by Broadridge, the same would need to be provided to Broadridge by an intermediary having a contractual relationship with Broadridge itself. As the identification of each shareholder and the existence of a contractual relationship between Broadridge and the intermediary providing the information are conditions to allow Broadridge to assign a security code (as a matter of fact, for U.S. shareholders Broadridge collects the personal data of CTI shareholders from U.S. brokers who are allowed to disclose such information to Broadridge and have a contractual relationship with Broadridge but such information is not made available to CTI preserving such U.S. holders privacy) and, therefore, to vote over the Internet or by phone, the Company has not been in a position to provide such facility to its Italian shareholders.

Nevertheless, Italian Shareholders who would like to vote over the Internet or by phone shall be allowed to vote so if they follow the procedure as described below.

After the publication of the preliminary notice of call (which will be published in Italy prior to the setting of the record date and in time for the shareholders to exercise their rights) and before the record date set for each meeting, any Italian Shareholder wishing to have the ability to vote by Internet or phone should give instructions to its Italian Depository Bank to immediately transfer to its U.S. correspondent bank the shares that he wishes to vote via Internet or by phone (i.e., to make book entry of the shares to the Cede Participant account of their U.S. broker-dealer affiliate) on a separate customer account in the name and for the account of the Italian Shareholder, to be maintained at the U.S. broker-dealer affiliate of that U.S. correspondent bank, and held in custody by the broker-dealer affiliate through the close of business on the record date. The instructions to the Italian Depository Bank should be given early enough for the Italian Depository Bank to make the custody transfer in time for the shares of the Italian Shareholder to be held in custody by the broker-dealer affiliate by the record date.

Once the shares of the Italian Shareholder are held in custody by the broker-dealer affiliate, the latter shall be in a position to provide the Italian Shareholder’s details to Broadridge so that the shareholder information compiled by Broadridge (for the purposes of allowing shareholders to vote via Internet or by phone) can include the details of the Italian Shareholder. A computer-generated control number is then included on the proxy card (which is mailed with the proxy statement) and forwarded to each shareholder (including the Italian Shareholder) by mail (or e-mail to those shareholders who elect to receive the proxy statements via e-mail), allowing the shareholder to vote by logging on to proxyvote.com or calling the number provided on the voting card (as this control number identifies him as a shareholder of CTI having the right to vote on the proposals). Italian Shareholders willing to use the Internet/Phone Voting Procedure will need to inquire of their banks as to the time required for the transfer of the shares (which will have to precede the record date and the custody transfer, the latter being generally carried out the day before the record date). Please note that the costs deriving from the transfer, including those debited or claimed by the U.S. broker for the management of the account in the U.S., may be charged to the Italian shareholder requesting the transfer of its shares.

The setting up of the aforesaid procedure was and is aimed at enabling CTI shareholders resident in Italy to validly exercise their voting rights at CTI’s meetings via internet and telephone voting.

Registration in the Company’s shareholders book

In the alternative, Italian or U.S. Shareholders may also request to be registered in the Company’s shareholders book at any time as a record holder by submitting the relevant request to be conveyed (directly or through the Depository Banks or broker or other intermediary holder of record of such shares) to the Company’s transfer agent (whose details are available on the Company website at its address set forth on the website). The Shareholder or its bank shall attach to the relevant registration request a certification of their ownership to be requested to their Depository Banks or broker or other intermediary holder of record of such shares.

For an Italian Shareholder, in order to submit a request this way, the Italian Shareholder would first have to contact his/her Italian Depository Bank in which his/her shares are held, and then the Italian Depository Bank would have to arrange with Monte Titoli and DTC the completion of the registration procedure in order to remove those shares from the Monte Titoli account and transfer them to the transfer agent in the United States in the name of the shareholder directly. Once the shareholder’s holdings have been put into the direct registration system of the transfer agent via book entry, the transfer agent will provide the shareholder with either a statement of his/her shares or, on request of such shareholder, a paper stock certificate for such shares.

As a consequence of the procedure mentioned above, such shares will be maintained by the transfer agent in the United States in the name of the relevant shareholders who have requested to become a CTI “record holder”. Upon registration, the transfer agent requires to be provided with certain information (for example, the shareholder’s address, and a Form W-8 for non-U.S. holders).

Once an Italian Shareholder is registered with CTI’s shareholders’ book as a record holder, such shareholder will receive the shareholders’ materials at the address indicated upon registration. Such shareholder will also show as a “registered shareholder” or record holder (as described above) at the Record Date.

In order to sell the shares subsequent to the registration, the shareholder would then need to either transfer the securities (direct registration) to the broker or bank of the shareholders’ choice, such that the shares are sold through such broker or bank, or would need to request sale be made by the transfer agent directly, which may limit the shareholder’s ability to control the price at which such shares are sold as the transfer agent is not able to use order limits or other mechanisms that may limit the price at which stock can be sold but must instead sell the stock at prevailing market price within a certain period of time after the request to sell is made.

Payments made to the shareholders in connection with the shares (which would be limited to proceeds from the sale of shares since the Company does not pay dividends on its common stock), are generally made by check for proceeds of the sale after certain transaction fees are withheld. If the shareholder prefers, proceeds may be paid via wire transfer (though wire fees may apply) if the shareholder provides account information to the transfer agent.

The relevant shareholder is cancelled as record holder from the Company’s books when he/she requests to re-register his/her holdings with a broker or a bank or when he/she disposes of them.

Timetable

The following tables summarize the main steps and the indicative timing prior to annual and special shareholders meeting for U.S. and Italian shareholders (“X” is the date of the shareholders’ meeting):

1.	Annual shareholders meeting

U.S. Shareholders		Italian Shareholders*
Action	Date	Action	Date
Request to DTC of list of intermediaries holding shares on DTC’s records	Record Date – 20	Request to Monte Titoli of list of intermediaries holding shares on Monte Titoli’s records.	Because the process is not statutory, there are no specific timing requirements for this action, but the Company historically has sent this request prior to the record date.

—	—	Publication of preliminary notice in Italian newspaper and on the Company’s website in Italian.	Record date – 10

—	—	Deadline for transfer of CTI shares to U.S. accounts, upon instructions of the shareholders to its Depository Bank, for the purposes of the Internet/Telephone Voting Procedure (allowing voting by phone or Internet).	Record date – 1

Record date	Between X-70 to X-10**	Record Date	Between X-70 to X-10**

Deadline for filing with SEC, publication on the Company’s website and mailing to each shareholders of the meeting call notice and proxy statement.	X-10***	Deadline for making available to Borsa Italiana S.p.A. and to Italian intermediaries of meeting call notice and proxy statement, and publication on the Company’s website.	X-10

—	—	Deadline for publication of the meeting call notice on Italian newspaper.	X-10

Availability at CTI’s premises of list of shareholders as at the record date.	X-10	Availability at CTI’s premises of list of shareholders as at the record date.	X-10

Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.****	X	Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.****	X

Shareholders’ meeting.	X	Shareholders’ meeting.	X

*           Please note that Italian Shareholders may request to be registered in the Company’s shareholders books at any time. For the purposes of being considered as a registered shareholder as at a given record date in connection with a given shareholders meeting, the Italian Shareholder shall ensure to instruct its Depository Banks for the purposes of the registration procedure and submit the relevant request in time prior to such record date.

**        Article II, Section 6 of CTI’s bylaws provides that the record date is to be not more than seventy days and not less than ten days prior to the date of the shareholders meeting. Typically, the record date is approximately thirty days prior to the meeting, but the date can be set at any point between ten and seventy days prior to the meeting.

***      If the action to be taken at the annual meeting of the shareholders includes a vote to amend the articles of incorporation or a vote on a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the corporation, then pursuant to Article II, Section 5 of CTI’s bylaws, notice of the meeting shall be sent to the shareholders not more than 60 days and not less than 20 days prior to such meeting.

****   In general, votes received prior to the closing of the polls at the shareholder meeting will be counted toward the final tally of votes, however, in some instances intermediaries who provide telephone and internet voting services to beneficial owners require votes to be submitted via those means prior to midnight on the day before the shareholder meeting.

2.	Special shareholders meeting

U.S. Shareholders		Italian Shareholders*
Action	Date	Action	Date
Request to DTC of list of intermediaries holding shares on DTC’s records	Record Date – 20	Request to DTC of list of intermediaries holding shares on DTC’s records.	Record Date – 20

—		Publication of preliminary notice on Italian newspaper and on the Company’s website in Italian.	Record Date – 10

—	—	Deadline for transfer of CTI shares to U.S. accounts, upon instructions of the shareholders to its Depository Bank, for the purposes of the Alternative Voting Procedure (allowing voting by phone or Internet).	Record Date – 1

Record date	Between X-70 to X-10**	Record Date	Between X-70 to X-10**

Deadline for filing with SEC, publication on the Company’s website and mailing to each shareholders of the meeting call notice and the proxy statement.	X-10 or X-20, depending on the purpose of the meeting	Deadline for making available to Borsa Italiana S.p.A. and to Italian intermediaries of meeting call notice and proxy statement and publication on the Company’s website.	X-10 or X-20, depending on the purpose of the meeting

	—	Publication of the meeting call notice on Italian newspaper	X-10

	X-10	Availability at CTI’s premises of list of shareholders as at the record date.	X-10

Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.***	X	Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.***	X

Shareholders’ meeting	X	Shareholders’ meeting	X

*           Please note that Italian Shareholders may request to be registered in the Company’s shareholders books at any time. For the purposes of being considered as a registered shareholder as at a given record date in connection with a given shareholders meeting, the Italian Shareholder shall ensure to instruct its Depository Banks for the purposes of the registration procedure and submit the relevant request in time prior to such record date.

**        Article II, Section 6 of CTI’s bylaws provide that the record date is to be not more than seventy days and not less than ten days prior to the date of the shareholders meeting, provided, however, that if the action to be taken at the meeting includes a vote to amend the articles of incorporation or a vote on a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the corporation, then pursuant to Article II, Section 5 of CTI’s bylaws, notice of the meeting shall be sent to the shareholders not more than 60 days and not less than 20 days prior to such meeting.

***      In general, votes received prior to the closing of the polls at the shareholder meeting will be counted toward the final tally of votes, however, in some instances intermediaries who provide telephone and internet voting services to beneficial owners require votes to be submitted via those means prior to midnight on the day before the shareholder meeting.

C)	Difficulties have arisen over the time in connection with the Italian Shareholders’ exercise of voting rights and custody transfer to U.S. accounts.

C.1	Issues

For the purposes of the annual meeting quorum, CTI is subject to the corporate laws under which it was incorporated. In particular, under Washington state law, unless a corporation’s articles of incorporation provide otherwise an absolute majority (greater than 50 percent of the outstanding shares) of Company shareholders’ votes must be represented at an annual meeting before the Company can take action on proxy items. At CTI’s Special Meeting in Lieu of Annual Meeting of the Shareholders on June 19, 2008, the Company’s shareholders approved a resolution to amend CTI’s articles of incorporation to decrease the quorum requirement to one-third of the outstanding shares entitled to vote at a meeting. Therefore, for future meetings, the Company will be able to take action on proxy items so long as one-third of the outstanding shares entitled to vote at the meeting are represented at that meeting. However, under the laws of the state of Washington, some actions, such as amendments to the articles of incorporation, require the affirmative vote of at least an absolute majority to pass. Therefore, even though quorum may be met, there may not be enough shares represented at the meeting to take action on certain agenda items if a majority of shares entitled to vote is not represented.

During the first two years after the admission to listing on the MTA (formerly MTAX and prior to that, Nuovo Mercato), the composition of the Company’s shareholdings remained fairly balanced between the NASDAQ and the Italian exchange, the U.S. component being however slightly prevalent over the Italian one. The annual shareholders’ meeting voting quorum at that time of an absolute majority (i.e., the minimum number of shareholders which are required to be present in person or by proxy at a meeting in order to validly take action at the meeting) was easily reached in both years because most of shareholders holding CTI’s shares in their accounts in the U.S. (the “U.S. Shareholders”) attended personally or provided voting proxies valid for the purposes of the quorum as it is customary in the U.S., while – with regard to shares held on accounts in Italy – three funds, holding substantial shareholdings in the Company, ensured an adequate representation of CTI’s common stock held on Italian accounts.

Between 2005 and 2006 the above three funds, however, substantially reduced their shareholdings in the Company so that, based on the information provided by Italian Depository Banks, as of today most of CTI’s shares held on Italian accounts result to be owned by retail investors.

At the beginning of 2006, following the survey made upon the instructions of the Company, as it is customary in the U.S., for the purposes of the annual shareholders’ meeting, it came to light that many CTI shares were held on Italian accounts managed by the Italian depository banks and opened with Monte Titoli; in the light of the particular quorum provided for by the Washington Business Corporation Act with respect to shareholders’ meetings having among the items in their agenda the adoption of certain resolutions, the above change in the Company’s shareholdings composition made the vote of the Italian Shareholders an essential condition for the purposes of validly adopting the above resolutions; these resolutions were among the items in the agenda of the impending 2006 annual shareholders’ meeting.

The Company is required to hold an annual meeting of its shareholders by the laws of the State of Washington, United States, where it is domiciled, as well as the listing requirements of NASDAQ where its shares are traded in the United States. The Company scheduled two annual meetings in 2006, one in June and one in November held at the Borsa Italiana, however, CTI was unable to reach a quorum to conduct business and thus no action could be taken. This is because the majority of CTI’s outstanding shares were at that time held by the Italian Shareholders and only about 7% of these shares were actually voted.

It is specified that CTI can not contact directly Italian shareholders since – as anticipated above – the Company cannot have access to any information relating to such shareholders, unlike the U.S.. For the same reason, the delivery of the documentation relating to each shareholders meeting is left completely with the Depository Banks which generally believe that they are not under any obligation to transmit such documentation unless so provided by the terms and conditions governing their relationship with their clients (while in the U.S. brokerages are under the obligation to transmit voting materials to shareholders).

C.2	Description of the custody transfer to U.S. accounts carried out in connection with the Special Meeting held in April 2007

On April 10, 2007, following publication of the meeting call notice on an Italian newspaper on March 2, 2007 and the setting of a record date on March 12, 2007, the Company was eventually able to hold a special meeting of its shareholders for the purposes of increasing its authorized common stock with the assistance of certain Italian Depository Banks which agreed – subject to the relevant shareholder not taking any action – to make book entry transfer of their share positions, held in the name and on behalf of their clients, to their U.S. correspondent banks, which on their turn transferred the shares to an account at its U.S. affiliate broker-dealer (each correspondent bank may have a U.S. affiliate broker-dealer different from those of other correspondent banks) on the record date set for that meeting. This permitted such broker-dealers under the securities laws of the United States and the rules of the New York Stock Exchange to consider these shares for the quorum and to vote them at the Special Meeting, to the extent that the Italian Shareholders did not instruct their brokers, to vote the shares pursuant to the modalities provided in the proxy statement (as described under Section B above) or did not instruct the U.S. affiliate broker-dealer, through their brokers, to abstain from taking any action in relation to the shares, including the attendance to the meeting and the exercise of voting rights.

Please note that, following the custody transfer with the U.S. affiliate broker-dealer on the record date, Italian Shareholders have maintained the right to vote at the meeting with the modalities described under Section B above (except for the Internet/Telephone Voting Procedure, as better specified below) or to provide instruction to U.S. affiliate broker-dealer, through their Depository Banks to abstain from taking any action in relation to the shares, including the exercise of voting rights on their behalf. It has to be observed that after the record date, the Italian shareholders having their shares at such date deposited in an account opened in the Italian bank’s name at an Affiliate Broker-Dealer, pursuant to the procedure just described, would have not been entitled to vote by internet/telephone, since such possibility was recognized only to shareholders having their shares, at the record date, deposited in a bank account opened in their own name at the same or other Affiliate Broker-Dealer (please refer to what has already been reported in the section “Internet and telephone voting”, letter B), of this Paragraph 21.1.5, where reference is made to a “separate customer account in the name and for the account of the Italian Shareholder). Under such circumstance, the Company gave in the second half of February 2007 to the Depository Banks that accepted to participate to the aforesaid transfer (a) an operational memorandum including the necessary instructions to carry out the above mentioned custody transfer and (b) a letter from the CEO of the Company to its shareholders for the purposes of (i) mainly inviting the shareholders to vote participating in person to the shareholders’ meeting or by the delivery of the proxy card and (ii) describing the timetable and the consequences resulting from the custody transfer to the Affiliate Broker-Dealerin case of failure to take any action on the part of the relevant shareholder. The Company undertook to reimburse the Depository Banks and certain Affiliate Brokers Dealer of any cost borne by the same for the purposes of the delivery of the abovementioned letter to the shareholders. The special shareholders’ meeting was held on April 10, 2007 and approved the amendment of the Company’s Articles of Incorporation in order to increase the number of authorised shares from 210,000,000 to 410,000,000 (with respect to just the shares of common stock from 200,000,000m to 400,000,000). After the reverse stock split on April 15, 2007, the corporate capital resulted in 100,000,000 authorised shares, of which 100,000,000 were shares of common stock.

C.3	Description of the custody transfer to U.S. accounts carried out in connection with the Annual Meeting held in September 2007

The Company convened the Annual Shareholders Meeting at the offices of Borsa Italiana on September 25, 2007 with a record date set on July 31, 2007 and publication of the meeting call notice on an Italian newspaper on July 19, 2007. The Company used the same process adopted at the special meeting held in April (see Section C.2. above) for the proposals in connection with which was possible to apply the custody transfer.

In light of the above, the Company contacted all the Depository Banks which were registered with Monte Titoli as holding CTI shares on the basis of a list provided by Monte Titoli for the purposes of obtaining, on an individual negotiation basis, their necessary collaboration. Only part of the contacted Depository Banks agreed to the custody transfer to the U.S. accounts.

The Company gave in the second half of June 2007 to the Depository Banks which agreed to the custody transfer (i) an operational memorandum including the necessary instructions to carry out the above mentioned custody transfer and (ii) a letter from the CEO of the Company to CTI’s shareholders. The letter of the CEO, James Bianco, mainly encouraged the shareholders to attend in person the meeting or to vote by sending a proxy card. Such letter also summarized the custody transfer procedure, describing the timetable and the consequences resulting from the custody transfer in case of failure to take any action on the part of the relevant shareholder (stating that, if the shareholder consented to the custody transfer and did not provide voting instructions, the U.S. broker/dealer could exercise its discretionary voting authority in connection with certain subject matters in the agenda). Most of the Banks confirmed that they had sent the letter mentioned above to their clients/shareholders prior to the record date. The letter did not include a description of the access modalities to the meeting documentation as, at the time of the delivery of the letter to the Depository Banks, the relevant proxy statement was not in a definitive form, had not been filed with the SEC and therefore was not accessible. The Company undertook again to reimburse the Depository Banks and certain Affiliate Broker Dealers of any cost borne by the same for the purposes of the delivery of the abovementioned letter to the shareholders.

On the basis of the procedure described in the memorandum above, each Monte Titoli participating Depository Bank which agreed to the custody transfer made a book entry transfer of that bank’s customer holdings to the Cede participant account of their U.S. correspondent Bank. Instructions were also given by the Italian Depository Bank to their U.S. correspondent Bank to immediately transfer the same shares to a separate customer account for the Italian Bank, to be maintained and held in custody by the broker-dealer affiliate through the close of business on the record date. In accordance with NYSE Rule 452, in the absence of the receipt of separate voting instructions from the Italian customers of such Depository Bank or the Italian Depository Bank (according to the contractual arrangements with the client), the Italian Bank’s entire account position, as of record date, was voted by Broadridge, on matters for which brokers had discretionary authority, as proxy agent for the U.S. broker-dealer affiliate. The broker-dealer affiliates had legal discretion to vote as they chose, although in most cases they followed the recommendations of the Board of Directors.

Therefore, in accordance with NYSE Rule 452 (which also applies to NASDAQ-listed companies), with regard to those Italian Shareholders whose Depository Banks agreed to the custody transfer, after having received the relevant documentation mentioned above (i.e., the operational memorandum and the letter from the CEO of CTI), (i) if they did not instruct their brokers to vote the shares pursuant to the modalities provided in the proxy statement (as described under Section B above) or (ii) did not instruct the U.S. affiliate broker-dealer, through their brokers, to abstain from taking any action in relation to the shares, including the attendance to the meeting or the exercise of voting rights, the relevant shares were taken into account for the purposes of calculating the achievement of the quorum and the affiliate broker-dealers were permitted to vote these shares at the Annual Meeting for the proposals in connection with which it was possible to apply the custody transfer on the basis of the discretionary authority provided to them by U.S. law. Please note that Italian Shareholders consented to the custody transfer procedure by a mechanism of “silent-consent”.

Please note that, following the custody transfer with the U.S. affiliate broker-dealer on the record date, Italian Shareholders maintained the right to vote at the meeting with the voting modalities described under Section B above (i.e. in person, by proxy or by means of the proxy card) or to provide instruction to the U.S. affiliate broker-dealer, through their Depository Banks, to abstain from taking any action in relation to the shares, including the attendance to the meeting or the exercise of voting rights. Please note that if a shareholder provided instructions to abstain from voting, those shares still counted towards the establishment of a quorum.

Once the custody transfer had been activated, the U.S. affiliate broker was allowed to receive specific voting instructions to be voted at the meeting by a Depository Bank (acting on behalf of a client, upon his/her specific voting instructions). Such voting instructions can be provided at any time up until the time of meeting even if initial instructions have already been provided.

The transfer procedure mentioned above does not imply any additional charge/burden on the part of, nor does it limit the right of disposal of the shares by the Italian shareholders whose Depository Bank agreed to such transfer.

The following table summarizes the activities that Italian shareholders may carry out in connection with the custody transfer procedure and the indicative deadlines:

Activity	Deadline
Instructions to the relevant Depository Bank not to carry out the custody transfer	Prior to the record date as indicated by Depository Banks on a case-by-case basis
Provide the relevant Affiliate Broker-Dealer (through the Depository Bank if that is the case) with instructions to abstain from taking any initiative (including voting)	On or prior to the Shareholders’ Meeting as indicated by Depository Banks on a case-by-case basis
Providing voting instructions (also through the Depository Bank *	Shareholders’ Meeting

*	Note that whether or not the Italian shareholder has asked the Depository Bank to hold its shares out of the custody transfer, the Italian shareholder still retains the right to vote his or her own shares by providing instructions to the Company regarding voting (or abstaining from voting). In the event the Company receives directions on voting shares directly from an Italian shareholder, the inspector of elections must determine whether or not such shares have already been included in the calculations regarding shares voted by the U.S. Affiliate Broker/Dealer on behalf of the bank through which such Italian shareholder holds his or her shares and, if such shares have been voted by such U.S. Affiliate Broker/Dealer, to remove the relevant number of votes from those cast by the U.S. Affiliate Broker/Dealer on behalf of the Italian bank.

Conditions to the exercise of discretionary authority under NYSE Rule 452

NYSE Rule 452 describes how U.S. brokers are permitted to vote on matters when given proxies. Brokers are required to vote as instructed on proxies, and if no instructions are provided may exercise discretion in voting, except in cases where they are prohibited from exercising discretionary authority. Pursuant to NYSE Rule 452, generally speaking, brokers may not exercise discretionary authority if a matter: (i)is not submitted to stockholders by means of a proxy statement comparable to that specified in Schedule 14-A of the Securities and Exchange Commission; (ii) is the subject of a counter-solicitation, or is part of a proposal made by a stockholder which is being opposed by management (i.e., a contest); (iii) relates to a merger or consolidation (except when the company’s proposal is to merge with its own wholly owned subsidiary, provided its shareholders dissenting thereto do not have rights of appraisal); (iv) involves right of appraisal; (v) authorizes mortgaging of property; (vi) authorizes or creates indebtedness or increases the authorized amount of indebtedness; (vii) authorizes or creates a preferred stock or increases the authorized amount of an existing preferred stock; (viii) alters the terms or conditions of existing stock or indebtedness; (ix) involves waiver or modification of pre-emptive rights; (x) changes existing quorum requirements with respect to stockholder meetings; (xi) alters voting provisions or the proportionate voting power of a stock, or the number of its votes per share; (xii) authorizes the implementation of any equity compensation plan, or any material revision to the terms of any existing equity compensation plan; (xiii) authorizes a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of average annual income before taxes for the preceding five years, or the amendment of an existing plan which would bring its cost above 10% of such average annual income before taxes; (xiv) changes the purposes or powers of a company to an extent which would permit it to change to a materially different line of business and it is the company’s stated intention to make such a change; (xv) authorizes the acquisition of property, assets, or a company, where the consideration to be given has a fair value approximating 20% or more of the market value of the previously outstanding shares; (xvi) authorizes the sale or other disposition of assets or earning power approximating 20% or more of those existing prior to the transaction; (xvii) authorizes a transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest; or (ix) reduces earned surplus by 51% or more, or reduces earned surplus to an amount less than the aggregate of three years’ common stock dividends computed at the current dividend rate.

The requirement under the first bullet is satisfied by including the item (on which the discretionary authority is to be exercised) in a proxy statement that meets the SEC’s requirements regarding the content of such proxy statement.

As mentioned above the U.S. broker-dealers are permitted to vote on certain matters on a discretionary basis pursuant to Rule 452, which means that the broker-dealers may vote as they choose on such matters and they are not required to vote in any particular way. The pre-requisite of such authority is that the U.S. broker-dealers hold in custody securities for the account of their clients in the context of the provision of broker-dealing services. On July 1, 2009, NYSE Rule 452 was amended to eliminate broker discretionary voting in director elections. Pursuant to this amendment, beginning with CTI’s shareholder meetings held on or after January 1, 2010, a broker will no longer be permitted to vote a customer’s shares on the uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors, as opposed to a “contested election” where some nominees are proposed by shareholders and are not recommended by the Board of Directors) at a meeting of shareholders except in accordance with voting instructions received from the customer. This amendment expands the current NYSE Rule 452 to prohibit brokers from voting uninstructed customer shares in all director elections whether contested or uncontested (previously such prohibition applied only to contested election of directors).

In exercising their discretionary authority, U.S. broker-dealers will generally vote as recommended by the board of directors. Broker-dealers are, however, completely free to vote as they choose and do not have any liability vis-à-vis their clients and how they decide to vote.

Broker-dealers in the United States are not compensated or reimbursed by their clients or any other parties for voting on behalf of their clients pursuant to Rule 452. They are compensated from their clients for their services as broker-dealers only.

C.4	Description of the custody transfer to U.S. accounts carried out in connection with the Special Meeting held in January 2008

The Company convened a further Special Shareholders Meeting on January 28, 2008 with a record date set on December 12, 2007 and publication of a meeting call notice on an Italian newspaper on December 21, 2007.

The Company used the same process adopted at the special meeting held in April and September (see Section C.2. and C.3. above) for the proposals in connection with which was possible to apply the custody transfer (except that it implemented all the improvements described under C.6 below).

C.5	Description of the custody transfer to U.S. accounts carried out in connection with the Special Meeting held in June 2008

The Company convened a further Special Shareholders Meeting in lieu of its Annual Meeting on June 19, 2008 with a record date set on May 14, 2008 and publication of a meeting call notice on an Italian newspaper on May 19 2008.

The Company used the same process adopted at the special meetings held in 2007 and 2008 (see Section C.2., C.3. and C.4. above) for the proposals in connection with which was possible to apply the custody transfer (except that it implemented all the improvements described under C.6 below).

At the shareholders meeting held on June 19, 2008, the shareholders approved, among other things, an amendment to the Company’s amended and restated articles of incorporation to reduce quorum requirements for future shareholder meetings to one-third of the outstanding shares entitled to vote at the meeting. However, because the vast majority of CTI’s shares are held by Italian Shareholders, the Company expects that it will still need to implement the custody transfer process described in this section for future meetings of the Company’s shareholders in order to obtain quorum for such meetings.

C.6	Description of the custody transfer to U.S. accounts carried out in connection with the Special Meeting in March 2009

The Company convened another Special Shareholders Meeting on March 24, 2009 with a record date set on February 4, 2009 and publication of a meeting call notice on an Italian newspaper on February 27, 2009. The purposes of the special meeting included, among other things, approval of amendments to the Company’s articles of incorporation in order to increase the authorized shares of the Company and effect a reverse stock split and approval of amendments to the Company’s equity incentive plan and employee stock purchase plan. The special meeting was held in accordance with the provisions of the Company’s amended and restated bylaws, the SEC requirements and the policies and procedures described in Paragraph A above. The special meeting was not in lieu of the annual meeting of shareholders, but in addition to the annual meeting of shareholders, which will be held in 2009. The Company has not yet determined the date of the 2009 annual meeting of shareholders. Paragraph A above also described the differences in policies and procedures that apply to annual shareholders’ meeting and extraordinary shareholders’ meeting (i.e., special meetings). The Company used the same process adopted at the special meetings held in 2007 and 2008 (see Section C.2., C.3., C.4. and C.5. above) for the proposals in connection with which was possible to apply the custody transfer (except that it implemented all the improvements described under C.6 below).

At the shareholders meeting held on March 24, 2009, the shareholders approved, among other things, an amendment to the Company’s amended and restated articles of incorporation to authorize an additional number of shares but did not approve a proposal to authorize a reverse stock split in the discretion of the board of directors. Although the required quorum is one-third of the shares entitled to vote being present or represented at the meeting, under Washington law, both of these proposals required approval by a majority of the shares outstanding and entitled to vote. Because the vast majority of the Company’s shares are held by Italian Shareholders, the Company expects that it will still need to implement the custody transfer process described in this section for future meetings of the Company’s shareholders in order to obtain quorum for this and other meetings.

C.7	Outlook and further undertakings by the Company

The Company currently expects that action to be taken at a subsequent special meeting or annual meeting would be substantially similar to the procedures set forth above so long as the vast majority of the Company’s shares remain held by Italian shareholders, subject to the cooperation of the banks holding CTI shares vis-à-vis Monte Titoli. However, the Company is also currently exploring alternative solutions to further facilitate the participation to shareholders’ meeting (including the exercise of voting rights) by Italian Shareholders and the reaching of quorums to validly conduct business at its shareholders’ meetings. For the time being and failing the finding of any alternative solution, the Company does not exclude to use the same process adopted in connection with the meetings held in 2007 and 2008 subject to the cooperation of the banks holding CTI shares vis-à-vis Monte Titoli. With respect to the custody transfer (the “Custody Transfer Procedure”), the Company has recently reviewed – as requested by CONSOB- the modalities thereof for the purposes of providing even more information to Italian shareholders and facilitate their participation and voting in the context of shareholders’ meeting. In particular, in connection with the last two shareholders’ meetings, the Company:

1) has amended the CEO’s letter to shareholders (which is delivered to the Depository Banks at least 20 days prior to the record date and distributed by the Depository Bank to their clients at least 10 days prior to the record date) so that this informs Italian shareholders in advance of the meeting:

•

of how to have access to the proxy materials which will be available at least 20 or 10 days prior to the shareholders meeting, according to the meeting (i.e., by accessing the SEC or the Company’s website, by requesting their Depository Bank, by requesting the Company’s Italian offices directly or by requesting Borsa Italiana);

•	of how to exercise their voting rights, including how to resort to the Internet/Telephone Voting procedure (for the purposes of voting by phone or by Internet);

•	that the Company will request the Depository Banks to carry out the custody transfer for the purposes of reaching the quorum;

•

of how to prevent their Banks from carrying out the custody transfer and of how to prevent the U.S. broker-dealer from exercising its discretionary authority once the custody transfer has been carried out;

•	of how to have their shares registered in the Company’s shareholders book;

•	that the U.S. broker-dealers are permitted to vote on certain matters on a discretionary basis pursuant to Rule 452; and

•	that the transfer procedure does not imply any additional charge/burden on the part of the Italian shareholders whose Depository Bank agreed to such transfer.

2) has amended the operational memorandum so that this:

•

expressly requests the Depository Banks to provide the Company CEO’s letter to their clients within at least 10 days prior to the record date and to warn the latter that, failing any explicit prohibition to the custody transfer, their Banks will proceed with transferring their shares on the U.S. accounts;

•

expressly refers to this Registration Document and to the sections hereof which describe, in particular, the custody transfer, the Internet/Telephone Voting Procedure and the modalities for registration of the shares with the Company’s shareholders book;

•	expressly requests the Depository Banks to make the proxy materials available to their clients upon request by the latter.

3) has requested the Depository Banks to provide their clients after the record date with a second notice informing them of where they can have access to the proxy materials (meeting call notice and proxy statements), including at the Depository Banks themselves.

The Company is also elaborating on two further procedures that it intends to propose to the Depository Banks. As mentioned above, CTI is currently not able to contact its Italian shareholders who do not own their CTI shares in registered name directly since – essentially because of a prohibition based on Italian privacy laws – it cannot have access to any information relating to them. For the same reason, the delivery of the documentation relating to each shareholders meeting is left completely with the Depository Banks which believe that they are not under any obligation to transmit such documentation unless so provided by the terms and conditions governing their relationship with their clients (while in the U.S. brokerages are under the obligation to transmit voting materials to shareholders and the cost of mailing such materials is borne by the Company).

For the purposes of, in particular, (i) providing the Italian shareholders at their own address with information on the shareholders’ meetings and (ii) allowing them to vote by Internet or by phone (in cases where such shareholders are not willing to resort to the Internet/Telephone Voting Procedure described under B) above or to be registered in the Company’s shareholders book), the Company will explore the possibility of requesting the Depository Banks to enter into an agency voting agreement with Broadridge (or any other company that provides agency voting services) so that Broadridge or such other company providing agency voting services can receive, as of the record date set for each shareholders’ meeting, the personal data of Italian shareholders (on the condition that Italian shareholders authorize the Depository Banks to disclose their details to Broadridge pursuant to Italian privacy laws). In other words, if the Depository Banks were in a position to validly disclose their clients’ (i.e., CTI shareholders’) details to Broadridge (or another agency voting service), the latter (on the basis of a specific agreement with the Depository Banks) would be able to (i) provide the Italian shareholders at their own address with information on the shareholders’ meetings and (ii) assign a Security Code to each of them, so allowing Italian Shareholders to vote by Internet or by phone.

The effectiveness of the above procedure will ultimately rely on the availability and willingness of the Depository Banks to enter into an agency voting agreement with Broadridge or another company providing such services, as well as on the Italian shareholders’ consent to the disclosure of their details to Broadridge by the Depository Banks.

The Company will also continue to explore that possibility of requesting the Depository Banks to enter into framework agreements for the purposes of governing the technical modalities and the terms and conditions of any future custody transfer the Company may decide to use.

* * * * *

With respect to the registration of Italian shareholders in the Company’s shareholders book as well as U.S. record holders, the Company will contract with a third party, such as Broadridge or the Company’s transfer agent, for all future special and annual meetings so that shareholders registered in the Company shareholders book held by the transfer agent will be permitted to avail themselves of the voting modalities over the internet and over the phone.

21.2.6	A brief description of any provision of the issuer’s articles of association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in the control of the issuer.

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.17 of the Washington Business Corporation Act (the WBCA) prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the company involving an “interested shareholder” (defined as a person or group of affiliated persons who own beneficially 20% or more of the company’s voting securities) unless the transaction is determined to be at a “fair price” or otherwise approved by a majority of the company’s disinterested directors or is approved by holders of two–thirds of the company’s outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but the company has not done so. In addition, Chapter 23B.19 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of the company’s voting securities without the prior approval of the company’s board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

CTI’s board of directors is divided into three approximately equal classes of directors serving staggered three–year terms. In addition, CTI’s Amended and Restated Articles of Incorporation currently in force provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. CTI’s Amended and Restated Articles of Incorporation currently in force limit “cause” to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, CTI’s Amended and Restated Articles of Incorporation currently in force or Amended and Restated Bylaws currently in force, or a contract with the company. Further, CTI’s Amended and Restated Bylaws currently in force require a shareholder to provide notice to the company of such shareholder’s intent to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide CTI with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying change in control or management of the Company.

21.2.7	An indication of the articles of association, statutes, charter or bylaw provisions, if any, governing the ownership threshold above which shareholder ownership must be disclosed.

Directors and officers of the Company and any 10% or greater beneficial owner of shares of Company stock are required to file reports with the U.S. Securities and Exchange Commission to reflect any change in ownership of such shares.

21.2.8	A description of the conditions imposed by the memorandum and articles of association statutes, charter or bylaw governing changes in the capital, where such conditions are more stringent than is required by law.

An amendment to the articles of incorporation of CTI, including an amendment of its authorized share capital, requires the approval of CTI shareholders by not less than a majority of outstanding shares entitled to vote on the proposal as of the relevant record date, which would be obtained at an annual or special meeting. CTI shall disclose the recommendation of the board regarding shareholder proposals in an English version of the proxy statement at least 10 days before the shareholders’ meeting. The proxy statement will be filed with the SEC and available to the public also on the SEC’s website over the Internet. The Company will file with its registered offices in Italy and with Borsa Italiana the proxy statement, which shall include the new articles of incorporation to be approved by the shareholders.

CHAPTER 22 MATERIAL CONTRACTS

22.1	Relevant contracts other than those entered into in the normal course of business

22.1.1	Agreements with Novartis

22.1.1.1	Co-Development Agreement

In September 2006, CTI entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., or Novartis, for the development and commercialization of OPAXIO. This agreement granted Novartis the right, in its sole discretion, to exercise certain rights with respect to OPAXIO and the option, in its sole discretion, to exercise certain rights with respect to pixantrone, each as further described below.

Under this agreement, Novartis has the right to elect to participate and control the future development and commercialization of OPAXIO (the “OPAXIO Election”) at any time until 30 days after the approval of OPAXIO in the U.S. or Europe which satisfies certain conditions. If Novartis makes the OPAXIO Election, then it would be obligated to pay 100% of development and commercialization costs incurred after the election; provided that CTI would reimburse Novartis for 20% of development costs associated with label expansion or regulatory required post-approval trials. Additionally, if Novartis makes the OPAXIO Election, then subject to certain conditions, CTI would (i) have the right to devote up to 35 full-time employees to OPAXIO commercialization efforts, (ii) receive a royalty on OPAXIO worldwide net sales, and (iii) be eligible to receive up to $270 million of milestone payments if all milestones are achieved. Milestone payments are based on a mix of targets regarding sales levels (dollar thresholds) and regulatory approvals for various indications.

The table of the milestones targets in connection with the OPAXIO Election is set forth under Section 8.2 (a) of the Novartis Co-Development Agreement (which is available to the public as indicated below) and reported below (please refer to the Agreement for the definitions used in the table):

MILESTONE

Product Approvals in the U.S.:

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in the U.S. for First Line treatment of NSCLC or Second Line treatment of NSCLC

•	Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in the U.S. for the treatment of Ovarian cancer

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in the U.S. for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

Product Approvals in Europe:

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Europe for First Line treatment of NSCLC or Second Line treatment of NSCLC

•	Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Europe for the treatment of Ovarian cancer

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in Europe for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

Product Approvals in Japan:

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Japan for First Line treatment of NSCLC or Second Line treatment of NSCLC

•	Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Japan for the treatment of Ovarian cancer

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in Japan for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

Sales Milestones:

•	The first achievement of Net Sales of Product in the Territory in any Calendar Year of U.S.$1 billion

•	The first achievement of Net Sales of Product in the Territory in any Calendar Year of U.S.$1.5 billion

•	The first achievement of Net Sales of Product in the Territory in any Calendar Year of U.S.$2 billion

In addition, Novartis has an option to enter into an exclusive worldwide license to develop and commercialize pixantrone (the “Pixantrone Option”) at any time until the later to occur of (i) three hundred sixty-five (365) days after the database on CTI’s ongoing phase III study of pixantrone is locked or (ii) thirty (30) days after the expiration of the OPAXIO Participation Period. If Novartis exercises its Pixantrone Option, then CTI and Novartis are obligated to use commercially reasonable efforts to negotiate in good faith the details of a definitive agreement, based on certain agreed terms. These agreed financial terms vary depending on whether Novartis has also made the OPAXIO Election. In general, if Novartis has decided not to make the OPAXIO Election, then CTI would be eligible to receive (i) a customary royalty on pixantrone worldwide sales and (ii) up to $71 million of milestone payments (if all milestones were achieved). If Novartis decides to exercise its Pixantrone Option and at such time has exercised, or has not given up, its rights with respect to OPAXIO, then CTI would be eligible to receive (i) up to $104 million of milestone payments if all milestones were achieved, (ii) a $7.5 million license fee, (iii) a customary royalty on pixantrone worldwide net sales and (iv) expense reimbursement and future expense sharing on terms similar to those related to the OPAXIO Election. Milestone payments under the Pixantrone Option are also based on a mix of targets regarding sales levels and regulatory approvals.

The additional milestone payments that will be due to CTI on election of the Pixantrone Option if Novartis has decided not to make the OPAXIO Election range from $3 million to $18 million based on regulatory approvals in each of the U.S. and Europe for two different designated therapeutics areas as well as additional milestones ranging from $10 million to $25 million based on the achievement of two specific net sales thresholds in the U.S. The additional milestone payments that will be due to CTI on election of the Pixantrone option if Novartis has made the OPAXIO Election (or has not given up its rights with respect to OPAXIO) range from $3 million to $18 million based on regulatory approvals in each of the U.S. and Europe for five different designated therapeutics areas as well as additional milestones ranging from $5 million to $20 million based on the achievement of three specific net sales thresholds in the U.S.

No election or exercise of any option under the Novartis Co-Development Agreement has yet occurred, and therefore no payments have yet been made under the agreement. The Novartis Co-Development Agreement is available (save for the omitted confidential information as agreed with the SEC) on Form 8-K filed with the SEC on September 18, 2007, on the Company’s website www.celltherapeutics.com and on the SEC’s website www.sec.org.

22.1.1.2	Securities Purchase Agreement

In connection with the co-development agreement, CTI also entered into a securities purchase agreement with Novartis, under which CTI agreed to sell and Novartis agreed to purchase an aggregate of 216,763 shares of our common stock for a total purchase price of $15 million.

In October 2006, both the co-development and securities purchase agreements became effective upon the receipt of antitrust regulatory clearance, and accordingly, CTI closed the sale of the shares of common stock to Novartis. Expenses related to this sale were approximately $0.2 million and were recorded in common stock as an offset to proceeds received.

22.1.1.3	Registration Rights Agreement

In connection with the sale of its common stock, CTI entered into a registration rights agreement with Novartis, under which CTI agreed to prepare, file and have declared effective a shelf registration statement with the Securities and Exchange Commission, or SEC, covering the resale of this common stock and to maintain the effectiveness of such registration statement. If CTI fails to achieve either of these obligations CTI is required to make certain payments to Novartis of up to 1% of the purchase price of the common stock per month for each that CTI is not in compliance with these requirements. The registration statement was declared effective in November 2006.

CTI analyzed the default payment requirement related to the continuing registration effectiveness obligation in accordance with FSP EITF 00-19-2 which specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and accounted for under SFAS 5. As CTI has never had a registration rights agreement lose effectiveness after its initial effectiveness has been declared, it was determined that the probability of payment under the registration rights agreement is remote under SFAS 5 guidance. As such, CTI did not recognize a liability related to the registration payment arrangement.

22.1.2	Equity Financing Agreements

22.1.2.1	Société Générale Step-Up Equity Financing Agreement

On June 21, 2006, the Company entered into a Step-Up Equity Financing Agreement, as amended on December 15, 2006, with Société Générale. Subject to certain conditions, the agreement (as amended) allowed the Company to issue to Société Générale shares of our common stock in a series of tranches until January 31, 2009, unless extended by the parties. These conditions included, without limitation: The Company’s reiteration of the representations and warranties it gave upon execution of the agreement; no suspension or threat of suspension of the listing of the Company’s common shares on any market or exchange; the effectiveness of the Company’s registration statement; no untrue statements of material fact in the registration statement or prospectus and no omissions of material fact required to be stated in the registration statement; and no existence of or proposal regarding a take over bid involving the Company. Under the agreement, the Company could initially issue up to €45 million worth of its common stock based on a pre-determined formula and has the right to increase the total amount of all issuances to up to €60 million worth of its common stock. Any issuance of the Company’s common stock pursuant to this agreement is at the Company’s election and the Company is not required to issue any common stock. In January 2008, the Company issued 80,000 shares of common stock to Société Générale pursuant to the Step-Up Equity Financing at an issuance price of €10.70, or approximately $15.90, per share. No further issuances were made under the agreement, and in June 2008, the Company received notice from counsel for Société Générale asserting that the agreement was terminated by Société Générale effective June 6, 2008 on the basis that the going concern statement included in the Company’s Annual Report on Form 10-K, as well as the notice we received from Nasdaq on April 16, 2008 regarding the Company’s failure to comply with the minimum price requirements under the listing requirements of the Nasdaq Global Market, constitute a material adverse change under the agreement, permitting Société Générale to terminate the agreement. Upon receipt of this notice, the Company wrote-off capitalized offering costs of $2.4 million, including costs associated with this agreement as well as costs related to the Italian Listing Prospectus that was published in January 2008 as an Italian regulatory requirement to issue shares under this agreement. These amounts were expensed due to significant uncertainty regarding the Company’s ability to pursue further financings under the agreement. The agreement expired by its terms in January 2009.

22.1.2.2	Midsummer Securities Purchase Agreement

In July 2008, CTI entered into a Securities Purchase Agreement with Midsummer Investment, Ltd., or Midsummer. Pursuant to the purchase agreement, CTI issued to Midsummer a warrant to purchase the lesser of $12.0 million in shares of our common stock or the number of shares of common stock equal to 19.9% of CTI’s outstanding common stock on July 29, 2008 (2,781,260 shares), in order to effectuate an equity line of credit relationship. Under the agreement, as amended on August 6, 2008, following a commencement notice by CTI, Midsummer has agreed (subject to customary conditions applicable to each respective closing) to exercise the warrant every three trading days for an amount of stock measured by a formula based on the trading volume of CTI’s common stock on the MTA during the three trading days prior to the closing date, or the pricing period, with the issuance amount for each pricing period equal to the sum for the three prior trading days of 15% of CTI common stock trading volume on the MTA for each respective trading day. CTI is able to suspend exercise of the warrant at its discretion and can choose to reactive the equity line of credit following any such suspension until the warrant has been exercise in full. The price per share for each such issuance is 85% of the volume weighted average price of our shares on the MTA for the pricing period. Pursuant to the purchase agreement, CTI was deemed to have issued a commencement notice upon the signing of the agreement such that the first closing date under the agreement was August 4, 2008. Under the terms of the deemed commencement notice, additional closing occurred every three trading days until August 26, 2008 at which point CTI suspended exercise of the warrant and, as of December 31, 2008, had not reactivated the equity line.

During the exercise period described above, CTI issued 1,544,946 shares of common stock to Midsummer and received approximately $4.0 million in gross proceeds under the purchase agreement. The Securities Purchase Agreement and Warrant were terminated in March 2009 by mutual agreement of the parties.

22.1.3	Acquisition of Systems Medicine, Inc.

On July 24, 2007, the Company announced it had entered into an Acquisition Agreement (the “Acquisition Agreement”) by and among the Company, Cactus Acquisition Corp., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Cactus Sub”), Saguaro Acquisition Company LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Saguaro Sub”), Systems Medicine, Inc., a Delaware corporation (“Systems Medicine”), and Tom Hornaday and Lon Smith as Stockholder Representatives (as that term is defined in the Acquisition Agreement), pursuant to which (1) Cactus Sub would merge with and into Systems Medicine in a statutory reverse triangular merger (the “First Merger”) with Systems Medicine as the surviving corporation of the First Merger, and (2) immediately following the effectiveness of the First Merger, Systems Medicine would merge with and into Saguaro Sub in a statutory forward triangular merger (the “Second Merger” and collectively or in seriatim with the First Merger, as appropriate, the “Merger”) with Saguaro Sub as the surviving entity as a direct, wholly owned subsidiary of the Company.

The purchase price under the Acquisition Agreement was $20 million, paid almost entirely in shares of common stock of the Company, no par value. The Merger was approved by the boards of directors of both the Company and Systems Medicine and by a sufficient vote of the stockholders of Systems Medicine. Approval by the shareholders of the Company was not required for this transaction. The Acquisition Agreement included customary closing conditions, including waivers by additional stockholders of Systems Medicine of statutory appraisal rights. Under the terms of the agreement, Systems Medicine will continue to operate as a wholly-owned subsidiary of the Company, utilizing its genomic-based platform to guide development of the Company’s oncology products, including Brostallicin. The Acquisition Agreement is available on the Current Report on Form 8-K filed with the SEC on July 27, 2007, on the Company’s website www.celltherapeutics.com and on the SEC’s website www.sec.org.

On July 31, 2007, the Company completed the acquisition, pursuant to which the Company issued to Systems Medicine stockholders an aggregate of 421,185 shares of Common Stock in exchange for outstanding Systems Medicine common stock. Of the total shares issued, 42,118 were initially placed in an escrow account subject to any claim for indemnification made by the Company. Upon the twelve month anniversary of the closing date, per the acquisition agreement, all remaining escrowed shares were released to the former shareholders of Systems Medicine. The shares were issued pursuant to the exemptions from registration afforded by Section 4(2) and Regulation D of the Securities Act of 1933, as amended. Under the agreement, Systems Medicine, Inc. became Systems Medicine, LLC, or SM, and now operates as a wholly owned subsidiary of the Company.

According to the Acquisition Agreement, the former System Medicine stockholders (the “SMI Stockholders”) were granted rights to receive potential milestone payments of up to $15 million (payable in cash or stock at our election, subject to certain NASDAQ limitations on issuance of stock) based upon the achievement of certain U.S. Food and Drug Administration (“FDA”) regulatory milestones in the development of Brostallicin. A $5 million payment would have been due upon receipt of written acknowledgement by Systems Medicine or the Company or any of their affiliates from the FDA regarding the acceptability of pivotal trial(s) for new drug application (“NDA”) approvability of Brostallicin (such NDA to be based on “context of vulnerability” studies focused on indications such as, but not limited to, fibrosarcoma (t12/16), tumors with DNA mismatched repair defects or GSH/.GST over-expressing tumors), and a $10 million payment would have been due upon receipt by Systems Medicine or the Company of notice from the FDA of approval of a NDA for Brostallicin (collectively, the “Earn Out Payment”).

On January 6, 2009 the Company and the SMI Stockholders executed a First Amendment to Acquisition Agreement, pursuant to which the Company agreed to pay the SMI Stockholders an immediate substitute payment of $5 million in lieu of the Earn Out Payment, payable in shares of the Company’s common stock at a price of $0.13 per share. Following the receipt of a letter from the Listing Qualifications Staff of the NASDAQ pursuant to which the Staff indicated that the Company had not complied with specific marketplace rules that require prior approval by the Company’s shareholders for such issuance of shares of common stock, on January 23, 2009 the Company entered into a Cancellation Agreement with the SMI Stockholders to cancel the issuance and to reinstate the original terms of the Acquisition Agreement.

On August 6, 2009 the Company executed a Second Amendment to Acquisition Agreement pursuant to which, subject to shareholder approval, the Company will issue in favour of the SMI Stockholders that number of shares of the Company’s common stock equal to $6 million divided by the closing price of the Company’s common stock on the day the Company shareholders approve the relevant proposal. This proposal has been inserted in the agenda of the Annual Meeting to be held on October 20, 2009. If the Company’s shareholders do not approve the proposal, the Company will pay the SMI Stockholders an immediate substitute earn-out payment of $5 million in cash.

22.1.4	Acquisition of Zevalin

On December 21, 2007, CTI completed assets related to Zevalin from Biogen Idec, Inc. or Biogen, pursuant to an Asset Purchase Agreement between the two parties that was entered into on August 15, 2007. CTI has continuing obligations to Biogen under the Asset Purchase Agreement and a related Supply Agreement, and has further granted Biogen a first security interest in certain assets related to Zevalin pursuant to a Security Agreement.

22.1.4.1	Asset Purchase Agreement

On August 15, 2007, CTI entered into an Asset Purchase Agreement with Biogen pursuant to which CTI would acquire Biogen’s radiopharmaceutical product Zevalin (ibritumomab tiuxetan) for development, marketing and sale of that product in the United States, along with certain assets of Biogen related to Zevalin for an initial purchase price of $10 million. The parties closed this transaction per the terms of the agreement on December 21, 2007. Pursuant to the Purchase Agreement, CTI had a contingent obligation to make up to two additional future payments of $10 million each due upon reaching certain FDA approval milestones and a further obligation to make royalty payments to Biogen based on net sales related to Zevalin from December 21, 2007 until the latest of (a) the expiration date of the last to expire of any patents related to Zevalin, (b) the first date on which any third person lawfully sells a biosimilar product in the United States or (c) December 31, 2015. A copy of the Purchase Agreement was attached as an exhibit to CTI’s Current Report on Form 8-K filed with the SEC on August 21, 2007. The Purchase Agreement was amended in December 2008 in connection with the transfer of Zevalin to RIT Oncology LLC, a joint venture formed by CTI and Spectrum. In connection with this amendment, RIT Oncology made a payment of $2 million to Biogen and assumed responsibility for the milestone and royalty payments. In March 2009, CTI sold its interest in RIT Oncology to Spectrum, thereby transferring its remaining interest in Zevalin. In the event CTI were required to pay any obligations related to Zevalin arising under these agreements, for instance in the event RIT Oncology were to default on payment of those obligations, Spectrum would be required to reimburse CTI for such obligations.

The Purchase Agreement contains representations, warranties and covenants of both CTI and Biogen. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of CTI or Biogen or any of their respective assets.

22.1.4.2	Security Agreement

On December 21, 2007, in connection with the closing of CTI’s purchase of the Zevalin, CTI and Biogen entered into a Security Agreement (the “Security Agreement”) relating to certain security interests granted by CTI to Biogen. Pursuant to the Security Agreement, CTI granted a first priority security interest to Biogen in all of CTI’s right, title and interest (a) in and to certain assets purchased by CTI pursuant to the Asset Purchase Agreement discussed above, together with any other assets or rights related to any of such assets or otherwise used in the development, manufacture or commercialization of Zevalin and (b) under certain license, sublicense and supply agreements entered into pursuant to the Asset Purchase Agreement (the “Collateral”). Upon the occurrence of an ongoing event of default including, without limitation, CTI’s failure to pay or perform its obligations under the Security Agreement, the Asset Purchase Agreement or the related sublicense and service agreements (collectively, the “Secured Obligations”), a breach by CTI of its representations and warranties under the Security Agreement, CTI’s application for, or consent to, the appointment of a receiver, trustee or liquidator of all or a substantial portion of CTI’s assets, the transfer by CTI of its assets as part of a general assignment or other arrangement for the benefit of creditors, CTI’s insolvency, the filing of a voluntary or involuntary petition filed under the provisions of the Unites States Bankruptcy Code, or the attachment or execution upon, or seizure of, all or substantially all of CTI’s assets, under the Security Agreement Biogen could take any action with respect to the Collateral that it deems necessary or advisable to accomplish the purposes of the Security Agreement. The Security Agreement creates a continuing security interest in the Collateral to remain in full force and effect until the payment in full of any Secured Obligation and performance of all other obligations secured by the Security Agreement. A copy of the Security Agreement is attached as an exhibit to CTI’s Current Report on Form 8-K filed with the SEC on December 31, 2007.

In December 2008, in connection with the transfer of Zevalin to RIT Oncology, the Security Agreement was amended to reflect the transfer of the Collateral and the obligations secured by the collateral to RIT Oncology. In addition, CTI entered into a Guarantee Agreement with Biogen providing that CTI would remain responsible for certain obligations related to Zevalin in the event RIT Oncology were to default on this payment of those obligations. Following the sale of CTI’s interest in RIT Oncology to Spectrum, in the event CTI was required to pay any amount to Biogen under this agreement, Spectrum would be required to reimburse CTI for the amount of such obligation.

22.1.4.3	Supply Agreement

On December 21, 2007, in connection with the closing of CTI’s purchase of the Zevalin, CTI and Biogen entered into a Supply Agreement (“Supply Agreement”), pursuant to which CTI agreed to purchase from Biogen, and Biogen agreed to provide to CTI, kits to make single doses (a “Kit”), as part of one treatment to a patient, of either (i) Indium-111 Ibritumomab Tiuxetan (In-111 Zevalin) or (ii) Yttrium-90 Ibritumomab Tiuxetan (Y-90 Zevalin) either as single Kits or in packages containing one dose of each of In-111 Zevalin and Y-90 Zevalin (a “Package”), each for sale to end-users in the United States at a “cost plus” manufacturing price. From the effective date of the Supply Agreement through June 9, 2014 (unless earlier terminated), CTI agreed to purchase such Kits and/or Packages solely from Biogen unless and until the parties agreed to the establishment of a replacement manufacturing source in accordance with the terms and conditions of the Supply Agreement. Each party has agreed to indemnify the other party from and against certain third-party claims related to the manufacture, sale, distribution or use of the goods, as the case may be. A copy of the Supply Agreement is attached as an exhibit to CTI’s Current Report on Form 8-K filed with the SEC on December 31, 2007. The Supply Agreement was assumed by RIT Oncology in connection with the transfer of Zevalin assets to RIT Oncology in December

2008. In March 2009, CTI sold its interest in RIT Oncology to Spectrum, thereby transferring its remaining interest in Zevalin. In the event CTI were required to pay any obligations related to Zevalin under this Agreement, for instance in the event RIT Oncology defaults on those obligations, Spectrum would be required to reimburse CTI for those obligations..

22.1.4.4	MDS Nordion Agreement

Also in December 2007, in connection with our acquisition of Zevalin, CTI assumed from Biogen a manufacturing and supply agreement with MDS (Canada) Inc., MDS Nordion Division, or MDS (Canada), pursuant to which MDS (Canada) supplies CTI with yttrium-90, a radioisotope used in connection with the administration of Zevalin. Under the terms of the agreement, CTI was required to purchase, and MDS (Canada) is required to manufacture and supply, all of CTI’s yttrium-90 requirements for commercial uses of Zevalin. The agreement expires under its current terms in February 2010 and may be terminated by MDS (Canada) at any time without cause on 24 months written notice or by CTI at any time without cause on 6 months written notice. The Supply Agreement with MDS (Canada) was assumed by RIT Oncology in connection with the transfer of Zevalin assets to RIT Oncology in December 2008. In March 2009, CTI sold its interest in RIT Oncology to Spectrum, thereby transferring its remaining interest in Zevalin

22.1.5	Joint Venture with Spectrum Pharmaceuticals, Inc.

In November 2008, CTI entered into an agreement with Spectrum to form a 50/50 owned joint venture, RIT Oncology LLC, to commercialize and develop Zevalin in the United States. Upon closing the transaction in December 2008, assets related to Zevalin were transferred to RIT Oncology and under the terms of the agreement, Spectrum paid CTI an initial payment of $7.5 million at the closing and an additional $7.5 million on January 5, 2009. At the closing, CTI also made an initial capital contribution of $1.8 million. Under the terms of the initial agreement governing the joint venture, Spectrum would be responsible for 50% of expenses related to the development and commercialization of Zevalin and CTI and Spectrum would share equally in net profits from the sales of Zevalin in the United States. In February 2009, CTI exercised a put option granted to the Company in the initial agreement governing the joint venture pursuant to which Spectrum purchased all of CTI’s interest in RIT Oncology for approximately $16.5 million, subject to certain adjustments based on among other things payables owing between CTI and RIT Oncology. The transaction closed in March 2009, thereby effectively transferring all of CTI’s remaining interest in RIT Oncology.

22.1.6	Put Option Related to Tender Offer

On December 5, 2008, in connection with the issuance to a single institutional investor of $32.6 million in principal amount of the Company’s 10% Convertible Senior Notes due 2011, and pursuant to a Purchase Agreement, the institutional investor also granted the Company a conditional put option right to issue and sell to the investor an additional $3 million of Series C 10% Convertible Senior Notes of the Company (the “C Notes”) if the Company makes a convertible notes repurchase tender offer and receives tenders (which are not withdrawn) of at least $62 million principal amount of convertible notes, or to issue and sell to the Investor an additional $6 million of C Notes if the Company makes a convertible notes repurchase tender offer and receives tenders (which are not withdrawn) of at least $93 million principal amount of convertible notes. The C Notes would have substantially the same terms as the Notes. The put option right expired on March 31, 2009.

22.1.7	Agreements Related to Sale of Interest in RIT Oncology

On March 15, 2009, CTI completed the sale of its 50% membership interest in RIT Oncology to Spectrum and fully divested its ownership of Zevalin in exchange for approximately $16.5 million, pursuant to the terms and conditions of a Limited Liability Company Interest Assignment Agreement dated March 15, 2009 between CTI and Spectrum.

In consideration for the interest, on March 2, 2009, CTI received a cash payment of $6.5 million (less the amount of a consent fee paid to Biogen Idec Inc.), and following the closing, on March 16, 2009, Spectrum funded into escrow $10 million. On April 3, 2009, $6.5 million was released to the Company from this escrow account and the final installment of the $3.5 million, subject to an adjustment for certain liabilities and other obligations, was scheduled to be released to the Company on April 15, 2009. Spectrum disputed the amount of the adjustment and the final installment was not released to the Company. On April 10, 2009, the Company filed a demand for arbitration regarding Spectrum’s payment of the final installment. For further information regarding the arbitration please refer to Chapter 20, Paragraph 20.8 of this Registration Document. As part of the transaction, CTI agreed to forego the right to receive up to $15 million in product sales milestone payments provided to CTI in connection with the original transaction establishing RIT Oncology.

As part of the closing, CTI assigned to Spectrum an amended and restated security agreement and guarantee granted in favor of Biogen Idec Inc. to secure the performance of RIT Oncology’s obligations with respect to Zevalin that were assumed from CTI on formation of RIT Oncology, and Spectrum has agreed to reimburse CTI for any liability incurred based upon claims made by Biogen under such contracts or any other contracts associated with the Zevalin business to which CTI was previously a party. In addition, CTI extended the terms of the existing master services agreement with RIT Oncology and has agreed to perform transition services for the benefit of the Zevalin business until May 31, 2009.

22.1.8	Divestiture of TRISENOX and Certain Proteasome Assets

On July 18, 2005, CTI completed the divestiture of TRISENOX® (arsenic trioxide), an anti-cancer compound, and certain proteasome assets to Cephalon Inc., or Cephalon. Proceeds from the divestiture, net of broker fees, were approximately $71.9 million which includes proceeds received from transition services provided. In addition, in the future CTI may potentially receive up to an additional $100 million if Cephalon is successful in achieving certain sales and development milestones, although achievement of such milestones is uncertain.

22.1.9	Agreement with PG-TXL Company, L.P.

PG-TXL Company, L.P. We have an amended agreement with PG-TXL Company, L.P which grants us an exclusive worldwide license for the rights to OPAXIO and to all potential uses of PG-TXL Company, L.P.’s polymer technology. Under the terms of the agreement, we acquired the rights to the research, development, manufacture, marketing and sale of anti-cancer drugs developed using this polymer technology. We are obligated to make payments to PG-TXL Company upon the achievement of certain development and regulatory milestones. To date we have made $6.1 million in milestone payments, including a $0.5 million payment that became due upon the acceptance of our MAA for review by the EMEA in March 2008. In addition, we could be obligated to make additional payments of up to $14.4 million in the future if additional milestones are met, including a $5.0 million payment upon approval of the MAA filing by the EMEA, which may occur in the second half of 2009.

22.1.10	Agreement with the Gynecologic Oncology Group

Gynecologic Oncology Group. We have an agreement with the Gynecologic Oncology Group, or GOG, related to the GOG0212 trial which the GOG is conducting. Under this agreement we are required to pay up to $6.1 million in additional milestone payments related to the trial. Included in this amount is a $1.0 million milestone payment that became due in the fourth quarter of 2008 based on patient enrollment but had not been paid as of March 9, 2009 due to the Company’s cash conservation. We also estimate that an additional milestone payment of $1.6 million may become due in the fourth quarter of 2009 based on patient enrollment.

22.1.11	License Agreement for Brostallicin

Brostallicin. We acquired our rights to brostallicin through our acquisition of Systems Medicine Inc., a privately held oncology company, completed in July 2007. Under the license agreement we entered into for brostallicin, we may be required to pay up to $80.0 million in milestone payments, based on the achievement of certain product development results. Due to the early stage of development that brostallicin is in, we are not able to determine whether the clinical trials will be successful and therefore cannot make a determination that the milestone payments are reasonably likely to occur at this time.

22.2	Other relevant contracts involving obligation or rights for the member of the CTI group that could significantly affect the Issuer’s ability to meet its obligations vis-a-vis the shareholders

Not applicable.

CHAPTER 23 THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND

DECLARATIONS OF ANY INTEREST

23.1	Opinions and reports of experts

This Registration Document contains no opinion or report of third parties acting as experts.

23.2	Faithful reproduction of information concerning the Issuer provided by third parties

Third-party information contained in this Registration Document has been faithfully reported and, as far as the Issuer knows or could know based on the information published by the aforesaid third parties, no fact or part of this information, which would make the information reproduced inaccurate or deceitful have been omitted. The relevant source is indicated every time that the aforesaid information from third parties is cited in this Registration Document.

CHAPTER 24 DOCUMENTS AVAILABLE TO THE PUBLIC

The following documents are available to the public during the life of this Registration Document:

1.	All financial information publicly filed, including CTI’s audited consolidated annual financial statements for the fiscal years ended December 31, 2006, 2007 and 2008 in its annual reports can be found on the Company’s website at http://investors.celltherapeutics.com.

2.	CTI’s amended and restated bylaws currently in force can be found as an exhibit to the Company’s Current Report on Form 8-K filed on July 25, 2008, which can be found on the Company’s website at http://investors.celltherapeutics.com.

3.	CTI’s amended and restated articles of incorporation currently in force, as amended can be found in an exhibit to the Registrant’s Current Report on Form 8-K, filed on June 24, 2008 (with amendments to the articles in an exhibit to the Registrant’s Current Report on Form 8-K filed on September 4, 2008 and February 9, 2009 and March 27, 2009), which can be found on the Company’s website at http://investors.celltherapeutics.com.

CHAPTER 25 INFORMATION ON HOLDING

The organizational structure of the Company is represented in the table in Chapter 7 above.

The Group headed by CTI is made up of the following subsidiaries:

•

Systems Medicine, Inc. was acquired in July 2007. Systems Medicine develops Brostallicin, which is a small molecule, anti-cancer drug with a novel, unique mechanism of action and composition of matter patent coverage. The registered office is 4320 N. Campbell Avenue, Suite 226, Tuscon, AZ 85718. Share capital at June 30, 2009 was $20,499,204 issued and fully paid and is wholly held by CTI.

•

CTI Commercial LLC was formed in July 2008 to facilitate the Company’s insurance reimbursements. There was no share capital at June 30, 2009. Share capital is wholly-owned by CTI. The registered office is 3370 Alpine Lily, Las Vegas, NV 89141.

•

CTI Corporate Development, Inc. held the lease for the airplane used by CTI for corporate travel. The airplane lease was terminated in November 2005 and this subsidiary is inactive. The registered office is 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. There was no share capital at June 30, 2009.

•

Aequus Biopharma, or Aequus, was formed in May 2007 to develop CTI’s Genetic Polymer™ technology which may speed up the manufacture, development and commercialization of follow-on and novel protein-based therapeutics. As of June 30, 2009, CTI held a 69% ownership in Aequus which had share capital at December 31, 2008 of $513.767 issued and fully paid. The registered office is 11042 Forest Lane NE, Bainbridge Island, WA 98110.

•	CTI Life Sciences Limited was incorporated in March 2009 in the United Kingdom and was formed to assist the Company with the EMEA filing for OPAXIO. There was no share capital at June 30, 2009.

In addition, Cell Therapeutics Inc. – Sede Secondaria, or CTI (Europe) was merged into Cell Therapeutics, Inc. on November 30, 2007 and now operates as a branch of the Company. The registered office is Via Ariosto, 23 – 20091 Bresso (MI), Italy.

CTI’s wholly owned subsidiaries, CTI Technologies, Inc. and Cell Therapeutics (Ireland) Holding Limited were liquidated in the fourth quarter of 2007 and 2006, respectively

APPENDICES

A.	Auditor’s opinions for the 2006, 2007 and 2008 Consolidated Financial Statements and limited review report for the financial information regarding the six-month period ended June 30, 2009

B.	Chapter 12.6 of the 2003 Listing Prospectus

C.	Chapter 12.5 of the 2003 Listing Prospectus Updated to Reflect Changes in the Relevant Laws and Regulations

APPENDIX A

Auditor’s opinions for the 2006, 2007 and 2008 Consolidated Financial Statements and limited review report for the financial information regarding the six-month period ended June 30, 2009

B-1

APPENDIX B

Chapter 12.6 of the 2003 Listing Prospectus

12.6	Particular undertakings of the Company

As far as disclosure requirements are concerned, CTI is subject to Sections 114 and 115 of the Legislative Decree n. 58 of February 24, 1998, as well as Section 116, par. 1 of the CONSOB Regulation n. 11971 of May 14, 1999 as amended. Section 116, par. 1, enables CONSOB to establish, upon the listing of a foreign issuer, the information and documents to be circulated and the language to be adopted for the purposes thereof, having regard to the rules existing in the issuer’s country of origin. On the basis of such provision, CONSOB has established that CTI is also subject to Sections 66, 67, 68, 84 (to be complied with in the Italian language), 69 to the extent that information and documents provided for thereby exist in the case of the Company.

The Company is also subject to further obligations regarding continuing information, information on extraordinary transactions, as well as information concerning the exercise of rights by shareholders. In this respect, CTI has generally undertaken to make available to the public any additional information supplied to the public in the U.S. if this is relevant for the purposes of evaluating the financial instruments listed on the Italian market in compliance with the principle of equivalence of information set forth by article 88 of the CONSOB Regulation. CTI will make this information public by filing it with the SEC; upon filing, it will be available on the SEC’s website over the Internet. In particular, CTI has undertaken the following obligations:

Shareholders’ meetings

Pursuant to Washington State Law (the law to which CTI is subject), the individuals who are entitled to exercise their voting rights at the shareholders’ meetings are those who at a given date (record date) are recorded in the shareholders’ books of CTI as CTI shareholders and those to whom these shareholders have conferred an appropriate power of attorney.

In this connection, it has to be specified that, up to the date of this Listing Prospectus, DTC is registered in the books of CTI as holder of a percentage of approximately 90% of CTI’s outstanding shares of common stock. DTC holds CTI shares on behalf and for the account of the banks and the intermediaries adhering to the centralized clearing system DTC and holding CTI shares for their own account, for other banks accounts, for other intermediaries or for their own customers account.

In order to enable CTI shareholders to exercise their voting rights pertaining to the shares that DTC holds on their behalf and for their account, DTC generally grants a power of attorney, the so-called “Omnibus Proxy”, to all the participants in the clearing system DTC on whose behalf DTC holds CTI shares, including Monte Titoli S.p.A.. In their turn, the adherents to the clearing system DTC shall grant an Omnibus Proxy to the shareholders on whose behalf they hold the shares.

In compliance with U.S. law and with its bylaws, CTI shall call:

•	the annual shareholders’ meeting with a notice given not more than 60 days before the meeting and not less than 10 days before a meeting;

•

extraordinary shareholders’ meetings concerning a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the corporation with a notice given not more than 60 days and not less than 20 days before the meeting date; and

•	other extraordinary shareholders’ meetings with a notice given not more than 60 days before the meeting and not less than 10 days before a meeting.

For the purposes of the meeting call, the CTI Board of Directors shall determine: (a) the meeting date and (b) the “record date” that is the reference date on which it is determined who are the shareholders entitled to vote at the meeting; as a matter of practice, the record date is usually fixed approximately one month in advance of the meeting date. CTI shall give notice of the meeting date in the U.S in compliance with the U.S. applicable law. In Italy, CTI shall transmit the meeting call notice together with a copy of the proxy statement in English, within the above mentioned terms (i.e., at least 20 days or 10 days in advance according to the meeting which is being called), to Borsa Italiana S.p.A. and, through the centralized management system Monte Titoli (as below described), to the authorized intermediaries adhering to the said system.

The Company shall make available the proxy statement relating to the meeting on the SEC’s Internet website.

CTI will send English versions of its voting materials directly to the intermediaries listed on Monte Titoli S.p.A.’s records, so long as (a) CTI may obtain the same from Monte Titoli S.p.A., and (b) such intermediaries are required by Italian law to forward the materials on to the ultimate beneficial shareholders. If not, then CTI will publish notice of the meeting in the appropriate Italian newspaper; however, the publication deadline will be the same as its mailing commencement deadline. The publication would instruct shareholders who wish to vote to contact their intermediaries to instruct their intermediaries regarding how to vote their shares.

With regards to the exercise of the voting rights, CTI shareholders are entitled to vote in person or by proxy, according to its bylaws, by sending via mail to the Company a proxy card contained in the proxy statement or by voting on the Internet or by telephone.

In order to enable CTI shareholders resident in Italy to exercise their voting rights, CTI and Monte Titoli S.p.A. shall set up an internal procedure aimed at providing rules for the compliance with the following obligations:

1) CTI shall notify Monte Titoli S.p.A. of the date and of the time of each CTI shareholders’ meeting within the above mentioned periods;

2) DTC shall grant an Omnibus Proxy to Monte Titoli S.p.A.;

3) Monte Titoli S.p.A., in its turn, shall execute an Omnibus Proxy delegating the voting rights to the CTI shareholders who hold the so-called ticket of admission. The ticket of admission is a certificate issued by the intermediaries in order to exercise the voting rights in compliance with CONSOB Regulation 11768/1998. Furthermore, Monte Titoli S.p.A. will transmit to CTI the executed Omnibus Proxy and the list of the intermediaries adhering to the centralized management System and holding CTI shares;

4) Monte Titoli S.p.A. shall provide information to the entire System in relation to the meeting call and the grant to the intermediaries or to those who hold an admission ticket, of the Omnibus Proxy sent to CTI; and

5) CTI will send directly to the intermediaries adhering to the centralized management System, holding CTI shares and indicated by Monte Titoli S.p.A. (as above mentioned at point 3), the documentation (proxy statement included) in relation to the meeting that has been called and the relevant matter concerning the exercise of the voting rights. The intermediaries shall make such documentation and information available to CTI shareholders who ask for an admission ticket to the meeting.

By setting up the aforesaid procedure, CTI shareholders resident in Italy may be enabled to validly exercise their voting rights at CTI’s meetings, by participating to the meeting (showing their admission ticket) or by sending via mail to the Company their proxy card (together with the admission ticket). The person named in the proxy card has to represent the delegating shareholder at the meeting, in compliance with what is set forth in the proxy.

Financial information

Please see Paragraph 12.5 above, “Accounting information” for a description of the reviewing procedure of the Company’s financial statements, up to the filing of the relevant Forms with the SEC.

Annual financial statements

CTI’s Form 10-K (which as described under Paragraph 12.5 above, includes audited annual financial statements prepared in accordance with U.S. GAAP and subject to the independent auditors’ review) will be made available to the public and must be filed with the SEC by March 15, 2004 (for the 2003 financial statements), and for each year thereafter, before the expiration of 60 days after the end of CTI’s fiscal year. The Form 10-K is available also on the SEC’s website over the Internet.

The English version of CTI’s Form 10-K shall be made available to the public through filing of the same with CTI’s registered office in Italy (which corresponds to Novuspharma’s current registered office) and with Borsa Italiana as soon as possible (in any case within three days) after it is filed with the SEC. Within the same period, it shall be filed with CONSOB (together with all attachments provided for by U.S. law and the independent auditors’ report).

The Company shall inform the public of such filing by publishing a notice in at least one Italian newspaper with national circulation.

Half-yearly reports

As far as the six months financial statements are concerned, CTI shall make available an English version of CTI’s Form 10-Q for the period ended June 30 (which, as described under Paragraph 12.5 above includes unaudited financial statements for the three and six months ended June 30th each year prepared in accordance to the U.S. GAAP and subject to independent auditors’ review in compliance with the procedures of the SAS No. 100 – cd. “limited review”).

The English version of CTI’s Form 10-Q relating to the financial period ending June 30 each year shall be made available to the public through filing of the same with CTI’s registered office in Italy and with Borsa Italiana shortly as soon as possible (in any case within three days) after it is filed with the SEC. As anticipated above (see Paragraph 12, 5, “Accounting Information”), the deadline for the SEC filing is August 9 for 2004 and August 4 starting from 2005. Within the same period, it shall be filed with CONSOB (together with all attachments provided for by U.S. law and the auditors’ report).

The Company shall inform the public of such filing by publishing a notice in at least one Italian newspaper with national circulation.

Quarterly reports

As far as the quarterly financial statements are concerned, CTI shall make available to the public (i) a Form 10-Q (which, as described under Paragraph 12.5 above, includes unaudited financial statements for the three months ended March 31st each year, prepared in accordance to the U.S. GAAP and subject to independent auditors’ limited review in compliance with the procedures of SAS No. 100 and (ii) an additional Form 10-Q (which, as described under Paragraph 12.5 above, includes unaudited financial statements for the three and nine months ended September 30th each year prepared in accordance to the U.S. GAAP and subject to independent auditors’ limited review in compliance with the procedures of SAS No. 100).

The English version of CTI’s Form 10-Q relating to the financial periods ending March 31 and September 30 each year shall be made available to the public through filing of the same with CTI’s registered office in Italy and with Borsa Italiana shortly as soon as possible (in any case within three days) after it is filed with the SEC. As anticipated above (see Paragraph 12.5, “Accounting Information”), the deadlines for the SEC filing are, respectively, May 10 and November 9 for 2004 and, respectively, May 5 and November 4 starting from 2005). Within the same period, it shall be filed with CONSOB (together with all attachments provided for by U.S. law).

The Company shall inform the public of such filing by publishing a notice in at least one Italian newspaper with national circulation.

All Forms 10-Q filed by the Company will be available also on the SEC’s website over the Internet.

Please see also Paragraph 12.5 above for filing terms.

Significant shareholdings and shareholders’ agreements

CTI will publish, in its annual proxy statement, the names and the holdings of shareholders having an interest exceeding 5% of the share capital to the extent known to CTI. CTI will file as exhibits to its filings with the SEC any shareholders’ agreements to which it is a party.

Purchase or sale of treasury stock

Generally, the purchase or sale of treasury stock by CTI does not require shareholders’ approval under the Washington law, which permits every corporation to acquire or dispose of its own shares. Shares repurchased constitute authorized, but unissued shares. CTI’s board of directors is required to approve a repurchase of shares, and any such repurchase must comply with applicable law. If CTI elects to hold a shareholders’ meeting to resolve upon the sale or purchase of treasury shares, CTI shall make available to the public at least ten days prior to the meeting an English copy of the proxy statement (which shall include a description of the transaction and any accompanying Board of Directors’ recommendation) through the filing of the proxy statement with CTI’s registered office in Italy and with Borsa Italiana. Within 10 days after any such shareholders’ meeting, CTI will file with CONSOB an English copy of the inspector of election.

In the event that CTI files a Form 8-K with the SEC to report the purchase or sale of treasury shares, CTI will make available to the public an English version of such Form 8-K—filed in accordance with U.S. law provisions and according to the principles described under Paragraph 12.5 above, “Information on Acquisitions and Dispositions”—at the Company’s registered office in Italy and at Borsa Italiana within three days of the filing with the SEC. The Company will inform the public of such filing by publishing a notice in at least one Italian newspaper with national circulation.

Mergers, share exchanges, dispositions and dissolutions

Mergers and share exchanges require the affirmative vote of the board of directors. After adopting a plan of merger or share exchange, the board of directors must (except in certain limited circumstances) recommend the plan of merger to the shareholders and the shareholders entitled to vote must approve the plan by a two-thirds vote of the voting group comprising all the votes entitled to be cast and of each other voting group entitled to vote separately, unless shareholder action is not required under Washington law, or unless the articles of incorporation require a greater or lesser vote (which cannot be less than a majority of the votes entitled to be cast and of each voting group entitled to vote separately on the plan). CTI’s articles of incorporation provide that the affirmative vote of a majority of all votes entitled to be cast by a voting group will be sufficient to approve any (a) plan of merger or (b) plan of share exchange.

Shareholder approval of a merger or share exchange is not required where (i) the articles of incorporation of the surviving corporation will not differ from the Company’s existing articles of incorporation (other than certain immaterial amendments); (ii) each shareholder of the surviving corporation whose shares were outstanding before the merger will hold the same number of shares with identical rights after the merger; (iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable in the merger will not exceed the total number of shares authorized by the company’s articles of incorporation; and (iv) the number of participating shares outstanding immediately prior to the merger plus the number of participating shares issuable in the merger will not exceed the total number of participating shares authorized by the Company’s articles of incorporation.

The sale, lease, exchange or other disposition of all or substantially all of a company’s property (including through a spin-off) other than in the usual and regular course of business requires board approval and recommendation to the shareholders (except in certain limited circumstances) and a two-thirds vote of the voting group comprising all the votes entitled to be cast and of each other voting group entitled to vote separately, unless the articles of incorporation require a greater or lesser vote (which cannot be less than a majority of the votes entitled to be cast and of each voting group entitled to vote separately on the transaction). CTI’s articles of incorporation provide that the affirmative vote of a majority of all votes entitled to be cast by a voting group will be sufficient to approve any sale of assets other than in the usual and regular course of business of CTI.

Generally, acquisitions not involving a merger or share exchange do not require shareholder approval, unless a company issues more than 20% of its share capital as consideration for such acquisition.

In any case, if CTI is required to hold a shareholders’ meeting to resolve upon a merger, share exchange, sale, lease, exchange, or other disposition of all or substantially all of its assets, acquisition or the company’s dissolution, then CTI shall make available to the public an English version of the proxy statement (which shall include the recommendation of CTI’s Board of Directors, a description of the transaction, copies of the financial statements required by the SEC, and copies of pro forma financial statements required by the SEC) by filing the proxy statement with the SEC. The proxy statement will also be available on the SEC’s website over the Internet. CTI will also make the English version of the proxy statement available at CTI’s registered office in Italy and at Borsa Italiana at least 20 days prior to such shareholders’ meeting called to resolve upon a merger or share exchange.

The Company shall file with CONSOB (i) a copy of the certificate of the inspector of elections within 30 days after such meeting; (ii) where applicable, a copy of the merger certificate declared by the Company to be a true copy of the original, within 10 days after its execution; and (iii) where applicable, a copy of the articles of incorporation as amended as a consequence of the transaction, declared to be a true copy of the original, within 10 days of the filing of the same with the Secretary of State of the State of Washington. Such documentation will be drafted in English.

In the event that CTI files a Form 8-K with the SEC to report any of the transactions described above, CTI will make available to the public an English version of the Form 8-K—filed in accordance with U.S. law provisions and according to the principles described under Paragraph 12.5 above, “Information on Acquisitions and Dispositions”—at the Company’s registered office in Italy and at Borsa Italiana within three days of the filing with the SEC. According to the same modalities, the Company shall make available a Form S-4, where such a form is required to be filed pursuant to U.S. law as described under “Mergers, share exchanges, dispositions and dissolution” above.

The Company shall give notice to the public of such filing through a press release sent to at least two Italian press agencies.

Share capital increase by contribution in kind

If CTI’s articles of incorporation are amended as a result of a share capital increase by contribution in kind, CTI shall file with CONSOB a copy of the amended articles of incorporation, declared by the Company to be a true copy of the original within 10 days of the filing of the same with the Washington Secretary of State.

Moreover, the Company will make available to the public the English version of any Form 8-K relating to the amendment of its articles of incorporation —filed in accordance with U.S. law provisions and according to the principles described under Section 12.5 above, “Information on Acquisitions and Dispositions”—at the Company’s registered offices in Italy and at Borsa Italiana within three days of the filing with the SEC. The Company shall give notice to the public of such filing through a press release sent to at least two Italian press agencies.

Related party transactions

CTI is required to disclose to the public the occurrence of certain transactions with “related parties” (as defined under the SEC regulations and integrated by the case law) both on an extraordinary basis by filing a Form 8-K with SEC, and on an annual basis by including the relevant information in the proxy statement drafted upon the call of the annual meeting (see Paragraph 12.5 above, “Information on acquisitions and dispositions” and “Information on related party transactions”).

CTI shall make available to the public an English version of any such Form 8-K—filed in accordance with U.S. law provisions and according to the principles described under Paragraph 12.5 above, “Information on Acquisitions and Dispositions”—by filing them with the SEC. The Form 8-K will be available to the public on the SEC’s website over the Internet. CTI will make available to the public an English version of any Form 8-K at the Company’s registered office in Italy and at Borsa Italiana within three days of filing with the SEC. The Company shall give notice to the public of such filing through a press release sent to at least two Italian press agencies.

Share capital increase in cash and other amendments to the articles of incorporation.

An amendment to the articles of incorporation of CTI, including an increase in its authorized share capital, requires shareholder approval. CTI shall disclose the recommendation of the board regarding shareholder proposals in an English version of the proxy statement at least 10 days before the shareholders’ meeting. The proxy statement will be filed with the SEC and available to the public also on the SEC’s website over the Internet. The Company will file with its registered offices in Italy and with Borsa Italiana the proxy statement, which shall include the new certificate of incorporation to be approved by the shareholders.

The Company shall file with CONSOB (i) a copy of the report of the inspector of elections for such meeting, within 30 days after such meeting and (ii) a copy of the amended articles of incorporation, declared by the Company to be a true copy of the original, within 10 days of the filing with the Washington Secretary of State. Such documentation will be filed in English.

CTI shall make available to the public an English version of any such Form 8-K relating to such an amendment to CTI’s articles of incorporation—filed in accordance with U.S. law provisions and according to the principles described under Paragraph 12.5 above, “Information on Acquisitions and Dispositions”—by filing it with the SEC. The Form 8-K will be available to the public also on the SEC’s website over the Internet. CTI will make available to the public an English version of such Form 8-K at the Company’s registered office in Italy and at Borsa Italiana within three days of filing with the SEC.

The Company shall give notice to the public of such filing through a press release sent to at least two Italian press agencies.

Conversion of shares into shares of a different category.

CTI’s ordinary shares are not convertible into shares of a different category.

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With regards to the forms and the documents filed with the SEC and mentioned in this Paragraph and under Paragraph 12.5 above, the Company confirms the existence of, and its current intention to maintain, a link on the Company’s website (www.cticseattle.com) to a copy of the Company’s SEC filings, which ensure access by investors to such filings. The contents of the Company’s website may not, however, be deemed to be incorporated by reference into this Listing Prospectus.

APPENDIX C

Chapter 12.5 of the 2003 Listing Prospectus Updated to Reflect Changes in the Relevant Laws and Regulations